As filed with the Securities and Exchange Commission on January 4, 2022

Registration No. 333-261048

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Creative Realities, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	541511	41-1967918
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

13100 Magisterial Drive, Suite 100

Louisville, KY 40223

(502) 791-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Will Logan

Chief Financial Officer

13100 Magisterial Drive, Suite 100

Louisville, KY 40223

(502) 791-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley A. Pederson, Esq. Maslon LLP 3300 Wells Fargo Center 90 South 7th Street Minneapolis, Minnesota 55402 (612) 672-8200	Lee Summers Chief Executive Officer 2221 Lakeside Blvd #1200 Richardson, TX 75082 (214)-413-3200	Joseph A. Hoffman, Esq. Katten Muchin Rosenman LLP 2121 N. Pearl Street, Suite 1100| Dallas, TX 75201 (214) 765-3608

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of Securities to be registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)(4)
Common stock, par value $0.01 per share	2,333,334	$0.01	$27,458.56	$2.55

(1)

Relates to common stock, $0.01 par value per share, of Creative Realities, Inc., or “Creative Realities,” issuable to holders of the common stock and preferred stock of Reflect Systems, Inc., or “Reflect,” in the proposed merger of CRI Acquisition Corporation, a direct, wholly owned subsidiary of Creative Realities, with and into Reflect, with Reflect continuing as a wholly owned subsidiary of Creative Realities and the surviving corporation of the merger.

(2)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(f)(2) under the Securities Act of 1933. Reflect Systems, Inc. has an accumulated deficit and there exists no market for its securities. The registration fee is calculated based on the aggregate par value of Reflect common and preferred stock outstanding.

(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this joint proxy statement/prospectus is a part is declared effective. This joint proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS SUBJECT TO COMPLETION, DATED JANUARY 4, 2022

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Creative Realities, Inc. and the Stockholders of Reflect Systems, Inc.,

Creative Realities, Inc., a Minnesota corporation, or “Creative Realities,” and Reflect Systems, Inc., a Delaware corporation, or “Reflect,” entered into an Agreement and Plan of Merger, or the “Merger Agreement,” on November 12, 2021, pursuant to which a direct, wholly owned subsidiary of Creative Realities, CRI Acquisition Corporation, or “Merger Sub,” will merge with and into Reflect, with Reflect surviving as a wholly owned subsidiary of Creative Realities, and the surviving company of the merger, which transaction is referred to herein as the “Merger.” Reflect following the Merger is referred to herein as the “combined company.”

At the effective time of the Merger, all of Reflect’s shares of common stock and preferred stock, par value $0.001 per share, collectively referred to herein as the “Reflect shares,” will be converted into the right to receive a portion of (i) $18,666,667 in cash, subject to certain adjustments set forth in the Merger Agreement, (ii) 2,333,334 shares of Creative Realities common stock, par value $0.01 per share, referred to herein as the “Creative Realities shares,” and (iii) contingent cash payable on or after the three-year anniversary of the effective time of the Merger, in an amount by which the closing price of the Creative Realities shares on such anniversary are less than $6.40 per share, or if certain Reflect customers collectively achieve (i.e. account for) over 85,000 billable devices online at any time on or before December 31, 2022, $7.20 per share, multiplied by the amount of Creative Realities Shares held by the Reflect stockholders at such time as described in more detail in the section titled “The Merger Proposal—Merger Consideration” beginning on page 70 of the accompanying joint proxy statement/prospectus.

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time of the Merger: (i) all shares of Reflect Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration; and (ii) each outstanding option to acquire Reflect Stock (whether vested or unvested) shall be terminated in advance of the Effective Time.

Each share of Creative Realities common stock and option to purchase Creative Realities common stock that is issued and outstanding at the effective time of the Merger will remain issued and outstanding, and such shares will be unaffected by the Merger. As a result of the Merger and adoption of the Retention Bonus Plan, Creative Realities shareholders as of immediately prior to the Merger are expected to own approximately 84.2% of the outstanding shares of the combined company, and former Reflect stockholders and Reflect employees are expected to own approximately 15.8% of the outstanding shares of the combined company, assuming the issuance of 2,333,334 Creative Realities Shares in the Merger, the issuance of an estimated 333,334 Creative Realities Shares issuable under the Retention Bonus Plan (166,667 of which are issuable on the Closing Date and the remainder of which are issuable over a two-year period after the closing of the Merger as described in more detail in the section titled “The Bonus Plan Proposal” beginning on page 86 of the accompanying joint proxy statement/prospectus), and the issuance of 2,249,347 Creative Realities Shares to Slipstream Communications, LLC (“Slipstream”) to convert $2,483,279 of outstanding principal and accrued interest owed to Slipstream by Creative Realities as part of the Existing Debt Conversion.

In connection with the Merger, Creative Realities shareholders are cordially invited to attend the special meeting of Creative Realities shareholders (the “Creative Realities Meeting”) to be held on January 28, 2022 at 9 a.m. Eastern Time, unless postponed or adjourned to a later date, in order to obtain the Creative Realities shareholder approvals necessary to complete the Merger and related matters. The Creative Realities Meeting will be held at 13050 Magisterial Drive, Suite 102, Louisville, Kentucky 40223. Only shareholders who held Creative Realities shares at the close of business on December 27, 2021 will be entitled to notice of and to vote at the Creative Realities Meeting and at any adjournments and postponements thereof.

In connection with the Merger, Reflect stockholders are cordially invited to attend the special meeting of Reflect stockholders (the “Reflect Meeting”) to be held on January 28, 2022 at 9:00 a.m. Central Time, unless postponed or adjourned to a later date, in order to obtain the Reflect stockholder approvals necessary to complete the Merger and related matters. The Reflect Meeting will be held at 2221 Lakeside Blvd #1200, Richardson, TX 75082. Only stockholders who held Reflect shares at the close of business on January 3, 2022 will be entitled to notice of and to vote at the Reflect Meeting and at any adjournments and postponements thereof.

Creative Realities is a Minnesota corporation that provides innovative digital marketing technology solutions to a broad range of companies, individual brands, enterprises, and organizations throughout the United States and in certain international markets. It has expertise in a broad range of existing and emerging digital marketing technologies across approximately 15 vertical markets, as well as the related media management and distribution software platforms and networks, device and content management, product management, customized software service layers, systems, experiences, workflows, and integrated solutions. Creative Realities’ technology and solutions include: digital merchandising systems and omni-channel customer engagement systems; content creation, production and scheduling programs and systems; a comprehensive series of recurring maintenance, support, and field service offerings; interactive digital shopping assistants, advisors and kiosks; and, other interactive marketing technologies such as mobile, social media, point-of-sale transactions, beaconing and web-based media that enable Creative Realities’ customers to transform how they engage with consumers. Shares of Creative Realities common stock are currently listed on The Nasdaq Capital Market under the symbol “CREX.” On January 3, 2022, the closing sale price of Creative Realities common stock was $1.45 per share.

Reflect Systems, Inc., a Delaware corporation, provides digital signage solutions, including software, strategic and media services to a wide range of companies across the retail, financial, hospitality and entertainment, healthcare, and employee communications industries in North America. Reflect offers digital signage platforms, including ReflectView, which successfully delivers content to more than 75,000 playback devices. Through its strategic services, Reflect assists its customers with designing, deploying and optimizing their digital signage networks, and through its media services, Reflect assists customers with monetizing their digital advertising networks.

At the Creative Realities Meeting, Creative Realities will ask its shareholders to vote on the following proposals, as more fully described in the accompanying joint proxy statement/prospectus: (i) the Share Issuance Proposal, (ii) the Bonus Plan Proposal, (iii) the Advisory Compensation Proposal, and (iv) the Creative Realities Adjournment Proposal, if presented (collectively, the “Creative Realities Proposals”).

Creative Realities’ Board of Directors unanimously determined that the Creative Realities Proposals are advisable, fair to and in the best interests of Creative Realities and its shareholders and unanimously recommends that Creative Realities’ shareholders vote “FOR” each of the Creative Realities Proposals.

At the Reflect Meeting, Reflect will ask its stockholders to vote on the following proposals, each as more fully described in the accompanying joint proxy statement/prospectus: (i) the Merger Proposal, (ii) each of the Reflect Charter Amendment Proposals and (iii) the Reflect Adjournment Proposal (collectively, the “Reflect Proposals”).

Reflect’s Board of Directors unanimously determined that the Reflect Proposals are advisable, fair to and in the best interests of Reflect and its stockholders and unanimously recommends that Reflect’s stockholders vote “FOR” each of the Reflect Proposals.

As described in the accompanying joint proxy statement/prospectus, certain Creative Realities shareholders who in the aggregate own approximately 44.9% of the outstanding shares of common stock of Creative Realities as of January 3, 2022, and certain Reflect stockholders who in the aggregate own approximately 54.6% of the outstanding shares of common stock and preferred stock of Reflect as of January 3, 2022, are parties to voting agreements with Creative Realities and Reflect, respectively, whereby such shareholders and stockholders have agreed to vote in favor of, and to adopt and approve, the Creative Realities Proposals and Reflect Proposals, respectively, at any meeting of Creative Realities’ shareholders or Reflect’s stockholders, as applicable (or any adjournment or postponement thereof), subject to the terms of the voting agreements.

Your vote is very important.

The obligations of Creative Realities and Reflect to complete the Merger are subject to a number of conditions set forth in the Merger Agreement and are summarized in the accompanying joint proxy statement/prospectus. More information about Creative Realities, Reflect, the Creative Realities Meeting and the Reflect Meeting and the transactions contemplated by the Merger Agreement, is contained in the accompanying joint proxy statement/prospectus. You are encouraged to read the accompanying joint proxy statement/prospectus in its entirety, including the section entitled “Risk Factors” beginning on page 38.

We strongly support the Merger and the other transactions contemplated by the Merger Agreement and enthusiastically recommend that you vote in favor of the proposals presented to you for approval.

Creative Realities and Reflect are excited about the opportunities the Merger brings to Creative Realities’ shareholders and Reflect’s stockholders and thank you for your consideration and continued support.

Sincerely,

Richard Mills	Lee Summers
Chief Executive Officer	Chief Executive Officer
Creative Realities, Inc.	Reflect Systems, Inc.

This proxy statement/prospectus provides shareholders of Creative Realities and stockholders of Reflect with detailed information about the Merger and other matters to be considered at the Creative Realities Meeting and Reflect Meeting. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 38 of this joint proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated January                    , and is first being mailed to Creative Realities’ shareholders and, if applicable, to the stockholders of Reflect, on or about January                    .

ADDITIONAL INFORMATION

If you have questions about the Merger or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact one of the following individuals:

Will Logan	Lee Summers
Chief Financial Officer	Chief Executive Officer
Creative Realities, Inc.	Reflect Systems, Inc.
13100 Magisterial Drive, Suite 100	2221 Lakeside Blvd #1200
Louisville, KY 40223	Richardson, TX 75082
(502) 791-8800	(214)-413-3200

You will not be charged for any of these documents that you request.

See the section entitled “Where You Can Find More Information” beginning on page 149 of the accompanying joint proxy statement/prospectus for further information.

Information contained on, or that can be accessed through, the website of Creative Realities or Reflect or any other website is expressly not incorporated by reference into and is not a part of this joint proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the applicable meeting, or no later than January 21, 2022.

CREATIVE REALITIES, INC.

13100 Magisterial Drive, Suite 100
Louisville, KY 40223

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on January 28, 2022

TO THE SHAREHOLDERS OF CREATIVE REALITIES, INC.:

Please take notice that a special meeting of shareholders of Creative Realities, Inc. (“Creative Realities”) will be held, pursuant to due call by the Board of Directors, on January 28, 2022, at 9:00 a.m. (Eastern Time) at 13050 Magisterial Drive, Suite 102, Louisville, Kentucky 40223, or at any adjournment or adjournments thereof (the “Creative Realities Meeting”).

Creative Realities and Reflect Systems, Inc., or “Reflect,” entered into an Agreement and Plan of Merger, or the “Merger Agreement,” on November 12, 2021, pursuant to which a direct, wholly owned subsidiary of Creative Realities, CRI Acquisition Corporation, or “Merger Sub,” will merge with and into Reflect, with Reflect surviving as a wholly owned subsidiary of Creative Realities, and the surviving company of the Merger, which transaction is referred to herein as the “Merger.” Reflect following the Merger is referred to herein as the “combined company.” A copy of the Merger Agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

At the effective time of the Merger, all of Reflect’s shares of common stock and preferred stock, par value $0.001 per share, collectively referred to herein as the “Reflect shares,” will be converted into the right to receive a portion of (i) $18,666,667 in cash, subject to certain adjustments set forth in the Merger Agreement, (ii) 2,333,334 shares of Creative Realities common stock, par value $0.01 per share, referred to herein as the “Creative Realities shares,” and (iii) contingent cash payable on or after the three-year anniversary of the effective time of the Merger, in an amount by which the closing price of the Creative Realities shares on such anniversary are less than $6.40 per share, or if certain Reflect customers collectively achieve (i.e. account for) over 85,000 billable devices online at any time on or before December 31, 2022, $7.20 per share, multiplied by the amount of Creative Realities Shares held by the Reflect stockholders at such time as described in more detail in the section titled “The Merger Proposal—Merger Consideration” beginning on page 70 of the accompanying joint proxy statement/prospectus.

Prior to the Merger, Reflect shall take all actions necessary to provide that each option and warrant to purchase Reflect shares, or “Reflect option,” and “Reflect warrant,” respectively, outstanding and unexercised immediately before the effective time of the Merger, automatically and without any action on the part of the holder thereof, shall be cancelled or converted into Reflect shares. All other securities of Reflect shall be canceled and shall be of no further force and effect from the effective time of the Merger and shall not be assumed or converted into a right to receive any shares of Creative Realities common stock.

Each share of Creative Realities common stock and options and warrants to purchase Creative Realities common stock that is issued and outstanding at the effective time of the Merger will remain issued and outstanding, and will be unaffected by the Merger.

As a result of the Merger (assuming, among other things, that no Reflect stockholders exercise appraisal rights with respect to their Reflect Stock in connection with consummation of the Merger), adoption of the Retention Bonus Plan, and consummation of the financings prior to the Merger, Creative Realities shareholders as of immediately prior to the Merger are expected to own approximately 81.8% of the outstanding shares of the combined company, and former Reflect stockholders and Reflect employees are expected to own approximately 18.2% of the outstanding shares of the combined company, assuming the issuance of (i) 2,333,334 Creative Realities Shares in the Merger, (ii) an estimated 333,334 Creative Realities Shares issuable under the Retention Bonus Plan (166,667 of which are issuable on the Closing Date and the remainder of which are issuable over a two-year period after the closing of the Merger as described in more detail in the section titled “The Bonus Plan Proposal” beginning on page 86 of the accompanying joint proxy statement/prospectus) and (iii) an estimated 2,249,347 Creative Realities Shares related to the conversion of the existing related party convertible note as part of the Existing Debt Conversion.

Contemporaneously with the closing of the Merger, Creative Realities intends to close an equity and/or debt financing transaction and yield gross proceeds in the aggregate amount of up to $25 million, the net proceeds of which will be used to pay the $18,666,667 cash portion of the merger consideration payable at the closing, and to fund the $1,333,333 cash portion of the Retention Bonus Plan.

The Creative Realities Meeting will be held for Creative Realities shareholders to consider the following proposals:

1.	The Bonus Plan Proposal- Approve the Reflect employee bonus pool that will be established immediately prior to the effective time of the Merger (the “Retention Bonus Plan”) for certain employees of Reflect that will continue their services after the effective time of the Merger. The Retention Bonus Plan is attached as Exhibit C to the Merger Agreement.

2.	The Share Issuance Proposal- Approve the issuance and potential issuance of Creative Realities shares in connection with (i) the Merger contemplated by the Merger Agreement, (ii) one or more financings consummated subsequent to the date of the Merger Agreement and prior to, or in connection with, the Closing, including Creative Realities shares issuable upon the exercise of any warrants, and the conversion or payment of any principal or accrued interest outstanding under any convertible promissory notes, in each case that may be issued in such financings (the “Convertible Securities”), and (iii) Creative Realities shares that may be issued in connection with the conversion of any outstanding debt owed to Slipstream Communications, LLC, Creative Realities’ current lender, in connection with obtaining such financing.

3.	The Advisory Compensation Proposal- Approve, on a non-binding, advisory basis, the compensation that will or may become payable by Creative Realities to its named executive officers in connection with the Merger; and

4.	The Creative Realities Adjournment Proposal- Approve an adjournment of the Creative Realities special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2 and 3.

Each of these proposals is more fully described in the accompanying joint proxy statement/prospectus, which each shareholder is encouraged to review carefully.

Creative Realities’ Board of Directors has fixed December 27, 2021 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Creative Realities Meeting and any adjournment or postponement thereof. Only holders of record of shares of Creative Realities common stock at the close of business on the record date are entitled to notice of, and to vote at, the Creative Realities Meeting. At the close of business on the record date, Creative Realities had 12,005,129 shares of common stock outstanding and entitled to vote.

In connection with entry into the Merger Agreement, Creative Realities’ directors, officers and 5% stockholders, who own approximately 44.9% of Creative Realities’ outstanding common stock, have entered into voting agreements pursuant to which they have agreed to support and vote all of their shares of common stock in favor of the foregoing proposals.

Your vote is important. The affirmative vote of a majority of shares present in person or represented by proxy at the Creative Realities Meeting and entitled to vote on the subject matter, assuming a quorum is present, is required for approval of the Bonus Plan Proposal, Share Issuance Proposal and Advisory Compensation Proposal. The affirmative vote of a majority of shares present in person or represented by proxy at the Creative Realities Meeting and entitled to vote on the subject matter, whether or not a quorum is present, is required for approval of the Creative Realities Adjournment Proposal. Approval of the Bonus Plan Proposal and Share Issuance Proposal is a condition to the completion of the Merger. Therefore, the Merger cannot be consummated without the approval of the Bonus Plan Proposal and Share Issuance Proposal.

Even if you plan to attend the Creative Realities Meeting, Creative Realities requests that you sign and return the enclosed proxy or vote by mail or online to ensure that your shares will be represented at the Creative Realities Meeting if you are unable to attend. You may change or revoke your proxy at any time before it is voted at the Creative Realities Meeting.

CREATIVE REALITIES’ BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS FAIR TO, IN THE BEST INTERESTS OF, AND ADVISABLE TO CREATIVE REALITIES AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. CREATIVE REALITIES’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CREATIVE REALITIES’ SHAREHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to

Be Held on January 28, 2022 at 9 a.m. Eastern Time, Via the Internet

The joint proxy statement/prospectus is available at www.investorvote.com/CREX

By order of the Board of Directors:

/s/ Rick Mills
Chief Executive Officer and Director
, 2022

REFLECT SYSTEMS, INC.

2221 Lakeside Blvd #1200

Richardson, TX 75082

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on January 28, 2022

To the holders of Reflect common stock and preferred stock:

A special meeting of holders of Reflect common stock and preferred stock will be held on January 28, 2022, at 9:00 a.m., Central Time, at 2221 Lakeside Blvd #1200, Richardson, TX 75082, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, or the Merger Agreement, dated as of November 12, 2021, by and among Reflect Systems, Inc. or “Reflect”, Creative Realities, Inc., or “Creative Realities”, CRI Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Creative Realities, or “Merger Sub,” and RSI Exit Corporation, or the “Stockholder’s Representative”, pursuant to which Merger Sub will merge with and into Reflect, with Reflect continuing as the surviving corporation and a wholly owned subsidiary of Creative Realities, all on and subject to the terms and conditions contained in the Merger Agreement, and the Merger described therein;

2. To consider and vote upon a proposal to approve an amendment to the Reflect Certificate of Incorporation to provide that the Merger Consideration payable to the holders of each series of Reflect preferred stock under the Merger Agreement would fully, sufficiently and finally satisfy the preferred liquidation preference of each such series of preferred stock;

3. To consider and vote upon a proposal to approve an amendment to the Reflect Certificate of Incorporation to provide that the Merger Consideration payable to the holders of each series of Reflect preferred stock under the Merger Agreement would be subject to any and all escrows established under the Merger Agreement and related escrow agreements (together with Proposal No. 2, the “Reflect Charter Amendment Proposals”); and

4. To consider and vote upon any proposal to adjourn the Reflect Meeting to a later date or dates if the board of directors of Reflect determines such an adjournment is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the Reflect Meeting to constitute a quorum or to approve the Merger Agreement and/or the Reflect Charter Amendment Proposals.

Each of these proposals is more fully described in the accompanying joint proxy statement/prospectus, which each stockholder is encouraged to review carefully. Both the Merger Agreement and the Reflect Charter Amendment Proposals must be approved by the requisite votes for the Merger to be completed. No other business may be conducted at the Reflect Meeting.

If the Merger Agreement, the plan of merger contemplated thereby and the Reflect Charter Amendment Proposals are approved by the requisite holders of the Reflect common stock and Reflect preferred stock and the Merger is completed, each outstanding Reflect share will be converted into the right to receive a portion of (i) $18,666,667 in cash, subject to certain adjustments set forth in the Merger Agreement, (ii) 2,333,334 shares of Creative Realities common stock, par value $0.01 per share, referred to herein as the “Creative Realities shares,” and (iii) contingent cash payable on or after the three-year anniversary of the effective time of the Merger, in an amount by which the closing price of the Creative Realities shares on such anniversary is than $6.40 per share, or if certain customers of Reflect collectively achieve (i.e. account for) over 85,000 billable devices online at any time on or before December 31, 2022, $7.20 per share, multiplied by the amount of Creative Realities shares held by the Reflect stockholders on the three-year anniversary of the effective time of the Merger (subject to an extension period described below), in each case subject to the terms of the Merger Agreement as described in more detail in the section titled “The Merger Proposal—Merger Consideration” beginning on page 70 of the accompanying joint proxy statement/prospectus.

Creative Realities’ common stock is listed on The Nasdaq Capital Market under the symbol “CREX.”

All holders of Reflect common stock and preferred stock of record as of 5:00 p.m. on January 3, 2022, will be entitled to notice of the Reflect Meeting and will be entitled to vote at the Reflect Meeting and any adjournments thereof. The Reflect Meeting may be adjourned from time to time upon approval of holders of Reflect common stock and preferred stock without any notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned meeting.

The vote of every holder of Reflect common stock and Reflect preferred stock is very important. Whether you plan to attend the Reflect Meeting, if you hold shares of Reflect common stock or Reflect preferred stock, please vote by completing and returning the enclosed proxy card by following the instructions regarding delivery on such proxy card, or as otherwise provided by Reflect. We cannot complete the Merger unless holders of at least a majority of the issued and outstanding shares of Reflect common stock and the preferred stock, voting together and at least two-thirds of the issued and outstanding shares of Reflect preferred stock vote to approve the Merger Agreement and the Merger. In addition, we cannot complete the Merger unless the holders of at least a majority of the common stock and preferred stock voting together as a class and at least a majority of the issued and outstanding shares of each series of Reflect preferred stock vote to approve (i) a proposal to approve an amendment to the Reflect Certificate of Incorporation to provide that the Merger Consideration payable to the holders of each series of Reflect preferred stock under the Merger Agreement would fully, sufficiently and finally satisfy the preferred liquidation preference of each such series of preferred stock. and (ii) a proposal to approve an amendment to the Reflect Certificate of Incorporation to provide that the Merger Consideration payable to the holders of each series of Reflect preferred stock under the Merger Agreement would be subject to any and all escrows established under the Merger Agreement and related escrow agreements (together, the “Reflect Charter Amendment Proposals”). The Reflect Charter Amendment reflecting the Reflect Charter Amendment Proposals is set forth in Annex B. Based on our reasons for the Merger described in the accompanying joint proxy statement/prospectus, Reflect’s Board of Directors believes that the transaction is fair, from a financial point of view, to and in the best interests of, the Reflect stockholders.

You are entitled to the right to seek appraisal of the fair value of your shares of Reflect common stock or preferred stock, as determined by the Delaware Court of Chancery with respect to the Merger under Section 262 of the Delaware General Corporation Law. A summary of the appraisal rights that may be available to you is described in the section titled “Appraisal Rights” beginning on page 145 and set forth in full in Annex C. A Reflect stockholder of record who desires to exercise appraisal rights, or preserve the ability to do so, must not vote in favor of the Merger Agreement or the Merger. Reflect stockholders seeking to exercise appraisal rights must also take all other steps necessary to perfect their appraisal rights.

If you have any questions concerning the Merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, need a proxy card or need help voting your shares of Reflect common stock and preferred stock, please contact Lee Summers, Reflect’s Chief Executive Officer, at (469) 879-5288.

By Order of the Board of Directors,

/s/ William E. Warren
Executive Chairman of the Board of Directors

Richardson, Texas
January _, 2022

The board of directors of Reflect unanimously recommends that holders of record of Reflect common stock and preferred stock entitled to vote at the Reflect Meeting vote “FOR” the proposals to approve the Merger Agreement and the Merger, “FOR” the amendment to the Reflect Certificate of Incorporation to provide that the Merger Consideration payable to the holders of each series of Reflect preferred stock under the Merger Agreement would fully, sufficiently and finally satisfy the preferred liquidation preference of each such series of preferred stock, “FOR” the amendment to the Reflect Certificate of Incorporation to provide that the Merger Consideration payable to the holders of each series of Reflect preferred stock under the Merger Agreement would be subject to any and all escrows established under the Merger Agreement and related escrow agreements, and “FOR” any adjournment of the Reflect Meeting if such adjournment is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the Reflect Meeting to constitute a quorum or to approve the Merger Agreement.

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FREQUENTLY USED TERMS

As used in this joint proxy statement/prospectus, unless otherwise noted or the context requires:

“Additional Contingent Merger Consideration” means a supplemental cash payment, if any, owed to the recipients of CREX Shares Merger Consideration, payable on or after the three-year anniversary of the effective time of the Merger, in an amount by which the aggregate value of the CREX Shares Consideration on such anniversary is less than $6.40 per share or if certain customers of Reflect collectively achieve (i.e. account for) over 85,000 billable devices online at any time on or before December 31, 2022, is less than $7.20 per share, subject to the terms of the Merger Agreement.

“Advisory Compensation Proposal” means the proposal to be considered at the Creative Realities Meeting for the Creative Realities’ shareholders to adopt and approve, on a non-binding, advisory basis, the compensation that will or may become payable by Creative Realities to its named executive officers in connection with the Merger.

“Bonus Plan Proposal” means the proposal to be considered at the Creative Realities Meeting for the shareholders to adopt and approve the Retention Bonus Plan.

“Closing” means the closing of the Merger.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Combined Company” refers to Creative Realities and the Reflect together following the consummation of the Merger.

“Creative Realities,” “CREX,” “our,” “us” and “we” means Creative Realities, Inc., a Minnesota corporation.

“Creative Realities Adjournment Proposal” means the proposal for Creative Realities shareholders to approve any decision by Creative Realities or its representatives to adjourn the Creative Realities Meeting to a later date or dates to permit further solicitation and vote of proxies if there are insufficient votes at the time of the Creative Realities Meeting to approve the Share Issuance Proposal or Bonus Plan Proposal.

“Creative Realities Board” means the Board of Directors of Creative Realities.

“Creative Realities Meeting” means the special meeting of the shareholders of Creative Realities, to be held at 13050 Magisterial Drive, Suite 102, Louisville, Kentucky 40223, on January 28, 2022 at Eastern Time, and any adjournments or postponements thereof.

“Creative Realities Proposals” means (i) the Bonus Plan Proposal, (ii) the Share Issuance Proposal, (iii) the Advisory Compensation Proposal, and (iv) the Creative Realities Adjournment Proposal, if presented.

“Creative Realities Shares” means the shares of common stock of Creative Realities, par value $0.01 per share.

“CREX Shares Consideration” means 2,333,334 Creative Realities Shares issuable in connection with the Merger.

“CREX Voting Agreements” means those voting agreements executed and delivered by certain officers, directors and shareholders of Creative Realities to Reflect in support of the Merger Agreement.

“Delaware Law” means the Delaware General Corporation Law, as amended.

“DWAC” means the depository trust company’s deposit/withdrawal at custodian system.

“Effective Time” means the effective time of the Merger.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“GAAP” means U.S. generally accepted accounting principles.

“Merger” means the statutory merger of Merger Sub with and into Reflect under the applicable provisions of Delaware Law, with Reflect remaining as the surviving entity, upon the terms and conditions set forth in the Merger Agreement.

“Merger Agreement” means the agreement and plan of merger, dated as of November 12, 2021, by and among Creative Realities, Merger Sub and Reflect, as it may be amended and supplemented from time to time.

“Merger Consideration” means, subject to the Merger Agreement, the sum of (i) $18,666,667 payable in cash, (ii) the CREX Shares Consideration, and (iii) the Additional Contingent Merger Consideration.

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“Merger Proposal” means the proposal to be considered at the Reflect Meeting to approve the Merger, the Merger Agreement and the transactions contemplated thereby.

“Merger Sub” means CRI Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Creative Realities.

“Nasdaq” means the Nasdaq Stock Market, LLC.

“Proposals” means the Creative Realities Proposals and the Reflect Proposals.

“Record Date” means, in the case of the Creative Realities Meeting, December 27, 2021 (the “Creative Realities Record Date”) and in the case of the Reflect Meeting, January 3, 2022 (the “Reflect Record Date”).

“Reflect” means Reflect Systems, Inc., a Delaware corporation.

“Reflect Charter Amendment Proposals” means (i) a proposal to approve an amendment to the Reflect Certificate of Incorporation to provide that the Merger Consideration payable to the holders of each series of Reflect preferred stock under the Merger Agreement would fully, sufficiently and finally satisfy the preferred liquidation preference of each such series of preferred stock and approving and (ii) a proposal to approve an amendment to the Reflect Certificate of Incorporation to provide that the Merger Consideration payable to the holders of each series of Reflect preferred stock under the Merger Agreement would be subject to any and all escrows established under the Merger Agreement and related escrow agreements. The Reflect Charter Amendment reflecting the Reflect Charter Amendment Proposals is set forth in Annex B.

“Reflect Adjournment Proposal” means approving the adjournment of the Reflect Meeting if necessary to permit solicitation of additional proxies or for any other reason that the Reflect board of directors determines is necessary.

“Reflect Board” means the Board of Directors of Reflect.

“Retention Bonus Plan” means the plan establishing the Reflect employee bonus pool that will be established immediately prior to the effective time of the Merger for certain employees of Reflect that will continue their services after the effective time of the Merger, the form of which is included as Exhibit C of the Merger Agreement.

“Reflect Group” means Reflect and the direct and indirect subsidiaries of Reflect.

“Reflect Proposals” means the Merger Proposal, the Reflect Charter Amendment Proposals and the Reflect Adjournment Proposal.

“Reflect Meeting” means the special meeting of the stockholders of Reflect, to be held at on January 28, 2022 at 9:00 a.m. Central Time, and any adjournments or postponements thereof.

“Reflect Stock” means all shares of Reflect preferred and common stock issued and outstanding immediately prior to the Effective Time.

“Reflect Voting Agreements” means those voting agreements executed and delivered by certain officers, directors, and holders of 5% or more of the outstanding Reflect Shares to Creative Realities in the form attached as Exhibit D to the Merger Agreement.

“Sarbanes Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Issuance Proposal” means the proposal to be considered at the Creative Realities Meeting to approve, for purposes of complying with Nasdaq listing rules, the issuance of securities in excess of 20% of Creative Realities’ issued and outstanding common stock, including the Creative Realities Shares (i) issuable to stockholders of Reflect as Merger Consideration pursuant to the Merger Agreement, and (ii) issuable in one or more financings consummated subsequent to the date of the Merger Agreement and prior to, or in connection with, the Closing, including Creative Realities shares issuable upon the exercise of any warrants, and the conversion or payment of any principal or accrued interest outstanding under any convertible promissory notes, in each case that may be issued in such financings, and (iii) Creative Realities shares that may be issued in connection with the conversion of any outstanding debt owed to Slipstream Communications, LLC, Creative Realities’ current lender, in connection with obtaining such financing.

“U.S. Holder” means any beneficial owner of Creative Realities Shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control the trust or (B) it has a valid election in place to be treated as a U.S. person.

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SUMMARY OF THE MATERIAL TERMS OF THE PROPOSALS

This summary, together with the sections entitled “Questions and Answers for all Creative Realities Shareholders and Reflect Stockholders,” “Questions and Answers about the Creative Realities Proposals” and “Questions and Answers about the Reflect Proposals” summarizes certain information contained in this joint proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters to be considered at the Creative Realities Meeting or the Reflect Meeting, as applicable.

Parties to the Merger

Creative Realities, Inc.

Creative Realities, Inc. is a Minnesota corporation that provides innovative digital marketing technology solutions to a broad range of companies, individual brands, enterprises, and organizations throughout the United States and in certain international markets. Creative Realities has expertise in a broad range of existing and emerging digital marketing technologies across approximately 15 vertical markets, as well as the related media management and distribution software platforms and networks, device and content management, product management, customized software service layers, systems, experiences, workflows, and integrated solutions. Creative Realities’ technology and solutions include: digital merchandising systems and omni-channel customer engagement systems; content creation, production and scheduling programs and systems; a comprehensive series of recurring maintenance, support, and field service offerings; interactive digital shopping assistants, advisors and kiosks; and, other interactive marketing technologies such as mobile, social media, point-of-sale transactions, beaconing and web-based media that enable our customers to transform how they engage with consumers.

Creative Realities’ main operations are conducted directly through Creative Realities, Inc. and its wholly owned subsidiary Creative Realities Canada, Inc., a Canadian corporation. Other wholly owned subsidiaries are effectively dormant: Creative Realities, LLC, a Delaware limited liability company, ConeXus World Global, LLC, a Kentucky limited liability company, and Allure Global Solutions, Inc., a Georgia corporation.

Creative Realities’ common stock is traded on the Nasdaq Capital Market under the symbol “CREX.”

The mailing address of Creative Realities’ principal executive office is 13100 Magisterial Drive, Suite 100, Louisville, Kentucky 40223.

Reflect Systems, Inc.

Reflect provides digital signage solutions, including software, strategic and media services to a wide range of companies across the retail, financial, hospitality and entertainment, healthcare, and employee communications industries in North America. Reflect offers digital signage platforms, including ReflectView, which successfully delivers content to more than 75,000 playback devices. Through its strategic services, Reflect assists its customers with designing, deploying and optimizing their digital signage networks, and through its media services, Reflect assists customers with monetizing their digital advertising networks.

The mailing address of Reflect Systems’ principal executive office is 2221 Lakeside Boulevard, Number 1200, Richardson, Texas 75082.

The Merger Proposal

Creative Realities and Reflect have agreed to a Merger under the terms of the Merger Agreement dated as of November 12, 2021 by and among Creative Realities, Merger Sub and Reflect. The terms and conditions of the Merger are set forth in the Merger Agreement, the terms of which are described under the captions “The Merger Proposal” beginning on page 70, and “The Merger Agreement” beginning on page 71. A copy of the Merger Agreement, excluding the schedules thereto, is included as Annex A to this joint proxy statement/prospectus.

The Merger Agreement provides for the Merger of Merger Sub with and into Reflect, with Reflect continuing as the surviving corporation in the Merger. Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time of the Merger: (i) all shares of Reflect Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration; and (ii) each outstanding option to acquire Reflect Stock (whether vested or unvested) shall be terminated in advance of the Effective Time.

Merger Consideration

As consideration for the Merger, Reflect stockholders as of immediately prior to the Effective Time collectively will receive from Creative Realities, in the aggregate the following Merger Consideration: (i) $18,666,667 payable in cash, (ii) 2,333,334 Creative Realities Shares (valued based on an issuance price of $2.00 per share) (the “CREX Shares Consideration”), and (iii) supplemental cash payments, if any, payable on or after the three-year anniversary of the effective time of the Merger (subject to an extension period described below), in an amount by which the value of the CREX Shares Consideration on such anniversary is less than $6.40 per share, or if certain customers of Reflect collectively achieve (i.e. account for) over 85,000 billable devices online at any time on or before December 31, 2022, $7.20 per share, multiplied by the amount of CREX Shares Consideration held by the Reflect stockholders on the three-year anniversary of the effective time of the Merger (subject to an extension period described below), subject to the terms of the Merger Agreement.

Required Approvals

The Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby requires the approval of Reflect stockholders and of Creative Realities shareholders with respect to the Creative Realities Proposals. Creative Realities agreed, as soon as practicable after the date of the Merger Agreement, and in no event later than 10 business days, to prepare, with the reasonable assistance of Reflect, and file with the Securities and Exchange Commission (the “SEC”), a registration statement on Form S-4 (as amended, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance of the CREX Shares Consideration to the Reflect stockholders, and containing a joint proxy statement/prospectus for the purpose of (i) Creative Realities soliciting proxies from the shareholders of Creative Realities to approve the issuance of the CREX Shares Consideration, the adoption of the Retention Bonus Plan, the non-binding advisory approval of executive compensation arrangements for the executive officers of Creative Realities to be effective upon the Closing and related matters (the “Creative Realities Shareholder Approval”) at a special meeting of Creative Realities’ shareholders (the “Creative Realities Meeting”), and (ii) Reflect soliciting proxies from the stockholders of Reflect to approve the Merger Agreement, the transactions contemplated thereby and related matters (the “Reflect Stockholder Approval”) at a special meeting of Reflect’ stockholders (the “Reflect Meeting”).

Reflect’s directors, officers and 5% stockholders who collectively own approximately 54.6% of the outstanding common stock and preferred stock of Reflect, have executed Voting and Lock-up Agreements in favor of the Reflect Stockholder Approval. Creative Realities’ directors, officers and certain of its stockholders who collectively own approximately 44.9% of the outstanding common stock of Creative Realities, have executed Voting Agreements in favor of the Creative Realities Shareholder Approval. Specifically, holders of 25.7% of the Reflect Series A Preferred Stock, 24.5% of the Reflect Series B Preferred Stock, 23.1% of the Reflect Series C Preferred Stock, 36.2% of the Reflect Series C-1 Preferred Stock, 96.7% of the Reflect Series D Preferred Stock and 42.5% of all of the Reflect preferred stock, have executed such agreement. In addition, Reflect and certain holders of Reflect preferred stock are party to an Investors’ Rights Agreement dated October 19, 2007 (the “Investors Rights Agreement”) pursuant to which such holders of Reflect preferred stock have consented to certain drag-along rights. Pursuant to the drag-along provisions of the Investors Rights Agreement, if the Reflect Board of Directors and at least a majority of the then outstanding shares of Preferred Stock, voting together as a class, vote in favor of any sale or transfer of all of the capital stock of the Company (an “Approved Sale”), all stockholders party to the Investors Rights Agreement have agreed to consent to and raise no objections against such Approved Sale, subject to certain conditions. See “Description of Reflect Capital Stock—Investors Rights Agreement.”

Conditions to Consummation of the Merger

In order to close the Merger, the Creative Realities shareholders will need to approve the Bonus Plan Proposal and the Share Issuance Proposal. The Reflect stockholders will also need to approve the Merger Proposal and the Reflect Charter Amendment Proposals in order to close the Merger.

The obligations of the parties to consummate the Merger is subject to additional conditions, including the following mutual conditions of the parties unless waived:

●	There must not have been commenced or threatened against Creative Realities, Merger Sub, Reflect or against any of their affiliates, any claim (a) involving any challenge to, or seeking damages or other relief in connection with, the Merger or any transactions contemplated by the Merger Agreement, or that may have the effect of preventing, restraining, making illegal, or otherwise materially interfering with the Merger or any transactions contemplated by the Merger Agreement.

●	No governmental authority shall have enacted, issued, promulgated, enforced or entered into any law or order and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Merger or any transactions contemplated by the Merger Agreement, illegal or that otherwise prohibits or requires the payment of any damages as a result of the Merger or any transactions contemplated by the Merger Agreement, and no claim in which any of the foregoing is sought shall be pending.

In addition, unless waived by Reflect, the obligations of Reflect to consummate the Merger are subject to the satisfaction of the following conditions, in addition to customary certificates and other closing deliveries:

●	The representations and warranties of Creative Realities and Merger Sub in the Merger Agreement will be true and correct in all material respects when made on the date of signing the Merger Agreement and as of the Closing Date.

●	All of the covenants and obligations that Creative Realities and Merger Sub are required to perform or to comply with pursuant to the Merger Agreement at or prior to the Closing have been performed and complied with in all material respects.

●	Creative Realities and Merger Sub shall have delivered all closing documents required by the Merger Agreement, including, in addition to customary deliverables, the following documents:

●	an Escrow Agreement duly executed by Parent and Merger Sub;

●	an Exchange Agent Agreement, duly executed by Parent.

●	a voting agreement executed by Slipstream Funding, LLC, Slipstream Communications, LLC, and the executive officers and directors of Parent indicating their commitment to vote in favor of the Merger in their capacity as stockholders of the Parent; and

●	evidence detailing that Nasdaq has reviewed and approved Creative Realities’ notice of listing of additional shares with respect to the CREX Stock Consideration, and that the Form S-4 Registration Statement has been declared and remains effective with the SEC.

Unless waived by Creative Realities, the obligations of Creative Realities and the Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions, in addition to customary certificates and other closing deliveries:

●	The representations and warranties of Reflect in the Merger Agreement will be true and correct in all material respects when made on the date of signing the Merger Agreement and as of the Closing Date.

●	All of the covenants and obligations that Reflect is required to perform or to comply with pursuant to the Merger Agreement at or prior to the Closing have been performed and complied with in all material respects.

●	Reflect shall have delivered all closing documents required by the Merger Agreement, including, in addition to customary deliverables, the following documents:

●	letters of resignation by all officers and directors of Reflect;

●	executed payoff letters, releases or other similar instruments providing for the repayment in full of any debt of Reflect and a release of any security interests encumbering Reflect’s assets;

●	evidence that Reflect’s stock option plans and underlying options have been terminated in full.

●	two-year non-competition and non-solicitation agreements executed by all directors and officers of the Reflect and certain Reflect stockholders;

●	an Escrow Agreement, duly executed by the Stockholders’ Representative;

●	an Exchange Agent Agreement, duly executed by the Stockholders’ Representative; and

●	award agreements signed by each participant in the Retention Bonus Plan.

●	Creative Realities shall have obtained debt and/or equity financing sufficient to pay the $18,666,667 million cash portion of the Merger Consideration, as determined in its sole and absolute discretion.

●	Creative Realities shall have performed, at its cost and expense, and been satisfied with, in its sole and absolute discretion, its due diligence of the Reflect’s relationships with certain customers.

●	The annualized monthly recurring revenue of Reflect, including Reflect’s subscription revenue and maintenance revenue, will be $7,000,000 or more (calculated as the most recent annualized monthly recurring revenue dollar value for the month immediately preceding the Closing times twelve (12)).

●	The Voting and Lock-up Agreement will have been duly executed by certain Reflect stockholders and delivered to Creative Realities.

●	Amendments to the Certificate of Incorporation of Reflect shall have been duly executed, filed and accepted for filing with the office of the Secretary of State of the State of Delaware.

●	Reflect stockholders owning less than 5.0% of the Reflect Stock shall have exercised their appraisal rights under the DGCL.

●	Reflect shall have completed the dissolution of its defunct subsidiary, Reflect Acquisition, LLC, under Texas Law.

●	Reflect shall have delivered joinder agreements, pursuant to which Reflect stockholders entitled to receive 75% or more of the Merger Consideration agree to be bound by the terms of the Merger Agreement, and to not sell or transfer any of their CREX Shares Consideration during a six-month period after the closing of the Merger.

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, termination and certain general provisions will continue in effect), and no party will have any further liability to any other party thereto except for liability for knowing or intentional breach of any representation, warranty, covenant or agreement contained in the Merger Agreement prior to such termination.

Indemnification; Escrow

The Merger Agreement contains customary indemnification provisions. At Closing, $2.5 million of the cash Merger Consideration will be deposited into an escrow account as the sole remedy to secure the indemnification obligations of Reflect Stockholders; provided that claims related to breaches of certain representations, warranties and covenants will not be limited by the escrow account and will be limited by the Merger Consideration. Losses must exceed $200,000 before Reflect Stockholders would be liable for any indemnification obligations, in which event Reflect Stockholders would be responsible for the amount of all losses above such amount. Creative Realities may offset from the Additional Contingent Merger Consideration the amount of losses that Creative Realities is finally determined to be entitled under the indemnification provisions of the Merger Agreement.

An additional $250,000 of the cash Merger Consideration will be deposited into an escrow account to secure any required payments by the Reflect stockholders as part of the post-closing purchase price adjustments set forth in the Merger Agreement, including a working capital adjustment, and $250,000 of the cash Merger Consideration will be deposited in an escrow account for post-closing expenses of the Stockholders’ Representative.

Voting and Lock-up Agreements

The Merger Agreement requires Reflect to execute and deliver, and use its commercially reasonable efforts to cause certain Reflect Stockholders that own 5% or more of the Reflect Stock (on a converted to Reflect common stock basis) to execute and deliver, contemporaneously with the execution of the Merger Agreement, a Voting and Lock-up Agreement in the form attached to the Merger Agreement as Exhibit D, pursuant to which, among other things, such Reflect stockholders will agree to vote the Shares owned by them in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger. Reflect stockholders owning 54.6% of the Reflect common stock and preferred stock have executed such agreement. Specifically, holders of 25.7% of the Reflect Series A Preferred Stock, 24.5% of the Reflect Series B Preferred Stock, 23.1% of the Reflect Series C Preferred Stock, 36.2% of the Reflect Series C-1 Preferred Stock, 96.7% of the Reflect Series D Preferred Stock and 42.5% of all of the Reflect preferred stock, have executed such agreement.

The Voting and Lock-up Agreement further provides that Reflect Stockholders will agree that they will not, subject to certain exceptions, transfer, sell, tender or otherwise dispose of any of the CREX Share Consideration that they will receive as a result of the Merger for a period of six months after the Effective Time. Reflect’s directors, officers and Reflect Stockholders that own 5% or more of the Reflect Stock immediately prior to the Effective Time (on an as-converted to Reflect common stock basis) will agree to an additional lock-up period as requested by any underwriter in connection with any debt or equity financing of Creative Realities Shares conducted between the execution of the Merger Agreement and the Closing Date (the “Lock-up Period”); provided that such restrictions will not extend longer than one year following the Closing Date. Please read the section entitled “The Merger Proposal —Voting and Lock-Up Agreements.”

Reflect will use commercially reasonably best efforts to obtain joinder agreements in forms reasonably acceptable to Creative Realities, pursuant to which Reflect stockholders entitled to receive 90% or more of the aggregate Merger Consideration agree to be bound by the terms of the Merger Agreement, and to not sell or transfer any of the CREX Shares Consideration during the Lock-up Period.

Accounting Treatment

Creative Realities prepares its financial statements in accordance with GAAP. The Merger will be accounted for by applying the acquisition method, which requires the identification of the acquirer, the determination of the acquisition date, the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of Reflect and recognition and measurement of goodwill or a gain from a bargain purchase. The accounting guidance for business combinations, referred to as ASC 805, provides that in a business combination involving the exchange of equity interests, the entity issuing the equity interests is usually the acquirer; however, all pertinent facts and circumstances must be considered, including the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined entity, the relative size of the company and the terms of the exchange of equity interests in the business combination, including payment of a premium.

Based on the fact that Creative Realities is the entity issuing the equity securities, that continuing Creative Realities common shareholders will own approximately 84% of the issued and outstanding common shares of the combined company, and that Creative Realities board members and senior management will represent the board and senior management of the combined company, Creative Realities is considered the acquirer for accounting purposes. Therefore, Creative Realities will recognize and measure, at fair value, the identifiable assets acquired, liabilities assumed, and Creative Realities will recognize and measure goodwill and any gain from a bargain purchase, in each case, upon completion of the Merger.

The Bonus Plan Proposal

At the Closing, Creative Realities will adopt the Retention Bonus Plan in substantially the form attached as Exhibit C to the Merger Agreement, pursuant to which Creative Realities will pay to key members of Reflect’s management team an aggregate of $1,333,333 in cash, which will be paid 50% at the Closing, and subject to continuous employment with Reflect or Creative Realities, 25% on the one-year anniversary of Closing and 25% on the two-year anniversary of the Closing. The future cash payments due on the one-year and two-year anniversaries of the Closing will be deposited into a “rabbi” trust at Closing. The Retention Bonus Plan also will require Creative Realities to issue Creative Realities Shares having an aggregate value of $666,667 to the plan participants as follows: 50% of the value of such shares will be issued at the Closing, and subject to continuous employment with Reflect or Creative Realities, 25% of the value of such shares will be issued on the one-year anniversary of Closing and the remaining 25% of the value of such shares will be issued on the two-year anniversary of the Closing. The shares to be issued on the Closing will be valued at $2.00 per share, and the shares to be issued after the Closing will be determined based on dividing the value of shares issuable on such date divided by the trailing 10-day volume weighed average price (VWAP) of the shares as of such date as reported on the Nasdaq Capital Market.

Upon the resignation of a participant’s employment for “good reason,” or Reflect’s or Creative Realities’ termination of the employment of a participant without “cause,” each as defined in the Retention Bonus Plan, the participant will be fully vested and will receive all cash and shares allocated to such participant under the Retention Bonus Plan. Any amounts unpaid by reason of a lapse in continuous employment or otherwise will be reallocated among the remaining Retention Bonus Plan participants.

The Creative Realities Board has concluded that the adoption of the Retention Bonus Plan is in the best interest of Creative Realities’ shareholders.

A summary of the Retention Bonus Plan is set forth in the section entitled “The Bonus Plan Proposal” of this joint proxy statement/prospectus and a complete copy of the Retention Bonus Plan is attached to the Merger Agreement as Exhibit C. Please see the section entitled “The Bonus Plan Proposal.”

The Share Issuance Proposal

The Nasdaq listing rules require that Creative Realities obtain shareholder approval for issuances of securities in excess of 20% of its issued and outstanding common stock prior to the issuance. At the meeting, Creative Realities’ shareholders will be asked to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of securities in excess of 20% of Creative Realities’ issued and outstanding common stock, in connection with the issuance of Creative Realities Shares issued or issuable in connection with (i) the Merger, (ii) one or more financings consummated subsequent to the date of the Merger Agreement and prior to, or in connection with, the Closing, including Creative Realities Shares issuable upon the exercise of any warrants, and the conversion or payment of any principal or accrued interest outstanding under any convertible promissory notes, in each case that may be issued in such financings, and (iii) the conversion of any outstanding debt owed to Slipstream Communications, LLC, Creative Realities’ current lender, in connection with obtaining such financing. Please see the section entitled “The Share Issuance Proposal.”

The Advisory Compensation Proposal

The Creative Realities Board approved a compensation package for its senior executives to be implemented in connection with the closing of the Merger, in which the salary of such executives will be increased upon the Closing, and Will Logan, Chief Financial Officer, will be entitled to a $75,000 cash bonus. A summary of such compensation is set forth in the section entitled “The Advisory Compensation Proposal” of this joint proxy statement/prospectus.

The Creative Realities Adjournment Proposal

The Creative Realities Adjournment Proposal, if adopted, will allow the Creative Realities Board to adjourn the special meeting of shareholders to a later date or dates to permit further solicitation of proxies. The Creative Realities Adjournment Proposal will only be presented to Creative Realities’ shareholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Creative Realities Meeting to approve one or more of the Creative Realities Proposals presented at such meeting. In no event will the Creative Realities Board adjourn the Creative Realities Meeting beyond the Outside Date. Please see the section entitled “The Creative Realities Adjournment Proposal.”

Summary of Risk Factors

The Merger, including the possibility that the Merger may not be completed, involves a number of risks to Creative Realities and its shareholders. In evaluating the proposals set forth in this joint proxy statement/prospectus, you should carefully read this joint proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 38. Below is a summary of such risk factors:

Risks Related to the Merger

●	The parties may not complete the Merger, which could negatively impact Creative Realities’ stock price and future operations.

●	The CREX Share Consideration that will be issued in the Merger will be $4,666,667, with each share valued based on a $2.00 issuance price, which could be below or above the market value of the Creative Realities Shares immediately prior to the Closing.

●	If the conditions to the Merger are not met, the Merger may not occur.

●	The Merger may not occur if Creative Realities is not satisfied with the results of due diligence of Reflect customers.

●	A Reflect stockholder must hold the Creative Realities Shares that such stockholder receives in the Merger for three to three and a half years, or he, she or it will not receive any payment as part of the Additional Contingent Merger Consideration.

●	The rights to receive the Additional Contingent Merger Consideration are non-transferable and non-tradeable.

●	The amount of the Additional Contingent Merger Consideration depends on events that are not determinable in advance of the Closing.

●	The rights to receive the Additional Contingent Merger Consideration are not guaranteed or secured by any assets of Creative Realities or Reflect, and Reflect stockholders are unsecured creditors with respect to any claims to the Additional Contingent Merger Consideration.

●	Creative Realities may be required to pay the Additional Merger Consideration after the Measurement Date, which amount may be substantial and could jeopardize Creative Realities’ ability to pay such consideration, and if paid may cause a material adverse effect on Creative Realities’ cash position, liquidity and financial results.

●	Reflect stockholders will be subject to a right of first refusal in favor of Creative Realities prior to selling a significant amount of Creative Realities Shares, which may delay such stockholders’ ability to sell the CREX Shares Consideration and reduce their net proceeds from such sales.

●	Creative Realities’ shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

●	Prior to the Merger, Reflect is obligated pursuant to the Merger Agreement to conduct its business and operations in the ordinary course and in accordance in all material respects with past practices, which could limit favorable opportunities available to Reflect, which could adversely affect its business.

●	Because the lack of a public market for Reflect Stock makes it difficult to evaluate the fairness of the Merger, the stockholders of Reflect may receive consideration in the Merger that is less than the fair market value of the Reflect Stock, or Creative Realities may pay more than the fair market value of Reflect Stock.

●	Costs associated with the Merger are difficult to estimate, may be higher than expected, and may harm the financial results of the combined company.

●	The Merger may result in disruption of the existing businesses of Creative Realities and Reflect, distraction of their management and diversion of other resources.

●	Any delay in completion of the Merger may significantly reduce the benefits expected to be obtained from the Merger.

●	The market price of Creative Realities Shares may decline as a result of the Merger and/or the issuance of additional shares to Slipstream in connection with the conversion of debt.

●	Each of Creative Realities, Reflect and the combined company will incur substantial transaction-related costs relating to the Merger.

●	Creative Realities’ ability to use net operating loss and tax credit carryforwards and certain built-in losses to reduce future tax payments is limited by provisions of the Internal Revenue Code and may be subject to further limitation because of prior or future offerings of Creative Realities’ stock or other transactions.

●	Creative Realities will incur significant increased costs as a result of the completion of the Merger.

●	Creative Realities will not be able to consummate the Merger without obtaining financing.

●	Creative Realities may fail to realize the anticipated benefits of the Merger.

Risks related to Creative Realities’ Business and Industry

●	The ongoing COVID-19 pandemic has had, and may in the future have, a significant adverse impact on Creative Realities’ advertising revenue and also exposes Creative Realities’ business to other risks.

●	The sales of Creative Realities new Safe Space Solutions products may not be successful.

●	Creative Realities has generally incurred losses, and may never become or remain profitable.

●	The digital marketing business is evolving in a rapidly changing market, and Creative Realities cannot ensure the long-term successful operation of Creative Realities’ business or the execution of Creative Realities’ business plan.

●	Adequate funds for Creative Realities’ operations may not be available, requiring Creative Realities to raise additional financing or else curtail Creative Realities activities significantly.

●	Creative Realities does not have sufficient capital to engage in material research and development, which may harm Creative Realities’ long-term growth.

●	Creative Realities is reliant on the continued support of a related party for adequate financing of its operations.

●	Creative Realities expects that there will be significant consolidation in its industry. Creative Realities’ failure or inability to lead that consolidation would have a severe adverse impact on Creative Realities’ access to financing, customers, technology, and human resources.

●	Creative Realities’ success depends on its interactive marketing technologies achieving and maintaining widespread acceptance in its targeted markets.

●	Creative Realities’ financial condition and potential for continued net losses may negatively impact Creative Realities’ relationships with customers, prospective customers and third-party suppliers.

●	Because Creative Realities does not have long-term purchase commitments from Creative Realities’ customers, the failure to obtain anticipated orders or the deferral or cancellation of commitments could have adverse effects on Creative Realities’ business.

●	Creative Realities’ continued growth and financial performance could be adversely affected by the loss of several key customers, including a significant related party customer.

●	Most of Creative Realities’ contracts are terminable by Creative Realities’ customers with limited notice and without penalty payments, and early terminations could have a material adverse effect on Creative Realities’ business, operating results and financial condition.

●	It is common for Creative Realities’ current and prospective customers to take a long time to evaluate Creative Realities’ products, most especially during economic downturns that affect Creative Realities customers’ businesses, including as a result of the COVID-19 pandemic. The lengthy and variable sales cycle makes it difficult to predict Creative Realities’ operating results.

●	Creative Realities’ industry is characterized by frequent technological change. If Creative Realities is unable to adapt Creative Realities’ products and services and develop new products and services to keep up with these rapid changes, Creative Realities will not be able to obtain or maintain market share.

●	A portion of Creative Realities’ business involves the use of software technology that it has developed or licensed. Industries involving the ownership and licensing of software-based intellectual property are characterized by frequent intellectual-property litigation, and Creative Realities could face claims of infringement by others in the industry. Such claims are costly and add uncertainty to Creative Realities’ operational results.

●	Creative Realities’ proprietary platform architectures and data tracking technology underlying certain of Creative Realities’ services are complex and may contain unknown errors in design or implementation that could result in system performance failures or inability to scale.

●	Creative Realities’ business may be adversely affected by malicious applications that interfere with, or exploit security flaws in, its products and services.

●	Creative Realities compete with other companies that have more resources, which puts Creative Realities at a competitive disadvantage.

●	Creative Realities’ future success depends on key personnel and its ability to attract and retain additional personnel.

●	Creative Realities is subject to cyber security risks and interruptions or failures in Creative Realities information technology systems and will likely need to expend additional resources to enhance Creative Realities’ protection from such risks. Notwithstanding Creative Realities’ efforts, a cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss.

●	Creative Realities’ reliance on information management and transaction systems to operate its business exposes Creative Realities to cyber incidents and hacking of sensitive information if Creative Realities’ outsourced service provider experiences a security breach.

●	Because Creative Realities’ technology, products, platform, and services are complex and are deployed in and across complex environments, they may have errors or defects that could seriously harm Creative Realities’ business.

●	Creative Realities may have insufficient network or server capacity, which could result in interruptions in its services and loss of revenues.

●	Creative Realities’ business operations are susceptible to interruptions caused by events beyond Creative Realities’ control.

●	The markets in which Creative Realities operates are rapidly emerging, and Creative Realities may be unable to compete successfully against existing or future competitors to its business.

Risks related to Creative Realities Common Stock

●	The variable sales cycle of some of Creative Realities’ products make it difficult to predict operating results.

●	Creative Realities’ largest shareholder possesses controlling voting power with respect to Creative Realities common stock, which will limit your influence on corporate matters.

●	The Articles of Incorporation of Creative Realities grant its Board of Directors the power to issue additional shares of common and preferred stock and to designate other classes of preferred stock, all without shareholder approval.

●	Creative Realities does not intend to pay dividends on Creative Realities common stock for the foreseeable future.

●	Creative Realities does not have significant tangible assets that could be sold upon liquidation.

●	Creative Realities can provide no assurance that its securities will continue to meet Nasdaq listing requirements. If Creative Realities fails to comply with the continuing listing standards of the Nasdaq, Creative Realities’ securities could be delisted.

General Creative Realities Risk Factors

●	Unpredictability in financing markets could impair Creative Realities’ ability to grow its business through acquisitions.

●	Because Creative Realities has limited resources, it may not have in place various processes and protections common to more mature companies and may be more susceptible to adverse events.

●	General global market and economic conditions may have an adverse impact on Creative Realities’ operating performance and results of operations.

●	Significant issuances of Creative Realities common stock or common stock derivatives, or the perception that significant issuances may occur in the future, could adversely affect the market price for Creative Realities common stock.

●	There may not be an active market for shares of Creative Realities common stock.

Risks related to Reflect’s Business and Industry

●	The ongoing COVID-19 pandemic has had, and may in the future have, a significant adverse impact on Reflect’s advertising revenue and also exposes Reflect’s business to other risks.

●	Reflect may experience fluctuations in its operating results, which could make Reflect’s future operating results difficult to predict.

●	Disruption to Reflect’s supply chain could adversely affect its business.

●	Reflect’s digital signage business is evolving in a rapidly changing market and Reflect cannot ensure the long-term successful operation of its business or the execution of its business plan.

●	Reflect expects that there will be significant consolidation in Reflect’s industry. Reflect’s failure to participate in that consolidation could have a severe adverse impact on Reflect’s access to financing, customers, technology, and human resources.

●	Reflect’s success depends on Reflect’s digital signage technologies achieving and maintaining widespread acceptance in Reflect’s targeted markets.

●	Reflect’s continued growth and financial performance could be adversely affected by the loss of several key customers.

●	If Reflect does not manage its growth effectively, the quality of Reflect’s platform and solutions may suffer, and its business, results of operations and financial condition may be adversely affected.

●	Changes in a shift in product mix can have a significant impact on Reflect’s gross margins.

●	It is common for Reflect’s current and prospective customers to take a long time to evaluate Reflect’s products, most especially during economic downturns that affect Reflect’s customers’ businesses, including as a result of the COVID-19 pandemic. The lengthy and variable sales cycle makes it difficult to predict Reflect’s operating results.

●	Reflect is subject to payment-related risks if customers dispute or do not pay their invoices, and any decreases or significant delays in payments could have a material adverse effect on Reflect’s business, results of operations and financial condition.

●	Reflect’s industry is characterized by frequent technological change. If Reflect is unable to adapt Reflect’s products and services and develop new products and services to keep up with these rapid changes, Reflect will not be able to obtain or maintain market share.

●	Reflect’s proprietary platform architectures and software underlying certain of its services are complex and may contain unknown errors in design or implementation that could result in system performance failures or inability to scale.

●	Reflect competes with other companies that have more resources, which puts Reflect at a competitive disadvantage.

●	Reflect may need additional capital in the future to meet its financial obligations and to pursue its business objectives and anticipated growth. Additional capital may not be available on favorable terms, or at all, which could compromise Reflect’s ability to meet Reflect’s financial obligations and grow Reflect’s business.

●	Reflect’s future success depends on key personnel and Reflect’s ability to attract and retain additional personnel.

●	Labor shortages or increases in labor costs could adversely impact Reflect’s business and results of operations.

●	Reflect’s reliance on information management and transaction systems to operate its business exposes Reflect to cyber incidents, hacking of its sensitive information and security breaches.

●	Because Reflect’s technology, products, platform, and services are complex and are deployed in and across complex environments, they may have errors or defects that could seriously harm Reflect’s business.

●	Reflect’s third party service providers may have insufficient network or server capacity or connectivity issues, which could result in interruptions in Reflect’s services and loss of revenues.

●	Reflect’s business operations are susceptible to interruptions caused by events beyond Reflect’s control.

●	The markets in which Reflect operates are rapidly evolving, and Reflect may be unable to compete successfully against existing or future competitors to its business.

Risks related to Cyber Security and Intellectual Property

●	Reflect is subject to cyber security risks and interruptions or failures in Reflect’s information technology systems and will likely need to expend additional resources to enhance Reflect’s protection from such risks. Notwithstanding Reflect’s efforts, a cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss.

●	Reflect’s business may be adversely affected by malicious applications that interfere with, or exploit security flaws in, Reflect’s products and services.

●	A portion of Reflect’s business involves the use of software technology that Reflect has developed or licensed. Industries involving the ownership and licensing of software-based intellectual property are characterized by frequent intellectual-property litigation, and Reflect could face claims of infringement by others in the industry. Such claims could be costly and add uncertainty to Reflect’s operational results.

Risks related to Government Regulation

●	Any actual or perceived failure by Reflect to comply with legal or regulatory requirements related to privacy or data security in one or multiple jurisdictions could result in proceedings, actions, or penalties against Reflect.

●	The technology industry is subject to increasing scrutiny that could result in government actions that could negatively affect Reflect’s business.

Appraisal Rights

No appraisal rights are available to Creative Realities’ shareholders in connection with the Creative Realities Proposals. Appraisal rights are available to Reflect’s stockholders in connection with the Merger Proposal.

Information about the Creative Realities Meeting

Date, Time and Place of Creative Realities Meeting

The Creative Realities Meeting will be held at 9 a.m. Eastern time, on January 28, 2022, at Creative Realities’ headquarters located at 13050 Magisterial Drive, Suite 102, Louisville, Kentucky 40223, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Creative Realities Proposals.

Creative Realities Record Date; Outstanding Shares; Shareholders Entitled to Vote

Creative Realities has fixed the close of business on December 27, 2021, as the Creative Realities Record Date for determining Creative Realities shareholders entitled to notice of and to attend and vote at the Creative Realities Meeting. As of the close of business on December 27, 2021, there were 12,005,129 Creative Realities Shares outstanding and entitled to vote. Each Creative Realities Share is entitled to one vote per share at the Creative Realities Meeting.

In connection with the execution of the Merger Agreement, Creative Realities delivered to Reflect Voting Agreements signed by certain shareholders, including Creative Realities’ officers and directors, collectively holding 5,342,469 Creative Realities Shares, representing 44.9% of the Creative Realities Shares entitled to vote at the Special Meeting. Under the Voting Agreements, such shareholders agree to vote all of their Creative Realities Shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions, and provide a proxy to Creative Realities to vote such Creative Realities Shares accordingly.

Proxy Solicitation

Proxies with respect to the Creative Realities Meeting may be solicited by telephone, by facsimile, by mail, on the Internet or in person. Creative Realities, its directors and executive officers may be deemed to be participants in the solicitation of consents with respect to the Creative Realities Proposals. Information regarding Creative Realities’ directors and executive officers and their ownership of Creative Realities Shares is contained in the section of this joint proxy statement/prospectus entitled “Beneficial Ownership of Securities of Creative Realities,” and is supplemented by other public filings to be made with the SEC. As of December 27, 2021, Creative Realities’ directors and executive officers beneficially own approximately 11.05% of the outstanding Creative Realities Shares. If a Creative Realities shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Creative Realities Meeting. A shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Special Meeting of the Shareholders of Creative Realities — Revoking Your Proxy-Changing Your Vote.”

Creative Realities Board Reasons for the Approval of the Merger

The Creative Realities Board has witnessed accelerate consolidation of companies in the digital signage market in which Creative Realities operates. The Creative Realities Board considered a number of companies with the assistance of its financial advisors to identify Reflect as an ideal acquisition target due to Reflect’s current market offerings, including:

●	Attractive Omnichannel Model with Recurring Revenue Base and Multiple Venues for Growth. Reflect serves its customers through multiple channels. Its content management system generates subscription-based revenues, with a growing customer base and low churn. Its ad technology platform is growing, with an expanding roster of programmatic advertising partners.

●	Potential for key industry partnerships. The Reflect board of directors and management team includes individuals with relationships that the Board believes allow Creative Realities to strategically create synergistic collaborations and partnerships with other companies in the industry.

●	Brand Recognition. Reflect is an iconic brand in the digital signage industry with broad reach, engagement and distribution. Reflect’s brand is constantly focused on improving engagement and optimizing monetization by utilizing proprietary advertising technology.

●	Technology. Reflect has built a best-in-class tech stack platform with the capability to seamlessly deliver content to hundreds of thousands of devices simultaneously at little cost, yielding operating leverage and efficiencies as the company continues to scale.

●	Synergies. Creative Realities believes that the combined companies will enjoy both revenue synergies (via upsell and cross sell strategies as well as economies of scale) and cost synergies (via redundant personnel and infrastructure)

The Creative Realities Board has also considered a number of factors to approve the Merger, including, but not limited to:

●	the business, history, and credibility of Reflect and its affiliates;

●	the likelihood that the Merger will be completed;

●	the terms of the Merger Agreement and the belief that the terms of the Merger Agreement, including the representations, warranties, covenants, and conditions to the parties’ respective obligations, are reasonable in light of the entire transaction;

●	the view of Creative Realities’ management as to the financial condition, results of operations, and business of Reflect before and after the Merger based on due diligence;

●	the fact that consummating the Merger will mean Creative Realities cannot pursue other alternatives that potentially could result in a greater value for Creative Realities’ shareholders;

●	the risk that the Merger may not be completed in a timely manner or at all; and

●	various other risks associated with the Merger.

Quorum and Required Vote for Creative Realities Proposals at the Creative Realities Meeting

A quorum of Creative Realities shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of a majority of the total number of outstanding Creative Realities Shares entitled to vote constitutes a quorum for the transaction of business at the Creative Realities Meeting. Votes cast by proxy or in person at such meeting will be tabulated by the election inspectors appointed for such meeting who will determine whether a quorum is present. Broker non-votes will not be counted for purposes of establishing a quorum.

Approval of each of the Bonus Plan Proposal, the Share Issuance Proposal, and, if presented, the Creative Realities Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Creative Realities’ shareholders present in person or represented by proxy at the Creative Realities Meeting. Accordingly, an Creative Realities shareholder’s failure to vote by proxy or to vote in person at the Creative Realities Meeting or the failure of a Creative Realities shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that shareholder’s shares not being counted towards the number of Creative Realities Shares required to validly establish a quorum, and if a valid quorum is otherwise established, it will but will have no effect on the outcome of the proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established, and will have the same effect as a vote against each proposal.

Recommendation to Creative Realities Shareholders

The Creative Realities Board believes that each of the Bonus Plan Proposal, the Share Issuance Proposal, the Advisory Compensation Proposal, and, if presented, the Creative Realities Adjournment Proposal, to be presented at the Creative Realities Meeting is in the best interests of Creative Realities and our shareholders and unanimously recommends that Creative Realities’ shareholders vote “FOR” each of these proposals.

When you consider the recommendation of the Creative Realities Board favor of approval of these proposals, you should keep in mind that Creative Realities’ directors and officers have interests in the Creative Realities Proposals that are different from or in addition to (and which may conflict with) the interests of Creative Realities’ shareholders. These interests include, among other things the following compensation that is payable only if the Merger is consummated:

●	the annual base salary of Rick Mills, Chief Executive Officer of Creative Realities, will be increased from $330,000 to $450,0000;

●	the annual base salary of Will Logan, Chief Financial Officer of Creative Realities, will be increased from $249,000 to $350,0000; and

●	Will Logan will receive a $75,000 cash bonus.

Information about the Reflect Meeting

Date, Time and Place of Reflect Meeting

The Reflect Meeting will be held at 2221 Lakeside Blvd #1200, Richardson, Texas 75082, on January 28, 2022, at 9:00 a.m. Central Time, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Reflect Proposals.

Reflect Record Date; Outstanding Reflect Stock; Stockholders Entitled to Vote

The record date for the Reflect Meeting is January 3, 2022, or the Reflect Record Date. Only record holders of shares of Reflect common stock and Reflect preferred stock at 5:00 p.m. Central Time, or the close of business, on the Reflect Record Date are entitled to notice of the Reflect Meeting. At the close of business on the Reflect Record Date, the only outstanding securities of Reflect with a right to vote on the proposals were:

●	shares of Reflect common stock, with 6,258,505 shares of Reflect common stock being issued and outstanding at that time;

●	shares of Reflect Series A Convertible Preferred Stock, with 3,000,000 shares of Reflect Series A Convertible Preferred Stock being issued and outstanding at that time;

●	shares of Reflect Series B Preferred Stock, with 2,472,443 shares of Reflect Series B Preferred Stock being issued and outstanding at that time;

●	shares of Reflect Series C Preferred Stock, with 3,727,613 shares of Reflect Series C Preferred Stock being issued and outstanding at that time;

●	shares of Reflect Series C-1 Preferred Stock, with 8,000,000 shares of Reflect Series C-1 Preferred Stock being issued and outstanding at that time; and

●	shares of Reflect Series D Preferred Stock, with 4,000,000 shares of Reflect Series D Preferred Stock being issued and outstanding at that time.

Each share of Reflect common stock and Reflect preferred stock outstanding on the Reflect Record Date is entitled to one vote on each Reflect Proposal. Holders of at least a majority of the outstanding shares of Reflect common stock and preferred stock voting together, and holders of at least two-thirds of the outstanding shares of Reflect preferred stock, must vote in favor of the Merger Agreement and the Merger in order to permit consummation of the Merger and other transactions contemplated thereby. In addition, holders of at least a majority of the common stock and preferred stock voting together as a class and at least a majority of the outstanding shares of each series of Reflect preferred stock must vote in favor of the Reflect Charter Amendment Proposals, which include: (i) a proposal to approve an amendment to the Reflect Certificate of Incorporation to provide that the Merger Consideration payable to the holders of each series of Reflect preferred stock under the Merger Agreement would fully, sufficiently and finally satisfy the preferred liquidation preference of each such series of preferred stock. and (ii) a proposal to approve an amendment to the Reflect Certificate of Incorporation to provide that the Merger Consideration payable to the holders of each series of Reflect preferred stock under the Merger Agreement would be subject to any and all escrows established under the Merger Agreement and related escrow agreements.

Voting by Reflect’s Directors and Executive Officers

At the close of business on the Reflect Record Date, Reflect directors and executive officers and their affiliates were entitled to vote 46.9% of the shares of Reflect common stock outstanding on that date. At the close of business on the Reflect Record Date, Reflect directors and executive officers and their affiliates were entitled to vote 41.8% of the shares of Reflect preferred stock outstanding on that date. Reflect currently expects that its directors and executive officers and their affiliates, many of whom have entered into a voting agreement in respect of their shares, will vote their shares of Reflect common stock and preferred stock in favor of each of the Reflect Proposals. A total of 54.6% of the outstanding common stock and preferred stock of Reflect were subject to such voting agreement, the terms of which require such Reflect stockholders to vote in favor of such proposals. Specifically, holders of 25.7% of the Reflect Series A Preferred Stock, 24.5% of the Reflect Series B Preferred Stock, 23.1% of the Reflect Series C Preferred Stock, 36.2% of the Reflect Series C-1 Preferred Stock, 96.7% of the Reflect Series D Preferred Stock and 42.5% of all of the Reflect preferred stock, were subject to such voting agreement. In addition, Reflect and certain holders of Reflect preferred stock are party to the Investors Rights Agreement pursuant to which such holders of Reflect preferred stock have consented to certain drag-along rights. Pursuant to the drag-along provisions of the Investors Rights Agreement, if the Reflect Board of Directors and at least a majority of the then outstanding shares of Preferred Stock, voting together as a class, vote in favor of an Approved Sale, all stockholders party to the Investors Rights Agreement have agreed to consent to and raise no objections against such Approved Sale, subject to certain conditions. See “Description of Reflect Capital Stock—Investors Rights Agreement.”

Proxy Solicitation

The Reflect board of directors is soliciting proxies for the Reflect Meeting from holders of shares of Reflect common stock and Reflect preferred stock entitled to vote at such special meeting. In accordance with the Merger Agreement, Reflect will pay its own cost of soliciting proxies from its stockholders, including the cost of mailing this joint proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Reflect’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Reflect Board Reasons for the Approval of the Merger

Reflect’s board of directors has unanimously approved the Merger Agreement and unanimously recommends that the Reflect’s stockholders vote “FOR” approval of the Merger Agreement and the Merger.

Reflect’s board of directors has determined that the Merger is fair to, and in the best interests of, Reflect’s stockholders. In approving the Merger Agreement, Reflect’s board of directors consulted with Innovation Advisors with respect to the financial aspects of the Merger and with its outside legal counsel as to its legal duties and the terms of the Merger Agreement. In arriving at its determination, Reflect’s board of directors also considered a number of factors, including the following:

●	the Board’s familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Reflect;

●	the current and prospective environment in which Reflect operates, including national economic conditions, the competitive environment for providers of digital signage technology and services;

●	the results that Reflect could expect to obtain if it continued to operate independently, and the likely benefits to stockholders of that course of action, as compared with the value of the Merger Consideration offered by Creative Realities;

●	the proposed amendment to the Reflect Certificate of Incorporation amending the liquidation preferences of the various series of Reflect preferred stock to accept the Merger Consideration received in the Merger as full satisfaction of such liquidation preferences;

●	that stockholders of Reflect will receive a portion of the Merger Consideration in shares of Creative Realities common stock, which is publicly traded on the Nasdaq Capital Market;

●	the ability of Creative Realities to obtain financing to close the transaction;

●	the ability of Creative Realities to receive the requisite regulatory approvals in a timely manner and to otherwise close the transaction;

●	the terms and conditions of the Merger Agreement, including the parties’ respective representations, warranties, covenants and other agreements, and the conditions to closing;

●	that under the Merger Agreement Reflect could not solicit competing proposals for the acquisition of Reflect;

●	the merger with a larger and more diversified company offering complementary services and products would provide the combined entity opportunities to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;

●	the perceived perception of the transaction in the marketplace, especially with customers;

●	that some of Reflect’s directors and executive officers have other financial interests in the Merger in addition to their interests as Reflect stockholders, including financial interests that are the result of existing compensation arrangements with Reflect and/or prospective compensation arrangements with Creative Realities and the manner in which such interests would be affected by the Merger;

●	the opportunities for Reflect employees in the combined entity, including leadership positions and compensation;

●	any rights to Reflect stock options will be cashed out and cancelled pursuant to the Reflect stock option plan and pursuant to agreements with the optionees; and

●	the requirement that Reflect conduct its business in the ordinary course and other restrictions on the conduct of Reflect’s business before completion of the Merger, which may delay or prevent Reflect from undertaking business opportunities that may arise before completion of the Merger.

The reasons set out above for the Merger are not intended to be exhaustive, but do include all material factors considered by Reflect’s board of directors in approving the Merger. In reaching its determination, the Reflect board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based on the reasons stated, the Reflect board believed that the Merger was in the best interest of Reflect’s stockholders, and therefore the board of directors of Reflect unanimously approved the Merger Agreement, the Merger and the Reflect Charter Amendment Proposals. In addition, all members of Reflect’s board of directors and certain officers have entered into a voting agreement requiring them to vote the shares of Reflect common stock and preferred stock over which they have voting authority in favor of the Merger Agreement.

REFLECT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF REFLECT COMMON STOCK AND PREFERRED STOCK VOTE FOR THE MERGER AGREEMENT AND THE MERGER AND FOR EACH OF THE REFLECT CHARTER AMENDMENT PROPOSALS AND FOR THE REFLECT ADJOURNMENT PROPOSAL.

Quorum and Required Vote for the Reflect Proposals at the Reflect Meeting

No business may be transacted at the Reflect Meeting unless a quorum is present. The holders of a majority of the common stock and preferred stock issued and outstanding and entitled to vote at a meeting of the stockholders, present in person or represented by proxy, constitutes a quorum at all meetings of the stockholders for the transaction of business, but the holders of at least two-thirds of the shares of all of the Reflect preferred stock entitled to vote at the Reflect Meeting and at least a majority of each series of Reflect preferred stock, in each case entitled to vote at the Reflect Meeting, must be present, in person or by proxy, at the Reflect Meeting in order to have the necessary vote to be able to take action on the Merger Proposal and the Reflect Charter Amendment Proposals. Holders of at least a majority of the outstanding shares of Reflect common stock and Reflect preferred stock voting together as a class and holders of at least two-thirds of the outstanding shares of all of the Reflect preferred stock, must vote in favor of the Merger Agreement and the Merger, and holders of at least a majority of the outstanding shares of Reflect common stock and Reflect preferred stock voting together as a class and holders of at least a majority of each series of Reflect preferred stock must vote for each of the Reflect Charter Amendment Proposals, in order to permit consummation of the Merger and other transactions contemplated thereby. As a result, if shares representing at least (i) a majority of the shares of Reflect common stock and Reflect preferred stock outstanding on the close of business on the Reflect Record Date, (ii) two-thirds of the shares of Reflect preferred stock outstanding on the close of business on the Reflect Record Date and (iii) a majority of each series of Reflect preferred stock outstanding on the close of business on the Reflect Record Date are not present at the Reflect Meeting, then the presence of a quorum will still not permit the Merger to be approved at the Reflect Meeting.

If the applicable quorum is not present, or if fewer shares than are required to approve the Merger Agreement, the Merger and the Reflect Charter Amendment Proposals are voted in favor of the proposal to approve the Merger Agreement, the Merger and the Reflect Charter Amendment Proposals, as applicable, then the Reflect Meeting may be adjourned to allow for the solicitation of additional proxies provided that such proposal to adjourn the Reflect Meeting is approved by the holders of a majority of the shares of Reflect common stock and preferred stock voting together as a class, two-thirds of the shares of all of the Reflect preferred stock and the majority of the shares of each series of Reflect preferred stock who are entitled to vote at the Reflect Meeting and are present or represented by proxy at the Reflect Meeting.

No notice of an adjourned Reflect Meeting need be given unless, after the adjournment, a new record date is fixed for the adjourned Reflect Meeting, in which case a notice of the adjourned Reflect Meeting shall be given to each Reflect stockholder of record entitled to vote at the Reflect Meeting. At any adjourned Reflect Meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Reflect Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned Reflect Meeting.

All shares of Reflect common stock and Reflect preferred stock represented at the Reflect Meeting, including shares of Reflect common stock and Reflect preferred stock that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.

Reflect Stockholder Vote Required to Approve the Merger Agreement, the Reflect Charter Amendment Proposals and the Adjournment Proposal

You may vote at the special meeting of Reflect stockholders if you owned Reflect common stock or any Reflect preferred stock as of 5:00 p.m. on January 3, 2022. You can cast one vote for each share of Reflect common stock and one vote for each share of Reflect preferred stock (regardless of series) that you owned of record at that time.  As of January 3, 2022, there were 6,258,505 shares of Reflect common stock outstanding, 21,200,056 shares of Reflect preferred stock outstanding, 3,000,000 shares of Reflect Series A preferred stock outstanding, 2,472,443 shares of Reflect Series B preferred stock outstanding, 3,727,613 shares of Reflect Series C preferred stock outstanding, 8,000,000 shares of Reflect Series C-1 preferred stock outstanding and 4,000,000 shares of Reflect Series D preferred stock outstanding.

Approval of the Merger Agreement requires the affirmative vote of both (i) the holders of at least two-thirds of the shares of all series of Reflect preferred stock outstanding and entitled to vote as of 5:00 p.m. on the Reflect Record Date, voting together as a class and (ii) holders of a majority of Reflect common stock and all series of Reflect preferred stock outstanding and entitled to vote as of 5:00 p.m. on the Reflect Record Date voting together as a class. Approval of each of the Reflect Charter Amendment Proposals requires the affirmative vote of (i) holders of a majority of each series of Reflect preferred stock entitled to vote as of 5:00 p.m. on the Reflect Record Date, each voting as separate classes and (ii) holders of a majority of Reflect common stock and all series of Reflect preferred stock outstanding and entitled to vote as of 5:00 p.m. on the Reflect Record Date, voting together as a class.

Reflect and certain holders of Reflect preferred stock are party to the Investors Rights Agreement pursuant to which such holders of Reflect preferred stock have consented to certain drag-along rights. Pursuant to the drag-along provisions of the Investors Rights Agreement, if the Reflect Board of Directors and at least a majority of the then outstanding shares of preferred stock, voting together as a class, vote in favor of an Approved Sale (as defined in the Investors’ Rights Agreement and such definition would include the Merger contemplated by the Merger Agreement), all stockholders party to the Investors Rights Agreement have agreed to consent to and raise no objections against such Approved Sale and waive any dissenters rights, appraisal rights or similar rights, subject to certain conditions. If the Approved Sale is structured as a sale of all the capital stock of the Company, the stockholders party to the Investors Rights Agreement have agreed to sell all of their shares of Reflect stock, which are the subject of the Approved Sale. The Reflect stockholders party to the Investors’ Rights Agreement shall take all necessary and desirable actions in connection with the consummation of an Approved Sale, including using their reasonable best efforts to obtain the execution of such agreements and such instruments and other actions reasonably necessary to (A) provide customary representations, warranties, indemnities, and escrow arrangements related to such Approved Sale and (B) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale.

If you fail to vote, it will have the effect of a vote against the Merger Agreement and the Reflect Charter Amendment Proposals. The Reflect Meeting may be adjourned to allow for the solicitation of additional proxies provided that such proposal to adjourn the Reflect Meeting is approved by the holders of a majority of the shares of Reflect common stock and preferred stock voting together as a class, two-thirds of the shares of Reflect preferred stock and the majority of the shares of each series of Reflect preferred stock who are entitled to vote at the Reflect Meeting and are present or represented by proxy at the Reflect Meeting.

Voting of Proxies by Holders of Record of Reflect Common Stock and Reflect Preferred Stock

If you were a record holder of Reflect common stock or Reflect preferred stock at the close of business on the Reflect Record Date, a proxy card is enclosed for your use. Reflect requests that you vote your shares as promptly as possible by and returning the enclosed proxy card by following the instructions regarding delivery on such proxy card, or as otherwise provided by Reflect. When the accompanying proxy card is properly executed, dated and returned, the shares of Reflect common stock and/or Reflect preferred stock represented by it will be voted at the Reflect Meeting or any adjournment thereof in accordance with the instructions contained in the proxy card.

If a proxy card is returned without an indication as to how the shares of Reflect common stock or Reflect preferred stock represented by it are to be voted with regard to a particular proposal, the shares of Reflect common stock or Reflect preferred stock represented by the proxy will be voted in accordance with the recommendation of the Reflect board of directors and, therefore, such shares will be voted:

“FOR” Reflect Merger Proposal approving the Merger Agreement and the Merger;

“FOR” each of the Reflect Charter Amendment Proposals; and

“FOR” Reflect Adjournment Proposal approving the adjournment of the Reflect Meeting if necessary to permit solicitation of additional proxies or for any other reason that the board of directors determines is necessary.

At the date hereof, the Reflect board of directors has no knowledge of any business that will be presented for consideration at the Reflect Meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in the Reflect Notice of Special Meeting of Stockholders.

No other matter can be brought up or voted upon at the Reflect Meeting.

Your vote is important. Accordingly, if you were a record holder of Reflect common stock or Reflect preferred stock on the Reflect Record Date, please sign and return the enclosed proxy card, whether or not you plan to attend the Reflect Meeting in person.

Attending the Meeting; Voting in Person

Only record holders of Reflect common stock or Reflect preferred stock on the Reflect Record Date, the persons duly appointed as proxies to vote shares of Reflect common stock or Reflect preferred stock, and invited guests may attend the Reflect Meeting. Only the holders of record of shares of the Reflect common stock and Reflect preferred stock as of the Reflect Record Date will be entitled to vote at the Reflect Meeting. All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring to gain admittance to the Reflect Meeting depend on whether they are Reflect stockholders of record or proxy holders.

A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of shares of Reflect common stock or Reflect preferred stock who desires to attend the Reflect Meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the Reflect stockholder of record, and proof of the signing stockholder’s record ownership of shares of Reflect common stock or Reflect preferred stock as of the Reflect Record Date.

No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the Reflect Meeting may prevent Reflect stockholders or their proxies from being admitted to the Reflect Meeting.

Revocation of Proxies

A Reflect stockholder entitled to vote at the Reflect Meeting may revoke a previously provided proxy at any time before such time that the proxy card for any such holders of Reflect common stock or Reflect preferred stock must be received at the Reflect Meeting by taking any of the following three actions:

●	delivering written notice of revocation to Matt Schmitt, President, 2221 Lakeside Blvd #1200, Richardson, Texas 75082;

●	delivering a proxy card bearing a later date than the date of the proxy that such stockholder desires to revoke; or

●	attending the Reflect Meeting and voting in person.

Merely attending the Reflect Meeting will not, by itself, revoke your proxy; a holder of Reflect common stock or Reflect preferred stock must cast a subsequent vote at the Reflect Meeting using a ballot provided at the Reflect Meeting for that purpose. The last valid vote that Reflect receives before or at the Reflect Meeting is the vote that will be counted.

Tabulation of Votes

Reflect has appointed Matt Schmitt to serve as the Inspector of Election for the Reflect Meeting. The Inspector of Election will independently tabulate affirmative votes, negative votes and abstentions.

Adjournments

Any adjournment of the Reflect Meeting may be made from time to time provided that such proposal to adjourn the Reflect Meeting is approved by the holders of a majority of the shares of Reflect common stock and Reflect preferred stock voting together as a single class, two-thirds of the shares of Reflect preferred stock voting together as a single class and the majority of the shares of each series of Reflect preferred stock who are entitled to vote at the Reflect Meeting and are present or represented by proxy at the Reflect Meeting, whether or not a quorum exists at the Reflect Meeting. Such adjournment may be made without further notice other than by an announcement made at the Reflect Meeting, unless a new record date for the adjourned Reflect Meeting is fixed. If a quorum is not present at the Reflect Meeting or if a quorum is present at the Reflect Meeting but there are not sufficient votes at the time of the Reflect Meeting to approve the proposals, then Reflect stockholders may be asked to vote on a proposal to adjourn the Reflect Meeting so as to permit solicitation of additional proxies. A proposal to adjourn the meeting may also be made for any reason the board of directors of Reflect determines is necessary.

Recommendation to Reflect Stockholders

The Reflect Board believes that the Merger Proposal, each of the Reflect Charter Amendment Proposals and the Reflect Adjournment Proposal to be presented at the Reflect Meeting is in the best interests of Reflect and its stockholders and unanimously recommends that Reflect stockholders vote “FOR” the Merger Proposal, “FOR” each of the Reflect Charter Amendment Proposals and “FOR” the Reflect Adjournment Proposal.

When you consider the recommendation of the Reflect Board favor of approval of these proposals, you should keep in mind that Reflect’s directors and officers have interests in the Merger that are different from or in addition to (and which may conflict with) the interests of Reflect’s stockholders. These interests include, among other things: retention bonuses paid to certain of Reflect’s executive officers pursuant to the Retention Bonus Plan and transaction payments paid to certain of Reflect’s executive officers and non-employee directors in consideration of, among other things, severance and surrendering of all potential option rights. See “Certain Relationships and Related Party Transactions of Reflect.”

These interests may have influenced our directors in making their recommendation that you vote in favor of the approval of the Merger, the Reflect Charter Amendment Proposals and the transactions contemplated thereby. These interests were considered by the Reflect Board when it approved the Merger Agreement and the Merger.

QUESTIONS AND ANSWERS FOR ALL CREATIVE REALITIES SHAREHOLDERS AND

REFLECT STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Creative Realities Meeting and at the Reflect Meeting, including questions relating to the proposed Merger. The following questions and answers do not include all the information that is important to our and Reflect’ shareholders. Creative Realities and Reflect urge their respective shareholders and stockholders to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q.	Why am I receiving this joint proxy statement/prospectus?

A.

Creative Realities and Reflect propose to enter into a Merger pursuant to the Merger Agreement, dated as of November 12, 2021, as may be amended or supplemented from time to time. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A, and you are encouraged to read the Merger Agreement in its entirety. Pursuant to the Merger Agreement, Merger Sub will merge with and into Reflect, with Reflect as the surviving corporation and the wholly-owned subsidiary of Creative Realities.

Consummation of the Merger requires the approval of the following:

With respect to Creative Realities, the following approvals of: each of the Bonus Plan Proposal, Share Issuance Proposal, Advisory Compensation Proposal, and, if presented, the Creative Realities Adjournment Proposal, each of which requires the affirmative vote of a majority of the votes cast by Creative Realities’ shareholders present in person or represented by proxy at the Creative Realities Meeting.

With respect to Reflect, the approval of: the Merger Proposal, which requires the affirmative vote of both (i) the holders of at least two-thirds of the shares of all series of Reflect preferred stock outstanding and entitled to vote as of 5:00 p.m. on the Reflect Record Date and (ii) holders of a majority of Reflect common stock and all series of Reflect preferred stock outstanding and entitled to vote as of the Reflect Record Date voting together as a class, and each of the Reflect Charter Amendment Proposals, which requires the affirmative vote of (i) the majority of each series of Reflect preferred stock entitled to vote as of the Reflect Record Date, and (ii) holders of a majority of Reflect common stock and all series of Reflect preferred stock outstanding and entitled to vote as of 5:00 p.m. on the Reflect Record Date, voting together as a class.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS JOINT PROXY STATEMENT/PROSPECTUS.

Q:	What will happen in the Merger?

A:	At the Closing, Merger Sub will be merged with and into Reflect, following which Merger Sub shall cease existence and Reflect shall continue as the surviving entity as Creative Realities’ direct wholly-owned subsidiary. The Merger shall have the effects specified in Delaware Law. As the consideration for the Merger, all the issued and outstanding Reflect Stock will be exchanged for the Merger Consideration.

Q.	Why are Reflect and Creative Realities proposing the Merger?

A.	Reflect’s board of directors has determined that the Merger is fair to, and in the best interests of, Reflect’s stockholders. In approving the Merger Agreement, Reflect’s board of directors consulted with Innovation Advisors with respect to the financial aspects of the Merger and with its outside legal counsel as to its legal duties and the terms of the Merger Agreement. In arriving at its determination, Reflect’s board also considered a number of factors, including the following:

●	the Board’s familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Reflect;

●	the current and prospective environment in which Reflect operates, including national economic conditions, the competitive environment for providers of digital signage technology and services;

●	the results that Reflect could expect to obtain if it continued to operate independently, and the likely benefits to stockholders of that course of action, as compared with the value of the Merger Consideration offered by Creative Realities;

●	the proposed amendment to the Reflect Certificate of Incorporation amending the liquidation preferences of the various series of Reflect preferred stock to accept the Merger Consideration received in the Merger as full satisfaction of such liquidation preferences;

●	that stockholders of Reflect will receive a portion of the Merger Consideration in shares of Creative Realities common stock, which is publicly traded on the Nasdaq Capital Market;

●	the ability of Creative Realities to obtain financing to close the transaction;

●	the ability of Creative Realities to receive the requisite regulatory approvals in a timely manner and to otherwise close the transaction;

●	the terms and conditions of the Merger Agreement, including the parties’ respective representations, warranties, covenants and other agreements, and the conditions to closing;

●	that under the Merger Agreement Reflect could not solicit competing proposals for the acquisition of Reflect;

●	the merger with a larger and more diversified company offering complementary services and products would provide the combined entity opportunities to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;

●	the perceived perception of the transaction in the marketplace, especially with customers;

●

that some of Reflect’s directors and executive officers have other financial interests in the Merger in addition to their interests as Reflect stockholders, including financial interests that are the result of existing compensation arrangements with Reflect and/or prospective compensation arrangements with Creative Realities and the manner in which such interests would be affected by the Merger;

●	the opportunities for Reflect employees in the combined entity, including leadership positions and compensation;

●	any rights to Reflect stock options will be cashed out and cancelled pursuant to the Reflect stock option plan and pursuant to agreements with the optionees; and

●

the requirement that Reflect conduct its business in the ordinary course and other restrictions on the conduct of Reflect’s business before completion of the Merger, which may delay or prevent Reflect from undertaking business opportunities that may arise before completion of the Merger.

In addition, the Creative Realities Board considered a number of factors, including the following:

●	Attractive Omnichannel Model with Recurring Revenue Base and Multiple Venues for Growth. Reflect serves its customers through multiple channels. Its content management system generates subscription-based revenues, with a growing customer base and low churn. Its ad technology platform is growing, with an expanding roster of programmatic advertising partners.

●	Potential for key industry partnerships. The Reflect board of directors and management team includes individuals with relationships that the Board believes allow Creative Realities to strategically create synergistic collaborations and partnerships with other companies in the industry.

●	Brand Recognition. Reflect is an iconic brand in the digital signage industry with broad reach, engagement and distribution. Reflect’s brand is constantly focused on improving engagement and optimizing monetization by utilizing proprietary advertising technology.

●	Technology. Reflect has built a best-in-class tech stack platform with the capability to seamlessly deliver content to hundreds of thousands of devices simultaneously at little cost, yielding operating leverage and efficiencies as the company continues to scale.

●	Synergies. Creative Realities believes that the combined companies will enjoy both revenue synergies (via upsell and cross sell strategies as well as economies of scale) and cost synergies (via redundant personnel and infrastructure)

The reasons set out above for the Merger are not intended to be exhaustive but do include all material factors considered by Reflect’s board of directors in approving the Merger. In reaching its determination, the Reflect board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based on the reasons stated, the board believed that the Merger was in the best interest of Reflect’s stockholders, and therefore the board of directors of Reflect unanimously approved the Merger Agreement and the Merger. In addition, all members of Reflect’s board of directors and certain officers have entered into a voting agreement requiring them to vote the shares of Reflect common stock over which they have voting authority in favor of the Merger Agreement.

In light of the foregoing, the Merger presents an opportunity to increase shareholder value for Creative Realities’ shareholders. However, there is no assurance that shareholder value will increase as a result of the Merger.

Q:	What will the business of Creative Realities be like following the Merger, assuming that the Merger is approved?

A:	Assuming the Merger is approved, following the Closing, the combined company’s business will continue the operations of Creative Realities and Reflect. The combined company will integrate the back office operations of the two entities and continue to utilize the content management systems (“CMS”) of each business, including Reflect’s proprietary ad technology. The Creative Realities CMS will primarily drive digital signage applications in the food sector, with the Reflect CMS servicing all other market segments. The combined company will leverage its increased purchasing power and scale to aggressively pursue enterprise customers via a joint sales and marketing structure.

Q.	What will Reflect’s stockholders receive if the Merger occurs?

A.	Pursuant to the Merger Agreement, the shares of Reflect Stock issued and outstanding immediately prior to the Merger will be cancelled in exchange for the right to receive a proportionate amount of (i) $18,666,667 at closing (such amount subject to adjustment as set forth in the Merger Agreement), (ii) 2,333,334 Creative Realities Shares, and (iii) a right to receive the Additional Contingent Merger Consideration.

Q.	After the Merger, what equity stake will current Creative Realities shareholders and current Reflect stockholders hold in Creative Realities?

A.

As a result of the Merger (assuming, among other things, that no Reflect stockholders exercise appraisal rights with respect to their Reflect Stock in connection with consummation of the Merger), adoption of the Retention Bonus Plan, and consummation of the financings prior to the Merger, Creative Realities shareholders as of immediately prior to the Merger are expected to own approximately 81.8% of the outstanding shares of the combined company, and former Reflect stockholders and Reflect employees are expected to own approximately 18.2% of the outstanding shares of the combined company, assuming the issuance of (i) 2,333,334 Creative Realities Shares in the Merger, (ii) an estimated 333,334 Creative Realities Shares issuable under the Retention Bonus Plan (166,667 of which are issuable on the Closing Date and the remainder of which are issuable over a two-year period after the closing of the Merger as described in more detail in the section titled “The Bonus Plan Proposal” beginning on page 86 of the accompanying joint proxy statement/prospectus) and (iii) an estimated 2,249,347 Creative Realities Shares related to the conversion of the existing related party convertible note as part of the Existing Debt Conversion.

Q.	What equity stake will Creative Realities hold in Reflect after the Closing?

A.	From and after the Effective Time, Creative Realities will own 100% of the equity of Reflect.

Q.	What conditions must be satisfied to complete the Merger?

A.	Unless waived by the parties to the Merger Agreement, and subject to applicable law, the consummation of the Merger is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite shareholder approvals contemplated by this joint proxy statement/prospectus and the approval of Nasdaq to the listing of the Stock Consideration after the Merger. For a list of the various closing condition, see “The Merger Proposal—Conditions to Consummation of the Merger”

Q.	When do you expect the Merger to be completed?

A.	It is currently expected that the Merger will be consummated on or about January 31, 2022. This date depends, among other things, on the approval of the Creative Realities Proposals to be presented to Creative Realities shareholders at the Creative Realities Meeting and the approval of the Reflect Proposals to be presented to the Reflect stockholders at the Reflect Meeting. However, the Creative Realities Meeting could be adjourned if the Creative Realities Adjournment Proposal is adopted by Creative Realities’ shareholders at the Creative Realities Meeting and Creative Realities elects to adjourn the Creative Realities Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Creative Realities Meeting, each of the remaining Creative Realities Proposals have not been approved. The Reflect Meeting could be adjourned if the Reflect Adjournment Proposal is adopted by Reflects’ stockholders at the Reflect Meeting and Reflect elects to adjourn the Reflect Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Reflect Meeting, each of the remaining Reflect Proposals have not been approved. The Merger Agreement provides that the Merger Agreement may be terminated by either party if the Merger has not been consummated by January 31, 2022 (the “Outside Date”); provided that the terminating party is not in material breach of any representation, warranty, covenant, agreement or obligation contained in the Merger Agreement at the time of such termination.

Q.	Will Creative Realities enter into any financing arrangements in connection with the Merger?

A.

Creative Realities intends to raise up to $25 million of capital in one or more debt financings, consisting of up to $10 million of senior secured debt, and up to $15 million of unsecured, convertible debt, together with the possible issuance of warrants to purchase Creative Realities Shares. The convertible debt will be evidenced by the issuance of convertible notes, the terms of which would likely permit the conversion or payment of any principal or accrued interest outstanding under any convertible promissory notes in Creative Realities Shares.

As the terms of such financings are not currently known, Creative Realities cannot provide exact figures as to the amount of dilution that may result to both the Creative Realities public shareholders and the Reflect stockholders from the exercise of any warrants issued, or the conversion or payment of any principal or accrued interest outstanding under any convertible promissory notes issued in such financing. Based on current discussion with Slipstream Funding, LLC, Creative Realities’ lender, all or a portion of the capital to be raised by Creative Realities may be obtained by debt financing by Slipstream, the terms of which may require Creative Realities to convert a portion of Slipstream’s current loan into Creative Realities Shares at a discount to the current market price at the time of closing (the “Existing Debt Conversion”) If Creative Realities enters into a binding commitment in respect of any such financings, Creative Realities will file a Current Report on Form 8-K with the SEC to disclose details of any such financings.

QUESTIONS AND ANSWERS ABOUT THE CREATIVE REALITIES PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Creative Realities Meeting. The following questions and answers do not include all the information that is important to our shareholders. Creative Realities urges shareholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this joint proxy statement?

A:	You are receiving this joint proxy statement/prospectus in connection with the Creative Realities Meeting. Creative Realities is holding the Creative Realities Meeting to consider and vote upon the following proposals. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this joint proxy statement/prospectus.

(1)	The Bonus Plan Proposal — At the Closing, Creative Realities will adopt the Retention Bonus Plan in substantially the form attached as Exhibit C to the Merger Agreement, pursuant to which Creative Realities will pay to key members of Reflect’s management team an aggregate of $1,333,333 in cash, which will be paid 50% at the Closing, and subject to continuous employment with Reflect or Creative Realities, 25% on the one-year anniversary of Closing and 25% on the two-year anniversary of the Closing. The future cash payments due on the one-year and two-year anniversaries of the Closing will be deposited into a “rabbi” trust at Closing. The Retention Bonus Plan also will require Creative Realities to issue Creative Realities Shares having an aggregate value of $666,667 to the plan participants as follows: 50% of the value of such shares will be issued at the Closing, and subject to continuous employment with Reflect or Creative Realities, 25% of the value of such shares will be issued on the one-year anniversary of Closing and the remaining 25% of the value of such shares will be issued on the two-year anniversary of the Closing. The shares to be issued on the Closing will be valued at $2.00 per share, and the shares to be issued after the Closing will be determined based on dividing the value of shares issuable on such date divided by the trailing 10-day volume weighed average price (VWAP) of the shares as of such date as reported on the Nasdaq Capital Market. A summary of the Retention Bonus Plan is set forth in the section entitled “The Bonus Plan Proposal” of this joint proxy statement/prospectus and a complete copy of the Retention Bonus Plan is attached to the Merger Agreement as Exhibit C. Please see the section entitled “The Bonus Plan Proposal.”

(2)	The Share Issuance Proposal — The Nasdaq listing rules require that Creative Realities obtain shareholder approval for issuances of securities in excess of 20% of its issued and outstanding common stock prior to the issuance. At the meeting, Creative Realities’ shareholders will be asked to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of securities in excess of 20% of Creative Realities’ issued and outstanding common stock in connection with the issuance of Creative Realities Shares issued or issuable in connection with (i) the Merger, (ii) one or more financings consummated subsequent to the date of the Merger Agreement and prior to, or in connection with, the Closing, including Creative Realities Shares issuable upon the exercise of any warrants, and the conversion or payment of any principal or accrued interest outstanding under any convertible promissory notes, in each case that may be issued in such financings, and (iii) Creative Realities shares that may be issued in connection with the conversion of any outstanding debt owed to Slipstream Communications, LLC, Creative Realities’ current lender, in connection with obtaining such financing. Please see the section entitled “The Share Issuance Proposal.”

(3)	The Advisory Compensation Proposal — The Creative Realities Board approved a compensation package for its senior executives to be implemented in connection with the closing of the Merger, in which the salary of such executives will be increased upon the Closing, and Will Logan, Chief Financial Officer, will be entitled to a $75,000 cash bonus. A summary of such compensation is set forth in the section entitled “The Advisory Compensation Proposal” of this joint proxy statement/prospectus.

(4)	The Creative Realities Adjournment Proposal — The Creative Realities Adjournment Proposal, if adopted, will allow the Creative Realities Board to adjourn the special meeting of shareholders to a later date or dates to permit further solicitation of proxies. The Creative Realities Adjournment Proposal will only be presented to Creative Realities’ shareholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Creative Realities Meeting to approve one or more of the Creative Realities Proposals presented at such meeting. In no event will the Creative Realities Board adjourn the Creative Realities Meeting beyond the Outside Date. Please see the section entitled “The Creative Realities Adjournment Proposal.”

The Bonus Plan Proposal, Share Issuance Proposal, Advisory Compensation Proposal and the Creative Realities Adjournment Proposal are collectively referred to as the “Creative Realities Proposals.”

This joint proxy statement and its annexes contain important information about the proposed Merger and the Creative Realities Proposals. You should read this joint proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:	When and where is the Creative Realities Meeting?

A:	The Creative Realities Meeting will be held on January 28, 2022 at 9 a.m. Eastern Time, at Creative Realities’ headquarters located at 3050 Magisterial Drive, Suite 102, Louisville, Kentucky 40223.

Q.	How will the insiders vote in connection with the Creative Realities Proposals?

A:	In connection with the execution of the Merger Agreement, certain Creative Realities shareholders who in the aggregate own approximately 44.9% of the outstanding shares of common stock of Creative Realities as of December 27, 2021, executed voting agreements with Creative Realities and Reflect, whereby such shareholders have agreed to vote in favor of, and to adopt and approve, the Creative Realities Proposals, subject to the terms of the voting agreements, and provided a proxy to Creative Realities to vote such Creative Realities shares accordingly.

Q:	How does the Creative Realities Board recommend that Creative Realities shareholders vote?

A:	After careful consideration, the Creative Realities Board recommends that Creative Realities shareholders vote “FOR” each of the Creative Realities Proposals, including the Bonus Plan Proposal, the Share Issuance Proposal, the Advisory Compensation Proposal and the Creative Realities Adjournment Proposal, if presented.

Q:	What happens if I sell my Creative Realities Shares before the Creative Realities Meeting?

A:	The Record Date for the Creative Realities Meeting is earlier than the date that the Merger is expected to be completed. If you transfer your Creative Realities Shares after the Record Date, but before the Creative Realities Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Creative Realities Meeting. If you transfer your Creative Realities Shares prior to the Record Date, you will have no right to vote those shares at the Creative Realities Meeting.

Q:	What vote is required to approve the Creative Realities Proposals presented at the Creative Realities Meeting?

A:	Approval of each Creative Realities Proposal requires the affirmative vote of a majority of the votes which are cast by shareholders present in person or represented by proxy at the Creative Realities Meeting.

In addition, as the date hereof, all of the officers and directors, and certain shareholders of Creative Realities who own approximately 44.9% of the issued and outstanding Creative Realities Shares have agreed to vote for each of the Creative Realities Proposals.

A Creative Realities shareholder’s failure to vote by proxy or to vote in person at the Creative Realities Meeting or the failure of a Creative Realities shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that shareholder’s shares not being counted towards the number of Creative Realities Shares required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established and Broker non-votes will not be counted for purposes of establishing a quorum.

Q:	How many votes do I have at the Creative Realities Meeting?

A:	Our shareholders are entitled to one vote at the Creative Realities Meeting for each Creative Realities Share held of record at the close of business on December 27, 2021, the Record Date for the Creative Realities Meeting.

Q:	What constitutes a quorum at the Creative Realities Meeting?

A:	Holders of a majority of the votes of Creative Realities’ issued and outstanding shares as of the Record Date that are entitled to vote on the Creative Realities Proposals at the Creative Realities Meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the Chairman has the power to adjourn the Creative Realities Meeting.

Q:	What happens if the Advisory Compensation Proposal is not approved?

A:	Approval of the Advisory Compensation Proposal is not a condition to completion of the Merger, and because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on Creative Realities. Accordingly, if the Bonus Plan Proposal and Share Issuance Proposal are approved and the other conditions to closing are satisfied or waived, the Merger will be completed even if the Advisory Compensation Proposal is not approved. If the Merger is completed, the advisory compensation will be payable to Creative Realities’ executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Advisory Compensation Proposal.

Q:	Do I have appraisal rights if I object to any of the Creative Realities Proposals?

A:	No. There are no appraisal rights available to holders of Creative Realities Shares in connection with the Creative Realities Proposals.

Q:	When is the Merger expected to be completed?

A:	It is currently anticipated that the Merger will be consummated promptly following the Creative Realities Meeting, provided that all other conditions to the Closing have been satisfied or waived. For a description of the conditions to the completion of the Merger, see the section entitled “The Merger Proposal — The Merger Agreement — Conditions to Closing of the Merger.”

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this joint proxy statement, including the annexes, and to consider how the Creative Realities Proposals will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank, or other nominee, on the voting instruction form provided by the broker, bank, or nominee.

Q:	How do I vote?

A:	If you were a holder of record of Creative Realities Shares at the close of business on December 27, 2021, the Record Date for the Creative Realities Meeting, you may vote with respect to the proposals in person at the Creative Realities Meeting, or by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or other nominee, you should contact your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Creative Realities Meeting and vote in person, obtain a legal proxy from your broker, bank, or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the Creative Realities Meeting?

A:	At the Creative Realities Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. A failure to vote or an abstention will have the same effect as a vote against each of Creative Realities Proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by us without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each Creative Realities Proposal.

Q:	If I am not going to attend the Creative Realities Meeting in person, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the Creative Realities Meeting or not, please read the enclosed joint proxy statement carefully, and vote your Creative Realities Shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my Creative Realities Shares are held in “street name,” will my broker, bank, or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the shareholders at the Creative Realities Meeting will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the Creative Realities Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to our acting secretary or our proxy solicitor so that it is received prior to the Creative Realities Meeting or attend the Creative Realities Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our acting secretary or proxy solicitor, which must be received by them prior to the Creative Realities Meeting. You can find address of our acting secretary and proxy solicitor in “Who can help answer my questions?” If your Creative Realities Shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting instruction form provided to you by the broker, bank or other nominee. If your Creative Realities Shares are held in street name, and you wish to attend the Creative Realities Meeting and vote at such meeting, you must bring to the meeting a legal proxy from the broker, bank or other nominee holding your Creative Realities Shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this joint proxy statement and proxy card or voting instruction cards. For example, if you hold Creative Realities Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who bears the cost of soliciting proxies?

A:	Creative Realities will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, Creative Realities, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

Q:	Who can help answer my questions about the Creative Realities Proposals?

A:	If you have questions about the Creative Realities Proposals or if you need additional copies of the joint proxy statement or the enclosed proxy card, you should contact:

Creative Realities, Inc.

Attn: Will Logan, CFO

13100 Magisterial Drive, Suite 100

Louisville, KY 40223

(502) 791-8800

To obtain timely delivery, Creative Realities shareholders must request the materials no later than five business days prior to the Creative Realities Meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

QUESTIONS AND ANSWERS ABOUT THE REFLECT PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Reflect Meeting, including with respect to the proposed Merger. The following questions and answers do not include all the information that is important to Reflect’s stockholders. Reflect urges its stockholders to read carefully this entire joint proxy statement, including the annexes and the other documents referred to herein.

What proposals are stockholders of Reflect being asked to vote upon?

Under the Merger Agreement, the approval of the Merger Proposal, is a condition to the consummation of the Merger. If Reflect’s stockholders do not approve Merger Proposal, under Delaware law and the Certificate of Incorporation of Reflect, Reflect cannot complete the Merger. Further, if holders of Reflect’s capital stock do not approve the Reflect Charter Amendment Proposals, under the Certificate of Incorporation of Reflect, Reflect cannot complete the Merger.

Reflect will hold the special meeting of its stockholders to consider and vote upon the Merger Proposal, each of the Reflect Charter Amendment Proposals and the Reflect Adjournment Proposal. This joint proxy statement/prospectus contains important information about the proposed Merger and the other matters to be acted upon at the Reflect Meeting. Stockholders of Reflect should read it carefully.

After careful consideration, the Reflect Board has determined that the Merger Proposal, each of the Reflect Charter Amendment Proposals and the Reflect Adjournment Proposal are in the best interests of Reflect and its stockholders and recommends that you vote or give instruction to vote “FOR” the Merger Proposal, “FOR” each of the Reflect Charter Amendment Proposals and “FOR” the Reflect Adjournment Proposal.

The existence of any financial and personal interests of one or more of Reflect’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Reflect and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Reflect Proposals. See the section entitled “Reflect Merger Proposal — Interests of Reflect’s Directors and Officers in the Merger” for a further discussion.

THE VOTE OF REFLECT STOCKHOLDERS IS IMPORTANT. REFLECT STOCKHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS JOINT PROXY STATEMENT/PROSPECTUS.

What happens if the Merger is not consummated?

If the Merger is not completed for any reason, including for the reason that the Merger Agreement is not adopted by Reflect stockholders, Reflect will remain an independent private company with only its current product and service offerings.

Do I have appraisal rights in connection with the Merger?

Yes. Reflect stockholders have appraisal rights with respect to the Merger. See the section entitled “Appraisal Rights” for a further discussion and Annex C for the text of the Delaware appraisal rights statute.

What are the U.S. federal income tax consequences of the Merger to me?

U.S. stockholders will recognize gain or loss measured by the difference between the total consideration received in the Merger and such stockholders’ tax basis in the shares of Reflect surrendered in the Merger. Each stockholder of Reflect is urged to consult his, her or its tax advisor regarding the manner in which gain or loss should be calculated among different classes of Reflect capital stock surrendered in the Merger. The aggregate tax basis in the shares of Creative Realities Shares received pursuant to the Merger will be equal to the fair market value of such shares as of the closing date of the Merger. The holding period of such shares of Creative Realities will begin on the date immediately following the closing date of the Merger.

What do I need to do now?

Reflect urges you to read carefully and consider the information contained in this joint proxy statement/prospectus, including the annexes and to consider how the Merger will affect you as a stockholder of Reflect. Reflect stockholders should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed proxy card.

How do I vote on the Reflect Proposals?

If you are a holder of record of Reflect Stock on the Reflect Record Date, you may vote in person at the Reflect Meeting or by submitting a proxy in advance of the Reflect Meeting. You may submit a proxy to Reflect by completing, signing, dating and returning the enclosed proxy card by following the instructions regarding delivery on such proxy card, or as otherwise provided by Reflect.

When and where will the Reflect Meeting be held?

The Reflect Meeting will be held at 2221 Lakeside Blvd #1200, Richardson, Texas 75082, on January 28, 2022, at 9:00 a.m. Central Time, unless the Reflect Meeting is adjourned.

Who is entitled to vote at the Reflect Meeting?

Reflect has fixed January 3, 2022 as the Reflect Record Date for voting at the Reflect Meeting. If you were a common or preferred stockholder of Reflect at the close of business on the Reflect Record Date, you are entitled to notice of and to vote on matters that come before the Reflect Meeting. However, a stockholder may only vote his or her shares if he or she is present in person or is represented by proxy at the Reflect Meeting.

What constitutes a quorum at the Reflect Meeting?

The holders of a majority of the common stock and preferred stock issued and outstanding and entitled to vote at a meeting of the stockholders, present in person or represented by proxy, constitutes a quorum at all meetings of the stockholders for the transaction of business, but the holders of at least two-thirds of the shares of all of the Reflect preferred stock entitled to vote at the Reflect Meeting and at least a majority of each series of Reflect preferred stock, in each case entitled to vote at the Reflect Meeting, must be present, in person or by proxy, at the Reflect Meeting in order to have the necessary vote to be able to take action on the Merger Proposal and the Reflect Charter Amendment Proposals. Holders of at least a majority of the outstanding shares of Reflect common stock and Reflect preferred stock voting together as a class and holders of at least two-thirds of the outstanding shares of all of the Reflect preferred stock, must vote in favor of the Merger Agreement and the Merger, and holders of at least a majority of the outstanding shares of Reflect common stock and Reflect preferred stock voting together as a class and holders of at least a majority of each series of Reflect preferred stock must vote for each of the Reflect Charter Amendment Proposals, in order to permit consummation of the Merger and other transactions contemplated thereby. As a result, if shares representing at least (i) a majority of the shares of Reflect common stock and Reflect preferred stock outstanding on the close of business on the Reflect Record Date, (ii) two-thirds of the shares of Reflect preferred stock outstanding on the close of business on the Reflect Record Date and (iii) a majority of each series of Reflect preferred stock outstanding on the close of business on the Reflect Record Date are not present at the Reflect Meeting, then the presence of a quorum will still not permit the Merger to be approved at the Reflect Meeting.

If the applicable quorum is not present, or if fewer shares than are required to approve the Merger Agreement, the Merger and the Reflect Charter Amendment Proposals are voted in favor of the proposal to approve the Merger Agreement, the Merger and the Reflect Charter Amendment Proposals, as applicable, then the Reflect Meeting may be adjourned to allow for the solicitation of additional proxies provided that such proposal to adjourn the Reflect Meeting is approved by the holders of a majority of the shares of Reflect common stock and preferred stock voting together as a class, two-thirds of the shares of all of the Reflect preferred stock and the majority of the shares of each series of Reflect preferred stock who are entitled to vote at the Reflect Meeting and are present or represented by proxy at the Reflect Meeting.

Reflect and certain holders of Reflect preferred stock are party to the Investors Rights Agreement pursuant to which such holders of Reflect preferred stock have consented to certain drag-along rights. Pursuant to the drag-along provisions of the Investors Rights Agreement, if the Reflect Board of Directors and at least a majority of the then outstanding shares of preferred stock, voting together as a class, vote in favor of an Approved Sale (as defined in the Investors’ Rights Agreement and such definition would include the Merger contemplated by the Merger Agreement), all stockholders party to the Investors Rights Agreement have agreed to consent to and raise no objections against such Approved Sale and waive any dissenters rights, appraisal rights or similar rights, subject to certain conditions. If the Approved Sale is structured as a sale of all the capital stock of the Company, the stockholders party to the Investors Rights Agreement have agreed to sell all of their shares of Reflect stock, which are the subject of the Approved Sale. The Reflect stockholders party to the Investors’ Rights Agreement shall take all necessary and desirable actions in connection with the consummation of an Approved Sale, including using their reasonable best efforts to obtain the execution of such agreements and such instruments and other actions reasonably necessary to (A) provide customary representations, warranties, indemnities, and escrow arrangements related to such Approved Sale and (B) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale.

What vote is required to approve each proposal at the Reflect Meeting?

The required votes to approve the Reflect Proposals are as follows:

Merger Proposal: approving the Merger Agreement and the Merger requires the affirmative vote of at least a majority of the outstanding shares of Reflect common stock and Reflect preferred stock entitled to vote at the Reflect Meeting, voting together, and of at least two-thirds of the outstanding shares of Reflect preferred stock entitled to vote at the Reflect Meeting, voting together. Failures to vote and abstentions will have the same effect as a vote against this proposal. Please note that only the shares of Reflect common stock and Reflect preferred stock are entitled to be voted at the Reflect Meeting.

Reflect Charter Amendment Proposals: (i) approving an amendment to the Reflect Certificate of Incorporation to provide that the Merger Consideration payable to the holders of each series of Reflect preferred stock under the Merger Agreement would fully, sufficiently and finally satisfy the preferred liquidation preference of each such series of preferred stock and (ii) approving an amendment to the Reflect Certificate of Incorporation to provide that the Merger Consideration payable to the holders of each series of Reflect preferred stock under the Merger Agreement would be subject to any and all escrows established under the Merger Agreement and related escrow agreements each requires the affirmative vote of (A) holders of a majority of each series of Reflect preferred stock entitled to vote at the Reflect Meeting, each voting as separate classes and (B) holders of a majority of Reflect common stock and all series of Reflect preferred stock outstanding and entitled to vote at the Reflect Meeting, voting together as a class. Please note that only the shares of Reflect common stock and Reflect preferred stock are entitled to be voted at the Reflect Meeting.

Reflect Adjournment Proposal: approving the adjournment of the Reflect Meeting to allow, if necessary, for the solicitation of additional proxies or for any other reason that the board of directors of Reflect determines is necessary will require the affirmative vote of at least the majority of the shares of Reflect common stock and Reflect preferred stock, voting together, two-thirds of the shares of all series of Reflect preferred stock voting together, and the majority of the shares of each series of Reflect preferred stock who are entitled to vote at the Reflect Meeting and are present or represented by proxy at the Reflect Meeting, regardless of whether there is a quorum present at the Reflect Meeting. Failures to vote and abstentions will have the same effect as a vote against the proposal. Please note that only the shares of Reflect common stock and Reflect preferred stock are entitled to be voted at the Reflect Meeting.

What are the recommendations of the Reflect Board?

The Reflect Board believes that the Merger Proposal is in the best interest of Reflect’s stockholders and recommends that its stockholders vote “FOR” the Merger Proposal, “FOR” each of the Reflect Charter Amendment Proposals and “FOR” Reflect Adjournment Proposal approving the adjournment of the Reflect Meeting if necessary to permit solicitation of additional proxies or for any other reason that the board of directors determines is necessary.

The existence of any financial and personal interests of one or more of Reflect’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Reflect and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that Reflect stockholders vote for each of the Reflect Proposals. See the section entitled “Merger Proposal — Interests of Reflect’ Directors and Officers in the Merger” for a further discussion of this.

How do other Reflect stockholders intend to vote?

Reflect’ directors, officers and 5% stockholders, representing approximately 54.6% of the outstanding common stock and preferred stock of Reflect, have agreed to vote in favor of the Reflect Proposals. Specifically, holders of 25.7% of the Reflect Series A Preferred Stock, 24.5% of the Reflect Series B Preferred Stock, 23.1% of the Reflect Series C Preferred Stock, 36.2% of the Reflect Series C-1 Preferred Stock, 96.7% of the Reflect Series D Preferred Stock and 42.5% of all of the Reflect preferred stock, have executed such agreement. See “The Merger Proposal—Voting and Lock-Up Agreements.”

What happens if I sell my shares of Reflect Stock before the Reflect Meeting?

The Reflect Record Date for the Reflect Meeting is earlier than the date of the Reflect Meeting and earlier than the date that the Merger is expected to be completed. If you transfer your Reflect Stock after the Reflect Record Date, but before the Reflect Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Reflect Meeting. You would not, however, be entitled to receive any of the Merger Consideration.

May I change my vote after I have mailed my signed proxy card?

Yes. Reflect Stockholders may send a later-dated, signed proxy card to Reflect Systems, Inc., Matt Schmitt, President, 2221 Lakeside Blvd #1200, Richardson, TX 75082 so that it is received by Reflect prior to the vote at the Reflect Meeting or attend the Reflect Meeting in person or by proxy and vote. Reflect stockholders also may revoke their proxy by sending a notice of revocation to Matt Schmitt, Reflect’s President, which must be received by Matt Schmitt prior to the vote at the Reflect Meeting.

What happens if I fail to take any action with respect to the Reflect Meeting?

If you fail to take any action with respect to the Reflect Meeting and the Merger Agreement is approved by Reflect stockholders and the Merger is consummated, you will become a shareholder of Creative Realities. If you fail to take any action with respect to the Reflect Meeting and the Merger Agreement is not approved, you will remain a stockholder of Reflect.

What do I have to do to receive my Merger Consideration if the Merger is approved?

Each Reflect stockholder shall be entitled to receive its portion of the Merger Consideration after the closing of the Merger, subject to the terms of the Merger Agreement. Reflect will provide Creative Realities’ transfer agent with the name of each Reflect stockholder and the Merger Consideration to which the stockholder is entitled, including the such stockholder’s portion of the cash Merger Consideration, the CREX Shares Consideration and the Additional Contingent Merger Consideration. Upon receipt of the necessary documentation from the Reflect stockholder, including an executed letter of transmittal and original stock certificates (or affidavits of loss in lieu of such certificates), the transfer agent will pay the cash to which such stockholder is entitled (less the escrow amount allocated to the stockholder’s shares), and issue the Creative Realities Shares to the stockholder’s account in book entry. Upon the expiration of the lockup period, the stockholder may at any time have the shares transferred to his, her or its brokerage account.

Who can help answer my questions?

If you have any questions about how to vote or direct a vote in respect of your shares of Reflect Stock, you may contact Lee Summers, Chief Executive Officer of Reflect, at (214)-413-3200.

Will my Creative Realities Shares I receive in the Merger be registered under the Securities Act?

Creative Realities has filed a registration statement on Form S-4 covering the issuance of the CREX Shares Consideration, and this joint proxy statement/prospectus is a part of the registration statement. Unless you are an affiliate of Creative Realities, you will receive Creative Realities Shares that are may be sold in the open market after expiration of the applicable lock-up restrictions. The applicable lock-up restrictions are described in more detail in the section titled “The Merger Proposal—Voting and Lock-up Agreements” beginning on page 80 of this joint proxy statement/prospectus. Reflect stockholders who are affiliates of Creative Realities are limited to the manner of sale pursuant to Rule 145, which requires compliance with certain of the provisions of Rule 144.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(In dollars except share amounts)

Defined terms included below have the same meaning as terms defined and included elsewhere in this joint proxy statement/prospectus.

On November 12, 2021, Creative Realities, Inc. (“Creative Realities”, the “Company”, or “Parent”), announced the execution of an Agreement and Plan of Merger which anticipates the acquisition of Reflect Systems, Inc. (“Reflect”) by the Company.  The acquisition of Reflect is expected to close on or about January 31, 2022 and is referred to as the “Transaction.”

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Transaction and has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Certain capitalized terms below are defined elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and for the twelve months ended December 31, 2020 give effect to the acquisition of Reflect as if it had occurred on January 1, 2020 and combine the historical statements of operations for both Creative Realities and Reflect for the respective periods presented.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives effect to the acquisition of Reflect as if it had occurred on September 30, 2021 and includes adjustments that give effect to factually supportable events that are directly attributable to the Transaction.

The notes to the unaudited pro forma condensed combined financial information describe the pro forma amounts and adjustments presented. The unaudited pro forma condensed combined financial information are primarily based on and should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included in the Company’s periodic reports previously filed with the Securities and Exchange Commission and included in our Registration Statement filed on Form S-4 and any related amendments, along with the historical financial statements and accompanying notes for Reflect included in our Registration Statement filed on Form S-4 and any related amendments.

The unaudited combined pro forma financial information does not include the realization of any cost savings from operating efficiencies, synergies, dis-synergies or other restructuring activities which might result from the Transaction, and therefore, such charges are not reflected in the unaudited condensed combined pro forma financial information.

The pro forma adjustments reflecting the completion of the Transaction are based upon the acquisition method of accounting, under ASC 805 “Business Combinations,” in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) and upon the assumptions set forth in the Notes included in this section, with Creative Realities, Inc. deemed to be the acquirer for financial accounting purposes.  The pro forma adjustments related to the allocation of purchase price within the unaudited pro forma condensed combined balance sheet are preliminary and subject to change and are based on the estimated fair value of the identifiable assets acquired and liabilities assumed with the excess purchase price allocated to goodwill.  The final purchase price allocation will be completed no later than one year after the date of completion of the Transaction.

CREATIVE REALITIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

As of September 30, 2021

(In thousands)

	CRI	RSI	Transaction Accounting Adjustments	Notes	Pro Forma as Adjusted
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,772	$3,886	$(3,886)	(e)	$4,157
	-	-	1,835	(a)
			(450)	(l)
Accounts receivable, net	2,591	2,351			4,942
Unbilled receivables	180	-	18	(c)	198
Accrued revenue	-	18	(18)	(c)	-
Work-in-process and inventories	1,952	174	-		2,126
Prepaid expenses and other current assets	1,517	105	-		1,622
TOTAL CURRENT ASSETS	9,012	6,534	(2,501)		13,045

Property and equipment, net	1,155	314	-		1,469
Capitalized software development costs	-	2,792	(2,792)	(d)	-
Operating right of use assets	712	-	951	(f)	1,663
Intangibles, net	3,372	-	21,000	(d)	24,372
Goodwill	7,525	-	9,933	(g)	17,458
Deferred income tax asset, net	-	3,172	(3,172)	(j)	-
Other assets	5	36	667	(k)	708
TOTAL ASSETS	$21,781	$12,848	$24,086		$58,715

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term related party convertible loans payable, net	$1,209	$-	$(1,209)	(a)	$399
	-	-	608	(a)
	-	-	(1)	(a)
	-	-	(208)	(a)
Short-term convertible loans payable, net	-	-	1,730	(a)	891
	-	-	(247)	(a)
	-	-	(592)	(a)
Accounts payable	1,554	645	-		2,199
Accrued expenses	1,694	323	445	(f)	2,462
Contract liabilities	-	2,563	(2,563)	(c)	-
Deferred rent and tenant allowance, current portion	-	110	(110)	(f)	-
Note payable, current portion	-	500	(500)	(e)	-
Deferred revenue	770	-	2,563	(c)	3,333
Customer deposits	368	-	-		368
Other current liabilities	283	-	-		283
TOTAL CURRENT LIABILITIES	5,878	4,141	(84)		9,935

LONG-TERM LIABILITIES:
Long-term related party loans payable, net	4,595	-	5,405	(a)	6,561
			(17)	(a)
			(3,422)	(a)
Long-term related party convertible loans payable, net	1,042	-	(1,042)	(a)	2,523
			3,987	(a)
			(7)	(a)
			(1,457)	(a)
Long-term convertible loans payable, net	-	-	12,107	(a)	6,234
			(1,730)	(a)
			(4,143)	(a)
Deferred rent and tenant allowance, net of current portion	-	147	(147)	(f)	-
Note payable, net of current portion	-	708	(708)	(e)	-
Accrued Expenses - noncurrent	29	-	-		29
Long-term obligations under operating leases	472	-	506	(f)	978
Contingent liability	-	-	6,067	(i)	6,067
TOTAL LIABILITIES	12,016	4,996	15,315		32,327

TEMPORARY STOCKHOLDERS’ EQUITY:
Series A preferred stock, $0.001 par value; 3,000,000 shares authorized, issued and outstanding; $4,600,200 liquidation preference	-	2,303	(2,303)	(h)	-
Series B preferred stock, $0.001 par value; 2,472,443 shares authorized, issued and outstanding; $4,089,421 liquidation preference	-	2,047	(2,047)	(h)	-
Series C preferred stock, $0.001 par value; 10,400,000 shares authorized, issued and outstanding; $6,709,703 liquidation preference	-	3,359	(3,359)	(h)	-
Series C-1 preferred stock, $0.001 par value; 8,000,000 shares authorized, issued and outstanding; $12,000,000 liquidation preference	-	6,008	(6,008)	(h)	-
Series D preferred stock, $0.001 par value; 4,000,000 shares authorized, issued and outstanding; $4,000,000 liquidation preference	-	2,004	(2,004)	(h)	-

TOTAL TEMPORARY STOCKHOLDERS’ EQUITY	-	15,721	(15,721)		-

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $.01 par value	119	6	(6)	(h)	166
			25	(b)
			22	(a)

Additional paid-in capital	60,178	1,567	(1,567)	(h)	78,057
			4,975	(b)
			9,822	(a)
			3,082	(a)
Accumulated deficit	(50,532)	(9,442)	9,442	(h)	(51,835)
			(450)	(l)
			(853)	(a)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	9,765	(7,869)	24,492		26,388
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)	$21,781	$12,848	$24,086		$58,715

See notes to unaudited pro forma consolidated financial information

CREATIVE REALITIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2020

(In thousands, except per share data)

	CRI	RSI	Transaction Accounting Adjustments	Notes	Pro Forma as Adjusted
Revenues
Sales - Hardware	$8,991	$1,963	$-		$10,954
Sales - Services and Other	8,466	10,062	-		18,528
Total Sales	17,457	12,025	-		29,482

Cost of Sales

Cost of Sales - Hardware	6,251	1,799	-		8,050
Cost of Sales - Services and Other	3,085	2,841	(472)	(c)	5,454
Total Cost of Sales	9,336	4,640	(472)		13,504
Gross profit	8,121	7,385	472		15,978

Operating Expenses:
Sales and marketing expenses	1,676	-	2,215	(c)	3,891
Research and development expenses	1,083	-	1,192	(c)	2,275
General and administrative expenses	9,293	-	3,460	(c)	13,253
			500	(m)
Salaries and wages	-	5,825	(5,825)	(c)	-
Contract labor and other employee expenses	-	240	(240)	(c)	-
Selling expenses	-	550	(550)	(c)	-
Rent Expense	-	331	(331)	(c)	-
Depreciation and amortization expense	1,474	155	1,080	(c)	4,629
			(1,080)	(d)
			3,000	(d)
Lease termination expense	18	-	-		18
(Gain)/Loss Disposal of Assets	13	-	-		13
Goodwill impairment	10,646	-	-		10,646
Other operating expenses	-	530	(530)	(c)	-
Total operating expenses	24,203	7,631	2,891		34,725
Operating loss	(16,082)	(246)	(2,419)		(18,747)

Other income (expenses):
Interest expense, net	(1,023)	(96)	3	(c)	(5,726)
			96	(e)
			1,023	(a)
			(1,000)	(a)
			(800)	(a)
			(3,929)	(a)
Interest Income	-	3	(3)	(c)	-
(Gain)/Loss on FV of debt	(93)	-	-		(93)
Gain on settlement of obligations	209	-	1,062	(c)	1,271
Forgiveness on PPP Loan	-	1,062	(1,062)	(c)	-
Exchange gain loss	(13)	-	-		(13)
Other income (expense), net	(920)	969	(4,610)		(4,561)
Net income (loss) before income taxes	(17,002)	723	(7,029)		(23,308)
Benefit/(provision) from income taxes	158	136	-		294

Net (loss) / income	$(16,844)	$859	$(7,029)		$(23,014)

Basic loss per common share	$(1.65)				$(1.54)
Diluted loss per common share	$(1.65)				$(1.54)

Weighted average shares outstanding - basic	10,195		4,750	(b)	14,945
Weighted average shares outstanding - diluted	10,195		4,750	(b)	14,945

CREATIVE REALITIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Nine Months Ended September 30, 2021

(In thousands, except per share data)

	CRI	RSI	Transaction Accounting Adjustments	Notes	Pro Forma as Adjusted
Revenues
Sales - Hardware	$6,327	$1,108	$-		$7,435
Sales - Services and Other	6,707	7,284	-		13,991
Total Sales	13,034	8,392	-		21,426

Cost of Sales
Cost of Revenues
Cost of Sales - Hardware	4,372	806	-		5,178
Cost of Sales - Services and Other	2,206	2,057	(405)	(c)	3,858
Total Cost of Sales	6,578	2,863	(405)		9,036
Gross profit	6,456	5,529	405		12,390

Operating Expenses:
Sales and marketing expenses	834	-	1,654	(c)	2,488
Research and development expenses	455	-	852	(c)	1,307
General and administrative expenses	5,623	-	2,668	(c)	8,666
			375	(m)
Bad debt expense/(recovery), net	(463)	-			(463)
Salaries and wages	-	4,109	(4,109)	(c)	-
Contract labor and other employee expenses	-	224	(224)	(c)	-
Selling expenses	-	446	(446)	(c)	-
Rent expense	-	266	(266)	(c)	-
Depreciation and amortization expense	1,035	111	827	(c)	3,396
			(827)	(d)
			2,250	(d)
Other operating expenses	-	558	(558)	(c)	-
Total operating expenses	7,484	5,714	2,196		15,394
Operating loss	(1,028)	(185)	(1,791)		(3,004)

Other income (expenses):
Interest expense, net	(617)	(57)	57	(e)	(4,298)
			617	(a)
			(750)	(a)
			(601)	(a)
			(2,947)	(a)
(Gain)/Loss on FV of debt	166	-	-		166
Gain on settlement of obligations	3,449	998	(998)	(e)	3,449
Other	5	-	-		5
Exchange gain loss	(12)	-	-		(12)
Other income (expense), net	2,991	(941)	(4,622)		(690)
Net income (loss) before income taxes	1,963	756	(6,413)		(3,694)
Benefit/(provision) from income taxes	(9)	69	-		60
			-
Net (loss) / income	$1,954	$825	$(6,413)		$(3,634)

Basic loss per common share	$0.17				$(0.22)
Diluted loss per common share	$0.17				$(0.22)

Weighted average shares outstanding - basic	11,692		4,879	(b)	16,571
Weighted average shares outstanding - diluted	11,692		4,879	(b)	16,571

CREATIVE REALITIES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed combined financial information is presented on a basis consistent with Creative Realities’ historical consolidated financial statements and is comprised of the following:

●	The unaudited pro forma condensed combined balance sheet combines Creative Realities’ unaudited consolidated balance sheet and Reflect’s unaudited balance sheet as of September 30, 2021.

●	The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 combines Creative Realities’ audited consolidated statement of operations with Reflect’s audited statement of operations for the year ended December 31, 2020.

●	The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 combines Creative Realities’ unaudited consolidated statement of operations with Reflect’s unaudited statement of operations for the nine month period ended September 30, 2021.

The unaudited pro forma condensed combined financial information is presented for informational purposes only, does not reflect future events that may occur after the Transaction, nor any estimates of operating efficiencies or inefficiencies that may result from the Transaction. The unaudited pro forma combined statements of operations do not claim to represent our actual results of operations that would have occurred if the Transaction had taken place on the dates specified, nor are they indicative of the results of operations that may be achieved in the future.

NOTE 2 – PURCHASE PRICE ALLOCATION

The purchase price summary and purchase price allocations are preliminary, subject to change and based on Reflect’s assets and liabilities as of September 30, 2021. Final purchase price and purchase price allocations will be based on the fair value of identifiable assets acquired and liabilities assumed in accordance with U.S. GAAP on the closing date of the Transaction. Creative Realities expects to finalize the valuation and complete the purchase price summary and purchase price allocations as soon as practical, but no later than one year from the acquisition date.

Estimated Purchase Price Summary

For purposes of the pro forma financial information, the following table presents the components of the purchase price consideration (amounts in thousands), assuming an estimated working capital settlement and cash of zero:

Cash consideration for Reflect Stock	$18,667
Cash consideration for Retention Bonus Plan	1,333
Consideration in the form of Creative Realities common stock issued to Reflect stockholders	4,667
Consideration in the form of Creative Realities common stock issued to the Retention Bonus Plan	333
Excess Additional Contingent Merger Consideration based on key customer annualized recurring revenue targets, at estimated fair value	933
Base Additional Contingent Merger Consideration, at estimated fair value	5,134
Total consideration / purchase price	$31,067

The working capital settlement adjusts the base purchase price based on the excess or shortfall of current assets less current liabilities of the Reflect on the acquisition date versus the working capital target date of zero dollars ($0). The cash settlement adjusts the base purchase price upward by an amount equal to any unrestricted cash, and downward by the amount of any deficit, of unrestricted cash of Reflect on the acquisition date. Settlement is due one hundred twenty (120) days after the closing date of the Transaction.

Estimated Purchase Price Allocation

The following represents the preliminary allocation of the purchase price to the acquired net tangible and intangible assets acquired and liabilities assumed of Reflect and is for illustrative purposes only.

Accounts receivable	$2,369
Inventory	174
Prepaid expenses and other current assets	105
Property and equipment	314
Operating right of use assets	951
Intangible assets:
Customer relationships	5,000
Technology	12,000
Trade name	4,000
Goodwill	9,933
Retention Plan Assets – Cash in Rabbi Trust	667
Other long-term assets	36
Accounts payable	(645)
Accrued expenses	(768)
Deferred revenues (e.g., Contract liabilities)	(2,563)
Long-term obligations under operating leases	(506)
Total purchase price	$31,067

Goodwill represents the excess of the purchase price over the fair value of tangible and intangible assets. Specifically identifiable definite-lived intangible assets include trade name, customer relationships and technology platform. The Company will engage a third-party valuation specialist to determine the final opening balance sheet fair value to be recorded related to these assets, which were preliminarily valued based on the Company’s historical internal valuation methodologies. The Company has estimated the useful lives to be five, ten, and five years for the customer relationship, technology, and trade name assets, respectively. No indefinite-lived intangible assets were identified.

The Merger Agreement stipulates payment of $4,667 and $333 to be paid in Creative Realities common stock at an issuance price of $2.00 per share to the Reflect stockholders and the Retention Bonus Plan participants, respectively, at the Closing Date. Pursuant to the Retention Bonus Plan, Creative Realities will issue additional shares having an aggregate value of $333 will be issued on the one-year and two-year anniversaries of the Closing, subject to the terms and conditions of the Retention Bonus Plan. Section 1.12 of the Merger Agreement outlines the potential Additional Contingent Merger Consideration due from Creative Realities associated with Creative Realities’ share price performance following closing of the Transaction. Specifically, Creative Realities may be required to pay between zero ($0) and $16,800 in incremental cash consideration to the Reflect stockholders should certain conditions be met and/or fail to be met.

The Merger Agreement stipulates several scenarios under which Creative Realities would owe zero ($0) Additional Contingent Merger Consideration to Reflect stockholders, including certain scenarios under which the Customer’s annualized recurring revenue run rate does achieve the desired target. As a result, the contingent liability associated with the Additional Contingent Merger Consideration is complex and is identified as Level 3 within the fair value hierarchy. For purposes of the preliminary opening balance sheet included within these unaudited pro forma combined financial information and footnotes, we have recorded the liability at fifty percent (50%) of its potential aggregate liability. Creative Realities will engage a third-party valuation specialist to determine the final opening balance sheet fair value to be recorded related to the Additional Contingent Merger Consideration and potential liabilities.

NOTE 3 – PRO FORMA ADJUSTMENTS

The following pro forma adjustments are reflected in the accompanying unaudited pro forma condensed combined financial information:

(a)	The principal sources and uses of cash associated with the Transaction are anticipated as follows (in thousands of US Dollars):

Increase (decrease) in Cash
Cash raised through debt/warrant financing net of transaction fees and discounts	$21,835
Cash Merger Consideration paid for Reflect stock	(18,667)
Cash consideration to fund Retention Bonus Plan:
● Paid at closing	(666)
● Held in rabbi trust	(667)
Pro forma adjustment	$1,835

The Transaction is anticipated to be funded via debt financing through a combination of senior secured debt, and convertible promissory notes and warrants, and the issuance of shares of Creative Realities common stock to the Reflect stockholders is described in this joint proxy statement/prospectus.

Through a combination of the issuance of senior secured debt, and convertible promissory notes and warrants, Creative Realities anticipates raising $23,837 in gross proceeds, or $21,835 net of transaction fees, including original issuance discounts and placement fees. As outlined in Topic 3 of Regulation S-X Article 11, pro forma presentations reflecting debt financing activities generally should be based on either the current interest rate or the interest rate for which the registrant has a commitment. In preparing the unaudited pro forma condensed combined financial information, Creative Realities notes that we did not utilize Creative Realities’ current interest rate as the anticipated debt to be raised is significantly higher than Creative Realities’ current debt levels and likely will require multiple tranches of debt and debt with a combination of an original issuance discount and/or interest rate. As of the time of the preparation of this pro forma condensed combined financial information, Creative Realities has not secured an interest rate commitment from a lender.

In preparing the pro forma condensed combined financial information, Creative Realities utilized the most current information available regarding the potential financing of the Transaction. The following assumptions of the post-Transaction debt are estimates based on current negotiations with lender(s) and are subject to change prior to closing of the Transaction:

●	Related party senior secured loan: $10,000 at ten percent (10.0%) interest rate and warrant coverage;

●	Third party convertible loan: $13,837 at zero percent (0.0%) interest rate, ten percent (10.0%) original issuance discount, and warrant coverage; and

●

Related party convertible loan: $4,865 at zero percent (0.0%) interest rate and warrant coverage, representing $4,595 of debt existing on the Creative Realities’ balance sheet as of September 30, 2021 and warrant coverage of $270, prior to the Transaction and remaining post-combination.

In arriving at the estimates above, we assumed the conversion of the existing related party convertible note into shares of Creative Realities common stock at a twenty percent (20.0%) discount to the market price, which for purposes of the unaudited pro forma financial statements was assumed to be $1.38, representing the closing price of the Company’s common stock on December 30, 2021. Within the unaudited pro forma balance sheet as of September 30, 2021, we have eliminated $1,209 and $1,042 of current and long-term related party convertible notes payable, respectively, resulting in incremental increases in common stock and additional paid in capital of $22 and $3,082, respectively, and a loss (recorded through accumulated deficit) of $853, representing the impact of the conversion below market price, net of pre-existing debt discounts.

The original issuance discounts are anticipated to result in fees to be paid to lenders of the third-party convertible loan of $1,384, as of January 1, 2020. Creative Realities also anticipates paying banker fees associated with the planned debt financing of $593 and $25 related to securing the third party and related party convertible loans, respectively, as of January 1, 2020. These amounts were allocated between the current and long-term debt captions pro rata based on the amount of debt in each classification.

The original issuance discounts were recorded as a debt discount, representing a reduction to the financial statement presentation of each tranche of debt in the pro forma condensed combined balance sheet as of September 30, 2021, which was allocated between short-term and long-term based on the pro-rata portion of debt in each tranche. In aggregate the Company recorded a debt discount of $25 and $1,977 for the related party convertible loan and the third party convertible loan, respectively, in the pro forma balance sheet as of September 30, 2021. The unaudited pro forma combined statement of income for the nine and twelve months ended September 30, 2021 and December 30, 2020, respectively, included incremental interest expense of $601 and $800 as a result of the amortization of these debt issuance costs.

The percentage of warrant coverage, quantity of warrants, and strike price of such warrants that may be issued in conjunction with the debt instruments continues to be negotiated by the Company with both third and related party lenders. Each debt instrument may be subject to the issuance of warrants. The number of warrants to be issued for purposes of the pro forma condensed combined balance sheet as of September 30, 2021 was calculated utilizing (i) an assumption of fifty percent (50.0%) warrant coverage, and (ii) a share price of $1.38, representing the close price of the Company’s common stock price as of December 30, 2021. The quantity of warrants ultimately issued, if any, may be subject to market prices at or near the Closing Date. The Company performed a Black-Scholes calculation to estimate the fair value of the warrants utilizing the following assumptions: (i) warrant life of five (5) years, (ii) risk-free rate of one point two nine percent (1.29%), and (iii) $2.80 strike price, representing a forty percent (40.0%) premium to the $2.00 per share price for shares issued to Reflect shareholders in the Merger Agreement. The value of the warrants were recorded as a debt discount, representing a reduction to each tranche of debt in the pro forma condensed combined balance sheet as of September 30, 2021, which was allocated between short-term and long-term based on the pro-rata portion of debt in each tranche. In aggregate the Company recorded a debt discount and an increase to additional paid in capital of $9,822 for the estimated fair value of the warrants to be issued in the transaction in the unaudited pro forma balance sheet as of September 30, 2021. The combined statement of income for the nine and twelve months ended September 30, 2021 and December 30, 2020, respectively, included incremental interest expense of $2,947 and $3,929 as a result of the straight-line amortization of these debt issuance costs over the anticipated life of the loans.

The unaudited pro forma combined statement of income for the nine and twelve months ended September 30, 2021 and December 30, 2020, respectively, also included interest expense of $750 and $1,000 as a result of the stated interest rates on the $10,000 of related party senior secured debt anticipated to be issued.

(b)	Creative Realities anticipates the issuance of $4,667 and $333 of consideration to Reflect stockholders and Retention Bonus Plan participants, respectively, in the form of shares of Creative Realities common stock as described in this joint proxy statement/prospectus. The Merger Agreement sets the issuance price for Creative Realities common stock at $2.00 per share. The pro forma balance sheet and the pro forma calculations of weighted average shares outstanding (basic and diluted) were calculated under the assumption utilizing $2.00 per share, resulting in an incremental $25 and $4,975 in common stock and additional paid in capital in the pro forma consolidated balance sheet as of September 30, 2021.

(c)	Reclassifications to Reflect’s historical audited and unaudited consolidated financial statements to conform to the financial statement classification and presentation used by Creative Realities to prepare its consolidated financial statements.

(d)	To derecognize the $2,792 million previously recorded by Reflect for separately identified intangible assets (capitalized software development costs). As a result of the derecognition of these assets, Creative Realities adjusted the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2020 and the nine months ended September 30, 2021 for $1,080 and $827, respectively, the amortization expense previously recorded. While fair value assessments have not yet been completed on these assets, for purposes of preparing the unaudited pro forma condensed combined financial information, the fair value of Reflect’s separately identifiable intangible assets has been estimated based on Creative Realities’ historical experience and knowledge of the Transaction. As such, pro forma adjustments were recorded to the amortization expense included in the historic Reflect financial statements. Separately identifiable intangible assets principally represent definite-lived assets, including trade name, customer relationships and technology platform. The fair value of Creative Realities’ separately identifiable intangible assets will ultimately be estimated with the assistance of Creative Realities’ third-party valuation specialist. Valuations of the acquired intangible assets are expected to be finalized no later than one year from the date of acquisition. Any value assigned to these assets will represent a reclassification to or from the goodwill asset recorded in Creative Realities’ preliminary purchase price allocation as outlined in the table in Note 2. Any reclassification recorded could result in further adjustments to the pro forma condensed combined financial information, including but not limited to adjustments to amortization expense, deferred tax liabilities and income tax expense.

(e)	Pro forma adjustments for non-acquired assets and liabilities. To derecognize the $3,886 of cash and $1,208 of notes payable recorded by Reflect from the pro forma condensed combined balance sheet as of September 30, 2021 as the Transaction will be consummated on a cash-free, debt-free basis. Incremental interest expense of $96 and $57 has been eliminated from the unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2020 and the nine months ended September 30, 2021.

(f)	To reflect the adoption of ASC 842, “Leases”, this adjustment derecognizes the current and long-term portion of the deferred rent of $110 and $147, respectively, from the Reflect balance sheet as of September 30, 2021 and recorded an operating right of use asset of $951 associated with Reflect’s remaining office lease in Richardson, Texas. An adjustment was also included to recognize the associated operating lease liabilities of $445 and $506 in accrued expenses and long-term obligations under operating leases in the pro forma condensed combined balance sheet as of September 30, 2021.

(g)	To recognize goodwill for the excess of the purchase price over the fair value of tangible and intangible assets.

(h)	To eliminate Reflect’s historical stockholders’ equity.

(i)

To recognize a liability in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 for the estimated fair value of the contingent consideration payment. The Merger Agreement contemplates Additional Contingent Merger Consideration of up to $16,800 to be paid by Creative Realities to Reflect stockholders in the event that (1) certain conditions are satisfied by Reflect’s customer(s), (2) the Reflect stockholders continue to hold Creative Realities common stock originally issued as consideration in the Transaction, and either (3a) Company’s common stock does not achieve either certain volume and price levels during the three (3) or three and one half (3.5) years following the Closing Date, or (3b) the ten day volume weighted average price (VWAP) of the Company’s share price is not above $6.40 or $7.20, as applicable, as of the measurement period to be either three (3) or three and one half (3.5) years following the Closing Date, as further outlined in Note 1 and Section 1.12 of the Merger Agreement.

ASC 805 requires recognition of the fair value of this contingent consideration transferred in exchange for an acquired business. For purposes of the preliminary opening balance sheet included within these unaudited pro forma condensed combined financial information, Creative Realities has estimated the liability at fifty percent (50%) of its potential aggregate liability. Creative Realities will engage a third-party valuation specialist to determine the final opening balance sheet fair value to be recorded related to the contingent consideration, with any adjustments in the estimated liability to be recorded as an adjustment to goodwill upon completion. Adjustments to the fair value of the contingent consideration following the establishment of the opening balance sheet will be recorded through the consolidated statement of operations.

(j)	To record a valuation allowance of $3,172, representing 100% of the deferred tax assets related to net operating losses. The Reflect historical financial statements did not record a valuation allowance on net operating losses; however, as the unaudited pro forma condensed combined balance sheet as of September 30, 2021 indicates an accumulated deficit, an adjustment to reserve against these deferred tax assets and by reducing income tax benefit in the pro forma condensed combined statements of operations.

(k)	To recognize the cash portion of the Retention Bonus Plan assets placed in escrow at close. The portion of the Retention Bonus Plan assets not disbursed at the time of close have been included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 in the amount of $667. The liability related to post-combination services will be charged through the combined company statement of operations for the unvested portion of share issuance at time of close.

(l)	To expense estimated third party transaction costs associated with executing the Transaction.

(m)	To recognize retention expense related to the vesting of service awards under the Retention Bonus Plan post close in an amount of $375 and $500 for the nine and twelve months ended September 30, 2021 and December 30, 2020, respectively.

MARKET PRICE AND DIVIDEND INFORMATION

 Market Information

Creative Realities common stock is listed for trading on the Nasdaq Capital Markets (“Nasdaq”) under the symbol “CREX”. Trading of Creative Realities common stock on Nasdaq commenced on November 19, 2018. Prior to November 19, 2018, Creative Realities common stock was listed for trading on the OTC Bulletin Board, the “OTCQX,” under the symbol “CREX.” The transfer agent and registrar for Creative Realities common stock is Computershare Limited, 401 2nd Avenue North, Minneapolis, Minnesota 55401.

Holders

As of the Creative Realities Record Date, there were 339 holders of record of Creative Realities Shares.

There is no established public trading market for the shares of Reflect common stock, and no market for Reflect common stock is expected to develop if the Merger does not occur. No registered broker/dealer makes a market in Reflect’s common stock, and no shares of such stock are listed for trading or quoted on any stock exchange or automated quotation system. Reflect acts as the transfer agent and registrar for its own shares. As of the Reflect Record Date, there were approximately 10 holders of record of Reflect’s common stock.

Since January 1, 2019, there have only been limited transfers of Reflect’s common stock that are not reported as they were transferred between related parties (as gifts or to trusts or estates).

Dividends

Reflect’s general dividend policy is to retain earnings to augment capital and to fund growth. In addition, Reflect’s Fourth Amended and Restated Articles of Incorporation subject the payment of dividends on Reflect common stock to the preferential rights of the Reflect preferred stock. Accordingly, Reflect has not historically paid dividends on its outstanding common stock.

Creative Realities Following the Merger

Prior to and after consummation of the Merger, Creative Realities intends to retain all available funds and future earnings, if any, to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of its Board of Directors and will depend upon a number of factors, including the results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors its board of directors deems relevant. One or more covenants made by Creative Realities to its creditors in its financing agreements may prohibit or limit the ability to pay dividends as well.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements relating to Creative Realities, Reflect and the Merger. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events neither Creative Realities nor Reflect can assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements regarding the strategies, prospects, plans, expectations or objectives of management of Creative Realities or Reflect for future operations of the combined company, the risk that the conditions to the Closing are not satisfied, including the failure to timely or at all obtain approval of the Creative Realities Proposals and Reflect Proposals; uncertainties as to the timing of the consummation of the Merger and the ability of each of Creative Realities and Reflect to consummate the Merger; risks related to Creative Realities’ ability to correctly estimate its operating expenses and expenses associated with the Merger, including the Convertible Securities; Creative Realities’ ability to obtaining any financing necessary to pay the $18,666,667 cash portion of the Merger Consideration and fund the $1,333,333 cash portion of the Retention Bonus Plan at the closing of the Merger, including the terms of the Convertible Securities; risks related to the changes in market price of the Creative Realities Shares, including changes in the market price in which the $2.00 issuance price in the Merger may not reflect the market price of the shares on the Closing Date; risks related to the ability of Reflect stockholders to receive the Additional Contingent Merger Consideration; competitive responses to the Merger; unexpected costs, charges or expenses resulting from the Merger; the effect of the COVID-19 pandemic and the steps taken by governments and customers of Creative Realities and Reflect to address the pandemic, including business closures; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; and legislative, regulatory, political and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere.

For a discussion of the factors that may cause Creative Realities’, Reflect’s and the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, and for a discussion of risk associated with the ability of Creative Realities and Reflect to complete the Merger and the effect of the Merger on the business of Creative Realities, Reflect and the combined company, see “Risk Factors” beginning on page 38.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Creative Realities. See “Where You Can Find More Information” beginning on page 149. There can be no assurance that the Merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the Merger will be realized.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of Creative Realities, Reflect or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this joint proxy statement/prospectus are current only as of the date on which the statements were made. Neither Creative Realities nor Reflect undertake any obligation (and expressly disclaim any such obligation to) to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this joint proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Merger and the proposals to be voted on at the Creative Realities Meeting and Reflect Meeting. The following risk factors of Reflect and/or Creative Realities will also apply to the business and operations of the post-combination company following the completion of the Merger. Since the business of Creative Realities subsequent to completion of the Merger will include the business of Reflect, the risks relating to Reflect’s business, including those included under “Risks Related to Reflect” will apply to the combined company. The occurrence of one or more of the events or circumstances described in these risk factors, alone, or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Merger, and may have a material adverse effect on the business, cash flows, financial condition, and results of operations of the combined company. You should carefully consider the following risk factors in addition to the other information included in this joint proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Creative Realities and Reflect may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our businesses or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

RISKS RELATED TO THE MERGER

The parties may not complete the Merger, which could negatively impact Creative Realities’ stock price and future operations.

If the Merger is not completed for any reason, Creative Realities and Reflect may each be subjected to a number of material risks. The price of Creative Realities Shares may decline to the extent that the current market price of the Creative Realities Shares reflects a market assumption that the Merger will be completed. Some costs related to the Merger, such as legal, accounting, filing, printing and mailing, must be paid and expended even if the Merger is not completed. In addition, if the Merger is not completed and the Creative Realities’ Board of Directors determines to seek another merger or business combination, there can be no assurance that the Board of Directors will be able to find a partner willing to agree to more attractive terms than those which have been negotiated for in the Merger.

The CREX Share Consideration that will be issued in the Merger will be $4,666,667, with each share valued based on a $2.00 issuance price, which could be below or above the market value of the Creative Realities Shares immediately prior to the Closing.

Reflect and Creative Realities have agreed that the Merger Consideration will include $4,666,667 payable in Creative Realities Shares, and have agreed that Creative Realities will issue an aggregate of 2,333,334 Creative Realities Shares in the Merger, based upon an issuance price of $2.00 per share. The $2.00 issuance price may be higher or lower than the market price of Creative Realities Shares on the closing date of the Merger. If the $2.00 issuance price is lower than the current market price of the Creative Realities Shares on the closing date of the Merger, Reflect stockholders could have received more Creative Realities Shares if it were paid cash consideration for their Reflect Shares and purchased Creative Realities Shares on the market. Conversely, if the $2.00 issuance price is higher than the current market price of the Creative Realities Shares on the closing date of the Merger, Reflect Stockholders would have received less Creative Realities Shares if it were paid cash consideration for their Reflect Shares and purchased Creative Realities Shares on the market.

If the conditions to the Merger are not met, the Merger may not occur.

Even if the Merger is approved by the stockholders of Reflect and the shareholders of Creative Realities, specified conditions must be satisfied or waived to complete the Merger. These conditions are set forth in the Merger Agreement and described in the section titled “The Merger Agreement — Conditions to Consummation of the Merger” in this joint proxy statement/prospectus. Neither Creative Realities nor Reflect can assure you that all the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Merger may not occur or may be delayed, and Creative Realities and Reflect each may lose some or all the intended benefits of the Merger.

The Merger may not occur if Creative Realities is not satisfied with the results of due diligence regarding Reflect customers.

Creative Realities’ satisfaction with the results of its due diligence regarding Reflect’s customers is a condition that must be satisfied or waived to complete the Merger. Neither Creative Realities nor Reflect can assure you that this condition will be satisfied or waived. If this condition is not satisfied or waived, the Merger may not occur or may be delayed, and Creative Realities and Reflect each may lose some or all the intended benefits of the Merger.

A Reflect stockholder must retain the Creative Realities Shares that such stockholder receives in the Merger for three to three and a half years, or he, she or it will not receive any payment as part of the Additional Contingent Merger Consideration.

Each Reflect stockholder’s right to receive the Additional Contingent Merger Consideration is contingent upon such stockholder’s retention of the Creative Realities Shares issued in the Merger. This retention period will be three years after the closing of the Merger, or three and a half years after the closing of the Merger if Creative Realities is eligible to, and exercises, a six-month extension. If a Reflect stockholder transfers such Creative Realities Shares prior to such date, such stockholder will not be entitled to receive any of the Additional Contingent Merger Consideration (subject to limited exceptions). See “Additional Contingent Merger Consideration” beginning on page 72 of this joint proxy statement/prospectus.

The rights to receive the Additional Contingent Merger Consideration are non-transferable and non-tradeable.

Reflect stockholders are not permitted to sell, assign, transfer, pledge, encumber, or in any other manner dispose of their right to receive the Additional Contingent Merger Consideration, in whole or in part, other than in certain limited circumstances. As a result, Reflect stockholders will not realize any value from the Additional Merger Consideration for at least three years, if ever. See “Additional Contingent Merger Consideration” beginning on page 72 of this joint proxy statement/prospectus.

The amount of the Additional Contingent Merger Consideration depends on events that are not determinable in advance of the Closing.

Creative Realities has agreed in the Merger Agreement to pay to recipients the Additional Contingent Merger Consideration if the value of the CREX Shares Consideration at the end of a three-year period (such final date, the “Measurement Date”) is less than $6.40 per share, or $7.20 per share if certain Reflect customers collectively achieve (i.e. account for) over 85,000 billable devices online at any time on or before December 31, 2022 (such applicable amount, the “Guaranteed Price”). The Guaranteed Price will increase by $1.00 per share if Creative Realities exercises a six-month extension option, and the Extension Threshold Price (as described below) is less than 80% of the Guaranteed Price.

The Additional Contingent Merger Consideration payable to a Reflect stockholder will be an amount equal to (i) the number of Creative Realities Shares issued in the Merger to the Reflect stockholder, multiplied by (ii) the difference between the Guaranteed Price and the Floor Price. The “Floor Price” means the average closing per share of Creative Realities common stock as reported on Nasdaq (or such NYSE) in the 15 consecutive trading days period ending on the Measurement Date; provided that in the event of delisting from Nasdaq (or NYSE) or a bankruptcy of Parent, the “Floor Price” is $2.00 per share.

The amount of the Additional Contingent Merger Consideration payable to a Reflect stockholder is not currently known, and Reflect stockholders will not be able to realize, or determine the amount of, such consideration until the Measurement Date. See “Additional Contingent Merger Consideration” beginning on page 72 of this joint proxy statement/prospectus.

The rights to receive the Additional Contingent Merger Consideration are not guaranteed or secured by any assets of Creative Realities or Reflect, and Reflect stockholders are unsecured creditors with respect to any claims to the Additional Contingent Merger Consideration.

Reflect stockholders, their permitted successors and assigns will have no legal or equitable rights, interests or claims in any property or assets of Creative Realities or Reflect with respect to the payment of any Additional Merger Consideration. Reflect stockholders have no more rights than those of a general unsecured creditor of Creative Realities in the event of any bankruptcy of Creative Realities. As a result, it is unlikely Reflect stockholders would receive the full amount of the Additional Contingent Merger Consideration to which they are entitled upon a bankruptcy or other event in which Creative Realities has insufficient cash to satisfy its obligations to pay the Additional Contingent Merger Consideration, in which cash Reflect stockholders would receive less then, or possibly none, of the Additional Contingent Merger Consideration to which they are entitled under the terms of the Merger Agreement. See “Additional Contingent Merger Consideration” beginning on page 72 of this joint proxy statement/prospectus.

Creative Realities may be required to pay the Additional Merger Consideration after the Measurement Date, which amount may be substantial and could jeopardize Creative Realities’ ability to pay such consideration, and may cause a material adverse effect on Creative Realities’ cash position, liquidity and financial results.

Creative Realities has agreed in the Merger Agreement to pay to recipients the Additional Contingent Merger Consideration if the value of the CREX Shares Consideration at the end of the Measurement Date is less than the Guaranteed Price. The amount of the Additional Contingent Merger Consideration payable to a Reflect stockholder is not currently known, and Creative Realities cannot predict how many Reflect stockholders will be eligible to receive the Additional Contingent Merger Consideration until the Measurement Date. As a result, the amount of the Additional Contingent Merger Consideration, and its impact on the financial position of Creative Realities, is unknown. If each holder of the CREX Shares Consideration retained its shares until the Measurement Date, and the Floor Price of such shares was $2.00 on the Measurement Date, such holders would collectively be entitled to receive an aggregate of $10,266,669.60, or $12,133,333.33 if Reflect customers collectively achieve (i.e. account for) over 85,000 billable devices online at any time on or before December 31, 2022.

Historically, Creative Realities has operated at a working capital deficit and has incurred net losses. Creative Realities has determined that it can continue as a going concern through at least March 31, 2022. However, given its net losses, cash used in operating activities and working capital deficit, Creative Realities has obtained a continued support letter from Slipstream, Creative Realities’ lender, through March 31, 2022. Creative Realities can provide no assurance that its ongoing operational efforts will be successful to provide sufficient capital to pay any Additional Contingent Merger Consideration, and even if successful, such payments would likely have a material adverse effect on Creative Realities’ cash position, liquidity and financial results. If Creative Realities has insufficient cash to pay the Additional Contingent Merger Consideration, it would be required to raise capital or restructure the Additional Contingent Merger Consideration, and there is no guarantee that the terms of such capital raises would be successful, or upon terms acceptable to Creative Realities or Reflect stockholders.

Reflect stockholders will be subject to a right of first refusal in favor of Creative Realities prior to selling a significant amount of Creative Realities Shares, which may delay such stockholders’ ability to sell the CREX Shares Consideration and reduce their net proceeds from such sales.

Before the Measurement Date, if a Reflect stockholder desires to transfer his, her or its CREX Shares Consideration in an amount that exceeds $50,000 in a single transaction, such stockholder must notify Creative Realities of the intent to transfer such shares, and will be deemed to offer to Creative Realities such shares at a purchase price per share equal to the higher of (i) the closing price of Creative Realities’ shares of common stock as reported on Nasdaq on the trading day immediately prior to Creative Realities’ receipt of notice, or (ii) the share price proposed to such Reflect stockholder by an unrelated third-party buyer in an arm’s-length transaction. This may delay or impair the ability of a Reflect stockholder to sell the CREX Shares Consideration on a timely basis and reduce their net proceeds from such sales if the price of the shares goes down in advance of the sale.

Creative Realities’ shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

The Merger Consideration includes 2,333,334 Creative Realities Shares having an aggregate value of $4,666,667, and the Retention Bonus Plan to be adopted at the closing of the Merger will require Creative Realities to issue Creative Realities Shares having an aggregate value of $666,667. Pursuant to the Retention Bonus Plan, Creative Realities will issue 166,667 Creative Realities Shares at the closing having an aggregate value of $333,334, and additional shares having an aggregate value of $333,333 will be issued on the one-year and two-year anniversaries of the Closing, subject to the terms and conditions of the Retention Bonus Plan. Creative Realities also intends to issue additional Creative Realities Shares as part of the Existing Debt Conversion, and will likely issue Convertible Securities as part of one or more financings to raise the capital necessary to pay the cash amounts in the Merger. If the combined company is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Creative Realities’ shareholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

Prior to the Merger, Reflect is obligated pursuant to the Merger Agreement to conduct its business and operations in the ordinary course and in accordance in all material respects with past practices, which could limit favorable opportunities available to Reflect, which could adversely affect its business.

Covenants in the Merger Agreement requires Reflect to conduct its business and operations in the ordinary course, which may impede the ability of Reflect to enter into other transactions that are not in the ordinary course of business, pending completion of the Merger. As a result, if the Merger is not completed, Reflect may be at a relative disadvantage to its competitors during that period.

Because the lack of a public market for Reflect Stock makes it difficult to evaluate the fairness of the Merger, the stockholders of Reflect may receive consideration in the Merger that is less than the fair market value of the Reflect Stock, or Creative Realities may pay more than the fair market value of Reflect Stock.

The outstanding Reflect Stock is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Reflect Stock. Because the Merger Consideration was determined based on negotiations between the parties, it is possible that the value of the Merger Consideration to be received by Reflect stockholders will be less than the fair market value of the Reflect Stock, or Creative Realties may pay more than the aggregate fair market value for the Reflect Stock.

Costs associated with the Merger are difficult to estimate, may be higher than expected, and may harm the financial results of the combined company.

Creative Realities and Reflect will incur substantial direct transaction costs associated with the Merger and additional costs associated with consolidation and integration of operations. If the total costs of the Merger exceed estimates, or the benefits of the Merger do not exceed the total costs of the Merger, Creative Realities’ consolidated financial results could be adversely affected.

The Merger may result in disruption of the existing businesses of Creative Realities and Reflect, distraction of their management teams and diversion of other resources.

The integration of the operations of Creative Realities and Reflect may divert management time and resources from the main businesses of both companies. After the Merger, management will likely be required to spend significant time integrating the operations of Reflect into that of Creative Realities. This diversion of time and resources could cause the combined business to suffer, or a possibly inability or delay to achieving anticipated synergies between the businesses.

Any delay in completion of the Merger may significantly reduce the benefits expected to be obtained from the Merger.

The Merger is subject to approval of the Reflect Proposals by the Reflect stockholders, the approval of the Creative Realities Proposals by Creative Realities’ shareholders, and subject to a number of other conditions beyond the control of Creative Realities and Reflect that may prevent, delay or otherwise materially adversely affect completion of the Merger. Creative Realities and Reflect cannot predict whether or when these other conditions will be satisfied. Any delay in completing the Merger may significantly reduce the synergies and other benefits that Creative Realities and Reflect expect to achieve if they successfully complete the Merger within the expected timeframe and integrate their respective businesses.

The market price of Creative Realities Shares may decline as a result of the Merger.

The market price of Creative Realities Shares may decline as a result of the Merger if the integration of the businesses of Creative Realities and Reflect is unsuccessful or if the costs of implementing the integration are greater than expected. The market price of Creative Realities Shares also may decline if Creative Realities does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts, or shareholders, or if the effect of the Merger on Creative Realities’ financial results is not consistent with the expectations of financial or industry analysts, or its shareholders.

Each of Creative Realities, Reflect and the combined company will incur substantial transaction-related costs relating to the Merger.

Creative Realities and Reflect have incurred, and expect to continue to incur, significant non-recurring transaction-related costs associated with completing the Merger and combining the two companies. These fees and costs have been, and will continue to be, substantial. Through December 30, 2021, Creative Realities and Reflect together have incurred approximately $350 in expenses related to completing the Merger and they estimate they will incur additional Merger related expenses of $150 before or in connection with the consummation of the Merger. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, severance and benefit costs, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration of the operations of Creative Realities and Reflect, which may be higher than expected and could have a material adverse effect on the combined company’s financial condition and operating results.

Creative Realities’ ability to use net operating loss and tax credit carryforwards and certain built-in losses to reduce future tax payments is limited by provisions of the Internal Revenue Code and may be subject to further limitation because of prior or future offerings of Creative Realities’ stock or other transactions.

Sections 382 and 383 of the United States Internal Revenue Code of 1986, as amended (the “Code”) contain rules that limit the ability of a company that undergoes an ownership change, which is generally an increase in the ownership percentage of certain stockholders in the stock of a company by more than 50% over a three-year period, to utilize its net operating loss and tax credit carryforwards and certain built-in losses recognized in years after the ownership change. These rules generally operate by focusing on ownership changes involving stockholders owning directly or indirectly 5% or more of the stock of a company and any change in ownership arising from a new issuance of stock by the company. Generally, if an ownership change, as defined by Section 382 of the Code, occurs, the yearly taxable income limitation on the use of net operating loss and tax credit carryforwards and certain built-in losses is equal to the product of the applicable long-term tax-exempt rate and the value of the company’s stock immediately before the ownership change. The Merger will result in such an ownership change. As a result, Creative Realities will not be able to use Reflect’s pre-Merger losses or credit carryovers or certain built-in losses to offset future taxable income in excess of the annual limitations imposed by Sections 382 and 383 of the Code, which may result in the expiration of a portion of Creative Realities’ tax attributes before utilization.

Creative Realities will incur significant increased costs as a result of the completion of the Merger.

Following completion of the Merger, Creative Realities’ operating expenses are likely to increase significantly as Reflect continues to develop and grow its business and Creative Realities will likely be required to pay monthly debt installments with respect to $20-25 million of debt anticipated to be issued in connection with the consummation of a financing transaction to pay the cash portion of the Merger Consideration. The operating expense increases are most likely to be in the areas of sales and marketing, compensation and research and product development. There also may be increases in legal, accounting, insurance and compliance costs. This may have a material adverse impact on the market price of Creative Realities Shares following the Merger. Additionally, the integration of the operations of Creative Realities and Reflect may result in unanticipated costs, which may be higher than expected and could have a material adverse effect on the combined company’s financial condition and operating results.

Creative Realities will not be able to consummate the Merger without obtaining financing.

The Merger Consideration includes $18,666,667 of cash payable by Creative Realities at the Closing, and the cash portion of the Retention Bonus Plan consists of $1,333,333. Currently, Creative Realities does not have sufficient cash on hand or available under its existing credit facility to pay such cash. Creative Realities intends to raise such capital via debt financing by issuing a secured promissory note to a senior lender(s), and convertible promissory notes to an additional lender(s). There is no guarantee that Creative Realities will be able to obtain such financing, and financing alternatives may be considered by Creative Realities, which may or may not be successful to obtain the necessary financing. It is currently contemplated that any financing would include the issuance of Creative Realities Shares as part of the Existing Debt Conversion, and that Creative Realities will likely issue Convertible Securities.

The Existing Debt Conversion, any additional equity financings, as well as the conversion of any convertible promissory notes sold in the contemplated debt financing, or the exercise of any warrants issued in any such financing, may be dilutive to Creative Realities’ shareholders and may be completed at a discount to the then-current market price of Creative Realities Shares. Debt financing, if available, may involve restrictive covenants on operations or pertaining to future financing arrangements.

Creative Realities may fail to realize the anticipated benefits of the Merger.

The success of the Merger will depend, in part, on Creative Realities’ ability to realize the anticipated growth opportunities and synergies from combining Creative Realities and Reflect. The integration of Creative Realities and Reflect will be a time consuming and expensive process and may disrupt their operations if it is not completed in a timely and efficient manner. In addition, Creative Realities may not achieve anticipated synergies or other benefits of the Merger. Following the Merger, Creative Realities and Reflect must operate as a combined company utilizing common information and communication systems, operating procedures, financial controls and human resources practices. The combined company may encounter the following integration difficulties, resulting in costs and delays:

●	failure to successfully manage relationships with customers and other important relationships;

●	failure of customers to continue using the services of the combined company;

●	difficulties in successfully integrating the management teams and employees;

●	challenges encountered in manager larger operations;

●	losses of key employees;

●	failure to manage the growth and growth strategies of Creative Realities and Reflect;

●	diversion of the attention of management from other ongoing business concerns;

●	incompatibility of technologies and systems;

●	impairment charges incurred to write down the carrying amount of intangible assets generated as a result of the Merger; and

●	incompatibility of business cultures.

If the combined company’s operations after the Merger do not meet the expectations of existing or prospective customers of Creative Realities and Reflect, then these customers and prospective customers may cease doing business with the combined company altogether, which would harm its results of operations, financial condition and business prospects. If the management team is not able to develop strategies and implement a business plan that successfully addresses these difficulties, Creative Realities may not realize the anticipated benefits of the Merger.

Approval of the Reflect Charter Amendment Proposals by holders of Reflect common stock and preferred stock may result in the holders of Reflect preferred stock receiving less than (or greater than) the respective liquidation preferences pursuant to the existing Reflect certificate of incorporation.

Subject to the approval of the Reflect Charter Amendment Proposals by the holders of the Reflect common stock and preferred stock, the Merger Consideration payable to Reflect stockholders will consist of (i) $18,666,667 payable in cash, (ii) 2,333,334 Creative Realities shares issuable in connection with the Merger (the “CREX Shares Consideration”) and (iii) a supplemental cash payment, if any, owed to the recipients of CREX Shares Consideration, payable on or after the three-year anniversary of the effective time of the Merger, if the value of the CREX Shares Consideration at the end of such three-year period is less than $6.40 per share, or $7.20 per share if certain Reflect customers collectively achieve (i.e. account for) over 85,000 billable devices online at any time on or before December 31, 2022 (such applicable amount, the “Additional Contingent Merger Consideration”). Due to the fact that a portion of the Merger Consideration may be paid as Additional Contingent Merger Consideration, which is dependent on the share price of Creative Realities common stock and the satisfaction of certain milestones by the three-year anniversary of the effective time of the Merger, the total Merger Consideration payable to holders of Reflect preferred stock is not known at this time and may be less than (or greater than) the respective liquidation preferences pursuant to the existing Reflect certificate of incorporation.

Approval of the Reflect Charter Amendment Proposals by holders of Reflect common stock and preferred stock will result in the liquidation preferences of the Reflect preferred stock being subject to the escrow accounts established pursuant to the Escrow Agreement.

Subject to the approval of Reflect Charter Amendment Proposals by the holders of Reflect preferred stock, at Closing, $2.5 million of the cash Merger Consideration will be deposited into a one-year escrow account as the sole remedy to secure the indemnification obligations of Reflect stockholders (subject to certain exceptions), $250,000 of the cash Merger Consideration will be deposited in an escrow account for any adjustments to working capital post-closing and $250,000 of the cash Merger Consideration will be deposited in an escrow account for post-closing expenses of the Stockholders’ Representative. Due to the deposit of an aggregate of $3.0 million of the cash Merger Consideration in the escrow accounts, the holders of Reflect preferred stock may receive less of the Merger Consideration than they would otherwise be due to the holders of Reflect preferred stock pursuant to the Reflect Certificate of Incorporation upon the consummation of the Merger. Therefore, approval of the Reflect Charter Amendment Proposals will have the effect of reducing the Merger proceeds payable to the holders of Reflect preferred stock at the Closing of the Merger. In addition, amounts deducted from the escrows for indemnity claims, working capital adjustments and expenses of the Stockholders” Representative will reduce the amounts ultimately payable to the holders of Reflect preferred stock.

Reflect has not obtained a fairness, valuation or other opinion from an independent investment banking firm or another independent firm, and, consequently, you have no assurance from an independent source that the terms of the Merger are fair to Reflect stockholders from a financial point of view.

The Reflect Board of Directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Merger. Reflect is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price Creative Realities is paying is fair to the Reflect stockholders from a financial point of view. In analyzing the Merger, the Reflect Board of Directors and Reflect’s management evaluated, among other things, the results that Reflect could expect to obtain if it continued to operate independently, and the likely benefits to stockholders of that course of action, as compared with the value of the Merger Consideration offered by Creative Realities and the potential upside of the combined organization, and concluded that the Merger was in the best interest of its stockholders from a financial point of view. Accordingly, Reflect’s stockholders will be relying solely on the judgment of the Reflect Board of Directors in determining the value of the Merger, and the Reflect Board may not have properly valued the Reflect business. The lack of third-party valuation or fairness opinion may also lead an increased number of Reflect stockholders to vote against the Merger, which could potentially impact Creative Realities’ ability to consummate the Merger. For more information about the Reflect Board of Director’s decision-making process, see the section entitled “Summary of the Material Terms of the Proposals – Reflect Board Reasons for Approval of the Merger”.

RISKS RELATED TO CREATIVE REALITIES’ BUSINESS AND INDUSTRY

The ongoing COVID-19 pandemic has had, and may in the future have, a significant adverse impact on Creative Realities’ advertising revenue and also exposes Creative Realities’ business to other risks.

The ongoing COVID-19 pandemic has resulted in authorities implementing numerous preventative measures to contain or mitigate the outbreak of the virus, such as travel bans and restrictions, limitations on business activity, quarantines, and shelter-in-place orders. These measures have caused, and are continuing to cause, business slowdowns or shutdowns in affected areas, both regionally and worldwide, which have significantly impacted Creative Realities business and results of operations.

For example, for the year ended December 31, 2020, Creative Realities revenue declined by $14,141, or 45%, versus the year ended December 31, 2019, as compared to a four-year average revenue growth rate of 29.1% from 2015 to 2019, and represented the first revenue reduction for Creative Realities since its merger with ConeXus World Global, LLC in October 2015. This reduction was driven by a combination of factors, including, but not limited to, a decrease in revenues generated from (1) installation services of $4,962 following a significant increase in suspended, delayed, and cancelled customer projects, initiatives, and capital expenditures as a direct result of the COVID-19 pandemic, (2) management services of $1,186 related to contracts with customers which were partially or permanently closed during the year, and (3) reductions in new customer acquisition, each of which were directly attributable, either in whole or in part, to the COVID-19 pandemic.

While Creative Realities have seen improved revenue generation and customer activity in the second half of 2020 and three quarters of 2021, there can be no assurance that it will not decrease again as a result of the effects of the pandemic. In addition, Creative Realities believes that the pandemic has contributed to an acceleration in the shift of commerce from offline to online, potentially altering customer demand for Creative Realities’ products and services as Creative Realities customers evaluate the most effective approach to capture consumer demand.

The demand for and pricing of Creative Realities services may be materially and adversely impacted by the pandemic for the foreseeable future, and Creative Realities is unable to predict the duration or degree of such impact with any certainty. In addition to the impact on Creative Realities’ installation and managed services business, the pandemic exposes Creative Realities’ business, operations, and workforce to a variety of other risks, including:

●	delays in product development or releases, or reductions in manufacturing production and sales of hardware, as a result of inventory shortages, supply chain or labor shortages, or diversion of Creative Realities efforts and resources to projects related to COVID-19;

●	an inability to recognize revenue, collect payment, or generate future revenue from customers, including from those that have been or may be forced to close their businesses or are otherwise impacted by the economic downturn;

●	significant volatility and disruption of global financial markets, which could negatively impact Creative Realities ability to access capital in the future;

●	negative impact on Creative Realities workforce productivity, product development, and research and development due to difficulties resulting from Creative Realities personnel working remotely;

●	illnesses to key employees, or a significant portion of Creative Realities workforce, which may result in inefficiencies, delays, and disruptions in Creative Realities’ business; and

●	increased volatility and uncertainty in the financial projections Creative Realities use as the basis for estimates used in Creative Realities financial statements.

Any of these developments may adversely affect Creative Realities business, harm Creative Realities’ reputation, or result in legal or regulatory actions against us. The persistence of the COVID-19 pandemic, and the preventative measures implemented to help limit the spread of the illness, have impacted, and will continue to impact, Creative Realities’ ability to operate Creative Realities’ business and may materially and adversely impact Creative Realities’ business, financial condition, and results of operations.

The sale of Creative Realities new Safe Space Solutions products may not be successful.

On April 28, 2020, Creative Realities announced the joint launch of an AI-integrated non-contact temperature inspection kiosk known as the Thermal Mirror with Creative Realities’ partner, InReality, for use by businesses as COVID-19 related workplace restrictions are reduced or eliminated. Although Creative Realities has experience in providing customers digital integration solutions, Creative Realities’ ongoing support of the Thermal Mirror involves the development, marketing, and sales of a new product to new customers involving a joint effort with InReality. The product also uses hardware and technologies that have not been used with Creative Realities other customers. To date, Creative Realities and InReality continued to develop incremental use cases and subsequently launched a suite of Safe Space Solutions products addressing this market, each of which operate consistently with Creative Realities primary business model in that they represent a sale of hardware and a SaaS-based subscription license services contract.

There are several risks involved in such the development, marketing, and sales of such product. First, Creative Realities invested significant time and resources that take away the attention of management that would otherwise be available for ongoing development of Creative Realities’ existing business or to respond to new opportunities. Creative Realities also has limited cash and has expended significant costs in the launch and ongoing support of such product, which may ultimately not be successful. This cash could have been used to support Creative Realities’ other proven business lines. Creative Realities faces significant competition from other COVID-19 related workplace safety solutions, and Creative Realities’ competitors have more capital resources than Creative Realities. The failure to successfully manage these risks in the development, marketing and selling the Safe Space Solutions could have a material, adverse effect on Creative Realities’ business, financial condition, and results of operations.

Creative Realities has generally incurred losses, and may never become or remain profitable.

Except for the second, third and fourth quarters of 2019, Creative Realities has incurred historical net losses. As of and for the year-ended December 31, 2020, Creative Realities had a working capital deficit and negative cash flows from operations. Creative Realities incurred a net loss for the years ended December 31, 2020 and December 31, 2019. While Creative Realities has been able to achieve profitability in certain recent periods, it is uncertain whether Creative Realities will be able to sustain or increase Creative Realities’ profitability in successive periods.

Creative Realities has formulated Creative Realities’ business plans and strategies based on certain assumptions regarding the acceptance of Creative Realities’ business model and the marketing of Creative Realities’ products and services. Nevertheless, Creative Realities’ assessments regarding market size, market share, market acceptance of Creative Realities’ products and services and a variety of other factors may prove incorrect. Creative Realities’ future success will depend upon many factors, including factors beyond Creative Realities’ control and those that cannot be predicted at this time. The ongoing COVID-19 pandemic has also caused a significant increase in suspended, delayed, and cancelled customer projects, initiatives, and capital expenditures, and it is not known when these opportunities will be revived for Creative Realities, if at all.

The digital marketing business is evolving in a rapidly changing market, and Creative Realities cannot ensure the long-term successful operation of Creative Realities’ business or the execution of Creative Realities’ business plan.

The digital marketing technology and solutions are an evolving business offering and the markets in which Creative Realities compete are rapidly changing and the evolution has slowed because of the COVID-19 pandemic. As a result, Creative Realities’ prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets. Creative Realities may be unable to accomplish any of the following, which would materially impact Creative Realities’ ability to implement its business plan:

●	establishing and maintaining broad market acceptance of Creative Realities technology, solutions, services, and platforms, and converting that acceptance into direct and indirect sources of revenue;

●	establishing and maintaining adoption of Creative Realities technology, solutions, services, and platforms in and on a variety of environments, experiences, and device types;

●	timely and successfully developing new technology, solution, service, and platform features, and increasing the functionality and features of Creative Realities’ existing technology, solution, service, and platform offerings;

●	developing technology, solutions, services, and platforms that result in a high degree of customer satisfaction and a high level of end-customer usage;

●	successfully responding to competition, including competition from emerging technologies and solutions;

●	developing and maintaining strategic relationships to enhance the distribution, features, content and utility of Creative Realities’ technology, solutions, services, and platforms;

●	identifying, attracting and retaining talented engineering, network operations, program management, technical services, creative services, and other personnel at reasonable market compensation rates in the markets in which Creative Realities employs such personnel; and

●	integration of acquisitions.

Creative Realities’ business strategy may be unsuccessful, and Creative Realities may be unable to address the risks Creative Realities faces in a cost-effective manner, if at all. If Creative Realities is unable to successfully accomplish these tasks, Creative Realities’ business will be harmed.

Adequate funds for Creative Realities’ operations may not be available, requiring Creative Realities to raise additional financing or else curtail Creative Realities activities significantly.

On February 18, 2021, Creative Realities entered into a securities purchase agreement with an institutional investor which provided for the issuance and sale by Creative Realities of 800,000 shares of Creative Realities’ common stock (the “Shares”), in a registered direct offering (the “Offering”) at a purchase price of $2.50 per Share, for gross proceeds of $2,000. The net proceeds from the Offering after paying estimated offering expenses were approximately $1,835 which Creative Realities intends to use for general corporate purposes. The closing of the Offering occurred on February 22, 2021.

Creative Realities may nonetheless be required to raise additional funding through public or private financings, including equity financings, through 2021. Creative Realities has an “at-the-market” offering in place, pursuant to which Creative Realities may direct Roth Capital Partners, Creative Realities’ sale agent, to sell shares of Creative Realities common stock to investors in the market, subject to the terms and conditions of a sales agreement. These sales are dilutive to shareholders. Any additional equity financings may also be dilutive to shareholders and may be completed at a discount to the then-current market price of Creative Realities securities. Debt financing, if available, may involve restrictive covenants on Creative Realities operations or pertaining to future financing arrangements. Nevertheless, Creative Realities may not successfully complete any future equity or debt financing. Adequate funds for Creative Realities operations, whether from financial markets, collaborative or other arrangements, may not be available when needed or on terms attractive to us. If adequate funds are not available, Creative Realities plans to operate Creative Realities business may be adversely affected and Creative Realities could be required to curtail Creative Realities activities significantly and/or cease operating.

Creative Realities does not have sufficient capital to engage in material research and development, which may harm Creative Realities’ long-term growth.

In light of Creative Realities’ limited resources in general, Creative Realities has made no material investments in research and development over the past several years. This conserves capital in the short term. In the long term, as a result of Creative Realities’ failure to invest in research and development, Creative Realities’ technology and product offerings may not keep pace with the market, and Creative Realities may lose any current existing competitive advantage. Over the long term, this may harm Creative Realities’ revenues growth and Creative Realities’ ability to become profitable.

Creative Realities is reliant on the continued support of a related party for adequate financing of its operations.

As of December 27, 2021, Creative Realities’ largest shareholder and investor, Slipstream, is the holder of 100% of Creative Realities outstanding debt instruments including a term loan, , and secured convertible promissory note and has beneficial ownership of approximately 45.8% of Creative Realities common stock (on an as-converted, fully diluted basis including conversion of outstanding warrants, and assuming no other convertible securities, options and warrants are converted or exercised by other parties). Slipstream has also provided Creative Realities with a continued support letter through November 15, 2022. If Creative Realities is unable to extend the maturity or replace Creative Realities’ existing financing agreements in the future, Creative Realities plans to operate Creative Realities’ business may be adversely affected and Creative Realities could be required to curtail Creative Realities’ activities significantly and/or cease operating. Creative Realities is currently in discussions with Slipstream to participate in a financing necessary to raise the capital to consummate the Merger, and, as a result, Creative Realities may issue additional Creative Realities Shares to Slipstream as part of the Existing Debt Conversion, and enter into additional financing arrangements.

Creative Realities expects that there will be significant consolidation in its industry. Creative Realities’ failure or inability to lead that consolidation would have a severe adverse impact on Creative Realities’ access to financing, customers, technology, and human resources.

Creative Realities’ industry is currently composed of a large number of relatively small businesses, no single one of which is dominant or which provides integrated solutions and product offerings incorporating much of the available technology. Accordingly, Creative Realities believes that substantial consolidation may occur in Creative Realities’ industry in the near future. If Creative Realities does not play a positive role in that consolidation, either as a leader or as a participant whose capability is merged in a larger entity, Creative Realities may be left out of this process, with product offerings of limited value compared with those of Creative Realities’ competitors. Moreover, even if Creative Realities leads the consolidation process, the market may not validate the decisions Creative Realities makes in that process.

Creative Realities’ success depends on its interactive marketing technologies achieving and maintaining widespread acceptance in its targeted markets.

Creative Realities’ success will depend to a large extent on broad market acceptance of its interactive marketing technologies among current and prospective customers. Creative Realities’ prospective customers may still not use Creative Realities’ solutions for a number of other reasons, including preference for static advertising, lack of familiarity with Creative Realities’ technology, preference for competing technologies or perceived lack of reliability. Creative Realities believes that the acceptance of its interactive marketing technologies by prospective customers will depend primarily on the following factors:

●	its ability to demonstrate the economic and other benefits attendant to Creative Realities’ interactive marketing technologies;

●	its customers becoming comfortable with using Creative Realities’ interactive marketing technologies; and

●	the reliability of Creative Realities’ interactive marketing technologies.

Creative Realities’ interactive technologies are complex and must meet stringent user requirements. Some undetected errors or defects may only become apparent as new functions are added to Creative Realities’ technologies and products. The need to repair or replace products with design or manufacturing defects could temporarily delay the sale of new products and adversely affect Creative Realities’ reputation. Delays, costs and damage to Creative Realities’ reputation due to product defects could harm its business.

Creative Realities’ financial condition and potential for continued net losses may negatively impact Creative Realities’ relationships with customers, prospective customers and third-party suppliers.

Creative Realities’ financial condition and potential for continued net losses may cause current and prospective customers to defer placing orders with it, to require terms that are less favorable to it, or to place their orders with Creative Realities’ competitors, which could adversely affect Creative Realities’ business, financial condition and results of operations. On the same basis, third-party suppliers may refuse to do business with Creative Realities, or may do so only on terms that are unfavorable to Creative Realities, which also could cause Creative Realities’ expenses to increase.

Because Creative Realities does not have long-term purchase commitments from Creative Realities’ customers, the failure to obtain anticipated orders or the deferral or cancellation of commitments could have adverse effects on Creative Realities’ business.

Creative Realities’ business is characterized by short-term purchase orders and contracts that do not require that purchases be made by Creative Realities’ customers. This makes forecasting sales difficult. The failure to obtain anticipated orders and deferrals or cancellations of purchase commitments because of changes in customer requirements, or otherwise, could have a material adverse effect on Creative Realities’ business, financial condition and results of operations. Creative Realities has experienced such challenges in the past and may experience such challenges in the future.

Creative Realities’ continued growth and financial performance could be adversely affected by the loss of several key customers, including a significant related party customer.

Creative Realities’ largest customers account for a significant portion of Creative Realities’ total revenue on a consolidated basis. Creative Realities had two and one customer(s) that accounted for 27.8% and 18.5% of revenue for the years ended December 31, 2020 and 2019, respectively.

For each of the years ended December 31, 2020 and 2019, Creative Realities had sales of approximately $1.1 million, representing 6.1% and 3.5% of consolidated sales, respectively, with 33 Degrees Convenience Connect, Inc., a related party that is approximately 17.5% owned by a member of Creative Realities senior management (“33 Degrees”).

Decisions by one or more of these key customers to not renew, terminate or substantially reduce their use of Creative Realities’ products, technology, services, and platform could substantially slow Creative Realities’ revenue growth and lead to a decline in revenue. Creative Realities’ business plan assumes continued growth in revenue, and it is unlikely that Creative Realities will become profitable without a continued increase in revenue.

Most of Creative Realities’ contracts are terminable by Creative Realities’ customers with limited notice and without penalty payments, and early terminations could have a material adverse effect on Creative Realities’ business, operating results and financial condition.

Most of Creative Realities’ contracts are terminable by Creative Realities’ customers following limited notice and without early termination payments or liquidated damages due from them. In addition, each stage of a project often represents a separate contractual commitment, at the end of which the customers may elect to delay or not to proceed to the next stage of the project. Creative Realities cannot assure you that one or more of Creative Realities’ customers will not terminate a material contract or materially reduce the scope of a large project. The delay, cancellation or significant reduction in the scope of a large project or a number of projects could have a material adverse effect on Creative Realities’ business, operating results and financial condition.

It is common for Creative Realities’ current and prospective customers to take a long time to evaluate Creative Realities’ products, most especially during economic downturns that affect Creative Realities customers’ businesses, including as a result of the COVID-19 pandemic. The lengthy and variable sales cycle makes it difficult to predict Creative Realities’ operating results.

It is difficult for Creative Realities to forecast the timing and recognition of revenue from sales of Creative Realities products and services because Creative Realities’ actual and prospective customers often take significant time to evaluate Creative Realities’ products before committing to a purchase. Even after making their first purchases of Creative Realities’ products and services, existing customers may not make significant purchases of those products and services for a long period of time following their initial purchases, if at all. The period between initial customer contact and a purchase by a customer may be years with potentially an even longer period separating initial purchases and any significant purchases thereafter. During the evaluation period, prospective customers may decide not to purchase or may scale down proposed orders of Creative Realities’ products for various reasons, including:

●	reduced need to upgrade existing visual marketing systems;

●	introduction of products by Creative Realities competitors;

●	lower prices offered by Creative Realities competitors; and

●	changes in budgets and purchasing priorities.

Creative Realities’ prospective customers routinely require education regarding the use and benefit of Creative Realities’ products. This may also lead to delays in receiving customers’ orders.

Creative Realities’ industry is characterized by frequent technological change. If Creative Realities is unable to adapt Creative Realities’ products and services and develop new products and services to keep up with these rapid changes, Creative Realities will not be able to obtain or maintain market share.

The market for Creative Realities products and services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, heavy competition and frequent new product and service introductions. If Creative Realities fails to develop new products and services or modify or improve existing products and services in response to these changes in technology, customer demands or industry standards, Creative Realities’ products and services could become less competitive or obsolete.

Creative Realities must respond to changing technology and industry standards in a timely and cost-effective manner. Creative Realities may not be successful in using new technologies, developing new products and services or enhancing existing products and services in a timely and cost-effective manner. Furthermore, even if Creative Realities successfully adapts its products and services, these new technologies or enhancements may not achieve market acceptance.

A portion of Creative Realities’ business involves the use of software technology that it has developed or licensed. Industries involving the ownership and licensing of software-based intellectual property are characterized by frequent intellectual-property litigation, and Creative Realities could face claims of infringement by others in the industry. Such claims are costly and add uncertainty to Creative Realities’ operational results.

A portion of Creative Realities’ business involves ownership and licensing of software. This market space is characterized by frequent intellectual property claims and litigation. Creative Realities could be subject to claims of infringement of third-party intellectual-property rights resulting in significant expense and the potential loss of Creative Realities’ own intellectual property rights. From time to time, third parties may assert copyright, trademark, patent or other intellectual property rights to technologies that are important to Creative Realities’ business. Any litigation to determine the validity of these claims, including claims arising through Creative Realities’ contractual indemnification of Creative Realities’ business partners, regardless of their merit or resolution, would likely be costly and time consuming and divert the efforts and attention of Creative Realities’ management and technical personnel. If any such litigation resulted in an adverse ruling, Creative Realities could be required to:

●	pay substantial damages;

●	cease the development, use, licensing or sale of infringing products;

●	discontinue the use of certain technology; or

●	obtain a license under the intellectual property rights of the third party claiming infringement, which license may not be available on reasonable terms or at all.

Creative Realities’ proprietary platform architectures and data tracking technology underlying certain of Creative Realities’ services are complex and may contain unknown errors in design or implementation that could result in system performance failures or inability to scale.

The platform architecture, data tracking technology and integration layers underlying Creative Realities’ proprietary platforms, Creative Realities contract administration, procurement, timekeeping, content and network management, network services, device management, virtualized services, software automation and other tools, and back-end services are complex and include specially developed software and code. This software and code are developed internally, licensed from third parties, or integrated by in-house personnel and third parties. Any of the system architecture, system administration, integration layers, software or code may contain errors, or may be implemented or interpreted incorrectly, particularly when they are first introduced or when new versions or enhancements to Creative Realities’ tools and services are released. Consequently, Creative Realities’ systems could experience performance failure, or it may be unable to scale its systems, which may:

●	adversely impact Creative Realities’ relationship with customers and others who experience system failure, possibly leading to a loss of affected and unaffected customers;

●	increase Creative Realities’ costs related to product development or service delivery; or

●	adversely affect Creative Realities’ revenues and expenses.

Creative Realities’ business may be adversely affected by malicious applications that interfere with, or exploit security flaws in, its products and services.

Creative Realities’ business may be adversely affected by malicious applications that make changes to its customers’ computer systems and interfere with the operation and use of Creative Realities’ products or products that impact its business. These applications may attempt to interfere with Creative Realities’ ability to communicate with Creative Realities customers’ devices. The interference may occur without disclosure to or consent from Creative Realities’ customers, resulting in a negative experience that its customers may associate with Creative Realities’ products and services. These applications may be difficult or impossible to uninstall or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. The ability to provide customers with a superior interactive marketing technology experience is critical to Creative Realities’ success. If Creative Realities’ efforts to combat these malicious applications fail, or if its products and services have actual or perceived vulnerabilities, there may be claims based on such failure or Creative Realities’ reputation may be harmed, which would damage Creative Realities’ business and financial condition.

Creative Realities compete with other companies that have more resources, which puts Creative Realities at a competitive disadvantage.

The market for interactive marketing technologies is generally highly competitive and Creative Realities expects competition to increase in the future. Some of Creative Realities’ competitors or potential competitors may have significantly greater financial, technical and marketing resources than Creative Realities does. These competitors may be able to respond more rapidly than Creative Realities can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than Creative Realities.

Creative Realities expects competitors to continue to improve the performance of their current products and to introduce new products, services and technologies. Successful new product and service introductions or enhancements by Creative Realities’ competitors could reduce sales and the market acceptance of Creative Realities’ products and services, cause intense price competition or make Creative Realities’ products and services obsolete. To be competitive, Creative Realities must continue to invest significant resources in research and development, sales and marketing and customer support. If Creative Realities does not have sufficient resources to make these investments or are unable to make the technological advances necessary to be competitive, Creative Realities’ competitive position will suffer. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Creative Realities’ failure to compete successfully against current or future competitors could adversely affect Creative Realities business and financial condition.

Creative Realities’ future success depends on key personnel and its ability to attract and retain additional personnel.

Creative Realities’ key personnel includes:

●	Rick Mills, Creative Realities Chief Executive Officer;

●	Will Logan, Creative Realities Chief Financial Officer; and

●	Mike McKim, Creative Realities Vice President of Operations

If Creative Realities fails to retain its key personnel or to attract, retain and motivate other qualified employees, its ability to maintain and develop business may be adversely affected. Creative Realities’ future success depends significantly on the continued service of key technical, sales and senior management personnel and their ability to execute Creative Realities’ growth strategy. The loss of the services of these key employees could harm Creative Realities’ business. Creative Realities may be unable to retain its employees or to attract, assimilate and retain other highly qualified employees who could migrate to other employers who offer competitive or superior compensation packages.

Creative Realities is subject to cyber security risks and interruptions or failures in Creative Realities information technology systems and will likely need to expend additional resources to enhance Creative Realities’ protection from such risks. Notwithstanding Creative Realities’ efforts, a cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss.

Creative Realities depends on digital technologies to process and record financial and operating data and rely on sophisticated information technology systems and infrastructure to support its business, including process control technology. At the same time, cyber incidents, including deliberate attacks, have increased. The U.S. government has issued public warnings that indicate that energy assets might be specific targets of cyber security threats. Creative Realities’ technologies, systems and networks and those of its vendors, suppliers and other business partners may become the target of cyberattacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption of business operations. In addition, certain cyber incidents, such as surveillance, may remain undetected for an extended period. Creative Realities’ systems for protecting against cyber security risks may not be sufficient. As the sophistication of cyber incidents continues to evolve, Creative Realities will likely be required to expend additional resources to continue to modify or enhance its protective measures or to investigate and remediate any vulnerability to cyber incidents. Additionally, any of these systems may be susceptible to outages due to fire, floods, power loss, telecommunications failures, usage errors by employees, computer viruses, cyber-attacks or other security breaches or similar events. The failure of any of Creative Realities’ information technology systems may cause disruptions in its operations, which could adversely affect its revenues and profitability.

Creative Realities’ reliance on information management and transaction systems to operate its business exposes Creative Realities to cyber incidents and hacking of sensitive information if Creative Realities’ outsourced service provider experiences a security breach.

Effective information security internal controls are necessary for Creative Realities to protect sensitive information from illegal activities and unauthorized disclosure in addition to denial of service attacks and corruption of Creative Realities’ data. In addition, Creative Realities relies on the information security internal controls maintained by Creative Realities’ outsourced service provider. Breaches of Creative Realities’ information management system could also adversely affect Creative Realities’ business reputation. Finally, significant information system disruptions could adversely affect Creative Realities’ ability to effectively manage operations or reliably report results.

Because Creative Realities’ technology, products, platform, and services are complex and are deployed in and across complex environments, they may have errors or defects that could seriously harm Creative Realities’ business.

Creative Realities’ technology, proprietary platforms, products and services are highly complex and are designed to operate in and across data centers, large and complex networks, and other elements of the digital media workflow that Creative Realities does not own or control. On an ongoing basis, Creative Realities needs to perform proactive maintenance services on its platform and related software services to correct errors and defects. In the future, there may be additional errors and defects in Creative Realities’ software that may adversely affect its services. Creative Realities may not have in place adequate reporting, tracking, monitoring, and quality assurance procedures to ensure that Creative Realities detects errors in Creative Realities software in a timely manner. If Creative Realities is unable to efficiently and cost-effectively fix errors or other problems that may be identified, or if there are unidentified errors that allow persons to improperly access Creative Realities’ services, Creative Realities could experience loss of revenues and market share, damage to Creative Realities reputation, increased expenses and legal actions by Creative Realities’ customers.

Creative Realities may have insufficient network or server capacity, which could result in interruptions in its services and loss of revenues.

Creative Realities’ operations are dependent in part upon: network capacity provided by third-party telecommunications networks; data center services provider owned and leased infrastructure and capacity; Creative Realities’ dedicated and virtualized server capacity located at its data center services provider partner and a geo-redundant micro-data center location; and Creative Realities’ own infrastructure and equipment. Collectively, this infrastructure, equipment, and capacity must be sufficiently robust to handle all of Creative Realities customers’ web-traffic, particularly in the event of unexpected surges in high-definition video traffic and network services incidents. Creative Realities (and Creative Realities service providers) may not be adequately prepared for unexpected increases in bandwidth and related infrastructure demands from customers. In addition, the bandwidth Creative Realities has contracted to purchase may become unavailable for a variety of reasons, including payment disputes, outages, or such service providers going out of business. Any failure of these service providers or Creative Realities’ own infrastructure to provide the capacity Creative Realities requires, due to financial or other reasons, may result in a reduction in, or interruption of, service to Creative Realities customers, leading to an immediate decline in revenue and possible additional decline in revenue as a result of subsequent customer losses.

Creative Realities’ business operations are susceptible to interruptions caused by events beyond Creative Realities’ control.

Creative Realities’ business operations are susceptible to interruptions caused by events beyond its control. Creative Realities is vulnerable to the following potential problems, among others:

●	its platform, technology, products, and services and underlying infrastructure, or that of Creative Realities’ key suppliers, may be damaged or destroyed by events beyond Creative Realities’ control, such as fires, earthquakes, floods, power outages or telecommunications failures;

●	Creative Realities and its customers and/or partners may experience interruptions in service as a result of the accidental or malicious actions of Internet users, hackers or current or former employees;

●	Creative Realities may face liability for transmitting viruses to third parties that damage or impair access to computer networks, programs, data or information. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to Creative Realities’ customers; and

●	failure of Creative Realities’ systems or those of its suppliers may disrupt service to Creative Realities customers (and from Creative Realities customers to their customers), which could materially impact Creative Realities’ operations (and the operations of Creative Realities customers), adversely affect Creative Realities’ relationships with customers and lead to lawsuits and contingent liability.

The occurrence of any of the foregoing could result in claims for consequential and other damages, significant repair and recovery expenses and extensive customer losses and otherwise have a material adverse effect on Creative Realities’ business, financial condition and results of operations.

The markets in which Creative Realities operates are rapidly emerging, and Creative Realities may be unable to compete successfully against existing or future competitors to its business.

The markets in which Creative Realities operates are becoming increasingly competitive. Creative Realities’ current competitors generally include general digital signage companies, specialized digital signage operators targeting certain vertical markets (e.g., financial services), content management software companies, and integrators and vertical solution providers who develop single implementations of content distribution, digital marketing technology, and related services. These competitors, including future new competitors who may emerge, may be able to develop a comparable or superior solution capabilities, software platform, technology stack, and/or series of services that provide a similar or more robust set of features and functionality than the technology, products and services Creative Realities offers. If this occurs, Creative Realities may be unable to grow as necessary to make Creative Realities’ business profitable.

Whether or not Creative Realities has superior products, many of these current and potential future competitors have longer operating histories in their current respective business areas and greater market presence, brand recognition, engineering and marketing capabilities, and financial, technological and personnel resources than Creative Realities. Existing and potential competitors with an extended operating history, even if not directly related to Creative Realities’ business, have an inherent marketing advantage because of the reluctance of many potential customers to entrust key operations to a company that may be perceived as new, inexperienced or unproven. In addition, Creative Realities’ existing and potential future competitors may be able to use their extensive resources to:

●	develop and deploy new products and services more quickly and effectively than Creative Realities can;

●	develop, improve and expand their platforms and related infrastructures more quickly than Creative Realities can;

●	reduce costs, particularly hardware costs, because of discounts associated with large volume purchases and longer-term relationships and commitments;

●	offer less expensive products, technology, platform, and services as a result of a lower cost structure, greater capital reserves or otherwise;

●	adapt more swiftly and completely to new or emerging technologies and changes in customer requirements;

●	take advantage of acquisition and other opportunities more readily; and

●	devote greater resources to the marketing and sales of their products, technology, platform, and services.

If Creative Realities is unable to compete effectively in various markets, or if competitive pressures place downward pressure on the prices at which Creative Realities offers its products and services, Creative Realities’ business, financial condition and results of operations may suffer.

RISKS RELATED TO CREATIVE REALITIES COMMON STOCK

The variable sales cycle of some of Creative Realities’ products make it difficult to predict operating results.

Creative Realities’ revenues in any quarter depend substantially upon contracts signed and the related shipment and installation or delivery of hardware and software products in that quarter. It is therefore difficult for Creative Realities to accurately predict revenues and this difficulty also will affect Creative Realities. It is difficult to forecast the timing of large individual hardware and software sales with a high degree of certainty due to the extended length of the sales cycle and the generally more complex contractual terms that may be associated with Creative Realities’ products that could result in the deferral of some or all of the revenue to future periods.

Accordingly, large individual sales have sometimes occurred in quarters subsequent to when Creative Realities anticipated or not at all. If Creative Realities receives any significant cancellation or deferral of customer orders, or it is unable to conclude license negotiations by the end of a fiscal quarter, Creative Realities’ operating results may be lower than anticipated. In addition, any weakening or uncertainty in the economy may make it more difficult for Creative Realities to predict quarterly results in the future, and could negatively impact Creative Realities’ business, operating results and financial condition for an indefinite period of time.

Creative Realities’ largest shareholder possesses controlling voting power with respect to Creative Realities common stock, and is Creative Realities’ senior secured lender, which will limit your influence on corporate matters.

Creative Realities’ largest shareholder, Slipstream, has beneficial ownership of 6,515,390 shares of Creative Realities common stock, including common shares that are beneficially owned by its affiliate Slipstream Funding, LLC, and is Creative Realities’ senior secured lender. In addition, Creative Realities may pay off certain of its outstanding principal and interest owed to Slipstream in shares of its common stock, including as part of the Existing Debt Conversion, which would increase the number of shares beneficially owned by Slipstream. These shares represent beneficial ownership of approximately 45.8% of Creative Realities common stock (on an as-converted basis including conversion of outstanding warrants) as of December 27, 2021. As a result, Slipstream has significant influence on Creative Realities management and affairs, including the election and removal of Creative Realities Board of Directors and all other matters requiring shareholder approval, including the future merger, consolidation or sale of all or substantially all of Creative Realities’ assets. Creative Realities is currently in discussions with Slipstream to participate in a financing necessary to raise the capital to consummate the Merger, and as result, Creative Realities may issue additional Creative Realities Shares to Slipstream as part of the Existing Debt Conversion, and enter into additional financing arrangements, which would likely increase the beneficial ownership of Slipstream. This shareholder and lender position could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to Creative Realities shareholders. Furthermore, this concentrated ownership will limit the practical effect of your participation in Creative Realities’ matters, through shareholder votes and otherwise.

The Articles of Incorporation grant Creative Realities’ Board of Directors the power to issue additional shares of common and preferred stock and to designate other classes of preferred stock, all without shareholder approval.

Creative Realities’ authorized capital consists of 250 million shares of capital stock, 50 million of which is undesignated preferred stock. Pursuant to authority granted by Creative Realities Articles of Incorporation, Creative Realities Board of Directors, without any action by Creative Realities shareholders, may designate and issue shares in such classes or series (including other classes or series of preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, provided it is consistent with Minnesota law. The rights of holders of other classes or series of stock that may be issued could be superior to the rights of holders of Creative Realities common shares. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of Creative Realities common stock. Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of Creative Realities capital stock and may dilute Creative Realities book value per share.

Creative Realities does not intend to pay dividends on Creative Realities common stock for the foreseeable future.

Creative Realities does not plan to pay dividends on Creative Realities common stock for the foreseeable future. Earnings of the business will be reinvested in future growth strategies or utilized to repay outstanding debt.

Creative Realities does not have significant tangible assets that could be sold upon liquidation.

Creative Realities has nominal tangible assets. As a result, if Creative Realities become insolvent or otherwise must dissolve, there will be no tangible assets to liquidate and no corresponding proceeds to disburse to Creative Realities shareholders. If Creative Realities become insolvent or otherwise must dissolve, shareholders will likely not receive any cash proceeds on account of their shares.

Creative Realities can provide no assurance that its securities will continue to meet Nasdaq listing requirements. If Creative Realities fails to comply with the continuing listing standards of the Nasdaq, Creative Realities’ securities could be delisted.

If Creative Realities fails to comply with the continuing listing standards of the Nasdaq, Creative Realities’ securities could be delisted. A failure to remain listed on Nasdaq could have a material adverse effect on the liquidity and price of Creative Realities’ common stock and warrants.

GENERAL CREATIVE REALITIES RISK FACTORS

Unpredictability in financing markets could impair Creative Realities’ ability to grow its business through acquisitions.

Creative Realities anticipates that opportunities to acquire similar businesses will materially depend on, among other things, the availability of financing alternatives with acceptable terms. As a result, poor credit and other market conditions or uncertainty in financial markets could materially limit Creative Realities’ ability to grow through acquisitions since such conditions and uncertainty make obtaining financing more difficult.

Because Creative Realities has limited resources, it may not have in place various processes and protections common to more mature companies and may be more susceptible to adverse events.

Creative Realities has limited resources as a result of, among other things, significant restructuring and integration costs incurred in connection with prior acquisition activities. As a result, Creative Realities may not have in place systems, processes and protections that many of Creative Realities’ competitors have or that may be essential to protect against various risks. For example, Creative Realities has in place only limited resources and processes addressing human resources, timekeeping, data protection, business continuity, personnel redundancy, and knowledge institutionalization concerns. As a result, Creative Realities is at risk that one or more adverse events in these and other areas may materially harm Creative Realities’ business, balance sheet, revenues, expenses or prospects.

General global market and economic conditions may have an adverse impact on Creative Realities’ operating performance and results of operations.

Creative Realities’ business has been and could continue to be affected by general global economic and market conditions. Any downturn in the United States and worldwide economy could have a negative effect on Creative Realities’ operating results, including a decrease in revenue and operating cash flow. To the extent its customers are unable to profitably leverage various forms of digital marketing technology and solutions, and/or the content Creative Realities creates, delivers and publishes on their behalf, they may reduce or eliminate their purchase of Creative Realities products and services. Such reductions in traffic would lead to a reduction in Creative Realities’ revenues. Additionally, in a down-cycle economic environment, Creative Realities may experience the negative effects of increased competitive pricing pressure, customer loss, slowdown in commerce over the Internet and corresponding decrease in traffic delivered over Creative Realities network and failures by Creative Realities customers to pay amounts owed to Creative Realities on a timely basis or at all. Suppliers on which Creative Realities relies for equipment, field services, servers, bandwidth, co-location and other services could also be negatively impacted by economic conditions that, in turn, could have a negative impact on Creative Realities’ operations or revenues. Flat or worsening economic conditions may harm Creative Realities’ operating results and financial condition.

In addition, Creative Realities’ business could be adversely affected by the effects of a widespread outbreak of contagious disease, including the recent outbreak of the COVID-19 respiratory illness. A significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for Creative Realities’ products, its ability to collect against existing trade receivables and its operating results. Specifically, such event may cause Creative Realities, its customers or suppliers to temporarily suspend operations in the affected city or country, and customers may suspend or terminate capital improvements including in-store digital deployments or refresh projects, all of which may have a material adverse effect on Creative Realities’ business.

Significant issuances of Creative Realities common stock or common stock derivatives, or the perception that significant issuances may occur in the future, could adversely affect the market price for Creative Realities common stock.

Significant actual or perceived potential future issuance of Creative Realities common stock or common stock derivatives could adversely affect the market price of Creative Realities common stock. Generally, issuances of substantial amounts of common stock or common stock derivatives in the public market, and the availability of shares for future sale, could adversely affect the prevailing market price of Creative Realities common stock and could cause the market price of Creative Realities common stock to remain low for a substantial amount of time.

Creative Realities cannot foresee the impact of potential securities issuances of common shares or common stock derivatives on the market for Creative Realities common stock, but it is possible that the market for Creative Realities shares may be adversely affected, perhaps significantly. It is also unclear whether or not the market for Creative Realities common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered.

There may not be an active market for shares of Creative Realities common stock.

In general, there has been minimal trading volume in Creative Realities common stock. Small trading volumes would likely make it difficult for Creative Realities shareholders to sell their shares as and when they choose. Furthermore, small trading volumes are generally understood to depress market prices. As a result, you may not always be able to resell shares of Creative Realities common stock publicly at the time and prices that you feel are fair or appropriate.

RISKS RELATED TO REFLECT

RISKS RELATED TO REFLECT’S BUSINESS AND INDUSTRY

The ongoing COVID-19 pandemic has had, and may in the future have, a significant adverse impact on Reflect’s advertising revenue and also exposes Reflect’s business to other risks.

The ongoing COVID-19 pandemic has resulted in governmental authorities implementing numerous preventative measures to contain or mitigate the outbreak of the virus, such as travel bans and restrictions, limitations on business activity, quarantines, and shelter-in-place orders. These measures have caused, and are continuing to cause, business slowdowns or shutdowns in affected areas, both regionally and worldwide, which have significantly impacted Reflect’s business and results of operations.

For example, for the year ended December 31, 2020, Reflect’s revenue declined by $4,125,812, or 25.5%, versus the year ended December 31, 2019. This reduction was driven by a combination of factors, including, but not limited to, a decrease in revenues generated from key customers from new projects and a significant decline in revenue from Reflect’s media business, each of which were directly attributable, either in whole or in part, to the COVID-19 pandemic.

While Reflect has seen improved revenue generation and customer activity in 2021, there can be no assurance that it will not decrease again as a result of the effects of the pandemic. In addition, Reflect believes that the pandemic has contributed to an acceleration in the shift of commerce from offline to online, potentially altering customer demand for Reflect’s products and services as Reflect’s customers evaluate the most effective approach to capture consumer demand.

The demand for and pricing of Reflect’s services may be materially and adversely impacted by the COVID-19 pandemic for the foreseeable future, and Reflect is unable to predict the duration or degree of such impact with any certainty. In addition to the impact on Reflect’s software and services business, the pandemic exposes Reflect’s business, operations, and workforce to a variety of other risks, including:

●	delays in product development or releases, or reductions in manufacturing production and sales of hardware, as a result of inventory shortages, supply chain or labor shortages, or diversion of Reflect’s efforts and resources to activities related to COVID-19;

●	Reflect’s inability to recognize revenue, collect payment, or generate future revenue from customers, including from those that have been or may be forced to close their businesses or are otherwise impacted by the economic downturn;

●	significant volatility and disruption of global financial markets, which could negatively impact Reflect’s ability to access capital in the future;

●	illnesses to key employees, or a significant portion of Reflect’s workforce, which may result in inefficiencies, delays, and disruptions in Reflect’s business; and

●	increased volatility and uncertainty in the financial projections Reflect uses as the basis for estimates used in Reflect’s financial statements.

Any of these developments may adversely affect Reflect’s business, harm Reflect’s reputation, or result in legal or regulatory actions against Reflect. The persistence of COVID-19, and the preventative measures implemented to help limit the spread of the illness, have impacted, and will continue to impact, Reflect’s ability to operate Reflect’s business and may materially and adversely impact Reflect’s business, financial condition, and results of operations.

Reflect may experience fluctuations in its operating results, which could make Reflect’s future operating results difficult to predict.

Reflect’s quarterly and annual operating results have fluctuated in the past, and Reflect expects its future operating results to fluctuate due to a variety of factors, many of which are beyond its control. Reflect’s liquidity and revenue can fluctuate quarter to quarter as certain of Reflect’s customers have seasonal marketing spends. The varying nature of Reflect’s pricing mix between periods, customers and products may also make it more difficult for Reflect to forecast Reflect’s future operating results. Further, these factors may make it more difficult to make comparisons between prior, current and future periods. As a result, period-to-period comparisons of Reflect’s operating results should not be relied upon as an indication of Reflect’s future performance.

In addition, the following factors may cause Reflect’s operating results to fluctuate:

●	Reflect’s ability to attract larger customers and retain and increase sales to existing customers;

●	competitive pressure forcing Reflect to alter pricing policies in ways that could negatively impact profitability;

●	the seasonal budgeting cycles and internal marketing budgeting and strategic purchasing priorities of Reflect’s customers;

●	Reflect’s ability to continue to develop and offer products and solutions that are superior to those of Reflect’s competitors;

●	Reflect’s ability to develop its existing platform and introduce new solutions on its platform;

●	Reflect’s ability to retain and attract top talent;

●	Reflect’s ability to anticipate or respond to changes in the competitive landscape or to improvements in the functionality of competing solutions that reduce or eliminate one or more of Reflect’s competitive advantages;

●	Reflect’s ability to maintain and expand Reflect’s relationships with data centers and strategic third-party technology vendors, who provide computing capacity, servers, bandwidth, cooling and physical cyber security services on which Reflect’s platform operates;

●	Reflect’s ability to successfully expand Reflect’s business internationally;

●	the emergence of significant privacy, data protection, security or other threats, regulations or requirements applicable to Reflect’s business and shifting views and behaviors of consumers concerning use of data and data privacy;

●	extraordinary expenses, such as litigation or other dispute-related settlement payments; and

●	future accounting pronouncements or changes in Reflect’s accounting policies.

Any one of the factors referred to above or the cumulative effect of any combination of factors referred to above may result in Reflect’s operating results being below Reflect’s expectations, or may result in significant fluctuations in Reflect’s quarterly and annual operating results. This variability and unpredictability could result in Reflect’s failure to meet its business plan.

Disruption to Reflect’s supply chain could adversely affect its business.

Reflect’s ability to sell hardware products may be impaired by capabilities of its suppliers, logistics service providers or independent distributors. This damage or disruption could result from execution issues, as well as factors that are hard to predict or beyond Reflect’s control, such as increased temperatures due to climate change, extreme weather events, natural disasters, product or raw material scarcity, fire, terrorism, pandemics (such as the COVID-19 pandemic), strikes, labor shortages, cybersecurity breaches, government shutdowns, disruptions in logistics, supplier capacity constraints or other events. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, may adversely affect Reflect’s business or financial results, particularly in circumstances when a product is sourced from a single supplier or location. Disputes with significant suppliers, contract manufacturers, logistics service providers or independent distributors, including disputes regarding pricing or performance, may also adversely affect Reflect’s ability to sell hardware products (on a timely basis or at all), and ultimately its digital platform services, which could result in a decrease in revenue and could have a material adverse effect on Reflect’s business or financial results.

Reflect’s digital signage business is evolving in a rapidly changing market and Reflect cannot ensure the long-term successful operation of its business or the execution of its business plan.

Reflect’s digital signage technology and solutions are an evolving business offering and the markets in which Reflect competes are rapidly changing. As a result, Reflect’s prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets. Reflect may be unable to accomplish any of the following, which would materially impact Reflect’s ability to implement its business plan:

●	establishing and maintaining broad market acceptance of Reflect’s technology, solutions, services, and platforms, and converting that acceptance into direct and indirect sources of revenue;

●	establishing and maintaining adoption of Reflect’s technology, solutions, services, and platforms in and on a variety of environments, experiences, and device types;

●	timely and successfully developing new technology, solution, service, and platform features, and increasing the functionality and features of Reflect’s existing technology, solution, service, and platform offerings;

●	developing technology, solutions, services, and platforms that result in a high degree of customer satisfaction and a high level of end-customer usage;

●	successfully responding to competition, including competition from emerging technologies and solutions;

●	developing and maintaining strategic relationships to enhance the distribution, features, content and utility of Reflect’s technology, solutions, services and platforms; and

●	identifying, attracting and retaining talented engineering, network operations, program management, technical services, creative services, and other personnel at reasonable market compensation rates in the markets in which Reflect employs such personnel.

Reflect’s business strategy may be unsuccessful, and Reflect may be unable to address the risks Reflect faces in a cost-effective manner, if at all. If Reflect is unable to successfully accomplish these tasks, its business may be harmed.

Reflect expects that there will be significant consolidation in Reflect’s industry. Reflect’s failure to participate in that consolidation could have a severe adverse impact on Reflect’s access to financing, customers, technology, and human resources.

Reflect’s industry is currently composed of a large number of relatively small businesses, no single one of which is dominant. Accordingly, Reflect believes that substantial consolidation may occur in Reflect’s industry in the near future. If Reflect does not play a positive role in that consolidation, either as a leader or as a participant whose capability is merged into a larger entity, Reflect may be left out of this process, with product offerings of lesser value and diversity compared with those of Reflect’s competitors. Moreover, even if Reflect leads the consolidation process, the market may not validate the decisions Reflect makes in that process.

Reflect’s success depends on Reflect’s digital signage technologies achieving and maintaining widespread acceptance in Reflect’s targeted markets.

Reflect’s success will depend to a large extent on broad market acceptance of Reflect’s digital signage technologies among Reflect’s current and prospective customers. Reflect’s prospective customers may still not use its solutions for a number of other reasons, including preference for static advertising, lack of familiarity with Reflect’s technology, or preference for competing technologies. Reflect believes that the acceptance of Reflect’s digital signage technologies by prospective customers will depend primarily on the following factors:

●	Reflect’s ability to demonstrate the economic and other benefits attendant to Reflect’s digital signage offerings;

●	Reflect’s customers becoming comfortable with using Reflect’s digital signage technologies; and

●	the reliability of Reflect’s digital signage technologies.

Reflect’s digital signage technologies are complex and must meet stringent user requirements. Some undetected errors or defects may only become apparent as new functions are added to Reflect’s technologies and products. The need to repair or replace products with design or manufacturing defects could temporarily delay the sale of new products and adversely affect Reflect’s reputation. Delays, costs and damage to Reflect’s reputation due to product defects could harm its business.

Reflect’s continued growth and financial performance could be adversely affected by the loss of several key customers.

Reflect’s largest customers account for a significant portion of Reflect’s total revenue on a consolidated basis. Reflect had four customers that accounted for 69.5% and 71.8% of revenue for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively.

Decisions by one or more of these key customers to not renew, terminate or substantially reduce their use of Reflect’s products, technology, services, and platform could substantially slow Reflect’s revenue growth and lead to a decline in revenue.

If Reflect does not manage its growth effectively, the quality of Reflect’s platform and solutions may suffer, and its business, results of operations and financial condition may be adversely affected.

The continued growth in Reflect’s business may place demands on its infrastructure and its operational, managerial, administrative and financial resources. Reflect’s success will depend on the ability of Reflect’s management to manage growth effectively. Among other things, this will require Reflect at various times to:

●	strategically invest in the development and enhancement of Reflect’s platform;

●	improve coordination among Reflect’s engineering, product, operations and other support organizations;

●	manage multiple relationships with various partners, customers and other third parties;

●	develop Reflect’s operating, administrative, legal, financial and accounting systems and controls; and

●	recruit, hire, train and retain personnel, especially those possessing extensive engineering skills and experience in complex technologies, of which there is limited supply and increasing demand.

If Reflect does not manage its growth well, the efficacy and performance of Reflect’s platform may suffer, which could harm Reflect’s reputation and reduce demand for Reflect’s platform and solutions. Failure to manage future growth effectively could have an adverse effect on Reflect’s business, results of operations and financial condition.

Changes in a shift in product mix can have a significant impact on Reflect’s gross margins.

Certain of Reflect’s products have higher gross profit margins than others. Consequently, changes in the product mix of Reflect’s sales from quarter-to-quarter or from year-to-year could have a significant impact on Reflect’s reported gross margins.

It is common for Reflect’s current and prospective customers to take a long time to evaluate Reflect’s products, most especially during economic downturns that affect Reflect’s customers’ businesses, including as a result of the COVID-19 pandemic. The lengthy and variable sales cycle makes it difficult to predict Reflect’s operating results.

It is difficult for Reflect to forecast the timing and recognition of revenue from sales of Reflect’s products and services because Reflect’s actual and prospective customers often take significant time to evaluate Reflect’s products before committing to a purchase. Even after making their first purchases of Reflect’s products and services, existing customers may not make significant purchases of those products and services for a long period of time following their initial purchases, if at all. The period between initial customer contact and a purchase by a customer may be years with potentially an even longer period separating initial purchases and any significant purchases thereafter. During the evaluation period, prospective customers may decide not to purchase or may scale down proposed orders of Reflect’s products for various reasons, including:

●	reduced need to upgrade existing visual marketing systems;

●	introduction of products by Reflect’s competitors;

●	lower prices offered by Reflect’s competitors; and

●	changes in budgets and purchasing priorities.

Reflect’s prospective customers routinely require education regarding the use and benefit of Reflect’s products. This may also lead to delays in receiving customers’ orders.

Reflect is subject to payment-related risks if customers dispute or do not pay their invoices, and any decreases or significant delays in payments could have a material adverse effect on Reflect’s business, results of operations and financial condition.

Reflect may have customers who are adversely impacted by economic or market conditions or otherwise have credit issues. Accordingly, in certain cases, customers have been unable to timely make payments, and Reflect has suffered losses.

If Reflect is unable to collect customers’ fees on a timely basis or at all, Reflect could incur write-offs for bad debt, which could have a material adverse effect on Reflect’s results of operations for the periods in which the write-offs occur. In the future, bad debt may exceed reserves for such contingencies, and Reflect’s bad debt exposure may increase over time. Any increase in write-offs for bad debt could have a materially negative effect on Reflect’s business, financial condition and operating results. Even if Reflect is not paid by its customers on time or at all, Reflect may still be obligated to pay for the cloud services resources that Reflect has purchased in order to meet customer demands, and, consequently, Reflect’s results of operations and financial condition would be adversely impacted.

Reflect’s industry is characterized by frequent technological change. If Reflect is unable to adapt Reflect’s products and services and develop new products and services to keep up with these rapid changes, Reflect will not be able to obtain or maintain market share.

The market for Reflect’s products and services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, heavy competition and frequent new product and service introductions. If Reflect fails to develop new products and services or modify or improve existing products and services in response to these changes in technology, customer demands or industry standards, Reflect’s products and services could become less competitive.

Reflect must respond to changing technology and industry standards in a timely and cost-effective manner. Reflect may not be successful in using new technologies, developing new products and services or enhancing existing products and services in a timely and cost-effective manner. Furthermore, even if Reflect successfully adapts its products and services, these new technologies or enhancements may not achieve market acceptance.

Reflect’s proprietary platform architectures and software underlying certain of its services are complex and may contain unknown errors in design or implementation that could result in system performance failures or inability to scale.

The platform architecture, software and integration layers underlying Reflect’s proprietary platforms, Reflect’s contract administration, procurement, timekeeping, content and network management, network services, device management, virtualized services, software automation and other tools, and back-end services are complex and include specially developed software and code. This software and code are developed internally, licensed from third parties, or integrated by in-house personnel and third parties. Any of the system architecture, system administration, integration layers, software or code may contain errors, or may be implemented or interpreted incorrectly, particularly when they are first introduced or when new versions or enhancements to Reflect’s tools and services are released. Consequently, Reflect’s systems could experience performance failure, or Reflect may be unable to scale Reflect’s systems, which may:

●	adversely impact Reflect’s relationship with customers and others who experience system failure, possibly leading to a loss of affected and unaffected customers;

●	increase Reflect’s costs related to product development or service delivery; or

●	adversely affect Reflect’s revenues and expenses.

Reflect competes with other companies that have more resources, which puts Reflect at a competitive disadvantage.

The market for digital signage technologies is generally highly competitive and Reflect expects competition to increase in the future. Some of Reflect’s competitors or potential competitors may have significantly greater financial, technical and marketing resources than Reflect. These competitors may be able to respond more rapidly than Reflect can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than Reflect.

Reflect expects competitors to continue to improve the performance of their current products and to introduce new products, services and technologies. Successful new product and service introductions or enhancements by Reflect’s competitors could reduce sales and the market acceptance of Reflect’s products and services, cause intense price competition or make Reflect’s products and services obsolete. To be competitive, Reflect must continue to invest significant resources in research and development, sales and marketing and customer support. If Reflect does not have sufficient resources to make these investments or are unable to make the technological advances necessary to be competitive, Reflect’s competitive position will suffer. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Reflect’s failure to compete successfully against current or future competitors could adversely affect Reflect’s business and financial condition.

Reflect may need additional capital in the future to meet its financial obligations and to pursue its business objectives and anticipated growth. Additional capital may not be available on favorable terms, or at all, which could compromise Reflect’s ability to meet Reflect’s financial obligations and grow Reflect’s business.

Reflect may need to raise additional capital to fund operations in the future or to finance business objectives and anticipated growth. Such additional capital may not be available on favorable terms or at all. Lack of sufficient capital resources could significantly limit Reflect’s ability to meet its financial obligations or to take advantage of business, strategic and growth opportunities. Any debt financing Reflect secures in the future could involve restrictive covenants relating to Reflect’s capital raising activities and other financial and operational matters, which may make it more difficult for Reflect to obtain additional capital and to pursue business opportunities, including potential acquisitions. If Reflect is unable to obtain adequate financing or financing on terms satisfactory to Reflect when Reflect requires it, Reflect may be required to delay, reduce the scope of, or eliminate material parts of its business strategy, including development of new technologies, internal growth and geographic expansion.

Reflect’s future success depends on key personnel and Reflect’s ability to attract and retain additional personnel.

 If Reflect fails to retain its key personnel or to attract, retain and motivate other qualified employees, Reflect’s ability to maintain and develop its business may be adversely affected. Reflect’s future success depends significantly on the continued service of Reflect’s key development engineers, sales and senior management personnel and their ability to execute Reflect’s growth strategy. The loss of the services of Reflect’s key employees could harm its business. Reflect may be unable to retain Reflect’s employees or to attract, assimilate and retain other highly qualified employees who could migrate to other employers who offer competitive or superior compensation packages.

Labor shortages or increases in labor costs could adversely impact Reflect’s business and results of operations.

Reflect relies heavily on its employees and any shortage of qualified labor could adversely affect its business. If Reflect is not successful in its recruiting and retention efforts due to general labor shortages or otherwise, Reflect could encounter a shortage of qualified employees in future periods. Any such shortage would decrease Reflect’s ability to serve its customers effectively. Such a shortage may also require Reflect to pay higher wages for employees and incur a corresponding reduction in its profitability. Improvements in the economy and labor markets also could impact Reflect’s ability to attract and retain key personnel. Rising wages across an improving economy could increase the competition among employers for a scarce labor force and make it difficult for Reflect to attract and retain key personnel.

Reflect’s reliance on information management and transaction systems to operate its business exposes Reflect to cyber incidents, hacking of its sensitive information and security breaches.

Effective information security internal controls are necessary for Reflect to protect its sensitive information from illegal activities and unauthorized disclosure in addition to denial of service attacks and corruption of Reflect’s data. In certain cases, Reflect relies on the information security internal controls maintained by Reflect’s outsourced service provider. Breaches of Reflect’s information management system could also adversely affect Reflect’s business reputation. Finally, significant information system disruptions could adversely affect Reflect’s ability to effectively manage operations or reliably report results.

Because Reflect’s technology, products, platform, and services are complex and are deployed in and across complex environments, they may have errors or defects that could seriously harm Reflect’s business.

Reflect’s technology, proprietary platforms, products and services are complex and are designed to operate in and across data centers, large and complex networks, and other elements of the digital media workflow that Reflect does not own or control. On an ongoing basis, Reflect needs to perform proactive maintenance services on its platform and related software services to correct errors and defects. In the future, there may be additional errors and defects in Reflect’s software that may adversely affect its services. If Reflect is unable to efficiently and cost-effectively fix errors or other problems that may be identified, Reflect could experience loss of revenues and market share, damage to its reputation, increased expenses and legal actions by its customers.

Reflect’s third party service providers may have insufficient network or server capacity or connectivity issues, which could result in interruptions in Reflect’s services and loss of revenues.

Reflect’s operations are dependent in part upon: network capacity provided by third-party telecommunications networks; data center services provider owned and leased infrastructure and capacity; and adequate internet connectivity at customer locations. Collectively, this infrastructure, equipment, and capacity must be sufficiently robust to handle all of Reflect’s customers’ web-traffic, particularly in the event of unexpected surges in high-definition video traffic and network services incidents. Reflect’s service providers may not be adequately prepared for unexpected increases in bandwidth and related infrastructure demands from Reflect’s customers. In addition, the bandwidth Reflect has contracted to purchase may become unavailable for a variety of reasons, including payment disputes, outages, or such service providers going out of business. Any failure of these service providers or Reflect’s own infrastructure to provide the capacity Reflect requires, due to financial or other reasons, may result in a reduction in, or interruption of, service to Reflect’s customers, leading to an immediate decline in revenue and possible additional decline in revenue as a result of subsequent customer losses.

Reflect’s business operations are susceptible to interruptions caused by events beyond Reflect’s control.

Reflect’s business operations are susceptible to interruptions caused by events beyond Reflect’s control. Reflect is vulnerable to the following potential problems, among others:

●	Reflect’s platform, technology, products, and services and underlying infrastructure, or that of Reflect’s key suppliers, may be damaged or destroyed by events beyond Reflect’s control, such as fires, tornadoes, floods, power outages or telecommunications failures;

●	Reflect and its customers and/or partners may experience interruptions in service as a result of the accidental or malicious actions of Internet users, hackers or current or former employees;

●	Reflect may face liability for transmitting viruses to third parties that damage or impair their access to computer networks, programs, data or information, and eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to Reflect’s customers; and

●	failure of Reflect’s systems or those of its suppliers may disrupt service to Reflect’s customers (and from Reflect’s customers to their customers), which could materially impact Reflect’s operations (and the operations of Reflect’s customers), adversely affect Reflect’s relationships with Reflect’s customers and lead to lawsuits and contingent liability.

The markets in which Reflect operates are rapidly evolving, and Reflect may be unable to compete successfully against existing or future competitors to its business.

The market in which Reflect operates is becoming increasingly competitive.  Reflect’s current competitors generally include general digital signage companies, specialized digital signage operators targeting certain vertical markets (e.g., financial services), content management software companies, or integrators and vertical solution providers who develop single implementations of content distribution, digital signage technology, and related services. These competitors, including future new competitors who may emerge, may be able to develop a comparable or superior solution capabilities, software platform, technology stack, and/or series of services that provide a similar or more robust set of features and functionality than the technology, products and services Reflect offers. If this occurs, Reflect may be unable to grow and its profitability could be adversely impacted.

Whether or not Reflect has superior products, many of these current and potential future competitors have a longer operating histories in their current respective business areas and greater market presence, brand recognition, engineering and marketing capabilities, and financial, technological and personnel resources than Reflect does. Existing and potential competitors with an extended operating history, even if not directly related to Reflect’s business, have an inherent marketing advantage because of the reluctance of many potential customers to entrust key operations to a company that may be perceived as new, emerging or unproven. In addition, Reflect’s existing and potential future competitors may be able to use their extensive resources to:

●	develop and deploy new products and services more quickly and effectively than Reflect can;

●	develop, improve and expand their platforms and related infrastructures more quickly than Reflect can;

●	reduce costs, particularly hardware costs, because of discounts associated with large volume purchases and longer-term relationships and commitments;

●	offer less expensive products, technology, platform, and services as a result of a lower cost structure, greater capital reserves or otherwise;

●	adapt more swiftly and completely to new or emerging technologies and changes in customer requirements;

●	take advantage of acquisition and other opportunities more readily; and

●	devote greater resources to the marketing and sales of their products, technology, platform and services.

If Reflect is unable to compete effectively in Reflect’s various markets, or if competitive pressures place downward pressure on the prices at which Reflect offers, its products and services, Reflect’s business, financial condition and results of operations may suffer.

RISKS RELATED TO CYBER SECURITY AND INTELLECTUAL PROPERTY

Reflect is subject to cyber security risks and interruptions or failures in Reflect’s information technology systems and will likely need to expend additional resources to enhance Reflect’s protection from such risks. Notwithstanding Reflect’s efforts, a cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss.

Reflect depends on digital technologies to process and record financial and operating data and rely on sophisticated information technology systems and infrastructure to support Reflect’s business, including process control technology. At the same time, cyber incidents, including deliberate attacks, have increased. The U.S. government has issued public warnings that indicate that energy assets might be specific targets of cyber security threats. Reflect’s technologies, systems and networks and those of Reflect’s vendors, suppliers and other business partners may become the target of cyberattacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption of business operations. In addition, certain cyber incidents, such as surveillance, may remain undetected for an extended period. Reflect’s systems for protecting against cyber security risks may not be sufficient. As the sophistication of cyber incidents continues to evolve, Reflect will likely be required to expend additional resources to continue to modify or enhance Reflect’s protective measures or to investigate and remediate any vulnerability to cyber incidents. Additionally, any of these systems may be susceptible to outages due to fire, floods, power loss, telecommunications failures, usage errors by employees, computer viruses, cyber-attacks or other security breaches or similar events. The failure of any of Reflect’s information technology systems may cause disruptions in Reflect’s operations, which could adversely affect Reflect’s revenues and profitability.

Reflect’s business may be adversely affected by malicious applications that interfere with, or exploit security flaws in, Reflect’s products and services.

Reflect’s business may be adversely affected by malicious applications that make changes to Reflect’s customers’ computer systems and interfere with the operation and use of Reflect’s products or products that impact Reflect’s business. These applications may attempt to interfere with Reflect’s ability to communicate with its customers’ devices. The interference may occur without disclosure to or consent from Reflect’s customers, resulting in a negative experience that Reflect’s customers may associate with its products and services. These applications may be difficult or impossible to uninstall or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. The ability to provide customers with a superior digital signage technology experience is critical to Reflect’s success. If Reflect’s efforts to combat these malicious applications fail, or if Reflect’s products and services have actual or perceived vulnerabilities, there may be claims based on such failure or Reflect’s reputation may be harmed, which could damage its business and financial condition. Additionally, Reflect may need to spend more funds to protect against these risks.

A portion of Reflect’s business involves the use of software technology that Reflect has developed or licensed. Industries involving the ownership and licensing of software-based intellectual property are characterized by frequent intellectual-property litigation, and Reflect could face claims of infringement by others in the industry. Such claims could be costly and add uncertainty to Reflect’s operational results.

A portion of Reflect’s business involves Reflect’s ownership and licensing of software. This market space is characterized by frequent intellectual property claims and litigation. Reflect could be subject to claims of infringement of third-party intellectual-property rights resulting in significant expense and the potential loss of Reflect’s own intellectual property rights. From time to time, third parties may assert copyright, trademark, patent or other intellectual property rights to technologies that are important to Reflect’s business. Any litigation to determine the validity of these claims, including claims arising through Reflect’s contractual indemnification of Reflect’s business partners, regardless of their merit or resolution, would likely be costly and time consuming and divert the efforts and attention of Reflect’s management and technical personnel. If any such litigation resulted in an adverse ruling, Reflect could be required to:

●	pay substantial damages;

●	cease the development, use, licensing or sale of infringing products;

●	discontinue the use of certain technology; or

●	obtain a license under the intellectual property rights of the third party claiming infringement, which license may not be available on reasonable terms or at all.

RISKS RELATED TO GOVERNMENT REGULATION

Any actual or perceived failure by Reflect to comply with legal or regulatory requirements related to privacy or data security in one or multiple jurisdictions could result in proceedings, actions, or penalties against Reflect.

There are numerous state, federal and foreign laws, regulations, decisions and directives regarding privacy and the collection, storage, transmission, use, processing, disclosure, and protection of personally identifiable information and other personal, customer or other data, the scope of which is continually evolving and subject to differing interpretations. The restrictions imposed by these laws and regulations may limit the use and adoption of Reflect’s products, reduce overall demand for Reflect’s products, require Reflect to modify its data handling practices and impose additional costs and burdens. In addition, U.S. and international laws that have been applied to protect user privacy may be subject to evolving interpretations or applications in light of privacy developments. As a result, Reflect may be subject to significant consequences, including penalties and fines, for any failure to comply with such laws, regulations and directives.

The technology industry is subject to increasing scrutiny that could result in government actions that could negatively affect Reflect’s business.

Reflect may face claims relating to the information or content that is made available through its products. Though Reflect contractually requires its customers to represent that they will follow Reflect’s policies with respect to all information or content they upload to Reflect’s systems, Reflect may be exposed to potential liability if its customers do not enforce such policies. In particular, the nature of Reflect’s business may expose it to claims related to defamation, dissemination of misinformation or news hoaxes, discrimination, harassment, intellectual property rights, rights of publicity and privacy, personal injury torts, laws regulating hate speech or other types of content, and breach of contract, among others. The technology industry is subject to intense media, political and regulatory scrutiny, including legislation that could make digital signage less effective or limit the nature or scope of digital out of home advertising, which could negatively impact Reflect’s business.

Compliance with existing, new or modified laws and regulations could increase the cost of conducting Reflect’s business, limit the opportunities to increase Reflect’s revenues, or prevent Reflect from offering products. While Reflect has adopted policies and procedures designed to ensure compliance with applicable laws and regulations, there can be no assurance that Reflect’s employees, contractors or agents will not violate such laws and regulations. If Reflect is found to have violated laws and regulations, it could materially adversely affect Reflect’s reputation, financial condition and operating results. Reflect also could be harmed by government investigations, litigation, or changes in laws and regulations directed at Reflect’s customers, business partners, or suppliers in the technology industry that would have the effect of limiting Reflect’s ability to do business with those entities. There can be no assurance that Reflect’s business will not be materially adversely affected, individually or in the aggregate, by the outcomes of such investigations, litigation or changes to laws and regulations in the future.

THE REFLECT MEETING

General

Reflect is furnishing this joint proxy statement/prospectus to Reflect’s stockholders as part of the solicitation of proxies by Reflect’s board of directors for use at the Reflect Meeting to be held on January 28, 2022 and at any adjournment or postponement thereof. This joint proxy statement/prospectus is first being furnished to Reflect’s stockholders on or about January 3, 2022 in connection with the vote on the Merger Proposal described in this joint proxy statement/prospectus. This joint proxy statement/prospectus provides Reflect’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Reflect Meeting.

Date, Time and Place

The Reflect Meeting will be held at 2221 Lakeside Blvd #1200, Richardson, Texas 75082, on January 28, 2022, at 9:00 a.m. Central Time, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Reflect Proposals.

Purpose of the Reflect Meeting

At the Reflect Meeting, Reflect is asking holders of Reflect Stock to consider and vote upon the Merger Proposal to approve the Merger, the Merger Agreement and the transactions contemplated thereby, and the Reflect Adjournment Proposal. Reflect is also asking holders of Reflect common stock and preferred stock to consider and vote upon the Reflect Charter Amendment Proposals to approve the proposed amendments to the Reflect Certificate of Incorporation

Recommendation of Reflect Board of Directors

The Reflect Board has determined that the Merger Proposal, each of the Reflect Charter Amendment Proposals and the Reflect Adjournment Proposal to be presented at the Reflect Meeting are in the best interests of Reflect and its stockholders and unanimously recommends that Reflect stockholders vote “FOR” the Merger Proposal, “FOR” each of the Reflect Charter Amendment Proposals and “FOR” the Reflect Adjournment Proposal at the Reflect Meeting.

The existence of any financial and personal interests of one or more of Reflect’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Reflect and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Merger. See the section entitled “Merger Proposal — Interests of Reflect’ Directors and Officers in the Merger” for a further discussion.

Record Date; Who is Entitled to Vote

The record date for the Reflect Meeting is January 3, 2022, or the Reflect Record Date. Only record holders of shares of Reflect common stock and Reflect preferred stock at 5:00 p.m. Central Time, or the close of business, on the Reflect Record Date are entitled to notice of the Reflect Meeting. At the close of business on the Reflect Record Date, the only outstanding securities of Reflect with a right to vote on the proposals were:

●	shares of Reflect common stock, with 6,258,505 shares of Reflect common stock being issued and outstanding at that time;

●	shares of Reflect Series A Convertible Preferred Stock, with 3,000,000 shares of Reflect Series A Convertible Preferred Stock being issued and outstanding at that time;

●	shares of Reflect Series B Preferred Stock, with 2,472,443 shares of Reflect Series B Preferred Stock being issued and outstanding at that time;

●	shares of Reflect Series C Preferred Stock, with 3,727,613 shares of Reflect Series C Preferred Stock being issued and outstanding at that time;

●	shares of Reflect Series C-1 Preferred Stock, with 8,000,000 shares of Reflect Series C-1 Preferred Stock being issued and outstanding at that time; and

●	shares of Reflect Series D Preferred Stock, with 4,000,000 shares of Reflect Series D Preferred Stock being issued and outstanding at that time.

Each share of Reflect common stock and Reflect preferred stock outstanding on the Reflect Record Date is entitled to one vote on each Reflect Proposal. Holders of at least a majority of the outstanding shares of Reflect common stock and preferred stock voting together, and holders of at least two-thirds of the outstanding shares of Reflect preferred stock, must vote in favor of the Merger Agreement and the Merger in order to permit consummation of the Merger and other transactions contemplated thereby. In addition, holders of at least a majority of the common stock and preferred stock voting together as a class and at least a majority of the outstanding shares of each series of Reflect preferred stock must vote in favor of the Reflect Charter Amendment Proposals, which include: (i) a proposal to approve an amendment to the Reflect Certificate of Incorporation to provide that the Merger Consideration payable to the holders of each series of Reflect preferred stock under the Merger Agreement would fully, sufficiently and finally satisfy the preferred liquidation preference of each such series of preferred stock, and (ii) a proposal to approve an amendment to the Reflect Certificate of Incorporation to provide that the Merger Consideration payable to the holders of each series of Reflect preferred stock under the Merger Agreement would be subject to any and all escrows established under the Merger Agreement and related escrow agreements.

Quorum

No business may be transacted at the Reflect Meeting unless a quorum is present. The holders of a majority of the common stock and preferred stock issued and outstanding and entitled to vote at a meeting of the stockholders, present in person or represented by proxy, constitutes a quorum at all meetings of the stockholders for the transaction of business, but the holders of at least two-thirds of the shares of all of the Reflect preferred stock entitled to vote at the Reflect Meeting and at least a majority of each series of Reflect preferred stock, in each case entitled to vote at the Reflect Meeting, must be present, in person or by proxy, at the Reflect Meeting in order to have the necessary vote to be able to take action on the Merger Proposal and the Reflect Charter Amendment Proposals. Holders of at least a majority of the outstanding shares of Reflect common stock and Reflect preferred stock voting together as a class and holders of at least two-thirds of the outstanding shares of all of the Reflect preferred stock, must vote in favor of the Merger Agreement and the Merger, and holders of at least a majority of the outstanding shares of Reflect common stock and Reflect preferred stock voting together as a class and holders of at least a majority of each series of Reflect preferred stock must vote for each of the Reflect Charter Amendment Proposals, in order to permit consummation of the Merger and other transactions contemplated thereby. As a result, if shares representing at least (i) a majority of the shares of Reflect common stock and Reflect preferred stock outstanding on the close of business on the Reflect Record Date, (ii) two-thirds of the shares of Reflect preferred stock outstanding on the close of business on the Reflect Record Date and (iii) a majority of each series of Reflect preferred stock outstanding on the close of business on the Reflect Record Date are not present at the Reflect Meeting, then the presence of a quorum will still not permit the Merger to be approved at the Reflect Meeting.

If the applicable quorum is not present, or if fewer shares than are required to approve the Merger Agreement, the Merger and the Reflect Charter Amendment Proposals are voted in favor of the proposal to approve the Merger Agreement, the Merger and the Reflect Charter Amendment Proposals, as applicable, then the Reflect Meeting may be adjourned to allow for the solicitation of additional proxies provided that such proposal to adjourn the Reflect Meeting is approved by the holders of a majority of the shares of Reflect common stock and preferred stock voting together as a class, two-thirds of the shares of all of the Reflect preferred stock and the majority of the shares of each series of Reflect preferred stock who are entitled to vote at the Reflect Meeting and are present or represented by proxy at the Reflect Meeting.

No notice of an adjourned Reflect Meeting need be given unless, after the adjournment, a new record date is fixed for the adjourned Reflect Meeting, in which case a notice of the adjourned Reflect Meeting shall be given to each Reflect stockholder of record entitled to vote at the Reflect Meeting. At any adjourned Reflect Meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Reflect Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned Reflect Meeting.

All shares of Reflect common stock and Reflect preferred stock represented at the Reflect Meeting, including shares of Reflect common stock and Reflect preferred stock that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.

Abstentions

Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. They will not be treated as shares voted on the matter but will have the effect of a vote against the matter.

Vote Required for Approval

The required votes to approve the Reflect Proposals are as follows:

Reflect Merger Proposal: approving the Merger Agreement and the Merger requires the affirmative vote of at least a majority of the outstanding shares of Reflect common stock and Reflect preferred stock and entitled to vote at the Reflect Meeting, voting together as a class, and of at least two-thirds of the outstanding shares of Reflect preferred stock entitled to vote at the Reflect Meeting. Failures to vote and abstentions will have the same effect as a vote against this proposal. Please note that only the shares of Reflect common stock and Reflect preferred stock are entitled to be voted at the Reflect Meeting.

Reflect Charter Amendment Proposals: (i) approving an amendment to the Reflect Certificate of Incorporation to provide that the Merger Consideration payable to the holders of each series of Reflect preferred stock under the Merger Agreement would fully, sufficiently and finally satisfy the preferred liquidation preference of each such series of preferred stock and (ii) approving an amendment to the Reflect Certificate of Incorporation to provide that the Merger Consideration payable to the holders of each series of Reflect preferred stock under the Merger Agreement would be subject to any and all escrows established under the Merger Agreement and related escrow agreements each requires the affirmative vote of (A) holders of a majority of each series of Reflect preferred stock entitled to vote at the Reflect Meeting, each voting as separate classes and (B) holders of a majority of Reflect common stock and all series of Reflect preferred stock outstanding and entitled to vote at the Reflect Meeting, voting together as a class. Failures to vote and abstentions will have the same effect as a vote against this proposal. Please note that only the shares of Reflect common stock and Reflect preferred stock are entitled to be voted at the Reflect Meeting.

Reflect Adjournment Proposal: approving the adjournment of the Reflect Meeting to allow, if necessary, for the solicitation of additional proxies or for any other reason that the board of directors of Reflect determines is necessary will require the affirmative vote of at least a majority of the shares of Reflect common stock and Reflect preferred stock, voting together, two-thirds of the shares of all series of Reflect preferred stock voting together, and the majority of the shares of each series of Reflect preferred stock who are entitled to vote at the Reflect Meeting and are present or represented by proxy at the Reflect Meeting, regardless of whether there is a quorum present at the Reflect Meeting. Failures to vote and abstentions will have the same effect as a vote against the proposal. Please note that only the shares of Reflect common stock and Reflect preferred stock are entitled to be voted at the Reflect Meeting.

Voting Your Shares

If you were a record holder of Reflect common stock or Reflect preferred stock at the close of business on the Reflect Record Date, a proxy card is enclosed for your use. Reflect requests that you vote your shares as promptly as possible by completing and returning the enclosed proxy card by following the instructions regarding delivery on such proxy card, or as otherwise provided by Reflect. When the accompanying proxy card is properly executed, dated and returned, the shares of Reflect common stock or Reflect preferred stock represented by it will be voted at the Reflect Meeting or any adjournment thereof in accordance with the instructions contained in the proxy card.

If a proxy card is returned without an indication as to how the shares of Reflect common stock or Reflect preferred stock represented by it are to be voted with regard to a particular proposal, the shares of Reflect common stock or Reflect preferred stock represented by the proxy will be voted in accordance with the recommendation of the Reflect board of directors and, therefore, such shares will be voted:

“FOR” Reflect Merger Proposal approving the Merger Agreement and the Merger;

“FOR” each of the Reflect Charter Amendment Proposals approving the amendments to the Reflect Certificate of Incorporation; and

“FOR” Reflect Adjournment Proposal approving the adjournment of the Reflect Meeting if necessary to permit solicitation of additional proxies or for any other reason that the Reflect board of directors determines is necessary.

At the date hereof, the Reflect board of directors has no knowledge of any business that will be presented for consideration at the Reflect Meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in the Reflect Notice of Special Meeting of Stockholders.

No other matter can be brought up or voted upon at the Reflect Meeting.

Your vote is important. Accordingly, if you were a record holder of Reflect common stock or Reflect preferred stock on the record date of the Reflect Meeting, please sign and return the enclosed proxy card whether or not you plan to attend the Reflect Meeting in person.

Attending the Meeting; Voting in Person

Only record holders of Reflect common stock or Reflect preferred stock on the Reflect Record Date, the persons duly appointed as proxies to vote shares of Reflect common stock or Reflect preferred stock, and invited guests may attend the Reflect Meeting. Only the holders of record of shares of the Reflect common stock and Reflect preferred stock as of the Reflect Record Date will be entitled to vote at the meeting. All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring to gain admittance to the Reflect Meeting depend on whether they are stockholders of record or proxy holders.

A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of shares of Reflect common stock or Reflect preferred stock who desires to attend the Reflect Meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the Reflect stockholder of record, and proof of the signing stockholder’s record ownership of shares of Reflect common stock or Reflect preferred stock as of the record date.

No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the Reflect Meeting may prevent Reflect stockholders from being admitted to the Reflect Meeting.

Revoking Your Proxy

If you are a Reflect stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	delivering written notice of revocation to Matt Schmitt, President, 2221 Lakeside Blvd #1200, Richardson, Texas 75082;

●	delivering a proxy card bearing a later date than the date of the proxy that such stockholder desires to revoke; or

●	attending the Reflect Meeting and voting in person.

How do I vote my shares if I want to send in a proxy.

In order to vote your shares by proxy, you need to complete the proxy card which is being sent to you with this joint proxy statement/prospectus. You need to sign your name in the same manner as your name is shown on the proxy card. If the shares are held in joint name, both holders must sign the proxy. If the shares are held by a corporation, partnership, limited liability company, trust or other entity, the proxy needs to be signed by an authorized signatory for the entity.

How can I deliver my proxy?

Reflect requests that you vote your shares as promptly as possible by submitting your Reflect proxy card by mail the return envelope Reflect has provided to you. When the accompanying proxy card is properly executed, dated and returned, the shares of Reflect common stock or Reflect preferred stock represented by it will be voted at the Reflect Meeting or any adjournment thereof in accordance with the instructions contained in the proxy card.

Who Can Answer Your Questions About Voting Your Shares?

If you have any questions about how to vote or direct a vote in respect of your shares of Reflect Stock, you may contact:

Lee Summers

Chief Executive Officer

Reflect Systems, Inc.

2221 Lakeside Blvd #1200

Richardson, TX 75082

(214)-413-3200

Appraisal Rights

Reflect stockholders have appraisal rights with respect to the Merger Proposal. See the section entitled “Appraisal Rights.”

Proxy Solicitation Costs

Reflect is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Reflect and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Reflect will bear the cost of the solicitation.

REFLECT PROPOSALS:

THE MERGER PROPOSAL

As discussed elsewhere in this joint proxy statement/prospectus, the Reflect stockholders will consider and vote on a proposal to approve and adopt the Merger Agreement.

The terms and conditions of the Merger are set forth in the Merger Agreement, which is described under the caption “The Merger Agreement” beginning on page 71. A copy of the Merger Agreement, excluding the schedules thereto, is included as Annex A to this joint proxy statement/prospectus. The description in this joint proxy statement/prospectus of the terms and conditions of the Merger and of the Merger Agreement is a summary only and may not contain all of the information that is important to you. To fully understand the Merger and the terms of the Merger Agreement, you should carefully read in its entirety the copy of the Merger Agreement.

The Reflect Board believes that the Merger Proposal to be presented at the Reflect Meeting is in the best interests of Reflect and its stockholders and unanimously recommends that Reflect stockholders vote “FOR” the Merger Proposal.

When you consider the recommendation of the Reflect Board favor of approval of these proposals, you should keep in mind that Reflect’s directors and officers have interests in the Merger that are different from or in addition to (and which may conflict with) the interests of Reflect’s stockholders. These interests include, among other things: retention bonuses paid to certain of Reflect’s executive officers pursuant to the Retention Bonus Plan and transaction payments paid to certain of Reflect’s executive officers and non-employee directors in consideration of, among other things, severance and surrendering of all potential option rights. See “Certain Relationships and Related Party Transactions of Reflect ”.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Merger and the transactions contemplated thereby. These interests were considered the Reflect Board when it approved the Merger.

The Merger Agreement

Creative Realities and Reflect have agreed to a Merger under the terms of the Merger Agreement dated as of November 12, 2021 by and among Creative Realities, Merger Sub and Reflect. The Merger Agreement provides for the Merger of Merger Sub with and into Reflect, with Reflect continuing as the surviving corporation in the Merger. Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time of the Merger: (i) all shares of Reflect Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration; and (ii) each outstanding option to acquire Reflect Stock (whether vested or unvested) shall be terminated in advance of the Effective Time.

The Merger will be completed once all the conditions to completion of the Merger are satisfied or waived (the “Closing Date”), which shall occur no later than January 31, 2022. Creative Realities and Reflect are working to complete the Merger as quickly as practicable. However, Creative Realities and Reflect cannot predict the exact timing of the completion of the Merger because it is subject to various conditions.

Merger Consideration

As consideration for the Merger, Reflect stockholders as of immediately prior to the Effective Time collectively will receive from Creative Realities, in the aggregate the following Merger Consideration: (i) $18,666,667 payable in cash (subject to the adjustments set forth below), (ii) 2,333,334 Creative Realities Shares (the “CREX Shares Consideration”), and (iii) a supplemental cash payment (the “Additional Contingent Merger Consideration”), if any, payable on or after the three-year anniversary of the effective time of the Merger, if the value of the CREX Shares Consideration at the end of such three-year period is less than $6.40 per share, or $7.20 per share if certain Reflect customers collectively achieve (i.e. account for) over 85,000 billable devices online at any time on or before December 31, 2022.

Cash Consideration

The Merger Consideration includes $18,666,667 cash, which amount will be increased on a dollar-for-dollar basis based on any (i) cash of Reflect as of the Closing Date, and (ii) positive working capital of Reflect as of the Closing Date, and reduced on a dollar-for-dollar basis by (i) the amount of indebtedness of Reflect of the Closing Date, (ii) accrued and unpaid transaction expenses of Reflect, and (iii) working capital deficit of Reflect as of the Closing Date. On the Closing Date, $2.5 million of the cash Merger Consideration will be paid to Computershare, the escrow agent, to secure the Reflect Stockholder’s indemnification obligations set forth in the Merger Agreement, $250,000 will be paid to Computershare, the escrow agent, to secure the Reflect Stockholder’s obligations related to any post-closing purchase price adjustments set forth in the Merger Agreement, and $250,000 of the cash Merger Consideration will be paid to Computershare to cover expenses incurred by the Stockholders’ Representative in connection with those activities described under “Stockholders’ Representative” below.

CREX Shares Consideration

On the Closing Date, Creative Realities will transfer to Computershare, the exchange agent and transfer agent of Creative Realities, for disbursement to Reflect stockholders, 2,333,334 Creative Realities Shares. The Exchange Agent will distribute such shares to Reflect Stockholders upon receipt of the required Reflect stockholder documentation noted above.

The CREX Shares Consideration will be subject to a lock-up term of six months, which means that the recipients of the CREX Shares Consideration cannot transfer such shares until the expiration of such lock-up period. In addition, those Reflect stockholders that are officers, directors and the holder of 5.0% or more of the Reflect Stock (calculated on an as-converted to Reflect common stock basis) will be subject to an additional lock-up period as requested by any underwriter in connection with any debt or equity financing of Creative Realities Shares conducted between the execution of the Merger Agreement and the Closing Date; provided that such restrictions will not extend longer than one year following the Closing Date. Such persons will enter into lock-up agreements prior to the Effective Time to evidence such restrictions.

Additional Contingent Merger Consideration

Creative Realities believes that the value of Creative Realities Shares will increase after the Closing, and Creative Realities has agreed in the Merger Agreement to pay to recipients of the CREX Shares Consideration that do not transfer such shares for a three-year period (subject to limited transfer exceptions and an extension period described below) additional consideration (the “Additional Contingent Merger Consideration”) if the value of the CREX Shares Consideration at the end of such three-year period (such final date, the “Measurement Date”) is less than $6.40 per share, or $7.20 per share if certain Reflect customers collectively achieve (i.e. account for) over 85,000 billable devices online at any time on or before December 31, 2022 (such applicable amount, the “Guaranteed Price”).

The Guaranteed Price will increase by $1.00 per share if Creative Realities exercises the Extension Option described below, and the Extension Threshold Price (described below) is less than 80% of the Guaranteed Price.

The Additional Contingent Merger Consideration payable to a Reflect stockholder will be an amount equal (i) the number of Creative Realities Shares issued in the Merger to the Reflect stockholder, multiplied by (ii) the difference between the Guaranteed Price and the Floor Price. The “Floor Price” means the average closing per share of Parent common stock as reported on Nasdaq (or such NYSE) in the 15 consecutive trading days period ending on the Measurement Date; provided that in the event of delisting from Nasdaq (or NYSE) or a bankruptcy of Parent, the “Floor Price” shall mean $2.00 per share.

In order to receive the Additional Contingent Merger Consideration, a Reflect stockholder must submit to Creative Realities a written demand for payment at any time between the Measurement Date and 30 calendar days thereof (the date such notice is received by Parent is referred to as the “Demand Date”), and within 3 days of Creative Realities’ receipt of such notice (the “Payment Date”), Creative Realities must pay the Additional Contingent Merger Consideration, or Creative Realities may repurchase the stockholder’s shares by notifying such Reflect stockholder of Creative Realities’ decision to do so, and pays the entire Guaranteed Price during the fourteen (14) calendar day period thereafter.

Creative Realities may exercise an extension option (the “Extension Option”) to extend the Measurement Date from the three-year anniversary of the Closing Date to six (6) months after the three-year anniversary of the Closing Date if (i) the Extension Threshold Price is greater than or equal to 70% of the Guaranteed Price described above, and (ii) Creative Realities provides written notice of its election to exercise the Extension Option at least 10 days prior to the three-year anniversary of the Closing (the “Extension Option”). The “Extension Threshold Price” means the average closing price per share of Creative Realities Shares as reported on the Nasdaq Capital Market (or NYSE) in the fifteen (15) consecutive trading day period ending fifteen (15) days prior to the three-year anniversary of the Closing Date.

Upon the sale of all or substantially all of the equity or assets of Creative Realities, the obligation to pay the Additional Contingent Merger Consideration will accelerate and become due and payable as of the closing of such sale and/or acquisition. If such sale transaction includes the sale of Creative Realities Shares, the Floor Price shall be deemed to be the price at which Creative Realities Shares are sold in such sale transaction.

Creative Realities has no obligation to pay any of the Additional Contingent Merger Consideration to any Reflect stockholder that transfers their Creative Realities Shares received in the Merger before the Measurement Date (excluding any transfers in connection with the date of the stockholder or estate planning transfers), or in the event that at any time between the expiration of the 6-month lock-up period and the Measurement Date, the closing price of Creative Realities Shares as reported on the Nasdaq meets or exceeds the Guaranteed Price for 15 consecutive trading days, having a median daily volume of at least 250,000 shares during such period (a “Guarantee Expiration”).

Before the Measurement Date, and so long as there has not been a Guarantee Expiration, if a Reflect stockholder holding CREX Stock Consideration desires to transfer its CREX Stock Consideration (other than in connection with the death of such stockholder or estate planning transfers) in an amount that exceeds $50,000 in a single transaction, such stockholder must deliver written notice of its intent to transfer such shares, and shall be deemed to offer to Creative Realities such shares in advance of any sale of such shares, at a purchase price per share equal to the higher of (i) the closing price of Creative Realities Shares as reported on Nasdaq on the trading day immediately prior to Creative Realities’ receipt of such written notice, or (ii) that share price proposed to such stockholder by an unrelated third-party buyer in an arm’s-length transaction. If Creative Realities does not provide written acceptance of such offer before 9:30am ET on the next trading day after delivery of such written notice and offer, the stockholder’s offer shall expire and such stockholder may proceed with such transfer upon the terms described in such written notice. The closing of a purchase of shares by Creative Realities will close within five business days after such acceptance, subject to customary documentation to be executed by Parent and such Stockholder.

Procedures for Receiving Merger Consideration

As soon as practicable after the execution of the Merger Agreement, and no later than 10 business days prior to the Closing, Reflect will provide to each Reflect stockholder a letter of transmittal (a “Letter of Transmittal”), and instructions to surrender the stock certificates evidencing Reflect Stock in exchange for payment of the Merger Consideration. After the Effective Time, upon proper surrender of a Certificate for cancellation to the Exchange Agent, together with a properly executed Letter of Transmittal, the holder of the Certificate shall be entitled to receive their portion of the Merger Consideration by check and the issuance of book entry Creative Realities Shares to which they are entitled pursuant to the terms and subject to the conditions set forth in the Merger Agreement.

Representations and Warranties

The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other parties thereto for the purpose of allocating contractual risk between the parties and not for the purpose of establishing matters as to fact. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (i) may have been qualified, modified, or excepted by confidential disclosures made to the other parties in connection with the Merger for the purpose of allocation of contractual risk, (ii) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be viewed or relied upon as characterizations of the actual state of facts about the parties thereto.

The Merger Agreement contains representations and warranties made by Reflect to Creative Realities and Merger Sub. These representations and warranties relate to, among other things:

●	Reflect’s corporate organization, good standing, qualification to do business, corporate power and authority;

●	Reflect’s authorized and outstanding capital stock and securities;

●	Reflect’s corporate authorization in relation to the Merger Agreement, the related transactions and related transaction documents to which it is a party;

●	the absence of conflict with applicable law, Reflect’s organizational documents and material contracts as a result of the execution and delivery of, and performance under, the Stock Purchase Agreement;

●	the historical financial statements of Reflect and their compliance with GAAP, and disclosures about existing indebtedness and liabilities;

●	the absence of certain events since January 1, 2021;

●	the ownership and sufficient of Reflect’s assets.

●	the validity and collectability of Reflect’s accounts receivable;

●	Reflect’s interests in real property;

●	The condition, care and defects related to Reflect’s personal property;

●	Reflect’s intellectual property assets;

●	Reflect’s compliance with laws and permits;

●	Reflect’s current capital expenditure plans;

●	Reflect’s employee benefit plans;

●	Reflect’s compliance with environmental laws;

●	Reflect’s tax returns and compliance;

●	Reflect’s standard and material contracts and any breaches thereof;

●	Reflect’s litigation history and governmental order to which it is bound;

●	Reflect’s transactions with affiliated parties;

●	Reflect’s significant customers and supplies

●	Reflect’s compliance with employment laws and employee relations;

●	Reflect’s banking accounts and insurance policies;

●	Any existing powers of attorney of Reflect;

●	Reflect’s brokers;

●	Reflect’s internal controls for financial reporting;

●	Reflect’s receipt and forgiveness of loans under the Paycheck Protection Program;

The Merger Agreement also contains representations and warranties made by Creative Realities to Reflect. These representations and warranties relate to, among other things:

●	Creative Realities’ and Merger Sub’s corporate organization, good standing, qualification to do business, corporate power and authority;

●	Creative Realities’ corporate authorization in relation to the Merger Agreement, the related transactions and related transaction documents to which it is a party;

●	Creative Realities Board’s resolutions to adopt the Merger and recommend adoption of the Merger to its shareholders;

●	Creative Realities’ compliant with applicable laws and Nasdaq listing rules;

●	Creative Realities’ authorized and outstanding capital stock and securities;

●	Any approvals of any government or person required by Creative Realities to consummate the Merger;

●	The accuracy and proper filing of Creative Realities’ reports and financial statements filed with the SEC since January 1, 2018;

●	Creative Realities’ internal controls;

●	The accuracy of this joint proxy statement/prospectus;

●	Creative Realities’ litigation history and governmental order to which it is bound;

●	The absence of any material adverse effect with respect to Creative Realities;

●	the absence of conflict with applicable law, Creative Realities’ organizational documents and material contracts as a result of the execution and delivery of, and performance under, the Merger Agreement;

●	Creative Realities’ brokers engaged in connection with the Merger;

●	The registration of Creative Realities Shares under Section 12(b) of the Exchange Act and the proper and continued listing of the Creative Realities Shares on the Nasdaq market.

Pre-Closing Covenants

During the period prior to the Closing, Reflect will provide Creative Realities and its representatives reasonable access to conduct its due diligence of Reflect, and the opportunity to speak with key customers of Reflect within 25 business days of the execution of the Merger Agreement. Reflect will continue operate its business consistent with its historical operations under the Closing, and is specifically prohibited from taking certain actions without the prior written consent of Creative Realities. Merger Sub will not take any actions prior to Closing that would result in any of its representations or warranties being untrue, would result in any closing conditions in the Merger Agreement form not being satisfied, or would prevent or materially delay or materially impair Merger Sub’s ability to close the Merger. Each party will use their reasonable best efforts to all things necessary, proper or advisable to consummate in the most expeditious manner practicable, the Merger and the transactions contemplated by the Merger Agreement.

As soon as reasonably practicable after the date of execution of the Merger Agreement (but in no event before Reflect has received approval from the requisite number of Reflect Stockholders), Reflect will execute and file a Certificate of Amendment with the office of the Secretary of State of the State of Delaware to effectuate: amendments to Reflect’s Certificate of Incorporation to, among other things, amend the liquidation preferences of the various classes of Reflect preferred stock to accept the Merger Consideration as full satisfaction of such liquidation preferences.

The Merger Agreement requires Reflect to inform Creative Realities about any events that may cause a representation or warranty of Reflect to be breached in any material respect, or makes the timely satisfaction of any condition to Closing impossible or unlikely. In such event, Reflect may supplement the relevant disclosure schedules, which will qualify the applicable representation and warranty of Reflect for the purpose of delivering customary bring-down certifications of the accuracy of the representations and warranties of Reflect at Closing, but not for purposes of indemnification claims by Creative Realities. Reflect is also required under the Merger Agreement to provide interim financial statements to Creative Realities until the Closing.

The Merger Agreement provides that, prior to the Closing Date, Reflect will use commercially reasonable efforts to solicit waivers from each Person who is a “disqualified individual” (as defined in applicable treasury regulations) of Reflect and take all actions necessary to submit and recommend for approval, the right of such disqualified individual to receive or retain any payments and benefits that may be considered “parachute payments” within the meaning of Section 280G of the Internal Revenue Code.

Reflect will obtain a six-year tail insurance policy with respect to their director and officer insurance policies, and the cost of such tail policy will be paid by Reflect. Creative Realities will obtain “prior acts” coverage for Reflect’s other pre-Closing liability policies, and Reflect will pay to Creative Realities the increased premium cost of obtaining the prior-acts coverage for the cyber security liability insurance times three.

Reflect will use commercially reasonably best efforts to obtain joinder agreements in forms reasonably acceptable to Creative Realities, pursuant to which Reflect stockholders entitled to receive 90% or more of the aggregate Merger Consideration agree to be bound by the terms of the Merger Agreement, and to not sell or transfer any of the CREX Shares Consideration during the Lock-up Period.

Acquisition Proposals

In the Merger Agreement, Reflect and its representatives have agreed to immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any third party relating to any acquisition proposal. The Merger Agreement generally defines an “acquisition proposal” as any inquiry, proposal or offer made by a third party to purchase or otherwise acquire Reflect, its business or assets. In addition, Reflect is required to promptly request that each person (other than Creative Realities and its representatives), who have received information in connection with consideration of an acquisition proposal return or destroy all confidential information.

In addition, until the earlier of the closing of the Merger or the termination of the Merger Agreement, Reflect has agreed to promptly (and in any event within one business day of receipt) notify Creative Realities and Merger Sub upon receiving any proposal, discussion, negotiation or inquiry received with respect to any acquisition proposal, and the material terms and conditions of such acquisition proposal.

Further, until the earlier of the Closing or the termination of the Merger Agreement, Reflect has agreed not to, and has agreed to cause their representatives not to:

●	initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any acquisition proposal; or

●	engage in negotiations concerning, or provide any confidential information or data to, or have any discussions or conversations with, any person related to an acquisition proposal, or enter into any letter of intent or similar document contemplating, or enter into any agreement with respect to, an acquisition proposal.

Required Approvals

The Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby requires the approval of the Reflect Proposals by the Reflect stockholders and the approval of the Creative Realities Proposals by Creative Realities shareholders. Creative Realities agreed, as soon as practicable after the date of the Merger Agreement, and in no event later than 10 business days, to prepare, with the reasonable assistance of Reflect, and file with the Securities and Exchange Commission (the “SEC”), a registration statement on Form S-4 (as amended, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the issuance of the CREX Shares Consideration to the Reflect stockholders, and containing a joint proxy statement/prospectus for the purpose of (i) Creative Realities soliciting proxies from the shareholders of Creative Realities to approve the Creative Realities Proposals (the “Creative Realities Shareholder Approval”) at a special meeting of Creative Realities’ shareholders (the “Creative Realities Meeting”), and (ii) Reflect soliciting proxies from the stockholders of Reflect to approve the Reflect Proposals (the “Reflect Stockholder Approval”) at a special meeting of Reflect’ stockholders (the “Reflect Meeting”). The Merger Agreement provides that the joint proxy statement/prospectus will include statements to the effect that the boards of directors of Reflect and Creative Realities recommend to their respective stockholders the approval of the Merger Proposal and Creative Realities Proposals, respectively.

Reflect’s directors, officers and 5% stockholders who collectively own approximately 54.6% of the outstanding common stock and preferred stock of Reflect, have executed Voting and Lock-up Agreements in favor of the Reflect Stockholder Approval. Specifically, holders of 25.7% of the Reflect Series A Preferred Stock, 24.5% of the Reflect Series B Preferred Stock, 23.1% of the Reflect Series C Preferred Stock, 36.2% of the Reflect Series C-1 Preferred Stock, 96.7% of the Reflect Series D Preferred Stock and 42.5% of all of the Reflect preferred stock, have executed such agreement. Creative Realities’ directors, officers and certain of its stockholders who collectively own approximately 44.9% of the outstanding common stock of Creative Realities, have executed Voting Agreements in favor of the Creative Realities Shareholder Approval.

Post-Closing Covenants

Creative Realities will promptly deliver to the appropriate Reflect stockholder or Stockholders’ Representative the original of any mail or other communication received by Parent after the Closing Date that is the property of such person. After the Closing Date, Creative Realities and the Surviving Corporation will provide the Stockholders’ Representative and its representative with reasonable access during normal business hours to all books and records of the Reflect in their possession relating to the period prior to the Closing. Unless approved by the Stockholders’ Representative, Parent and Surviving Corporation will maintain such records for the longer of seven years or as required by applicable law.

Subject to applicable law and the terms of Creative Realities’ employee benefit plans, Creative Realities will credit service rendered by each person who is an employee of Reflect for purposes of participation under Creative Realities’ employee benefit plans.

For six years after the Closing Date, the Surviving Corporation will indemnify, defend and hold harmless each person entitled to indemnification from Reflect with respect to actions or omissions occurring at or prior to the Closing Date to the same extent (including advancement of expenses) and subject to the conditions set forth in the Certificate of Incorporation or Bylaws of Reflect in effect on the date of the Merger Agreement. If the Surviving Corporation consolidates or merges, the Merger Agreement requires that proper provision be made to honor such indemnification rights.

Conditions to Consummation of the Merger

In order to close the Merger, the Creative Realities shareholders will need to approve Bonus Plan Proposal and the Share Issuance Proposal. The Reflect stockholders will also need to approve the Merger Proposal in order to close the Merger.

The obligations of the parties to consummate the Merger is subject to additional conditions, including the following mutual conditions of the parties unless waived:

●	There must not have been commenced or threatened against Creative Realities, Merger Sub, Reflect or against any of their affiliates, any claim (a) involving any challenge to, or seeking damages or other relief in connection with, the Merger or any transactions contemplated by the Merger Agreement, or that may have the effect of preventing, restraining, making illegal, or otherwise materially interfering with the Merger or any transactions contemplated by the Merger Agreement.

●	No governmental authority shall have enacted, issued, promulgated, enforced or entered into any law or order and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Merger or any transactions contemplated by the Merger Agreement, illegal or that otherwise prohibits or requires the payment of any damages as a result of the Merger or any transactions contemplated by the Merger Agreement, and no claim in which any of the foregoing is sought shall be pending.

In addition, unless waived by Reflect, the obligations of Reflect to consummate the Merger are subject to the satisfaction of the following conditions, in addition to customary certificates and other closing deliveries:

●	The representations and warranties of Creative Realities and Merger Sub in the Merger Agreement will be true and correct in all material respects when made on the date of signing the Merger Agreement and as of the Closing Date.

●	All of the covenants and obligations that Creative Realities and Merger Sub are required to perform or to comply with pursuant to the Merger Agreement at or prior to the Closing have been performed and complied with in all material respects.

●	Creative Realities and Merger Sub shall have delivered all closing documents required by the Merger Agreement, including, in addition to customary deliverables, the following documents:

o	an Escrow Agreement duly executed by Parent and Merger Sub;

o	An Exchange Agent Agreement, duly executed by Parent.

o	A voting agreement executed by Slipstream Funding, LLC, Slipstream Communications, LLC, and the executive officers and directors of Parent indicating their commitment to vote in favor of the Merger in their capacity as stockholders of the Parent; and

●	Evidence detailing that Nasdaq has reviewed and approved Creative Realities’ notice of listing of additional shares with respect to the CREX Stock Consideration, and that the Form S-4 Registration Statement has been declared and remains effective with the SEC.

●	The Creative Realities Board shall have approved of the Merger and the Merger Agreement.

Unless waived by Creative Realities, the obligations of Creative Realities and the Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions, in addition to customary certificates and other closing deliveries:

●	The representations and warranties of Reflect in the Merger Agreement will be true and correct in all material respects when made on the date of signing the Merger Agreement and as of the Closing Date.

●	All of the covenants and obligations that Reflect is required to perform or to comply with pursuant to the Merger Agreement at or prior to the Closing have been performed and complied with in all material respects.

●	Reflect shall have delivered all closing documents required by the Merger Agreement, including, in addition to customary deliverables, the following documents:

o	letters of resignation by all officers and directors of Reflect;

o	executed payoff letters, releases or other similar instruments providing for the repayment in full of any debt of Reflect and a release of any security interests encumbering Reflect’s assets;

o	evidence that Reflect’s stock option plans and underlying options have been terminated in full.

o	two-year non-competition and non-solicitation agreements executed by all directors and officers of the Reflect and certain Reflect stockholders

o	An Escrow Agreement, duly executed by the Stockholders’ Representative;

o	An Exchange Agent Agreement, duly executed by the Stockholders’ Representative; and

o	Award agreements signed by each participant in the Reflect Bonus Pool.

●	Creative Realities shall have obtained debt and/or equity financing sufficient to pay the $18,666,667 cash portion of the Merger Consideration, as determined in its sole and absolute discretion.

●	Creative Realities shall have performed, at its cost and expense, and been satisfied with, in its sole and absolute discretion, its due diligence of Reflect’ relationships with certain customers.

●

The annualized monthly recurring revenue of Reflect, including Reflect’s subscription revenue and maintenance revenue, will be $7,000,000 or more (calculated as the most recent annualized monthly recurring revenue dollar value for the month immediately preceding the Closing times twelve (12)).

●	The Voting and Lock-up Agreement will have been duly executed by certain Reflect stockholders and delivered to Creative Realities.

●	Amendments to the Certificate of Incorporation of Reflect shall have been duly executed, filed and accepted for filing with the office of the Secretary of State of the State of Delaware.

●	Reflect stockholders owning less than 5.0% of the Reflect Stock shall have exercised their appraisal rights under the DGCL.

●	Reflect shall have completed the dissolution of its defunct subsidiary, Reflect Acquisition, LLC, under Texas Law.

●	Reflect shall have delivered joinder agreements, pursuant to which Reflect stockholders entitled to receive 75% or more of the Merger Consideration agree to be bound by the terms of the Merger Agreement, and to not sell or transfer any of their CREX Shares Consideration during a six-month period after the closing of the Merger.

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, termination and certain general provisions will continue in effect), and no party will have any further liability to any other party thereto except for liability for knowing or intentional breach of any representation, warranty, covenant or agreement contained in the Merger Agreement prior to such termination.

Termination

The Merger Agreement may be terminated prior to or at the Closing under the following events:

●	Mutual written consent of Creative Realities and Reflect.

●	on or after January 31, 2022 (the “Outside Date”), by Reflect or Creative Realities if the Closing has not occurred on or before such date. A party in material breach of any representation, warranty, covenant, agreement or obligation contained in the Merger Agreement may not terminate the Merger Agreement under such provision.

●	there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the Reflect, in the case of a termination by Creative Realities, or Creative Realities or Merger Sub, in the case of a termination by the Reflect, which breach would result in the failure to satisfy closing conditions, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period.

●	Reflect may terminate the Merger Agreement if the Creative Realities Board withdraws or modifies its recommendation to the Creative Realities shareholders to approve the Creative Realities Proposals in a manner adverse to Reflect; the Creative Realities Board or any committee thereof fails to reaffirm such recommendation, or fails to publicly state that the Merger and the Merger Agreement are in the best interest of the Creative Realities shareholders, within ten business days after Reflect requests in writing that such action be taken; or the Creative Realities Board or any committee thereof resolves to take any such actions. If Reflect does not terminate the Merger Agreement, Creative Realities must still hold the Creative Realities Meeting to seek the Creative Realities Shareholder Approval.

●	Creative Realities may terminate the Merger Agreement if the Reflect Board withdraws or modifies its recommendation to the Reflect stockholders to approve the Merger Proposal in a manner adverse to Creative Realities; the Reflect Board or any committee thereof fails to reaffirm such recommendation, or fails to publicly state that the Merger and the Merger Agreement are in the best interest of Reflect’s stockholders, within ten business days after Creative Realities requests in writing that such action be taken; or the Reflect Board or any committee thereof resolves to take any such actions. If Creative Realities does not terminate the Merger Agreement, Reflect must still hold the Reflect Meeting to seek the Reflect Stockholder Approval.

●	Creative Realities or Reflect may terminate the Merger Agreement if there shall be any law that makes consummation of the Contemplated Transactions, including the Merger, illegal or otherwise prohibited, or if any governmental order enjoining Creative Realities, Merger Sub or Reflect from consummating the Contemplated Transactions, including the Merger, is entered and becomes final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this provision shall have used all commercially reasonable efforts to remove or vacate such order.

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, termination and certain general provisions will continue in effect), and no party will have any further liability to any other party thereto except for liability for knowing or intentional breach of any representation, warranty, covenant or agreement contained in the Merger Agreement prior to such termination.

Indemnification; Escrow

The representations and warranties in the Merger Agreement generally survive for 12 months after the closing date of the Merger. Representations and warranties about organization, capitalization, subsidiaries, power and authorization, indebtedness, title to assets, intellectual property, environmental matters, taxes, affiliate transactions and the absence of brokers (“fundamental representations”) survive until the applicable statute of limitations. All covenants in the Merger Agreement survive until the expiration of the statute of limitations unless the covenants have specific terms in Merger Agreement.

The Merger Agreement provides that Reflect stockholders will indemnify Creative Realities and (after the closing) Reflect as the Surviving Corporation for any damages suffered or incurred to the extent resulting from (i) any breach of the representations and warranties of Reflect or such stockholders, and (ii) any breach of covenant or agreement of Reflect contained in the Merger Agreement or document executed by Reflect or the Reflect stockholders in connection with the Merger.

The Merger Agreement provides that Creative Realities and (after the closing) Reflect as the Surviving Corporation will indemnify the Reflect stockholders for any damages suffered or incurred to the extent resulting from any breach of the representations and warranties of Creative Realities or Merger Sub, and any failure by Creative Realities or Merger Sub to perform or comply with its covenants or agreements.

At Closing, $2.5 million of the cash Merger Consideration will be deposited into an escrow account as the sole remedy to secure the indemnification obligations of Reflect stockholders; provided that claims related to breaches of fundamental representations and covenants will not be limited by the escrow account and will be limited by the Merger Consideration. Losses must exceed $200,000 before Reflect Stockholders would be liable for any indemnification obligations, in which event Reflect Stockholders would be responsible for the amount of all losses above such amount. Creative Realities may offset from the Additional Contingent Merger Consideration the amount of losses that Creative Realities is finally determined to be entitled under the indemnification provisions of the Merger Agreement.

Indemnifiable damages will be reduced in amount by any insurance proceeds and any associated tax benefits to the indemnified party.

An additional $250,000 of the cash Merger Consideration will be deposited into a one-year escrow account to secure any required payments by the Reflect stockholders post-closing purchase price adjustments set forth in the Merger Agreement related to working capital, unrestricted cash and transaction expenses, and $250,000 of the cash Merger Consideration will be deposited in an escrow account for post-closing expenses of the Stockholders’ Representative.

Voting and Lock-up Agreements

The Merger Agreement requires Reflect to execute and deliver, and use its commercially reasonable efforts to cause certain Reflect Stockholders that own 5% or more of the Reflect Stock (on a converted to Reflect common stock basis) to execute and deliver, contemporaneously with the execution of the Merger Agreement, a Voting and Lock-up Agreement in the form attached to the Merger Agreement as Exhibit D, pursuant to which, among other things, such Reflect stockholders will agree to vote the Shares owned by them in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger. Reflect stockholders owning 54.6% of the Reflect common stock and preferred stock have executed such agreement. Specifically, holders of 25.7% of the Reflect Series A Preferred Stock, 24.5% of the Reflect Series B Preferred Stock, 23.1% of the Reflect Series C Preferred Stock, 36.2% of the Reflect Series C-1 Preferred Stock, 96.7% of the Reflect Series D Preferred Stock and 42.5% of all of the Reflect preferred stock, have executed such agreement.

The Voting and Lock-up Agreement further provides that Reflect Stockholders will agree that they will not, subject to certain exceptions, transfer, sell, tender or otherwise dispose of any of the CREX Share Consideration that they will receive as a result of the Merger for a period of six months after the Effective Time. Reflect’s directors, officers and Reflect Stockholders that own 5% or more of the Reflect Stock immediately prior to the Effective Time (on an as-converted to Reflect common stock basis) will agree to an additional lock-up period as requested by any underwriter in connection with any debt or equity financing of Creative Realities Shares conducted between the execution of the Merger Agreement and the Closing Date; provided that such restrictions will not extend longer than one year following the Closing Date.

Stockholder Representative

RSI Exit Corporation, a Texas corporation of which William Warren is the President, will act as the Stockholders’ Representative under the Merger Agreement. William Warren is the current Executive Chairman of the Board of Reflect.

Amendment and Waiver

Amendments to the Merger Agreement require the signatures of Creative Realities, Merger Sub and Stockholders’ Representative.

Governing Law

The Merger Agreement is governed by the laws of the State of Delaware.

Dispute Resolution

Upon notice of any disputes arising under the Merger Agreement, each party will have 30 days to seek a meeting to resolve the dispute. If such meeting is not called, or the parties cannot resolve such dispute within 15 days of the meeting, the matter may be submitted to arbitration under JAMS before a single arbitrator.

Accounting Treatment

Creative Realities’ management has determined that Creative Realities will be the accounting acquirer in the Merger based on the detailed analysis of the relevant GAAP guidance. Consequently, Creative Realities will apply acquisition accounting to the assets acquired and liabilities assumed of Reflect upon consummation of the Merger. Upon consummation of the Merger, the historical financial statements will reflect only the operations and financial condition of Creative Realities.

BACKGROUND OF THE MERGER

The Creative Realities Board and its executive officers regularly review Creative Realities’ operations and strategies to maximize long-term value to our stockholders. As part of this ongoing review, the Creative Realities Board and executive officers have considered a variety of strategic acquisitions to enhance Creative Realities’ shareholder value. The Merger contemplated involved discussions among representatives of Creative Realities and Reflect over the course of months, including the following discussions:

Our Board of Directors and the members of our senior management team regularly review our operations and strategy to maximize long-term value to our stockholders. As part of this ongoing review, our Board of Directors and management have considered a variety of strategic alternatives to enhance stockholder value, including potential financings, changes to our offerings, strategic partnerships, and divestitures.

On April 11, 2019, Lee Summers, the Chief Executive Officer of Reflect, visited CRI’s corporate headquarters in Louisville, KY to tour the Company’s facilities, including its warehouse and operations center. During the visit, the parties identified potential synergies both parties could potentially realize through a working partnership. Following the visit, Mr. Summers invited the CRI senior management team to visit the Reflect headquarters in Richardson, Texas to discuss these opportunities in further detail.

On April 29, 2019, Richard Mills and Will Logan, the Chief Executive Officer and Chief Financial Officer of CRI, respectively, visited the Reflect headquarters and discussed both market opportunities and the possibility of a partnership or acquisition of the Reflect business directly with Mr. Summers and Bill Warren, the Executive Chairman of the Board of Directors of Reflect. During May 2019, after some continued discussions, each party agreed that the timing for a combination was not appropriate given the growth prospects each company anticipated in the coming years. The parties agreed to revisit these considerations in the future.

In April 2021, Mr. Mills and Mr. Summers re-engaged in conversation as to whether the companies should revisit the conversation of a potential combination. On May 4, 2021, the companies entered into a mutual non-disclosure agreement and began more formal discussions about potential revenue and cost synergies, market opportunities, limitations of the standalone businesses and the potential structure for a combination.

On May 4, 2021, the parties, each with the assistance of an engaged advisor, exchanged information under a mutual non-disclosure agreement and began two-way preliminary due diligence procedures. From May through June 2021, the companies and their advisors held a series of meetings (both in person at each of the respective companies’ headquarters in Louisville, KY and Richardson, TX, and also via videoconferencing technology) to outline a deal structure and review additional diligence information.

Through these preliminary discussions, alignment on valuation was identified as the most significant challenge. Reflect’s advisors believed that Reflect should be valued on a multiple of forward annualized recurring revenue whereas Creative Realities believed that Reflect should be valued on a combination of multiples for revenue (a material portion of which is generated through lower margin hardware and installation services) and trailing twelve month annualized recurring revenue. To bridge the gap in valuation, the parties agreed on a structure which included cash and stock consideration to be paid by Creative Realities at the Closing Date in line with the Creative Realities’ valuation methodology (reducing the up-front consideration transferred by Creative Realities), but also provided Reflect shareholders the ability to achieve compensation consistent with their valuation methodology of Reflect over time. A structure utilizing the Additional Contingent Merger Consideration was implemented to bridge the valuation gap between the parties.

In addition to the Additional Contingent Merger Consideration, the parties agreed on an incremental portion of the Additional Contingent Merger Consideration that would be contingent upon Reflect achieving certain milestone achievements by December 31, 2022, specifically that the number of devices under the Reflect customer managed services agreement would achieve (i.e., account for) at least 85,000 devices. This trigger was specifically selected as this level of active managed devices achieves the highest annualized recurring revenue available to Reflect under their current contractual arrangements. The gap in valuation identified by the two parties was, in part, driven by the differences between the forward annualized recurring revenue multiple utilized by Reflect (which included achievement of this milestone) and the trailing multiple valuation approach utilized by Creative Realities. Initially, the parties had agreed to two individual milestones within this contract, one of which was associated with a $1 million increase in the Additional Contingent Merger Consideration and a second that was associated with a $2 million increase in the Additional Contingent Merger Consideration. Between the time the negotiations began and the final purchase agreement was concluded, Reflect achieved the first milestone and the $1 million of incremental Additional Contingent Merger Consideration was imbedded into the current structure of the Additional Contingent Merger Consideration.

On July 21, 2021, Mr. Mills and Mr. Logan presented an update to the Creative Realities Board of Directors via videoconference which included an overview of the digital signage marketplace, recent transactions, an overview of Reflect, and strategic rationale for the combination. After the conclusion of the call, Mr. Mills related the substance of the call to the Reflect’s Chief Executive Officer, Mr. Summers.

On August 10, 2021, the Company’s Board of Directors authorized Mr. Mills and Mr. Logan to enter into a nonbinding letter of intent to for a combination with Reflect and to begin formal due diligence procedures, financial modeling, and exploration of financing possibilities for the Transaction. Creative Realities engaged various specialists to assist in the technical and financial due diligence aimed at evaluating the potential transaction more thoroughly with Reflect.

On October 4, 2021, Mr. Logan and Mr. Mills updated the Board of Directors on the diligence undertaken by both parties and the status of the proposed terms for a Merger Agreement.

On October 12, 2021, Mr. Mills and Mr. Logan visited the Reflect headquarters and had extensive conversations about customer and market opportunities, operating synergies and potential dis-synergies

On October 13, 2021, Mr. Mills and Mr. Logan were invited by the Reflect Board of Directors to visit the Reflect headquarters for a presentation to the Reflect executive management team and Reflect Board of Directors, providing an overview of Creative Realities, the opportunity for the combined company, estimated pro forma financial results and other deal points.

On November 3, 2021, the Creative Realities Board of Directors held a meeting during which the Board discussed the Merger Consideration and the status of other open negotiating points with respect to the draft Merger Agreement. No formal action was taken by the Board of Directors. It was during this Board meeting, and subsequently during a meeting with Reflect and their advisors, that the parties discussed utilizing a fixed price for the CREX Shares Consideration to be issued at closing. The parties explored a floating stock price with a collar, but ultimately determined that the CREX Shares Consideration would be issued at $2.00 per share, which the parties believed was between the as-current market price and the Creative Realities internal valuation assessment, while maintaining a reasonable target for the Additional Contingent Merger Consideration.

On November 10, 2021, the Creative Realities Board held a meeting to review the terms of the draft Merger Agreement. Mr. Logan, the Company’s third party advisor, and a representative of Maslon LLP led the Creative Realities Board through the resolution of the outstanding items in the draft Merger Agreement and the Creative Realities Board discussed the terms and conditions of the Merger Agreement and Merger. After discussion, the Board of Directors approved entry into the Merger Agreement.

On November 12, 2021, the Reflect Board of Directors held a meeting and authorized Reflect to enter into the Merger Agreement, and the parties executed a Merger Agreement.

THE REFLECT CHARTER AMENDMENT PROPOSALS

At the Reflect Meeting, Reflect will ask its stockholders to vote upon and approve: (i) an amendment to the Reflect Certificate of Incorporation to provide that the Merger Consideration payable to the holders of each series of Reflect preferred stock under the Merger Agreement would fully, sufficiently and finally satisfy the preferred liquidation preference of each such series of preferred stock and (ii) an amendment to the Reflect Certificate of Incorporation to provide that the Merger Consideration payable to the holders of each series of Reflect preferred stock under the Merger Agreement would be subject to any and all escrows established under the Merger Agreement and related escrow agreements.

Vote Required

Each of the amendments included in the Reflect Charter Amendment Proposals requires the affirmative vote of (A) holders of a majority of each series of Reflect preferred stock entitled to vote at the Reflect Meeting, each voting as separate classes and (B) holders of a majority of Reflect common stock and all series of Reflect preferred stock outstanding and entitled to vote at the Reflect Meeting, voting together as a class. Please note that only the shares of Reflect common stock and Reflect preferred stock are entitled to be voted at the Reflect Meeting.

Recommendation of the Reflect Board

THE REFLECT BOARD UNANIMOUSLY RECOMMENDS THAT REFLECT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE REFLECT CHARTER AMENDMENT PROPOSALS.

THE REFLECT ADJOURNMENT PROPOSAL

At the Reflect Meeting, Reflect will ask its stockholders to vote upon and approve the Reflect Adjournment Proposal, which approves the adjournment of the Reflect Meeting to allow, if necessary, for the solicitation of additional proxies or for any other reason that the board of directors of Reflect determines is necessary.

Vote Required

Approval of the Reflect Adjournment Proposal will require the affirmative vote of at least the majority of the shares of Reflect common stock and preferred stock voting together, two-thirds of the shares of Reflect preferred stock and the majority of the shares of each series of Reflect preferred stock who are entitled to vote at the Reflect Meeting and are present or represented by proxy at the Reflect Meeting, regardless of whether there is a quorum present at the Reflect Meeting. Failures to vote and abstentions will have the same effect as a vote against the proposal. Please note that only the shares of Reflect common stock and Reflect preferred stock are entitled to be voted at the Reflect Meeting.

Recommendation of the Reflect Board

THE REFLECT BOARD UNANIMOUSLY RECOMMENDS THAT REFLECT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE REFLECT ADJOURNMENT PROPOSAL.

THE CREATIVE REALITIES meeting

General

Creative Realities is furnishing this joint proxy statement to our shareholders as part of the solicitation of proxies by our board of directors for use at the Creative Realities Meeting of shareholders to be held on January 28, 2022 at 13050 Magisterial Drive, Suite 102, Louisville, KY 40223, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our shareholders on or about January 7, 2022. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the Creative Realities Meeting.

Date, Time and Place of the Creative Realities Meeting

The Creative Realities Meeting will be held on January 28, 2022 at 9:00 a.m. Eastern Time at 13050 Magisterial Drive, Suite 102, Louisville, Kentucky 40223, or such other date, time, and place to which such meeting may be adjourned or postponed, to consider and vote upon the Creative Realities Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Creative Realities Meeting if you owned Creative Realities Shares at the close of business on December 27, 2021, the Record Date for the Creative Realities Meeting. You are entitled to one vote for each Creative Realities Share that you owned as of the close of business on the Record Date. If your Creative Realities Shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 12,005,129 Creative Realities Shares outstanding.

CREX Voting Agreements

In connection with entry into the Merger Agreement, Creative Realities’ directors, officers and 5% stockholders, who own approximately 44.9% of Creative Realities’ outstanding common stock, have entered into voting agreements pursuant to which they have agreed to support and vote all of their Creative Realties Shares in favor of the Creative Realities Proposals.

Quorum and Required Votes at the Creative Realities Meeting

A quorum of Creative Realities’ shareholders is necessary to hold a valid meeting. A quorum will be present at the Creative Realities Meeting if a majority of the Creative Realities Shares outstanding and entitled to vote at the Creative Realities Meeting are represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purpose of determining the existence of a quorum.

Approval of the Bonus Plan Proposal, the Share Issuance Proposal, the Advisory Compensation Proposal, and if presented, the Creative Realities Adjournment Proposal, requires the affirmative vote of a majority of the votes entitled to vote thereon which are cast by shareholders present in person or represented by proxy at the Creative Realities Meeting. Accordingly, a Creative Realities shareholder’s failure to vote by proxy or to vote in person at the Creative Realities Meeting or the failure of a Creative Realities shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will not be counted in determining whether a quorum is present at the Creative Realities Meeting. If a quorum is established, the failure of a shareholder to give voting instructions will have no effect on the outcome of any vote on any Creative Realities Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of any vote on the Creative Realities Proposals.

The transactions contemplated by the Merger Agreement will be consummated only if the Bonus Plan Proposal and the Share Issuance Proposal are approved at the Creative Realities Meeting. If any of these proposals are not approved by Creative Realities’ shareholders, we will not consummate the Merger.

Recommendation to Creative Realities Shareholders

The Creative Realities Board believes that each of the Bonus Plan Proposal, the Share Issuance Proposal, the Advisory Compensation Proposal, and the Creative Realities Adjournment Proposal to be presented at the Creative Realities Meeting is in the best interests of Creative Realities and our shareholders and unanimously recommends that its shareholders vote “FOR” each of these proposals.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your Creative Realities Shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to Creative Realities’ shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instructions. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions will be counted in connection with the determination of whether a quorum is established and broker non-votes will not be counted for purposes of establishing a quorum. Assuming a quorum is otherwise validly established, broker non-votes and abstentions will have no effect on the proposals to be considered at the Creative Realities Meeting.

Voting Your Shares

Each Creative Realities Share that you own in your name entitles you to one vote on each of the Creative Realities Proposals at the Creative Realities Meeting. Your one or more proxy cards show the number of Creative Realities Shares that you own.

●	You can vote your Creative Realities Shares in advance of the Creative Realities Meeting by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your Creative Realities Shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the Creative Realities Meeting. If you vote by the proxy card, your “proxy,” whose name is listed on the proxy card, will vote your Creative Realities Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Creative Realities Shares will be voted as recommended by our board of directors. Our board of directors recommends voting “FOR” each of the Bonus Plan Proposal, the Share Issuance Proposal, the Advisory Compensation Proposal, and, if presented, the Creative Realities Adjournment Proposal.

●	You can attend the Creative Realities Meeting and vote in person even if you have previously voted by submitting a proxy. You will be given a ballot when you arrive. However, if your Creative Realities Shares are held in the name of your broker, bank, or other nominee, you must get a legal proxy from the broker, bank, or other nominee. That is the only way we can be sure that the broker, bank, or nominee has not already voted your Creative Realities Shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Creative Realities Meeting or at such meeting by doing any one of the following:

●	You may send another proxy card with a later date;

●	You may notify Will Logan, Creative Realities’ Chief Financial Officer, by telephone at (502) 791-8800, by email at will.logan@cri.com, or in writing to 13100 Magisterial Drive, Suite 100, Louisville, KY 40223 before the special meeting that you have revoked your proxy; or

●	You may attend the Creative Realities Meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Creative Realities Meeting

The Creative Realities Meeting has been called only to consider the approval of the Bonus Plan Proposal, the Share Issuance Proposal, the Advisory Compensation Proposal, and the Creative Realities Adjournment Proposal, if presented. Under Creative Realities’ Bylaws, no matters other than the Creative Realities Proposals may be considered at the Creative Realities Meeting.

Who Can Answer Your Questions about Voting

If you have any questions about how to vote or direct a vote in respect of your Creative Realities Shares, you may call Will Logan, Creative Realities’ Chief Financial Officer, by telephone at (502) 791-8800, by email at will.logan@cri.com, or in writing to Creative Realities, Inc., Attn: Will Logan, Chief Financial Officer, 13100 Magisterial Drive, Suite 100, Louisville, Kentucky 40223.

Appraisal Rights

Appraisal rights are not available to Creative Realities shareholders in connection with the Creative Realities Proposals.

Accounting Treatment

Creative Realities’ management has determined that Creative Realities will be the accounting acquirer in the Merger based on the detailed analysis of the relevant GAAP guidance. Consequently, Creative Realities will apply acquisition accounting to the assets acquired and liabilities assumed of Reflect upon consummation of the Merger. Upon consummation of the Merger, the historical financial statements will reflect only the operations and financial condition of Creative Realities.

CREATIVE REALITIES PROPOSAL:

THE SHARE ISSUANCE PROPOSAL

Overview

At the Creative Realities Meeting, Creative Realities will ask its shareholders to vote upon and approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of securities that exceed 20% of Creative Realities’ issued and outstanding shares of common stock.

Nasdaq Listing Rule 5635(a) requires stockholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of shares of common stock or the voting power outstanding before the transaction. Creative Realities currently has 12,005,129 Creative Realities Shares outstanding.

In connection with the Merger, Creative Realities may issue additional Creative Realities Shares (i) issuable to stockholders of Reflect as Merger Consideration pursuant to the Merger Agreement, and (ii) issuable in one or more financings consummated subsequent to the date of the Merger Agreement and prior to, or in connection with, the Closing, including Creative Realities shares issuable upon the exercise of any warrants, and the conversion or payment of any principal or accrued interest outstanding under any convertible promissory notes, in each case that may be issued in such financings, and (iii) issuable in connection with the conversion of any outstanding debt owed to Slipstream Communications, LLC, Creative Realities’ current lender, in connection with obtaining such financing.

Since the issuance of securities mentioned above will exceed 20% of Creative Realities’ currently outstanding shares of common stock, Creative Realities is required to obtain approval of its shareholders under Nasdaq Listing Rule 5635(a).

Vote Required

The approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Creative Realities Meeting vote “FOR,” assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

THE CREATIVE REALITIES BOARD UNANIMOUSLY RECOMMENDS THAT Creative Realities SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE share issuance PROPOSAL.

CREATIVE REALITIES PROPOSAL:

BONUS PLAN PROPOSAL

At the Closing, Creative Realities will adopt the Retention Bonus Plan in substantially the form attached as Exhibit C to the Merger Agreement, pursuant to which Creative Realities will pay to key members of Reflect’s management team an aggregate of $1,333,333 in cash, which will be paid 50% at the Closing, and subject to continuous employment with Reflect or Creative Realities, 25% on the one-year anniversary of Closing and 25% on the two-year anniversary of the Closing. The future cash payments due on the one-year and two-year anniversaries of the Closing will be deposited into a “rabbi” trust at Closing. The Retention Bonus Plan also will require Creative Realities to issue Creative Realities Shares having an aggregate value of $666,667 to the plan participants as follows: 50% of the value of such shares will be issued at the Closing, and subject to continuous employment with Reflect or Creative Realities, 25% of the value of such shares will be issued on the one-year anniversary of Closing and the remaining 25% of the value of such shares will be issued on the two-year anniversary of the Closing. The shares to be issued on the Closing will be valued at $2.00 per share, and the shares to be issued after the Closing will be determined based on dividing the value of shares issuable on such date divided by the trailing 10-day volume weighed average price (VWAP) of the shares as of such date as reported on the Nasdaq Capital Market.

Upon the resignation of a participant’s employment for “good reason,” or Reflect’s termination of the employment of a participant without “cause,” each as defined in the Retention Bonus Plan, the participant will be fully vested and will receive all cash and shares allocated to such participant under the Retention Bonus Plan. Any amounts unpaid by reason of a lapse in continuous employment or otherwise will be reallocated among the remaining Retention Bonus Plan participants.

Vote Required

The approval of the Bonus Plan Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Creative Realities Meeting vote “FOR,” assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Creative Realities Board

CREATIVE REALITIES BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” APPROVAL OF THE BONUS PLAN PROPOSAL.

creative realities proposal:

the advisory compensation proposal

Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act require that Creative Realities seeks a nonbinding advisory vote from its shareholders to approve the compensation that will be paid or may become payable to Creative Realities’ named executive officers in connection with the completion of the Merger.

On November 12, 2021, the Creative Realities Board approved employment agreements with each of Richard Mills, Chief Executive Officer of Creative Realities, and Wil Logan, Chief Financial Officer of the Company.

Richard Mills Employment Agreement

Creative Realities employs Richard Mills as Creative Realities’ Chief Executive Officer. Mr. Mills and Creative Realities entered into a new employment agreement on November 12, 2021. The employment agreement is effective for a one-year term, which automatically renews for additional one-year periods unless either Creative Realities or Mr. Mills elects not to extend the term of the agreement. The agreement provides for an initial annual base salary of $330,000 subject to annual increases but generally not subject to decreases. The employment agreement provides that Mr. Mills’ annual base salary adjusts automatically upon the closing of the Merger to $450,000, subject to annual increases but not generally subject to decreases. Under the agreement, Mr. Mills is eligible to participate in performance-based cash bonus or equity award plans for Creative Realities senior executives. Mr. Mills will participate in Creative Realities employee benefit plans, policies, programs, perquisites and arrangements to the extent he meets applicable eligibility requirements. In the event of a termination of employment for good reason, as defined, without cause, as defined, or within 12 months following a change in control, as defined, other than for reason of death, disability or for cause, Mr. Mills will be entitled to receive aggregate severance payments equal to twelve months of his base salary. The agreement provides that any severance payments would be paid in installments over the course of the severance. The agreement contains certain non-solicitation and non-competition provisions that continue after employment for a period of one year. The agreement also contains other customary restrictive and other covenants relating to the confidentiality of information, the ownership of inventions and other matters.

Will Logan Employment Agreement

Creative Realities employs Will Logan as Creative Realities’ Chief Financial Officer. Mr. Logan and Creative Realities entered into an employment agreement on November 12, 2021. The employment agreement is effective for a one-year term, which automatically renews for additional one-year periods unless either Creative Realities or Mr. Logan elects not to extend the term of the agreement. The agreement provides for an initial annual base salary of $249,000, subject to annual increases but generally not subject to decreases. The employment agreement provides that Mr. Logan’s annual base salary adjusts automatically upon the closing of the Merger to $350,000, subject to annual increases but not generally subject to decreases, and Mr. Logan will receive a $75,000 cash bonus upon the closing of the Merger. Under the agreement, Mr. Logan is eligible to participate in performance-based cash bonus or equity award plans for Creative Realities senior executives. Mr. Logan will participate in Creative Realities employee benefit plans, policies, programs, perquisites and arrangements to the extent he meets applicable eligibility requirements. In the event of a termination of employment for good reason, as defined, without cause, as defined, or within 12 months following a change in control, as defined, other than for reason of death, disability or for cause, Mr. Logan will be entitled to receive aggregate severance payments equal to twelve months of his base salary. The agreement provides that any severance payments would be paid in installments over the course of the severance. The agreement contains certain non-solicitation and non-competition provisions that continue after employment for a period of one year. The agreement also contains other customary restrictive and other covenants relating to the confidentiality of information, the ownership of inventions and other matters.

Creative Realities is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that will be paid or may become payable to Creative Realities’ named executive officers in connection with the completion of the Merger, as disclosed in the “Advisory Compensation Proposal” pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation will be paid or may become payable, are hereby APPROVED”.

As this vote is advisory, it will not be binding upon the Creative Realities Board or compensation committee and neither the Creative Realities Board nor the compensation committee will be required to take any action as a result of the outcome of this vote. Approval of this proposal is not a condition to completion of the Merger. The vote with respect to this proposal is an advisory vote and will not be binding on Creative Realities or Reflect. Therefore, regardless of whether Creative Realities’ shareholders approve this proposal, if the Bonus Plan Proposal and Share Issuance Proposal are approved and the other conditions to closing are satisfied or waived, the Merger will be completed even if the Advisory Compensation Proposal is not approved. If the Merger is completed, the advisory compensation will be payable to Creative Realities’ executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Advisory Compensation Proposal.

Required Vote

The affirmative vote a majority of the votes cast by the shares of Creative Realities Common Stock present in person or represented by proxy at the Creative Realities Meeting is required for approval of the Advisory Compensation Proposal. Abstentions and broker non-votes will have no effect on this Proposal.

Recommendation of the Creative Realities Board

THE CREATIVE REALITIES BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY COMPENSATION PROPOSAL TO APPROVE, ON A NON -BINDING, ADVISORY BASIS, THE ADVISORY COMPENSATION PAYABLE TO THE NAMED EXECUTIVE OFFICERS.

CREATIVE REALITIES PROPOSAL:

THE CREATIVE REALITIES ADJOURNMENT PROPOSAL

The Creative Realities Adjournment Proposal, if presented, will direct the Chairman of the Creative Realities Meeting to adjourn the Creative Realities Meeting to a later date or time if necessary or appropriate, to permit further solicitation of proxies in favor of the Bonus Plan Proposal and Share Issuance Proposal. The Creative Realities Adjournment Proposal will only be presented to Creative Realities’ shareholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the Creative Realities Meeting to approve the Bonus Plan Proposal or the Share Issuance Proposal. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Creative Realities shareholder entitled to vote at the meeting.

Vote Required for Approval

Adoption of the Creative Realities Adjournment Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Creative Realities Meeting vote “FOR,” assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal. This voting threshold applies even in the absence of a quorum.

Recommendation of the Board

CREATIVE REALITIES UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CREATIVE REALITIES ADJOURNMENT PROPOSAL.

INFORMATION ABOUT CREATIVE REALITIES

(All currency is rounded to the nearest thousand, except share and per share amounts.)

Our Company

Creative Realities, Inc. is a Minnesota corporation that provides innovative digital marketing technology solutions to a broad range of companies, individual brands, enterprises, and organizations throughout the United States and in certain international markets. Creative Realities have expertise in a broad range of existing and emerging digital marketing technologies across approximately 15 vertical markets, as well as the related media management and distribution software platforms and networks, device and content management, product management, customized software service layers, systems, experiences, workflows, and integrated solutions. Creative Realities technology and solutions include: digital merchandising systems and omni-channel customer engagement systems; content creation, production and scheduling programs and systems; a comprehensive series of recurring maintenance, support, and field service offerings; interactive digital shopping assistants, advisors and kiosks; and, other interactive marketing technologies such as mobile, social media, point-of-sale transactions, beaconing and web-based media that enable Creative Realities customers to transform how they engage with consumers.

Our main operations are conducted directly through Creative Realities, Inc. and Creative Realities wholly owned subsidiary Creative Realities Canada, Inc., a Canadian corporation. Creative Realities other wholly owned subsidiaries are effectively dormant: Creative Realities, LLC, a Delaware limited liability company, ConeXus World Global, LLC, a Kentucky limited liability company, and Allure Global Solutions, Inc., a Georgia corporation.

Creative Realities generate revenue by:

●	consulting with Creative Realities customers to determine the technologies and solutions required to achieve their specific goals, strategies, and objectives;

●	designing Creative Realities customers’ digital marketing experiences, content, and interfaces;

●	engineering the systems architecture delivering the digital marketing experiences Creative Realities design – both software and hardware – and integrating those systems into a customized, reliable, and effective digital marketing experience;

●	managing the efficient, timely and cost-effective deployment of Creative Realities digital marketing technology solutions for Creative Realities customers;

●	delivering and updating the content of Creative Realities digital marketing technology solutions using a suite of advanced media, content, and network management software products; and

●	maintaining Creative Realities customers’ digital marketing technology solutions by: providing content production and related services; creating additional software-based features and functionality; hosting the solutions; monitoring solution service levels; and responding to and/or managing remote or onsite field service maintenance, troubleshooting and support calls.

These activities generate revenue through bundled-solution sales; consulting services, experience design, content development and production, software development, engineering, implementation, and field services; software subscription license fees; and maintenance and support services related to Creative Realities software, managed systems and solutions.

Creative Realities currently market and sell Creative Realities technology and solutions primarily through Creative Realities sales and business development personnel, but Creative Realities also utilize agents, strategic partners, and lead generators who provide Creative Realities with access to additional sales, business development and licensing opportunities.

Our digital marketing technology solutions have application in a wide variety of industries. The industries in which Creative Realities sell Creative Realities solutions are established and include automotive, apparel & accessories, banking, baby/children, beauty, CPG, department stores, digital out-of-home (“DOOH”), electronics, fashion, fitness, foodservice/quick service restaurant (“QSR”), financial services, gaming, luxury, mass merchants, mobile operators, and pharmacy retail; however, the planning, development, implementation and maintenance of technology-enabled experiences involving combinations of digital marketing technologies is relatively new and evolving. Moreover, a number of participants in these industries have only recently started considering or expanding the adoption of these types of technologies, solutions and experiences as part of their overall marketing strategies. As a result, Creative Realities remain without an established history of profitability.

Creative Realities believe that the adoption and evolution of digital marketing technology solutions will increase substantially in years to come in the industries in which Creative Realities currently focus and in others; however, adoption has not yet accelerated to the extent Creative Realities expected, in part due to delays in capital expenditures from Creative Realities current and potential customer base as a result of the COVID-19 pandemic. Creative Realities also believe that adoption of Creative Realities solutions depends not only upon the services and solutions that Creative Realities provide but also upon the cost of hardware used to process and display content. While the costs of hardware configurations and software media players have historically decreased and Creative Realities believe they will continue to do so at an accelerating rate, flat panel displays and players typically constitute a large portion of the expenditure customers make relative to the entire cost of implementing a digital marketing system implementation and can be a barrier to customer deployment. As a result, Creative Realities believe that the broader adoption of digital marketing technology solutions is likely to increase, although Creative Realities cannot predict the rate at which such adoption will occur.

Another key component of Creative Realities business strategy, given the evolving dynamics of the industry in which Creative Realities operate, is to acquire and integrate other operating companies in the industry in conjunction with pursuing Creative Realities organic growth objectives. Creative Realities believe that the selective acquisition and successful integration of certain companies will: accelerate Creative Realities growth in targeted vertical and operating markets; enable Creative Realities to cost-effectively aggregate multiple customer bases onto a single business and technology platform; provide Creative Realities with greater operating scale on a consolidated basis; enable Creative Realities to leverage a common set of processes and tools, and cost efficiencies company-wide; and ultimately result in higher operating profitability and cash flow from operations. Creative Realities management team evaluates acquisition opportunities on an ongoing basis. Creative Realities management team and Board of Directors have broad experience with the execution, integration, and financing of acquisitions. Creative Realities believe that the COVID-19 pandemic has adversely affected Creative Realities smaller competitors, and as a result, there may exist acquisition opportunities in the future. Creative Realities also believe that, based on the foregoing, Creative Realities can successfully serve as a consolidator of multiple business and technology platforms serving similar markets.

In addition to Creative Realities historical product offerings and solutions, in April 2020, Creative Realities announced the joint launch of an AI-integrated non-contact temperature inspection kiosk known as the “Thermal Mirror” with Creative Realities partner, InReality, LLC for use by businesses as COVID-19 related workplace restrictions are reduced or eliminated. The Thermal Mirror involves the development, marketing and sale of a new product to new customers involving a joint effort with InReality compared to Creative Realities historical products and services. The product also uses hardware and technologies that have not been used with Creative Realities other customers. Throughout 2020, Creative Realities and InReality continued to develop incremental use cases and subsequently launched a suite of Safe Space Solutions products addressing this market, each of which operate consistently with Creative Realities primary business model in that they represent a sale of hardware and a SaaS-based subscription license services contract.

Corporate Organization

Creative Realities’ principal offices are located at 13100 Magisterial Drive, Suite 100, Louisville, Kentucky 40223, and Creative Realities’ telephone number at that office is (502) 791-8800.

Creative Realities originally incorporated and organized as a Minnesota corporation under the name “Wireless Ronin Technologies, Inc.” in March 2003. Creative Realities business initially focused on the provision of expertise in digital media marketing solutions to customers, including digital signage, interactive kiosks, mobile, social media and web-based media solutions. Creative Realities acquired the assets and business of Broadcast International, Inc., a Utah corporation and public registrant, through a merger transaction that was effective as of August 1, 2014. Then on August 20, 2014, Creative Realities consummated a merger transaction with Creative Realities, LLC, a privately owned Delaware limited liability company, in which Creative Realities issued a majority of Creative Realities issued and outstanding shares of common stock. In that merger transaction, Creative Realities acquired the interactive marketing technology business of Creative Realities that Creative Realities currently operate. Shortly after that merger, Creative Realities changed Creative Realities corporate name from “Wireless Ronin Technologies, Inc.” to “Creative Realities, Inc.” On October 15, 2015, Creative Realities acquired the assets and business of ConeXus World Global, LLC, a privately-owned Kentucky limited liability company for which Creative Realities issued preferred and common stock. In that merger transaction, Creative Realities acquired the systems integration and marketing technology business of ConeXus World that Creative Realities currently operate. On May 23, 2016, Creative Realities dissolved Broadcast International, Inc. On November 20, 2018, Creative Realities acquired Allure Global Solutions, Inc. (“Allure”), an enterprise software development company (as further described below).

Business Strategy

Creative Realities believe that Creative Realities existing business model is highly scalable and can be expanded successfully as Creative Realities continue to grow organically and integrate Creative Realities recent merger transactions, acquire and integrate other companies which operate directly in Creative Realities target markets, strengthen Creative Realities operational practices and procedures, further streamline Creative Realities administrative office functions, and continue to capitalize on various marketing programs and activities.

Industry Background

Creative Realities believe certain digital marketing technology industry trends are creating the opportunity for retailers, brands, venue-operators, enterprises, non-profits and other organizations to create innovative shopping, marketing, and informational experiences for their customers and other stakeholders in various venues worldwide. These trends include: (i) the expectations of technology-savvy consumers; (ii) addressing on-line competitors by improving physical experiences; (iii) accelerating decline in the cost of hardware configurations (primarily flat panel displays) and software media players; (iv) the continued evolution of mobile, social, software and hardware technologies, applications and tools; (v) increasing sophistication of social networking platforms; (vi) increasingly complex customer requirements related to their specific digital marketing technology and solution objectives; and (vii) customers challenging service providers with the delivery of a satisfactory consumer experience with the traditional pressure on reducing installation and ongoing operating costs.

As a result, a growing number of retailers, brands, venue-operators and other organizations have identified the need and opportunity to implement increasingly cost-effective and “sales-lifting” digital marketing, and interactive experiences to market to their customers. These experiences include creating unique and customized experiences for targeted, timely offerings and relevant promotions; improving engagement resulting in increased sales; and increasing shopping basket size. Creative Realities believe Creative Realities clients consider capitalizing on these industry trends to be increasingly critical to any successful “store of the future” retail and brand sales environment, especially where sales staff turnover is high, training outcomes are inconsistent and product knowledge is low.

Companies are accomplishing their strategies by implementing various digital marketing technology solutions, which: are implemented in multiple forms and types of configurations and locations; attempt to achieve any of a broad range of individual or combination of objectives; contain various levels of targeting; have the ability to instantly manage single or multiple locations remotely from a customer’s desktop or other connected device at each location; and are built to deliver or contain a standard or customized experience unique to and within the customer’s environment. Examples of such solutions include:

●	Digital Merchandising Systems, which aim to inform and interact with customers through various types of content in an integrated experience, improve in-store customer experiences and increase overall sales, upsells, and/or cross-sales;

●	Digital Sales Assistants, which aim to replace or augment existing sales resources and the level of interactive and informational sales assistance inside the store;

●	Digital Way-Finders, which aim to help customers navigate their way around individual retail stores and multi-store locations or venues, or within individual brand categories;

●	Digital Kiosks, which aim to provide data, specialized and customized broadcasts, promotional information and coupons, train, and other forms of information and interaction with customers in a variety of deployment forms, types, configurations and experiences;

●	Digital Menu-Board Systems, which aim to enable various types of restaurant operators the ability to remotely and on a scheduled basis, update and modify menu information, promotions, and other forms of content dynamically;

●	Dynamic Digital Signage which aims to deliver and manage in-store marketing and advertising campaigns, specialized and customized broadcasts, and various other forms of messaging targeting customers in a particular experience or environment.

Our Markets

Creative Realities currently market and sell Creative Realities marketing technology solutions through Creative Realities direct sales force, inside sales team, and word-of-mouth referrals from existing customers. Select strategic partnerships and lead generation programs also drive business to Creative Realities through targeted business development initiatives. Creative Realities market to companies that seek digital marketing solutions across multiple connected devices and who specifically seek or could benefit from enhancements to the customer experience offered in their stores, venues, brands or organizations. In addition to Creative Realities direct sales force, Creative Realities market Creative Realities Safe Space Solutions suite of products through a network of distribution and reseller partners through which Creative Realities have expanded Creative Realities market presence and reach. Distributors operate on either a consignment or direct drop ship approach and no revenue is recognized until a sale is made and product is delivered.

Creative Realities’ digital marketing technology solutions have application in a wide variety of industries. The industries in which Creative Realities sell Creative Realities solutions are established and include automotive, apparel & accessories, banking, baby/children, beauty, CPG, department stores, digital out-of-home (“DOOH”), electronics, fashion, fitness, foodservice/quick service restaurant (“QSR”), financial services, gaming, luxury, mass merchants, mobile operators, and pharmacy retail; however, the planning, development, implementation and maintenance of technology-enabled experiences involving combinations of digital marketing technologies is relatively new and evolving. Moreover, a number of participants in these industries have only recently started considering or expanding the adoption of these types of technologies, solutions and experiences as part of their overall marketing strategies.

Seasonality

A portion of Creative Realities customer activity is influenced by seasonal effects related to traditional end of calendar year peak retail sales periods, traditional spring stadium/venue opening seasons, and certain other factors that arise from Creative Realities target customer base. Nevertheless, Creative Realities revenues can be materially affected by the launch of new markets, the timing of production rollouts, and other factors, any of which have the ability to reduce or outweigh certain seasonal effects.

Effect of General Economic Conditions on Creative Realities Business

Creative Realities believe that demand for Creative Realities services will increase in part because of new construction and remodeling activities of pre-existing retail, convenience store, stadium and event venues. While Creative Realities do see reductions in retail footprints across the U.S., Creative Realities see a continued focus on integration of digital into the retail marketplace and a focus on digital refreshes within the retail space to stay relevant in an evolving e-commerce marketplace. Recent general economic improvements generally make it easier for Creative Realities customers to justify decisions to invest in digital marketing technology solutions. A change in the macroeconomic trend in the U.S. could have a negative impact on Creative Realities customers’ ability and/or willingness to advance their digital initiatives.

Regulation

Creative Realities are subject to regulation by various federal and state governmental agencies. Such regulation includes radio frequency emission regulatory activities of the U.S. Federal Communications Commission, the consumer protection laws of the U.S. Federal Trade Commission, product safety regulatory activities of the U.S. Consumer Product Safety Commission, and environmental regulation in areas in which Creative Realities conduct business. Some of the hardware components that Creative Realities supply to customers may contain hazardous or regulated substances, such as lead. A number of U.S. states have adopted or are considering “takeback” bills addressing the disposal of electronic waste, including CRT style and flat panel monitors and computers. Electronic waste legislation is developing. Some of the bills passed or under consideration may impose on us, or on Creative Realities customers or suppliers, requirements for disposal of systems Creative Realities sell and the payment of additional fees to pay costs of disposal and recycling. Presently, Creative Realities do not believe that any such legislation or proposed legislation will have a materially adverse impact on Creative Realities business.

The Thermal Mirror and other Safe Space Solutions products are utilized by employers, in part, to evaluate the temperature of their respective employees or guests to their facilities. Consequently, regulations from the U.S. Food and Drug Administration, as well as state regulations related to consumer and employee privacy rights, may apply to the sale and use of such devices within the United States. Similarly, because the devices are sold in Canada, regulations related to consumer and employee privacy in provinces where such regulations exist may apply to the sale and use of such devices in those provinces in Canada. Presently, Creative Realities do not believe that any such legislation or proposed legislation will have a materially adverse impact on Creative Realities business.

Competition

While Creative Realities believe there is presently no direct competitor with the comprehensive offering of technologies, solutions and services Creative Realities provide to Creative Realities customers, there are multiple individual competitors who offer pieces of Creative Realities solutions. These include digital signage software companies such as Stratacache, Four Winds Interactive, and Reflect Systems; marketing services companies such as Sapient Nitro or digital signage systems integrators such as SageNet. Some of these competitors may have significantly greater financial, technical and marketing resources than Creative Realities do and may be able to respond more rapidly than Creative Realities can to new or emerging technologies or changes in customer requirements. Creative Realities believe that Creative Realities sales and business development capabilities, network operations / field service management capabilities, Creative Realities comprehensive offering of digital marketing technology and solutions, brand awareness, and proprietary processes are the primary factors affecting Creative Realities competitive position.

Major Customers

Creative Realities had two (2) and one (1) customer(s) that accounted for 27.8% and 18.5% of revenue for the years ended December 31, 2020 and 2019, respectively.

Decisions by one or more of these key customers to not renew, terminate or substantially reduce their use of Creative Realities products, technology, services, and platform could substantially slow Creative Realities revenue growth and lead to a decline in revenue. Creative Realities business plan assumes continued growth in revenue, and it is unlikely that Creative Realities will become profitable without a continued increase in revenue.

For the years ended December 31, 2020 and 2019, Creative Realities had sales of $1,058 (6.1% of consolidated sales) and $1,103 (3.5% of consolidated sales), respectively, with 33 Degrees Convenience Connect, Inc., a related party that is approximately 17.5% owned by a member of Creative Realities senior management (“33 Degrees”).

Territories

Creative Realities sell products and services primarily throughout North America.

Employees

Creative Realities have approximately 73 employees as of December 27, 2021. Creative Realities does not have any employees that operate under collective-bargaining agreements.

DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE

GOVERNANCE OF CREATIVE REALITIES

Directors and Executive Officers

Our Board of Directors consists of Dennis McGill (Chairman), Richard Mills (CEO), David Bell, Donald Harris, and Stephen Nesbit.

The following table sets forth the name and position of each of Creative Realities current directors and executive officers.

Name	Age	Positions
Dennis McGill	74	Director (Chairman)
David Bell	77	Director
Donald A. Harris	68	Director
Richard Mills	67	Chief Executive Officer and Director
Stephen Nesbit	69	Director
Will Logan	37	Chief Financial Officer

The biographies of the above-identified individuals are set forth below:

Dennis McGill joined Creative Realities Board of Directors in November 2019. Over the course of a 45-year career, Mr. McGill has served as a director, Chief Executive Officer or Chief Financial Officer of various public and private companies. From June 2015 to October 2017, Mr. McGill served as the President and CEO of ReCommunity Holdings II, Inc., the largest independent recycling processing company in the US, processing over 1.8 million tons of material annually and employing a team of 1,600 members. Mr. McGill served on the Board of Directors for Lighting Science Group Corp. (“LSGC”) from March 2015 to July 2017 while the company was publicly traded. Mr. McGill also served as the LSGC’s Interim Chief Operating Officer from June 2014 to September 2014 and as LSGC’s Interim Chief Financial Officer from July 2014 to December 2014. Mr. McGill joined Pegasus Capital as an operating advisor in December 2014 and remains in that capacity today. Since June 2014, Mr. McGill has also served on the board of directors of DGSE Companies, Inc., a company listed on the NYSE MKT that buys and sells jewelry, diamonds, fine watches, rare coins and currency (“DGSE”). Mr. McGill previously served on the board of directors of DGSE, ReCommunity Holdings, LP and Fiber Composites, LLC and served as the chairman of DGSE’s audit committee. From February 2013 to October 2013, Mr. McGill served as executive vice president and Chief Financial Officer of Heartland Automotive Services, Inc., where he actively participated with the senior management team to develop and roll-out a new business model. From September 2010 to February 2013, Mr. McGill served as executive vice president and Chief Financial Officer of Blockbuster LLC and was responsible for directing and managing various aspects of the Chapter 11 process. From March 2005 to July 2010, Mr. McGill served as executive vice president and Chief Financial Officer of Safety-Kleen Systems, Inc., during which time he led the company’s merger and acquisition efforts and grew the company from $0 to $160 million in EBITDA during his tenure. Mr. McGill holds a Bachelor of Science degree in Finance and Accounting and Master of Business Administration degree from the University of California, Berkeley and is a Certified Public Accountant in the state of California.

David Bell joined Creative Realities Board of Directors in August 2014 in connection with Creative Realities acquisition of Creative Realities, LLC. Mr. Bell brings over 40 years of advertising and marketing industry experience to the board, including serving as CEO of three of the largest companies in the industry–Bozell Worldwide, True North Communications and The Interpublic Group of Companies, Inc. Since 2007, Mr. Bell has led Slipstream Communications, LLC which is an international company providing strategic branding, digital marketing, and public relations services and served as a Senior Advisor to Google Inc. from 2006 to 2009. Mr. Bell previously served as an Operating Advisor at Pegasus Capital Advisors. He is currently a Senior Advisor to AOL and has also served on the boards of multiple publicly traded companies, including Lighting Science Group Corporation and Point Blank Solutions, Inc., and Primedia, Inc., and served as President and CEO of The Interpublic Group of Companies Inc. from 2003 to 2005. Mr. Bell served as an independent director on the Board of Directors of Time, Inc. from June 2014 to January 2018.

Donald A. Harris was appointed to Creative Realities Board of Directors in August 2014 in connection with Creative Realities acquisition of Broadcast International, Inc. He has been President of 1162 Management, and the General Partner of 5 Star Partnership, a private equity firm, since June 2006. Mr. Harris has been President and Chief Executive Officer of UbiquiTel Inc., a telecommunications company organized by Mr. Harris and other investors, since its inception in September 1999 and also its Chairman since May 2000. Mr. Harris served as the President of Comcast Cellular Communications Inc. from March 1992 to March 1997. Mr. Harris received a Bachelor of Science degree from the United States Military Academy and an MBA from Columbia University. Mr. Harris’s experience in the telecommunications industry and his association with private equity funding is valuable to Creative Realities.

Richard Mills is currently Creative Realities Chief Executive Officer and a member of Creative Realities Board of Directors. Mr. Mills possesses over 32 years of industry experience. He was previously Chief Executive Officer of ConeXus World Global, a leading digital media services company, which he founded in 2010, and which was acquired by Creative Realities. Prior to founding ConeXus, Mr. Mills was President and Director at Beacon Enterprise Solutions Group, Inc., a public telecom and technology infrastructure services provider. Previous to that, he joined publicly traded Pomeroy Computer Resources, Inc. in 1993 and served as Chief Operating Officer and a member of the Board of Directors from 1995 until 1999. Mr. Mills helped grow sales at Pomeroy during his time there from $100 million to $700 million. Mr. Mills was also a founder of Strategic Communications LLC.

Stephen Nesbit has been in the digital signage and digital advertising industry for over 20 years. He is currently the Managing Director of Prestonwood Trail Holdings LLC and has provided advisory services for companies in the Digital Signage and Digital Media Industry for the past 10 years. He has directed and advised projects in North America, Europe, Asia proper, Southeast Asia, the Middle East, Australia and Africa. Prior to founding Prestonwood Trail, Mr. Nesbit was the President/COO at Reflect Systems, a prominent software and services company in the Digital Signage business. He joined Reflect after serving as President/COO of MarketForward, the Global Digital Media Division owned by the Publicis Groupe S.A. in Paris France. Mr. Nesbit began his career in Digital Signage as the EVP Global Operations & GM International Business for Next Generation Network. NGN was one of the first Digital Place Based Advertising companies in the industry before its sale to Anschutz Investments where the company changed its name to National Cinemedia (NASDAQ: NCMI). He began his career at IBM in the Data Processing Division holding various field and HQ management positions. Mr. Nesbit also held management and executive positions at Wang Labs and BBN Communications Inc., the communications company that was the original architect of the Internet. Mr. Nesbit holds an undergraduate degree from the University of Notre Dame and earned an MBA from the Indiana University Kelly Graduate School of Business.

Will Logan joined Creative Realities as VP of Finance in November 2017 and was promoted to the position of Chief Financial Officer effective May 16, 2018. From January 2007 until November 2017, Mr. Logan was employed by Ernst & Young in the assurance services group where he primarily served large public companies, including a two-year international rotation in London, UK in the asset management practice. He brings over ten years of experience in SEC reporting, technical accounting matters and Sarbanes-Oxley compliance expertise as well as expertise in initial public offerings, acquisitions and integration. He has B.A. degrees in Accounting and Economics from Bellarmine University and is a Certified Public Accountant.

Under Creative Realities corporate bylaws, all of Creative Realities directors serve for indefinite terms expiring upon the next annual meeting of Creative Realities shareholders.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of Creative Realities business and structure, the Board of Directors focuses primarily on the industry and transactional experience, in addition to any unique skills or attributes associated with a director. With regard to Mr. McGill, the Board of Directors considered his background and experience with running and accelerating growth at public companies. With regard to Mr. Bell, the Board considered his deep experience within the advertising and marketing industries and his prior management of large enterprises. With regard to Mr. Mills, the Board of Directors considered his extensive background and experience in the industry. With regard to Mr. Harris, the Board of Directors considered his extensive experience in the telecommunications industry and association with private equity investors. Finally, with regard to Mr. Nesbit, the Board of Directors considered his extensive experience in the digital signage industry, having run several companies in the industry and acted as a consultant broadly for digital signage companies over the past twenty years.

The Board of Directors has determined that there are presently three “independent” directors as such term is defined in Section 5605(a)(2) of the Nasdaq listing rules, each of whom also meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The directors whom the board has determined to be independent are Messrs. Bell, Harris, and Nesbit.

The Board of Directors has determined that at least two members of the Board, Mr. McGill and Mr. Bell, qualify as an “audit committee financial expert” as that term is defined in Regulation S-K promulgated under the Securities Exchange Act of 1934. Each of Mr. McGill and Mr. Bell’s relevant experience in this regard is detailed above, which includes past employment experience in finance and through various Director roles at public companies, including experience on the Audit Committee for other publicly traded companies. Mr. Bell is deemed to be independent of Creative Realities. The Board of Directors has determined that each director is able to read and understand fundamental financial statements.

Board Committees

Our Board of Directors has created a standing Compensation Committee and Audit Committee. Messrs. Nesbit, Harris, and Bell serve on the Compensation Committee. Messrs. Bell, Harris and Nesbit serve on the Audit Committee. In the case of the Compensation Committee, Mr. Nesbit serves as chair, and in the case of the Audit Committee, Mr. Bell serves as chair. The Board of Directors has determined that at least one member of the Audit Committee, Mr. Bell, is an “audit committee financial expert” as that term is defined in Regulation S-K promulgated under the Securities Exchange Act of 1934. Mr. Bell’s relevant experience in this regard is detailed above. Mr. Bell, Mr. Harris and Mr. Nesbit qualify as “independent” member of the board as described above. The Board of Directors has determined that each director serving on the Audit Committee is able to read and understand fundamental financial statements.

The Board of Directors has not created a separate committee for nomination or corporate governance. Instead, the entire Board of Directors shares the responsibility of identifying potential director-nominees to serve on the Board of Directors. Nevertheless, nominees to serve as directors on Creative Realities Board of Directors are selected by those directors on Creative Realities board who are independent.

Communications with Board Members

Our Board of Directors has provided the following process for shareholders and interested parties to send communications to Creative Realities board and/or individual directors. All communications should be addressed to Creative Realities, Inc., 13100 Magisterial Drive, Ste. 100, Louisville, KY 40223, Attention: Corporate Secretary. Communications to individual directors may also be made to such director at Creative Realities company’s address. All communications sent to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel. Any communications sent to the board in the care of the Corporate Secretary will be reviewed by the Corporate Secretary to ensure that such communications relate to the business of the company before being reviewed by the board.

Independence

The Company does not have a standing nominating committee. Instead, the entire Board of Directors shares the responsibility of identifying potential director-nominees to serve on the Board of Directors. The Board believes the engagement of all directors in this function is important at this time in Creative Realities’ development in light of Creative Realities’ recent acquisition activities.

The Board of Directors has determined that there are presently four “independent” directors as such term is defined in Section 5605(a)(2) of the Nasdaq listing rules, each of whom also meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The directors whom the board has determined to be independent are Messrs. Bell, Harris, and Nesbit.

Code of Ethics

Creative Realities have adopted a Code of Business Conduct and Ethics that applies to all of Creative Realities employees, officers (including Creative Realities principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions) and directors. Creative Realities Code of Business Conduct and Ethics satisfies the requirements of Item 406(b) of Regulation S-K. Creative Realities Code of Business Conduct and Ethics is available, free of charge, upon written request to Creative Realities Corporate Secretary at 13100 Magisterial Drive, Ste. 100, Louisville, KY 40223.

Executive Compensation

Summary Compensation Table

The following table sets forth information concerning the compensation of Creative Realities named executive officers for 2020 and 2019 (table and footnotes in whole dollars):

Name and Principal Position (a)	Years	Salary ($)(b)	Bonus ($)	Stock Awards ($)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Richard Mills	2021	296,152	-	-	-	-	-	296,152
Chief Executive Officer and Director	2020	277,962	-	-	897,600	-	-	1,175,562

Will Logan	2021	223,461	-	-	-	-	-	223,461
Chief Financial Officer	2020	209,735	-	-	448,800	-	-	658,535

(a)	Mr. Mills joined Creative Realities effective October 15, 2015. Mr. Logan joined Creative Realities effective November 6, 2017.

(b)	Effective March 19, 2020 and in response to state and local authorities forcing many businesses to temporarily reduce or cease operations to slow the spread of the COVID-19 pandemic, Creative Realities’ Board of Directors approved a six-month reduction of the salaries of the Chief Executive Officer and Chief Financial Officer by twenty percent (20%), thereby reducing the annualized salaries payable to such officers in 2020 from $330,000 and $249,000, respectively, to $264,000 and $199,200, respectively. The salary reductions were reinstated by thirty-three percent (33%) of the reduced total at each of the following dates: April 5, 2021, July 5, 2021, and October 4, 2021, resulting in actual gross wages of $296,152 and $223,461, respectively, during calendar year 2021.

(c)	There were two tranches of stock options issued to Mr. Mills and Mr. Logan during the year. 50% of the stock options awarded become exercisable in increments of 33 percent of the total shares purchasable under this issuance on June 1 annually, beginning in 2021 and ending in 2023. The fair value of the options on the grant date was $1.87 and was determined using the Black-Scholes model. The values included in the table above represent the number of shares awarded to Mr. Mills (480,000) and Mr. Logan (240,000) multiplied by the grant date fair value of the awards as of the grant date. These calculations exclude any value associated with an equal number of performance restricted stock options issued to both Mr. Mills and Mr. Logan which become exercisable in increments of 33 percent of the total shares purchasable under this issuance on June 1 annually, beginning in 2021 and ending in 2023, subject to satisfying Creative Realities revenue target and earnings before interest, taxes, depreciation and amortization (“EBITDA”) target for the applicable year. In each of calendar years 2020, 2021 and 2022, one-third of the total shares may vest (if the revenue and EBITDA targets are met), and the shares that are subject to vesting each year are allocated equally to each of the revenue and EBITDA targets for such year. These performance options include a catch-up provision, where any options that did not vest during a prior year due to Creative Realities’ failure to meet a prior revenue or EBITDA target may vest in a subsequent vesting year if the revenue or EBITDA target, as applicable, is met in the future year. No value was associated with these awards as of the grant date as the performance metrics had not been deemed to be achieved. The revenue and EBITDA targets for the following years are as follows:

Calendar Year	Revenue Target	EBITDA Target
2020	$32 million	$2.2 million
2021	$35 million	$3.1 million
2022	$38 million	$3.5 million

In addition to the employee stock option plan approved by the Board of Directors in May 2020, the Board of Directors also approved an employee bonus plan pursuant to which certain officers and other employees of Creative Realities would be granted incentive compensation in the form of cash bonuses. In each of the calendar years 2020, 2021 and 2022, Mr. Mills was provided a target bonus of $165, or 50% of his base salary, and Mr. Logan was provided a target bonus of $62, or 25% of his base salary, subject to satisfying the same Company revenue and EBITDA targets for the applicable year on which vesting of performance-based share compensation were set. The Company targets for calendar year 2020 were not met and there was no impact on Creative Realities’ financial statements of those awards during 2020.

The material terms of employment agreements and payments to be made upon a change in control are discussed below, in the narrative following “Employment Agreements.”

Our named executive officers are eligible for retirement benefits on the same terms as non-executives under Creative Realities’ defined contribution 401(k) retirement plan. Employees may contribute pretax compensation to the plan in accordance with current maximum contribution levels proscribed by the Internal Revenue Service. Beginning on April 1, 2018 but suspended indefinitely as of March 19, 2020, Creative Realities began contributing an employer contribution match of 50% of employee wages up to 6%, for an effective match of 3%. Creative Realities reinstated the employer contribution match effective October 4, 2021.

Richard Mills Former Employment Agreement

Creative Realities employed Richard Mills as Creative Realities Chief Executive Officer. Mr. Mills’ employment agreement was initially effective for a two-year term, which automatically renewed for additional one-year periods unless either Creative Realities or Mr. Mills elected not to extend the term. The agreement provided for an initial annual base salary of $270 subject to annual increases but generally not subject to decreases. Mr. Mills’ current annual base salary is $330. Under the agreement, Mr. Mills was eligible to participate in performance-based cash bonus or equity award plans for Creative Realities senior executives. Mr. Mills participated in Creative Realities employee benefit plans, policies, programs, perquisites and arrangements to the extent he meets applicable eligibility requirements. In the event of a termination of employment for good reason, as defined, without cause, as defined, or within 12 months following a change in control, as defined, other than for reason of death, disability or for cause, any of which occur during the first year of Mr. Mills’ employment, Mr. Mills would have been entitled to receive a severance payment equal to six months of his base salary. After the one-year anniversary of his employment (the current term of Mr. Mills’ employment is beyond the one-year anniversary), the severance amount increased to 12 months of then-current base salary. The agreement provided that any severance payments would be paid in installments over the course of the severance. The agreement contained certain non-solicitation and non-competition provisions that continue after employment for a period of one year. The agreement also contained other customary restrictive and other covenants relating to the confidentiality of information, the ownership of inventions and other matters.

Will Logan Former Employment Arrangement

Will Logan, Creative Realities’ Chief Financial Officer, had an at-will employment arrangement with Creative Realities. Mr. Logan’s current annual base salary is $249. Mr. Logan participates in Creative Realities employee benefit plans, policies, programs, perquisites and arrangements to the extent he meets applicable eligibility requirements, and also received the stock options discussed under “Outstanding Equity Awards at Fiscal Year-End” below.

On November 12, 2021, the Creative Realities Board approved employment agreements with each of Richard Mills, Chief Executive Officer of Creative Realities, and Will Logan, Chief Financial Officer of the Company.

Richard Mills Employment Agreement

Creative Realities employs Richard Mills as Creative Realities’ Chief Executive Officer. Mr. Mills and Creative Realities entered into a new employment agreement on November 12, 2021. The employment agreement is effective for a one-year term, which automatically renews for additional one-year periods unless either Creative Realities or Mr. Mills elects not to extend the term of the agreement. The agreement provides for an initial annual base salary of $330, subject to annual increases but generally not subject to decreases. The employment agreement provides that Mr. Mills’ annual base salary adjusts automatically upon the closing of the Merger to $450, subject to annual increases but not generally subject to decreases. Under the agreement, Mr. Mills is eligible to participate in performance-based cash bonus or equity award plans for Creative Realities senior executives. Mr. Mills will participate in Creative Realities employee benefit plans, policies, programs, perquisites and arrangements to the extent he meets applicable eligibility requirements. In the event of a termination of employment for good reason, as defined, without cause, as de-fined, or within 12 months following a change in control, as defined, other than for reason of death, disability or for cause, Mr. Mills will be entitled to receive aggregate severance payments equal to twelve months of his base salary. The agreement provides that any severance payments would be paid in installments over the course of the severance. The agreement contains certain non-solicitation and non-competition provisions that continue after employment for a period of one year. The agreement also contains other customary restrictive and other covenants relating to the confidentiality of information, the ownership of inventions and other matters.

Will Logan Employment Agreement

Creative Realities employs Will Logan as Creative Realities’ Chief Financial Officer. Mr. Logan and Creative Realities entered into an employment agreement on November 12, 2021. The employment agreement is effective for a one-year term, which automatically renews for additional one-year periods unless either Creative Realities or Mr. Logan elects not to extend the term of the agreement. The agreement provides for an initial annual base salary of $249 subject to annual increases but generally not subject to decreases. The employment agreement provides that Mr. Logan’s annual base salary adjusts automatically upon the closing of the Merger to $350, subject to annual increases but not generally subject to decreases, and Mr. Logan will receive a $75 cash bonus upon the closing of the Merger. Under the agreement, Mr. Logan is eligible to participate in performance-based cash bonus or equity award plans for Creative Realities senior executives. Mr. Logan will participate in Creative Realities employee benefit plans, policies, programs, perquisites and arrangements to the extent he meets applicable eligibility requirements. In the event of a termination of employment for good reason, as defined, without cause, as defined, or within 12 months following a change in control, as defined, other than for reason of death, disability or for cause, Mr. Logan will be entitled to receive aggregate severance payments equal to twelve months of his base salary. The agreement provides that any severance payments would be paid in installments over the course of the severance. The agreement contains certain non-solicitation and non-competition provisions that continue after employment for a period of one year. The agreement also contains other customary restrictive and other covenants relating to the confidentiality of information, the ownership of inventions and other matters.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock options and restricted stock awards held by Creative Realities named executive officers as of December 31, 2021:

	Option Awards (a)						Stock Awards
	Number of		Number of Securities				Number	Market value
	Securities		Underlying				of shares	of shares
	Underlying		Unexercised				or units of	or units of
	Unexercised		Options		Option		stock	stock
	Options		(#)		Exercise	Option	that has	that have
	(#)		Non-		Price	Expiration	not vested	not vested
Name	Exercisable		Exercisable		($)	Date	(#)	($)
Richard Mills	160,000	(c)	320,000	(a)	$2.53	6/1/2030	-	-
	-	(d)	480,000	(b)	$2.53	6/1/2030	-	-

Will Logan	19,167	(a)	-	(c)	$8.70	11/6/2027	-	-
	12,500	(b)	4,167	(d)	$7.50	9/20/2028	-	-
	80,000	(c)	160,000	(a)	$2.53	6/1/2030	-	-
	-	(d)	240,000	(b)	$2.53	6/1/2030	-	-

(a)	These stock options become exercisable in increments of 33% of the total shares purchasable under this issuance on June 1 annually, beginning in 2021 and ending in 2023.

(b)	These stock options become exercisable in increments of 33 percent of the total shares purchasable under this issuance on June 1 annually, beginning in 2021 and ending in 2023, subject to satisfying Creative Realities revenue target and earnings before interest, taxes, depreciation and amortization (“EBITDA”) target for the applicable year. In each of calendar years 2020, 2021 and 2022, one-third of the total shares may vest (if the revenue and EBITDA targets are met), and the shares that are subject to vesting each year are allocated equally to each of the revenue and EBITDA targets for such year. These performance options include a catch-up provision, where any options that did not vest during a prior year due to Creative Realities’ failure to meet a prior revenue or EBITDA target may vest in a subsequent vesting year if the revenue or EBITDA target, as applicable, is met in the future year. The revenue and EBITDA targets for the following years are as follows:

Calendar Year	Revenue Target	EBITDA Target
2020	$32 million	$2.2 million
2021	$35 million	$3.1 million
2022	$38 million	$3.5 million

(c)	These stock options become exercisable in increments of 25% of the total shares purchasable under this issuance on November 6 annually, beginning in 2018 and ending in 2021.

(d)	These stock options become exercisable in increments of 25% of the total shares purchasable under this issuance on September 20 annually, beginning in 2019 and ending in 2020.

Director Compensation

On March 13, 2019, Creative Realities’ Board of Directors approved a plan to compensate non-officer directors for their service to Creative Realities in the amount of $25 per year, beginning April 1, 2019, to be issued in either cash or restricted stock vesting immediately upon issuance. Shares of restricted stock were issued quarterly in arrears for service the preceding quarter for a value of $6 per director, with the number of shares issued based on the most recent close price of Creative Realities’ common stock at the end of the previous calendar quarter.

On November 17, 2021, Creative Realities’ Board of Directors approved a plan to compensate non-officer directors as follows:

●	Annual grant of shares of unrestricted common stock of Creative Realities, issuable on November 17, 2021, 2022 and 2023, having an annual value of $24,000, with the per-share price to be determined based upon the closing price of the Company’s common stock as reported on Nasdaq on such issuance date; and

●	An option issuable to each non-executive director to purchase 60,000 shares of Creative Realities common stock (or in the case of Dennis McGill, Chairman of the Creative Realities Board, 75,000 shares), which vest in three equal installments on November 17, 2021, 2022 and 2023, subject to continuing service as a director as of such vesting date. The exercise price of such options is $2.21, the closing price of Creative Realities’ common stock as reported on Nasdaq on the date of adoption of such plan.

The table below sets forth the compensation paid to Creative Realities non-employee directors during 2021:

Director Compensation (table and footnotes in whole dollars)
Name	Fees earned or paid in cash ($)	Stock awards ($) (1)	Option awards ($) (2)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Dennis McGill	–	42,750	130,824	–	–		81,051
David Bell	–	42,750	104,659	–	–	–	26,051
Donald A. Harris	–	42,750	104,659	–	–	–	26,051
Stephen Nesbit	–	42,750	104,659	–	–	–	26,051

(1)	Each director was awarded shares of the Company’s common stock for service having an aggregate value of $6,250 on a quarterly basis in arrears for services completed during the immediately preceding quarter. This arrangement was in place for the first three quarters of 2021, with $18,750 of the total above for each director representing the aggregate value of shares issued on the date of issuance.
(2)	Represents the aggregate grant date fair value of awards vesting in 2021, 2022, and 2023 based on the Black-Scholes value determined as of the November 17, 2021 grant date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Creative Realities’ officers and directors, and persons who own more than ten percent of a registered class of Creative Realities’ equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish Creative Realities with copies of all Section 16(a) forms they file. Based solely on review of the copies of Forms 3 and 4 and amendments thereto furnished to Creative Realities during the fiscal year ended December 31, 2020 and Forms 5 and amendments thereto furnished to Creative Realities with respect to such fiscal year, or written representations that no Forms 5 were required, Creative Realities believes that the following is the list of its officers, directors and greater than ten percent beneficial owners who have failed to file on a timely basis all Section 16(a) filing requirements during the fiscal year ended December 31, 2020: Will Logan 1 late report covering 1 transaction; Richard Mills 1 late report covering 1 transaction; and Donald A. Harris 1 late report covering 1 transaction.

DILUTION

Creative Realities’ net tangible book value as of September 30, 2021 was $(1,133,243), or $(0.09) per share, based on 11,919,460 shares of Creative Realities common stock outstanding as of that date. After giving effect to (i) the issuance of 2,666,667 shares of Creative Realities common stock at the issuance price of $2.00 per share in conjunction with the Merger and Retention Bonus Plan, (ii) the conversion of the convertible related party loans payable into 2,249,347 shares of Creative Realities common stock, and (iii) the net cash proceeds to the Company as a result of the financing activities, Creative Realities’ as adjusted net tangible book value as of September 30, 2021 would have been $251,757, or $0.01 per share. This represents an immediate increase in net tangible book value of $0.10 per share to existing Creative Realities shareholders and immediate dilution of $1.99 per share to Reflect stockholders and Retention Bonus Plan participants receiving shares of Creative Realities common stock in the Merger and the Retention Bonus Plan, as illustrated by the following table:

Estimated issuance price per share		$2.00
Net tangible book value per share as of September 30, 2021	$(0.09)
Increase in net tangible book value per share attributable to Reflect stockholders	$0.10
As adjusted net tangible book value per share after giving effect to the Merger and adoption of Retention Bonus Plan		$0.01
Dilution per share to Reflect stockholders and Retention Bonus Plan participants		$1.99

The table above assumes for illustrative purposes that an aggregate of 2,666,667 shares of Creative Realities common stock are issued at a price of $2.00 per share, the issuance price in conjunction with (i) the Merger Agreement and (ii) the initial issuance price of shares pursuant to the Retention Bonus Plan, as aggregate payments of $5,333,334. Shares of Creative Realities common stock issuable under the Retention Bonus Plan on the Closing having an aggregate value of $333,334 will be valued at $2.00 per share and the share of Creative Realities common stock issuable under the Retention Bonus Plan on the one-year and two-year anniversaries of the Closing having an aggregate value of $333,334 will be valued based on dividing the value of shares issuable on such date divided by the trailing 10-day volume weighed average price (VWAP) of the shares as of such date, which may be more or less than $2.00 per share. As a result, the number of shares issuable may be more or less than the number of shares issuable at $2.00 per share indicated above.

The table above also assumes for illustrative purposes only, as part of the Existing Debt Conversion, that 2,249,347 shares of Creative Realities common stock are issued at a price of $1.10 per share, representing 80% of the closing price of Creative Realities common stock as reported on Nasdaq on December 30, 2021, to convert Creative Realities’ outstanding related party convertible loans payable in the amount of $2,483,279. It is currently intended that the actual number of Creative Realities shares will be valued on a per-share basis equal to 80% of the trailing 10-day volume weighed average price (VWAP) of Creative Realities shares as of the trading day immediately prior to the issuance date, which may be more or less than $1.10 per share. The number of shares issuable may be more or less than 2,249,347 shares as utilized in the calculation above, and the terms of the Existing Debt Conversion, if any, remain subject to change.

A $0.50 increase or decrease in the price at which the shares are issued from the assumed issuance price of $2.00 per share, would increase or decrease, respectively, our as adjusted net tangible book value per share by less than $0.01 per share, and the dilution per share to Reflect stockholders in the Merger and participants in the Retention Bonus Plan by approximately $0.50 per share, after deducting estimated commissions and estimated offering expenses payable by us. The as adjusted information provided above is illustrative only.

The estimated number of shares of Creative Realities common stock to be outstanding immediately after the Merger is based on 16,835,474 shares outstanding as of September 30, 2021 without regard for shares underlying either Creative Realities’ Convertible Secured Special Loan or option awards issued to Creative Realities’ management, and excludes:

●	1,813,809 shares of Creative Realities common stock issuable upon the exercise of stock options outstanding at September 30, 2021 with a weighted average exercise price of approximately $3.48 per share;

●

800,000 shares of Creative Realities common stock issuable upon the exercise of stock options with an exercise price of $2.53 per share awarded to Company management as of June 1, 2020, the exercise of which is contingent upon satisfaction of certain performance metrics between now and December 31, 2022;

●

4,162,962 shares of Creative Realities common stock issuable upon the exercise of outstanding or issuable warrants at September 30, 2021 with a weighted average exercise price of approximately $4.50 per share;

●	shares of Creative Realities common stock that may be issuable upon conversion of a new series of convertible loans payable which may be converted in certain circumstances; and

●	shares of Creative Realities common stock that may be issued or issuable in connection with the Convertible Securities, including shares issuable upon the exercise of any warrants, and the conversion or payment of any principal or accrued interest outstanding under any convertible promissory notes.

As of December 30, 2021, the total number of our outstanding shares of Common Stock was 12,005,129 shares.

To the extent that additional shares are issued pursuant to the foregoing, Reflect stockholders will experience further dilution. In addition, Creative Realities may offer other securities in offerings due to market conditions or strategic considerations. To the extent it issues such securities, investors and Reflect stockholders may experience further dilution.

CREATIVE REALITIES MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Creative Realities included elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates, and assumptions concerning events and financial trends that may affect Creative Realities’ future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Creative Realities, Inc. is a Minnesota corporation that provides innovative digital marketing technology solutions to a broad range of companies, individual brands, enterprises, and organizations throughout the United States and in certain international markets. Creative Realities have expertise in a broad range of existing and emerging digital marketing technologies across a variety of strategic vertical markets, as well as the related media management and distribution software platforms and networks, device and content management, product management, customized software service layers, systems, experiences, workflows, and integrated solutions. Creative Realities technology and solutions include: digital merchandising systems and omni-channel customer engagement systems; content creation, production and scheduling programs and systems; a comprehensive series of recurring maintenance, support, and field service offerings; interactive digital shopping assistants, advisors and kiosks; and, other interactive marketing technologies such as mobile, social media, point-of-sale transactions, beaconing and web-based media that enable Creative Realities customers to transform how they engage with consumers.

Creative Realities’’ main operations are conducted directly through Creative Realities, Inc., and under Creative Realities wholly owned subsidiaries Allure Global Solutions, Inc., a Georgia corporation (“Allure”), and Creative Realities Canada, Inc., a Canadian corporation. Creative Realities other wholly owned subsidiaries, Creative Realities, LLC, a Delaware limited liability company, and ConeXus World Global, LLC, a Kentucky limited liability company, are effectively dormant.

Creative Realities primarily generates revenue in Creative Realities business by:

●	consulting with Creative Realities customers to determine the technologies and solutions required to achieve their specific goals, strategies and objectives;

●	designing Creative Realities customers’ digital marketing experiences, content and interfaces;

●	engineering the systems architecture delivering the digital marketing experiences Creative Realities design – both software and hardware – and integrating those systems into a customized, reliable and effective digital marketing experience;

●	managing the efficient, timely and cost-effective deployment of Creative Realities digital marketing technology solutions for Creative Realities customers;

●	delivering and updating the content of Creative Realities digital marketing technology solutions using a suite of advanced media, content and network management software products; and

●	maintaining Creative Realities customers’ digital marketing technology solutions by: providing content production and related services; creating additional software-based features and functionality; hosting the solutions; monitoring solution service levels; and responding to and/or managing remote or onsite field service maintenance, troubleshooting and support calls.

These activities generate revenue through bundled-solution sales; consulting services, experience design, content development and production, software development, engineering, implementation, and field services; software license fees; and maintenance and support services related to Creative Realities software, managed systems and solutions.

Recent Developments

COVID-19 Pandemic

In January 2020, an outbreak of a new strain of coronavirus, COVID-19, was identified in Wuhan, China. Through the first quarter of 2020, the disease became widespread around the world, and on March 11, 2020, the World Health Organization declared a pandemic. Thereafter, state and local authorities in the United States and worldwide have forced many businesses to temporarily reduce or cease operations to slow the spread of the COVID-19 pandemic.

As a result of the COVID-19 pandemic, Creative Realities experienced rapid and immediate deterioration in its business in each of its key vertical markets. The elective and forced closures of, and implementation of social distancing policies on, businesses across the United States resulted in materially reduced demand and customer budgets for Creative Realities’ services throughout 2020 and into 2021, as its customers purchases Creative Realities’ products and services to engage with their end customers in a physical space through digital technology, particularly in Creative Realities’ theater, sports arena and large entertainment markets. Those conditions resulted in downward revisions of Creative Realities’ internal forecasts on current and future projected earnings and cash flows, resulting in a non-cash impairment loss of $10,646 recorded during the first quarter of 2020 and reduced liquidity as described below.

While Creative Realities has experienced an intense curtail in demand, its long-term outlook for the digital signage industry remains strong and it believes that the COVID-19 pandemic has accelerated the long-term adoption of digital solutions.

Semiconductor Chip Shortage

Creative Realities’ suppliers of digital displays, the primary hardware component in Creative Realities’ digital systems, have informed Creative Realities that, due to semiconductor chip shortages in the industry, such suppliers expect delays and potentially increased costs for Creative Realities to obtain digital displays necessary to fulfill and install Creative Realities’ digital solutions. Historically, such digital displays have been readily available for purchase and delivery, to be purchased by Creative Realities from distributors from such distributor’s existing inventory. Such delays will likely result in a longer sales cycles and prolonged periods in which Creative Realities will be able to recognize revenues compared to historical time periods. The increased costs for such displays may also reduce the margins in which Creative Realities has received on account of the purchase and installation of such displays as part Creative Realities’ digital signage product offerings. Although Creative Realities believes that such shortage will be alleviated by the end of the calendar year, Creative Realities is unable to confirm how long such delays may exist, the effect such delays and increased demand may have on the cost to procure such digital screens, or the adverse impacts on Creative Realities’ financial results.

Sources of Revenue

Creative Realities primarily generates revenue through digital marketing solution sales, which include system hardware, professional and implementation services, software design and development, software licensing, deployment, and maintenance and support services.

Creative Realities currently markets and sells Creative Realities technology and solutions primarily through Creative Realities’ sales and business development personnel, but Creative Realities also utilizes agents, strategic partners, and lead generators who provide Creative Realities with access to additional sales, business development and licensing opportunities.

Expenses

Creative Realities’ expenses are primarily comprised of three categories: sales and marketing, research and development, and general and administrative. Sales and marketing expenses include salaries and benefits for Creative Realities sales, business development, solution management and marketing personnel, and commissions paid on sales. This category also includes amounts spent on marketing networking events, promotional materials, hardware and software to prospective new customers, including those expenses incurred in trade shows and product demonstrations, and other related expenses. Creative Realities research and development expenses represent the salaries and benefits of those individuals who develop and maintain Creative Realities proprietary software platforms and other software applications Creative Realities design and sell to Creative Realities customers. Creative Realities general and administrative expenses consist of corporate overhead, including administrative salaries, real property lease payments, salaries and benefits for Creative Realities corporate officers and other expenses such as legal and accounting fees.

Critical Accounting Policies and Estimates

Creative Realities’ significant accounting policies are described in Note 2 Summary of Significant Accounting Policies of Creative Realities’ Condensed Consolidated Financial Statements included elsewhere in this Registration Statement. The Company’s Condensed Consolidated Financial Statements are prepared in conformity with accounting principles generally accepted in the United States. Certain accounting policies involve significant judgments, assumptions, and estimates by management that could have a material impact on the carrying value of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Creative Realities’ actual results could differ from those estimates.

Results of Operations

Note: All dollar amounts reported in Results of Operations are in thousands, except per-share information.

Three Months Ended September 30, 2021 Compared to Three Months Ended September 30, 2020

The tables presented below compare Creative Realities results of operations and present the results for each period and the change in those results from one period to another in both dollars and percentage change.

	For the three months ended September 30,		Change
	2021	2020	$	%
Sales	$4,753	$5,107	$(354)	-7%
Cost of sales	2,406	2,663	(257)	-10%
Gross profit	2,347	2,444	(97)	-4%
Sales and marketing expenses	330	411	(81)	-20%
Research and development expenses	226	229	(3)	-1%
General and administrative expenses	1,848	1,849	(1)	0%
Depreciation and amortization expense	347	377	(30)	-8%
Total operating expenses	2,751	2,866	(115)	-4%
Operating (loss)	(404)	(422)	18	-4%
Other income/(expenses):
Interest expense	(186)	(265)	79	-30%
Gain on settlement of debt	256	114	142	-125%
Other income/(expense)	(8)	(13)	5	-38%
Total other income/(expense)	62	(164)	226	-138%
Net income/(loss) before income taxes	(342)	(586)	244	-42%
Provision from income taxes	(1)	1	(2)	-200%
Net income/(loss)	$(343)	$(585)	242	-41%

Sales

Sales decreased by $354, or 7%, during the three months ended September 30, 2021 as compared to the same period in 2020 primarily driven by a reduction of $635 in hardware sales resulting from limited supply chain availability of semiconductor chips delaying the delivery of digital displays and media players to Creative Realities, combined with a reduction in Safe Space Solutions hardware in 2021 following wide distribution of the COVID-19 vaccine. These reductions were partially offset by an increase in installation activity related to a continued customer rollout of previously purchased hardware. The supply disruption for digital displays prevented Creative Realities from delivery of hardware and execution of installation activities during the quarter. As of September 30, 2021, Creative Realities had customer purchase orders for equipment and installation activities in excess of $1,200 which were delayed as a result of product availability. Creative Realities expects to experience continued disruptions and delays related to fulfillment of inventory purchases from vendors throughout the remainder of 2021, which may impact its results for the remainder of 2021. Creative Realities expects a full recovery in the timely availability of equipment during the first half of 2022. During the three months ended September 30, 2021 and 2020, sales  of the Safe Space Solutions products and services (inclusive of the portion of revenue recognized during the three months ended September 30, 2021 related to annual contracts sold in prior periods), were $182 and $2,067, respectively.

Gross Profit

Gross profit decreased $97, or 4% during the three months ended September 30, 2021 as compared to the same period in 2020 driven by the decrease in sales but offset by an increase in gross profit margin. Gross profit margin increased to 49.4% in 2021 from 47.9% during the same period in 2020 as a result of an increase in managed services as a percentage of total revenue during the period and headcount reductions in personnel servicing customers as a result of cost reductions executed throughout 2020.

Sales and Marketing Expenses

Sales and marketing expenses generally include the salaries, taxes, and benefits of Creative Realities’ sales and marketing personnel, as well as trade show activities, travel, and other related sales and marketing costs. Sales and marketing expenses decreased by $81, or 20%, in 2021 compared to 2020. The decrease was driven by $50 of Employee Retention Credits related to the retention and payment of salaries to sales personnel during the period. The remaining reduction was the result of reduced commissions and bonuses.

Research and Development Expenses

Research and development expenses generally include personnel and development tools costs associated with the continued development of Creative Realities’ content management systems and other related application development. Research and development decreased by $3, or 1%, in 2021 compared to 2020. The decrease was driven by $49 of Employee Retention Credits related to the retention and payment of salaries to sales personnel throughout 2020 and the three months ended September 30, 2021, partially offset by increased headcount as Creative Realties began re-investment into its content management platforms.

General and Administrative Expenses

Total general and administrative expenses were flat for the three months ended September 30, 2021 as compared to the same period in 2020. There was a decrease of $186 from Employee Retention Credits related to the retention and payment of salaries to sales personnel during the period, offset by $95 in expenses related to one-time deal and transaction expenses and an increase of $83 in non-cash stock compensation expenses from employee stock option awards with time and performance-based vesting.

Depreciation and Amortization Expenses

Depreciation and amortization expenses decreased by $30, or 8%, in 2021 compared to 2020. This decrease was the result of a trade name asset becoming fully amortized during 2020, while no amortization was recorded during the three months ended September 30, 2021.

Interest Expense

See Note 8 Loans Payable to the Condensed Consolidated Financial Statements for a discussion of Creative Realities’ debt and related interest expense obligations.

Gain on Settlement of Debt

During the three months ended September 30, 2021 the statute of limitations passed related to the remaining liability on a lease abandoned by Creative Realities in 2015, resulting in a gain of $256.

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

The tables presented below compare Creative Realities results of operations and present the results for each period and the change in those results from one period to another in both dollars and percentage change.

	For the Nine Months Ended September 30,		Change
	2021	2020	$	%
Sales	$13,034	$12,467	$567	5%
Cost of sales	6,578	6,599	(21)	0%
Gross profit	6,456	5,868	588	10%
Sales and marketing expenses	834	1,209	(375)	-31%
Research and development expenses	455	787	(332)	-42%
General and administrative expenses	5,623	6,340	(717)	-11%
Bad debt (recovery) / expense	(463)	830	(1,293)	-156%
Depreciation and amortization expense	1,035	1,123	(88)	-8%
Goodwill impairment	-	10,646	(10,646)	-100%
Total operating expenses	7,484	20,935	(13,451)	-64%
Operating (loss)	(1,028)	(15,067)	14,039	-93%
Other income / (expenses):
Interest expense	(617)	(752)	135	-18%
Change in fair value of Convertible Loan	166	(702)	868	-124%
Gain on settlement of debt	3,449	155	3,294	2,125%
Loss on disposal of assets	-	(13)	13	-100%
Other income/(expense)	(7)	(13)	6	-46%
Total other income/(expense)	2,991	(1,312)	4,303	-328%
Net income/(loss) before income taxes	1,963	(16,379)	18,342	-112%
Provision from income taxes	(9)	152	(161)	-106%
Net income/(loss)	$1,954	$(16,227)	18,181	-112%

Sales

Sales increased by $567, or 5%, in the nine months ended September 30, 2021 as compared to the same period in 2020 driven by an increase of $509 in hardware sales as compared to the same period in 2020, despite a decrease of $1,385 in the sale of Creative Realities’ Safe Space Solutions products, which launched in April 2020. Core digital signage sales expanded by $976 in the period despite constraints from further growth due to limited supply chain availability of semiconductor chips delaying the delivery of digital displays and media players to Creative Realities. The supply disruption for digital displays prevented Creative Realities from delivery of hardware and execution of installation activities during the quarter. As of September 30, 2021, Creative Realities had customer purchase orders for equipment and installation activities in excess of $1,200 which were delayed as a result of product availability. Creative Realities expects to experience continued disruptions and delays related to fulfillment of inventory purchases from vendors throughout the remainder of 2021, which may impact its results for the remainder of 2021. Creative Realities expects a full recovery in the timely availability of equipment during the first half of 2022.

Gross Profit

Gross profit increased $588, or 10%, during the nine months ended September 30, 2021 as compared to the same period in 2020, driven by both an increase in sales, which contributed $322 of incremental gross profit on a constant gross profit margin basis, and an increase in gross profit margin, which contributed $266 of incremental gross profit. Gross profit margin increased to 49.5% from 47.1% driven primarily by increased hardware margins driven by increased purchasing power with distributors as our purchases of digital displays have increased.

Sales and Marketing Expenses

Sales and marketing expenses generally include the salaries, taxes, and benefits of Creative Realities’ sales and marketing personnel, as well as trade show activities, travel, and other related sales and marketing costs. Sales and marketing expenses decreased by $375, or 31%, in 2021 compared to 2020. The decrease was driven by $232 of Employee Retention Credits related to the retention and payment of salaries to sales personnel throughout 2020 and the nine months ended September 30, 2021. The remaining reduction was the result of reduced personnel costs, partially offset by an increase of $78 on trade show activity and related travel costs following a return to participation in industry trade shows and events after the elimination of such costs in 2020 as a result of the COVID-19 pandemic.

Research and Development Expenses

Research and development expenses generally include personnel and development tools costs associated with the continued development of Creative Realities’ content management systems and other related application development. Research and development decreased by $332, or 44%, in 2021 compared to 2020. The decrease was driven by $196 of Employee Retention Credits related to the retention and payment of salaries to sales personnel throughout 2020 and the nine months ended September 30, 2021. The remaining reduction was the result of reduced personnel costs following the reduction of personnel and salary reductions implemented throughout 2020.

General and Administrative Expenses

Total general and administrative expenses decreased by $717, or 11%, in 2021 compared to 2020. The decrease was driven by $694 of Employee Retention Credits related to the retention and payment of salaries to sales personnel throughout 2020 and the nine months ended September 30, 2021. Excluding the consideration of those Employee Retention Credits recorded in the period, total general and administrative expenses decreased $23, or 0%, during the nine months ended September 30, 2021 as compared to the same period in 2020. The comparable year-over-year expenses included reductions of (a) $157 in non-ERC-related personnel costs, including salaries, benefits, and travel-related expenses, (b) $280 in rent expense following closure, downsizing, or restructuring of four leases during 2020, and (c) reductions in legal expenses of $255 following settlement of the Amended and Restated Seller Note, partially offset by an increase in stock compensation amortization expense of $849 related to incremental employee and directors’ awards granted during 2020 which are being amortized over a nineteen (19) month remaining vesting period based on the grant date fair value calculated using the Black Scholes method. Personnel costs were reduced following completion of a reduction-in-force and salary reductions for remaining personnel in March 2020.

Bad Debt

Expenses related to Creative Realities’ allowance for bad debts decreased by $1,293, or 156%, for the nine months ended September 30, 2021 compared to 2020. This decrease was primarily driven by a cash recovery of $555 related to a customer bankruptcy for which Creative Realities previously recorded a reserve during the three months ended June 30, 2020.

Goodwill impairment

See Note 7 Intangible Assets, Including Goodwill to the Condensed Consolidated Financial Statements for a discussion of Creative Realities’ interim impairment test and the non-cash impairment charge recorded.

Depreciation and Amortization Expenses

Depreciation and amortization expenses decreased by $88, or 8%, in 2021 compared to 2020. This decrease was the result of a trade name asset becoming fully amortized during 2020, while no amortization was recorded during the nine months ended September 30, 2021.

Interest Expense; Change in fair value of Convertible Loan

See Note 8 Loans Payable to the Condensed Consolidated Financial Statements for a discussion of Creative Realities’ debt and related interest expense obligations.

Creative Realities updated its fair value analysis of the Convertible Loan quarterly, resulting in recognition of a $166 gain and a $702 loss during the nine months ended September 30, 2021 and 2020, respectively. See Note 8 Loans Payable to the Condensed Consolidated Financial Statements for a discussion of Creative Realities’ Convertible Loan.

Gain on Settlement of Debt

On January 11, 2021, Creative Realities received a notice from Old National Bank regarding forgiveness of the loan in the principal amount of $1,552 (the “PPP Loan”) that was made pursuant to the Small Business Administration Paycheck Protection Program under the Coronavirus Aid, Relief and Economic Security Act of 2020. According to such notice, the full principal amount of the PPP Loan and the accrued interest have been forgiven, resulting in a gain of $1,552 during the three months ended March 31, 2021.

On May 13, 2021, Creative Realities and Seller entered into a settlement agreement wherein neither party admitted liability, and Creative Realities agreed to pay, and Seller agreed to accept, $100 as settlement in full for the outstanding balance of principal and accrued interest under the Amended and Restated Seller Note and a mutual release of all claims related to the Amended and Restated Seller Note and sale transaction under the Allure Purchase Agreement and all related agreements.

As a result of this settlement, the full principal amount of the Amended and Restated Seller Note and the accrued interest have been eliminated, resulting in a gain in the Condensed Consolidated Financial statements of $1,624, representing $1,538 related to the Amended and Restated Seller Note and $86 of related interest thereon, during the three months ended June 30, 2021.

During the three months ended September 30, 2021 the statute of limitations passed related to the remaining liability on a lease abandoned by the Company in 2015, resulting in a gain of $256.

Summary Unaudited Quarterly Financial Information

The following represents unaudited financial information derived from Creative Realities’ quarterly financial statements:

	Quarters Ended
Quarters ended	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Net sales	$4,753	$3,277	$5,004	$4,990	$5,107
Cost of sales	2,406	1,402	2,770	2,737	2,663
Gross profit	2,347	1,875	2,234	2,253	2,444
Operating expenses, excluding depreciation and amortization	2,404	1,942	2,103	2,886	2,489
Depreciation/amortization	347	344	344	351	377
Operating income (loss)	(404)	(411)	(213)	(1,002)	(422)
Other expenses/(income)	(62)	1,443	(1,486)	(379)	164
Income tax expense/(benefit)	1	7	1	(6)	(1)
Net income (loss)	$(343)	$1,025	$1,272	$(617)	$(585)

Supplemental Operating Results on a Non-GAAP Basis

The following non-GAAP data, which adjusts for the categories of expenses described below, is a non-GAAP financial measure. Creative Realities management believes that this non-GAAP financial measure is useful information for investors, shareholders and other stakeholders of Creative Realities in evaluating Creative Realities results of operations on an ongoing basis. Creative Realities believe that earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is a performance measure and not a liquidity measure, and therefore a reconciliation between net loss/income and EBITDA and Adjusted EBITDA, which is calculated by removing the impact of non-recurring and primarily non-cash transactions from EBITDA, has been provided. Neither EBITDA nor Adjusted EBITDA should be considered as an alternative to net loss/income as an indicator of performance, or as an alternative to cash flows from operating activities as an indicator of cash flows, in each case as determined in accordance with GAAP, or as a measure of liquidity. In addition, neither EBITDA nor Adjusted EBITDA takes into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. Creative Realities do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP. These non-GAAP measures should be read only in conjunction with Creative Realities consolidated financial statements prepared in accordance with GAAP.

	Quarters Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
Quarters ended	2021	2021	2021	2020	2020
GAAP net income (loss)	$(343)	$1,025	$1,272	$(617)	$(585)
Interest expense:
Amortization of debt discount	29	29	72	85	85
Other interest, net	158	153	177	186	179
Depreciation/amortization:
Amortization of intangible assets	139	139	140	139	161
Amortization of finance lease assets	-	-	4	3	5
Amortization of share-based awards	329	329	512	250	248
Depreciation of property, equipment & software	208	205	200	209	212
Income tax expense/(benefit)	1	7	1	(6)	(1)
EBITDA	$521	$1,887	$2,378	$249	$304
Adjustments
Change in fair value of Special Loan	-	-	(166)	(609)	-
Gain on settlement of obligations	(256)	(1,628)	(1,565)	(54)	(114)
Loss on disposal of assets	-	-	-	-	13
Loss on lease termination	-	-	-	18	-
Stock-based compensation – Director grants	27	27	27	27	25
Adjusted EBITDA	$292	$286	$674	$(369)	$228

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The tables presented below compare Creative Realities results of operations from one period to another, and present the results for each period and the change in those results from one period to another in both dollars and percentage change.

	Year Ended December 31,		Change
	2020	2019		%
Sales	$17,457	$31,598	$(14,141)	-45%
Cost of sales	9,336	17,859	(8,523)	-48%
Gross profit	8,121	13,739	-5,618	-41%
Sales and marketing expenses	1,676	2,344	(668)	-28%
Research and development expenses	1,083	1,413	(330)	-23%
General and administrative expenses	9,293	9,092	201	2%
Depreciation and amortization expense	1,474	1,250	224	18%
Lease termination expense	18	-	18	100%
Loss on disposal of assets	13	-	13	100%
Goodwill impairment	10,646	-	10,646	100%
Earnout liability	-	(250)	250	-100%
Total operating expenses	24,203	13,849	10,354	75%
Operating loss	(16,082)	(110)	(15,959)	14,508%
Other income/(expenses):
Interest expense	(1,023)	(831)	(192)	23%
Change in fair value of warrant liability	-	21	(21)	-100%
Gain on settlement of debt	209	2,046	(1,837)	-90%
Loss on fair value of debt	(93)	-	(93)	-100%
Other income/(expense)	(13)	5	(18)	-360%
Total other income/(expense)	(920)	1,241	(2,174)	-175%
Net income/(loss) before income taxes	(17,002)	1,131	(18,133)	-1,603%
Income tax benefit/(expense)	158	(93)	251	-270%
Net income/(loss)	$(16,844)	$1,038	$(17,882)	-1,723%

Sales

Sales decreased by $14,141, or 45% in 2020 compared to the same period in 2019 driven by reductions in (1) installation services of $4,962 following a significant increase in suspended, delayed, and cancelled customer projects, initiatives, and capital expenditures as a direct result of the COVID-19 pandemic, (2) software development services of $8,754 which included non-recurrence of approximately $7,937 of 2019 revenue related to software development and licensing arrangements, and (3) management services of $1,186 related to contracts with customers which were partially or permanently closed during the year. Reductions in year over year core digital signage business were partially offset by $3,535 of revenue generated from Creative Realities Safe Space Solutions products and services during the year ended December 31, 2020 following launch of the suite of products at the end of April 2020.

Gross Profit

Gross profit decreased $5,618 in absolute dollars to $8,121 in 2020 from $13,739 in 2019, or 41% driven by reductions in revenue which were partially offset by an increase in gross margin to 46.5% in 2020 from 43.5% in 2019. The increase in gross margin relates to the sales of Safe Space Solutions products and a higher percentage of managed services revenue to consolidated revenue.

Sales and Marketing Expenses

Sales and marketing expenses generally include the salaries, taxes, and benefits of Creative Realities sales and marketing personnel, as well as trade show activities, travel, and other related sales and marketing costs. Sales and marketing expenses decreased by $668, or 28%, for the year ended December 31, 2020 as compared to the same period in 2019 driven by a $662 reduction in personnel costs as the result of reduced headcount and salary reductions in March 2020, combined with reduced spend on trade show activity and related travel costs following the cancellation of several key industry events as a result of the COVID-19 pandemic. Creative Realities anticipate that Creative Realities sales and marketing expenses will continue to be significantly lower than those incurred in 2019 as trade shows and industry events planned for throughout 2021 have been suspended, delayed, or completely cancelled. Creative Realities further anticipate Creative Realities sales personnel will continue to incur reduced travel costs during the extended pandemic period and utilize virtual meeting technology more commonly moving forward.

Research and Development Expenses

Research and development expenses decreased by $330, or 23%, for the year ended December 31, 2020 as compared to the same period in 2019 as the result of a reduction in personnel costs during the period following reduced headcount and salary reductions in March 2020.

General and Administrative Expenses

Total general and administrative expenses increased by $201, or 2%, for the year ended December 31, 2020 as compared to the same period in 2019 from $9,092 to $9,293. Personnel costs, including salaries, benefits, and travel-related expenses, decreased by $1,109 in 2020, partially offset by an increase in stock compensation amortization expense of $273 related to incremental employee and directors’ awards during 2020 which are being amortized over the thirty-six (36) month vesting period based on the grant date fair value calculated using the Black Scholes method. Personnel costs were reduced following completion of a reduction-in-force and salary reductions for remaining personnel in March 2020. The reductions in personnel costs were offset by increases in (1) incremental reserve for bad debts of $616 primarily driven by a customer bankruptcy, (2) legal and deal costs of approximately $500 related to Creative Realities offering process and ongoing litigation efforts discussed in Note 9 Commitments and Contingencies to the Consolidated Financial Statements, and (3) insurance costs, including director and officer related coverage which is experiencing significant tightening in the most recent twenty-four months.

Depreciation and Amortization Expenses

Depreciation and amortization expenses increased by $224, or 18%, for the year ended December 31, 2020 as compared to the same period in 2019 driven by a combination of an increased intangible asset base and increased capitalized costs related to the continued development of Creative Realities software products since the acquisition of Allure.

Lease Termination Expense

On December 31, 2020, Creative Realities exited Creative Realities office facilities located in Dallas, TX. In ceasing use of these facilities, Creative Realities recorded a one-time non-cash charge of $18. There were no such lease terminations during 2019.

Goodwill impairment

See Note 7 Intangible Assets, Including Goodwill to the Consolidated Financial Statements for a discussion of Creative Realities’ interim impairment test and the non-cash impairment charge recorded.

Gain on Earnout Liability

The Company completed an updated fair value analysis at December 31, 2019 of the contingent consideration earnout liability initially recorded at $250 in the opening balance sheet at the time of the Allure Acquisition on November 20, 2018. As a result of that analysis, Creative Realities concluded the fair value of the liability was $0, resulting in a gain of $250 in 2019.

Interest Expense

See Note 8 Loans Payable to the Consolidated Financial Statements for a discussion of Creative Realities’ debt and related interest expense obligations.

Change in Fair Value of Warrant Liability

All of Creative Realities’ outstanding warrants classified as liabilities expired during 2019. See Note 5 Fair Value Measurement to the Consolidated Financial Statements for a discussion of Creative Realities’ non-cash change in Warrant Liability.

Gain on Settlement of Obligations

During the year ended December 31, 2020, Creative Realities settled and/or wrote off obligations of $348 for aggregate cash payments of $139 and recognized a gain of $209 related to legacy accounts payable deemed to no longer be legal obligations to vendors.

During the year ended December 31, 2019, Creative Realities settled and/or wrote off obligations of $3,178 for $1,132 cash payment and recognized a gain of $2,046. $1,619 of this gain related to settlement of legacy sales commissions due to a third party vendor which were settled with a cash payment of $1,100 during the three-months ended December 31, 2019. The remaining settlements related to legacy accounts payable deemed to no longer be legal obligations to vendors.

Supplemental Operating Results on a Non-GAAP Basis

The following non-GAAP data, which adjusts for the categories of expenses described below, is a non-GAAP financial measure. Creative Realities management believes that this non-GAAP financial measure is useful information for investors, shareholders and other stakeholders of Creative Realities Company in gauging Creative Realities results of operations on an ongoing basis. Creative Realities believe that EBITDA is a performance measure and not a liquidity measure, and therefore a reconciliation between net loss/income and EBITDA and Adjusted EBITDA has been provided. EBITDA should not be considered as an alternative to net loss/income as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of cash flows, in each case as determined in accordance with GAAP, or as a measure of liquidity. In addition, EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. Creative Realities do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP. These non-GAAP measures should be read only in conjunction with Creative Realities Consolidated Financial Statements prepared in accordance with GAAP.

		Quarters Ended
	Year Ended	December 31,	September 30,	June 30	March 31,
Quarters ended	2020	2020	2020	2020	2020
GAAP net loss	$(16,844)	$(617)	$(585)	$(2,459)	$(13,183)
Interest expense:
Amortization of debt discount	339	85	85	84	85
Other interest, net	683	186	179	176	142
Depreciation/amortization:
Amortization of intangible assets	617	139	161	158	159
Amortization of finance lease assets	20	3	5	5	7
Amortization of share-based awards	617	250	248	100	19
Depreciation of property, equipment & software	837	209	212	216	200
Income tax expense/(benefit)	(158)	(6)	(1)	4	(155)
EBITDA	$(13,889)	$249	$304	$(1,716)	$(12,726)
Adjustments
Change in fair value of Special Loan	93	(609)	-	551	151
Gain on settlement of obligations	(209)	(54)	(114)	(1)	(40)
Loss on disposal of assets	13	-	13	-	-
Loss on lease termination	18	18	-	-	-
Loss on goodwill impairment	10,646	-	-	-	10,646
Stock-based compensation – Director grants	102	27	25	19	31
Adjusted EBITDA	$(3,226)	$(369)	$228	$(1,147)	$(1,938)

		Quarters ended
	Year Ended	December 31,	September 30,	June 30,	March 31,
	2019	2019	2019	2019	2019
GAAP net income/(loss)	$1,038	$563	$242	$417	$(184)
Interest expense:
Amortization of debt discount	524	105	105	158	156
Other interest, net	306	109	94	55	48
Depreciation/amortization	1,250	378	278	308	286
Income tax expense/(benefit)	93	128	51	(107)	21
EBITDA	$3,211	$1,283	$770	$831	$327
Adjustments
Change in warrant liability	(21)	-	-	(22)	1
Gain on settlement of obligations	(2,051)	(1,632)	(406)	(6)	(7)
Gain on earnout liability	(250)	(250)	-	-	-
Stock-based compensation	447	52	62	291	42
Adjusted EBITDA	$1,336	$(547)	$426	$1,094	$363

Liquidity and Capital Resources

See Note 1 Nature of Organization and Operations to the accompanying Condensed Consolidated Financial Statements for a detailed discussion of liquidity and financial resources.

Operating Activities

The cash flows used in operating activities were ($367) and ($4,110) for the nine months ended September 30, 2021 and 2020, respectively. Creative Realities produced net income during the nine months ended September 30, 2021 of $1,954, which was primarily reduced via addback of the gain on forgiveness of Creative Realities’ PPP Loan in the amount of $1,552 and gain on the settlement of obligations in the amount of $1,624, representing $1,538 related to the Seller Note and $86 of related interest thereon, partially offset by an addback for depreciation and amortization, including amortization of debt discount and stock based compensation, of $2,417. The change in cash flows used in operations year-over-year was driven primarily by the current year gains on settlement of the Seller Note and forgiveness of the PPP loan, combined with a reduction in prepaid assets.

The cash flows used in operating activities were $3,530 and $970 for the years ended December 31, 2020 and 2019, respectively. The majority of the cash consumed by operations for both periods was attributed to our net losses. For the years ended December 31, 2020 and 2019, Creative Realities’ net loss was $17,053 and $1,008 when adjusted for gain on settlements of obligations, respectively. The cash flows used in operating activities were further driven by Creative Realities’ increase in inventory on hand as a result of the launch of Creative Realities’ Safe Space Solutions product suite, partially offset by non-cash charges of $93, $2,531, and $10,646 related to (1) fair value of our Special Loan, (2) depreciation and amortization expenses, and (3) impairment charge related to goodwill, respectively, combined with an increase of $613 in allowance for doubtful accounts primarily as a result of a customer bankruptcy.

Investing Activities

Net cash used in investing activities during the nine months ended September 30, 2021 was $432 compared to $559 during the same period in 2020. The use of cash in both periods represents payments made for capital assets, primarily related to the capitalization of both internal and external software development. Creative Realities currently does not have any material commitments for capital expenditures as of September 30, 2021; however, it anticipates an increase in its capital expenditures of approximately $430 in excess of its historical trends throughout the balance of 2021 to maintain and enhance the software platform for Creative Realities customers and to enhance revenue generating activities through the platform.

Net cash used in investing activities during the year ended December 31, 2020 was $657 as compared to $687 for the same period in 2019. Uses of cash in the current and prior period relate primarily to internal and external costs associated with software development. Creative Realities currently does not have any material commitments for capital expenditures as of December 31, 2020, nor does it anticipate any significantly expanding its expenditures for investing in 2021.

Financing Activities

Net cash provided by financing activities during the nine months ended September 30, 2021 and 2020 were $1,745 and $2,990, respectively. On February 18, 2021, Creative Realities entered into a securities purchase agreement with an institutional investor for the issuance and sale of Creative Realities common stock. The net proceeds from the Offering after paying estimated offering expenses were approximately $1,849. These proceeds were partially offset by the settlement payment of $100 on the Seller Note. The 2020 proceeds were driven by the Creative Realities’ receipt of a $1,552 Paycheck Protection Program loan, execution of sales via an at-the-market offering of $1,335, and the exercise of 27,600 warrants.

Net cash provided by financing activities during the years ended December 31, 2020 and 2019 was $3,479 and $1,473, respectively. The increase was driven by our receipt of a PPP Loan of $1,552 and proceeds from Creative Realities’ at-the-market offering of $1,832, partially offset by no debt proceeds during the year.

On March 7, 2021, Creative Realities refinanced its current debt facilities with Slipstream Communications, LLC (“Slipstream”), pursuant to an Amended and Restated Credit and Security Agreement (the “Credit Agreement”). The debt facilities continue to be fully secured by all assets of Creative Realities. The maturity date (“Maturity Date”) on the outstanding debt and new debt was extended to March 31, 2023. The Credit Agreement (i) provides $1,000 of availability under a line of credit (the “Line of Credit”), (ii) consolidates Creative Realities existing term and revolving line of credit facilities into a new term loan (the “New Term Loan”) having an aggregate principal balance of approximately $4,550 (including a 3.0% issuance fee capitalized into the principal balance), (iii) increases the outstanding special convertible term loan (the “Convertible Loan”) to approximately $2,280 (including a 3.0% issuance fee capitalized into the principal balance), and (iv) extinguishes the outstanding obligations owed with respect to a $264 existing disbursed escrow loan in exchange for shares of Creative Realities’ common stock (the “Disbursed Escrow Conversion Shares”), valued at $2.718 per share (the trailing 10-day VWAP as reported on the Nasdaq Capital Market as of the date of execution of the Credit Agreement). The Line of Credit and Convertible Loan accrue interest at 10% per year, and the New Term Loan accrues interest at 8% per year.

The New Term Loan requires no principal payments until the Maturity Date, and interest payments are payable on the first day of each month until the Maturity Date. All interest payments owed prior to October 1, 2021 are payable as PIK payments, or increases to the principal balance of the New Term Loan only.

The Line of Credit and Convertible Loan require payments of accrued interest payable on the first day of each month through April 1, 2022. All such interest payments made prior to October 1, 2021 are payable as PIK payments, or increases to the principal balances under the Line of Credit and Convertible Loan only. No principal payments are owed under the Line of Credit or Convertible Loan until April 1, 2022, at which time all principal and interest on each of the Line of Credit and Convertible Loan will be paid in monthly installments until the Maturity Date to fully amortize outstanding principal by the Maturity Date.

All payments of interest (other than PIK payments) and principal on the Line of Credit and Convertible Loan may be paid, in Creative Realities’ sole discretion, in shares of Creative Realities’ Common Stock (the “Payment Shares,” and together with the Disbursed Escrow Conversion Shares, the “Shares”). The Payment Shares will be valued on a per-Share basis at 70% of the VWAP of Creative Realities’ shares of common stock as reported on the Nasdaq Capital Market for the 10 trading days immediately prior to the date such payment is due; provided that the Payment Shares shall not be valued below $0.50 per Share (the “Share Price”).

The Credit Agreement limits Creative Realities’ ability to issue Shares as follows (the “Exchange Limitations”): (1) The total number of Shares that may be issued under the Credit Agreement will be limited to 19.99% of Creative Realities’ outstanding shares of common stock on the date the Credit Agreement is signed (the “Exchange Cap”), unless stockholder approval is obtained to issue shares in excess of the Exchange Cap; (2) if Slipstream and its affiliates (the “Slipstream Group”) beneficially own the largest ownership position of shares of Company common stock immediately prior to the proposed issuance of Payment Shares and such shares are less than 19.99% of the then-issued and outstanding shares of Company common stock, the issuance of such Payment Shares will not cause the Slipstream Group to beneficially own in excess of 19.99% of the issued and outstanding shares of Company common stock after such issuance unless stockholder approval is obtained for ownership in excess of 19.99%; and (3) if the Slipstream Group does not beneficially own the largest ownership position of shares of Company common stock immediately prior to the proposed issuance of Payment Shares, Creative Realities may not issue Payment Shares to the extent that such issuance would result in Slipstream Group beneficially owning more than 19.99% of the then issued and outstanding shares of Company common stock unless (A) such ownership would not be the largest ownership position in Creative Realities, or (B) stockholder approval is obtained for ownership in excess of 19.99%. On May 17, 2021, Creative Realities’ stockholders approved the issuance of Shares in excess of the Exchange Limitations.

Off-Balance Sheet Arrangements

During the three and nine months ended September 30, 2021, Creative Realities did not engage in any off-balance sheet arrangements set forth in Item 303(a)(4) of Regulation S-K.

BUSINESS OF REFLECT

Overview

Reflect Systems, Inc., a Delaware corporation, provides digital signage solutions, including software, hardware, strategic services, and media services to some of the most respected brands in retail, hospitality and entertainment, financial services, and healthcare. Reflect’s digital signage solutions have won a variety of industry awards including:

●	2020 Elevate Award for Deployment of Voice-Activated 5G Experiences for Verizon Wireless
●	2019 DIGI Award for Best Digital Signage, Interactive Application for Polaris
●	2018 Elevate Award for Best CX in Retail for Polaris
●	2017 DIGI Award for Best Digital Signage, Local Rollout for Spence Diamond
●	2016 DIGI Award for Best Digital Signage, Interactive, for Macy’s Herald Square
●	2016 DIGI Award for Best Digital Signage, Local Rollout for Nebraska Furniture Mart.

One of the primary reasons Reflect delivers such great results is our approach. While nearly all technology providers work to understand and deliver on the objectives of their clients, Reflect understands that when it comes to place-based digital experiences, this is only half the equation. In order for a digital signage experience to deliver on our client’s business objectives, it must first deliver value to their audience. At Reflect, we are experienced at helping our clients identify the sweet spot for their digital experiences – the place where the audiences’ goals and the client’s goals naturally intersect. Whether they are guests at an amusement park, shoppers at a retail location, patients in a physician’s office, or associates in a warehouse or factory, Reflect has the solutions and expertise needed to help our clients engage their audiences an achieve their business objectives through place-based digital experiences.

Reflect Products and Services

Reflect provides everything clients need to design, deploy, manage, and monetize their digital signage networks. While some customers partner with Reflect for the full range of services, many leverage us for specific parts of their overall digital signage solution. However, every customer benefits from the breadth of our experience – knowing how all the pieces fit together ensures whatever pieces we provide will deliver the best possible results in their environments.

Software Services

For nearly twenty years, Reflect’s digital signage software has been a price-performance leader in the digital signage industry and the cornerstone of our digital signage offering. Our software offering includes:

●	ReflectView: ReflectView offers industry leading flexibility and scalability for place-based digital media and interactive applications. It is the trusted platform used by leading companies to power hundreds of thousands of active digital displays. ReflectView can be deployed on-premise or in the cloud via our software-as-a-service (SaaS) offering. ReflectView allows businesses to control the specific content, messaging, and interactivity used in each location at any given time, using business rules and flexible customization.

ReflectView-powered digital media networks are controlled from a centralized, scalable system that requires minimal oversight and integrates seamlessly with existing operations. It efficiently distributes digital content to multiple digital endpoints, allowing companies to target a wide variety of business applications, locations, and audiences more effectively with one standardized platform. ReflectView meets the needs of businesses today while providing an open platform for the future.

●	AdLogic: Place-based digital media networks, owned and third party (often referred to as Digital-Out-Of-Home or DOOH networks), are commonly used to generate revenue through advertising sales and the presentation of paid brand or promotional messaging by partners or sponsors. Reflect AdLogic is an algorithmic engine disrupting the way that advertising operates on digital signage networks by replacing manual processes with automation for greater efficiency, flexibility, and accuracy. The power of the platform lies in automation and accuracy. AdLogic allows clients to set campaign objectives based on the frequency of plays and audience impression targets. Just define the objectives, import the media and Reflect AdLogic handles the rest. Campaign status and progress toward goals are tracked in real-time – Reflect AdLogic shows how each campaign and ad unit are doing. Reflect AdLogic makes it much easier for clients with digital signage networks to leverage advertising as a revenue stream or to simply offset network expenses.

●	Reflect Xperience: Reflect Xperience is Reflect’s reimagined way of accessing the ReflectView digital signage platform, giving customers the ability to access the most frequently used ReflectView content management and scheduling features from any web browser, anywhere. The Reflect Xperience user interface is easy to navigate, so that even a novice can quickly and easily add content, create playlists, assign content to digital experiences, and create custom messages. Reflect Xperience also offers global navigation, form configuration, a tool drawer, subscription management, drag and drop and library management capabilities. With Reflect Xperience, clients can make content scheduling available to a much larger audience, improving content quantity, quality, and local appeal, while still maintaining a level of centralized control that ensures consistency and brand compliance.

●	Reflect Spark: Reflect Spark enables customers and partners to easily create applications on the ReflectView digital signage platform. With Reflect Spark, Reflect has made application development easier, allowing our customers and partners free reign to develop applications that leverage connections to the most important embedded information in the ReflectView digital signage platform.

Strategic Services

Reflect provides all the services a customer needs from inception to operation, to achieve their business objectives. Reflect also has an extensive partner network ready and able to meet even the most unique requirements. In addition to hardware design, procurement, and deployment, Reflect’s strategic services include:

●

Strategic Planning: An essential step in creating an effective digital signage program, Reflect has the expertise to help clients identify business objectives, define content strategies, determine technology requirements and develop deployment and support plans that drive business outcomes.

●	Content Development: Reflect’s content team are masters at helping clients create content that inspires, educates, and entertains their audiences. Whether simply repurposing existing content or creating entirely new experiences, Reflect provides the services needed to implement compelling content programs and keep them fresh and effective.

●	Applications Development: As digital displays have become less expensive, digital signage deployments have expanded. So too has the desire for more sophisticated content such as dynamic applications that update based on data from other systems, and interactive applications that engage audiences in new and compelling ways. Not only does Reflect provide the Reflect Spark Framework (see above) to allow customers to create their own applications, Reflect’s team of creative and development staff are experienced at creating compelling experiences that leverage data and interactivity. The power and flexibility of the ReflectView platform, combined with the expertise of the Reflect team, opens a world of possibilities for Reflect clients to engage their audiences.

●	Measurement and Analytics: The Reflect software and applications create tremendous opportunities for clients to evaluate the effectiveness of their digital signage experiences. The Reflect team can work with clients to define and implement measurement programs that help them continually evaluate and improve program effectiveness and optimize the value of their digital signage investment.

Media Services: Reflect is one of the few digital signage providers with an in-house team dedicated to out-of-home media sales. This expertise allows Reflect to better assist our customers as they consider options for monetizing their digital signage networks. The services provided by this team include:

●	Network Valuation: One of the key questions for network owners, no matter their venue, is “how much is my network worth?” The answer depends on a range of variables and our team has the expertise and partner relationships to help understand the potential value even before clients build an advertising program.

●	Planning: Monetizing a digital signage network involves a range of activities from marketing to advertising sales to operations support. Our team helps network owners identify all the workstreams needed to support an effective digital-out-of-home strategy, allowing them to hit the ground running.

●	Sales: Not only can we help define the value of the network and create the monetization plan, but our team can also act as the media sales agent for our customers. This service allows clients to focus on what they do best and leave media sales to us.

Reflect’s Strategy

Reflect leverages several competitive advantages to differentiate ourselves from other companies in digital signage space. First, Reflect continues to leverage and expand the competitive advantages of our software products and services. The flexibility, reliability and scalability of our software has made Reflect the preferred choice for enterprise scale networks. Meanwhile, our proven expertise in developing custom applications allows us to meet customer objectives too complex for other companies. Going forward we expect to continue leveraging this advantage by partnering with other industry providers such as hardware manufacturers, store design firms, creative agencies, and deployment services providers to identify opportunities for our software and become the preferred alternative for these partners and other industry influencers.

Beyond our software, Reflect’s service offering allows the company to provide customers with as comprehensive or as focused a solution as needed based on their unique requirements. Some companies in the digital signage space are focused solely on a small part of the overall solution such as screens, or media players or managed services. Meanwhile, others need to provide a very specific combination of software, hardware and services that locks a customer into working with them as a sole source provider. Unlike these companies, Reflect doesn’t need to sell all the services or hardware in order to participate in providing a digital signage solution – but we always can. This allows us to work with customers in a way that best suits their business. When they just want the best-in-class digital signage software platform, Reflect has them covered, and we have demonstrated throughout the company’s history our ability to effectively partner with other providers. However, when customers want or need a full service provider capable of delivering a turn-key solution, Reflect can provide that as well.

The third key element in our strategy is focused on how we engage with customers. As a byproduct of our core values of “creative problem solving” and “being helpful first”, Reflect engages with customers in a way that is noticeably different from the first conversation. The Reflect team begins by understanding the customer’s business objectives first, and helping customers align all their digital signage decisions – from strategy, to content, to technology, to operations and support – to those business objectives. Rather than pitching products, Reflect consults with customers to help them identify the ways digital signage can drive their desired business outcomes. Combine this approach with our expertise across the full spectrum of products and services, and you have a powerful customer engagement strategy that differentiates us from other providers.

Competitive Landscape

Reflect’s primary competitors include other digital signage software companies such as Stratacache, Four Winds Interactive, Navori Labs, Broadsign, and SignageLive. Some of these competitors may have significantly greater financial, technical and marketing resources than Reflect and may be able to respond more rapidly than Reflect can to new or emerging technologies or changes in customer requirements. Reflect believes that, in addition to the success of the ReflectView platform, its AdLogic solution, Spark Framework and custom application development and strategic approach to helping customers create and execute their digital signage plans are the primary factors affecting Reflect’s competitive position.

Intellectual Property

As of January 3, 2021, Reflect held one U.S. Patent, which covers a networked computerized advertising system used for integrating, processing and displaying location-based advertising information. Reflect also has a pending patent application in Canada regarding a similar item. Reflect’s domain names and websites are reflectsystems.com, its primary corporate website, and its customer support portal. Reflect also owns reflectmedia.com, which is used to direct visitors to the media sales area of the company’s website.

Government Regulations

Reflect is subject to regulation by various federal and state governmental agencies. Such regulation includes radio frequency emission regulatory activities of the U.S. Federal Communications Commission, the consumer protection laws of the U.S. Federal Trade Commission, product safety regulatory activities of the U.S. Consumer Product Safety Commission, and environmental regulation in areas in which Reflect conducts business. Some of the hardware components that Reflect supplies to customers may contain hazardous or regulated substances, such as lead. A number of U.S. states have adopted or are considering “takeback” bills addressing the disposal of electronic waste, including CRT style and flat panel monitors and computers. Electronic waste legislation is a developing area of the law. Certain of the bills passed or under consideration may impose on Reflect, or on Reflect’s customers or suppliers, requirements for disposal of systems Reflect sells and the payment of additional fees to pay costs of disposal and recycling. Presently, Reflect does not believe that any such legislation or proposed legislation will have a materially adverse impact on Reflect’s business.

Properties

Reflect does not currently own any properties. Reflect leases its headquarters in Richardson, Texas, under a lease that expires on July 17, 2023.

Employees

Reflect had approximately 44 employees as of January 4, 2021. Reflect does not have any employees that operate under collective-bargaining agreements.

Legal Proceedings

Reflect does not have any pending material litigation.

MANAGEMENT OF REFLECT

Executive Officers and Directors

The following table sets forth the name, age and position with Reflect of each of the Reflect directors and executive officers. The business address for all of these individuals is 2221 Lakeside Boulevard, Suite 1200, Richardson, Texas 75082.

Name	Age	Position with Reflect
Matthew Schmitt	50	President and Director
Lee Summers	44	Chief Executive Officer
Dale Monson	48	Chief Financial Officer
Bart Massey	49	Chief Technology Officer
Robert Sanders	58	Chief Operating Officer
William Warren	69	Executive Chairman of the Board and Director
Stanley Woodward	60	Director
Henry Heflich	71	Director
Doug Nichols	69	Director
Tyler Reeves	50	Director
Dave Rader	73	Director
Guy Kerr	68	Director

The following is a brief discussion of the business background and experience of the Reflect directors and executive officers. No director has any family relationship with any other director or with any of the Reflect executive officers.

Matthew Schmitt.  Matt Schmitt founded Reflect in 2001 with the purpose of providing organizations with an enterprise solution for effectively deploying and managing digital media communications. In his role, Matt leads Reflect’s strategic efforts in its mission to deliver powerful out-of-home digital media solutions.

Prior to founding Reflect, Schmitt created and managed the emerging technologies group for Yahoo! Inc., where he worked with business units to develop and deploy rich media solutions to Yahoo! properties. Matt also managed several groups at broadcast.com, the pioneering webcasting company which had a successful IPO and was subsequently acquired by Yahoo! Inc. in 1999. Matt began his career in broadcast communications, serving in multiple roles at Fox Sports, where he worked closely with the professional sports leagues and digital affiliates including DirecTV, Dish Network, and cable networks.

Lee Summers.  Lee was appointed Chief Executive Officer in January 2017, but his relationship with Reflect began several years before as head of Marketing/Technology for the Berkshire Hathaway companies of Nebraska Furniture Mart and Grandscape where he oversaw all immersive customer engagement and was responsible for the overall direction, resource allocation and operations of customer facing digital technology groups throughout all NFM markets. While in this role, his collaboration with Reflect earned a 2016 Digi Award for Best Digital Signage in Retail – Local Roll-Out. The same year he was also named 2016 Retail Innovator of the Year by Retail TouchPoints.

Lee has more than 20 years of customer facing technology and advertising agency experience. Lee entered the creative industry early as a designer at Dr. Pepper. His early design attention put him on the fast track that would eventually give him the opportunities to work in an operational role at Omnicom on national advertising campaigns for AT&T, Frito Lay, Pepsi, FedEx Office, MillerCoors, Niemen’s, Coca-Cola, T-Mobile, Tabasco and more. Lee has been instrumental in the deployment of 20+ networks and over 80,000 digital experiences in North America since 2015.

Lee studied Business Management in the Texas A&M system and Visual Communications at The Art Institute of Dallas. He serves as the marketing chair for The Warren Center for Children with Developmental Challenges, which provides in-home therapeutic services to more than 1,000 special needs in Dallas County.

Dale Monson.  Dale serves as Chief Financial Officer for Reflect and is responsible for the overall financial strategy and direction for the company. Within finance, he guides the controller, treasury, shareholder relations, accounting, tax, insurance, and internal audit functions to pursue the company’s growth strategy and meet its clients’ and investors’ expectations. Prior to joining Reflect in 2002, Dale served as the finance manager for Yahoo!’s enterprise solutions group and was a key contributor in the successful completion of Yahoo!’s acquisition of broadcast.com.

Bart Massey.  Bart leads the design and delivery of Reflect’s software platforms for digital media and advertising. The team builds, delivers, and supports a wide range of large enterprise clients with very diverse technology needs. He has 25 years of experience working in and leading engineering organizations with various companies, including Reflect, Siemens, and Raytheon. His experience includes software development methodology, software quality management, and transitioning enterprise software clients from traditional on-premises software models to SaaS platforms. He holds a BS and MS in Computer Science from the University of Oklahoma and an MBA from Southern Methodist University.

Robert Sanders.  Bob joined Reflect in October 2019 as EVP of sales and is now the company’s chief operating officer. In this role, he is responsible for product, marketing and client operations. Prior to joining Reflect, Bob was most recently CEO for Axiom Sales Force Development, a leader in sales productivity improvement. Bob holds a BS in Marketing from Miami University.

William Warren.  Bill is the current Executive Chairman of the Board for Reflect, and previously served as the company’s CEO. Previously, Bill spent 30 years at Accenture. He is an experienced founder with a demonstrated history of working in the information technology and services industry. He has a history of strong business development and is professionally skilled in Nonprofit Organizations, enterprise software, entrepreneurship, strategic partnerships, and team building.

Stanley Woodward.  Stan, former CEO and co-founder at Reflect, is a seasoned entrepreneur, seed investor, operator, and key executive in early-stage technology companies and fast-growing companies such as Reflect, Yahoo!, broadcast.com, and Ascend that specialize in digital media creation, management, distribution, and collaboration for large brands.

Stan received his B.S.E.E. from Oklahoma State University and currently sits on the advisory board of the Van Cliburn Foundation and The Kilby ScholarChips program and on the board of Austin College in Sherman, Texas, the National Foundation for Teaching Entrepreneurship, and TIXIE.

Henry Heflich.  Henry has over 30 years’ experience in the fields of electrical engineering and business management ranging from large corporations to start-up companies. He was employed by NASA at the Kennedy Space Center while contributing to the electrical systems design of the Saturn V rocket’s First Stage during the Apollo missions to the moon and served as a Design Engineer and Member of the Technical Staff at the Central Research Labs of Texas Instruments, designing linear integrated circuits. Among notable designs, Henry designed TI’s first JFET/Bipolar Op Amp and designed one of TI’s first production CCD imagers. He later joined Mostek Corporation and served as an Engineering Manager with responsibility for static RAM and EPROM products.

Henry co-founded and served as President and VP of Engineering of MicroNet Research, a national Local Area Network design and computer systems engineering firm. MicroNet Research’s ten years of contributing to the LAN/WAN industry growth, led Henry into co-founding Genuity, Inc., a national Internet Service Provider. While at Genuity, Henry served as Chief Systems Architect, instrumental in designing and deploying a nationwide double-meshed Internet communications backbone, along with contributing to the build-out of Genuity’s high quality web server data center strategy. He was responsible for managing Genuity’s R&D and new product offerings, including Hopscotch, an optimized Web access system, and Genuity’s Internet security product offerings. Henry later joined broadcast.com as Chief Technology Officer with overall responsibility for broadcast.com’s technology.

Henry has served on numerous Boards including: Florida Tech University, LimeLight Networks, Collideo, and Reflect. He holds a BS Electrical Engineering from Florida Institute of Technology, an MS Electrical Engineering from Southern Methodist University, and an MBA Business Management from the University of Dallas.

Doug Nichols.  Doug is an investor in numerous small cap companies and founder and President of First London Securities. He was a Nasdaq market maker and private equity investor for many years and has served on a number of private and public company boards.

First London Securities Corporation (FLSC) is an investment banking firm, which specializes in servicing the small capitalization Equity market. The firm’s services include financial advisory services, capital formation, mergers and acquisitions, initial public offerings, private placements, trading, and fairness opinions. First London Securities Corporation was founded in 1991 and is based in Dallas, Texas. From 1989 to 1991, Mr. Nichols was Vice President with the Dallas, Texas office of Smith Barney and from 1986 to 1989, was a broker with the Dallas branch of Shearson Lehman Brothers. He received his license as a Certified Public Accountant in Pennsylvania in 1980. Mr. Nichols received his Bachelor of Arts degree from Allegheny College in 1974.

Tyler Reeves. Tyler is Senior Vice President, Commercial at Caliber Collision. Previously, Tyler served as President and General Manager of Interstate’s National Accounts segment, focusing on account service, business development and channel penetration strategies. He started his career at Interstate Batteries as Director of Brand Strategy & Innovation where he led customer communication, national account marketing and product management. Prior to Interstate, Tyler worked as a CPA at Coopers & Lybrand (now PriceWaterhouseCoopers) and eventually moved into marketing/strategy roles for multiple brands at PepsiCo/Frito-Lay. He earned a bachelor’s degree in accounting and marketing from Texas A&M University and an MBA from the SMU Cox School of Business.

Dave Rader.  Dave brings over 35 years of finance, marketing and branding expertise to Reflect. He retired as Executive Vice President Frito-Lay North America in 2010 after a lengthy career with PepsiCo in various executive positions across the company. After graduating from Ohio State University, Dave started his career at Chrysler Corporation in 1973 working in Marketing and Strategy. In 1975, he began his 35 year career with PepsiCo at Frito-Lay, working as an Analyst. Dave also led the marketing and strategic direction of the Taco Bell acquisition, as well as being the Controller. He served as the Vice President of Finance and the General Manager of the South Pacific Region for PepsiCo Food Service, a shared services organization created to support PepsiCo Restaurants. He later became CFO of PepsiCo Food Service and was a key member of the team that divested PFS to AmeriServe in 1998. He then served as Executive Vice President and Chief Financial Officer of Frito-Lay, the largest snack foods company in the world until January 2010. He retired from PepsiCo in June of 2010.

Dave serves as Chairman of the Board of Sabra Dipping Company, a Joint Venture between PepsiCo and Strauss, and is a Board member of the United Way Foundation of Dallas. He is a member of the Ohio State University Alumni Association, and has served on various committees and fund raising efforts for St. Andrew United Methodist Church.

Guy Kerr.  Guy is General Counsel and Board Secretary for the George W. Bush Presidential Center. Previously, Guy was Of Counsel in the Dallas office of Locke Lord LLP where he focused his practice on corporate and securities law. He also spent 13 years in numerous senior legal roles with Belo Corp., including six years as Executive Vice President/Law and Government and Secretary. His duties included managing and advising two NYSE-listed media companies in all aspects of their television, newspaper and digital businesses, including playing an essential role in the 2013 sale of Belo Corp. for $2.2 billion.

Guy has had significant involvement in public company board governance, management and compliance; SEC, finance and regulatory matters; and First Amendment issues.

Board Composition

The Reflect board of directors currently has 8 members. The number of directors may be changed only by resolution of the board of directors so long as there is a minimum of 1 member and no more than 8 members, as set forth in Reflect certificate of incorporation and bylaws (unless Reflect stockholders act to amend the authorized number of directors designated in the Reflect certificate of incorporation). The number of members on the board of directors may be increased or decreased only by way of amending the Investors Rights Agreement, which would require the written consent of the Company and the holders of a majority of the registrable securities then outstanding and signatories to the Investors Rights Agreement.

Election of Directors

At each annual meeting of stockholders, or special meeting in lieu thereof, upon the expiration of the term of directors, the successors to such directors will be elected to serve from the time of election and qualification until the annual meeting following his or her election and the election and qualification of his or her successor.

Board Leadership Structure

William Warren currently serves as the Reflect Executive Chairman of the Board and a director. Mr. Warren has served as Executive Board Chairman since 2013 and previously served as a director beginning in 2008.

Board Committees

The board of directors of Reflect does not have any committees.

BENEFICIAL OWNERSHIP OF SECURITIES of Reflect

The following table sets forth the number of common shares, and percentage of outstanding Reflect stock, beneficially owned as of January 3, 2021, by:

●	each person known by Reflect to be the beneficial owner of more than five percent of Reflect outstanding common stock or preferred stock

●	each current director of Reflect;

●	each executive officer of Reflect, and

●	all current executive officers and directors as a group.

Unless otherwise indicated, the address of each of the following persons is 2221 Lakeside Boulevard, Suite 1200, Richardson, Texas 75082, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

Name	Series A	Series A %	Series B	Series B %	Series C	Series C %	Series C-1	Series C-1%	Series D	Series D %	Total Preferred	Total Preferred %	Total Common	Total Common %	Outstanding Shares (Preferred and Common)	% Outstanding Shares (Preferred and Common)

5%Stockholder:
Brian Devening	65,217	*	43,603	*	-	-	30,929	*	-	-	139,749	*	1,970,000	31.5%	2,109,749	7.7%
Executive Officers and Directors:
Matthew Schmitt(2)	54,783	1.8%	-	-	-	-	-	-	-	-	54,783	*	2,249,994	34.6%	2,304,777	8.3%
Lee Summers(3)	-	-	-	-	-	-	-	-	-	-	-	-	89,583	1.6%	89,583	*
Dale Monson(4)	-	-	-	-	-	-	-	-	-	-	-	-	482,500	7.2%	482,500	1.7%
Bart Massey(5)	-	-	-	-	-	-	-	-	-	-	-	-	25,000	*	25,000	*
Robert Sanders(6)	-	-	-	-	-	-	-	-	-	-	-	-	7,916	*	7,916	*
William Warren(7)	65,217	2.2%	181,377	7.3%	374,909	10.1%	1,635,865	20.4%	2,466,860	61.7%	4,724,228	22.3%	109,000	1.7%	4,833,228	17.5%
Stanley Woodward(8)	326,086	10.9%	120,918	4.9%	172,222	4.6%	-	-	200,000	5.0%	819,226	3.9%	2,216,000	34.2%	3,035,226	11.0%
Henry Heflich(9)	260,870	8.7%	259,975	10.5%	312,424	8.4%	-	-	1,200,000	30.0%	2,033,269	9.6%	242,087	3.7%	2,275,356	8.2%
Doug Nichols(10)	-	-	-	-	-	-	1,230,642	15.4%	-	-	1,230,642	5.8%	216,000	3.3%	1,446,642	5.2%
Tyler Reeves(11)	-	-	-	-	-	-	-	-	-	-	-	-	115,000	1.8%	115,000	*
Dave Rader(12)	-	-	-	-	-	-	-	-	-	-	-	-	140,000	2.2%	140,000	*
Guy Kerr(13)	-	-	-	-	-	-	-	-	-	-	-	-	140,000	2.2%	140,000	*
All directors and executive officers as a group (12 persons)(14)	706,956	23.6%	562,270	22.7%	859,555	23.1%	2,866,507	35.8%	3,866,860	96.7%	8,862,148	41.8%	4,026,087	73.0%	12,888,235	50.6%

*	less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record rate, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of outstanding shares of Reflect. In any case where an individual has beneficial ownership over securities that are not outstanding, but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage of Common Shares” column of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such column may exceed 100%.
(2)	Share figure includes 249,994 shares of common stock purchasable upon the exercise of outstanding options. It is anticipated that all Reflect options will be terminated prior to Closing.
(3)	Share figure includes 89,583 shares of common stock purchasable upon the exercise of outstanding options. It is anticipated that all Reflect options will be terminated prior to Closing.
(4)	Share figure includes 482,500 shares of common stock purchasable upon the exercise of outstanding options. It is anticipated that all Reflect options will be terminated prior to Closing.
(5)	Share figure includes 25,000 shares of common stock purchasable upon the exercise of outstanding options. It is anticipated that all Reflect options will be terminated prior to Closing.
(6)	Share figure includes 7,916 shares of common stock purchasable upon the exercise of outstanding options. It is anticipated that all Reflect options will be terminated prior to Closing.
(7)	Share figure includes 109,000 shares of common stock purchasable upon the exercise of outstanding options and 65,217 shares of Series A Preferred Stock, 181,377 shares of Series B Preferred Stock, 1,635,865 shares of Series C-1 Preferred Stock, and 2,455,860 shares of Series D Preferred Stock owned by W.E. Warren Properties, Ltd. of which Mr. Warren is a principal and has voting and investment power over such shares.
(8)	Share figure includes 216,000 shares of common stock purchasable upon the exercise of outstanding options. It is anticipated that all Reflect options will be terminated prior to Closing.
(9)	Share figure includes 216,000 shares of common stock purchasable upon the exercise of outstanding options. It is anticipated that all Reflect options will be terminated prior to Closing.
(10)	Share figure includes 216,000 shares of common stock purchasable upon the exercise of outstanding options. It is anticipated that all Reflect options will be terminated prior to Closing.
(11)	Share figure includes 115,000 shares of common stock purchasable upon the exercise of outstanding options. It is anticipated that all Reflect options will be terminated prior to Closing.
(12)	Share figure includes 140,000 shares of common stock purchasable upon the exercise of outstanding options. It is anticipated that all Reflect options will be terminated prior to Closing.
(13)	Share figure includes 140,000 shares of common stock purchasable upon the exercise of outstanding options. It is anticipated that all Reflect options will be terminated prior to Closing.
(14)	Share figure includes 2,006,993 shares of common stock purchasable upon the exercise of outstanding options. It is anticipated that all Reflect options will be terminated prior to Closing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF REFLECT

Caliber Collision Contract

Tyler Reeves, a director of Reflect, is a Senior Vice President at Caliber Collision, one of Reflect’s largest customers. Reflect derived approximately 23% of its revenue from Caliber Collision in the year ended December 31, 2020 (or $2,783,471). Tyler Reeves has not received any direct or indirect monetary interest pursuant to Reflect’s relationship with Caliber Collision.

Reflect does not currently have a formal policy with respect to process for evaluation or approval of related party transactions.

Interests of the Reflect Directors and Executive Officers in the Merger

The Reflect non-employee directors and executive officers have interests in the Merger that are different from, or in addition to, those of Reflect’s stockholders generally. These interests include, among other things, the interests listed below:

Retention Bonus Plan

In connection with the Merger, Creative Realities will establish a retention bonus plan for the benefit of certain of Reflect’s employees, including certain of Reflect’s executive officers, with the aggregate retention pool not to exceed $2,000,000. Retention bonuses payable pursuant to the retention bonus plan consists of cash and shares of Creative Realities restricted stock, and will vest in three installments, with the first 50% vesting at the Closing, 25% vesting on the first anniversary of the Closing, and the remaining 25% vesting on the second anniversary of the Closing, subject to continued employment through such date or, if earlier, promptly following a qualifying termination of employment. The aggregate retention bonuses granted to certain Reflect executive officers pursuant to the retention bonus plan as of the date of the filing of this joint proxy statement/prospectus are as follows:

Name	Retention Bonus Paid in Cash ($)	Retention Bonus paid in Stock Awards ($)
Lee Summers	277,778	138,889
Robert Sanders	222,222	111,111
Bart Massey	166,667	83,333

Transaction Payments

Certain of Reflect’s non-employee directors and executive officers will earn transaction payments upon signing a waiver and general release of claims in connection with the consummation of the Merger, in the amounts set forth below:

Name	Transaction Payments Paid Cash ($)
William Warren	250,000
Dale Monson	200,000
Matt Schmitt	200,000
Guy Kerr	25,000
Tyler Reeves	25,000
David Radar	25,000

The transaction payments to be paid to Dale Monson and Matt Schmitt include severance payable pursuant to their respective employment agreements and as consideration for surrendering all potential option rights. The transaction payment to be paid to William Warren is in consideration of his services in connection with the negotiation of the Merger and for surrendering his potential option rights. The transaction payments to be paid to Guy Kerr, Tyler Reeves and Dave Radar is in consideration for their surrendering all potential option rights.

Indemnification of Officers and Directors

Reflect’s Certificate of Incorporation provides that no director will be personally liable to Reflect or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed for the following:

●	any breach of the director’s duty of loyalty to Reflect or its stockholders;

●	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; and

●	any transaction from which the director derived an improper personal benefit.

As a result, neither Reflect nor its stockholders have the right, through stockholders’ derivative suits on their behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Reflect’s Bylaws provide that, to the fullest extent permitted by law, Reflect will indemnify any officer or director of Reflect against all damages, claims and liabilities arising out of the fact that the person is or was Reflect’s director or officer, or served any other enterprise at Reflect’s request as a director or officer. Reflect will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when Reflect receives an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by Reflect. Amending this provision will not reduce Reflect’s indemnification obligations relating to actions taken before an amendment. In addition, Reflect has entered into indemnification agreements with certain of its directors and officers providing that Reflect will indemnify any officer or director of Reflect against all damages, claims and liabilities arising out of the fact that the person is or was Reflect’s director or officer, or served any other enterprise at Reflect’s request as a director or officer.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary description of the anticipated material U.S. federal income tax consequences of the Merger generally applicable to U.S. Shareholders (as defined below) of Reflect who hold the capital stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary description deals only with the U.S. federal income tax consequences of the Merger. No information is provided regarding the tax consequences of the Merger under state, local, gift, estate, foreign or other tax laws. We do not intend it to be a complete description of the U.S. federal income tax consequences of the Merger to all Reflect stockholders in light of their particular circumstances or to Reflect stockholders subject to special treatment under U.S. federal income tax laws, such as:

●	Non-U.S. Shareholders (as defined below);

●	entities treated as partnerships for U.S. federal income tax purposes or Reflect stockholders who hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

●	qualified insurance plans;

●	tax-exempt organizations;

●	qualified retirement plans and individual retirement accounts;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting;

●	regulated investment companies;

●	real estate investment trusts;

●	persons whose functional currency is not the U.S. dollar;

●	persons who received their stock upon the exercise of employee stock options or otherwise acquired their stock as compensation;

●	persons who purchased or sell their shares of Reflect capital stock as part of a wash sale; or

●	persons who hold Reflect capital stock as part of a “hedge,” “straddle” or other risk reduction, “constructive sale,” or “conversion transaction,” as these terms are used in the Internal Revenue Code.

This discussion is based upon, and subject to, the Internal Revenue Code, the Treasury regulations promulgated under the Internal Revenue Code, existing interpretations, administrative rulings and judicial decisions, all of which are in effect as of the date of this statement, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We urge you to consult a tax advisor regarding the tax consequences of the Merger to you.

U.S. Shareholders

For purposes of this discussion, the term “U.S. stockholder” means a beneficial owner of Reflect capital stock that is:

●	a citizen or resident of the U.S.;

●	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions;

●	a trust that (i) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons, or (ii) has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person; or

●	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement, domestic or foreign that is treated as a partnership for U.S. federal income tax purposes) holds Reflect capital stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors regarding the tax consequences of the Merger to them.

Tax Implications to U.S. Shareholders

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to U.S. stockholders.

Merger Taxation

The Merger is not intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Thus, the Merger will be a fully taxable transaction to Reflect and the stockholders of Reflect. For federal income tax purposes, the Merger will be deemed to be a sale of assets by Reflect followed by a distribution of the sale proceeds by Reflect to its stockholders in complete liquidation of Reflect. Accordingly, Reflect will recognize income, gain, loss, or deduction generally equal to the difference between (i) the sum of the total consideration received in the Merger and Reflect’s liabilities deemed assumed and (ii) Reflect’s adjusted tax basis in its assets.

U.S. stockholders will recognize gain or loss measured by the difference between the total consideration received in the Merger and such stockholder’s tax basis in the shares of Reflect capital stock surrendered in the Merger. Each holder of Reflect capital stock is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated among different blocks of Reflect capital stock surrendered in the Merger. The aggregate tax basis in the shares of Creative Realities common stock received pursuant to the Merger will be equal to the fair market value of such Creative Realities common stock as of the closing date of the Merger. The holding period of such shares of Creative Realities common stock will begin on the date immediately following the closing date of the Merger.

Taxation of Capital Gain

Except as described under “— Potential Recharacterization of Gain as a Dividend” below, gain that holders of Reflect capital stock recognize in connection with the Merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their Reflect capital stock for more than one year as of the date of the Merger. For holders of Reflect capital stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains.

U.S. stockholders that are individuals, estates or trusts, and whose income exceeds certain thresholds, are required to pay an additional 3.8% tax on their “net investment income.” Net investment income includes, among other items, capital gains recognized in connection with the Merger, subject to certain limitations and exceptions. U.S. Holders are urged to consult their own tax advisors regarding the effect, if any, of the net investment income tax on the Merger.

Potential Recharacterization of Gain as a Dividend

There are certain circumstances in which all or part of the gain recognized by a U.S. stockholder will be treated as a dividend rather than capital gain. In general, the determination of whether the gain recognized in the exchange (other than gain with respect to fractional shares) will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange reduces the U.S. stockholder’s deemed percentage stock ownership in Creative Realities. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. stockholder, including the application of certain constructive ownership rules. Consequently, each U.S. stockholder should consult its tax advisor regarding the potential application of these tax consequences of the Merger to such shareholder. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of Reflect capital stock, including the application of certain constructive ownership rules, holders of Reflect capital stock should consult their own tax advisors regarding the potential tax consequences of the Merger to them.

Backup Withholding and Information Reporting

Payments of cash to a holder of Reflect capital stock pursuant to the Merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its correct taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability.

A holder of Reflect capital stock who receives Creative Realities common stock as a result of the Merger will be required to retain records pertaining to the Merger. Each holder of Reflect capital stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Creative Realities common stock in the Merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the Merger, the date of the Merger, such holder’s basis in the Reflect capital stock surrendered and the fair market value of Creative Realities common stock and cash received in the Merger. A “significant holder” is a holder of Reflect capital stock who, immediately before the Merger, owned at least 1% of the outstanding stock of Reflect or securities of Reflect with a basis for federal income tax purposes of at least $1 million.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Tax matters are very complicated, and the tax consequences of the Merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the Merger.

The foregoing summary of material federal U.S. income tax consequences of the Merger is not intended or written to be used, and cannot be used, by any shareholder of Reflect, any shareholder of Creative Realities, or any other person for the purpose of avoiding penalties that may be imposed by the IRS.

DESCRIPTION OF REFLECT CAPITAL STOCK

The following is a description of Reflect common stock and preferred stock, and certain material provisions of Delaware law, Reflect Certificate of Incorporation, and Reflect Bylaws. The following is only a summary and is qualified by applicable law, Reflect Certificate of Incorporation, and Reflect Bylaws

Authorized Capital Stock

Reflect’s authorized capital stock consists of 35,000,000 shares of common stock, par value $0.001 per share, and 27,872,443 shares of preferred stock, par value $0.001 per share. 3,000,000 shares of preferred stock are designated “Series A Preferred Stock,” 2,472,443 shares of preferred stock are designated “Series B Preferred Stock,” 10,400,000 shares of preferred stock are designated “Series C Preferred Stock,” 8,000,000 shares of preferred stock are designated “Series C-1 Preferred Stock,” and 4,000,000 shares of preferred stock are designated “Series D Preferred Stock”.

Common Stock

Voting Rights. Holders of Reflect’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Generally, all matters to be voted on by stockholders, and matters which, by statute, require a greater vote, must be approved by the affirmative vote of the holders of a majority in voting power of the shares of Reflect’s stock (including the preferred stock), present in person or represented by proxy and entitled to vote on the subject matter. Reflect reserves the right to alter, amend, repeal or rescind any provisions contained in the Reflect Certificate of Incorporation. Notwithstanding this, so long as at least a majority of the preferred stock originally issued by Reflect remains outstanding, without the affirmative vote of the holders of two-thirds of the outstanding shares of preferred stock, voting together as a class, Reflect may not take certain actions, further describe below under “—Preferred Stock—Voting Rights.” Subject to the rights of the holders of any outstanding series of preferred stock, the number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of shares of Reflect’s stock entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Dividends and Distributions. Holders of Reflect common stock are entitled to receive dividends if, as and when declared by the Reflect board of directors out of assets of Reflect which are by law available for payment of dividends, dividends payable either in cash, in property, or in shares of capital stock, subject to any statutory or contractual restrictions on the payment of dividends and to the preferential rights of the preferred stock.

Liquidation Rights. Upon Reflect’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences the holders of shares of Reflect common stock will be entitled to receive pro rata Reflect’s remaining assets available for distribution.

No Preemptive or Similar Rights. Holders of Reflect common stock do not have preemptive, subscription, redemption or conversion rights. The common stock is not subject to further calls or assessment by Reflect. There are no redemption or sinking fund provisions applicable to the common stock.

Fully Paid and Non-Assessable. All outstanding shares of Reflect’s common stock are fully paid and non-assessable.

Preferred Stock

Voting Rights. The holders of shares of preferred stock are entitled to vote with the holders of the common stock on all matters submitted to a vote of stockholders of Reflect, except as otherwise provided by Delaware law. Except as otherwise set forth in the Reflect Certificate of Incorporation, the holders of preferred stock vote together with the Reflect common stock and not as a separate class. Each holder of shares of preferred stock is entitled to the number of votes equal to the largest number of full shares of Reflect common stock into which all shares of preferred stock held of record by such holder could then be converted pursuant to the conversion provisions of the Reflect Certificate of Incorporation. In addition, so long as at least a majority of the preferred stock originally issued by Reflect remains outstanding, without the affirmative vote of the holders of two-thirds of the outstanding shares of preferred stock, voting together as a class, Reflect may not (A) amend the Reflect Certificate of Incorporation or Reflect Bylaws, including any increase or decrease in the number of authorized shares of common stock or preferred stock; (B) increase or decrease the size of the Reflect board of directors; (C) increase the number of shares of common stock reserved for issuance under the Reflect Option Plan or create any new equity incentive or benefit plan; (D) consummate any merger, consolidation or reorganization of Reflect in which the holders of the Reflect voting power immediately prior to such transaction will hold less than a majority of Reflect’s voting power immediately after such transaction; (E) sell or otherwise dispose of all or substantially all of Reflect’s assets; (F) liquidate or dissolve Reflect; (G) declare or pay a dividend on the common stock or any other class of series of stock (other than a dividend payable solely in shares of common stock for which appropriate anti-dilution adjustment is made); (H) enter into any transaction with any affiliate of Reflect; or (I) take any action that reclassifies any outstanding shares into shares having preferences superior to or on a parity with the preferred stock.

Dividends and Distributions. The holders of the outstanding shares of preferred stock are entitled to receive payment of dividends from time to time out of any assets legally available for payment of dividends (payable either in cash, in property or in shares of capital stock), when, as, and if declared by the Reflect board of directors, at the annual rate of $0.053669 per share of Series A Preferred Stock, $0.05789 per share of Series B Preferred Stock, $0.063 per share of Series C Preferred Stock, $0.0525 per share of Series C-1 Preferred Stock, and $0.035 per share of Series D Preferred Stock (in each case adjusted for any stock splits, stock dividends, recapitalizations, combinations, or similar transactions), prior and in preference to any declaration or payment of any dividend on the common stock or other equity securities ranking junior to the preferred stock with respect to dividends, but on a pari passu basis with each other with respect to payment, accumulation, accrual and distribution of dividends. Dividends on the preferred stock are not cumulative. All declared but unpaid dividends on each share of preferred stock are payable (i) in cash upon the liquidation, dissolution, or winding up of Reflect, (ii) in cash upon the redemption of the preferred stock and (iii) in either cash or shares of common stock (at the sole option of the holders of a majority of each of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock, respectively, voting separately as a class) at the then fair market value of the common stock as determined in good faith by a majority of the board of directors upon any conversion as provided in the Reflect Certificate of Incorporation.

Liquidation Rights. Upon Reflect’s liquidation, dissolution or winding up, and after payment in full of all amounts required to be paid to creditors the holders of shares of Reflect preferred stock will be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets or surplus funds of Reflect to the holders of the common stock and to the holders of any other equity securities ranking junior to the preferred stock with respect to liquidation, and subject to the Reflect employee retention plan, an amount equal to $1.5334 for each share of Series A Preferred Stock, $1.654 for each share of Series B Preferred Stock, $1.80 for each share of Series C Preferred Stock, $1.50 for each share of Series C-1 Preferred Stock, and $1.00 for each share of Series D Preferred Stock (in each case as adjusted for any stock splits, stock dividends, recapitalizations, combinations, or similar transactions), plus any declared but unpaid dividends on the preferred stock. The rights of the holders of each series of preferred stock rank pari passu with each other with respect to the payment and distribution of liquidation preferences.

However, if the Merger Agreement is approved by the requisite holders of Reflect’s series of preferred stock and common stock as set forth herein and if the transactions contemplated by the Merger Agreement are consummated, the Preferred Liquidation Preference for each of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock will be fully, sufficiently and finally satisfied by receipt of the Merger Consideration.

Redemption Rights. The holders of at least a majority of the then outstanding shares of preferred stock, with the consent of the holders of at least a majority of the then outstanding shares of Series C-1 Preferred Stock, have the right to require Reflect to redeem the preferred stock, from any source of funds legally available for such redemption in equal installments over a three year period, at a price of $0.7667 for each share of Series A Preferred Stock, $0.827 for each share of Series B Preferred Stock, $0.90 for each share of Series C Preferred Stock, $0.75 for each share of Series C-1 Preferred Stock and $0.50 for each share of Series D Preferred Stock (in each case as adjusted for stock splits, stock dividends, recapitalizations, combinations, or similar transactions with respect to such shares).

Conversion Rights. Any holder of preferred stock may convert at any time, at the option of such holder, all or any portion of the shares of preferred stock held by such holder, at a price of $0.7314 for each share of Series A Preferred Stock, $0.7837 for each share of Series B Preferred Stock, $0.8470 for each share of Series C Preferred Stock, $0.7169 for each share of Series C-1 Preferred Stock and $0.50 for each share of Series D Preferred Stock (in each case as adjusted to prevent dilution).

Fully Paid and Non-Assessable. All outstanding shares of Reflect’s preferred stock are fully paid and non-assessable.

Investors’ Rights Agreement

Reflect and certain holders of Reflect preferred stock are party to the Investors Rights Agreement pursuant to which such holders of Reflect preferred stock have consented to certain drag-along rights. Pursuant to the drag-along provisions of the Investors Rights Agreement, if the Reflect Board of Directors and at least a majority of the then outstanding shares of preferred stock, voting together as a class, vote in favor of an Approved Sale (as defined in the Investors’ Rights Agreement and such definition would include the Merger contemplated by the Merger Agreement), all stockholders party to the Investors Rights Agreement have agreed to consent to and raise no objections against such Approved Sale and waive any dissenters rights, appraisal rights or similar rights, subject to certain conditions. If the Approved Sale is structured as a sale of all the capital stock of the Company, the stockholders party to the Investors Rights Agreement have agreed to sell all of their shares of Reflect stock, which are the subject of the Approved Sale. The Reflect stockholders party to the Investors’ Rights Agreement shall take all necessary and desirable actions in connection with the consummation of an Approved Sale, including using their reasonable best efforts to obtain the execution of such agreements and such instruments and other actions reasonably necessary to (A) provide customary representations, warranties, indemnities, and escrow arrangements related to such Approved Sale and (B) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale.

The Investors Rights Agreement also provides that such stockholders have the right to demand that Reflect file a registration statement or request that their shares of Reflect stock be covered by a registration statement that Reflect is otherwise filing. The Investors Rights Agreement also provides for certain rights of first refusal and co-sale rights. Upon completion of the Merger, the investors’ rights agreement will terminate and none of Reflect’s stockholders will have any special rights regarding registration of their shares or rights of first refusal or co-sale rights.

Anti-Takeover Effects of Delaware Law and Reflect’s Organizational Documents

Reflect’s Certificate of Incorporation and Bylaws include provisions that could deter hostile takeovers or delay or prevent changes in control of Reflect’s board of directors or management team, including the following:

Issuance of Preferred Stock.

As discussed above under “—Preferred Stock,” Reflect’s board of directors has designated and issued five series of preferred stock with voting and other rights or preferences that deter hostile takeovers and delay changes in Reflect’s control or management.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Reflect’s Certificate of Incorporation prohibits cumulative voting.

Amendments to Reflect’s Certificate of Incorporation and Reflect’s Bylaws

Reflect’s Certificate of Incorporation grants Reflect’s board of directors the authority to adopt, amend or repeal Reflect’s Bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware. In addition, Reflect reserves the right to alter, amend, repeal or rescind any provisions contained in the Reflect Certificate of Incorporation, subject to the voting rights of the preferred stock as described under “—Preferred Stock—Voting Rights.”

Limitations on Liability and Indemnification of Officers and Directors

Reflect’s Certificate of Incorporation provides that no director will be personally liable to Reflect or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed for the following:

●	any breach of the director’s duty of loyalty to Reflect or its stockholders;

●	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; and

●	any transaction from which the director derived an improper personal benefit.

As a result, neither Reflect nor its stockholders have the right, through stockholders’ derivative suits on their behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Reflect’s Bylaws provide that, to the fullest extent permitted by law, Reflect will indemnify any officer or director of Reflect against all damages, claims and liabilities arising out of the fact that the person is or was Reflect’s director or officer, or served any other enterprise at Reflect’s request as a director or officer. Reflect will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when Reflect receives an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by Reflect. Amending this provision will not reduce Reflect’s indemnification obligations relating to actions taken before an amendment. In addition, Reflect has entered into indemnification agreements with certain of its directors and officers providing that Reflect will indemnify any officer or director of Reflect against all damages, claims and liabilities arising out of the fact that the person is or was Reflect’s director or officer, or served any other enterprise at Reflect’s request as a director or officer.

REFLECT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of Reflect’s financial condition and results of operations should be read together with Reflect’s financial statements and related notes included elsewhere in this joint proxy statement/prospectus. This discussion includes forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Please see the section titled “Cautionary Note Concerning Forward-Looking Statements” beginning on page 37 of this joint proxy statement/prospectus for a discussion of the risks, uncertainties and assumptions relating to Reflect’s forward-looking statements, as well as the information set forth under the section titled “Risk Factors” beginning on page 38 of this joint proxy statement/prospectus.

Overview

Reflect Systems, Inc., a Delaware corporation, provides digital signage solutions, including software, strategic and media services to a wide range of companies across the retail, financial, hospitality and entertainment, healthcare, and employee communications industries in the United States. Reflect offers digital signage platforms, including ReflectView, which successfully deliver content to more than 75,000 playback devices. Through its strategic services, Reflect assists its customers with designing, deploying and optimizing their digital signage networks, and through its media services, Reflect assists customers with developing a plan to monetize their networks.

Reflect Systems, Inc. was incorporated under the laws of the State of Delaware on September 7, 2001. Reflect began operations on September 11, 2001.

Impact of the COVID-19 Pandemic

In January 2020, an outbreak of a new strain of coronavirus, COVID-19, was identified in Wuhan, China. Through the first quarter of 2020, the disease became widespread around the world, and on March 11, 2020, the World Health Organization declared a pandemic. Thereafter, state and local authorities in the United States and worldwide have forced many businesses to temporarily reduce or cease operations to slow the spread of the COVID-19 pandemic.

As a result of the COVID-19 pandemic, Reflect experienced rapid and immediate deterioration in its business in each of its key markets. The elective and forced closures of, and implementation of social distancing policies on, businesses across the United States has resulted in materially reduced demand for our services by our customers, as our customers purchase our products and services to engage with their end customers in a physical space through digital technology, particularly in our retail, banking and entertainment/hospitality markets. The reduced demand has resulted in customer orders being delayed. These conditions resulted in downward revisions of Reflect’s internal forecasts on current and future projected earnings and cash flows.

While Reflect is experiencing curtailment in customer demand, especially as it relates to large scale, new deployments of digital signage networks, its long-term outlook for the digital signage industry remains strong. Reflect believes that the digital signage industry will experience rapid consolidation, adding scale and enhancing profitability to those companies that emerge as the enterprise-level providers within its industry after the COVID-19 pandemic and consolidations. Reflect believes that one byproduct of the COVID-19 pandemic may be the acceleration of industry consolidation as smaller providers may be unwilling or unable to continue business over the course of 2022.

Growth Strategies and Outlook

Reflect expects that our growth over the next several years will be driven by three primary initiatives: partner development, digital marketing, and product development. The first two initiatives are focused on helping Reflect engage with significantly more prospects that align with our ideal customer profile. Notwithstanding the current COVID related supply constraints, the general decline in screen prices and resurgence in travel, shopping and dining out will continue to drive growth in the digital signage space. By investing in partner development and digital marketing, and continuing to develop our products to extend existing competitive advantages, Reflect anticipates that we can accelerate sales growth. By working with partners who specialize in hardware and deployment services, Reflect can focus greater attention on recurring revenue software sales and allow partners to take a greater share of the relatively lower margin hardware project business aligned with their core focus. Reflect believes that this approach will result in more opportunities of greater value that also represent higher gross profit margins for Reflect.

Critical Accounting Policies and Estimates

Reflect’s management is responsible for Reflect’s financial statements and has evaluated the accounting policies to be used in their preparation. Reflect’s management believes these policies are reasonable and appropriate. Reflect’s significant accounting policies are described in Note 3 of Reflect’s December 31, 2020 and 2019 Financial Statements. The following discussion identifies those accounting policies that Reflect believes are critical in the preparation of Reflect’s financial statements, the judgments and uncertainties affecting the application of those policies and the possibility that materially different amounts will be reported under different conditions or using different assumptions.

The preparation of financial statements in conformity with GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Reflect’s actual results could differ from those estimates.

Revenue Recognition: Reflect provides customers channel access to a digital product content database and access to tools by which to create, store, manage and distribute their product’s digital content for consumers via either Software-as-a-Service (“SaaS”) or an on-premise software license. Reflect also provides software maintenance, digital media advertising, professional training and product support services. Additionally, Reflect resells third-party hardware and internet-based communication and information services. Reflect accounts for revenue from contracts with customers, which comprises 100% of its revenue, through the following steps:

1.	Identification of the contract with a customer

2.	Identification of the performance obligations in the contract

3.	Determination of the transaction price

4.	Allocation of the transaction price to the performance obligations in the contract

5.	Recognition of revenue when, or as, the Company satisfies a performance obligation

See Note 3 to Reflect’s December 31, 2020 and 2019 Financial Statements for a complete disclosure of Reflect’s revenue recognition policies

Software Development Costs: Reflect capitalizes the costs incurred to develop software for internal use during the application development stage. Costs incurred during the preliminary project planning stage, along with post-implementation stages, are expensed as incurred. Capitalized costs are amortized using the straight-line method over the estimated useful life of the developed product, typically five years. Amortization expense is included in cost of revenues in the statements of operations. In order to determine the amount to capitalize each month, Reflect first reviews time spent by developers on projects associated with the development of new features and new functionality for existing and new products. This time, which is tracked against these projects using a time tracking system, is then compared to the total time spent by the development team in the same month. The percentage spent on product enhancements is then multiplied by the fully loaded payroll for the month and this amount is capitalized.

Stock-Based Compensation: Reflect’s stock options are accounted for using the grant date fair value method. Under this method, stock-based compensation expense is measured by the estimated fair value of the granted stock options at the date of grant, using the Black-Scholes option pricing model, and recognized over the vesting period with a corresponding increase to additional paid-in capital.

The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model. Reflect that the grant date fair value of the options for the nine month period ended September 30, 2021 was immaterial to the financial statements and therefore recorded no compensation expense. The grant date fair value of the options for the nine month period ended September 30, 2020 was $0.02 and Reflect recorded $8,679 of stock compensation expense. The Black Scholes option pricing model used the following weighted average assumptions, along with no dividends, for the nine month periods ended September 30, 2021 and 2021:

Method Inputs	2021	2020
Share price	$0.17	$0.17
Volatility	50%	50%
Weighted average risk free rate	1.08%-1.64%	0.73%-1.76%
Expected life	6 years	6 years

Reflect also estimated a forfeiture rate of 14% and 15% for the nine month periods ended September 30, 2021 and 2020, respectively. The Black-Scholes option-pricing model requires the input of highly subjective assumptions. Reflect calculates expected volatility for stock options based upon the volatility of public companies of similar size and industry as Reflect believes the expected volatility will approximate historical volatility. The risk-free rate is based on U.S. Treasury rates with a remaining term that approximates the expected life of the option. Reflect continues to assess the assumptions and methodologies used to calculate the established fair value of share-based compensation. Circumstances may change and additional data may become available over time, which could result in changes to these assumptions and methodologies, which could materially impact the fair value determinations.

Income Taxes: Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Reflect estimates its income taxes in preparing the financial statements. This process involves estimating the actual current tax exposure together with deferred tax assets and liabilities. Reflect has not established a valuation allowance to reserve deferred tax assets, as management believes the recovery of deferred tax assets is more likely than not of being recovered from future taxable income prior to expiration.

See Note 3 to Reflect’s December 31, 2020 and 2019 Financial Statements for a complete disclosure of Reflect’s income tax recognition and estimates policies.

Impact of Recently Issued Accounting Pronouncements

Refer to Note 3 to Reflect’s December 31, 2020 and 2019 Financial Statements, for a full description of recent accounting pronouncements, including the expected dates of adoption and estimated effects on results of operations and financial condition, which is incorporated herein by reference.

Key Line Item Descriptions

Revenues

Reflect’s revenue is primarily derived from the sales of software licenses on its SaaS platform, hardware sales, third-party provided services and Reflect provided services. As of December 31, 2020, company revenue was comprised of the following: Licensing (10%), Software-as-a Service Subscriptions (42.8%), On-Premise Maintenance & Support (5.6%), Services provided by Reflect employees (12.1%), Services Provided by Third Parties (9.8%), Hardware Systems Sales (16.3%), and Media Advertising and Sponsorship Sales (3.2%). Revenues are recognized when control of these products or services is transferred to Reflect’s customers, in an amount that reflects the consideration Reflect expects to be entitled to in exchange for those products and services. Sales and other taxes collected by Reflect are excluded from revenue. Reflect’s revenue recognition policies are discussed in more detail under “—Critical Accounting Policies and Estimates.”

Cost of revenues

Cost of revenues vary by Revenue type. For Licensing and Maintenance & Support, Reflect books no direct cost of revenue as the development costs are capitalized and amortized as described in “Software Development Costs” shown above.  For Software-as-a-Service Subscriptions, cost of revenue would include direct expenses such as cloud computing resources provided by companies like Azure and AWS, and bandwidth/access fees provided by companies like Cloudflare. For Hardware Systems sales, cost of revenue includes the hardware and shipping fees. For Reflect Services, the company does not employ job-cost accounting and as such does not allocate payroll expenses against this revenue stream. For Third Party Services, the cost of revenue is the direct expense charged by the service provider to Reflect. For Media Advertising and Sponsorship revenue, the cost is for the fees paid to the venue owners. Reflect expects costs of revenues will generally decrease in the future as a percentage of revenue over the long term.

Salaries and wages

Salaries and wages expenses consist of personnel costs, including salaries, benefits, payroll taxes and fees for all Reflect employees, and is net of amounts capitalized for software development.

Contract labor and other employee expenses

Contract labor and other employee expenses includes bonuses, sales commissions, education and seminars, and other employee related expenses and contract labor, net of any amount capitalized for software development.

Selling expenses

Selling expenses primarily consist of referral fees and marketing expenses for activities such as digital marketing campaigns, thought leadership, trade show participation and maintaining the company’s website. Selling and marketing expense as a percentage of revenue may fluctuate from period to period based on revenue levels and the timing of our investments in these functions over the long term.

Depreciation

Depreciation represents investments in computer equipment, office furnishings and lease-hold improvements not directly expensed. Reflect records depreciation when appropriate using straight-line method over the estimated useful life of the assets.

Rent expense

Rent expense relates to Reflect’s lease payments on Reflect’s headquarters in Richardson, TX. Rent expense includes rent, common area maintenance, utilities, insurance and real estate taxes. Reflect expects that rental expense will stay consistent as a percentage of revenue over the long term.

Other operating expense

Other operating expenses includes a variety of items such as office supplies, computer software, postage and printing, travel and entertainment, professional services, insurance, stock option expense, bad debt and telecommunications services. Reflect expects these expenses may vary over time as a percentage of revenue.

Other income (expense)

Other income (expense) primarily relates to interest paid on long-term borrowings and with respect to 2020 and 2021, forgiveness of PPP loans.

Income tax benefit

Reflect accounts for income taxes in accordance with ASC 740, Income Taxes, which requires an asset and liability approach for the financial accounting and reporting of income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the statements of operations in the period that includes the enactment date. A valuation allowance is established when we determine that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management believes the recovery of deferred tax assets is more likely than not of being recovered from future taxable income prior to expiration and therefore no valuation allowance recorded.

Results of Operations

Nine Month Period Ended September 30, 2021 Compared to Nine Month Period Ended September 30, 2020

Revenues: Revenues decreased by $699,813, or 7.7%, to $8,391,675 for the nine month period ended September 30, 2021 from $9,091,488 for the nine month period ended September 30, 2020. This decrease was driven by a reduction in hardware sales due to postponed projects, primarily related to COVID restrictions and supply chain issues.

Cost of Revenues: Cost of Revenues decreased by $1,070,708, or 27.2%, to $2,862,698 for the nine month period ended September 30, 2021 from $3,933,406 for the nine month period ended September 30, 2020. This decrease was primarily driven by the shift in product mix to higher margin Software-as-a-Service Subscriptions revenue combined with continuing efforts to control network expenses.

Gross Profit: Gross Profit increased by $370,895, or 7.2%, to $5,528,977 for the nine month period ended September 30, 2021 from $5,158,082 for the nine month period ended September 30, 2020. This increase was the result of a decrease in Cost of Revenues, partially offset by a decrease in top line revenues.

Operating Expenses

	Nine month period ended September 30, 2021	Nine month period ended September 30, 2020	Change ($)	Change (%)
Operating Expenses
Salaries and wages	$4,108,896	$4,478,581	$(369,685)	(8.3)%
Contract labor and other employee expenses	223,683	171,005	52,678	30.8%
Selling expenses	446,088	446,587	(499)	(0.1)%
Depreciation	111,371	117,098	(5,727)	(4.9)%
Rent expense	265,702	250,066	15,636	6.3%
Other operating expenses	558,209	404,805	153,404	37.9%

Total operating expenses	$5,713,949	$5,868,142	$(154,193)	(2.6)%

Reflect’s operating expenses include salaries and wages, contract labor and other employee expenses, selling expenses, depreciation, rent expense and other operating expenses. Reflect’s operating expenses decreased by $154,193 or 2.6% to $5,713,949 for the nine month period ended September 30, 2021, compared to the nine month period ended September 30, 2020, mainly due to a $369,685 decrease in salary and wages in the nine months ended September 30, 2021 compared to the nine month period ended September 30, 2020, which decrease was driven by a reduction in headcount, partially offset by (i) a $52,678 increase in contract labor and other employee expenses, which increase was primarily driven by increased use of net contract labor, increased commissions, and recruiting and (ii) a $153,404 increase in other operating expenses, which increase was primarily driven by an increase in commercial insurance premiums, professional services, and commercial activities taxes related to business conducted in Ohio.

Other Income (Expense)

Other income (expense) increased to income of $941,223 for the nine month period ended September 30, 21 from expense of $(75,390) for the nine month period ended September 30, 2020, primarily due to forgiveness of the second PPP loan.

Income Tax Benefit

Reflect’s income tax benefit decreased to $68,460 for nine month period ended September 30, 2021 compared to $223,576 for the nine month period ended September 30, 2020, an decrease of $155,116. Reflect’s income tax rate was (9.01)% for the nine month period ended September 30, 2021 compared to 28.32% for the nine month period ended September 30, 2020. The decrease in income tax benefit was primarily due to an increase in taxable net income.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Revenues: Revenues decreased by $4,125,812, or 25.5%, to $12,024,910 for the year ended December 31, 2020 from $16,150,722 for the year ended December 31, 2019. This decrease was driven by reduction in new digital signage projects and particularly large scale hardware deployments as well as a significant reduction in media sales as a result of COVID-19 related concerns and restrictions.

Cost of Revenues: Cost of Revenues decreased by $2,966,120, or 39.0%, to $4,640,283 for the year ended December 31, 2020 from $7,606,402 for the year ended December 31, 2019. This decrease was driven by reduced hardware and third-party services expenses related to the reduction in large-scale deployments and media sales as well as improvements in network operations cost control.

Gross Profit: Gross Profit decreased by $1,159,693, or 13.6%, to $7,384,627 for the year ended December 31, 2020 from $8,544,320 for the year ended December 31, 2019. This decrease was driven by the reduction in top line revenue discussed above while cost control measures and an increase in the relative percentage of higher margin software sales helped reduce that impact on gross profit.

Operating Expenses

	Year ended December 31, 2020	Year ended December 31, 2019	Change ($)	Change (%)
Operating Expenses
Salaries and wages	$5,825,078	$5,504,201	$320,877	5.8%
Contract labor and other employee expenses	239,511	447,536	(208,025)	(46.5)%
Selling expenses	549,612	610,880	(61,268)	(10.0)%
Depreciation	155,223	142,865	12,358	8.7%
Rent expense	330,731	330,355	376	0.1%
Other operating expenses	530,131	1,118,204	(588,073)	(52.6)%

Total operating expenses	$7,630,286	$8,154,041	$(523,755)	(6.4)%

Reflect’s operating expenses include salaries and wages, contract labor and other employee expenses, selling expenses, depreciation, rent expense and other operating expenses. Reflect’s operating expenses decreased by $523,755 or 6.4% to $7,630,286 for the year ended December 31, 2020, compared to the year ended December 31, 2019, mainly due to (i) a decrease of $588,073 in other operating expenses, to $530,131 for the year ended December 31, 2020, compared to $1,118,204 for the year ended December 31, 2019, mainly due to a significant decrease in travel and entertainment, office supplies expenses related to COVID-19 restrictions, and a significant non-recurring bad debt expense in 2019 and (ii) a decrease of $208,025 in contract labor and other employee expenses, to $239,511 for the year ended December 31, 2020, compared to $447,536 for the year ended December 31, 2019, mainly due to the curtailment of contract labor for software development, partially offset by increased salaries and wages of $320,877 as a result of investments in staff and increased cost of benefits.

Other Income (Expense)

Other income (expense) increased to $969,133 for the year ended December 31, 2020 from $(76,360) for the year ended December 31, 2019, primarily due to income related to the forgiveness of Reflect’s Paycheck Protection Program loan in 2020.

Income Tax Benefit

Reflect’s income tax benefit increased to $135,887 for the year ended December 31, 2020 compared to $30,100 for the year ended December 31, 2019, an increase of $105,787. Reflect’s income tax rate was (18.78)% for the year ended December 31, 2020 compared to (8.75)% for the year ended December 31, 2019. The increase in income tax benefit was primarily due to a taxable net loss recorded for the period.

Liquidity and Capital Resources

Sources and Uses of Cash

Reflect has financed its operations primarily through utilization of cash generated from operations, as well as borrowings under its credit facility, pursuant to which Reflect also has a revolving line of credit with a maximum borrowing of $500,000. As of September 30, 2021, Reflect had cash and cash equivalents of $3,885,683 and net working capital, consisting of current assets less current liabilities, of $2,393,040. As of September 30, 2021, Reflect had a stockholders’ deficit of $7,869,153.

Reflect believes its existing cash and anticipated net cash provided by operating activities, together with available borrowings under its credit facility, will be sufficient to meet its working capital requirements for at least the next 12 months. However, if Reflect’s operating performance during the next 12 months is below its expectations, Reflect’s liquidity and ability to operate its business could be adversely affected. Reflect’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors.” Reflect cannot guarantee that it will be able to raise additional capital in the future on favorable terms, or at all. Any inability to raise capital could adversely affect Reflect’s ability to achieve its business objectives.

Summary of Cash Flows

The following table presents a summary of cash flow from operating, investing and financing activities:

	Nine Month Period Ended September 30, 2021	Nine Month Period Ended September 30, 2020	Year ended December 31, 2020	Year ended December 31, 2019
Cash provided by (used in):
Operating activities	$1,215,721	$631,132	$27,120	$1,477,971
Investing activities	(679,862)	(773,434)	(1,011,125)	(1,580,666)
Financing activities	623,393	770,733	645,733	2,000,000
Net increase (decrease) in cash and cash equivalents	$1,159,252	$628,431	$(338,272)	$1,897,305

Operating Activities

For the nine month period ended September 30, 2021, net cash provided by operating activities was $1,215,721 compared to $631,132 for the nine month period ended September 30, 2020, an increase of $584,589. This increase was primarily due to a decrease in operating expenses and cost of revenues offset by a decrease in revenue and gross profit. This impact was offset by the forgiveness of the PPP loan in 2021 in the amount of $998,393.

For the year ended December 31, 2020, net cash provided by operating activities was $27,120 compared to $1,477,971 for the fiscal year ended December 31, 2019, a decrease of $1,450,851. This decrease was primarily due to reduced revenue primarily related to a decline in new projects resulting from the impact of the COVID-19 pandemic. This impact was offset by the forgiveness of the PPP loan in 2020 in the amount of $1,062,400.

Investing Activities

For the nine month period ended September 30, 2021, net cash used in investing activities was $(679,862) compared to $(773,434) for the nine month period ended September 30, 2020, a decrease in next cash used of $93,572. This decrease was primarily due to a decrease in capitalization of software development attributable to new features and functionality.

For the year ended December 31, 2020, net cash used in investing activities was $1,011,125 compared to $1,580,666 for the fiscal year ended December 31, 2019, a decrease of $569,541. This decrease was primarily due to a decrease in software development costs and a decline in capital equipment purchases.

Financing Activities

For the nine month period ended September 30, 2021, net cash provided by financing activities was $623,393 compared to $770,733 for the nine month period ended September 30, 2020, a decrease of $147,340. This decrease was primarily due to incurring a smaller PPP loan in the nine month period ended September 30, 2021 compared to the PPP loan incurred in the nine month period ended September 30, 2020, and an increase in note payments in the nine month period ended September 30, 2021.

For the year ended December 31, 2020, net cash provided by financing activities was $645,733 compared to $2,000,000 for the fiscal year ended December 31, 2019, a decrease of $1,354,267. This decrease was primarily due to receiving proceeds from the Reflect Credit Agreement in 2020, compared to proceeds from a PPP loan in 2021 and payments made on a note payable in 2021.

Debt

As of September 30, 2021, Reflect had $708,333 of outstanding long-term borrowings and $500,000 in short-term borrowings for a total of $1,208,333 in outstanding borrowings.

On February 1, 2019 Reflect entered into a $2,000,000 credit agreement (the “Reflect Credit Agreement”) with a maturity of February 1, 2024. The Reflect Credit Agreement requires monthly interest payments beginning on March 1, 2019 and monthly principal payments of $41,667, beginning on March 1, 2020. The loan bears interest at a rate of 5.35% per annum. At September 30, 2021 and 2020, the balance of the loan was $1,208,333 and $1,583,333, respectively.

Under the Reflect Credit Agreement, the Company also entered into a revolving line of credit with a maximum borrowing of $500,000. The Reflect Credit Agreement requires monthly interest payments until its maturity. On February 1, 2020, the Company amended its revolving line of credit extending the maturity to July 15, 2021. The line of credit bears interest at the Prime Rate as published by the Wall Street journal (3.25% at September 30, 2021 and 2020). As of September 30, 2021 and 2020, the outstanding balance on the line of credit was $0 and $0, respectively.

The Reflect Credit Agreement is collateralized by substantially all assets of the Company. The Reflect Credit Agreement requires the Company to meet certain financial and nonfinancial covenants. At September 30, 2021, Reflect was in compliance with its debt covenants.

On April 29, 2020, Reflect received loan proceeds in the amount of $1,062,400 under the Paycheck Protection Program (“PPP”) which was established as part of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act was enacted, permitted second draw PPP loans. In January 2021, Reflect applied for and was approved for a second draw PPP loan. Reflect received $998,393 of loan proceeds with an effective date of January 28, 2021, with a maturity of five years and interest at 1% per annum.

Reflect has received forgiveness for the first PPP loan, dated April 29, 2020 and received forgiveness for the second PPP loan dated July 16, 2021.

Contractual obligations

As of September 30, 2021, Reflect’s material contractual obligations were as follows:

		Payments by period
	Total	< 1 Year	1-3 Years	3-5 Years	> 5 Years
Long-term borrowings	1,208,333	500,000	708,333	—	—
Operating leases	661,969	289,731	372,238	—	—

Total contractual obligations	1,870,302	789,731	1,080,571	—	—

Changes in and disagreements with Reflects accountants on accounting and financial disclosure

None.

Quantitative and qualitative disclosures about market risk.

Interest Rate Risk: Reflect does not have interest rate risk on our outstanding long-term debt as these arrangements have fixed interest rates.

Inflation Risk: Reflect does not believe that inflation has had a material effect on its business, financial condition, or results of operations. Nonetheless, if Reflect’s costs, including wage costs, were to become subject to significant inflationary pressures, Reflect may not be able to fully offset such higher costs through price increases. Reflect’s inability or failure to do so could harm its business, financial condition, and results of operations.

DESCRIPTION OF SECURITIES OF CREATIVE REALITIES

The following is a description of the common stock Creative Realities is registering, and certain material provisions of Minnesota law, Creative Realities Articles of Incorporation, and Creative Realities corporate bylaws. The following is only a summary and is qualified by applicable law, Creative Realities Articles of Incorporation, and Creative Realities corporate bylaws. Copies of Creative Realities Articles of Incorporation and corporate bylaws are included as exhibits to the registration statements of which this prospectus is a part and are available as set forth under “Where You Can Find More Information.”

General

As of the date of this prospectus, there were 11,937,980 shares of Creative Realities common stock issued and outstanding, held of record by approximately 339 holders. Creative Realities authorized capital consists of 250,000,000 shares of capital stock, $0.01 par value per share, of which 200,000,000 shares are available for issuance as common stock, and 50,000,000 shares are available for issuance as preferred stock. As of the date of this prospectus, there were no shares of Creative Realities preferred stock outstanding.

Common Stock

Voting. The holders of Creative Realities common stock are entitled to one vote for each outstanding share of common stock owned by that shareholder on every matter properly submitted to the shareholders for their vote. Shareholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights. Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of Creative Realities common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by Creative Realities Board of Directors out of Creative Realities assets or funds legally available for such dividends or distributions.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Creative Realities affairs, holders of Creative Realities common stock would be entitled to share ratably in Creative Realities assets that are legally available for distribution to shareholders after payment of liabilities and after the satisfaction of any liquidation preferences and unpaid accrued dividends owed to the holders of any preferred stock.

Conversion, Redemption and Preemptive Rights. Holders of Creative Realities common stock have no conversion, redemption, preemptive, subscription or similar rights.

Anti-Takeover Provisions

The following is a description of certain provisions of the Minnesota Business Corporation Act and Creative Realities corporate bylaws that are likely to discourage any unfriendly attempt to obtain control of Creative Realities. This summary does not purport to be complete and is qualified in its entirety by reference to the Minnesota Business Corporation Act and Creative Realities corporate bylaws.

Minnesota Business Combination Act

Creative Realities is subject to the Minnesota Business Combination Act, Section 302A.673 of the Minnesota Business Corporation Act. Subject to certain qualifications and exceptions, the statute prohibits an “interested shareholder” of certain Minnesota corporations that are termed “issuing public corporations” (which definition Creative Realities satisfies) from effecting any “business combination” with the corporation for a period of four years from the date the shareholder becomes an “interested shareholder” unless the corporation’s Board of Directors approved the business combination prior to the shareholder becoming an “interested shareholder” or otherwise approved the shareholder becoming an “interested shareholder.”

An “interested shareholder” is defined to include (i) any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation, or (ii) any affiliate or associate of the corporation, that, within the prior four-year period has at any time directly or indirectly beneficially owned 10% or more of the voting power of the then-outstanding stock of the corporation.

The term “business combination” is defined broadly to include, among other things:

●	the merger, consolidation or share exchange of the corporation with the interested shareholder or any corporation that is, or after the merger, consolidation or share exchange would be, an affiliate or associate of the interested shareholder (subject to certain exceptions);

●	the sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder or any affiliate or associate of the interested shareholder, of assets of the corporation or any subsidiary (i) having an aggregate market value of 10% or more of the corporation’s consolidated assets, (ii) having an aggregate market value of 10% or more of the market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis (subject to certain exceptions); or

●	the issuance or transfer to an interested shareholder or any affiliate or associate of the interested shareholder of 5% or more of the aggregate market value of the outstanding stock of the corporation (subject to certain exceptions).

The statute is designed to protect minority shareholders by prohibiting transactions in which an acquirer could favor itself at the expense of minority shareholders. The statute’s prohibition on the issuance or transfer to an interested shareholder of 5% or more of the aggregate market value of the outstanding stock of a corporation is subject to an exemption for shares purchased pursuant to the exercise of rights offered on a pro rata basis to all shareholders, such as this rights offering.

Bylaws

Certain provisions of Creative Realities corporate bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of Creative Realities corporate policies formulated by Creative Realities Board of Directors. In addition, these provisions also are intended to ensure that Creative Realities Board of Directors will have sufficient time to act in what Creative Realities Board of Directors believes to be in the best interests of Creative Realities Company and Creative Realities shareholders. Nevertheless, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of Creative Realities by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of Creative Realities shareholders. These provisions are summarized below.

Advance Notice Provisions for Raising Business or Nominating Directors. Sections 2.2 and 3.3 of Creative Realities bylaws contain advance-notice provisions relating to the ability of shareholders to raise business at a shareholder meeting and make nominations for directors to serve on Creative Realities Board of Directors. These advance-notice provisions generally require shareholders to raise business within a specified period of time prior to a meeting in order for the business to be properly brought before the meeting. Similarly, Creative Realities bylaws prescribe the timing of submissions for nominations to Creative Realities Board of Directors and the certain of factual and background information respecting the nominee and the shareholder making the nomination.

Limited Shareholder Action in Writing. Creative Realities bylaws provide that shareholder action can be taken only at an annual or special meeting of shareholders and cannot be taken by written consent in lieu of a meeting by fewer than all shareholders entitled to vote. This provision is consistent with the Minnesota Business Corporation Act, which does not allow for fewer than all shareholders of a public corporation to take action other than at an actual meeting of the shareholders.

Number of Directors and Vacancies. Creative Realities bylaws provide that the number of directors shall initially consist of seven persons, with the precise number of directors comprising the board shall be determined from time to time by the board itself. The prescribed number of directors comprising the board may be increased (but not decreased) by a majority of the directors then serving on the board. The bylaws also provide that Creative Realities board has the right, except as may be provided in the terms of any series of preferred stock created by resolutions of the board, to fill vacancies, including vacancies created by any decision of Creative Realities board to increase the number of directors comprising the board.

Articles of Incorporation – Blank-Check Preferred Stock Power

Under Creative Realities Articles of Incorporation, Creative Realities board has the authority to fix by resolution the terms and conditions of one or more series of preferred stock and provide by resolution for the issuance of shares of such series.

Creative Realities believe that the availability of Creative Realities preferred stock, in each case issuable in series, and additional shares of common stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of Creative Realities preferred stock, as well as authorized but unissued shares of common stock, will be available for issuance without further action by Creative Realities shareholders, unless shareholder action is required by applicable law or the rules of any stock exchange on which any series of Creative Realities stock may then be listed, or except as may be provided in the terms of any preferred stock created by resolution of Creative Realities board.

These provisions give Creative Realities board the power to approve the issuance of a series of preferred stock, or additional shares of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of preferred stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations or, alternatively, might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

Transfer Agent

The transfer agent and registrar for Creative Realities common stock is Computershare Limited, 401 2nd Avenue North, Minneapolis, Minnesota 55401.

Voting and Lock-up Agreements

The Merger Agreement requires Reflect to execute and deliver, and use its commercially reasonable efforts to cause certain Reflect Stockholders that own 5% or more of the Reflect Stock (on a converted to Reflect common stock basis) to execute and deliver, contemporaneously with the execution of the Merger Agreement, a Voting and Lock-up Agreement in the form attached to the Merger Agreement as Exhibit D, pursuant to which, among other things, such Reflect stockholders will agree to vote the Shares owned by them in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger. Reflect stockholders owning 54.6% of the Reflect common stock and preferred stock have executed such agreement. Specifically, holders of 25.7% of the Reflect Series A Preferred Stock, 24.5% of the Reflect Series B Preferred Stock, 23.1% of the Reflect Series C Preferred Stock, 36.2% of the Reflect Series C-1 Preferred Stock, 96.7% of the Reflect Series D Preferred Stock and 42.5% of all of the Reflect preferred stock, have executed such agreement.

The Voting and Lock-up Agreement further provides that Reflect Stockholders will agree that they will not, subject to certain exceptions, transfer, sell, tender or otherwise dispose of any of the CREX Share Consideration that they will receive as a result of the Merger for a period of six months after the Effective Time. Reflect’s directors, officers and Reflect Stockholders that own 5% or more of the Reflect Stock immediately prior to the Effective Time (on an as-converted to Reflect common stock basis) will agree to an additional lock-up period as requested by any underwriter in connection with any debt or equity financing of Creative Realities Shares conducted between the execution of the Merger Agreement and the Closing Date; provided that such restrictions will not extend longer than one year following the Closing Date. Please read the section entitled “The Merger Proposal —Voting and Lock-Up Agreements.”

Listing of Securities

Creative Realities’ common stock and warrants are listed on Nasdaq under the symbols “CREX” and “CREXW,” respectively.

BENEFICIAL OWNERSHIP OF SECURITIES of CREATIVE REALITIES

The following table sets forth the number of common shares, and percentage of outstanding common shares, beneficially owned as of December 27, 2021, by:

●	each person known by Creative Realities to be the beneficial owner of more than five percent of Creative Realities outstanding common stock

●	each current director

●	each executive officer of Creative Realities and other persons identified as a named executive in this joint proxy statement/prospectus, and

●	all current executive officers and directors as a group.

Unless otherwise indicated, the address of each of the following persons is 13100 Magisterial Drive, Suite 100, Louisville, KY 40223, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

The expected beneficial ownership of Creative Realities Shares pre-Merger is based on 12,005,129 Creative Realities Shares issued and outstanding as of December 27, 2021 and does not take into account, (i) any Creative Realties Shares issued to Reflect stockholders in connection with the Merger, (ii) any Creative Realties Shares issued to Reflect employees in connection with the Retention Bonus Plan, (iii) any Creative Realities Shares or Convertible Securities issued in any financing prior to, or in connection with, the Merger, or (iv) any Creative Realities Shares issuable as a result of any Existing Debt Conversion. The expected beneficial ownership post- Merger: (i) assumes the issuance of an aggregate of 2,333,334 Creative Realities Shares, based on an issuance price equal to $2.00 per share to Reflect stockholders in the Merger, (ii) assumes the issuance of an aggregate of 333,334 Creative Realities Shares, based on an assumed issuance price equal to $2.00 per share to Reflect employees as part of the Retention Bonus Plan, (iii) assumes the issuance of 2,249,347 Creative Realities Shares to Slipstream Communications, LLC (“Slipstream”) to convert $2,483,279 of outstanding principal and accrued interest owed to Slipstream by Creative Realities as part of the Existing Debt Conversion, (iv) assumes the issuance to Slipstream of warrants to purchase 3,263,188 Creative Realities Shares in connection with a debt financing anticipated to occur in advance of the Closing; and (v) excludes any Creative Realities Shares or Convertible Securities (other than the warrants set forth in paragraph (iv))issued in a any financing prior to, or in connection with, the Merger (which if issued, would result in additional Creative Realities Shares being outstanding).

Information concerning the stock ownership of Reflect’ officers, directors and 5% stockholders is set forth under “Beneficial Ownership of Securities of Reflect.”

Name and Address	Common Shares Beneficially Owned Pre-Merger(1)	Percentage of Common Shares Pre-Merger(1)	Common Shares Beneficially Owned Post-Merger (estimate)	Percentage of Common Shares Post-Merger (estimate)
Slipstream Funding, LLC(2) c/o Pegasus Capital Advisors, L.P. 750 E Main St., Suite 600 Stamford, CT 06902	952,365	7.93%	952,365	5.63%
Slipstream Communications, LLC(3) c/o Pegasus Capital Advisors, L.P. 750 E Main St., Suite 600 Stamford, CT 06902	6,515,390	45.74%	12,387,925	60.30%
Stephen Nesbit(4)	73,981	*	73,981	*
Donald A. Harris(5)	220,023	1.83%	220,023	1.30%
Dennis McGill(6)	89,296	*	89,296	*
David Bell(7)	73,981	*	73,981	*
Richard Mills(8)	916,904	7.54%	916,904	5.42%
Will Logan(9)	117,735	*	117,735	*
All current executive officers and directors as a group(10)	1,491,920	11.05%	1,491,920	8.82%

*	less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record rate, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of outstanding shares of Creative Realities. In any case where an individual has beneficial ownership over securities that are not outstanding, but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage of Common Shares” column of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such column may exceed 100%.
(2)	Investment and voting power over shares held by Slipstream Funding, LLC is held by Slipstream Communications, LLC, its sole member, and may deemed to be directly or indirectly controlled by Craig Cogut, Chairman and Chief Executive Officer of Pegasus Capital Advisors, LLC. See table footnote 3 for further information regarding Slipstream Communications, LLC.
(3)	Investment and voting power over shares held by Slipstream Communications, LLC may be deemed to be directly or indirectly controlled by Craig Cogut, Chairman and Chief Executive Officer of Pegasus Capital Advisors, LLC. Slipstream Communications, LLC (“Slipstream Communications”) is the sole member of Slipstream Funding, LLC (“Slipstream Funding”). BCOM Holdings, LP (“BCOM Holdings”) is the managing member of Slipstream Communications. BCOM GP LLC (“BCOM GP”) is the general partner of BCOM Holdings. Business Services Holdings, LLC (“Business Services Holdings”) is the sole member of BCOM GP. PP IV BSH, LLC (“PP IV BSH”), Pegasus Investors IV, L.P. (“Pegasus Investors”) and Pegasus Partners IV (AIV), L.P. (“Pegasus Partners (AIV)”) are the members of Business Services Holdings. Pegasus Partners IV, L.P. (“Pegasus Partners”) is the sole member of PP IV BSH. Pegasus Investors IV, L.P. (“Pegasus Investors”) is the general partner of each of Pegasus Partners (AIV) and Pegasus Partners and Pegasus Investors IV GP, L.L.C. (“Pegasus Investors GP”) is the general partner of Pegasus Investors. Pegasus Investors GP is wholly owned by Pegasus Capital, LLC (“Pegasus Capital”). Pegasus Capital may be deemed to be directly or indirectly controlled by Craig Cogut. The share figure includes the 952,365 shares of common stock issued to and held by Slipstream Funding, LLC. Share figure also includes 2,238,937 common shares purchasable upon exercise of outstanding warrants issued to and held by Slipstream Communications, LLC. Share figure excludes shares that may, at the election of Creative Realities, be issued by Creative Realities to Slipstream Communications or its designees in lieu of making cash payments under the Amended and Restated Loan and Security Agreement dated March 7, 2021 by and among Creative Realities, its subsidiaries and Slipstream Communications. Shares figure assumes the issuance of 2,249,347 Creative Realities Shares to convert $2,483,279 of outstanding principal and accrued interest owed to Slipstream by Creative Realities as part of the Existing Debt Conversion, and the issuance of warrants to purchase 3,263,188 Creative Realities Shares in connection with a debt financing anticipated to occur in advance of the Closing
(4)	Mr. Nesbit is a director of Creative Realities. Share figure includes 20,000 shares purchasable upon the exercise of outstanding options.
(5)	Mr. Harris is a director of Creative Realities. Share figure includes 9,130 shares purchasable upon the exercise of outstanding warrants, and 8,524 shares issued to Five Star Partnership Ltd., of which Mr. Harris is a principal and has voting and investment power over such shares. Share figure includes 20,000 shares purchasable upon the exercise of outstanding options.

(6)	Mr. McGill is a director of Creative Realities and Chairman of the Board. Share figured includes 16,666 shares purchasable upon the exercise of outstanding options. Share figure includes 25,000 shares purchasable upon the exercise of outstanding options.

(7)	Mr. Bell is a director of Creative Realities. Share figure includes 20,000 shares purchasable upon the exercise of outstanding options.

(8)	Mr. Mills is a director of Creative Realities and Chief Executive Officer. Share figure includes 87,976 shares issued to RFK Communications, LLC, of which Mr. Mills is a principal and has voting and investment power over such shares. Share figure includes 160,000 shares purchasable upon the exercise of outstanding options.

(9)	Mr. Logan is the Chief Financial Officer of Creative Realities. Share figure includes 111,667 shares purchasable upon the exercise of outstanding options.

(10)	Includes Messrs. McGill, Mills, Bell, Harris, Nesbit and Logan.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below sets forth certain information, as of the close of business on December 31, 2020, regarding equity compensation plans (including individual compensation arrangements) under which Creative Realities securities were then authorized for issuance.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (excluding securities reflected in column a)
Equity compensation plans approved by stockholders	None	(1)	N/A	None
Equity compensation plans not approved by stockholders	2,613,809	(1)	$3.19	3,398,326	(2)

(1)	All shares reflected in the table are issuable upon exercise of outstanding stock options issued under the 2006 Amended and Restated Equity Incentive Plan or the 2014 Stock Incentive Plan.

(2)	Reflects number of securities remaining available for issuance under the 2014 Stock Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS of CREATIVE REALITIES

Slipstream Financings

On August 17, 2016, Creative Realities and its subsidiaries (collectively, the “Borrowers”) entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Slipstream. As of April 6, 2021, Slipstream is the holder of 80.7% of Creative Realities’ outstanding debt instruments including a term loan, secured revolving promissory note, and secured special promissory note and has beneficial ownership of approximately 47.07% of Creative Realities Shares (on an as-converted, fully diluted basis including conversion of outstanding warrants, and assuming no other convertible securities, options and warrants are converted or exercised by other parties).

On November 6, 2019, Slipstream extended the maturity date of the Term Loan and revolver loan to June 30, 2021 through the Sixth Amendment to the Loan and Security Agreement, aligning the maturity date of the Term Loan and Secured Revolving Promissory Note with the Secured Disbursed Escrow Promissory Note.

On December 30, 2019, Creative Realities entered into the Special Loan as part of the Seventh Amendment under which it obtained $2,000, with interest thereon at 8% per annum payable 6% in cash and 2% via the issuance of SLPIK interest, provided however that upon occurrence of an event of default the interest rate shall automatically be increased by 6% per annum payable in cash. The entry into the Seventh Amendment adjusted the interest rate on the Term Loan and Revolving Loan to 8% per annum, provided, however, at all times when the aggregate outstanding principal amount of the Term Loan and the Revolving Loan exceeds $4,100 then the Loan Rate shall be 10%, of which eight percent 8% shall be payable in cash and 2% shall be paid by the issuance of and treated as additional PIK.

Upon the earlier to occur of an Event of Default or October 1, 2020, if any of the principal amount of the Special Loan is then outstanding, the principal and accrued but unpaid interest of the Special Loan and the outstanding SLPIK shall be automatically converted into shares of a new series of Senior Convertible Preferred Stock of Creative Realities (“New Preferred”) having an Appraised Value equal to three times the then outstanding principal amount and accrued but unpaid interest of the Special Loan and the outstanding SLPIK and having the following terms and conditions, as reasonably determined by Creative Realities and Slipstream, the New Preferred shall:

●	be the most senior equity security of Creative Realities, including with respect to the payment of dividends and other distributions;

●	be on substantially the same terms and conditions as Creative Realities’ Series A-1 6% Convertible Preferred Stock as set forth in its Certificate of Designation immediately before the same was cancelled pursuant to a Certificate of Cancellation dated as of March 13, 2019;

●	not be subject to a right of redemption upon the part of a holder thereof;

●	accrue and pay quarterly dividends at the rate of twelve percent (12%) per annum which shall be payable in cash;

●	have a Stated Value that is an amount mutually agreed by Creative Realities and Slipstream at the time of issuance;

●	Conversion Price shall be an amount equal to 80% of the average for the 30-day period ending two days prior to the required conversion date of the daily average of the range of Creative Realities’ common stock (calculated pursuant to information on The Wall Street Journal Online Edition), subject to appropriate adjustments; and

●	neither section 6(e) of the Series A-1 Certificate of Designation nor any similar provision shall apply to the New Preferred.

On April 1, 2020, Creative Realities entered into an Eighth Amendment to Loan and Security Agreement (the “Eighth Amendment”) with Slipstream to amend the terms of the payments and interest accruing on the Term Loan, Secured Revolving Promissory Note, and Special Loan. The Eighth Amendment increased the interest rates of these loans from 8% to 10%, effective April 1, 2020. Until January 1, 2021, rather than cash payments of accrued interest under the term and revolving loans, interest will be paid by the issuance of and treated as additional principal thereunder. Commencing January 2, 2021, such interest will be payable in cash. Interest on the special loan will no longer be paid in cash, but by the issuance of and treated as additional principal thereunder.

On February 28, 2021, January 31, 2021, December 31, 2020, November 30, 2020, and September 29, 2020, Creative Realities entered into several amendments to Loan and Security Agreement with its subsidiaries and Slipstream to amend the automatic conversion date of the Special Loan. Each amendment extended the automatic conversion date of the Special Loan into the defined new class of senior preferred stock of Creative Realities, which was ultimately Amended and Restated in full on March 7, 2021 as discussed further above. Creative Realities paid no fees in exchange for these extensions.

On March 7, 2021, Creative Realities and its subsidiaries (collectively, the “Borrowers”) refinanced their current debt facilities with Slipstream Communications, LLC (“Slipstream”), pursuant to an Amended and Restated Credit and Security Agreement (the “Credit Agreement”). The debt facilities continue to be fully secured by all assets of the Borrowers. The maturity date (“Maturity Date”) on the outstanding debt and new debt is extended to March 31, 2023. The Credit Agreement (i) provides a $1,000 of availability under a line of credit (the “Line of Credit”), (ii) consolidates our existing term and revolving line of credit facilities into a new term loan (the “New Term Loan”) having an aggregate principal balance of approximately $4,550 (including a 3.0% issuance fee capitalized into the principal balance), (iii) increases the outstanding special convertible term loan (the “Convertible Loan”) to approximately $2,280 (including a 3.0% issuance fee capitalized into the principal balance), and (iv) extinguishes the outstanding obligations owed with respect to a $264 existing disbursed escrow loan in exchange for shares of Creative Realities’ common stock (the “Disbursed Escrow Conversion Shares”), valued at $2.718 per share (the trailing 10-day VWAP as reported on the Nasdaq Capital Market as of the date of execution of the Credit Agreement). The Line of Credit and Convertible Loan accrue interest at 10% per year, and the New Term Loan accrues interest at 8% per year. For additional information with respect to the Credit Agreement, see Note 8 Loans Payable to Creative Realities’ Annual Report on Form 10-K for the year ended December 31, 2020.

Creative Realities intends to raise up to $25 million of capital in one or more debt financings, consisting of up to $10 million of senior secured debt, and up to $15 million of unsecured, convertible debt, together with the possible issuance of warrants to purchase Creative Realities Shares. The convertible debt will be evidenced by the issuance of convertible notes, the terms of which would likely permit the conversion or payment of any principal or accrued interest outstanding under any convertible promissory notes in Creative Realities Shares. Based on current discussion with Slipstream Funding, LLC, Creative Realities’ lender, all or a portion of the capital to be raised by Creative Realities may be obtained by debt financing by Slipstream, the terms of which may require Creative Realities to convert a portion of Slipstream’s current loan into Creative Realities Shares at a discount to the current market price at the time of closing as part of the Existing Debt Conversion. If Creative Realities enters into a binding commitment in respect of any such financings, Creative Realities will file a Current Report on Form 8-K with the SEC to disclose details of any such financings.

33 Degrees

On August 14, 2018, Creative Realities entered into a payment agreement with 33 Degrees Convenience Connect, Inc., a related party that is approximately 17.5% owned by a member of our senior management (“33 Degrees”), outlining terms for repayment of $2,567 of aged accounts receivable as of that date. The payment agreement stipulated a simple interest rate of 12% on aged accounts receivable to be paid on the tenth day of each month through the maturity date of December 31, 2019. As of December 31, 2019, 33 Degrees paid the note in full and had a remaining outstanding accounts receivable balance of $1 in the Consolidated Financial Statements. 33 Degrees has continued to purchase additional hardware and services from Creative Realities on a prepaid basis.

For the years ended December 31, 2020 and 2019, we had sales of $1,058 (6.1% of consolidated sales) and $1,103 (3.5% of consolidated sales), respectively, with 33 Degrees. Accounts receivable due from 33 Degrees was $40, or 1.2%, and $1, or 0% of consolidated accounts receivable at December 31, 2020 and December 31, 2019, respectively.

Each of the foregoing transactions were approved by our Board of Directors after full disclosure of any conflicts of interest. Any directors that had a conflicting interest in the transactions abstained from approving such matter.

Policies and Procedures for Related Person Transactions

Creative Realities’ related person transaction policy requires the review and approval or ratification of related person transactions. Creative Realities’ policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to the Creative Realities Board any “related person transaction” (defined as any transaction that is reportable by Creative Realities under Item 404(a) of Regulation S-K in which Creative Realities is or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The No related person transaction will be entered into without the approval or ratification of the Creative Realities Board after full disclosure of any related party transaction. Any director that has a related person transaction will abstain from approving such matter. Our policy does not specify the standards to be applied by the Creative Realities Board in determining whether to approve or ratify a related person transaction, although such determinations will be made in accordance with Minnesota law.

MARKET INFORMATION

Creative Realities

(All currency is rounded to the nearest thousands, except share and per share amounts.)

Market Information

Creative Realities common stock is listed for trading on the Nasdaq Capital Markets (“Nasdaq”) under the symbol “CREX”. Trading of Creative Realities common stock on Nasdaq commenced on November 19, 2018. Prior to November 19, 2018, Creative Realities common stock was listed for trading on the OTC Bulletin Board, the “OTCQX,” under the symbol “CREX.” The transfer agent and registrar for Creative Realities common stock is Computershare Limited, 401 2nd Avenue North, Minneapolis, Minnesota 55401.

Shareholders

As of December 27, 2021, Creative Realities had 339 holders of record of its common stock.

Dividend Policy

Creative Realities has never declared or paid cash dividends on its common stock. Creative Realities currently intends to retain future earnings, if any, to operate and expand our business and to finance the development and expansion of its business. Creative Realities does not anticipate paying cash dividends on its common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of Creative Realities’ Board of Directors and will depend upon Creative Realities’ results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by Creative Realities’ Board of Directors.

Holders of Creative Realities common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by Creative Realities’ Board of Directors out of funds legally available therefor. Creative Realities’ future dividend policy is subject to the sole discretion of its Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and its financial condition.

Recent Sales of Unregistered Securities

On March 7, 2021, Creative Realities and its subsidiaries (collectively, the “Borrowers”) refinanced their current debt facilities with Slipstream Communications, LLC (“Slipstream”), pursuant to an Amended and Restated Credit and Security Agreement (the “Credit Agreement”). The debt facilities continue to be fully secured by all assets of the Borrowers. The maturity date (“Maturity Date”) on the outstanding debt and new debt is extended to March 31, 2023. The Credit Agreement (i) provides a $1,000 of availability under a line of credit (the “Line of Credit”), (ii) consolidates Creative Realities’ existing term and revolving line of credit facilities into a new term loan (the “New Term Loan”) having an aggregate principal balance of approximately $4,550 (including a 3.0% issuance fee capitalized into the principal balance), (iii) increases the outstanding special convertible term loan (the “Convertible Loan”) to approximately $2,280 (including a 3.0% issuance fee capitalized into the principal balance), and (iv) extinguishes the outstanding obligations owed with respect to a $264 existing disbursed escrow loan in exchange for shares of Creative Realities’ common stock (the “Disbursed Escrow Conversion Shares”), valued at $2.718 per share (the trailing 10-day volume weighted average price (“VWAP”)) as reported on the Nasdaq Capital Market as of the date of execution of the Credit Agreement). The Line of Credit and Convertible Loan accrue interest at 10% per year, and the New Term Loan accrues interest at 8% per year.

The New Term Loan requires no principal payments until the Maturity Date, and interest payments are payable on the first day of each month until the Maturity Date. All interest payments owed prior to October 1, 2021 are payable as PIK payments, or increases to the principal balance only.

The Line of Credit and Convertible Loan require payments of accrued interest payable on the first day of each month through April 1, 2022. All such interest payments made prior to October 1, 2021 are payable as PIK payments, or increases to the principal balances under the Line of Credit and Convertible Loan only. No principal payments are owed under the Line of Credit or Convertible Loan until April 1, 2022, at which time all principal and interest on each of the Line of Credit and Convertible Loan will be paid in monthly installments until the Maturity Date to fully amortize outstanding principal by the Maturity Date.

All payments of interest (other than PIK payments) and principal on the Line of Credit and Convertible Loan may be paid, in the Borrowers’ sole discretion, in shares of Creative Realities’ Common Stock (the “Payment Shares,” and together with the Disbursed Escrow Conversion Shares, the “Shares”). The Payment Shares will be valued on a per-Share basis at 70% of the VWAP of Creative Realities’ shares of common stock as reported on the Nasdaq Capital Market for the 10 trading days immediately prior to the date such payment is due; provided that the Payment Shares shall not be valued below $0.50 per Share (the “Share Price”).

The Credit Agreement limits Creative Realities’ ability to issue Shares as follows (the “Exchange Limitations”): (1) The total number of Shares that may be issued under the Credit Agreement will be limited to 19.99% of Creative Realities’ outstanding shares of common stock on the date the Credit Agreement is signed (the “Exchange Cap”), unless stockholder approval is obtained to issue shares in excess of the Exchange Cap; (2) if Slipstream and its affiliates (the “Slipstream Group”) beneficially own the largest ownership position of shares of Company common stock immediately prior to the proposed issuance of Payment Shares and such shares are less than 19.99% of the then-issued and outstanding shares of Creative Realities common stock, the issuance of such Payment Shares will not cause the Slipstream Group to beneficially own in excess of 19.99% of the issued and outstanding shares of Company common stock after such issuance unless stockholder approval is obtained for ownership in excess of 19.99%; and (3) if the Slipstream Group does not beneficially own the largest ownership position of shares of Company common stock immediately prior to the proposed issuance of Payment Shares, Creative Realities may not issue Payment Shares to the extent that such issuance would result in Slipstream Group beneficially owning more than 19.99% of the then issued and outstanding shares of Creative Realities common stock unless (A) such ownership would not be the largest ownership position in Creative Realities, or (B) stockholder approval is obtained for ownership in excess of 19.99%.

The Borrowers covenant to, within 30 days of the signing of the Credit Agreement, file a preliminary proxy statement with the SEC to procure an approval of the transactions contemplated herein from its majority stockholders for purposes of complying with Nasdaq Marketplace Rule 5635(b), (c) and (d). The Borrowers will thereafter use their commercially reasonable efforts to file a definitive proxy statement to cause to be held a shareholder meeting for such approval. Stockholder approval of such issuance was received by Creative Realities on May 17, 2021.

The Borrowers will use their reasonable best efforts to have declared effective within 45 days of signing of the Credit Agreement (“Effectiveness Date”) a registration statement on Form S-3 covering the resale of the Disbursed Escrow Conversion Shares and the Payment Shares.

Equity Compensation Plans

The table below sets forth certain information, as of the close of business on December 31, 2020, regarding equity compensation plans (including individual compensation arrangements) under which Creative Realities securities were then authorized for issuance.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (excluding securities reflected in column a)
Equity compensation plans approved by stockholders	None	(1)	N/A	None
Equity compensation plans not approved by stockholders	2,613,809	(1)	$3.19	3,398,326	(2)

(1)	All shares reflected in the table are issuable upon exercise of outstanding stock options issued under the 2006 Amended and Restated Equity Incentive Plan or the 2014 Stock Incentive Plan.

(2)	Reflects number of securities remaining available for issuance under the 2014 Stock Incentive Plan.

Reflect

Price Range of Reflect Stock

Historical market price information regarding Reflect is not provided because there is no public market for Reflect Stock.

Reflect has not paid any cash dividends during the past three years.

As of the Reflect Record Date, there were approximately 10 holders of record of Reflect’s common stock.

LEGAL MATTERS

The validity of the CREX Shares Consideration to be issued in connection with the Merger will be passed upon for Creative Realities by Maslon LLP, Minneapolis, Minnesota. Katten Muchin Rosenman LLP, Dallas, Texas, is acting as counsel to Reflect in connection with the Merger.

EXPERTS

The financial statements of Creative Realities, Inc. and subsidiaries as of December 31, 2020 and for the year then ended included in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements have been included in this joint proxy statement/prospectus in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated balance sheet of Creative Realities, Inc. and subsidiaries as of December 31, 2019, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report included in this joint proxy statement/prospectus, which report includes an explanatory paragraph that refers to Creative Realities, Inc.’s change in accounting for leases. Such financial statements have been included in this joint proxy statement/prospectus in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

Baker Tilly US, LLP, an independent registered public accounting firm, has audited Reflect’s financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 as set forth in its report included in this joint proxy statement/prospectus. Such financial statements have been included in this joint proxy statement/prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

APPRAISAL RIGHTS

Creative Realities

Appraisal rights are not available to the holders of Creative Realities ordinary shares or Reflect common stock in connection with the Business Combination.

Reflect

Reflect stockholders are entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.

Under Section 262 of the DGCL, if a Reflect stockholder does not wish to accept the Merger Consideration provided for in the Merger Agreement, does not consent to the adoption of the Merger Agreement, and complies with the requirements for perfecting and preserving appraisal rights specified in Section 262 of the DGCL, and the Merger is consummated, such stockholder has the right to seek appraisal of his, her or its shares of Reflect stock and to receive payment in cash for the fair value of his, her or its shares of Reflect stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of Reflect stock. These rights are known as appraisal rights under the DGCL. The “fair value” of such shares of Reflect stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration that a stockholder of record is otherwise entitled to receive for the same number of shares of Reflect stock under the terms of the Merger Agreement. Stockholders of Reflect who elect to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required to assert appraisal rights. Failure to strictly comply with such procedures in a timely and proper manner will result in the loss of appraisal rights under Delaware law. Stockholders of Reflect who wish to exercise appraisal rights, or preserve the ability to do so, must not vote in favor of adopting the Merger Agreement.

This section is intended only as a brief summary of the material provisions of the statutory procedures under Section 262 of the DGCL that a Reflect stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not intended to be a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex C to this joint proxy statement/prospectus. Annex C should be reviewed carefully by any Reflect stockholder who wishes to exercise appraisal rights or to preserve the ability to do so, as failure to comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Reflect stockholders exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “stockholders” or “you” are to the record holders of shares of Reflect common stock and preferred stock immediately prior to the Effective Time as to which appraisal rights are asserted. A person having a beneficial interest in shares of Reflect stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders meeting to vote on the Merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This joint proxy statement/prospectus constitutes Reflect’s notice to Reflect’s stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex C. If you desire to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C to this joint proxy statement/prospectus since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights should consider consulting legal counsel before attempting to exercise such rights.

If you desire to exercise appraisal rights with respect to your shares of Reflect common or preferred stock, you must satisfy each of the following conditions:

●	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the Merger Agreement and the Merger. Voting against or failing to vote for the Merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to make a written demand before the vote with respect to the Merger is taken will constitute a waiver of appraisal rights.

●	You must not vote in favor of, or consent in writing to, the Merger proposal. A vote in favor of the Merger proposal, by proxy submitted by mail, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the Merger proposal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger proposal or abstain from voting on the Merger proposal.

●	You must continue to hold your shares of Reflect stock from the date of making the demand through the effective date of the Merger. Therefore, a stockholder who is the record holder of shares of Reflect stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the Merger will lose any right to appraisal with respect to such shares.

●	You must otherwise comply with the procedures set forth in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration (without interest and subject to any required tax withholding), but you will have no appraisal rights with respect to your shares of Reflect stock.

All demands for appraisal pursuant to Section 262 of the DGCL should be addressed to Reflect, at Reflect Systems Inc., 2221 Lakeside Blvd #1200, Richardson, TX 75082, and must be delivered before the vote on the Merger Agreement is taken at the Reflect Meeting and should be executed by, or on behalf of, the record holder of the shares of Reflect stock.

Within 10 days after the effective date of the Merger, Reflect, as the surviving corporation, must give written notice that the Merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement and the Merger. At any time within 60 days after the effective date of the Merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration (without interest and subject to any required tax withholding) specified by the Merger Agreement for his or her shares of Reflect stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of Reflect, as the surviving corporation. Within 120 days after the effective date of the Merger, any stockholder who has complied with the requirements of Section 262 of the DGCL will, upon written request to Reflect, as the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and the Merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Reflect common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, but not thereafter, either Reflect, as the surviving corporation, or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Reflect stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon Reflect, as the surviving corporation. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares who had previously demanded appraisal of their shares. Reflect, as the surviving corporation, has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of Reflect to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Reflect will file such a petition or that Reflect will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Reflect, as the surviving corporation, Reflect will then be obligated to file, within 20 days after receiving service of a copy of the petition, with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Reflect stock and with whom agreements as to the value of their shares of Reflect stock have not been reached by Reflect. After notice by the Delaware Register in Chancery to stockholders who have demanded appraisal and Reflect, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights provided thereunder. The Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Reflect and to the stockholders shown on the list at the addresses therein stated. Such notice will also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery, and the costs thereof will be borne by Reflect. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of Reflect stock and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery’s determination of the stockholders entitled to appraisal of their shares of Reflect stock, the Delaware Court of Chancery will appraise such shares of Reflect stock in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the fair value of such shares as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, if any, upon surrender by those stockholders of the Reflect stock certificates, representing their shares of Reflect stock. Holders of Reflect stock considering seeking appraisal should be aware that the fair value of their shares of Reflect stock as determined under Section 262 of the DGCL could be more or less than or the same as the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Reflect stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has declined to adopt a presumption favoring reliance upon the deal price in determining fair value, but has noted that the deal price is one of the relevant factors to be considered, and can often be the best evidence of fair value in arm’s-length mergers with a robust sales process. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, Reflect may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided above only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time. The costs of the appraisal action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to an appraisal.

No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, neither of Creative Realities nor Reflect anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights and Creative Realities and Reflect reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Reflect stock is less than the Merger Consideration eligible to be received for such share.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, holders of shares of Reflect stock who may wish to pursue appraisal rights should consult their legal and financial advisors.

HOUSEHOLDING OF MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this joint proxy statement/prospectus may have been sent to multiple Creative Realities shareholders in each household unless otherwise instructed by such shareholders. We will deliver promptly a separate copy of the joint proxy statement/prospectus to any Creative Realities shareholder upon written or oral request to our Chief Financial Officer, at 13050 Magisterial Drive, Suite 102, Louisville, Kentucky 40223, telephone: (502) 791-8800. Any Creative Realities shareholder wishing to receive separate copies of our joint proxy statement/prospectus or annual report to Creative Realities shareholders in the future, or any Creative Realities shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact such shareholder’s bank, broker, or other nominee record holder, or the Creative Realities shareholder may contact us at the above address and phone number.

TRANSFER AGENT

The transfer agent for Creative Realities’ securities is Computershare Limited.

SUBMISSION OF SHAREHOLDER PROPOSALS of CREATIVE REALITIES

The Creative Realities Board is aware of no other matter that may be brought before the Creative Realities Meeting. Under Creative Realities’ bylaws, only business that is specified in the Notice of the Creative Realities Meeting may be transacted at the Creative Realities Meeting.

DISCRETIONARY PROXY VOTING AUTHORITY/UNTIMELY
STOCKHOLDER PROPOSALS

Rule 14a-4(c) promulgated under the Securities and Exchange Act of 1934 governs Creative Realities’ use of discretionary proxy voting authority with respect to a shareholder proposal that the shareholder has not sought to include in Creative Realities’ proxy statement. The Rule provides that if a proponent of a proposal fails to notify Creative Realities of the proposal at least 45 days before the date of mailing of Creative Realities’ prior year’s proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

With respect to Creative Realities’ 2022 annual shareholder meeting, if Creative Realities is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in Creative Realities’ proxy statement, by February 20, 2022, the management proxies will be allowed to use their discretionary authority as outlined above. However, if the date of Creative Realities’ 2022 annual shareholder meeting is changed by more than 30 days from the date of Creative Realities’ 2021 annual shareholder meeting, then the deadline for submitting a shareholder proposal will be a reasonable time before Creative Realities begins to print and send its proxy materials for its 2021 annual shareholders meeting.

WHERE YOU CAN FIND MORE INFORMATION

Creative Realities file reports, proxy statements, and other information with the SEC as required by the Exchange Act. You can read Creative Realities’ SEC filings, including this joint proxy statement/prospectus as well as Creative Realities’ Annual Report on Form 10-K for the year ended December 31, 2020, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document Creative Realities files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this joint proxy statement/prospectus or if you have questions about the Merger or the proposals to be presented at the Creative Realities Meeting, you should contact us by telephone or in writing:

Will Logan

Chief Financial Officer

13100 Magisterial Drive, Suite 100

Louisville, KY 40223

(502) 791-8800
will.logan@cri.com

If you are a shareholder of Creative Realities and would like to request documents, please do so by contacting Creative Realities’ transfer agent: Computershare Limited, by calling 1-866-641-4276, or by sending a written request addressed to Computershare Limited, Attn: Proxy materials, 462 South 4th Street, Suite 1600, Louisville, KY 40202, in order to receive them before the Creative Realities Meeting. If you request any documents, they will be mailed to you by first class mail, or another equally prompt means.

If you are a stockholder of Reflect and would like to request documents, please do so by contacting:

Lee Summers

Chief Executive Officer

Reflect Systems, Inc.

2221 Lakeside Blvd #1200

Richardson, TX 75082

(214)-413-3200

If you request any documents from Reflect, Reflect will mail them to you by first class mail, or another equally prompt means.

All information contained in this joint proxy statement/prospectus relating to Creative Realities has been supplied by Creative Realities, and all such information relating to Reflect has been supplied by Reflect. Information provided by either Creative Realities or Reflect does not constitute any representation, estimate, or projection of any other party.

This document is a proxy statement of Creative Realities for the Creative Realities Meeting and a proxy statement for Reflect for the Reflect Meeting. Neither Creative Realities nor Reflect has authorized anyone to give any information or make any representation about the Merger, Creative Realities, the Creative Realities Proposals, Reflect, or the Reflect Proposals that is different from, or in addition to, that contained in this joint proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement speaks only as of the date of this joint proxy statement, unless the information specifically indicates that another date applies.

CREATIVE REALITIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2021	2020
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,772	$1,826
Accounts receivable, net of allowance of $489 and $1,230, respectively	2,591	2,302
Unbilled receivables	180	41
Work-in-process and inventories, net	1,952	2,351
Prepaid expenses and other current assets	1,517	507
Total current assets	$9,012	$7,027
Operating lease right-of-use assets	712	931
Property and equipment, net	1,155	1,340
Intangibles, net	3,372	3,790
Goodwill	7,525	7,525
Other assets	5	5
TOTAL ASSETS	$21,781	$20,618
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term seller note payable	$-	$1,637
Short-term related party convertible loans payable, at fair value	1,209	-
Accounts payable	1,554	1,661
Accrued expenses	1,694	2,142
Deferred revenues	770	764
Customer deposits	368	770
Current maturities of operating and finance leases	283	359
Total current liabilities	$5,878	$7,333
Long-term Payroll Protection Program note payable	-	1,552
Long-term related party loans payable, net of $171 and $168 discount, respectively	4,595	4,436
Long-term related party convertible loans payable, at fair value	1,042	2,270
Long-term obligations under operating leases	472	584
Long-term accrued expenses	29	108
TOTAL LIABILITIES	$12,016	$16,283
SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value, 200,000 shares authorized; 11,919 and 10,924 shares issued and outstanding, respectively	119	109
Additional paid-in capital	60,178	56,712
Accumulated deficit	(50,532)	(52,486)
Total shareholders’ equity	$9,765	$4,335
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$21,781	$20,618

See accompanying notes to condensed consolidated financial statements

CREATIVE REALITIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Sales
Hardware	$2,215	$2,850	$6,327	$5,818
Services and other	2,538	2,257	6,707	6,649
Total sales	4,753	5,107	13,034	12,467
Cost of sales
Hardware	1,588	1,882	4,372	4,161
Services and other	818	781	2,206	2,438
Total cost of sales	2,406	2,663	6,578	6,599
Gross profit	2,347	2,444	6,456	5,868
Operating expenses:
Sales and marketing expenses	330	411	834	1,209
Research and development expenses	226	229	455	787
General and administrative expenses	1,848	1,849	5,623	6,340
Bad debt (recovery) / expense	-	-	(463)	830
Depreciation and amortization expense	347	377	1,035	1,123
Goodwill impairment	-	-	-	10,646
Total operating expenses	2,751	2,866	7,484	20,935
Operating loss	(404)	(422)	(1,028)	(15,067)

Other income / (expenses):
Interest expense	(186)	(265)	(617)	(752)
Gain on settlement of obligations	256	114	3,449	155
Change in fair value of Convertible Loan	-	-	166	(702)
Other expense	(8)	(13)	(7)	(13)
Total other income / (expense)	62	(164)	2,991	(1,312)
Income/(loss) before income taxes	(342)	(586)	1,963	(16,379)
Benefit/(provision) for income taxes	(1)	1	(9)	152
Net income/(loss)	$(343)	$(585)	$1,954	$(16,227)
Basic earnings/(loss) per common share	$(0.03)	$(0.06)	$0.17	$(1.63)
Diluted earnings/(loss) per common share	$(0.03)	$(0.06)	$0.17	$(1.63)
Weighted average shares outstanding - basic	11,897	10,312	11,692	9,977
Weighted average shares outstanding - diluted	11,897	10,312	11,692	9,977

See accompanying notes to condensed consolidated financial statements.

CREATIVE REALITIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
Operating Activities:
Net income/(loss)	$1,954	$(16,227)
Adjustments to reconcile net income/(loss) to net cash used in operating activities
Depreciation and amortization	1,035	1,123
Amortization of debt discount	130	254
Stock-based compensation	1,252	442
Shares issued for services	85	-
Gain on forgiveness of Paycheck Protection Program	(1,552)	-
Gain on settlement of Seller Note	(1,538)	-
Change in fair value of Convertible Loan	(166)	702
Deferred tax benefit	-	(175)
Allowance for doubtful accounts	(274)	701
Increase in notes due to in-kind interest	467	356
Loss on goodwill impairment	-	10,646
Loss on disposal of assets	-	13
Gain on settlement of obligations	(359)	(135)
Changes to operating assets and liabilities:
Accounts receivable and unbilled receivables	(154)	523
Inventories	399	(2,283)
Prepaid expenses and other current assets	(1,010)	(99)
Operating lease right-of-use assets, net	219	411
Other assets	-	133
Accounts payable	(94)	214
Deferred revenue	6	244
Accrued expenses	(181)	(664)
Deposits	(402)	120
Operating lease liabilities, non-current	(184)	(409)
Net cash used in operating activities	(367)	(4,110)
Investing activities
Purchases of property and equipment	(10)	(161)
Capitalization of labor for software development	(422)	(398)
Net cash used in investing activities	(432)	(559)
Financing activities
Principal payments on finance leases	(4)	(18)
Proceeds from Paycheck Protection Program loan	-	1,552
Issuance of common stock – warrant exercise	-	121
Repayment of Seller Note	(100)	-
Proceeds from sale of shares via registered direct offering, net	1,849	1,335
Net cash provided by financing activities	1,745	2,990
Increase/(decrease) in Cash and Cash Equivalents	946	(1,679)
Cash and Cash Equivalents, beginning of period	1,826	2,534
Cash and Cash Equivalents, end of period	$2,772	$855

See accompanying notes to condensed consolidated financial statements.

CREATIVE REALITIES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except shares)

			Additional
	Common Stock		paid in	Accumulated
	Shares	Amount	capital	(Deficit)	Total
Three months ended September 30, 2021
Balance as of June 30, 2021	11,876,679	$118	$59,777	$(50,189)	$9,706
Shares issued for services	31,257	-	45	-	45
Shares issued to directors as compensation	11,524	1	25	-	26
Stock-based compensation	-	-	331	-	331
Net income / (loss)	-	-	-	(343)	(343)
Balance as of September 30, 2021	11,919,460	$119	$60,178	$(50,532)	$9,765

			Additional
	Common Stock		paid in	Accumulated
	Shares	Amount	capital	(Deficit)	Total
Nine months ended September 30, 2021
Balance as of December 31, 2020	10,924,287	$109	$56,712	$(52,486)	$4,335
Shares issued for services	53,461	1	84	-	85
Shares issued to directors as compensation	44,568	-	75	-	75
Stock-based compensation	-	-	1,177	-	1,177
Conversion of Disbursed Escrow Loan	97,144	1	263	-	264
Gain on Extinguishment of Special Loan	-	-	26	-	26
Sales of Shares via registered direct offering, net of offering cost	800,000	8	1,841	-	1,849
Net income / (loss)	-	-	-	1,954	1,954
Balance as of September 30, 2021	11,919,460	$119	$60,178	$(50,532)	$9,765

			Additional
	Common Stock		paid in	Accumulated
	Shares	Amount	capital	(Deficit)	Total
Three months ended September 30, 2020
Balance as of June 30, 2020	9,854,623	$98	$54,342	$(51,284)	$3,156
Stock-based compensation	-	-	248	-	248
Shares issued to directors as compensation	10,044	-	25	-	25
Shares issued through at-the-market offering	578,183	6	1,329	-	1,335
Net income / (loss)	-	-	-	(585)	(585)
Balance as of September 30, 2020	10,442,850	$104	$55,944	$(51,869)	$4,179

			Additional
	Common Stock		paid in	Accumulated
	Shares	Amount	capital	(Deficit)	Total
Nine months ended September 30, 2020
Balance as of December 31, 2019	9,774,546	$98	$54,052	$(35,642)	$18,508
Shares issued to directors as compensation	62,521	-	74	-	74
Stock-based compensation	-	-	368	-	368
Shares issued through at-the-market offering	578,183	6	1,329	-	1,335
Exercise of warrants	27,600	-	121	-	121
Net income / (loss)	-	-	-	(16,227)	(16,227)
Balance as of September 30, 2020	10,442,850	$104	$55,944	$(51,869)	$4,179

See accompanying notes to condensed consolidated financial statements.

CREATIVE REALITIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(all currency in thousands, except per share amounts)

(unaudited)

NOTE 1: NATURE OF ORGANIZATION AND OPERATIONS

Unless the context otherwise indicates, references in these Notes to the accompanying condensed consolidated financial statements to “we,” “us,” “our” and “the Company” refer to Creative Realities, Inc. and its subsidiaries.

Nature of the Company’s Business

Creative Realities, Inc. is a Minnesota corporation that provides innovative digital marketing technology and solutions to retail companies, individual retail brands, enterprises and organizations throughout the United States and in certain international markets. The Company has expertise in a broad range of existing and emerging digital marketing technologies, as well as the related media management and distribution software platforms and networks, device management, product management, customized software service layers, systems, experiences, workflows, and integrated solutions. Our technology and solutions include: digital merchandising systems and omni-channel customer engagement systems, interactive digital shopping assistants, advisors and kiosks, and other interactive marketing technologies such as mobile, social media, point-of-sale transactions, beaconing and web-based media that enable our customers to transform how they engage with consumers. We have expertise in a broad range of existing and emerging digital marketing technologies, as well as the following related aspects of our business: content, network management, and connected device software and firmware platforms; customized software service layers; hardware platforms; digital media workflows; and proprietary processes and automation tools.

Our main operations are conducted directly through Creative Realities, Inc., and under our wholly owned subsidiaries Allure Global Solutions, Inc., a Georgia corporation (“Allure”), and Creative Realities Canada, Inc., a Canadian corporation. Our other wholly owned subsidiaries, Creative Realities, LLC, a Delaware limited liability company, and ConeXus World Global, LLC, a Kentucky limited liability company, are effectively dormant.

Liquidity and Financial Condition

The accompanying Condensed Consolidated Financial Statements have been prepared on the basis of the realization of assets and the satisfaction of liabilities and commitments in the normal course of business and do not include any adjustments to the recoverability and classifications of recorded assets and liabilities as a result of uncertainties.

For the three months ended September 30, 2021 and 2020 we incurred net losses of $343 and $585, respectively. For the nine months ended September 30, 2021 and 2020, we recognized/(incurred) net income/(losses) of $1,954 and ($16,227), respectively. As of September 30, 2021, we had cash and cash equivalents of $2,772 and a working capital surplus of $3,134.

On January 11, 2021, we received a notice from Old National Bank regarding forgiveness of the loan in the principal amount of $1,552 (the “PPP Loan”) that was made pursuant to the Small Business Administration Paycheck Protection Program under the Coronavirus Aid, Relief and Economic Security Act of 2020. According to such notice, the full principal amount of the PPP Loan and the accrued interest have been forgiven, resulting in a gain of $1,552 during the three months ended March 31, 2021.

On February 18, 2021, the Company entered into a securities purchase agreement with an institutional investor which provided for the issuance and sale by the Company of 800,000 shares of the Company’s common stock (the “Shares”), in a registered direct offering (the “Offering”) at a purchase price of $2.50 per Share, for gross proceeds of $2,000. The net proceeds from the Offering after paying estimated offering expenses were approximately $1,849, which the Company intends to use for general corporate purposes. The closing of the Offering occurred on February 22, 2021.

On March 7, 2021, the Company and Slipstream entered into an agreement to refinance the Company’s Loan and Security Agreement, including (1) the extension of all maturity dates therein to March 31, 2023, (2) the conversion of the Disbursed Escrow Promissory Note into equity, (3) access to an additional $1,000 via a multi-advance line of credit facility, and (4) the removal of the three times liquidation preference with respect to the Company’s Secured Convertible Special Loan Promissory Note.

On May 13, 2021, the Company and Christie Digital Systems, Inc. (“Seller”) entered into a settlement agreement with respect to the Amended and Restated Seller Note wherein neither party admitted liability, and the Company agreed to pay, and Seller agreed to accept, $100 as settlement in full for the outstanding balance of principal and accrued interest under the Amended and Restated Seller Note and a mutual release of all claims related to the Seller Note and sale transaction under the Allure Purchase Agreement and all related agreements. The settlement resulted in the Company recording a gain on settlement of obligations of $1,624, representing $1,538 related to the Seller Note and $86 of related interest thereon, during the three months ended June 30, 2021.

Management believes that, based on (i) the forgiveness of our PPP Loan, (ii) the execution of the Offering and remaining availability for incremental offerings under our previously registered Form S-3 registration statement (including our current at-the-market offering), (iii) the refinancing of our debt, including extension of the maturity date on our term and convertible loans, as well as access to incremental borrowings under the new multi-advance line of credit, (iv) the settlement of the Seller Note, and (v) our operational forecast through 2022, we can continue as a going concern through at least November 15, 2022. However, given our history of net losses and cash used in operating activities, we obtained a continued support letter from Slipstream through November 15, 2022. We can provide no assurance that our ongoing operational efforts will be successful, which could have a material adverse effect on our results of operations and cash flows.

See Note 8 Loans Payable to the Consolidated Financial Statements for an additional discussion of the Company’s debt obligations and further discussion of the Company’s refinancing activities during the three and nine months ended September 30, 2021.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying Condensed Consolidated Financial Statements follows:

1.  Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with the applicable instructions to Form 10-Q and Regulation S-X and include all of the information and disclosures required by generally accepted accounting principles in the United States of America (“GAAP”) for interim financial reporting. These unaudited Condensed Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements of the Company and related footnotes for the year ended December 31, 2020, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2021.

The results of operations for the interim periods are not necessarily indicative of results of operations for a full year. Management believes the accompanying unaudited Condensed Consolidated Financial Statements reflect all adjustments, including normal recurring items, considered necessary for a fair statement of results for the interim periods presented.

2.  Revenue Recognition

We recognize revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, applying the five-step model.

If an arrangement involves multiple performance obligations, the items are analyzed to determine the separate units of accounting, whether the items have value on a standalone basis and whether there is objective and reliable evidence of their standalone selling price. The total contract transaction price is allocated to the identified performance obligations based upon the relative standalone selling prices of the performance obligations. The standalone selling price is based on an observable price for services sold to other comparable customers, when available, or an estimated selling price using a cost plus margin approach.

The Company estimates the amount of total contract consideration it expects to receive for variable arrangements by determining the most likely amount it expects to earn from the arrangement based on the expected quantities of services it expects to provide and the contractual pricing based on those quantities. The Company only includes some or a portion of variable consideration in the transaction price when it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The Company considers the sensitivity of the estimate, its relationship and experience with the client and variable services being performed, the range of possible revenue amounts and the magnitude of the variable consideration to the overall arrangement. The Company receives variable consideration in very few instances.

Revenue is recognized when a customer obtains control of promised goods or services under the terms of a contract and is measured as the amount of consideration the Company expects to receive in exchange for transferring goods or providing services. The Company does not have any material extended payment terms as payment is due at or shortly after the time of the sale, typically ranging between thirty and ninety days. Observable prices are used to determine the standalone selling price of separate performance obligations or a cost plus margin approach when one is not available. Sales, value-added and other taxes collected concurrently with revenue producing activities are excluded from revenue.

The Company recognizes contract assets or unbilled receivables related to revenue recognized for services completed but not yet invoiced to the clients. Unbilled receivables are recorded as accounts receivable when the Company has an unconditional right to contract consideration. A contract liability is recognized as deferred revenue when the Company invoices clients in advance of performing the related services under the terms of a contract. Deferred revenue is recognized as revenue when the Company has satisfied the related performance obligation.

The Company uses the practical expedient for recording an immediate expense for incremental costs of obtaining contracts, including certain design/engineering services, commissions, incentives and payroll taxes, as these incremental and recoverable costs have terms that do not exceed one year.

3. Inventories

Inventories are stated at the lower of cost or net realizable value, determined by the first-in, first-out (FIFO) method, and consist of the following:

	September 30,	December 31,
	2021	2020
Raw materials, net of reserve of $260 and $104, respectively	$1,771	$1,920
Inventory on consignment with distributors	10	208
Work-in-process	171	223
Total inventories	$1,952	$2,351

4. Impairment of Long-Lived Assets

We review the carrying value of all long-lived assets, including property and equipment, for impairment in accordance with ASC 360, Accounting for the Impairment or Disposal of Long-Lived Assets. Under ASC 360, impairment losses are recorded whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. We evaluated whether there were any triggering events for consideration of impairment of long-lived assets as of September 30, 2021 and concluded there were none.

If the impairment tests indicate that the carrying value of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment loss would be recognized. The impairment loss is determined as the amount by which the carrying value of such asset exceeds its fair value. We generally measure fair value by considering sale prices for similar assets or by discounting estimated future cash flows from such assets using an appropriate discount rate. Assets to be disposed of are carried at the lower of their carrying value or fair value less costs to sell. Considerable management judgment is necessary to estimate the fair value of assets, and accordingly, actual results could vary significantly from such estimates.

5. Basic and Diluted Income/(Loss) per Common Share

Basic and diluted income/(loss) per common share for all periods presented is computed using the weighted average number of common shares outstanding. Basic weighted average shares outstanding includes only outstanding common shares. Diluted weighted average shares outstanding includes outstanding common shares and potential dilutive common shares outstanding in accordance with the treasury stock method. Shares reserved for outstanding stock options, including stock options with performance restricted vesting, and warrants totaling approximately 6,776,771 at September 30, 2021 were excluded from the computation of income/(loss) per share as the strike price on the options and warrants were higher than the Company’s market price and therefore anti-dilutive. Diluted weighted average shares outstanding for the three and nine-months ended September 30, 2021 included 8,333 options which were both exercisable and in-the-money as of September 30, 2021. Those options were included in the calculation of diluted earnings per share as of the beginning of the calculation period. Shares reserved for outstanding stock options, including stock options with performance restricted vesting, and warrants totaling approximately 7,229,998 at September 30, 2020 were excluded from the computation of income/(loss) per share due to the net loss in the period.

In calculating diluted earnings per share for the three and nine months ended September 30, 2021 and 2020, in accordance with ASC 260, Earnings per share, we excluded the dilutive effect of the potential issuance of common stock upon an assumed conversion of the Convertible Loan as we have the intent and ability to settle the debt in cash.

6. Income Taxes

Deferred income taxes are recognized in the financial statements for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from net operating losses, differences in basis of intangibles, stock-based compensation, reserves for uncollectible accounts receivable and inventory, differences in depreciation methods, and accrued expenses. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company accounts for uncertain tax positions utilizing an established recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We had no uncertain tax positions as of September 30, 2021 and December 31, 2020.

7. Goodwill

We follow the provisions of ASC 350, Goodwill and Other Intangible Assets. Pursuant to ASC 350, goodwill acquired in a purchase business combination is not amortized, but instead tested for impairment at least annually. The Company uses a measurement date of September 30 (see Note 7 Intangible Assets and Goodwill). For quarters that do not coincide with the measurement date, we evaluate whether there are any triggering events for consideration of impairment of goodwill.

8. Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Our significant estimates include: the allowance for doubtful accounts, valuation allowances related to deferred taxes, the fair value of acquired assets and liabilities, the fair value of liabilities reliant upon the appraised fair value of the Company, valuation of stock-based compensation awards and other assumptions and estimates used to evaluate the recoverability of long-lived assets, goodwill and other intangible assets and the related amortization methods and periods. Actual results could differ from those estimates.

9. Leases

We account for leases in accordance with ASC 842, Leases, as amended.

We determine if an arrangement is a lease at inception. Right of use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, we consider only payments that are fixed and determinable at the time of commencement. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. Our incremental borrowing rate is a hypothetical rate based on our understanding of what our credit rating would be. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise such options.

Operating leases are included in operating lease right-of-use assets, current maturities of operating leases, and long-term obligations under operating leases on our condensed consolidated balance sheets. Finance leases are included in property and equipment, net, current maturities of finance leases, and long-term obligations under financing leases on our condensed consolidated balance sheets.

NOTE 3: RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Recently adopted

None.

Not yet adopted

In August 2020, the FASB issued Accounting Standards Update No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (ASU 2020-06), which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. This guidance will be effective for us in the first quarter of 2024 on a full or modified retrospective basis, with early adoption permitted. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses. The main objective is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The amendments in this update replace the incurred loss methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to calculate credit loss estimates. For trade receivables and loans, entities will be required to estimate lifetime expected credit losses. The amendments are effective for public business entities that qualify as smaller reporting companies for fiscal years and interim periods beginning after December 15, 2022. We are currently evaluating the disclosure requirements related to adopting this guidance.

NOTE 4: REVENUE RECOGNITION

The Company applies ASC 606 for revenue recognition. The following table disaggregates the Company’s revenue by major source for the three and nine months ended September 30, 2021 and 2020:

(in thousands)	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Hardware	$2,215	$2,850	$6,327	$5,818

Services:
Installation Services	985	674	2,057	2,006
Software Development Services	109	248	476	427
Managed Services	1,444	1,335	4,174	4,216
Total Services	2,538	2,257	6,707	6,649

Total Hardware and Services	$4,753	$5,107	$13,034	$12,467

System hardware sales

System hardware revenue is recognized generally upon shipment of the product or customer acceptance depending upon contractual arrangements with the customer in instances in which the sale of hardware is the sole performance obligation. Shipping charges billed to customers are included in hardware sales and the related shipping costs are included in hardware cost of sales. The cost of freight and shipping to the customer is recognized in cost of sales at the time of transfer of control to the customer. System hardware revenues are classified as “Hardware” within our disaggregated revenue.

Installation services

The Company performs outsourced installation services for customers and recognizes revenue upon completion of the installations. Installation services also includes engineering services performed as part of an installation project.

When system hardware sales include installation services to be performed by the Company, the goods and services in the contract are not distinct, so the arrangement is accounted for as a single performance obligation. Our customers control the work-in-process and can make changes to the design specifications over the contract term. Revenues are recognized over time as the installation services are completed based on the relative portion of labor hours completed as a percentage of the budgeted hours for the installation. Installation services revenues are classified as “Installation Services” within our disaggregated revenue.

The aggregate amount of the transaction price allocated to installation service performance obligations that are partially unsatisfied as of September 30, 2021 and 2020 were $35 and $0.

Software design and development services

Software and software license sales are recognized as revenue when a fixed fee order has been received and delivery has occurred to the customer. Revenue is recognized generally upon customer acceptance (point-in-time) of the software product and verification that it meets the required specifications. Software is delivered to customers electronically. Software design and development revenues are classified as “Software Development Services” within our disaggregated revenue.

Software as a service

Software as a service includes revenue from software licensing and delivery in which software is licensed on a subscription basis and is centrally hosted. These services often include software updates which provide customers with rights to unspecified software product upgrades and maintenance releases and patches released during the term of the support period. Contracts for these services are generally 12-36 months in length. We account for revenue from these services in accordance with ASC 985-20-15-5 and recognize revenue ratably over the performance period. Software as a service revenues are classified as “Managed Services” within our disaggregated revenue.

Maintenance and support services

The Company sells maintenance and support services which include access to technical support personnel for software and hardware troubleshooting and monitoring of the health of a customer’s network, access to a sophisticated web-portal for managing the end-to-end hardware and software digital ecosystem, and hosting support services through our network operations center, or NOC. These services provide either physical or automated remote monitoring which support customer networks 7 days a week, 24 hours a day.

These contracts are generally 12-36 months in length and generally automatically renew for additional 12-month periods unless cancelled by the customer. Rates for maintenance and support contracts are typically established based upon a fee per location or fee per device structure, with total fees subject to the number of services selected. Revenue is recognized ratably and evenly over the term of the agreement. Maintenance and Support revenues are classified as “Managed Services” within our disaggregated revenue.

The Company also performs time and materials-based maintenance and repair work for customers. Revenue is recognized at a point in time when the performance obligation has been fully satisfied.

NOTE 5: FAIR VALUE MEASUREMENT

We measure certain financial assets, including cash equivalents, at fair value on a recurring basis. In accordance with ASC 820-10-30, fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820-10-35 establishes a three-level hierarchy that prioritizes the inputs used in measuring fair value. The three hierarchy levels are defined as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets.

Level 2 — Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly.

Level 3 — Valuations based on inputs that are unobservable and involve management judgment and the reporting entity’s own assumptions about market participants and pricing.

As discussed in Note 7 Intangible Assets, Including Goodwill, the calculation of the weighted average cost of capital and management’s forecast of future financial performance utilized within our discounted cash flow model for the impairment of goodwill contains inputs which are unobservable and involve management judgment and are considered Level 3 estimates.

As discussed in Note 8 Loans Payable, the Convertible Loan is reported at fair value. This liability is deemed to be a Level 3 valuation. Certain unobservable inputs into the calculation of the fair value of this liability include an estimate of the fair value of the Company at a future date using a discounted cash flow model, discount rate assumptions, and an estimation of the likelihood of conversion of the Convertible Loan. We utilized a discounted cash flow analysis in updating our fair value analysis of the Convertible Loan, resulting in recognition of a $0 and $166 gain during the three and nine months ended September 30, 2021, respectively, from the change in fair value of the liability and a corresponding increase in the debt balance recorded in the Condensed Consolidated Balance Sheet. The Company recorded a $0 and $702 loss during the same periods in 2020, respectively, related to the fair value of the Special Loan.

NOTE 6: SUPPLEMENTAL CASH FLOW STATEMENT INFORMATION

	Nine Months Ended
	September 30,
	2021	2020
Supplemental Cash Flow Information
Cash paid during the period for:
Interest	$-	$-
Income taxes, net	$23	$17

NOTE 7: INTANGIBLE ASSETS, INCLUDING GOODWILL

Intangible Assets

Intangible assets consisted of the following at September 30, 2021 and December 31, 2020:

	September 30,		December 31,
	2021		2020
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Technology platform	$4,635	3,589	$4,635	3,400
Customer relationships	3,960	1,644	5,330	2,870
Trademarks and trade names	640	630	1,020	925
	9,235	5,863	10,985	7,195
Accumulated amortization	5,863		7,195
Net book value of amortizable intangible assets	$3,372		$3,790

For the three months ended September 30, 2021 and 2020, amortization of intangible assets charged to operations was $139 and $161, respectively. For the nine months ended September 30, 2021 and 2020 amortization of intangible assets charged to operations was $418 and $478, respectively.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is subject to an impairment review at a reporting unit level, on an annual basis as of the end of September of each fiscal year, or when an event occurs, or circumstances change that would indicate potential impairment. The Company has only one reporting unit, and therefore the entire goodwill is allocated to that reporting unit. There were no indicators of impairment as of or during the three and nine months ended September 30, 2021.

Interim Impairment Assessment – March 31, 2020

Despite the excess fair value identified in our 2019 annual impairment assessment, we determined that the reduced cash flow projections and the significant decline in our market capitalization as a result of the COVID-19 pandemic during the three months ended March 31, 2020 indicated that an impairment loss may have been incurred during the first quarter. As a result of our qualitative assessment, we concluded that indicators of impairment were present and that a quantitative interim impairment assessment of our goodwill was necessary, resulting in us recording a non-cash impairment loss of $10,646 as of March 31, 2020. We recorded the estimated impairment losses in the caption “Goodwill impairment” in our Consolidated Statement of Operations.

NOTE 8: LOANS PAYABLE

The outstanding debt with detachable warrants, as applicable, are shown in the table below. Further discussion of the debt follows.

As of September 30, 2021
Debt Type	Issuance Date	Principal	Maturity Date	Warrants	Interest Rate Information
G	3/7/2021	4,766	3/31/2023	649,965	8.0% interest(1)
H	3/7/2021	2,417	3/31/2023	-	10.0% interest(1)
	Total debt, gross	7,183		649,965
	Fair value (H)	(166)
	Total debt, gross	7,017
	Debt discount	(171)
	Total debt, net	$6,846
	Less current maturities	1,209
	Long term debt	$5,637

As of December 31, 2020
Debt Type	Issuance Date	Principal	Maturity Date	Warrants	Interest Rate Information
A	6/30/2018	$264	N/A	-	0.0% interest
B	1/16/2018	1,085	3/31/2023	61,729	10.0% interest
C	8/17/2016	3,255	3/31/2023	588,236	10.0% interest
D	11/19/2018	1,637	2/15/2020	-	3.5% interest
E	12/30/2019	2,177	3/31/2023	-	10.0% interest
F	4/27/2020	1,552	4/27/2022	-	1.0% interest
	Total debt, gross	9,970		649,965
	Fair value (E)	93
	Total debt, gross	10,063
	Debt discount	(168)
	Total debt, net	$9,895
	Less current maturities	(1,637)
	Long term debt	$8,258

A – Secured Disbursed Escrow Promissory Note with related party

B – Secured Revolving Promissory Note with related party

C – Term Loan with related party

D – Amended and Restated Seller Note from acquisition of Allure

E – Secured Convertible Special Loan Promissory Note, at fair value

F – Paycheck Protection Program Loan from Small Business Administration

G – New Term Loan with related party

H – Convertible Loan with related party, at fair value

(1)	Interest is paid-in-kind (“PIK”) through October 2021, at which point interest becomes payable in cash.

SBA Paycheck Protection Program Loan

On April 27, 2020, the Company entered into a Promissory Note with Old National Bank (the “Promissory Note”), which provided for an unsecured loan of $1,552 (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act and applicable regulations (the “CARES Act”). The Promissory Note had a term of two years with a 1% per annum interest rate.

On January 11, 2021, the Company received a notice from Old National Bank that the full principal amount of the PPP Loan and the accrued interest have been forgiven, resulting in a gain of $1,552 during the nine months ended September 30, 2021.

Amended and Restated Loan and Security Agreement

On March 7, 2021, the Company refinanced its current debt facilities with Slipstream Communications, LLC (“Slipstream”), pursuant to an Amended and Restated Credit and Security Agreement (the “Credit Agreement”). The debt facilities continue to be fully secured by all assets of the Company. The maturity date (“Maturity Date”) on the outstanding debt and new debt was extended to March 31, 2023. The Credit Agreement (i) provides $1,000 of availability under a line of credit (the “Line of Credit”), (ii) consolidates our existing term and revolving line of credit facilities into a new term loan (the “New Term Loan”) having an aggregate principal balance of approximately $4,550 (including a 3.0% issuance fee capitalized into the principal balance), (iii) increases the outstanding special convertible term loan (the “Convertible Loan”) to approximately $2,280 (including a 3.0% issuance fee capitalized into the principal balance), and (iv) extinguishes the outstanding obligations owed with respect to a $264 existing disbursed escrow loan in exchange for shares of the Company’s common stock (the “Disbursed Escrow Conversion Shares”), valued at $2.718 per share (the trailing 10-day VWAP as reported on the Nasdaq Capital Market as of the date of execution of the Credit Agreement). The Line of Credit and Convertible Loan accrue interest at 10% per year, and the New Term Loan accrues interest at 8% per year.

The New Term Loan requires no principal payments until the Maturity Date, and interest payments are payable on the first day of each month until the Maturity Date. All interest payments owed prior to October 1, 2021 are payable as PIK payments, or increases to the principal balance of the New Term Loan only.

The Line of Credit and Convertible Loan require payments of accrued interest payable on the first day of each month through April 1, 2022. All such interest payments made prior to October 1, 2021 are payable as PIK payments, or increases to the principal balances under the Line of Credit and Convertible Loan only. No principal payments are owed under the Line of Credit or Convertible Loan until April 1, 2022, at which time all principal and interest on each of the Line of Credit and Convertible Loan will be paid in monthly installments until the Maturity Date to fully amortize outstanding principal by the Maturity Date.

All payments of interest (other than PIK payments) and principal on the Line of Credit and Convertible Loan may be paid, in the Company’s sole discretion, in shares of the Company’s Common Stock (the “Payment Shares,” and together with the Disbursed Escrow Conversion Shares, the “Shares”). The Payment Shares will be valued on a per-Share basis at 70% of the VWAP of the Company’s shares of common stock as reported on the Nasdaq Capital Market for the 10 trading days immediately prior to the date such payment is due; provided that the Payment Shares shall not be valued below $0.50 per Share (the “Share Price”).

The Credit Agreement limits the Company’s ability to issue Shares as follows (the “Exchange Limitations”): (1) The total number of Shares that may be issued under the Credit Agreement will be limited to 19.99% of the Company’s outstanding shares of common stock on the date the Credit Agreement is signed (the “Exchange Cap”), unless stockholder approval is obtained to issue shares in excess of the Exchange Cap; (2) if Slipstream and its affiliates (the “Slipstream Group”) beneficially own the largest ownership position of shares of Company common stock immediately prior to the proposed issuance of Payment Shares and such shares are less than 19.99% of the then-issued and outstanding shares of Company common stock, the issuance of such Payment Shares will not cause the Slipstream Group to beneficially own in excess of 19.99% of the issued and outstanding shares of Company common stock after such issuance unless stockholder approval is obtained for ownership in excess of 19.99%; and (3) if the Slipstream Group does not beneficially own the largest ownership position of shares of Company common stock immediately prior to the proposed issuance of Payment Shares, the Company may not issue Payment Shares to the extent that such issuance would result in Slipstream Group beneficially owning more than 19.99% of the then issued and outstanding shares of Company common stock unless (A) such ownership would not be the largest ownership position in the Company, or (B) stockholder approval is obtained for ownership in excess of 19.99%. On May 17, 2021, the Company’s stockholders approved the issuance of Shares in excess of the Exchange Limitations.

We evaluated the instruments within the Credit Agreement separately for purposes of concluding on whether the amendment represented a modification or extinguishment in accordance with ASC 470 Debt.

The Convertible Loan was deemed to have had a substantive conversion feature both added and removed via the Credit Agreement, one which the holder is reasonably willing and able to exercise their rights under the agreement, resulting in extinguishment accounting for the Convertible Loan during the three months ended March 31, 2021. Pursuant to ASC 825-10-25-1, Fair Value Option, we made an irrevocable election to report the Convertible Loan at fair value, with changes in fair value recorded through the Company’s Condensed Consolidated Statement of Operations in each reporting period.

We evaluated the Credit Agreement in accordance with ASC 470 Debt. The New Term Loan was accounted for as a modification, resulting in recording of $133 of incremental debt discount which will be amortized straight-line over the remaining life of the debt. We recorded a net gain of $26 via the extinguishment of the Special Loan, which was recorded as additional paid in capital in the Statement of Shareholders Equity given the transaction was with a related party, Slipstream. We expensed $69 of costs incurred with third parties as a result of extinguishment of the Special Loan, modification of the New Term Loan, and extinguishment of the Disbursed Escrow Loan.

Loan and Security Agreement History

Ninth, Tenth, Eleventh, Twelfth, and Thirteenth Amendment; Modification of Conversion Date of Special Loan under Loan and Security Agreement

On February 28, 2021, January 31, 2021, December 31, 2020, November 30, 2020, and September 29, 2020, the Company entered into amendments to Loan and Security Agreement with its subsidiaries and Slipstream to amend the automatic conversion date of the Special Loan. Each amendment extended the automatic conversion date of the Special Loan. The Company paid no fees in exchange for these extensions.

Secured Disbursed Escrow Promissory Note

The Fourth Amendment to the Loan and Security Agreement included entry into a Secured Disbursed Escrow Promissory Note between the Company and Slipstream, and, effective June 30, 2018, we drew $264 in conjunction with our exit from a previously leased operating facility. The principal amount of the Secured Disbursed Escrow Promissory Note bears no interest. Upon entry into the Credit Agreement on March 7, 2021, this note was converted into Disbursed Escrow Conversion Shares, with elimination of the debt recorded as an equity issuance with the Statement of Shareholders Equity during the three months ended March 31, 2021.

Amended and Restated Seller Note from acquisition of Allure

The Amended and Restated Seller Note represented a note payable due from Allure to Seller, under a pre-existing Seller Note which was amended and restated to a reduced amount of $1,637 through the Stock Purchase Agreement and a subsequent net working capital adjustment. That debt accrued interest at 3.5% per annum, and required us to make quarterly payments of interest only through February 19, 2020, on which date the promissory note matured and all remaining amounts owing thereunder became due.

On February 20, 2020, Creative Realities, Inc. and Allure made a demand for arbitration against Seller for (1) breach of contract, (2) indemnification, and (3) fraudulent misrepresentation under the Allure Purchase Agreement.

On May 13, 2021, the Company and Seller entered into a settlement agreement wherein neither party admitted liability, and the Company agreed to pay, and Seller agreed to accept, $100 as settlement in full for the outstanding balance of principal and accrued interest under the Amended and Restated Seller Note and a mutual release of all claims related to the Amended and Restated Seller Note and sale transaction under the Allure Purchase Agreement and all related agreements.

As a result of this settlement, the full principal amount of the Seller Note and the accrued interest have been eliminated, resulting in a gain in the Condensed Consolidated Financial statements of $1,624, representing $1,538 related to the Seller Note and $86 of related interest thereon, during the three months ended June 30, 2021

NOTE 9: COMMITMENTS AND CONTINGENCIES

Litigation

On August 2, 2019, the Company filed suit in Jefferson Circuit Court, Kentucky, against a supplier of Allure for breach of contract, breach of warranty, and negligence with respect to equipment installations performed by such supplier for an Allure customer.

On October 10, 2019, the Allure customer that is the basis of our claim above sent a demand to the Company for payment of $3,200 as settlement for an alleged breach of contract related to hardware failures of equipment installations performed by Allure between November 2017 and August 2018. The suits filed by and against Allure have been adjoined in the Jefferson Circuit Court, Kentucky in January 2020. These suits remain in the early stages of litigation and, as a result, the outcome of the suit and the allocation of liability, if any, remain unclear, so the Company is unable to reasonably estimate the possible liability, recovery, or range of magnitude for either the liability or recover, if any, at the time of this filing.

The Company has notified its insurance company on notice of potential claims and continues to evaluate both the claim made by the customer and potential avenues for recovery against third parties should the customer prevail.

Except as noted above, the Company is not party to any other material legal proceedings, other than ordinary routine litigation incidental to the business, as of November 15, 2021, and there were no other such proceedings pending during the period covered by this Report.

Settlement of obligations

During the nine months ended September 30, 2021, (i) the full principal amount of the PPP Loan and the accrued interest of $1,552 were forgiven and recorded as a gain on settlement, (ii) the Company settled the Amended and Restated Seller Note and related accrued interest for $100, recording a gain on settlement of $1,624, representing $1,538 related to the Amended and Restated Seller Note and $86 of related interest thereon, and (iii) the statute of limitations passed related to the remaining liability on a lease abandoned by the Company in 2015, resulting in a gain of $256.

During the three and nine months ended September 30, 2020, the Company settled and/or wrote off other obligations of $155 and $406, respectively.

NOTE 10: RELATED PARTY TRANSACTIONS

In addition to the financing transactions with Slipstream, a related party, discussed in Note 8 Loans Payable, we have the following related party transactions.

33 Degrees Convenience Connect, Inc., a related party that is approximately 17.5% owned by a member of our senior management (“33 Degrees”), is a customer of both equipment and services from the Company. For the three and nine months ended September 30, 2021, the Company had sales to 33 Degrees of $82, or 1.7%, and $365, or 2.8%, respectively, of consolidated revenue. For the three and nine months ended September 30, 2020, the Company had sales to 33 Degrees of $131, or 2.6%, and $922, or 7.4%, respectively, of consolidated revenue.

Accounts receivable due from 33 Degrees was $5, or 0.17%, and $40, or 1.2% of consolidated accounts receivable at September 30, 2021 and December 31, 2020, respectively.

NOTE 11: INCOME TAXES

Our deferred tax assets are primarily related to net federal and state operating loss carryforwards (NOLs). We have substantial NOLs that are limited in usage by IRC Section 382. IRC Section 382 generally imposes an annual limitation on the amount of NOLs that may be used to offset taxable income when a corporation has undergone significant changes in stock ownership within a statutory testing period. We have performed a preliminary analysis of the annual NOL carryforwards and limitations that are available to be used against taxable income. Based on the history of losses of the Company, there continues to be a full valuation allowance against the net deferred tax assets of the Company with a definite life.

For the three and nine months ended September 30, 2021, we reported tax expense of $1 and $9, respectively. As of September 30, 2021, the net deferred tax assets totaled $0 after valuation allowance, consistent with December 31, 2020.

NOTE 12: WARRANTS

A summary of outstanding warrants is included below:

	Warrants (Equity)
	Amount	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Balance January 1, 2021	4,426,900	$4.62	2.83
Warrants issued	-	-	-
Warrants expired	(263,938)	5.76	-
Balance September 30, 2021	4,162,962	$4.56	1.95

NOTE 13: STOCK-BASED COMPENSATION

A summary of outstanding options is included below:

Time Vesting Options

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of Exercise	Number	Contractual	Exercise	Options	Exercise
Prices between	Outstanding	Life	Price	Exercisable	Price
$0.01 - $3.00	1,525,000	8.66	$2.52	508,333	$2.52
$3.01 - $7.50	184,830	4.60	$6.72	176,497	$6.69
$7.51+	103,979	3.70	11.74	99,187	$11.89
	1,813,809	7.97	$3.48	784,017

Performance Vesting Options

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of Exercise	Number	Contractual	Exercise	Options	Exercise
Prices between	Outstanding	Life	Price	Exercisable	Price
$0.01 - $3.00	800,000	8.67	$2.53	-	$-
	800,000	8.67	$2.53	-

	Time Vesting Options		Performance Vesting Options
		Weighted		Weighted
		Average		Average
	Options	Exercise	Options	Exercise
Date/Activity	Outstanding	Price	Outstanding	Price
Balance, December 31, 2020	1,813,809	$3.48	800,000	$2.53
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or expired	-	-	-	-
Balance, September 30, 2021	1,813,809	3.48	800,000	$2.53

The weighted average remaining contractual life for options exercisable is 7.2 years as of September 30, 2021.

Valuation Information for Stock-Based Compensation

For purposes of determining estimated fair value under FASB ASC 718-10, Stock Compensation, the Company computed the estimated fair values of stock options using the Black-Scholes model.

On June 1, 2020 the Board of Directors of the Company granted 10-year options to purchase an aggregate of 2,380,000 shares of its common stock to employees of the Company subject to shareholder approval of an increase in the reserve of shares authorized for issuance under the Company’s 2014 Stock Incentive Plan (as amended, the “Plan”). On July 10, 2020, the Company held a special meeting of the Company’s shareholders at which the shareholders approved the amendment to the Plan, which increased the reserve of shares authorized for issuance thereunder to 6,000,000 shares.

Of the 2,380,000 options awarded, 1,580,000 vest over 3 years and have an exercise price of $2.53, the market value of the Company’s common stock on the grant date. The fair value of the options on the grant date was $1.87 and was determined using the Black-Scholes model. These values were calculated using the following weighted average assumptions:

Risk-free interest rate	0.66%
Expected term	6.25 years
Expected price volatility	91.79%
Dividend yield	0%

The remaining 800,000 options awarded vest in equal installments over a three-year period subject to satisfying the Company revenue target and earnings before interest, taxes, depreciation and amortization (“EBITDA”) target for the applicable year. In each of calendar years 2020, 2021 and 2022, one-third of the total shares may vest (if the revenue and EBITDA targets are met), and the shares that are subject to vesting each year are allocated equally to each of the revenue and EBITDA targets for such year.

These performance options include a catch-up provision, where any options that did not vest during a prior year due to the Company’s failure to meet a prior revenue or EBITDA target may vest in a subsequent vesting year if the revenue or EBITDA target, as applicable, is met in the future year. The revenue and EBITDA targets for the following three years are as follows:

Calendar Year	Revenue Target	EBITDA Target
2020	$32 million	$2.2 million
2021	$35 million	$3.1 million
2022	$38 million	$3.5 million

The exercise price of the foregoing options is $2.53 per share, the closing price of the Company’s common stock on the date of issuance. The options were issued from the Plan. The fair value of the options on the grant date was $1.87 and was determined using the Black-Scholes model. These values were calculated using the same weighted average assumptions as the time vesting options issued. Performance against the identified revenue and EBITDA targets will be assessed quarterly by the Company in order to determine whether any compensation expense should be recorded.

During the three months ended March 31, 2021, the Company deemed it probable that the Company would achieve the EBITDA target for Calendar Year 2021 and recorded catch-up compensation expense in the Consolidated Statement of Operations with respect to these awards of $263 during the three months ended March 31, 2021. These awards have not yet vested and are subject to actual results for the full fiscal year 2021. Should this target not be achieved, amounts recorded as expense in the Condensed Consolidated Statement of Operations would be reversed. The Company recorded $79 during the three months ended September 30, 2021 and anticipates recording $79 in each subsequent quarter of 2021 related to the EBITDA target for Calendar Year 2020 and 2021 portion of these awards.

Stock Compensation Expense Information

ASC 718-10, Stock Compensation, requires measurement and recognition of compensation expense for all stock-based payments including warrants, stock options, restricted stock grants and stock bonuses based on estimated fair values. Under the Amended and Restated 2006 Equity Incentive Plan, the Company reserved 1,720,000 shares for purchase by the Company’s employees and under the Amended and Restated 2006 Non-Employee Director Stock Option Plan the Company reserved 700,000 shares for purchase by the Company’s employees. There are 12,135 options outstanding under the 2006 Equity Incentive Plan.

In October 2014, the Company’s shareholders approved the 2014 Stock Incentive Plan, under which 7,390,355 shares were reserved for purchase by the Company’s employees. In August 2018, a special meeting of shareholders was held in which the shareholders voted to amend the Company’s 2014 Stock Incentive Plan to increase the reserve of shares authorized for issuance thereunder, from 7,390,355 shares to 18,000,000 shares. Following a 1-for-30 reverse stock split, the shares authorized for issuance under the Company’s 2014 Stock Incentive Plan was reduced to 600,000. On July 10, 2020, the Company’s shareholders approved an amendment to the Company’s 2014 Stock Incentive Plan to increase the reserve of authorized for issuance thereunder to 6,000,000.

Employee Awards

Compensation expense recognized for the issuance of stock options, inclusive of performance-restricted stock options, for the three and nine months ended September 30, 2021 of $331 and $1,177, respectively, was included in general and administrative expense in the Condensed Consolidated Financial Statements. Compensation expense recognized for the issuance of stock options for the three and nine months ended September 30, 2020 of $273 and $442, respectively, was included in general and administrative expense in the Condensed Consolidated Financial Statements. Amounts recorded include stock compensation expense for awards granted to directors of the Company in exchange for services at fair value.

As of September 30, 2021, there was approximately $1,609 and $1,078 of total unrecognized compensation expense related to unvested share-based awards with time vesting and performance vesting criteria, respectively. As of September 30, 2020, there was approximately $2,617 and $1,499 of total unrecognized compensation expense related to unvested share-based awards with time vesting and performance vesting criteria, respectively. Generally, expense related to the time vesting options will be recognized over the next two- and one-half years and will be adjusted for any future forfeitures as they occur. Compensation expense related to performance vesting options will be recognized if it becomes probable that the Company will achieve the identified performance metrics.

Non-Employee Awards

During the three and nine months ended September 30, 2021, the Company engaged certain consultants to perform services in exchange for Company common stock. Shares issued for services were calculated based on the ten (10) day volume weighted average price (“VWAP”) for the last ten (10) days during the month of service provided. The Company recorded $45 and $85 in compensation expenses in exchange for issuance of 31,257 and 53,459 shares during the three and nine months ended September 30, 2021, respectively. $15 of the compensation expenses were recorded as capitalized software.

NOTE 14: SIGNIFICANT CUSTOMERS/VENDORS

Significant Customers

We had one (1) and two (2) customers that in the aggregate accounted for 30.6% and 42.6% of accounts receivable as of September 30, 2021, and December 31, 2020, respectively.

We had two (2) and one (1) customer that accounted for 45.9% and 11.3% of revenue for the three months ended September 30, 2021, and 2020, respectively. We had two (2) and one (1) customer that accounted for 40.1% and 11.5% of revenue for the nine months ended September 30, 2021 and 2020, respectively.

Significant Vendors

We had two (2) vendors that accounted for 47.2% and 47.0% of outstanding accounts payable at September 30, 2021 and December 31, 2020, respectively.

NOTE 15: LEASES

We have entered into various non-cancelable operating lease agreements for certain of our offices and office equipment. Our leases have original lease periods expiring between 2021 and 2025. Many leases include one or more options to renew. We do not assume renewals in our determination of the lease term unless the renewals are deemed to be reasonably assured at lease commencement. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The components of lease costs, lease term and discount rate are as follows:

(in thousands)	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Finance lease cost
Amortization of right-of-use assets	$4	$17
Interest	-	2
Operating lease cost	236	512
Total lease cost	$240	$531

Weighted Average Remaining Lease Term
Operating leases	3.1 years	3.2 years
Finance leases	-	0.9 years

Weighted Average Discount Rate
Operating leases	10.0%	10.0%
Finance leases	-	14.0%

The following is a schedule, by years, of maturities of lease liabilities as of September 30, 2021:

(in thousands)	Operating Leases
The remainder of 2021	$75
2022	298
2023	295
2024	85
Thereafter	77
Total undiscounted cash flows	830
Less imputed interest	$(118)
Present value of lease liabilities	$712

Supplemental cash flow information related to leases are as follows:

(in thousands)	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases, net	$184	$512
Operating cash flows from finance leases	4	2
Financing cash flows from finance leases	(4)	17

NOTE 16: EMPLOYEE RETENTION CREDITS

The CARES Act provides an employee retention credit (“ERC”) that is a refundable tax credit against certain employer taxes. On December 27, 2020, Congress enacted the Taxpayer Certainty and Disaster Tax Relief Act of 2020, which amended and extended ERC availability under Section 2301 of the CARES Act. Before the enactment of the Taxpayer Certainty and Disaster Tax Relief Act of 2020, businesses who were provided SBA PPP Loans under the CARES Act were ineligible for the ERC. Following enactment of the Taxpayer Certainty and Disaster Tax Relief Act of 2020, such businesses became retroactively eligible for the ERC.

As a result of the foregoing legislation, the Company is eligible to claim a refundable tax credit against the employer share of Social Security taxes equal to seventy percent (70%) of the qualified wages that the Company pays to employees between December 31, 2020 and September 30, 2021. Qualified wages are limited to $10 per employee per calendar quarter in 2021 for a maximum ERC per employee of $7 per calendar quarter in 2021.

As a result of the Taxpayer Certainty and Disaster Tax Relief Act of 2020, the Company is now eligible to make ERC claims for each quarter in 2020 and 2021, subject to the other eligibility requirements.

The ERC was extended and expanded in March 2021 through December 31, 2021, as part of the American Rescue Plan Act of 2021 (“ARPA”). Under the CARES Act, the amount of credit was fifty percent (50%) of qualified wages paid to the employee plus the employer cost to provide health benefits. Under the Consolidated Appropriations Act of 2021, eligible employers can claim a refundable tax credit against the employer share of Social Security taxes equal to seventy percent (70%) of the qualified wages they pay to employees after December 31, 2020, through September 30, 2021. The ARPA allows employers to retain a seventy percent (70%) credit for qualified wages paid between July 1, 2021, and December 31, 2021, including the cost to provide health benefits.

The Company qualified for the ERC beginning on March 13, 2020 (the earliest eligibility date) through September 30, 2021 (the most recent assessment date).

During the three months ended September 30, 2021, the Company recorded an ERC totaling $422 for credits earned for wages paid the third quarter of 2021. The credit for the third quarter of 2021 was claimed on the Company’s original Form 941. The Company has recorded these amounts as receivable within prepaid and other currents assets within the Condensed Consolidated Balance Sheet as of September 30, 2021.

During the three months ended September 30, 2021, the $422 of ERCs were included as a reduction in payroll taxes within the Condensed Consolidated Statement of Operations and allocated to the financial statement caption from which the employee taxes were originally incurred. As a result, the Company recorded a reduction in expenses of $136, $50, $49, and $186 in Cost of Goods – Services, Sales and Marketing Expenses, Research and Development Expenses, and General and Administrative Expenses, respectively, for the three months ended September 30, 2021.

The Company would qualify for an ERC for each remaining quarter during 2021 in which the Company experiences a “significant decline in gross receipts,” defined as quarterly gross receipts that are less than eighty percent (80%) of its gross receipts for the same calendar quarter in 2019.

NOTE 17: SUBSEQUENT EVENTS

On November 12, 2021, the Company and Reflect Systems, Inc., a Delaware corporation (“RSI”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of RSI with a wholly owned subsidiary of the Company in exchange for the consideration described below (the “Merger”). RSI provides digital signage solutions, including software, strategic and media services to a wide range of companies across the retail, financial, hospitality and entertainment, healthcare, and employee communications industries in the North America.

Reflect offers digital signage platforms, including ReflectView, which delivers content to more than 75,000 devices. Through its strategic services, RSI assists its customers with designing, deploying and optimizing their digital signage networks, and through its media services, RSI assists customers with monetizing their digital advertising networks.

If the Merger is consummated, each outstanding Reflect share will be converted into the right to receive a portion of (i) $18,667 in cash, subject to certain adjustments set forth in the Merger Agreement, (ii) 2,333,334 shares of Creative Realities common stock, par value $0.01 per share, referred to herein as the “Creative Realities shares,” and (iii) contingent cash payable on or after the three-year anniversary of the effective time of the merger, in an amount by which the closing price of the Creative Realities shares on such anniversary is than $6.40 per share, or if certain customers of Reflect collectively achieve over 85,000 billable devices online at any time on or before December 31, 2022, $7.20 per share, in each case multiplied by the amount of Creative Realities shares held by the Reflect stockholders on the three-year anniversary of the effective time of the Merger (subject to a possible six-month extension period).

At the closing of the Merger (the “Closing”), the Merger Agreement requires Creative Realities to adopt a Retention Plan in substantially the form attached as Exhibit C to the Merger Agreement, pursuant to which key members of Reflect’s management team will be eligible to receive an aggregate of $1,333,333 in cash, which will be paid 50% at the Closing, and subject to continuous employment with Creative Realities, 25% on the one-year anniversary of Closing and 25% on the two-year anniversary of the Closing. The future cash payments due on the one-year and two-year anniversaries of the Closing will be deposited into a “rabbi trust” at Closing. The Retention Plan also will require Creative Realities to issue Creative Realities shares having an aggregate value of $666,667 to the plan participants as follows: 50% of the value of such shares will be issued at the Closing, and subject to continuous employment with Creative Realities, 25% of the value of such shares will be issued on the one-year anniversary of Closing and the remaining 25% of the value of such shares will be issued on the two-year anniversary of the Closing. The shares to be issued after the Closing will be determined based on dividing the value of shares issuable on such date by the trailing 10-day volume weighed average price (VWAP) of the shares as of the such date as reported on the Nasdaq Capital Market. The Merger is subject to standard Closing conditions, including the approval of RSI’s stockholders, the approval of the listing of additional shares of CRI common stock to be issued to RSI’s stockholders in the Merger, required federal and state regulatory approvals and other customary Closing conditions. We expect the merger to close in the first quarter of 2022.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Creative Realities, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Creative Realities, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and the related consolidated statements of operations, shareholders’ equity, and cash flows, for the year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Goodwill – Refer to Note 7 to the Financial Statements

Critical Audit Matter Description

The Company operates as a single reportable segment, operating segment and reporting unit. The Company’s evaluation of goodwill for impairment involves comparing the book value of the reporting unit to its estimated fair value. The Company’s determination of estimated fair value of the reporting unit is based primarily on a discounted cash flow model utilizing the income approach. The Company used the discounted cash flow model to estimate fair value which requires management to make significant estimates and assumptions related to the valuation of the reporting unit, including assumptions regarding discount rates, forecasts of future revenue and operating margins, and the long-term growth rate. Changes in these assumptions could have a significant impact on either the fair value of the reporting unit, the amount of any goodwill impairment charge, or both. During the quarter ended March 31, 2020, management identified indicators of potential impairment of goodwill related to the impact of the COVID-19 pandemic on the Company’s business. As a result, management performed an interim assessment of potential impairment. Consequently, the Company recorded an impairment charge of approximately $10.6 million during the quarter ended March 31, 2020, reducing the recorded goodwill balance to approximately $7.5 million. The Company’s annual impairment assessment date is September 30. Accordingly, management performed an additional impairment assessment as of September 30, 2020. The estimated fair value of the reporting unit exceeded the carrying value as of September 30, 2020 and, therefore, no additional impairment was recognized.

We identified the valuation of goodwill as a critical audit matter because of the significant estimates and assumptions management made to estimate the fair value of the reporting unit and the highly sensitive nature of Company’s operations to changes in demand. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialists, when performing audit procedures to evaluate the reasonableness of management’s estimates and assumptions.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the forecasts of future revenues and operating margins, and the selection of the long-term growth rate and discount rate for the reporting unit included the following, among others:

●	For both the March 31, 2020 interim assessment and the September 30, 2020 annual assessment, we evaluated the reasonableness of management’s forecasts of revenue and operating margins by comparing the forecasts to (1) historical revenues and operating margins, (2) internal communications to management and the Board of Directors, and (3) forecasted information included in analyst reports for the industry and certain of its peer companies.

●	Specifically, for the September 30, 2020 annual impairment assessment, we compared the Company’s actual performance to the forecasted revenue and operating margin from the March 31, 2020 interim assessment and evaluated the impact of any changes in management’s forecast from the March to September assessments.

●	We evaluated the impact of any changes in management’s forecasted revenue and operating margin from the September 30, 2020 annual assessment to the December 31, 2020 balance sheet date.

●	We evaluated the reasonableness of the long-term growth rate used in the discounted cash flow model by comparing the information used by the Company to third party economic and industry related information.

●	We evaluated the reasonableness of the discounted cash flow valuation methodology.

●	With the assistance of our fair value specialists:

○	We evaluated the discounted cash flow model and performed underlying procedures on the mathematical accuracy of the calculations.

○	We evaluated the reasonableness of the discount rate used in the discounted cash flow model by testing the underlying source information, developing an independent range of estimated discount rates and comparing that range to the discount rate selected by the Company.

/s/ Deloitte & Touche LLP

Louisville, Kentucky

March 9, 2021

We have served as the Company’s auditor since 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Creative Realities, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Creative Realities, Inc. and Subsidiaries (the “Company”) as of December 31, 2019, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for leases in 2019.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ EisnerAmper LLP

We served as the Company’s auditor from 2015 to 2020.

EISNERAMPER LLP

Iselin, New Jersey

March 12, 2020

CREATIVE REALITIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,826	$2,534
Accounts receivable, net of allowance for doubtful accounts of $1,230 and $617, respectively	2,302	4,663
Unbilled receivables	41	86
Work-in-process and inventories, net	2,351	379
Prepaids and other current assets	507	320
Total current assets	7,027	7,982
Operating lease right-of-use assets	931	1,728
Property and equipment, net	1,340	1,553
Intangibles, net	3,790	4,407
Goodwill	7,525	18,171
Other assets	5	135
TOTAL ASSETS	$20,618	$33,976

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term seller note payable	$1,637	$1,637
Short-term related party convertible loans payable, at fair value	-	2,000
Accounts payable	1,661	1,849
Accrued expenses	2,142	2,751
Deferred revenues	764	772
Customer deposits	770	755
Current maturities of operating leases	355	646
Current maturities of financing leases	4	21
Total current liabilities	7,333	10,431
Long-term Payroll Protection Program note payable	1,552
Long-term related party loans payable, net of $168 and $507 discount, respectively	4,436	3,757
Long-term related party convertible loans payable, at fair value	2,270	-
Long-term obligations under operating leases	584	1,100
Long-term obligations under financing leases	-	5
Long-term accrued expenses	108	-
Deferred tax liabilities	-	175
TOTAL LIABILITIES	16,283	15,648

SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value, 200,000 shares authorized; 10,924 and 9,775 shares issued and outstanding, respectively	109	98
Additional paid-in capital	56,712	54,052
Accumulated deficit	(52,486)	(35,642)
Total shareholders’ equity	4,335	18,508
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$20,618	$33,976

See accompanying Notes to Consolidated Financial Statements.

CREATIVE REALITIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the Years Ended
	December 31,
	2020	2019
Sales
Hardware	$8,991	$8,229
Services and other	8,466	23,369
Total sales	17,457	31,598

Cost of sales
Hardware	6,251	6,245
Services and other	3,085	11,614
Total cost of sales	9,336	17,859
Gross profit	8,121	13,739

Operating expenses:
Sales and marketing	1,676	2,344
Research and development	1,083	1,413
General and administrative	9,293	9,092
Depreciation and amortization	1,474	1,250
Lease termination expense	18	-
Goodwill impairment	10,646	-
Loss on disposal of fixed assets	13	-
Gain on reversal of earnout liability	-	(250)
Total operating expenses	24,203	13,849
Operating loss	(16,082)	(110)

Other income/(expenses):
Interest expense, including amortization of debt discount	(1,023)	(831)
Change in fair value of warrant liability	-	21
Gain on settlement of obligations	209	2,046
Loss on fair value of debt	(93)
Other income/(expense), net	(13)	5
Total other income/(expense)	(920)	1,241
Net income/(loss) before income taxes	(17,002)	1,131
Income tax benefit/(expense)	158	(93)
Net income/(loss)	(16,844)	1,038
Net income/(loss) per common share - basic	$(1.65)	$0.11
Net income/(loss) per common share - diluted	$(1.65)	$0.11
Weighted average shares outstanding - basic	10,195	9,748
Weighted average shares outstanding - diluted	10,195	9,759

See accompanying Notes to Consolidated Financial Statements.

CREATIVE REALITIES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended December 31, 2020 and 2019

(in thousands, except shares)

			Additional
	Common Stock		paid in	Accumulated
Year ended December 31, 2020	Shares	Amount	capital	(Deficit)	Total
Balance as of December 31, 2019	9,774,546	98	54,052	(35,642)	18,508
Shares issued to directors as compensation	88,073	1	99	-	100
Stock-based compensation	-	-	620	-	620
Shares issued via at-the-market offering	1,034,068	10	1,821	-	1,831
Exercise of warrants	27,600	-	120	-	120
Net loss	-	-	-	(16,844)	(16,844)
Balance as of December 31, 2020	10,924,287	$109	$56,712	$(52,486)	$4,335

			Additional
	Common Stock		paid in	Accumulated
Year ended December 31, 2019	Shares	Amount	capital	(Deficit)	Total
Balance as of December 31, 2018	9,724,826	$97	$53,575	$(36,851)	$16,821
Adjustment due to adoption of ASU 2016-02	-	-	-	171	171
Vesting of performance shares previously granted to CEO	-	-	250	-	250
Shares issued for services	17,960	-	30	-	30
Shares issued to directors as compensation	31,760	1	62	-	63
Stock-based compensation	-	-	135	-	135
Net income	-	-	-	1,038	1,038
Balance as of December 31, 2019	9,774,546	$98	$54,052	$(35,642)	$18,508

See accompanying Notes to Consolidated Financial Statements.

CREATIVE REALITIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except share per share amounts)

	For the Years Ended
	December 31,
	2020	2019
Operating Activities:
Net (loss)/income	$(16,844)	$1,038
Adjustments to reconcile net income/(loss) to be used in operating activities:
Depreciation and amortization	1,474	1,217
Amortization of debt discount	339	524
Stock-based compensation	719	448
Shares issued for services	-	30
Change in warrant liability	-	(21)
Allowance for doubtful accounts	613	253
Non-cash interest expense on related party loans	517	-
Deferred tax (benefit)/expense	(175)	47
Gain on obligation settlement	(209)	(2,046)
Loss on disposal of assets	13	-
Loss on fair value of debt	93	-
Goodwill impairment	10,646	-
Gain on reversal of earnout liability	-	(250)
Changes to operating assets and liabilities:
Accounts receivable and unbilled receivables	1,793	2,319
Inventories	(1,972)	-
Prepaid expenses and other current assets	(187)	1,260
Other assets	130	44
Operating lease right of use asset, net	149	535
Accounts payable and other current payables	3	284
Deferred revenue	(8)	(5,682)
Accrued expenses, net	(502)	1,474
Customer deposits	15	(1,924)
Operating lease liabilities, net	(139)	(517)
Other, net	2	(3)
Net cash used in operating activities	(3,530)	(970)
Investing activities
Proceeds from net working capital settlement	-	210
Purchases/additions of property and equipment and software development	(657)	(897)
Net cash used in investing activities	(657)	(687)
Financing activities
Proceeds from common stock issuance, net of issuance costs	1,831	-
Proceeds from related party loans	-	2,000
Proceeds from Payroll Protection Program loan	1,552	-
Principal payments on finance leases	(24)	(31)
Repayment of seller note	-	(498)
Proceeds from warrant exercise into common stock	120	-
Other financing activities, net	-	2
Net cash provided by financing activities	3,479	1,473
Decrease in Cash and Cash Equivalents	(708)	(184)
Cash and Cash Equivalents, beginning of year	2,534	2,718
Cash and Cash Equivalents, end of year	$1,826	$2,534

See accompanying Notes to Consolidated Financial Statements.

CREATIVE REALITIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share amounts)

All currency is rounded to the nearest thousands except share and per share amounts

NOTE 1: NATURE OF ORGANIZATION AND OPERATIONS

Unless the context otherwise indicates, references in these Notes to the accompanying Consolidated Financial Statements to “we,” “us,” “our” and “the Company” refer to Creative Realities, Inc. and its subsidiaries.

Nature of the Company’s Business

Creative Realities, Inc. is a Minnesota corporation that provides innovative digital marketing technology and solutions to retail companies, individual retail brands, enterprises and organizations throughout the United States and in certain international markets. The Company has expertise in a broad range of existing and emerging digital marketing technologies, as well as the related media management and distribution software platforms and networks, device management, product management, customized software service layers, systems, experiences, workflows, and integrated solutions. Our technology and solutions include: digital merchandising systems and omni-channel customer engagement systems, interactive digital shopping assistants, advisors and kiosks, and other interactive marketing technologies such as mobile, social media, point-of-sale transactions, beaconing and web-based media that enable our customers to transform how they engage with consumers. We have expertise in a broad range of existing and emerging digital marketing technologies, as well as the following related aspects of our business: content, network management, and connected device software and firmware platforms; customized software service layers; hardware platforms; digital media workflows; and proprietary processes and automation tools.

Our main operations are conducted directly through Creative Realities, Inc., and under our wholly owned subsidiaries Allure Global Solutions, Inc., a Georgia corporation, and Creative Realities Canada, Inc., a Canadian corporation. Our other wholly owned subsidiaries, Creative Realities, LLC, a Delaware limited liability company, and ConeXus World Global, LLC, a Kentucky limited liability company, are effectively dormant.

Liquidity and Financial Condition

The accompanying Consolidated Financial Statements have been prepared on the basis of the realization of assets and the satisfaction of liabilities and commitments in the normal course of business and do not include any adjustments to the recoverability and classifications of recorded assets and liabilities as a result of uncertainties.

We produced net income for the year ended December 31, 2019 but incurred a net loss for the year ended December 31, 2020 and have negative cash flows from operating activities for both periods. As of December 31, 2020, we had cash and cash equivalents of $1,826 and a working capital deficit of $306.

On January 11, 2021, Creative Realities, Inc. received a notice from Old National Bank regarding forgiveness of the loan in the principal amount of $1,552 (the “PPP Loan”) that was made pursuant to the Small Business Administration Paycheck Protection Program under the Coronavirus Air, Relief and Economic Security Act of 2020. According to such notice, the full principal amount of the PPP Loan and the accrued interest have been forgiven. Accounting for the forgiveness will be recognized in the first quarter of 2021.

On February 18, 2021, the Company entered into a securities purchase agreement with an institutional investor which provided for the issuance and sale by the Company of 800,000 shares of the Company’s common stock (the “Shares”), in a registered direct offering (the “Offering”) at a purchase price of $2.50 per Share, for gross proceeds of $2,000. The net proceeds from the Offering after paying estimated offering expenses were approximately $1,835, which the Company intends to use for general corporate purposes. The closing of the Offering occurred on February 22, 2021.

On March 7, 2021, the Company and Slipstream entered into an agreement to refinance the Company’s Loan and Security Agreement, including (1) the extension of all maturity dates therein to March 31, 2023, (2) the conversion of the Disbursed Escrow Promissory Note into equity, (3) access to an additional $1,000 via a multi-advance line of credit facility, and (4) the removal of the three times liquidation preference with respect to the Company’s Secured Convertible Special Loan Promissory Note.

Management believes that, based on (i) the forgiveness of our PPP Loan, (ii) the execution of a registered direct offering and remaining availability for incremental offerings under our previously registered Form S-3, (iii) the refinancing of our debt, including extension of the maturity date on our term and convertible loans, as well as access to incremental borrowings under the new multi-advance line of credit, and (iv) our operational forecast through 2021, we can continue as a going concern through at least March 31, 2022. However, given our net losses, cash used in operating activities and working capital deficit, we obtained a continued support letter from Slipstream through March 31, 2022. We can provide no assurance that our ongoing operational efforts will be successful which could have a material adverse effect on our results of operations and cash flows.

See Note 8 Loans Payable to the Consolidated Financial Statements for an additional discussion of the Company’s debt obligations and further discussion of the Company’s refinancing activities subsequent to the year-end date.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying Consolidated Financial Statements follows:

1. Basis of Presentation

The accompanying Consolidated Financial Statements have been prepared in accordance with the instructions to Form 10-K and Article 8 of Regulation S-X and include all of the information and disclosures required by generally accepted accounting principles in the United States of America (“GAAP”) for annual financial reporting.

The Consolidated Financial Statements include the accounts of Creative Realities, Inc., our wholly owned subsidiaries Allure, ConeXus World Global LLC, Creative Realities (Canada), Inc., and Creative Realities, LLC. All intercompany balances and transactions have been eliminated in consolidation, as applicable.

2. Revenue Recognition

We recognize revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, applying the five-step model.

If an arrangement involves multiple performance obligations, the items are analyzed to determine the separate units of accounting, whether the items have value on a standalone basis and whether there is objective and reliable evidence of their standalone selling price. The total contract transaction price is allocated to the identified performance obligations based upon the relative standalone selling prices of the performance obligations. The standalone selling price is based on an observable price for services sold to other comparable customers, when available, or an estimated selling price using a cost plus margin approach.

The Company estimates the amount of total contract consideration it expects to receive for variable arrangements by determining the most likely amount it expects to earn from the arrangement based on the expected quantities of services it expects to provide and the contractual pricing based on those quantities. The Company only includes some or a portion of variable consideration in the transaction price when it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The Company considers the sensitivity of the estimate, its relationship and experience with the client and variable services being performed, the range of possible revenue amounts and the magnitude of the variable consideration to the overall arrangement. The Company receives variable consideration in very few instances.

Revenue is recognized when a customer obtains control of promised goods or services under the terms of a contract and is measured as the amount of consideration the Company expects to receive in exchange for transferring goods or providing services. The Company does not have any material extended payment terms as payment is due at or shortly after the time of the sale, typically ranging between thirty and ninety days. Observable prices are used to determine the standalone selling price of separate performance obligations or a cost plus margin approach when one is not available. Sales, value-added and other taxes collected concurrently with revenue producing activities are excluded from revenue.

The Company recognizes contract assets or unbilled receivables related to revenue recognized for services completed but not yet invoiced to the clients. Unbilled receivables are recorded as accounts receivable when the Company has an unconditional right to contract consideration. A contract liability is recognized as deferred revenue when the Company invoices clients in advance of performing the related services under the terms of a contract. Deferred revenue is recognized as revenue when the Company has satisfied the related performance obligation.

The Company uses the practical expedient for recording an immediate expense for incremental costs of obtaining contracts, including certain design/engineering services, commissions, incentives and payroll taxes, as these incremental and recoverable costs have terms that do not exceed one year.

3. Inventories

Inventories are stated at the lower of cost or market (net realizable value), determined by the first-in, first-out (FIFO) method, and consist of the following:

	December 31,	December 31,
	2020	2019
Raw materials, net of reserve of $104 and $134, respectively	$1,920	$200
Inventory on consignment with distributors	208	-
Work-in-process	223	179
Total inventories	$2,351	$379

4. Impairment of Long-Lived Assets

We review the carrying value of all long-lived assets, including property and equipment, for impairment in accordance with ASC 360, Accounting for the Impairment or Disposal of Long-Lived Assets. Under ASC 360, impairment losses are recorded whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable.

If the impairment tests indicate that the carrying value of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment loss would be recognized. The impairment loss is determined as the amount by which the carrying value of such asset exceeds its fair value. We generally measure fair value by considering sale prices for similar assets or by discounting estimated future cash flows from such assets using an appropriate discount rate. Assets to be disposed of are carried at the lower of their carrying value or fair value less costs to sell. Considerable management judgment is necessary to estimate the fair value of assets, and accordingly, actual results could vary significantly from such estimates.

5. Basic and Diluted Income/(Loss) per Common Share

Basic and diluted income/(loss) per common share for all periods presented is computed using the weighted average number of common shares outstanding. Basic weighted average shares outstanding includes only outstanding common shares. Diluted weighted average shares outstanding includes outstanding common shares and potential dilutive common shares outstanding in accordance with the treasury stock method. Shares reserved for outstanding stock options, including stock options with performance restricted vesting, and warrants totaling approximately 7,040,709 and 5,046,888 at December 31, 2020 and 2019, respectively were excluded from the computation of income/(loss) per share as all options and warrants were anti-dilutive due to the net loss in 2020 and no options or warrants were in the money for 2019. In calculating diluted earnings per share for the years ended December 31, 2020 and 2019, in accordance with ASC 260 Earnings per share, we excluded the dilutive effect of the potential issuance of common stock upon an assumed conversion of the Special Loan.

6. Income Taxes

Deferred income taxes are recognized in the financial statements for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from net operating losses, differences in basis of intangibles, stock-based compensation, reserves for uncollectible accounts receivable and inventory, differences in depreciation methods, and accrued expenses. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company accounts for uncertain tax positions utilizing an established recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We had no uncertain tax positions as of December 31, 2020 and December 31, 2019.

7. Goodwill and Definite-Lived Intangible Assets

We follow the provisions of ASC 350, Goodwill and Other Intangible Assets. Pursuant to ASC 350, goodwill acquired in a purchase business combination is not amortized, but instead tested for impairment at least annually. The Company uses an annual measurement date of September 30 (see Note 7 Intangible Assets and Goodwill).

8. Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Our significant estimates include: the allowance for doubtful accounts, valuation allowances related to deferred taxes, the fair value of acquired assets and liabilities, the fair value of liabilities reliant upon the appraised fair value of the Company, valuation of stock-based compensation awards and other assumptions and estimates used to evaluate the recoverability of long-lived assets, goodwill and other intangible assets and the related amortization methods and periods. Actual results could differ from those estimates.

9. Property and Equipment

Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives, principally using straight-line methods. Leasehold improvements are amortized over the shorter of the life of the improvement or the lease term, using the straight-line method.

Property and equipment consist of the following at December 31, 2020 and 2019:

	December 31,
	2020	2019
Equipment	$81	$83
Leasehold improvements	135	136
Purchased and developed software	3,167	2,563
Furniture and fixtures	119	102
Other depreciable assets	56	65
Total property and equipment	3,558	2,949
Less: accumulated depreciation and amortization	(2,218)	(1,396)
Net property and equipment	$1,340	$1,553

The estimated useful lives used to compute depreciation and amortization are as follows:

Asset class	Useful life assigned
Equipment	3 – 5 years
Furniture and fixtures	5 years
Purchased and developed software	3 years
Leasehold improvements	Shorter of 5 years or term of lease

Depreciation expense was $837 and $564 for the years ended December 31, 2020 and 2019, respectively.

12. Research and Development and Software Development Costs

Research and development expenses consist primarily of development personnel and non-employee contractor costs related to the development of new products and services, enhancement of existing products and services, quality assurance and testing. The Company capitalizes its costs incurred for additional functionality to its internal software. We capitalized approximately $603 and $805 for the years ended December 31, 2020 and 2019, respectively. These software development costs include both enhancements and upgrades of our client-based systems including functionality of our internal information systems to aid in our productivity, profitability and customer relationship management. We are amortizing these costs over 3 years once the new projects are completed and placed in service. These costs are included in property and equipment, net on the Consolidated Balance Sheets.

13. Leases

We account for leases in accordance with ASU No. 2016-02, Leases (Topic 842), as amended.

We determine if an arrangement is a lease at inception. Right of use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, we consider only payments that are fixed and determinable at the time of commencement. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. Our incremental borrowing rate is a hypothetical rate based on our understanding of what our credit rating would be. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise such options.

Operating leases are included in operating lease right-of-use assets, current maturities of operating leases, and long-term obligations under operating leases on our Consolidated Balance Sheets. Finance leases are included in property and equipment, net, current maturities of financing leases, and long-term obligations under financing leases on our Consolidated Balance Sheets.

NOTE 3: RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Recently adopted

On January 1, 2020, we adopted ASU 2018-15 Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract, which provide guidance on evaluating the accounting for fees paid by a customer in a cloud computing arrangement (hosting arrangement) by providing guidance for determining when the arrangement includes a software license. The adoption of this guidance had no material impact on our Consolidated Financial Statements.

On January 1, 2020, we adopted ASU No. 2018-13, Changes to Disclosure Requirements for Fair Value Measurements (Topic 820), which improved the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removed, modified, and added certain disclosure requirements. The adoption of this guidance had no material impact on our Consolidated Financial Statements.

Not yet adopted

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes. This guidance will be effective for us in the first quarter of 2021 on a prospective basis, and early adoption is permitted. We continue evaluating the impact of the guidance but anticipate it will have no material effect on our Consolidated Financial Statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses. The main objective is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The amendments in this update replace the incurred loss methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to calculate credit loss estimates. For trade receivables and loans, entities will be required to estimate lifetime expected credit losses. The amendments are effective for public business entities that qualify as smaller reporting companies for fiscal years and interim periods beginning after December 15, 2022. We are currently evaluating the disclosure requirements related to adopting this guidance.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (ASU 2020-06), which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. This guidance will be effective for us in the first quarter of 2022 on a full or modified retrospective basis, with early adoption permitted. We do not expect the adoption of this guidance to have a material impact on our Consolidated Financial Statements.

 NOTE 4: REVENUE RECOGNITION

The Company applies ASC 606 for revenue recognition. The following table disaggregates the Company’s revenue by major source for the years ended December 31, 2020 and 2019:

(in thousands)	Year Ended December 31, 2020	Year Ended December 31, 2019
Hardware	$8,991	$8,229

Services:
Installation Services	2,537	7,500
Software Development Services	549	9,303
Managed Services	5,380	6,566
Total Services	8,466	23,369

Total Hardware and Services	$17,457	$31,598

System hardware sales

System hardware revenue is recognized generally upon shipment of the product or customer acceptance depending upon contractual arrangements with the customer in instances in which the sale of hardware is the sole performance obligation. Shipping charges billed to customers are included in hardware sales and the related shipping costs are included in hardware cost of sales. The cost of freight and shipping to the customer is recognized in cost of sales at the time of transfer of control to the customer. System hardware revenues are classified as “Hardware” within our disaggregated revenue.

Installation services

The Company performs outsourced installation services for customers and recognizes revenue upon completion of the installations. Installation services also includes engineering services performed as part of an installation project.

When system hardware sales include installation services to be performed by the Company, the goods and services in the contract are not distinct, so the arrangement is accounted for as a single performance obligation. Our customers control the work-in-process and can make changes to the design specifications over the contract term. Revenues are recognized over time as the installation services are completed based on the relative portion of labor hours completed as a percentage of the budgeted hours for the installation. Installation services revenues are classified as “Installation Services” within our disaggregated revenue.

Software design and development services

Software and software license sales are revenue when a fixed fee order has been received and delivery has occurred to the customer. Revenue is recognized generally upon customer acceptance (point-in-time) of the software product and verification that it meets the required specifications. Software is delivered to customers electronically. Software design and development revenues are classified as “Software Development Services” within our disaggregated revenue.

Software as a service

Software as a service includes revenue from software licensing and delivery in which software is licensed on a subscription basis and is centrally hosted. These services often include software updates which provide customers with rights to unspecified software product upgrades and maintenance releases and patches released during the term of the support period. Contracts for these services are generally 12-36 months in length. We account for revenue from these services in accordance with ASC 985-20-15-5 and recognize revenue ratably over the performance period. Software as a service revenue are classified as “Managed Services” within our disaggregated revenue.

Maintenance and support services

The Company sells support services which include access to technical support personnel for software and hardware troubleshooting. The Company offers a hosting service through our network operations center, or NOC, allowing the ability to monitor and support its customers’ networks 7 days a week, 24 hours a day. These contracts are generally 12-36 months in length. Revenue is recognized over the term of the agreement in proportion to the costs incurred in fulfilling performance obligations under the contract. Maintenance and Support revenues are classified as “Managed Services” within our disaggregated revenue.

Maintenance and support fees are based on the level of service provided to end customers, which can range from monitoring the health of a customer’s network to supporting a sophisticated web-portal to managing the end-to-end hardware and software of a digital marketing system. These agreements are renewable by the customer. Rates for maintenance and support, including subsequent renewal rates, are typically established based upon a fee per location, per device, or a specified percentage of net software license fees as set forth in the arrangement. These contracts are generally 12-36 months in length. Revenue is recognized ratably and evenly over the service period.

The Company also performs time and materials-based maintenance and repair work for customers. Revenue is recognized at a point in time when the performance obligation has been fully satisfied.

NOTE 5: FAIR VALUE MEASUREMENT

We measure certain financial assets, including cash equivalents, at fair value on a recurring basis. In accordance with ASC 820-10-30, fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820-10-35 establishes a three-level hierarchy that prioritizes the inputs used in measuring fair value. The three hierarchy levels are defined as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets.

Level 2 — Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly.

Level 3 — Valuations based on inputs that are unobservable and involve management judgment and the reporting entity’s own assumptions about market participants and pricing.

The Company previously recorded warrant liabilities that were measured at fair value on a recurring basis using a binomial option pricing model. All of the Company’s outstanding warrants classified as liabilities expired during 2019.

As part of the Allure Acquisition, the Purchase Agreement contemplated additional consideration of $2,000 to be paid by us to Christie Digital Systems, USA (“Seller”) in the event that acquiree revenue exceeds $13,000, as defined in the underlying agreement, for any of the trailing twelve-month periods measured as of December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020. The fair value of the earnout liability was determined to be $250 at the time of acquisition. As part of our finalization of opening balance sheet accounting at the close of the measurement period in November 2019, we recorded an adjustment to reflect the earnout liability to $0. The liability was deemed to be Level 3 as the valuation is based on revenue projections and estimates developed by management as informed by historical results. The liability was confirmed to be $0 at December 31, 2020 as metrics were not achieved for additional consideration through the year-end date.

As discussed in Note 7 Intangible Assets, Including Goodwill, the calculation of the weighted average cost of capital and management’s forecast of future financial performance utilized within our discounted cash flow model for the impairment of goodwill contains inputs which are unobservable and involve management judgment and are considered Level 3 estimates.

As discussed in Note 8 Loans Payable, the Special Loan is reported at fair value. This liability is deemed to be a Level 3 valuation. Certain unobservable inputs into the calculation of the fair value of this liability include an estimate of the fair value of the Company at a future date using a discounted cash flow model, discount rate assumptions, and an estimation of the likelihood of conversion of the Special Loan. As of December 31, 2020, we updated our fair value analysis of the Special Loan, which was originally evaluated at March 31, 2020 utilizing the assistance of a third-party valuation specialist, resulting in recognition of a loss of $93 during the year ended December 31, 2020 from the change in fair value of the liability and a corresponding increase/decrease in the debt balance recorded in the Consolidated Balance Sheet.

NOTE 6: SUPPLEMENTAL CASH FLOW STATEMENT INFORMATION

	Year Ended
	December 31,
	2020	2019
Supplemental disclosure information for cash flow
Cash paid during the period for:
Interest	$140	$403
Income taxes, net	$19	$25

NOTE 7: INTANGIBLE ASSETS AND GOODWILL

Intangible Assets

Intangible assets consisted of the following at December 31, 2020 and December 31, 2019:

	December 31,		December 31,
	2020		2019
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Technology platform	$4,635	3,400	$4,635	3,147
Customer relationships	5,330	2,870	5,330	2,679
Trademarks and trade names	1,020	925	1,020	752
	10,985	7,195	10,985	6,578
Accumulated amortization	7,195		6,578
Net book value of amortizable intangible assets	$3,790		$4,407

For the years ended December 31, 2020 and 2019, amortization of intangible assets charged to operations was $617 and $654, respectively.

Estimated amortization is as follows:

Year ending December 31,	Estimated Future Amortization
2021	$544
2022	444
2023	444
2024	444
Thereafter	1,914

Intangible assets include the following and are being amortized over their estimated useful lives as follows:

Acquired Intangible Asset:	Amortization Period: (years)
Technology platform and patents	7
Trademark	3
Customer relationships	15

Goodwill

The following is a rollforward of the Company’s goodwill since December 31, 2019:

Total
Balance as of January 1, 2020	$18,171
Goodwill impairment	(10,646)
Balance as of December 31, 2020	$7,525

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is subject to an impairment review at a reporting unit level, on an annual basis as of the end of September of each fiscal year, or when an event occurs, or circumstances change that would indicate potential impairment. The Company has only one reporting unit, and therefore the entire goodwill is allocated to that reporting unit.

Interim Impairment Assessment – March 31, 2020

Despite the excess fair value identified in our 2019 annual impairment assessment, we determined that the reduced cash flow projections and the significant decline in our market capitalization as a result of the COVID-19 pandemic during the three months ended March 31, 2020 indicated that an impairment loss may have been incurred during the first quarter. Therefore, we qualitatively assessed whether it was more likely than not that the goodwill was impaired as of March 31, 2020. We reviewed our previous forecasts and assumptions based on our current projections that are subject to various risks and uncertainties, including: (1) forecasted revenues, expenses and cash flows, including the duration and extent of impact to our business and our alliance partners from the COVID-19 pandemic, (2) current discount rates, (3) the reduction in our market capitalization, (5) changes to the regulatory environment and (6) the nature and amount of government support that will be provided. As a result of this qualitative assessment, we concluded that indicators of impairment were present and that a quantitative interim impairment assessment of our goodwill was necessary as of March 31, 2020.

As a result of the adoption of ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment the impairment test consists solely of comparing the carrying value of the reporting unit with its fair value and recording impairment, if identified.

The fair value of the reporting unit was estimated via the income approach. Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future cash flows and include an estimate of long-term future growth rates based on our most recent views of the long-term outlook for our industry. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and by analyzing published rates relevant to our business to estimate the cost of equity financing. We use discount rates that are commensurate with the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. We utilized a discount rate of 14.5% in our valuation completed as of March 31, 2020.

While our outlook for the digital signage industry over the long term remains strong, we have experienced rapid and immediate deterioration in our short term business as a result of the COVID-19 pandemic, generating increased uncertainty across our customer base in many of our key vertical markets. The elective and forced closures of businesses across the United States has resulted in reduced demand for our services, which primarily assist business in engaging with their end customers in a physical space through digital technology. The elimination and minimization of public gatherings has materially impacted demand for products and services in our movie theater, sports arena and large entertainment markets. These conditions resulted in downward revisions of our internal forecasts on current and future projected earnings and cash flows, leading to an implied fair value of goodwill substantially below the carrying value. Therefore, during the three months ended March 31, 2020, we recorded a non-cash impairment loss of $10,646. We recorded the estimated impairment losses in the caption “Goodwill impairment” in our Consolidated Statement of Operations.

Annual Impairment Assessment – September 30, 2020

The Company assessed the carrying value of goodwill at the reporting unit level based on an estimate of the fair value of the respective reporting unit. Fair value of the reporting unit was estimated using a discounted cash flow analyses consisting of various assumptions, including expectations of future cash flows based on projections or forecasts derived from analysis of business prospects and economic or market trends that may occur, specifically, the Company gave significant consideration to actual historic financial results, including revenue growth rates in the preceding three years. Based on the Company’s assessment, we determined that the fair value of our reporting unit exceeds its carrying value, and accordingly, the goodwill associated with the reporting unit is not considered to be impaired at September 30, 2020.

Given the proximity in time to the most recent goodwill impairment, which marked the Company’s goodwill balance down to fair value, the Company anticipated its analysis would result in a thin margin in the percentage of excess fair value over carrying value as of the assessment date. Through the analysis performed as of September 30, 2020, the excess fair value over carrying value was approximately 7%. Based on the Company’s assessment, we determined that the fair value of our reporting unit exceeds its carrying value, and accordingly, the goodwill associated with the reporting unit is not considered to be impaired at September 30, 2020.

The Company recognizes that any changes in our projected 2021 and future results could potentially have a material impact on our assessment of goodwill impairment. The Company will continue to monitor the actual performance of its operations against expectations and assess further indicators of possible impairment. The valuation of goodwill and intangible assets is subject to a high degree of judgment, uncertainty and complexity. Should any indicators of impairment occur in subsequent periods, the Company will be required to perform an analysis in order to determine whether goodwill is impaired.

NOTE 8: LOANS PAYABLE

The outstanding debt with detachable warrants, as applicable, are shown in the table below. Further discussion of the notes follows.

As of December 31, 2020
Debt Type	Issuance Date	Principal	Maturity Date		Warrants	Interest Rate Information
A	6/30/2018	$264	N/A		-	0.0% interest
B	1/16/2018	1,085	3/31/2023		61,729	10.0% interest	(1)
C	8/17/2016	3,255	3/31/2023		588,236	10.0% interest	(1)
D	11/19/2018	1,637	2/15/2020		-	3.5% interest
E	12/30/2019	2,177	3/31/2023		-	10.0% interest	(2)
F	4/27/2020	1,552	4/27/2022	(3)	-	1.0% interest	(3)
	Total debt, gross	9,970			649,965
	Fair value (E)	93
	Total debt, gross	10,063
	Debt discount	(168)
	Total debt, net	$9,895
	Less current maturities	(1,637)
	Long term debt	8,258

As of December 31, 2019
Debt Type	Issuance Date	Principal	Maturity Date	Warrants	Interest Rate Information
A	6/30/2018	$264	6/30/2021	-	0.0% interest
B	1/16/2018	1,000	6/30/2021	61,729	8.0% interest
C	8/17/2016	3,000	6/30/2021	588,236	8.0% interest
D	11/19/2018	1,637	2/15/2020	-	3.5% interest
E	12/30/2019	2,000	6/30/2021	-	8.0% interest
		$7,901		649,965
	Debt discount	(507)
	Total debt	$7,394
	Less current maturities	(3,637)
	Long term debt	3,757

A – Secured Disbursed Escrow Promissory Note with related party

B – Secured Revolving Promissory Note with related party

C – Term Loan with related party

D – Amended and Restated Seller Note from acquisition of Allure

E – Secured Convertible Special Loan Promissory Note, at fair value

F – Paycheck Protection Program Loan from Small Business Administration

(1)	8.0% cash interest per annum through March 31, 2020. 10.0% paid-in-kind interest (“PIK”) interest per annum from April 1, 2020 through December 31, 2020. 8.0% cash interest per annum January 1, 2021 through the maturity date.

(2)	8.0% cash interest per annum, comprised of 6.0% cash, 2.0% PIK through March 31, 2020. 10.0% PIK interest per annum through September 30, 2020. In an event of default, the interest rate increases by 6.0% to 16.0%. Debt is automatically convertible to a new class of senior preferred stock of the Company at the earlier of an event of default or November 30, 2020. The principal, including PIK interest, as of December 31, 2020 is $2,177; however, fair value accounting for the convertible debt instrument results in an additional $93 of debt recorded on the Consolidated Balance Sheet as of December 31, 2020 related to this instrument.

(3)	1,0% cash interest per annum. Payments are deferred for six months from the date of the Promissory Note and the Company can apply for forgiveness of the Promissory Note after 60 days.

SBA Paycheck Protection Program Loan

On April 27, 2020, the Company entered into a Promissory Note with Old National Bank (the “Promissory Note”), which provided for an unsecured loan of $1,552 pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act and applicable regulations (the “CARES Act”). The Promissory Note has a term of two years with a 1% per annum interest rate. While the Promissory Note currently has a two-year term, the amended law permits the Company to request a five-year maturity from Old National Bank. Payments are deferred for six months from the date of the Promissory Note and the Company can apply for forgiveness of the Promissory Note after 60 days. On January 11, 2021, Creative Realities, Inc. received a notice from Old National Bank regarding forgiveness of the loan in the principal amount of $1,552 (the “PPP Loan”) that was made pursuant to the Small Business Administration Paycheck Protection Program under the Coronavirus Air, Relief and Economic Security Act of 2020. According to such notice, the full principal amount of the PPP Loan and the accrued interest have been forgiven. Accounting for the forgiveness will be recognized in the first quarter of 2021.

Amended and Restated Loan and Security Agreement

On March 7, 2021, the Company and its subsidiaries (collectively, the “Borrowers”) refinanced their current debt facilities with Slipstream Communications, LLC (“Slipstream”), pursuant to an Amended and Restated Credit and Security Agreement (the “Credit Agreement”). The debt facilities continue to be fully secured by all assets of the Borrowers. The maturity date (“Maturity Date”) on the outstanding debt and new debt is extended to March 31, 2023. The Credit Agreement (i) provides a $1,000 of availability under a line of credit (the “Line of Credit”), (ii) consolidates our existing term and revolving line of credit facilities into a new term loan (the “New Term Loan”) having an aggregate principal balance of approximately $4,550 (including a 3.0% issuance fee capitalized into the principal balance), (iii) increases the outstanding special convertible term loan (the “Convertible Loan”) to approximately $2,280 (including a 3.0% issuance fee capitalized into the principal balance), and (iv) extinguishes the outstanding obligations owed with respect to a $264 existing disbursed escrow loan in exchange for shares of the Company’s common stock (the “Disbursed Escrow Conversion Shares”), valued at $2.718 per share (the trailing 10-day VWAP as reported on the Nasdaq Capital Market as of the date of execution of the Credit Agreement). The Line of Credit and Convertible Loan accrue interest at 10% per year, and the New Term Loan accrues interest at 8% per year.

The New Term Loan requires no principal payments until the Maturity Date, and interest payments are payable on the first day of each month until the Maturity Date. All interest payments owed prior to October 1, 2021 are payable as PIK payments, or increases to the principal balance only.

The Line of Credit and Convertible Loan require payments of accrued interest payable on the first day of each month through April 1, 2022. All such interest payments made prior to October 1, 2021 are payable as PIK payments, or increases to the principal balances under the Line of Credit and Convertible Loan only. No principal payments are owed under the Line of Credit or Convertible Loan until April 1, 2022, at which time all principal and interest on each of the Line of Credit and Convertible Loan will be paid in monthly installments until the Maturity Date to fully amortize outstanding principal by the Maturity Date.

All payments of interest (other than PIK payments) and principal on the Line of Credit and Convertible Loan may be paid, in the Borrowers’ sole discretion, in shares of the Company’s Common Stock (the “Payment Shares,” and together with the Disbursed Escrow Conversion Shares, the “Shares”). The Payment Shares will be valued on a per-Share basis at 70% of the VWAP of the Company’s shares of common stock as reported on the Nasdaq Capital Market for the 10 trading days immediately prior to the date such payment is due; provided that the Payment Shares shall not be valued below $0.50 per Share (the “Share Price”).

The Credit Agreement limits the Company’s ability to issue Shares as follows (the “Exchange Limitations”): (1) The total number of Shares that may be issued under the Credit Agreement will be limited to 19.99% of the Company’s outstanding shares of common stock on the date the Credit Agreement is signed (the “Exchange Cap”), unless stockholder approval is obtained to issue shares in excess of the Exchange Cap; (2) if Slipstream and its affiliates (the “Slipstream Group”) beneficially own the largest ownership position of shares of Company common stock immediately prior to the proposed issuance of Payment Shares and such shares are less than 19.99% of the then-issued and outstanding shares of Company common stock, the issuance of such Payment Shares will not cause the Slipstream Group to beneficially own in excess of 19.99% of the issued and outstanding shares of Company common stock after such issuance unless stockholder approval is obtained for ownership in excess of 19.99%; and (3) if the Slipstream Group does not beneficially own the largest ownership position of shares of Company common stock immediately prior to the proposed issuance of Payment Shares, the Company may not issue Payment Shares to the extent that such issuance would result in Slipstream Group beneficially owning more than 19.99% of the then issued and outstanding shares of Company common stock unless (A) such ownership would not be the largest ownership position in the Company, or (B) stockholder approval is obtained for ownership in excess of 19.99%.

Accounting for the Credit Agreement is anticipated to be accounted for as a debt extinguishment in the first quarter of 2021. Entry into the Credit Agreement prior to the filing of this report resulted in the reclassification of approximately $6,706, net of debt discount, from current maturities to long term debt.

Loan and Security Agreement History

On August 17, 2016, the Company entered into a Loan and Security Agreement with Slipstream (“Loan and Security Agreement”). Since the initial entry into the Loan and Security Agreement in 2016, the Company has entered into several financing arrangements with varying interest rates, maturity dates, and number of associated detachable warrants, each entered within the structure of the Loan and Security Agreement. The debt instruments outstanding under the Loan and Security Agreement as of December 31, 2020 include the Term Loan, Secured Revolving Promissory Note, Secured Disbursed Escrow Promissory Note, and the Special Loan.

The Loan and Security Agreement contains certain customary restrictions including, but not limited to, restrictions on mergers and consolidations with other entities, cancellation of any debt or incurring new debt (subject to certain exceptions), and other customary restrictions. Obligations under the loan and security agreement are secured by a grant of collateral security in all of the tangible assets of Creative Realities, Inc. and each of its wholly owned subsidiaries.

Ninth, Tenth, Eleventh, Twelfth, and Thirteenth Amendment; Modification of Conversion Date of Special Loan under Loan and Security Agreement

On February 28, 2021, January 31, 2021, December 31, 2020, November 30, 2020, and September 29, 2020, the Company entered into several amendments to Loan and Security Agreement with its subsidiaries and Slipstream to amend the automatic conversion date of the Special Loan. Each amendment extended the automatic conversion date of the Special Loan, which was ultimately Amended and Restated in full on March 7, 2021 as discussed further above. The Company paid no fees in exchange for these extensions.

Eighth Amendment; Modification of Interest Rates under Loan and Security Agreement

On April 1, 2020, the Company entered into an Eighth Amendment to Loan and Security Agreement (the “Eighth Amendment”) with its subsidiaries and Slipstream to amend the terms of the payments and interest accruing on the Company’s Term Loan, Secured Revolving Promissory Note, and Special Loan. The Eighth Amendment increased the interest rates of these loans from 8% to 10%, effective April 1, 2020. Until January 1, 2021, rather than cash payments of accrued interest under the term and revolving loans, interest will be paid by the issuance of and treated as additional principal thereunder. Commencing January 2, 2021, such interest will be payable in cash. Interest on the special loan will no longer be paid in cash, but by the issuance of and treated as additional principal thereunder.

Upon entry into the Eighth Amendment, the Company completed an analysis of the changes in the Loan and Security Agreement within ASC 470 Debt, concluding that the changes represent a modification to the existing debt that was not a troubled debt restructuring and will account for the modified terms prospectively as yield adjustments, based on the revised terms.

Seventh Amendment; Entry into Secured Convertible Special Loan Promissory Note

On December 30, 2019, we entered into the Special Loan as part of the Seventh Amendment under which we obtained $2,000, with interest thereon at 8% per annum payable 6% in cash and 2% via the issuance of SLPIK interest, provided however that upon occurrence of an event of default the interest rate shall automatically be increased by 6% per annum payable in cash. The entry into the Seventh Amendment adjusted the interest rate on the Company’s Term Loan and Revolving Loan to 8% per annum, provided, however, at all times when the aggregate outstanding principal amount of the Term Loan and the Revolving Loan exceeds $4,100 then the Loan Rate shall be 10%, of which eight percent 8% shall be payable in cash and 2% shall be paid by the issuance of and treated as additional PIK.

Upon the earlier to occur of an Event of Default or October 1, 2020, if any of the principal amount of the Special Loan is then outstanding, the principal and accrued but unpaid interest of the Special Loan and the outstanding SLPIK shall be automatically converted into shares of a new series of Senior Convertible Preferred Stock of the Company (“New Preferred”) having an Appraised Value equal to three times the then outstanding principal amount and accrued but unpaid interest of the Special Loan and the outstanding SLPIK and having the following terms and conditions, as reasonably determined by the Company and Slipstream, the New Preferred shall:

●	be the most senior equity security of the Company, including with respect to the payment of dividends and other distributions;

●	be on substantially the same terms and conditions as the Company’s Series A-1 6% Convertible Preferred Stock as set forth in its Certificate of Designation immediately before the same was cancelled pursuant to a Certificate of Cancellation dated as of March 13, 2019;

●	not be subject to a right of redemption upon the part of a holder thereof;

●	accrue and pay quarterly dividends at the rate of twelve percent (12%) per annum which shall be payable in cash;

●	have a Stated Value that is an amount mutually agreed by the Company and the Slipstream at the time of issuance;

●	Conversion Price shall be an amount equal to 80% of the average for the 30-day period ending two days prior to the required conversion date of the daily average of the range of the Company’s common stock (calculated pursuant to information on The Wall Street Journal Online Edition), subject to appropriate adjustments; and

●	neither section 6(e) of the Series A-1 Certificate of Designation nor any similar provision shall apply to the New Preferred.

In entering the Seventh Amendment and Special Loan, pursuant to ASC 825-10-25-1, Fair Value Option, we made an irrevocable election to report the Special Loan at fair value, with changes in fair value recorded through the Company’s Consolidated Statements of Operations in each reporting period. For the year ended December 31, 2020, our fair value analysis of the Special Loan resulted in recognition of a $93 loss from the change in fair value of the liability

Sixth Amendment; Extension of Maturity Dates

On November 6, 2019, Slipstream extended the maturity date of our term loan and revolver loan to June 30, 2021 through the Sixth Amendment to the Loan and Security Agreement, aligning the maturity date of our Term Loan and Secured Revolving Promissory Note with the Secured Disbursed Escrow Promissory Note.

Secured Disbursed Escrow Promissory Note

The Fourth Amendment to the Loan and Security Agreement included entry into a Secured Disbursed Escrow Promissory Note between the Company and Slipstream, and, effective June 30, 2018 we drew $264 in conjunction with our exit from a previously leased operating facility. The principal amount of the Secured Disbursed Escrow Promissory Note bears no interest. Upon entry into the Restated Agreement on March 7, 2021, this note was converted into Company common stock, which will be recorded during the first quarter of 2021.

Amended and Restated Seller Note from acquisition of Allure

The Amended and Restated Seller Note represents a note payable due from Allure to Seller, under a pre-existing Seller Note which was amended and restated to a reduced amount of $900 through the Stock Purchase Agreement. At the closing date, the estimated net working capital deficit of Allure was $801 in excess of the target net working capital as defined in the Stock Purchase Agreement. As of the balance sheet date, Allure also had accounts payable to Seller for outsourced services of $2,204. We agreed with the Seller to settle the estimated net working capital deficit through a reduction in the accounts payable to Seller as of the acquisition date and to further amend the Seller Note to include the remaining $1,403 accounts payable due from Allure to Seller, resulting in a Seller Note of $2,303. That debt is represented by our issuance to the Seller of a promissory note accruing interest at 3.5% per annum. The promissory note requires us to make quarterly payments of interest only through February 19, 2020, on which date the promissory note matured and all remaining amounts owing thereunder became due.

The promissory note is convertible into shares of Creative Realities common stock, at the seller’s option on or after the 180th day after issuance, at an initial conversion price of $8.40 per share, subject to customary equitable adjustments. Conversion of all amounts owing under the promissory note will be mandatory if the 30-day volume-weighted average price of our common stock exceeds 200% of the common stock trading price at the closing of the acquisition. We granted the seller customary registration rights for the shares of our common stock issuable upon conversion of the promissory note.

On February 20, 2020, the Company and Allure filed a demand for arbitration against Seller for (1) breach of contract, (2) indemnification, and (3) fraudulent misrepresentation under the Allure Purchase Agreement. This demand included a claim for the right to offset the amounts owing under the Amended and Restated Seller Note due February 20, 2020. We have not paid, nor do we intend to pay, the Amended and Restated Seller Note, which is now past its maturity date, without resolution of our demand for arbitration. On February 27, 2020, Seller sent the Company a notice of breach for failure to pay the Amended and Restated Seller Note on the maturity date of February 20, 2020 and demanding immediate payment. The Company continues to accrue interest on the Amended and Restated Seller Note and have included $67 in accrued expenses in the Consolidated Financial Statements as of December 31, 2020. See Note 9 Commitments and Contingencies for further discussion.

NOTE 9: COMMITMENTS AND CONTINGENCIES

Litigation

On August 2, 2019, the Company filed suit in Jefferson Circuit Court, Kentucky, against a supplier of Allure for breach of contract, breach of warranty, and negligence with respect to equipment installations performed by such supplier for an Allure customer. This case remains in the early stages of litigation, in part due to delays resulting from the COVID-19 pandemic, and, as a result, the outcome of each case is unclear, so the Company is unable to reasonably estimate the possible recovery, or range of recovery, if any.

On October 10, 2019, the Allure customer that is the basis of our claim above sent a demand to the Company for payment of $3,200 as settlement for an alleged breach of contract related to hardware failures of equipment installations performed by Allure between November 2017 and August 2018. The suits filed by and against Allure have been adjoined in the Jefferson Circuit Court, Kentucky in January 2020. This suit remains in the early stages of litigation and, as a result, the outcome of the suit and the allocation of liability, if any, remain unclear, so the Company is unable to reasonably estimate the possible liability, recovery, or range of magnitude for either the liability or recover, if any, at the time of this filing.

The Company has notified its insurance company on notice of potential claims and continues to evaluate both the claim made by the customer and potential avenues for recovery against third parties should the customer prevail.

On February 20, 2020, the Company and Allure filed a demand for arbitration against Seller for breach of contract, indemnification, and fraudulent misrepresentation under the Allure Purchase Agreement. This demand included a claim for the right to offset the amounts owing under the Amended and Restated Seller Note due February 20, 2020. We have not paid the Amended and Restated Seller Note which is now past its maturity date. On February 27, 2020, Seller sent the Company a notice of breach for failure to pay the Amended and Restated Seller Note on the maturity date of February 20, 2020 and demanding immediate payment. In December 2020, the parties entered a pre-arbitration mediation process in an effort to settle the litigation, which remains ongoing as of the date of this report. We continue to assert the offset right under the Purchase Agreement and Amended and Reseller Note.

Except as noted above, the Company is not party to any other material legal proceedings, other than ordinary routine litigation incidental to the business, and there were no other such proceedings pending during the period covered by this Report.

Settlement of obligations

During the year ended December 31, 2020, the Company settled and/or wrote off obligations of $348 for aggregate cash payments of $139 and recognized a gain of $209 related to legacy accounts payable deemed to no longer be legal obligations to vendors.

During the year ended December 31, 2019, the Company settled and/or wrote off obligations of $3,178 for $1,132 cash payment and recognized a gain of $2,046. $1,619 of this gain related to settlement of legacy sales commissions due to a third party vendor which were settled with a cash payment of $1,100 during the three-months ended December 31, 2019. The remaining settlements related to legacy accounts payable deemed to no longer be legal obligations to vendors.

Employee-related Expenses

We implemented cost-control measures in light of the effect of the COVID-19 pandemic on our business, including employment compensation reductions designed to achieve preliminary cost savings. On March 19, 2020, the Company’s Board of Directors approved a six-month reduction of the salaries of our Chief Executive Officer and Chief Financial Officer by twenty percent (20%), thereby reducing the salaries payable to such officers in 2020 to $297,000 and $224,100, respectively. The reduction of the salaries of our Chief Executive Officer and Chief Financial Officer remain active as of the date of this report.

On March 20, 2020, we completed a reduction-in-force and accrued one-time termination benefits related to severance to the affected employees of $135, the total of which was paid during the three months ended June 30, 2020. Pursuant to certain employee-related actions taken in 2018, the Company made cash payments of approximately $555 during the year ended December 31, 2019 that were previously accrued.

Lease termination

On December 31, 2020, we exited our office facilities located in Dallas, TX. In ceasing use of these facilities, we recorded a one-time non-cash charge of $18. There were no such lease terminations during 2019.

NOTE 10: RELATED PARTY TRANSACTIONS

In addition to the financing transactions with Slipstream, a related party, discussed in Note 8 Loans Payable, we have the following related party transactions.

On August 14, 2018, we entered into a payment agreement with 33 Degrees Convenience Connect, Inc., a related party that is approximately 17.5% owned by a member of our senior management (“33 Degrees”) outlining terms for repayment of $2,567 of aged accounts receivable as of that date. The payment agreement stipulated a simple interest rate of 12% on aged accounts receivable to be paid on the tenth day of each month through the maturity date of December 31, 2019. As of December 31, 2019, 33 Degrees paid the note in full.

Following repayment of the note, 33 Degrees has continued to purchase additional hardware and services from the Company under normal payment terms.

For the years ended December 31, 2020 and 2019, we had sales of $1,058 (6.1% of consolidated sales) and $1,103 (3.5% of consolidated sales), respectively, with 33 Degrees. Accounts receivable due from 33 Degrees was $40, or 1.2%, and $1, or 0% of consolidated accounts receivable at December 31, 2020 and December 31, 2019, respectively.

NOTE 11: INCOME TAXES

Income tax benefit/(expense) consisted of the following:

	Year ended December 31,
	2020	2019
Tax provision summary:
State income tax	$(17)	$(46)
Deferred tax benefit/(expense) - federal	150	(17)
Deferred tax benefit/(expense) – state	25	(30)
Tax benefit/(expense)	$158	$(93)

The income tax benefit includes federal and state income taxes currently payable and those deferred or prepaid because of temporary differences between financial statement and tax bases of assets and liabilities. The Company records income taxes under the liability method. Under this method, deferred income taxes are recognized for the estimated future tax effects of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws.

A reconciliation of the statutory income tax rate to the effective income tax rates as a percentage of income before income taxes is as follows:

	2020	2019
Federal statutory rate	21.00%	21.00%
State taxes, net of federal benefit	1.53%	9.85%
Foreign rate differential	0.51%	-9.69%
Discrete items, Transaction items, and Other	-7.00%	44.85%
Changes in valuation allowance	-15.11%	-57.76%
Effective tax rate	0.93%	8.25%

The net deferred tax assets and liabilities recognized in the accompanying Consolidated Balance Sheets, determined using the income tax rate applicable to each period, consist of the following:

	December 31,
	2020	2019
Deferred tax assets (liabilities):
Reserves	$318	$175
Property and equipment	(40)	(83)
Accrued expenses	326	265
Right-of-use Asset	(147)	(414)
Right-of-use Liability	149	419
IRC 163(j) Interest Deduction	18	17
Non-qualified stock options	675	528
R&D credits	1,801	1,801
Net foreign carryforwards	3,106	2,768
US net operating loss and credit carryforwards	35,566	34,754
Intangibles	(13)	(1,128)

Total deferred tax assets, net	41,759	39,102
Valuation allowance	(41,759)	(39,277)

Net deferred tax liabilities	$-	$(175)

As of December 31, 2020, the Corporation had no reserves recorded as a liability for unrecognized tax benefits for U.S. federal and state tax jurisdictions. There were no unrecognized tax benefits as of December 31, 2020 that, if recognized, would affect the tax rate.  It is the Corporation’s policy to accrue interest and penalties related to liabilities for income tax contingencies in the provision for income taxes. As of December 31, 2020, the Corporation had no accrued interest or penalties related to uncertain tax positions.

Our deferred tax assets are primarily related to net federal and state operating loss carryforwards (NOLs). As of December 31, 2020, the Company has federal and state net operating loss carryforwards expiring between 2020 and 2039, $7,924 of which has an indefinite carryforward period. The federal statute of limitations remains open for tax years 2017 through 2019 and state tax jurisdictions generally have statutes of limitations open for tax years 2016 through 2019.

We have substantial NOLs that are limited in usage by IRC Section 382. IRC Section 382 generally imposes an annual limitation on the amount of NOLs that may be used to offset taxable income when a corporation has undergone significant changes in stock ownership within a statutory testing period.

The goodwill impairment recorded March 31, 2020 altered the deferred tax impact associated with indefinite lived goodwill from a deferred tax liability to a deferred tax asset. As the indefinite-lived intangibles can no longer provide a source of income, a full valuation allowance was placed against the deferred tax assets.

We have performed a preliminary analysis of the annual NOL carryforwards and limitations that are available to be used against taxable income. Based on the history of losses of the Company, there continues to be a full valuation allowance against the net deferred tax assets of the Company.

NOTE 12: WARRANTS

A summary of outstanding warrants for the years ended December 31, 2020 and 2019 is included below:

Year Ended December 31, 2020
	Warrants (Equity)
	Amount	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Balance January 1, 2020	4,733,028	$4.83	3.41
Warrants issued	-	-	-
Warrants exercised	(27,600)	4.38	-
Warrants expired	(278,528)	7.08	-
Balance December 31, 2020	4,426,900	$4.62	2.83

Year Ended December 31, 2019
	Warrants (Equity)			Warrants (Liability)
	Amount	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Amount	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Balance January 1, 2019	4,815,047	$4.90	4.34	216,255	$7.34	0.64
Warrants issued	-	-	-	-	-	-
Warrants expired	(82,019)	8.25	-	(216,255)	7.34	-
Balance December 31, 2019	4,733,028	$4.83	3.41	-	$-	-

NOTE 13: STOCK-BASED COMPENSATION

A summary of outstanding options is included below:

Time Vesting Options		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of Exercise	Number	Contractual	Exercise	Options	Exercise
Prices between	Outstanding	Life	Price	Exercisable	Price
$0.01 - $3.00	1,525,000	9.41	$2.52	8,333	$1.88
$3.01 - $7.50	184,830	5.34	$6.72	168,163	$6.64
$7.51+	103,979	4.44	11.74	99,187	$11.89
	1,813,809	8.71	$3.48	275,683

Performance Vesting Options		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of Exercise	Number	Contractual	Exercise	Options	Exercise
Prices between	Outstanding	Life	Price	Exercisable	Price
$0.01 - $3.00	800,000	9.42	$2.53	-	$-
	800,000	9.42	$2.53	-

	Time Vesting Options		Performance Vesting Options
		Weighted		Weighted
		Average		Average
	Options	Exercise	Options	Exercise
Date/Activity	Outstanding	Price	Outstanding	Price
Balance, December 31, 2019	313,860	$8.06	-	$-
Granted	1,580,000	2.53	800,000	2.53
Exercised	-	-	-	-
Forfeited or expired	(80,051)	2.76	-	-
Balance, December 31, 2020	1,813,809	3.48	800,000	$2.53

The weighted average remaining contractual life for options exercisable is 5.2 years as of December 31, 2020.

Valuation Information for Stock-Based Compensation

For purposes of determining estimated fair value under FASB ASC 718-10, Stock Compensation, the Company computed the estimated fair values of stock options using the Black-Scholes model.

On June 1, 2020 the Board of Directors of the Company granted 10-year options to purchase an aggregate of 2,380,000 shares of its common stock to employees of the Company subject to shareholder approval of an increase in the reserve of shares authorized for issuance under the Company’s 2014 Stock Incentive Plan (the “Plan”). On July 10, 2020, the Company held a special meeting of the Company’s shareholders at which the shareholders approved the amendment to the Plan, which increased the reserve of shares authorized for issuance thereunder to 6,000,000 shares.

Of the 2,380,000 options awarded, 1,580,000 vest over 3 years and have an exercise price of $2.53, the market value of the Company’s common stock on the grant date. The fair value of the options on the grant date was $1.87 and was determined using the Black-Scholes model. These values were calculated using the following weighted average assumptions:

Risk-free interest rate	0.66%
Expected term	6.25 years
Expected price volatility	89.18%
Dividend yield	0%

The remaining 800,000 options awarded vest in equal installments over a three-year period subject to satisfying the Company revenue target and earnings before interest, taxes, depreciation and amortization (“EBITDA”) target for the applicable year. In each of calendar years 2020, 2021 and 2022, one-third of the total shares may vest (if the revenue and EBITDA targets are met), and the shares that are subject to vesting each year are allocated equally to each of the revenue and EBITDA targets for such year.

These performance options include a catch-up provision, where any options that did not vest during a prior year due to the Company’s failure to meet a prior revenue or EBITDA target may vest in a subsequent vesting year if the revenue or EBITDA target, as applicable, is met in the future year. The revenue and EBITDA targets for the following three years are as follows:

Calendar Year	Revenue Target	EBITDA Target
2020	$32 million	$2.2 million
2021	$35 million	$3.1 million
2022	$38 million	$3.5 million

The exercise price of the foregoing options is $2.53 per share, the closing price of the Company’s common stock on the date of issuance. The options were issued from the Company’s 2014 Stock Incentive Plan. The fair value of the options on the grant date was $1.87 and was determined using the Black-Scholes model. These values were calculated using the same weighted average assumptions as the time vesting options issued. Performance against the identified revenue and EBITDA targets will be assessed quarterly by the Company in order to determine whether any compensation expense should be recorded. As of December 31, 2020, the Company had recorded no compensation expense in the Consolidated Statement of Operations with respect to these awards.

Stock Compensation Expense Information

ASC 718-10, Stock Compensation, requires measurement and recognition of compensation expense for all stock-based payments including warrants, stock options, restricted stock grants and stock bonuses based on estimated fair values. Under the Amended and Restated 2006 Equity Incentive Plan, the Company reserved 1,720,000 shares for purchase by the Company’s employees and under the Amended and Restated 2006 Non-Employee Director Stock Option Plan the Company reserved 700,000 shares for purchase by the Company’s employees. There are 12,135 options outstanding under the 2006 Equity Incentive Plan.

In October 2014, the Company’s shareholders approved the 2014 Stock Incentive Plan, under which 7,390,355 shares were reserved for purchase by the Company’s employees. In August 2018, a special meeting of shareholders was held in which the shareholders voted to amend the Company’s 2014 Stock Incentive Plan to increase the reserve of shares authorized for issuance thereunder, from 7,390,355 shares to 18,000,000 shares. Following a 1-for-30 reverse stock split, the shares authorized for issuance under the Company’s 2014 Stock Incentive Plan was reduced to 600,000. On July 10, 2020, the Company’s shareholders approved an amendment to the Company’s 2014 Stock Incentive Plan to increase the reserve of authorized for issuance thereunder to 6,000,000. There are 2,601,674 options outstanding under the 2014 Stock Incentive Plan.

Compensation expense recognized for the issuance of stock options, including those options awarded to our Chairman of the Board, for the years ended December 31, 2020 and 2019 of $718 and $448, respectively, was included in general and administrative expense in the Consolidated Financial Statements. Amounts recorded include stock compensation expense for awards granted to directors of the Company in exchange for services at fair value, including $100 and $63, respectively, for the years ended December 31, 2020 and December 31, 2019, respectively.

At December 31, 2020, there was approximately $2,365 and $1,499 of total unrecognized compensation expense related to unvested share-based awards with time vesting and performance vesting criteria, respectively. Generally, expense related to the time vesting options will be recognized over the next two- and one-half years and will be adjusted for any future forfeitures as they occur. Compensation expense related to performance vesting options will be recognized if it becomes probable that the Company will achieve the identified performance metrics.

At December 31, 2019, there was approximately $174 of total unrecognized compensation expense related to unvested share-based awards with time vesting.

On September 20, 2018, the Compensation Committee of the Board of Directors proposed, and the Board of Directors approved, an aggregate award of 166,667 shares of common stock to our current CEO in light of performance and growth of certain key customer relationships. Of those shares granted, 133,334 were deemed to be awarded and fully vested as of such date, with the remaining 33,333 shares restricted to vest upon the Company’s recognition in accordance with GAAP of approximately $6,200 of revenue which was deferred on the Company’s balance sheet. During 2018, the Company recorded compensation expense for those vested awards based on the grant-date close price of the Company’s common stock, or $7.50, resulting in a non-cash compensation expense in the period of $1,000. During 2019, the conditions were met for those remaining shares to vest and the Company recorded compensation expense of $250 based on the grant-date close price of the Company’s common stock, or $7.50.

NOTE 14: LEASES

We adopted ASU No. 2016-02, Leases (Topic 842), as amended, on January 1, 2019 using the modified retrospective transition approach. We elected the package of practical expedients permitted under the transition guidance, which allowed us to carryforward our historical lease classification, our assessment on whether a contract was or contains a lease, and our initial direct costs for any leases that existed prior to January 1, 2019. We also elected to combine our lease and non-lease components. Upon adoption, we recognized total ROU assets of $2,319, with corresponding liabilities of $2,319 on the Consolidated Balance Sheets. This included $54 of pre-existing finance lease ROU assets previously reported in computer equipment within property and equipment, net. The ROU assets include adjustments for prepayments and accrued lease payments. The effect of the adoption resulted in a $171 cumulative effect adjustment to retained earnings on January 1, 2019.

We have entered into various non-cancelable operating lease agreements for certain of our offices and office equipment. Our leases have original lease periods expiring between 2021 and 2025. Many leases include one or more options to renew. We do not assume renewals in our determination of the lease term unless the renewals are deemed to be reasonably assured at lease commencement. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The components of lease costs, lease term and discount rate are as follows:

(in thousands)	Year Ended December 31, 2020	Year Ended December 31, 2019
Finance lease cost
Amortization of right-of-use assets	$20	$32
Interest	2	5
Operating lease cost	626	736
Total lease cost	$648	$773

Weighted Average Remaining Lease Term
Operating leases	3.8 years	3.4 years
Finance leases	0.9 years	1.2 years

Weighted Average Discount Rate
Operating leases	10.0%	10.0%
Finance leases	14.0%	13.6%

The following is a schedule, by years, of maturities of lease liabilities as of December 31, 2020:

(in thousands)	Operating Leases	Finance Leases
2021	$377	$4
2022	294	-
2023	291	-
2024	81	-
Thereafter	74	-
Total undiscounted cash flows	1,117	4
Less imputed interest	(178)	-
Present value of lease liabilities	939	4

Lease liabilities, current	355	4
Lease liabilities, non-current	584	-
Present value of lease liabilities	$939	$4

Supplemental cash flow information related to leases are as follows:

(in thousands)	Year Ended December 31, 2020	Year Ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$627	$719
Operating cash flows from finance leases	2	1
Financing cash flows from finance leases	24	31

NOTE 15: PROFIT-SHARING PLAN

We have a defined contribution 401(k) retirement plans for eligible associates in the United States. Associates may contribute up to 15% of their pretax compensation to the plan subject to IRS limitations. Beginning on April 1, 2018, the Company began contributing an employer contribution match of 50% of employee wages up to 6%, for an effective match of 3%. The Company indefinitely suspended the employer match at the end of March 2020 in response to the uncertainty of the COVID-19 pandemic.

We have a Registered Retirement Savings Plan for eligible associates in Canada. Associates may contribute up to 18% of earned income reported on their tax return in the previous year, subject to legal contribution limits. Beginning on April 1, 2018, the Company began contributing an employer contribution match of 50% of employee wages up to 6%, for an effective match of 3%. The Company indefinitely suspended the employer match at the end of March 2020 in response to the uncertainty of the COVID-19 pandemic.

The Company contributed $35 and $155 to employee retirement plans for the year-ended December 31, 2020 and 2019, respectively.

NOTE 16: SEGMENT INFORMATION AND SIGNIFICANT CUSTOMERS/VENDORS

Segment Information

We currently operate in one reportable segment, marketing technology solutions. Substantially all property and equipment is located at our offices in the United States, and a data center located in the United States. All material sales for the years ended December 31, 2020 and 2019 were in the United States and Canada.

Significant Customers

We had two (2) and one (1) customer(s) that accounted for 27.8% and 18.5% of revenue for the years ended December 31, 2020 and 2019, respectively.

For the years ended December 31, 2020 and 2019, we had sales of $1,058 (6.1% of consolidated sales) and $1,103 (3.5% of consolidated sales), respectively, with 33 Degrees Convenience Connect, Inc., a related party that is approximately 17.5% owned by a member of our senior management (“33 Degrees”).

We had two (2) and one (1) customer(s) that in the aggregate accounted for 42.6% and 14.4% of accounts receivable as of December 31, 2020 and December 31, 2019, respectively. Accounts receivable due from 33 Degrees was $40 and $1 at December 31, 2020 and 2019, respectively.

Significant Vendors

We had two (2) and one (1) vendor(s) that accounted for 46.8% and 50% of outstanding accounts payable at December 31, 2020 and December 31, 2019, respectively.

NOTE 17: SUBSEQUENT EVENTS

Payroll Protection Program Loan

On January 11, 2021, Creative Realities, Inc. received a notice from Old National Bank regarding forgiveness of the loan in the principal amount of $1,552 (the “PPP Loan”) that was made pursuant to the Small Business Administration Paycheck Protection Program under the Coronavirus Air, Relief and Economic Security Act of 2020. According to such notice, the full principal amount of the PPP Loan and the accrued interest have been forgiven. Accounting for the forgiveness will be recognized in the first quarter of 2021.

Registered Direct Offering

On February 18, 2021, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor which provided for the issuance and sale by the Company of 800,000 shares of the Company’s common stock (the “Shares”), in a registered direct offering (the “Offering”) at a purchase price of $2.50 per Share, for gross proceeds of $2,000. The net proceeds from the Offering after paying estimated offering expenses were approximately $1,835, which the Company intends to use for general corporate purposes. The closing of the Offering occurred on February 22, 2021.

Debt Refinancing

On March 7, 2021, the Company and its subsidiaries (collectively, the “Borrowers”) refinanced their current debt facilities with Slipstream Communications, LLC (“Slipstream”), pursuant to an Amended and Restated Credit and Security Agreement (the “Credit Agreement”). The debt facilities continue to be fully secured by all assets of the Borrowers. The maturity date (“Maturity Date”) on the outstanding debt and new debt is extended to March 31, 2023. The Credit Agreement (i) provides a $1,000 of availability under a line of credit (the “Line of Credit”), (ii) consolidates our existing term and revolving line of credit facilities into a new term loan (the “New Term Loan”) having an aggregate principal balance of approximately $4,550 (including a 3.0% issuance fee capitalized into the principal balance), (iii) increases the outstanding special convertible term loan (the “Convertible Loan”) to approximately $2,280 (including a 3.0% issuance fee capitalized into the principal balance), and (iv) extinguishes the outstanding obligations owed with respect to a $264 existing disbursed escrow loan in exchange for shares of the Company’s common stock (the “Disbursed Escrow Conversion Shares”), valued at $2.718 per share (the trailing 10-day VWAP as reported on the Nasdaq Capital Market as of the date of execution of the Credit Agreement). The Line of Credit and Convertible Loan accrue interest at 10% per year, and the New Term Loan accrues interest at 8% per year. See Note 8 Loans Payable for additional information with respect to the Credit Agreement.

Reflect Systems, Inc.

Financial Statements (unaudited)

As of September 30, 2020 and December 31, 2020 and for the nine month periods ended September 30, 2021 and 2020

Reflect Systems, Inc.

Reflect Systems, Inc.

Balance Sheets

As of September 30, 2021 (unaudited) and December 31, 2020

	(unaudited)
	September 30,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,885,683	$2,726,431
Accounts receivable	2,350,895	3,609,113
Contract assets	18,000	-
Work-in-progress	174,228	6,111
Prepaid expenses and other current assets	105,202	169,560
Total current assets	6,534,008	6,511,215

PROPERTY AND EQUIPMENT, NET	313,697	419,932
CAPITALIZED SOFTWARE DEVELOPMENT, NET	2,792,388	2,944,452
DEFERRED INCOME TAX ASSET, NET	3,172,485	3,105,207
OTHER ASSETS	35,816	35,816

TOTAL ASSETS	$12,848,394	$13,016,622

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$644,964	$632,679
Accrued liabilities	323,348	368,578
Contract liabilities	2,562,727	3,069,591
Deferred rent and tenant allowance, current portion	109,929	104,173
Note payable, current portion	500,000	500,000
Total current liabilities	4,140,968	4,675,021

Deferred rent and tenant allowance, net of current portion	147,485	231,371
Note payable, net of current portion	708,333	1,083,333
TOTAL LIABILITIES	4,996,786	5,989,725

TEMPORARY STOCKHOLDERS’ EQUITY
Series A preferred stock, $0.001 par value, 3,000,000 shares authorized, issued and outstanding $4,600,200 liquidation preference	2,303,000	2,303,000
Series B preferred stock, $0.001 par value, 2,472,443 shares authorized, issued and outstanding $4,089,421 liquidation preference	2,047,182	2,047,182
Series C preferred stock, $0.001 par value, 10,400,000 shares authorized, 3,727,613 issued and outstanding $6,709,703 liquidation preference	3,358,579	3,358,579
Series C-1 preferred stock, $0.001 par value, 8,000,000 shares authorized, issued and outstanding $12,000,000 liquidation preference	6,008,000	6,008,000
Series D preferred stock, $0.001 par value, 4,000,000 shares authorized, issued and outstanding $4,000,000 liquidation preference	2,004,000	2,004,000
TOTAL TEMPORARY STOCKHOLDERS’ EQUITY	15,720,761	15,720,761

STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value, 35,000,0000 shares authorized; 6,258,505 issued and outstanding	6,259	6,259
Additional paid-in capital	1,567,119	1,567,119
Accumulated deficit	(9,442,531)	(10,267,242)
TOTAL STOCKHOLDERS’ DEFICIT	(7,869,153)	(8,693,864)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$12,848,394	$13,016,622

The accompanying notes are an integral part of these financial statements.

Reflect Systems, Inc.

Statements of Operations

For the Nine Month Periods Ended September 30, 2021 and 2020

(unaudited)

	2021	2020

REVENUES
Services	$7,283,776	$7,280,852
Hardware	1,107,899	1,810,636
Total revenue	8,391,675	9,091,488

COST OF REVENUES
Services	2,056,533	2,250,283
Hardware	806,165	1,683,123
Total cost of revenues	2,862,698	3,933,406

Gross profit	5,528,977	5,158,082

OPERATING EXPENSES
Salaries and wages	4,108,896	4,478,581
Contract labor and other employee expenses	223,683	171,005
Selling expenses	446,088	446,587
Depreciation	111,371	117,098
Rent expense	265,702	250,066
Other operating expenses	558,209	404,805
Total operating expenses	5,713,949	5,868,142

Loss from operations	(184,972)	(710,060)

OTHER INCOME (EXPENSE)
Interest income	491	2,438
Interest expense	(57,661)	(77,828)
Forgiveness of Paycheck Protection Program loan	998,393	-
Total other income (expense)	941,223	(75,390)

Net income (loss) before income tax benefit	756,251	(785,450)

Income tax benefit	68,460	223,576

NET INCOME (LOSS)	$824,711	$(561,874)

The accompanying notes are an integral part of these financial statements.

Reflect Systems, Inc.

Statements of Changes in Stockholders’ Deficit

For the Nine Month Periods Ended September 30, 2021 and 2020

(unaudited)

			Additional		Total
	Common Stock		Paid- In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit

Balance, January 1, 2020	6,258,505	$6,259	$1,555,548	$(11,126,603)	$(9,564,796)

Stock-based compensation	-	-	8,679	-	8,679

Net loss	-	-	-	(561,874)	(561,874)

Balance, September 30, 2020	6,258,505	$6,259	$1,564,227	$(11,688,477)	$(10,117,991)

			Additional		Total
	Common Stock		Paid- In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit

Balance, January 1, 2021	6,258,505	$6,259	$1,567,119	$(10,267,242)	$(8,693,864)

Net Income	-	-	-	824,711	824,711

Balance, September 30, 2021	6,258,505	$6,259	$1,567,119	$(9,442,531)	$(7,869,153)

The accompanying notes are an integral part of these financial statements.

Reflect Systems, Inc.

Statements of Cash Flows

For the Nine Month Periods Ended September 30, 2021 and 2020

(unaudited)

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$824,711	$(561,874)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	111,371	117,098
Capitalized software amortization expense	826,790	827,176
Stock-based compensation expense	-	8,679
Deferred income taxes	(67,278)	(228,667)
Forgiveness on Paycheck Protection Program loan	(998,393)	-
Changes in operating assets and liabilities:
Accounts receivable	1,258,218	2,093,965
Contract assets	(18,000)	-
Work-in-progress	(168,117)	646,570
Prepaid expenses and other current assets	64,358	133,272
Accounts payable	12,285	(663,994)
Accrued liabilities	(45,230)	(652,459)
Contract liabilities	(506,864)	(1,016,260)
Deferred rent and tenant allowance	(78,130)	(72,374)
Net cash provided by operating activities	1,215,721	631,132

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(5,136)	(8,360)
Software development costs	(674,726)	(765,074)
Net cash used in investing activities	(679,862)	(773,434)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Paycheck Protection Program loan	998,393	1,062,400
Payments on note payable	(375,000)	(291,667)
Net cash provided by financing activities	623,393	770,733

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,159,252	628,431

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,726,431	3,064,703

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,885,683	$3,693,134

SUPPLEMENTAL INFORMATION:
Cash paid for taxes	$17,110	$5,051
Cash paid for interest	$57,661	$73,313

The accompanying notes are an integral part of these financial statements.

Reflect Systems, Inc.

Notes to Financial Statements (unaudited)

1.	Organization and Nature of Operations

Reflect Systems, Inc. (the Company) was incorporated under the laws of the State of Delaware on September 7, 2001. The Company began operations on September 11, 2001.

The Company develops, manufactures, licenses, and supports a suite of software products that provide enterprises and retailers the ability to create, manage and distribute bandwidth-intensive applications, including streaming media and digital signage content, across LAN/WAN, internet and satellite-based networks. The Company also provides maintenance, digital media advertising, professional training and product support services as well as resells third-party hardware and internet-based communication and information services.

Effective January 12, 2016, the Company formed a subsidiary, Reflect Acquisition, LLC, a Texas limited liability company. For the nine month periods ended September 30, 2021 and 2020, Reflect Acquisition, LLC had no activity.

2.	Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, and a credit agreement. The carrying amounts of these instruments approximate their respective fair values because of their short-term maturities or the underlying terms of these instruments. The estimated fair value of the credit agreement also approximates carrying value because the terms are comparable to similar lending arrangements in the marketplace.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014- 09, Revenue from Contracts with Customers (Topic 606). The standards update outlines a single comprehensive model for an entity to utilize to recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that will be received in exchange for the goods and services. The ASU and all subsequently issued clarifying ASUs replaced most existing revenue recognition guidance in U.S. GAAP. The ASU also required expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company has elected to adopt the new standard effective January 1, 2020, the first day of the Company’s fiscal year, and has applied the new standard to all contracts not completed as of that date. The Company adopted the new standard using the modified retrospective method and elected applicable practical expedients on adoption. The adoption of ASU 2014-09 did not have a material impact on the Company’s financial statements.

During February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU No. 2016-02 requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. During 2018, the FASB also issued ASU No. 2018-01, Land Easement Practical Expedient, which permits an entity to elect an optional transition practical expedient to not evaluate land easements that existed or expired before the entity’s adoption of Topic 842 and that were not previously accounted for under ASC 840; ASU 2018-10, Codification Improvements to Topic 842, Leases, which addresses narrow aspects of the guidance originally issued in ASU No. 2016-02; ASU 2018-11, Targeted Improvements, which provides entities with an additional (and optional) transition method whereby an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption and also provides lessors with a practical expedient, by class of underlying asset, to not separate nonlease components from the associated lease component and, instead, to account for those components as a single component; and ASU No. 2018-20, Narrow-Scope Improvements for Lessors, which addresses sales and other similar taxes collected from lessees, certain lessor costs, and the recognition of variable payments for contracts with lease and nonlease components. During 2019, the FASB issued ASU No. 2019-01, Leases (Topic 842): Codification Improvements, which deferred the effective date for certain entities and, during 2020, issued ASU No. 2020-05, Effective Dates for Certain Entities, which deferred the effective date of ASU No. 2016-02 for those entities that had not yet issued their financial statements at the time of ASU No. 2020-05’s issuance. Topic 842 (as amended) is effective for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the effect that Topic 842 (as amended) will have on its results of operations, financial position and cash flows.

During December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes. ASU No. 2019-12 simplifies the accounting for income taxes by removing the following exceptions: (a) exception to the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or a gain from other items; (b) exception to the requirement to recognize a deferred tax liability for equity method investments when a foreign subsidiary becomes an equity method investment; (c) exception to the ability not to recognize a deferred tax liability for a foreign subsidiary when a foreign equity method investment becomes a subsidiary; and (d) exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. The ASU also makes the following amendments to the guidance: (a) requiring that an entity recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a nonincome-based tax; (b) requiring that an entity evaluate when a step-up in the tax basis of goodwill should be considered part of the business combination in which the book goodwill was originally recognized and when it should be considered a separate transaction; (c) specifying that an entity is not required to allocate the consolidated amount of current and deferred tax expense to a legal entity that is not subject to tax in its separate financial statements, however, an entity may elect to do so (on an entity-by-entity basis) for a legal entity that is both not subject to tax and disregarded by the taxing authority; (d) requiring that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date; and (e) and making minor Codification improvements for income taxes related to employee stock ownership plans and investments in qualified affordable housing projects accounted for using the equity method. ASU No. 2019-12 is effective for fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the effect that ASU No. 2019-12 will have on its results of operation, financial position and cash flows.

During June 2016, the FASB issued ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments.” ASU No. 2016-13 requires financial assets measured at amortized cost to be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. During November 2018, April 2019, May 2019, November 2019 and March 2020, the FASB also issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses”, ASU No. 2019-04, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses”; ASU No. 2019-05 “Targeted Transition Relief”; ASU No. 2019-11, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses”; and ASU No. 2020-03 “Codification Improvements to Financial Instruments.” ASU No. 2018-19 clarifies the effective date for nonpublic entities and that receivables arising from operating leases are not within the scope of Subtopic 326-20, ASU Nos. 2019-04 and 2019-05 amend the transition guidance provided in ASU No. 2016-13, and ASU Nos. 2019-11 and 2020-03 amend ASU No. 2016-13 to clarify, correct errors in, or improve the guidance. ASU No. 2016-13 (as amended) is effective for annual periods and interim periods within those annual periods beginning after December 15, 2022. Early adoption is permitted for annual and interim periods beginning after December 15, 2018. The Company is currently assessing the impact that ASU 2016-13 will have on its results of operation, financial position and cash flows.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash or cash equivalents. The Company maintains cash deposits with federally insured financial institutions that may, at times, exceed federally insured limits. The Company has not incurred any losses from such accounts, and management considers the risk to be minimal.

Accounts Receivable

Accounts receivable represents the uncollected portion of amounts recorded as revenues or deferred revenues. Management performs periodic analyses to evaluate all outstanding accounts receivable to estimate an allowance for doubtful accounts that may not be collectible, based on the best facts available to management. Management considers historical collection patterns, accounts receivable aging trends and specific identification of disputed invoices in its analyses. After all reasonable attempts to collect a receivable have failed, the receivable is written off against the allowance for doubtful accounts. For the nine month periods ended September 30, 2021 and 2020, the Company did not record any bad debt expense. As of September 30, 2021 and December 31, 2020, there was no allowance for doubtful accounts.

Property and Equipment

Property and equipment are reported at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized using the straight-line method, over the shorter of the estimated useful life of the improvement or the remaining term of the lease. Useful lives of property and equipment is as follows:

Useful Lives
Computer equipment	3 years
Office furniture and fixtures	5 years

Additions and major repairs or replacements of property and equipment that increase the life of an asset, are capitalized over the asset’s estimated remaining useful life. Maintenance, repairs and minor replacements are charged to expense as incurred. Cost and the related accumulated depreciation on assets retired or otherwise disposed of are removed from the accounts, and related gains or losses are included in operating expenses.

Software Development Costs

The Company capitalizes the costs incurred to develop software for internal use during the application development stage. Costs incurred during the preliminary project planning stage, along with post-implementation stages, are expensed as incurred. Capitalized costs are amortized using the straight-line method over the estimated useful life of the developed product, typically five years. Amortization expense is included in cost of revenues in the accompanying Statements of Operations.

Long-Lived Assets

Long-lived assets, including property and equipment and capitalized software development, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Recoverability of these assets is generally measured by a comparison of the carrying value of the asset to the estimated future undiscounted cash flows expected to be generated by the related asset. Any impairment is recognized in the period that such determination is made for the amount by which the carrying value exceeds the fair value of the asset. There were no impairment charges recorded for the nine month periods ended September 30, 2021 and 2020.

Revenue Recognition

The Company provides customers channel access to a digital product content database and access to tools by which to create, store, manage and distribute their product’s digital content for consumers via either Software-as-a-Service (SaaS) or an on-premise software license. The Company also provides software maintenance, digital media advertising, professional training and product support services. Additionally, the Company resells third-party hardware and internet-based communication and information services. The Company accounts for revenue from contracts with customers, which comprises 100 percent of its revenue, through the following steps:

1.	Identification of the contract with a customer

2.	Identification of the performance obligations in the contract

3.	Determination of the transaction price

4.	Allocation of the transaction price to the performance obligations in the contract

5.	Recognition of revenue when, or as, the Company satisfies a performance obligation

Generally, SaaS and maintenance and support services are invoiced annually or bi-annually in advance of the services being provided to the customer. On-premise software licenses are invoiced upon the delivery of the license to the customer which can occur either upon shipment of the media device containing the software or at the time the download link for the software is transmitted to the customer. Nonrecurring professional services and third-party services are generally invoiced monthly in arrears after services have been provided to the customer. Sales of third-party hardware (which includes digital signage equipment) often require the customer to prepay all or a portion of the amount due in advance. Upon the delivery of the hardware, the customer is invoiced for the net amount due after application of the advance payment. Invoiced amounts are due between thirty and forty-five days from the invoice date.

The Company’s contract consideration is generally variable based on a fixed per item charge applied to a variable quantity of units. Variable consideration received for the Company’s services is generally recognized over time in accordance with the “right to invoice” practical expedient and therefore is not subject to revenue constraint evaluation.

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products or providing services. Revenue is recognized when the Company satisfies its performance obligations under the contract by transferring the promised product or service to its customer.

The Company’s contracts generally do not include any material significant financing components.

Performance Obligations

The Company typically satisfies its performance obligations for SaaS, maintenance and support, nonrecurring professional and third-party services over time as the services are provided to the customer and the customer receives and consumes the benefits of the services.

The Company satisfies its performance obligations with respect to the provision of on-premise software licenses and third-party hardware at the point in time when the customer obtains control of the license or hardware upon delivery.

The Company has established a contract liability for payments received in advance of providing SaaS and maintenance and support services, on-premise software licenses and third-party hardware to customers. These are classified as contract liabilities in the accompanying Balance Sheets.

Practical Expedients

As part of the adoption of Topic 606, the Company has elected the following practical expedients provided for in the standard.

1.	The Company has elected to not adjust the promised amount of consideration for the effect of a significant financing component if it expects, at contract inception, that the period between the Company’s transfer of a promised good or service to a customer and the customer’s payment for that good or service will be one year or less.

2.	The Company is excluding from its transaction price all sales and similar taxes collected from its customers.

3.	The Company has elected to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

4.	The Company has elected to account for shipping and handling activities that occur after control of the related good transfers as fulfillment activities instead of assessing such activities as performance obligations.

5.	The portfolio approach has been elected, when applicable, by the Company as it expects any effects of adoption would not be materially different in application at the portfolio level compared with the application at an individual contract level.

6.	The Company has elected the “right to invoice” expedient which states that for performance obligations satisfied over time, if an entity has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date, the entity may recognize revenue in the amount to which the entity has a right to invoice.

7.	The Company has elected not to disclose information about its remaining performance obligations for any contract that has an original expected duration of one year or less.

Disaggregation of Revenue From Contracts With Customers

The following table disaggregates the Company’s revenue based on the timing of the transfer of products and services to customers:

	Nine month period ended September 30, 2021
	Amount	Percentage
Revenue recognized over time	$6,984,915	83.2%
Revenue recognized at a point in time	1,406,760	16.8%

Total revenue	$8,391,675	100.0%

	Nine month period ended September 30, 2020
	Amount	Percentage
Revenue recognized over time	$6,585,751	72.4%
Revenue recognized at a point in time	2,505,737	27.6%

Total revenue	$9,091,488	100.0%

Neither the type of product or service sold nor the location of sale significantly impacts the nature, amount, timing, or uncertainty of revenue and cash flows.

Stock-Based Compensation

Stock options are accounted for using the grant date fair value method. Under this method, stock-based compensation expense is measured by the estimated fair value of the granted stock options at the date of grant, using the Black-Scholes option pricing model, and recognized over the vesting period with a corresponding increase to additional paid-in capital.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company estimates its income taxes in preparing the financial statements. This process involves estimating the actual current tax exposure together with deferred tax assets and liabilities. The Company has not established a valuation allowance to reserve deferred tax assets, as management believes the recovery of deferred tax assets is more likely than not of being recovered from future taxable income prior to expiration.

The Company has adopted ASU 2015-17, Balance Sheet Classification of Deferred Taxes, and classified all deferred tax assets and liabilities, along with any related valuation allowance, as noncurrent on the balance sheets.

Advertising and Promotion Costs

Advertising and other marketing costs are expensed when incurred and totaled $446,088 and $408,573 for the nine month periods ended September 30, 2021 and 2020, respectively. These costs are included in the Statements of Operations as selling expenses.

Research and Development

Research and development costs, excluding the capitalized software development, are expensed as incurred. For the nine month periods ended September 30, 2021 and 2020, research and development expense was $820,836 and $766,007, respectively.

Concentrations

As of September 30, 2021, two customers represented 58 percent and 10 percent of the Company’s accounts receivable. As of December 31, 2020, one customer represented 74 percent of the Company’s accounts receivable. As of September 30, 2021, two vendors represented 53 percent and 19 percent of the Company’s accounts payable. As of December 31, 2020, one vendor represented 78 percent of the Company’s accounts payable.

For the nine month period ended September 30, 2021, four customers represented 29 percent, 17 percent, 12 percent and 11 percent of the Company’s total revenue. For the nine month period ended September 30, 2020, three customers represented 28 percent, 22 percent and 15 percent of the Company’s total revenue. The Company performs ongoing credit evaluations and does not require collateral. It maintains no reserves for potential losses based on the nature of its clients and historical collection patterns.

3.	Property and Equipment, Net

Property and equipment consisted of the following at September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020
Computer equipment	$301,487	$296,350
Furniture and fixtures	18,733	18,733
Leasehold improvements	776,633	776,633

	1,096,852	1,091,716

Less accumulated depreciation	(783,155)	(671,784)

Property and equipment, net	$313,697	$419,932

Depreciation expense was $111,371 and $117,098 for the nine month periods ended September 30, 2021 and 2020, respectively.

4.	Software Development Costs, Net

Capitalized software consisted of the following at September 30, 2021 and December 31, 2020:

	Useful Life	September 30, 2021	December 31, 2020
Capitalized software	5 years	$7,205,362	$6,530,636
Less: accumulated amortization		(4,412,974)	(3,586,184)

Capitalized software development, net		$2,792,388	$2,944,452

The Company begins amortization of the capitalized software costs, over the estimated useful life of five years, once the product has been placed into service. Amortization expense related to software development costs was $826,790 and $827,176, for the nine month periods ended September 30, 2021 and 2020, respectively.

5.	Commitments and Contingencies

Operating Leases

The Company leases its headquarters along with additional storage space in Richardson, Texas. In addition, the Company leases certain equipment and furniture under an operating lease agreement. These lease agreements expire on various dates through December 31, 2023. Future minimum lease payments required under the related operating lease agreements as of September 30, 2021 are as follows:

Three months ended December 31:
2021	$70,994
Years ended December 31:
2022	291,650
2023	299,325

Total	$661,969

Rent expense for the nine month periods ended September 30, 2021 and 2020 was $265,702 and $250,066, respectively.

Litigation

The Company may be subject to certain claims and contingent liabilities that arise in the normal course of business. None of these, in the opinion of management, are expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

6.	Debt

On February 1, 2019, the Company entered into a $2,000,000 Credit Agreement with a maturity of February 1, 2024. The Credit Agreement requires monthly interest payments beginning on March 1, 2019 and monthly principal payments of $41,667, beginning on March 1, 2020. The loan bears interest at a rate of 5.35 percent per annum. As of September 30, 2021 and December 31, 2020, the balance on the loan was $1,208,333 and $1,583,333, respectively.

Under the Credit Agreement, the Company also entered into a revolving line of credit with a maximum borrowing of $500,000. The Credit Agreement requires monthly interest payments until its maturity. On August 16, 2021, the Company amended its revolving line of credit extending the maturity to July 15, 2022.

The line of credit bears interest at the Prime Rate as published by the Wall Street Journal (3.25 percent at both September 30, 2021 and December 31, 2020). As of September 30, 2021 and December 31, 2020, the outstanding balance on the line of credit was $0.

The credit agreement is collateralized by substantially all assets of the Company. The credit agreement requires the Company to meet certain financial and nonfinancial covenants. At September 30, 2021, the Company was in compliance with its debt covenants.

Future minimum payments required under the credit agreement as of September 30, 2021 are as follows:

Three months ended December 31, 2021:
2021	$125,000
Years ended December 31, 2021:
2022	500,000
2023	500,000
2024	83,333

Total	$1,208,333

7.	Paycheck Protection Program Loan

On April 29, 2020, the Company received loan proceeds in the amount of $1,062,400 under the Paycheck Protection Program (PPP) which was established as part of the Coronavirus Aid, Relief and Economic Security (CARES) Act and is administered through the Small Business Administration (SBA). The PPP provides loans to qualifying businesses in amounts up to 2.5 times their average monthly payroll expenses and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the Coronavirus crisis. PPP loans are uncollateralized and guaranteed by the SBA and are forgivable after a "covered period" (eight or twenty-four weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent, and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries and wages more than 25 percent during the covered period. Any unforgiven portion is payable over 2 years at an interest rate of 1 percent with payments deferred until the SBA remits the borrower's loan forgiveness amount to the lender, or, if the borrower does not apply for forgiveness, ten months after the end of the covered period. PPP loan terms provide for customary events of default, including payment defaults, breaches of representations and warranties, and insolvency events and may be accelerated upon the occurrence of one or more of these events of default. Additionally, PPP loan terms do not include prepayment penalties.

If any portion of the Company's PPP loan is not forgiven, the Company will be required to repay that portion, plus interest, with the repayment term beginning at the time the SBA remits the amount forgiven to the Company's lender. On November 13, 2020, the Company received legal forgiveness on the PPP loan proceeds of $1,062,400.

On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (Economic Aid Act) was enacted, permitting Second Draw PPP loans. In January 2021, the Company applied for and was approved for a second loan draw (PPP 2) pursuant to the Economic Aid Act, administered by the U.S. Small Business Administration. The Company received $998,393 of loan proceeds with an effective date of January 28, 2021, with a maturity of five years and will bear interest at 1 percent per annum. Under the terms of the PPP 2, loan payments will be deferred for the Company if they apply for loan forgiveness until SBA remits the Company's loan forgiveness amount to the lender. If the Company does not apply for loan forgiveness, payments are deferred seventeen months from the date of PPP 2 issuance. The Company received legal forgiveness of the PPP 2 loan proceeds of $998,393 on July 16, 2021.

The SBA reserves the right to audit any PPP loan, regardless of size. These audits may occur after forgiveness has been granted. In accordance with the CARES Act, all borrowers are required to maintain their PPP loan documentation for six years after the PPP loan was forgiven or repaid in full and to provide that documentation to the SBA upon request.

8.	Stock-Based Compensation

In 2002, the Company’s board of directors established a long-term incentive plan (the Plan), under which options to purchase shares of common stock are made available for grant to qualified consultants, directors, or employees of the Company. The Plan is authorized to issue up to 3,326,087 shares of the Company’s common stock. The Plan expired in 2012 after the initial 10-year life; however, the Board of Directors continued to grant Board approved options after the Plan’s expiration.

The vesting of the options is determined by the Company as defined in the option agreements and may be immediately vested in whole or over multiple years. The Company recognizes compensation expense for options granted to employees or directors using the straight-line method over the vesting period. All nonvested stock options issued as of the date of the option holder’s termination will be forfeited, with the exception of certain nonvested stock options granted to executive management that have special vesting provisions upon involuntary termination or resignation. The special provisions call for the accelerated vesting of a portion of the option shares granted to the employee.

A summary of option activity for the nine month periods ended September 30, 2021 and 2020 is as follows:

	Number of Options Outstanding	Weighted Average Exercise Price
Balance at January 1, 2020	2,383,000	$0.30
Granted	170,000	0.30
Exercised	-	-
Forfeited	(233,000)	0.30

Balance at September 30, 2020	2,320,000	$0.30

	Number of Options Outstanding	Weighted Average Exercise Price
Balance at January 1, 2021	2,325,000	$0.30
Granted	491,994	0.30
Vested	-	-
Forfeited	(147,500)	0.30

Balance at September 30, 2021	2,669,494	$0.30

The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model. The Company determined that the grant date fair value of the options for the nine month period ended September 30, 2021 was immaterial to the financial statements and therefore recorded no compensation expense. The grant date fair value of the options for the nine month period ended September 30, 2020 was $0.02 and the Company recorded $8,679 of stock compensation expense. The Black Scholes option pricing model used the following weighted average assumptions, along with no dividends, for the nine month periods ended September 30, 2021 and 2021

Method Inputs	2021	2020
Share price	$0.17	$0.17
Volatility	50%	50%
Weighted average risk free rate	1.08%-1.64%	0.62%-1.76%
Expected life	6 years	6 years

The Company also estimated a forfeiture rate of 14% and 15% for the nine month periods ended September 30, 2021 and 2020, respectively. The Black-Scholes option-pricing model requires the input of highly subjective assumptions. The Company calculates expected volatility for stock options based upon the volatility of public companies of similar size and industry as the Company believes the expected volatility will approximate historical volatility. The risk-free rate is based on U.S. Treasury rates with a remaining term that approximates the expected life of the option. The Company continues to assess the assumptions and methodologies used to calculate the established fair value of share-based compensation. Circumstances may change and additional data may become available over time, which could result in changes to these assumptions and methodologies, which could materially impact the fair value determinations.

Options outstanding and exercisable as of September 30, 2021 are as follows:

	Options Outstanding
Exercise Price	Number of Options	Weighted- Average Remaining Contractual Life	Number of Options Exercisable
$0.30	2,669,494	5.60	2,499,807

Options outstanding and exercisable as of September 30, 2020 are as follows:

	Options Outstanding
Exercise Price	Number of Options	Weighted- Average Remaining Contractual Life	Number of Options Exercisable
$0.30	2,320,000	5.67	2,159,271

9.	Income Taxes

The components of the Company’s provision for income taxes for the nine month periods ended September 30, 2021 and 2020 were as follows:

	2021	2020
Current income tax benefit:
State income tax benefit (expense)	$1,182	$(5,091)

Total current income tax benefit (expense)	1,182	(5,091)

Deferred income tax benefit:
Federal income tax benefit	58,723	201,848
State income tax benefit	8,555	26,819

Total deferred income tax benefit	67,278	228,667

Total income tax benefit	$68,460	$223,576

The tax effects of temporary differences that give rise to significant portions of the deferred taxes as of September 30, 2021 and December 2020 are as follows:

	September 30, 2021	December 30, 2020
Deferred tax assets and liabilities:
Net operating losses	$3,235,218	$3,195,974
Research credits	492,005	484,005
Deferred rent	56,966	75,046
Option expense	25,616	25,890
Deferred payroll tax	21,043	42,513
Software development	(617,962)	(658,540)
Property and equipment	(40,401)	(59,681)

Net deferred tax asset	$3,172,485	$3,105,207

As of September 30, 2021 and December 31, 2020, the Company had a net operating loss carryforward of $15,207,261 and $15,031,883 respectively. The net operating losses generated in 2017 and earlier are eligible for carryforward for a period of 20 years which will begin to expire in 2031. The annual utilization of the net operating losses generated in 2018 and forward, do not have an expiration, but are limited to 80 percent of taxable income in future years.

10.	Temporary Stockholders’ Equity

All preferred shares are entitled to vote with common stock on an as-converted basis. The Board of Directors as of September 30, 2021 and December 31, 2020, had authorized the issuance of 27,872,443 shares in five series of preferred stock, each with a par value of $0.001, as set forth below:

	Shares Authorized	Shares Issued and Outstanding	Par Value	Issuance Price	Non-cumulative Dividend Rate	Liquidation Preference	Conversion Price
Series A	3,000,000	3,000,000	$0.001	$0.77	$0.05	$1.53	$0.73
Series B	2,472,443	2,472,443	0.001	0.83	0.06	1.65	0.78
Series C	10,400,000	3,727,613	0.001	0.90	0.06	1.80	0.85
Series C-1	8,000,000	8,000,000	0.001	0.75	0.05	1.50	0.72
Series D	4,000,000	4,000,000	0.001	0.50	0.04	1.00	0.50
	27,872,443	21,200,056

The preferred stock includes an optional holder redemption feature in which the holders can request redemption of the stock to be paid in three equal installments. The redemption amount is based on the original issue price of the preferred stock and is at the option of the majority preferred stockholders upon written request. As this redemption feature does not meet the definition of unconditional obligation to transfer assets and is not certain to occur until the request occurs in the applicable time period, the preferred stock is not considered mandatorily redeemable stock, but is rather contingently redeemable and therefore classified as temporary equity. Accordingly, all preferred stock with a carrying value of $15,720,761 is classified as temporary equity because the Company cannot control whether or not it will settle the redemption of preferred stock in cash or common stock. No redemption requests have been received as the date these financial statements were available for issuance and therefore, it is not probable that the redemption will occur. As a result, no changes have been made to the carrying value of the temporary equity as of September 30, 2021 and December 31, 2020.

Each share of preferred stock is convertible into common stock at the option of the holder based on a conversion price as defined in the Fourth Amended and Restated Certification of Incorporation which may be adjusted based on stock dividends, splits, mergers and reorganizations as well as adjusted if there is a future dilutive issuance of common stock at a price lower than the original issue price of the preferred stock. All preferred stock will automatically convert upon public offering of at least five times the original Series D issue price in which net proceeds are at least $35,000,000 or upon an event specified by vote or written consent of the majority stockholders.

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the preferred stock are entitled to be paid out of the assets of the corporation available for distribution to its stockholders or out of the consideration payable to the stockholders prior to the payment is made to the holders of common stock. If, however, the assets available for distribution to the holders of preferred stock are not sufficient to permit payment to such stockholders of the full liquidation preference, then all the assets of the Company shall be distributed ratably to the holders of preferred stock as defined in the Fourth Amended and Restated Certificate of Incorporation.

11.	Stockholders’ Deficit

Common Stock

The Company is authorized to issue 35,000,000 shares of common stock with par value of $0.001 per share. Holders of the common stock are entitled to one vote per share.

12.	Subsequent Events

The Company has evaluated all material events and transactions that occurred subsequent to September 30, 2021, the balance sheet date, through December 3, 2021, and determined there were no other events or transactions which would impact these financial statements for the nine month period ended September 30, 2021, except as noted below.

On November 12, 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Creative Realities, Inc. for an approximate aggregate purchase price of $31,000,000.

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and Board of Directors of

Reflect Systems, Inc.:

We have audited the accompanying financial statements of Reflect Systems, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2 to the financial statements, the Company has recorded a change in accounting principle in relation to the Company’s classification of preferred stock as the Company is now considered to be a public business entity based on Accounting Standards Update No. 2013-12 and is required to apply Accounting Standards Codification 480-10-S99-3A for determining the classification of its preferred stock. Our opinion is not modified with respect to that matter.

BAKER TILLY US, LLP

Plano, Texas

July 16, 2021, except for the effects of the change in accounting principle as described in Note 2 and 11 to the financial statements as to which the date is November 11, 2021

REFLECT SYSTEMS, INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2020 AND 2019

	2020	2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,726,431	$3,064,703
Accounts receivable	3,609,113	3,162,191
Work-in-progress	6,111	683,550
Prepaid expenses and other current assets	169,560	247,625
Total current assets	6,511,215	7,158,069

PROPERTY AND EQUIPMENT, NET	419,932	566,794
CAPITALIZED SOFTWARE DEVELOPMENT, NET	2,944,452	3,021,842
DEFERRED INCOME TAX ASSET, NET	3,105,207	2,951,690
OTHER ASSETS	35,816	35,816
TOTAL ASSETS	$13,016,622	$13,734,211

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$632,679	$1,537,596
Accrued liabilities	368,578	818,929
Contract liabilities	3,069,591	2,789,679
Deferred rent and tenant allowance, current portion	104,173	96,498
Note payable, current portion	500,000	416,667
Total current liabilities	4,675,021	5,659,369

Deferred rent and tenant allowance, net of current portion	231,371	335,544
Note payable, net of current portion	1,083,333	1,583,333
TOTAL LIABILITIES	5,989,725	7,578,246

TEMPORARY STOCKHOLDERS’ EQUITY
Series A preferred stock, $0.001 par value, 3,000,000 shares authorized, issued and outstanding; $4,600,200 liquidation preference	2,303,000	2,303,000
Series B preferred stock, $0.001 par value, 2,472,443 shares authorized, issued and outstanding; $4,089,421 liquidation preference	2,047,182	2,047,182
Series C preferred stock, $0.001 par value, 10,400,000 shares authorized, 3,727,613 issued and outstanding; $6,709,703 liquidation preference	3,358,579	3,358,579
Series C-1 preferred stock, $0.001 par value, 8,000,000 shares authorized, issued and outstanding; $12,000,000 liquidation preference	6,008,000	6,008,000
Series D preferred stock, $0.001 par value, 4,000,000 shares authorized, issued and outstanding; $4,000,000 liquidation preference	2,004,000	2,004,000
TOTAL TEMPORARY STOCKHOLDERS’ EQUITY	15,720,761	15,720,761

STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value, 35,000,0000 shares authorized; 6,258,505 issued and outstanding	6,259	6,259
Additional paid-in capital	1,567,119	1,555,548
Accumulated deficit	(10,267,242)	(11,126,603)
TOTAL STOCKHOLDERS’ DEFICIT	(8,693,864)	(9,564,796)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$13,016,622	$13,734,211

The accompanying notes are an integral part of these financial statements.

REFLECT SYSTEMS, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
REVENUES
Services	$10,061,939	$11,967,389
Hardware	1,962,971	4,183,333
Total revenues	12,024,910	16,150,722

COST OF REVENUES
Services	2,841,390	4,466,687
Hardware	1,798,893	3,139,715
Total cost of revenues	4,640,283	7,606,402

Gross profit	7,384,627	8,544,320

OPERATING EXPENSES
Salaries and wages	5,825,078	5,504,201
Contract labor and other employee expenses	239,511	447,536
Selling expenses	549,612	610,880
Depreciation	155,223	142,865
Rent expense	330,731	330,355
Other operating expenses	530,131	1,118,204
Total operating expenses	7,630,286	8,154,041
(Loss) income from operations	(245,659)	390,279

OTHER INCOME (EXPENSE)
Interest income	2,585	9,240
Interest expense	(95,852)	(85,600)
Forgiveness on Paycheck Protection Program loan	1,062,400	-
Total other income (expense)	969,133	(76,360)
Net income before income tax benefit	723,474	313,919

Income tax benefit	135,887	30,100
NET INCOME	$859,361	$344,019

The accompanying notes are an integral part of these financial statements.

REFLECT SYSTEMS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

			Additional		Total
	Common Stock		Paid- In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2018	6,258,505	$6,259	$1,540,832	$(11,470,622)	$(9,923,531)

Stock-based compensation	-	-	14,716	-	14,716

Net income	-	-	-	344,019	344,019

Balance, December 31, 2019	6,258,505	$6,259	$1,555,548	$(11,126,603)	$(9,564,796)

Stock-based compensation	-	-	11,571	-	11,571

Net income	-	-	-	859,361	859,361

Balance, December 31, 2020	6,258,505	$6,259	$1,567,119	$(10,267,242)	$(8,693,864)

The accompanying notes are an integral part of these financial statements.

REFLECT SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$859,361	$344,019
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	155,223	142,865
Capitalized software amortization expense	1,080,154	951,799
Forgiveness on Paycheck Protection Program loan	(1,062,400)	-
Stock-based compensation expense	11,571	14,716
Deferred income taxes	(153,517)	(24,409)
Changes in operating assets and liabilities:
Accounts receivable	(446,922)	(1,768,641)
Work-in-progress	677,439	(667,929)
Prepaid expenses and other current assets	78,065	(118,280)
Accounts payable	(904,917)	984,920
Accrued liabilities	(450,351)	359,139
Contract liabilities	279,912	1,348,595
Deferred rent and tenant allowance	(96,498)	(88,823)
Net cash provided by operating activities	27,120	1,477,971

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(8,361)	(82,489)
Software development costs	(1,002,764)	(1,498,177)
Net cash used in investing activities	(1,011,125)	(1,580,666)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Paycheck Protection Program loan	1,062,400	-
Borrowings on note payable	-	2,000,000
Payments on note payable	(416,667)	-
Net cash provided by financing activities	645,733	2,000,000
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(338,272)	1,897,305
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	3,064,703	1,167,398
CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,726,431	$3,064,703

SUPPLEMENTAL INFORMATION:
Cash paid for taxes	$14,752	$14,899
Cash paid for interest	$86,638	$76,386

The accompanying notes are an integral part of these financial statements.

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Reflect Systems, Inc. (the “Company”) was incorporated under the laws of the State of Delaware on September 7, 2001. The Company began operations on September 11, 2001.

The Company develops, manufactures, licenses, and supports a suite of software products that provide enterprises and retailers the ability to create, manage and distribute bandwidth-intensive applications, including streaming media and digital signage content, across LAN/WAN, internet and satellite-based networks. The Company also provides maintenance, digital media advertising, professional training and product support services as well as resells third-party hardware and internet-based communication and information services.

Effective January 12, 2016, the Company formed a subsidiary, Reflect Acquisition, LLC, a Texas limited liability company. For the years ended December 31, 2020 and 2019, Reflect Acquisition, LLC has had no activity.

NOTE 2 – CHANGE IN ACCOUNTING PRINCIPLE

The Company has recorded a change in accounting principle as of and for the years ended December 31, 2020 and 2019, as the Company now meets the definition of a public business entity based on Accounting Standards Update (“ASU”) No. 2013-12 since the financial statements will be included in a Form S-4 filing of Creative Realities, Inc. and therefore, must be prepared in accordance with Regulation S-X requirements. The financial statements have been updated to classify the preferred stock that is contingently redeemable within temporary equity in accordance with Accounting Standards Codification (“ASC”) 480-10-S99-3A. As a result, the Company reclassified $15,720,761 from permanent equity to temporary equity as of December 31, 2020 and 2019. There was no change to the statement of operations or cash flows as a result of the change in accounting principle. See footnote 11.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited financial statements for the years ended December 31, 2020 and 2019 have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, and a credit agreement. The carrying amounts of these instruments approximate their respective fair values because of their short-term maturities or the underlying terms of these instruments. The estimated fair value of the credit agreement also approximates carrying value because the terms are comparable to similar lending arrangements in the marketplace.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014- 09, “Revenue from Contracts with Customers (Topic 606)”. The standards update outlines a single comprehensive model for an entity to utilize to recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that will be received in exchange for the goods and services. The ASU and all subsequently issued clarifying ASUs replaced most existing revenue recognition guidance in U.S. GAAP. The ASU also required expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company has elected to adopt the new standard effective January 1, 2020, the first day of the Company’s fiscal year, and has applied the new standard to all contracts not completed as of that date. The Company adopted the new standard using the modified retrospective method and elected applicable practical expedients on adoption. The adoption of ASU 2014-09 did not have a material impact on the Company’s financial statements.

During February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” ASU No. 2016-02 requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. During 2018, the FASB also issued ASU No. 2018-01, “Land Easement Practical Expedient”, which permits an entity to elect an optional transition practical expedient to not evaluate land easements that existed or expired before the entity’s adoption of Topic 842 and that were not previously accounted for under ASC 840; ASU 2018-10, “Codification Improvements to Topic 842, Leases”, which addresses narrow aspects of the guidance originally issued in ASU No. 2016-02; ASU 2018-11, “Targeted Improvements”, which provides entities with an additional (and optional) transition method whereby an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption and also provides lessors with a practical expedient, by class of underlying asset, to not separate nonlease components from the associated lease component and, instead, to account for those components as a single component; and ASU No. 2018-20, “Narrow-Scope Improvements for Lessors”, which addresses sales and other similar taxes collected from lessees, certain lessor costs, and the recognition of variable payments for contracts with lease and nonlease components. During 2019, the FASB issued ASU No. 2019-01, “Leases (Topic 842): Codification Improvements”, which deferred the effective date for certain entities and, during 2020, issued ASU No. 2020-05, “Effective Dates for Certain Entities”, which deferred the effective date of ASU No. 2016-02 for those entities that had not yet issued their financial statements at the time of ASU No. 2020-05’s issuance. Topic 842 (as amended) is effective for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the effect that Topic 842 (as amended) will have on its results of operations, financial position and cash flows.

During December 2019, the FASB issued ASU No. 2019-12, “Simplifying the Accounting for Income Taxes.” ASU No. 2019-12 simplifies the accounting for income taxes by removing the following exceptions: (a) exception to the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or a gain from other items; (b) exception to the requirement to recognize a deferred tax liability for equity method investments when a foreign subsidiary becomes an equity method investment; (c) exception to the ability not to recognize a deferred tax liability for a foreign subsidiary when a foreign equity method investment becomes a subsidiary; and (d) exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. The ASU also makes the following amendments to the guidance: (a) requiring that an entity recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax; (b) requiring that an entity evaluate when a step-up in the tax basis of goodwill should be considered part of the business combination in which the book goodwill was originally recognized and when it should be considered a separate transaction; (c) specifying that an entity is not required to allocate the consolidated amount of current and deferred tax expense to a legal entity that is not subject to tax in its separate financial statements, however, an entity may elect to do so (on an entity-by-entity basis) for a legal entity that is both not subject to tax and disregarded by the taxing authority; (d) requiring that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date; and (e) and making minor Codification improvements for income taxes related to employee stock ownership plans and investments in qualified affordable housing projects accounted for using the equity method. ASU No. 2019-12 is effective for fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the effect that ASU No. 2019-12 will have on its results of operation, financial position and cash flows.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash or cash equivalents. The Company maintains cash deposits with federally insured financial institutions that may, at times, exceed federally insured limits. The Company has not incurred any losses from such accounts, and management considers the risk to be minimal.

Accounts Receivable

Accounts receivable represents the uncollected portion of amounts recorded as revenues or deferred revenues. Management performs periodic analyses to evaluate all outstanding accounts receivable to estimate an allowance for doubtful accounts that may not be collectible, based on the best facts available to management. Management considers historical collection patterns, accounts receivable aging trends and specific identification of disputed invoices in its analyses. After all reasonable attempts to collect a receivable have failed, the receivable is written off against the allowance for doubtful accounts. For the year ended December 31, 2020, the Company did not recorded any bad debt expense. For the year ended December 31, 2019, $344,490 of bad debt expense was recorded after a customer erroneously paid its outstanding invoices using fraudulent wire instructions. As of December 31, 2020 and 2019, there was no allowance for doubtful accounts.

Property and Equipment

Property and equipment are reported at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized using the straight-line method, over the shorter of the estimated useful life of the improvement or the remaining term of the lease. Useful lives of property and equipment is as follows:

Useful Lives
Computer equipment	3 years
Office furniture and fixtures	5 years

Additions and major repairs or replacements of property and equipment that increase the life of an asset, are capitalized over the asset’s estimated remaining useful life. Maintenance, repairs and minor replacements are charged to expense as incurred. Cost and the related accumulated depreciation on assets retired or otherwise disposed of are removed from the accounts, and related gains or losses are included in operating expenses.

Software Development Costs

The Company capitalizes the costs incurred to develop software for internal use during the application development stage. Costs incurred during the preliminary project planning stage, along with post-implementation stages, are expensed as incurred. Capitalized costs are amortized using the straight-line method over the estimated useful life of the developed product, typically five years. Amortization expense is included in cost of revenues in the accompanying statements of operations.

Long-Lived Assets

Long-lived assets, including property and equipment and capitalized software development, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Recoverability of these assets is generally measured by a comparison of the carrying value of the asset to the estimated future undiscounted cash flows expected to be generated by the related asset. Any impairment is recognized in the period that such determination is made for the amount by which the carrying value exceeds the fair value of the asset. There were no impairment charges recorded for the years ended December 31, 2020 and 2019.

Revenue Recognition - prior to Adoption of ASC 606

The Company enters into arrangements with multiple-deliverables that generally include software licenses or subscriptions, maintenance, hardware, and installation services. The Company commences recognition of revenue when there is persuasive evidence of an agreement, the price is fixed or determinable, collectability is reasonably assured, and the services are performed or products are delivered. Revenue related to software licenses and hardware is recognized upon delivery, installation revenue is recognized once the install is complete, and subscription and maintenance revenue is recognized ratably over the life of the agreement. The Company also sells digital media advertising which is recognized once the service has been provided to its customer.

Arrangement consideration is allocated to deliverables based on their relative selling price. In order to treat deliverables in a multiple-deliverable arrangement as a separate unit of accounting, the deliverables must have standalone value upon delivery. The Company’s maintenance services have standalone value as such services can be sold separately. In determining whether installation services have standalone value apart from maintenance services, the Company considers various factors including the availability of the services from other vendors. The Company has concluded that the multiple-deliverable arrangements have standalone value. For software license arrangements, the determination of relative selling price is limited to vendor-specific objective evidence (“VSOE”), which the Company has established using the substantive renewal method.

Cost of revenue includes direct costs to produce and distribute products and the direct costs associated with the delivery of online services, professional services, product support, and resold hardware. Work in process, on the accompanying balance sheets, represent costs incurred prior to the delivery of goods or services to the customer. Deferred revenue, on the accompanying balance sheets, consists of upfront customer deposits or unearned revenue related to subscription and maintenance agreements.

Revenue Recognition - after Adoption of ASC 606

The Company provides customers channel access to a digital product content database and access to tools by which to create, store, manage and distribute their product’s digital content for consumers via either Software-as-a-Service (“SaaS”) or an on-premise software license. The Company also provides software maintenance, digital media advertising, professional training and product support services. Additionally, the Company resells third-party hardware and internet-based communication and information services. The Company accounts for revenue from contracts with customers, which comprises 100% of its revenue, through the following steps:

1)	Identification of the contract with a customer

2)	Identification of the performance obligations in the contract

3)	Determination of the transaction price

4)	Allocation of the transaction price to the performance obligations in the contract

5)	Recognition of revenue when, or as, the Company satisfies a performance obligation

Generally, SaaS and maintenance and support services are invoiced annually or bi-annually in advance of the services being provided to the customer. On-premise software licenses are invoiced upon the delivery of the license to the customer which can occur either upon shipment of the media device containing the software or at the time the download link for the software is transmitted to the customer. Non-recurring professional services and third-party services are generally invoiced monthly in arrears after services have been provided to the customer. Sales of third-party hardware (which includes digital signage equipment) often requires the customer to prepay all or a portion of the amount due in advance. Upon the delivery of the hardware, the customer is invoiced for the net amount due after application of the advance payment. Invoiced amounts are due between thirty and forty-five days from the invoice date.

The Company’s contract consideration is generally variable based on a fixed per item charge applied to a variable quantity of units. Variable consideration received for the Company’s services is generally recognized over time in accordance with the “right to invoice” practical expedient and therefore is not subject to revenue constraint evaluation.

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products or providing services. Revenue is recognized when the Company satisfies its performance obligations under the contract by transferring the promised product or service to its customer.

The Company’s contracts generally do not include any material significant financing components.

Performance Obligations

The Company typically satisfies its performance obligations for SaaS, maintenance and support, non-recurring professional and third-party services over time as the services are provided to the customer and the customer receives and consumes the benefits of the services.

The Company satisfies its performance obligations with respect to the provision of on-premise software licenses and third-party hardware at the point in time when the customer obtains control of the license or hardware upon delivery.

The Company has established a contract liability for payments received in advance of providing SaaS and maintenance and support services, on-premise software licenses and third-party hardware to customers. This is classified as contract liabilities in the accompanying Balance Sheets.

Practical Expedients

As part of the adoption of Topic 606, the Company has elected the following practical expedients provided for in the standard.

1)	The Company has elected to not adjust the promised amount of consideration for the effect of a significant financing component if it expects, at contract inception, that the period between the Company’s transfer of a promised good or service to a customer and the customer’s payment for that good or service will be one year or less.

2)	The Company is excluding from its transaction price all sales and similar taxes collected from its customers.

3)	The Company has elected to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

4)	The Company has elected to account for shipping and handling activities that occur after control of the related good transfers as fulfillment activities instead of assessing such activities as performance obligations.

5)	The portfolio approach has been elected, when applicable, by the Company as it expects any effects of adoption would not be materially different in application at the portfolio level compared with the application at an individual contract level.

6)	The Company has elected the “right to invoice” expedient which states that for performance obligations satisfied over time, if an entity has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date, the entity may recognize revenue in the amount to which the entity has a right to invoice.

7)	The Company has elected not to disclose information about its remaining performance obligations for any contract that has an original expected duration of one year or less.

Disaggregation of Revenue from Contracts with Customers

The following table disaggregates the Company’s revenue based on the timing of the transfer of products and services to customers:

	Year Ended December 31, 2020
	Amount	Percent
Revenue recognized over time	$8,858,944	73.7%
Revenue recognized at a point in time	3,165,966	26.3%
Total revenue	$12,024,910	100.0%

Neither the type of product or service sold nor the location of sale significantly impacts the nature, amount, timing, or uncertainty of revenue and cash flows.

Stock-Based Compensation

Stock options are accounted for using the grant date fair value method. Under this method, stock-based compensation expense is measured by the estimated fair value of the granted stock options at the date of grant, using the Black-Scholes option pricing model, and recognized over the vesting period with a corresponding increase to additional paid-in capital.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company estimates its income taxes in preparing the financial statements. This process involves estimating the actual current tax exposure together with deferred tax assets and liabilities. The Company has not established a valuation allowance to reserve deferred tax assets, as management believes the recovery of deferred tax assets is more likely than not of being recovered from future taxable income prior to expiration.

The Company accounts for uncertainties in income taxes in accordance with ASC 740, “Income Taxes”. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in financial statements and requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained upon examination by the taxing authority. The Company accounts for interest and penalties relating to uncertain tax positions in the current Statement of Operations, if necessary. As of December 31, 2020 and 2019, the Company had no uncertain tax positions.

The Company has adopted ASU 2015-17, “Balance Sheet Classification of Deferred Taxes”, and classified all deferred tax assets and liabilities, along with any related valuation allowance, as non-current on the balance sheets.

Advertising and Promotion Costs

Advertising and other marketing costs are expensed when incurred and totaled $520,275 and $380,868 for the years ended December 31, 2020 and 2019, respectively. These costs are included in the statements of operations as selling expenses.

Research and Development

Research and development costs, excluding the capitalized software development, are expensed as incurred. For the years ended December 31, 2020 and 2019, research and development expense was $1,004,571 and $839,916, respectively.

Concentrations

As of December 31, 2020, one customer represented 74% of the Company’s accounts receivable. As of December 31, 2019, two customers represented 42% and 30% of the Company’s accounts receivable. As of December 31, 2020, one vendor represented 78% of the Company’s accounts payable. As of December 31, 2019, two vendors represented 49% and 24% of the Company’s accounts payable.

For the year ended December 31, 2020, three customers represented 15%, 23% and 26% of the Company’s total revenue. For the year ended December 31, 2019, four customers represented 22%, 19%, 17% and 12% of the Company’s total revenue. The Company performs ongoing credit evaluations and does not require collateral. It maintains no reserves for potential losses based on the nature of its clients and historical collection patterns.

NOTE 4- PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at December 31:

	2020	2019
Computer equipment	$296,350	$287,989
Furniture and fixtures	18,733	18,733
Leasehold improvements	776,633	776,633
	1,091,716	1,083,355
Less: accumulated depreciation	(671,784)	(516,561)
Property and equipment, net	$419,932	$566,794

Depreciation expense was $155,223 and $142,865 for the years ended December 31, 2020 and 2019, respectively.

NOTE 5 – SOFTWARE DEVELOPMENT COSTS, NET

Capitalized software consisted of the following at December 31:

	Useful Life	2020	2019
Capitalized software	5 years	$6,445,589	$5,442,825
Less: accumulated amortization		(3,501,137)	(2,420,983)
Capitalized software development, net		$2,944,452	$3,021,842

The Company begins amortization of the capitalized software costs, over the estimated useful life of five years, once the product has been placed into service. Amortization expense related to software development costs was $1,080,154 and $951,799 for the years ended December 31, 2020 and 2019, respectively. Amortization expense related to software development costs are included as cost of revenues in the accompanying statements of operations.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its headquarters along with additional storage space in Richardson, Texas. In addition, the Company leases certain equipment and furniture under an operating lease agreement. These lease agreements expire on various dates through December 31, 2023. Future minimum lease payments required under the related operating lease agreements as of December 31, 2020 are as follows:

2021	$284,903
2022	291,650
2023	299,325
Total	$875,878

Rent expense for the years ended December 31, 2020 and 2019 was $330,731 and $330,355, respectively.

Litigation

The Company may be subject to certain claims and contingent liabilities that arise in the normal course of business. None of these, in the opinion of management, are expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

NOTE 7 – DEBT

On March 9, 2018 the Company entered into a revolving line of credit with an interest rate of 6.75% and maturity date of March 9, 2019. As of December 31, 2018, there was no outstanding balance on the line of credit. On February 4, 2019 the Company elected to not renew the line of credit and closed the credit facility.

On February 1, 2019, the Company entered into a $2,000,000 Credit Agreement with a maturity of February 1, 2024. The Credit Agreement requires monthly interest payments beginning on March 1, 2019 and monthly principal payments of $41,667, beginning on March 1, 2020. The loan bears interest at a rate of 5.35% per annum. At December 31, 2020 and 2019, the balance on the loan was $1,583,333 and $2,000,000, respectively.

Under the Credit Agreement, the Company also entered into a revolving line of credit with a maximum borrowing of $500,000. The Credit Agreement requires monthly interest payments until its maturity. On February 1, 2020, the Company amended its revolving line of credit extending the maturity to July 15, 2021.

The line of credit bears interest at the Prime Rate as published by the Wall Street Journal (3.25% at December 31, 2020 and 2019). As of December 31, 2020 and 2019, there was no outstanding balance on the line of credit.

The credit agreement is collateralized by substantially all assets of the Company. The credit agreement requires the Company to meet certain financial and non-financial covenants. At December 31, 2020, the Company was in compliance with its debt covenants.

Future minimum payments required under the credit agreement as of December 31, 2020 are as follows:

2021	$500,000
2022	500,000
2023	500,000
2024	83,333
Total	$1,583,333

NOTE 8 – PAYCHECK PROTECTION PROGRAM LOAN

On April 29, 2020, the Company received loan proceeds in the amount of $1,062,400 under the Paycheck Protection Program (“PPP”) which was established as part of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act and is administered through the Small Business Administration (“SBA”). The PPP provides loans to qualifying businesses in amounts up to 2.5 times their average monthly payroll expenses and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the Coronavirus crisis. PPP loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (eight or twenty-four weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent, and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries and wages more than 25% during the covered period. Any unforgiven portion is payable over 2 years at an interest rate of 1% with payments deferred until the SBA remits the borrower’s loan forgiveness amount to the lender, or, if the borrower does not apply for forgiveness, ten months after the end of the covered period. PPP loan terms provide for customary events of default, including payment defaults, breaches of representations and warranties, and insolvency events and may be accelerated upon the occurrence of one or more of these events of default. Additionally, PPP loan terms do not include prepayment penalties.

If any portion of the Company’s PPP loan is not forgiven, the Company will be required to repay that portion, plus interest, with the repayment term beginning at the time the SBA remits the amount forgiven to the Company’s lender. In 2020, the Company received legal release and recorded $1,062,400 as forgiveness income within the other income in the accompanying statements of operations as of December 31, 2020.

The SBA reserves the right to audit any PPP loan, regardless of size. These audits may occur after forgiveness has been granted. In accordance with the CARES Act, all borrowers are required to maintain their PPP loan documentation for six years after the PPP loan was forgiven or repaid in full and to provide that documentation to the SBA upon request.

NOTE 9 – STOCK-BASED COMPENSATION

In 2002, the Company’s board of directors established a long-term incentive plan (the “Plan”), as amended and restated on March 4, 2005, under which shares of common stock are made available for grant to qualified consultants, directors, or employees of the Company. The Plan is authorized to issue up to 3,326,087 shares of the Company’s common stock. The Plan expired in 2012 after the initial 10-year life; however, the Board of Directors continued to grant Board approved options after the Plan’s expiration.

The vesting of the options is determined by the Company and may be immediately vested in whole or over multiple years. The Company recognizes compensation expense for options granted to employees or directors using the straight-line method over the vesting period. As of December 31, 2020 and 2019, unrecognized stock based compensation expense was $9,344 and $16,999, respectively, and is expected to be recognized over a weighted average period of 1.95 years.

A summary of option activity for the years ended December 31, 2020 and 2019 is as follows:

	Options Outstanding
	Number of	Weighted Average
	Options	Exercise Price
Balance at January 1, 2019	2,694,000	$0.30
Granted	225,000	0.30
Exercised	-	-
Forfeited	(536,000)	0.30
Balance at December 31, 2019	2,383,000	$0.30
Granted	175,000	0.30
Exercised	-	-
Forfeited	(233,000)	0.30
Balance at December 31, 2020	2,325,000	$0.30

The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions, along with no dividends, for the years ended December 31, 2020 and 2019:

Method Inputs	2020	2019
Share price	$0.17	$0.17
Volatility	50%	50%
Weighted average risk-free rate	0.62% - 1.76%	1.81% - 2.71%
Expected life (years)	6	6
Forfeiture rate	15%	15%

The weighted average grant date fair value for options granted was $0.02 for the years ended December 31, 2020 and 2019, respectively. The Black-Scholes option-pricing model requires the input of highly subjective assumptions. The Company continues to assess the assumptions and methodologies used to calculate the established fair value of share-based compensation. Circumstances may change and additional data may become available over time, which could result in changes to these assumptions and methodologies, which could materially impact the fair value determinations. The Company recorded $11,571 and $14,716 of stock-based compensation expense for the years ended December 31, 2020 and 2019, respectively.

Options outstanding and exercisable as of December 31, 2020 are as follows:

	Options Outstanding
		Weighted-
		Average	Number of
	Number of	Remaining	Options
Exercise Price	Options	Contractual Life	Exercisable
$0.30	2,325,000	7.59	2,214,895
	2,325,000	7.59	2,214,895

A summary of the status of non-vested options for the year ended December 31, 2020 is as follows:

	Number of Options	Weighted Average Grant Date Fair Value
Non-vested options, January 1, 2020	197,709	$0.11
Granted	175,000	0.02
Vested	(226,771)	0.06
Cancelled/Forfeited	(35,833)	0.03
Non-vested options, December 31, 2020	110,105	$0.09

All non-vested stock options issued as of the date of the option holder’s termination will be forfeited, with the exception of certain non-vested stock options granted to executive management that have special vesting provisions upon involuntary termination or resignation. The special provisions call for the accelerated vesting of a portion of the option shares granted to the employee.

NOTE 10 – INCOME TAXES

The components of the Company’s provision for income taxes for the years ended December 31, 2020 and 2019 were as follows:

	2020	2019
Current income tax (expense) benefit:
Federal income tax benefit	$-	$5,133
State income tax (expense) benefit	(17,630)	558
Total current income tax (expense) benefit	(17,630)	5,691
Deferred income tax benefit (expense):
Federal income tax benefit	125,513	37,223
State income tax benefit (expense)	28,004	(12,814)
Total deferred income tax benefit	153,517	24,409
Total income tax benefit	$135,887	$30,100

A reconciliation of the statutory income tax rate to the effective income tax rates as a percentage of income before income taxes is as follows:

	2020	2019

Federal statutory rate	21.00%	21.00%
State taxes	-1.26%	1.65%
True-ups	-8.61%	-34.97%
Permanent differences	-29.91%	3.57%
Effective tax rate	-18.78%	-8.75%

The tax effects of temporary differences that give rise to significant portions of the deferred taxes for the years ended December 31, 2020 and 2019 are as follows:

	2020	2019
Deferred tax assets and liabilities:
Net operating losses	$3,195,974	$3,191,692
Research credits	484,005	414,620
Deferred rent	75,046	99,418
Deferred payroll tax	42,513	-
Other	25,890	27,795
Software development	(658,540)	(695,361)
Property and equipment	(59,681)	(86,474)
Net deferred tax asset	$3,105,207	$2,951,690

At December 31, 2020 and 2019 the Company had a net operating loss carryforward of $15,031,883 and $14,977,610, respectively. The net operating losses generated in 2017 and earlier are eligible for carryforward for a period of 20 years which will begin expire in 2031. The annual utilization of the net operating losses generated in 2018 and forward, do not have an expiration, but are limited to 80% percent of taxable income in future years.

NOTE 11 – TEMPORARY STOCKHOLDERS’ EQUITY

All preferred shares are entitled to vote with common stock on an as-converted basis. The Board of Directors as of December 31, 2020 and 2019, had authorized the issuance of 27,872,443 shares in five series of preferred stock, each with a par value of $0.001, as set forth below:

		Shares			Non-cumulative
	Shares	Issued and	Par	Issuance	Dividend	Liquidation	Conversion
	Authorized	Outstanding	Value	Price	Rate	Preference	Price
Preferred Series A	3,000,000	3,000,000	$0.001	$0.7667	$0.053669	$1.5334	$0.7314
Preferred Series B	2,472,443	2,472,443	$0.001	$0.8270	$0.057890	$1.6540	$0.7837
Preferred Series C	10,400,000	3,727,613	$0.001	$0.9000	$0.063000	$1.8000	$0.8470
Preferred Series C-1	8,000,000	8,000,000	$0.001	$0.7500	$0.052500	$1.5000	$0.7169
Preferred Series D	4,000,000	4,000,000	$0.001	$0.5000	$0.035000	$1.0000	$0.5000
	27,872,443	21,200,056

The preferred stock includes an optional holder redemption feature in which the holders can request redemption of the stock to be paid in three equal installments. The redemption amount is based on the original issue price of the preferred stock and is at the option of the majority preferred stockholders upon written request. As this redemption feature does not meet the definition of an unconditional obligation to transfer assets and is not certain to occur until the request occurs in the applicable time period, the preferred stock is not considered mandatorily redeemable stock, but is rather contingently redeemable and therefore classified as temporary equity. Accordingly, all preferred stock with a carrying value of $15,720,761 is classified as temporary equity because the Company cannot control whether or not it will settle the redemption of preferred stock in cash or common stock. No redemption requests have been received as the date these financial statements were available for issuance and therefore, it is not probable that the redemption will occur. As a result, no changes have been made to the carrying value of the temporary equity as of December 31, 2021 and 2020.

Each share of preferred stock is convertible into common stock at the option of the holder based on a conversion price as defined in the Fourth Amended and Restated Certification of Incorporation which may be adjusted based on stock dividends, splits, mergers and reorganizations as well as adjusted if there is a future dilutive issuance of common stock at a price lower than the original issue price of the preferred stock. All preferred stock will automatically convert upon public offering of at least five times the original Series D issue price in which net proceeds are at least $35,000,000 or upon an event specified by vote or written consent of the majority stockholders.

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the preferred stock are entitled to be paid out of the assets of the corporation available for distribution to its stockholders or out of the consideration payable to the stockholders prior to the payment is made to the holders of common stock. If, however, the assets available for distribution to the holders of preferred stock are not sufficient to permit payment to such stockholders of the full liquidation preference, then all the assets of the Company shall be distributed ratably to the holders of preferred stock as defined in the fourth amended and restated certificate of incorporation.

NOTE 12 – STOCKHOLDERS’ DEFICIT

Common stock

The Company is authorized to issue 35,000,000 shares of common stock with par value of $0.001 per share. Holders of the common stock are entitled to one vote per share.

NOTE 13 - SUBSEQUENT EVENTS

The Company has evaluated all material events and transactions that occurred subsequent to December 31, 2020, the balance sheet date, through July 16, 2021, the date the financial statements were available to be issued and determined there were no other events or transactions which would impact these financial statements for the year ended December 31, 2020, except as noted below.

On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (“Economic Aid Act”) was enacted, permitting Second Draw PPP loans. In January 2021, the Company applied for and was approved for a second loan draw (“PPP 2”) pursuant to the Economic Aid Act, administered by the U.S. Small Business Administration. The Company received $998,393 of loan proceeds with an effective date of January 28, 2021, with a maturity of five years and will bear interest at 1% per annum. Under the terms of the PPP 2, loan payments will be deferred for the Company if they apply for loan forgiveness until SBA remits the Company’s loan forgiveness amount to the lender. If the Company does not apply for loan forgiveness, payments are deferred seventeen months from the date of PPP 2 issuance.

On July 16, 2021, all of the outstanding principal and accrued interest on the PPP 2 loan were legally forgiven.

Annex A Merger Agreement

AGREEMENT AND PLAN OF MERGER

By and among

Reflect Systems, Inc.,

Creative Realities, Inc.,

CRI Acquisition Corporation

and

RSI Exit Corporation

dated as of

November 12, 2021

TABLE OF CONTENTS

I. The Merger		A-7
1.1	The Merger.	A-7
1.2	Effective Time; Effect of the Merger.	A-8
1.3	Certificate of Incorporation and Bylaws of the Surviving Corporation.	A-8
1.4	Directors and Officers of the Surviving Corporation.	A-8
1.5	Conversion of Shares.	A-8
1.6	Exchange of Certificates.	A-9
(a)	Exchange Procedures	A-9
(b)	Payment at the Effective Time	A-9
(c)	Transfer Books; No Further Ownership Rights in Shares	A-10
(d)	Lost, Stolen or Destroyed Certificates	A-10
(e)	No Liability	A-10
(f)	Tax Withholding	A-11
1.7	Appraisal Rights.	A-11
1.8	Treatment of Company Options.	A-11
(a)	Termination of Stock Options	A-11
(b)	Termination of Company Stock Plans	A-11
1.9	Merger Consideration.	A-11
1.10	Estimate of Merger Consideration.	A-12
1.11	Post-Closing Merger Consideration Adjustment.	A-13
1.12	Guaranteed Consideration	A-15
1.13	Retention Plan.	A-16
1.14	Closing.	A-16
(a)	Closing Date	A-16
(b)	Deliveries at Closing	A-17

II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-19
2.1	Organization; Organization Documents.	A-19
(a)	Organization	A-19
(b)	Organizational Documents	A-19
2.2	Capitalization of the Company; Title to Shares.	A-19
(a)	Capital Stock	A-19
(b)	Schedule 2.2(b)	A-19
(c)	Schedule 2.2(c)	A-20
(d)	Encumbrances, etc	A-20
2.3	Subsidiaries.	A-20
2.4	Power and Authorization.	A-20
2.5	Consents and Approvals.	A-20
2.6	Noncontravention.	A-21
2.7	Financial Statements.	A-21
(a)	Financial Statements	A-21
(b)	Compliance with GAAP	A-21
(c)	Indebtedness; Guarantees	A-21
2.8	Absence of Undisclosed Liabilities.	A-22
2.9	Absence of Certain Developments.	A-22
2.10	Assets.	A-23
(a)	Ownership of Assets	A-23
(b)	Sufficiency of Assets	A-24
2.11	Accounts Receivable.	A-24

2.12	Real Property.	A-24
2.13	Tangible Personal Property.	A-25
2.14	Intellectual Property.	A-25
2.15	Legal Compliance; Permits.	A-28
(a)	Compliance	A-28
(b)	Permits	A-28
2.16	Capital Expenditures and Investments.	A-28
2.17	Employee Benefit Plans.	A-28
2.18	Environmental Matters.	A-30
2.19	Taxes.	A-30
2.20	Contracts.	A-32
(a)	Contracts	A-32
(b)	Breach, etc	A-33
(c)	Standard Form Contracts	A-33
2.21	Litigation; Governmental Orders.	A-34
(a)	Litigation	A-34
(b)	Governmental Orders	A-34
2.22	Affiliate Transactions.	A-34
2.23	Customers and Suppliers.	A-34
2.24	Customer Warranties.	A-34
2.25	Employees.	A-34
2.26	Banking Facilities.	A-36
2.27	Insurance.	A-36
2.28	Powers of Attorney.	A-36
2.29	No Brokers.	A-36
2.30	Internal Controls.	A-37
2.31	PPP Loans.	A-37
2.32	Information Supplied.	A-37
2.33	Non-reliance.	A-37
2.34	No Other Representations or Warranties.	A-38

III. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.		A-38
3.1	Organization.	A-38
3.2	Power and Authorization.	A-38
3.3	Consents and Approvals.	A-38
3.4	Compliance with Laws, Permits and Instruments.	A-38
3.5	Parent Capitalization.	A-38
3.6	Authorization of Governmental Authorities.	A-38
3.7	SEC Filings; Financial Statements.	A-39
3.8	Consents and Approvals.	A-40
3.9	Litigation; Governmental Orders.	A-40
(a)	Litigation	A-40
(b)	Governmental Orders	A-40
3.10	No Material Adverse Effect	A-40
3.11	Non-contravention.	A-40
3.12	No Brokers.	A-41
3.13	Non-reliance	A-41
3.14	Nasdaq Capital Market Quotation	A-41
3.15	Ownership of Company Common Stock	A-41
3.16	No Other Representations or Warranties	A-41

IV. PRE-CLOSING COVENANTS		A-41
4.1	Access and Investigation.	A-41
4.2	Operation of the Company and the Business.	A-42
(a)	Ordinary Course	A-42
(b)	Negative Covenants of the Company	A-42
(c)	Negative Covenants of Merger Sub	A-44
4.3	Commercially Reasonable Efforts; Pre-Closing Amendments; Notification.	A-45
4.4	Acquisition Proposals.	A-45
4.5	Bank Accounts; Powers of Attorney.	A-46
4.6	Notices of Company Breaches; Supplement to Disclosure Schedules.	A-46
4.7	Consultation.	A-46
4.8	Interim Financial Statements.	A-46
4.9	280G Matters.	A-47
4.10	Voting and Lock-up Agreement.	A-47
4.11	Tail Policy.	A-47
4.12	Registration Statement; joint proxy statement/prospectus.	A-48
4.13	Company Shareholders’ Meeting.	A-48
4.14	Parent Shareholders’ Meeting.	A-49

V. POST-CLOSING COVENANTS.		A-50
5.1	Mail.	A-50
5.2	Books and Records.	A-50
5.3	Employee Matters.	A-50
5.4	Director and Officer Indemnification.	A-51

VI. CONDITIONS PRECEDENT TO PARENT’S OBLIGATION TO CLOSE		A-51
6.1	Accuracy of Representations and Warranties.	A-51
6.2	The Company’s Performance.	A-51
(a)	Covenants	A-51
(b)	Documents	A-51
6.3	Parent Shareholder Approval.	A-52
6.4	Stockholder Approval.	A-52
6.5	Financing.	A-52
6.6	Due Diligence.	A-52
6.7	Company Revenue.	A-52
6.8	No Actions.	A-52
6.9	No Prohibition.	A-52
6.10	Voting and Lock-up Agreement	A-52
6.11	Pre-Closing Amendments.	A-52
6.12	Company Dissenters.	A-53
6.13	Dissolution of Subsidiary.	A-53

VII.	CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS TO CLOSE	A-53
7.1	Accuracy of Representations and Warranties.	A-53
7.2	Parent’s and Merger Sub’s Performance.	A-53
(a)	Covenants	A-53
(b)	Documents	A-53
7.3	Parent Shareholder Approval.	A-53
7.4	Stockholder Approval.	A-53
7.5	No Actions.	A-54
7.6	No Prohibition.	A-54

VIII. TERMINATION		A-54
8.1	Termination Events.	A-54
8.2	Effect of Termination.	A-55

IX. INDEMNIFICATION.		A-55
9.1	Indemnification by Stockholders.	A-55
9.2	Indemnity by the Parent.	A-56
9.3	Time for Claims.	A-56
9.4	Limitations on Indemnification.	A-57
9.5	Third Party Claims.	A-58
(a)	Notice of Claim	A-58
(b)	Assumption of Defense, etc	A-58
(c)	Limitations on Indemnifying Person	A-58
(d)	Indemnified Person’s Control	A-58
(e)	Reasonable Cooperation	A-58
9.6	Exclusive Remedy.	A-59
9.7	Merger Consideration Adjustment.	A-59
9.8	Escrow Procedures.	A-59
9.9	Materiality Qualifiers.	A-59
9.10	Effect of Investigation.	A-59

X. TAX MATTERS		A-60
10.1	Covenants With Respect To Taxes	A-60
10.2	Transfer Taxes.	A-61
10.3	Tax Treatment of Merger.	A-62
10.4	Other Tax Covenants.	A-62
10.5	Post-Closing Actions	A-62
10.6	Tax Contests.	A-62

XI. MISCELLANEOUS		A-63
11.1	Notices.	A-63
11.2	Stockholders’ Representative.	A-64
(a)	Appointment	A-64
(b)	Authority	A-65
(c)	Change of Representative	A-65
11.3	Publicity.	A-66
11.4	Succession and Assignment; No Third-Party Beneficiary.	A-66
11.5	Amendments and Waivers.	A-66
11.6	Further Assurances.	A-67
11.7	Entire Agreement.	A-67
11.8	Schedules; Listed Documents, etc.	A-67
11.9	Counterparts; Execution.	A-67
11.10	Severability.	A-67
11.11	Headings.	A-67
11.12	Construction.	A-68
11.13	Governing Law.	A-68
11.14	Dispute Resolution.	A-68
11.15	Expenses.	A-69
11.16	Specific Performance.	A-69
11.17	Company Representation.	A-70
11.18	Privileged Communications.	A-70

XII. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.		A-70
12.1	Definitions.	A-70
12.2	Other Defined Terms	A-84
12.3	Rules of Construction.	A-86

Exhibits:

Exhibit A	Certificate of Merger
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Retention Plan
Exhibit D	Form of Lock-Up and Voting Agreement
Exhibit E	Escrow Agreement
Exhibit F	Merger Consideration Allocation and Illustrative Calculation

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of November 12, 2021 (this “Agreement”), by and among Reflect Systems, Inc., a Delaware corporation (the “Company”), Creative Realities, Inc., a Minnesota corporation (“Parent”), CRI Acquisition Corporation, a Delaware corporation (“Merger Sub”), and RSI Exit Corporation, a Texas corporation (“Stockholders’ Representative”).

recitals

WHEREAS, the Company Board, by resolutions thereof duly adopted, has approved this Agreement and the Contemplated Transactions, including the merger of Merger Sub with and into the Company (the “Merger”), whereby, at the Effective Time, each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Stock”), Series A Participating Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred”), Series B Participating Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred”), Series C Participating Cumulative Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred”), Series C-1 Participating Cumulative Convertible Preferred Stock, par value $0.001 per share (“Series C-1 Preferred”) and Series D Preferred Stock, par value $0.001 per share (“Series D Preferred,” and, collectively with the Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, the Series C-1 Preferred and Series D Preferred the “Shares”), not owned by Parent, Merger Sub or the Company and other than the Appraisal Shares as provided in Section 1.7, will be converted into the right to receive its ratable portion of the Merger Consideration, upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Board of Directors of Parent, by resolutions thereof duly adopted, has approved this Agreement, the Merger and the payment of the Merger Consideration, upon the terms and subject to the conditions of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other Contemplated Transactions and also to prescribe various conditions precedent to the consummation of the Merger and the other Contemplated Transactions by this Agreement.

agreement

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the sufficiency and receipt of which hereby is acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

I. The Merger

1.1 The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, at Closing the parties hereto shall cause the Merger to be consummated by the Company executing and delivering a Certificate of Merger, substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), which shall be filed at Closing with the Secretary of State of the State of Delaware in accordance with Delaware General Corporate Law (the “DGCL”). Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with, and with the effects provided in, the Certificate of Merger and the applicable provisions of the DGCL, and the Company shall be the surviving corporation resulting from the Merger (sometimes, hereinafter, the Company may be referred to as the “Surviving Corporation”) and, as a result, the Company shall become a wholly owned subsidiary of Parent, shall continue to be governed by the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of Merger Sub, and the separate corporate existence of Merger Sub shall cease.

1.2 Effective Time; Effect of the Merger.

(a) The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company otherwise shall agree and expressly set forth in the Certificate of Merger (the time the Merger becomes effective hereunder and under the DGCL being the “Effective Time”).

(b) The Merger shall have the effects set forth in the Certificate of Merger and the DGCL.

1.3 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to read in its entirety in the form of Exhibit B and, as so amended and restated, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be and become the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law, except that the name of the Surviving Corporation shall be the name of the Company.

1.4 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

(b) The officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time until their respective successors are duly appointed and qualified or their earlier death, resignation or removal.

1.5 Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Sub or the Company:

(a) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) All Shares that are owned by the Company as treasury stock immediately prior to the Effective Time, together with any Shares owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Each Share (other than (i) Shares to be canceled in accordance with Section 1.5(b) and (ii) any Appraisal Shares) issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be automatically converted into the right to receive an amount equal to the Applicable Per Share Merger Consideration, in accordance with the Merger Consideration Allocation, on the terms and subject to the conditions of this Agreement. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Applicable Per Share Merger Consideration per Share in accordance with and subject to the terms and conditions of this Agreement.

(d) The Applicable Per Share Merger Consideration shall be adjusted to the extent necessary to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to the Shares occurring after the date of this Agreement and prior to the Effective Time; provided that this Section 1.5(d) shall be subject to and shall not affect or supersede the provisions of Section 4.2(b)(i).

(e) Each Share that is authorized but unissued immediately prior to the Effective Time shall be cancelled and no payment of cash or any other consideration shall be made with respect thereto.

1.6 Exchange of Certificates.

(a) Exchange Procedures. As soon as practicable following the date hereof, but in no event less than ten (10) Business Days prior to the Effective Time, the Company shall provide to each Stockholder of record (as of the record date for the Merger) holding a certificate or certificates (or evidence of shares in book-entry form) evidencing Shares (“Certificates”), which immediately prior to the Effective Time represent the outstanding Shares to be converted pursuant to Section 1.5 into the right to receive the applicable portion of the Merger Consideration, (A) a letter of transmittal (a “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. After the Effective Time, upon proper surrender of a Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions therewith, the holder of such Certificate shall be entitled to receive in exchange therefor the Applicable Per Share Merger Consideration (paid in accordance with the terms and subject to the conditions of this Agreement), without interest, for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled (it being understood and agreed that such payment of the Applicable Per Share Merger Consideration with respect to such Shares is conditioned upon and subject to, among other things, the Stockholder’s completion, execution and delivery of the Letter of Transmittal). If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall also be a condition of payment that (A) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.6(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Applicable Per Share Merger Consideration for each Share represented by such Certificate, as contemplated by this Article I, without interest.

(b) Payment at the Effective Time.

(i) On the Closing Date, the Parent shall A) pay to the Exchange Agent, for the ratable benefit of each Person entitled to receive Merger Consideration in accordance with the terms and subject to the conditions contained in this Agreement, the cash portion of the Closing Date Merger Consideration, and B) shall issue, for the ratable benefit of each Person entitled to receive Merger Consideration in accordance with the terms and subject to the conditions contained in this Agreement, the stock portion of the Closing Date Merger Consideration (in each case accordance with the terms and subject to the conditions of this Agreement).

(ii) At the Closing, Parent shall pay (i) an amount equal to the Indemnity Escrow Amount to an account designated by the Escrow Agent, (ii) an amount equal to the NWC Escrow to an account designated by the Escrow Agent, and (ii) an amount equal to the Expenses Escrow Amount to a different account designated by the Escrow Agent. The Escrow Amounts shall be held and distributed by the Escrow Agent pursuant to the Escrow Agreement. All parties hereto agree for all Tax purposes that: (i) Parent shall be treated as the owner of the Indemnity Escrow Amount and the NWC Escrow Amount, and all interest and earnings earned from the investment and reinvestment of the Indemnity Escrow Amount and the NWC Escrow Amount, or any portion thereof, shall be allocable to Parent pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8, (ii) if and to the extent any amount of the Indemnity Escrow Amount of the NWC Escrow Amount is actually distributed to the Stockholders, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code, (iii) the Stockholders’ right to the Indemnity Escrow Amount and NWC Escrow Amount and all interest and earnings earned thereon under this Agreement shall be treated as installment obligations for purposes of Section 453 of the Code, and (iv) in no event shall the aggregate payments with respect to the Indemnity Escrow Amount and NWC Escrow Amount under the Escrow Agreement to the Stockholders exceed $2,750,000. Clause (iv) of the preceding sentence is intended to ensure that the right of the Stockholders to the Indemnity Escrow Amount and NWC Escrow Amount and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. No party hereto shall take any action or filing position inconsistent with the foregoing.

(c) Transfer Books; No Further Ownership Rights in Shares. The Merger Consideration paid and delivered (in accordance with the terms and subject to the conditions of this Agreement) in respect of Shares upon the surrender for exchange of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or otherwise. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article I.

(e) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto nor the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered on or prior to the first anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration otherwise would escheat to or become the property of any Governmental Authority), any portion of the Merger Consideration in respect of such Certificate shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(f) Tax Withholding. Parent, Merger Sub, the Surviving Corporation, the Exchange Agent and their respective Affiliates and representatives shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any Law, as determined in Parent’s sole discretion. The parties shall cooperate in good faith to reduce, mitigate and eliminate any such withholding, subject to applicable Law. To the extent amounts are so withheld (and, when due, paid over to the appropriate Taxing Authority), the withheld amounts shall be treated for all purposes of this Agreement as having been paid and delivered to the Person in respect of which such deduction and withholding were made.

1.7 Appraisal Rights.

Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately before the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) (the “Appraisal Shares”), shall not be converted into Applicable Per Share Merger Consideration as provided in Section 1.5, but rather, each such holder of Appraisal Shares shall be entitled to receive only those rights provided under Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to receive such rights provided under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into solely the right to receive the Applicable Per Share Merger Consideration as provided in Section 1.5 (in accordance with and subject to the terms and conditions of this Agreement). The Company shall deliver prompt notice to Parent of any demands received by the Company for appraisal of any Shares, and Parent shall have the right to direct and participate in all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle, compromise or offer to settle or compromise, any such demands, or otherwise agree to do any of the foregoing.

1.8 Treatment of Company Options.

(a) Termination of Stock Options. Prior to the Effective Time, the Company shall terminate all of the outstanding options to purchase Shares, such terminations to be effective immediately prior to, but conditioned upon the occurrence of, the Effective Time.

(b) Termination of Company Stock Plans. Prior to the Effective Time, the Company shall terminate all of the Company Stock Plans, such terminations to be effective immediately prior to, but conditioned upon the occurrence of, the Effective Time.

1.9 Merger Consideration.

Subject to the adjustments set forth in this Section 1, including, but not limited to, the Merger Consideration Adjustment, the aggregate consideration for the Shares (the “Merger Consideration”) shall be an amount equal to:

(a) an aggregate amount in cash equal to $18,666,667 Dollars (the “Cash Consideration”); plus

(b) 2,333,334 shares of Parent common stock (the “Stock Consideration”) (based on $4,666,667 of consideration divided by the Issuance Price); plus

(c) the aggregate Guaranteed Consideration, if any, payable pursuant to Section 1.12; minus

(d) the amount (if any) by which the Reference Working Capital exceeds the Estimated Working Capital; plus

(e) the amount (if any) by which the Estimated Working Capital exceeds the Reference Working Capital; plus

(f) the Estimated Cash; minus

(g) the Estimated Indebtedness; minus

(h) the Estimated Transaction Expenses.

At Closing, the Escrow Amounts will be transmitted to the Escrow Agent to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement, and the Escrow Amounts shall reduce the Cash Consideration payable at the Closing.

1.10 Estimate of Merger Consideration.

(a) On or prior to the fifth (5th) Business Day prior to the Closing Date, the Company shall prepare and deliver a statement to Parent (the “Estimated Closing Statement”) setting forth (i) the Company’s reasonable, good faith estimate of Working Capital as of the close of business on the Closing Date (the “Estimated Working Capital”), (ii) the Company’s reasonable, good faith estimate of all Cash of the Company, as of the close of business on the Closing Date (the “Estimated Cash”), (iii) the Company’s reasonable, good faith estimate of all Indebtedness of the Company, as of the close of business on the Closing Date (the “Estimated Indebtedness”), (iv) an unaudited, consolidated balance sheet for the Company as of the Closing Date (the “Estimated Closing Balance Sheet”), the Company’s reasonable, good faith estimate of the Transaction Expenses (the “Estimated Transaction Expenses”) and (v) based of the foregoing, the Company’s calculation of the Merger Consideration in accordance with Section 1.9. The Estimated Closing Statement (including the Estimated Working Capital, the Estimated Cash, the Estimated Indebtedness, the Estimated Closing Balance Sheet and the Estimated Transaction Expenses) shall be prepared and calculated in accordance with GAAP (and, to the extent not inconsistent with GAAP, using the same accounting policies, principles, methodologies and preparations as the Audited Financials) or as otherwise expressly provided in the applicable definitions and Exhibits of this Agreement, without giving effect to the Contemplated Transactions (other than as relates to the calculation of Transaction Expenses), and be based on the Company’s books and records and other available information.

(b) Following receipt of the Estimated Closing Statement, the Company shall permit Parent and its Representatives at reasonable times and upon reasonable notice to review the Company’s working papers relating to the calculation and preparation of the Estimated Working Capital, Estimated Cash, Estimated Indebtedness, Estimated Closing Balance Sheet and the Estimated Transaction Expenses as well as the Company’s accounting books and records relating thereto, and the Company shall make reasonably available its respective Representatives (if any) responsible for the preparation of the Estimated Closing Statement in order to respond to the inquiries of Parent and its Representatives. Prior to the Closing, the parties shall act reasonably in resolving in good faith any disagreements concerning the computation of any of the items included in the Estimated Closing Statement (including the calculations of the Estimated Working Capital, Estimated Cash, Estimated Indebtedness, the Estimated Transaction Expenses and the Estimated Closing Balance Sheet).

1.11 Post-Closing Merger Consideration Adjustment.

(a) As soon as practicable, but in no event more than one hundred and twenty (120) days following the Closing Date, the Surviving Corporation shall prepare and deliver to the Stockholders’ Representative a statement (the “Initial Closing Statement”) setting forth (i) Parent and Surviving Corporation’s reasonable, good faith determination of the Working Capital as of the close of business on the Closing Date (the “Closing Date Working Capital”), (ii) Parent and Surviving Corporation’s reasonable, good faith determination of all Cash of the Company, as of the close of business on the Closing Date (the “Closing Date Cash”), (iii) Parent and Surviving Corporation’s reasonable, good faith determination of all Indebtedness of the Company, as of the close of business on the Closing Date (the “Closing Date Indebtedness”), (iv) an unaudited, consolidated balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), (v) all Transaction Expenses (the “Closing Date Transaction Expenses”) and (vi) the Surviving Corporation’s reasonable, good faith calculation of the Merger Consideration in accordance with Section 1.9. The Initial Closing Statement (including the Closing Date Working Capital, the Closing Date Cash, the Closing Date Indebtedness, the Closing Balance Sheet and the Closing Date Transaction Expenses) shall be prepared and calculated reasonable and in good faith in accordance with GAAP (and, to the extent not inconsistent with GAAP, using the same accounting policies, principles, methodologies and preparations as the Audited Financials) or as otherwise expressly provided in the applicable definitions of this Agreement and Exhibits, without giving effect to the Contemplated Transactions (other than as relates to the calculation of Transaction Expenses).

(b) The Stockholders’ Representative and its accountants shall complete their review of the Initial Closing Statement within thirty (30) days after the Surviving Corporation’s delivery thereof to Stockholders’ Representative. During such review period, the Surviving Corporation shall provide Stockholders’ Representative with access to all books and records reasonably requested by Stockholders’ Representative to review the Initial Closing Statement (including the calculation and preparation of the Closing Date Working Capital, Closing Date Cash, Closing Date Indebtedness, Closing Date Transaction Expenses and the Closing Balance Sheet), any work papers prepared by the Surviving Corporation or its accountants, subject to the internal policies of the Surviving Corporation’s accountants, in connection with such calculations, and the Surviving Corporation shall make reasonably available its Representatives responsible for the preparation of the Initial Closing Statement in order to respond to the inquiries of Stockholders’ Representative. If Stockholders’ Representative objects to the contents of the Initial Closing Statement for any reason, Stockholders’ Representative shall, on or before the last day of such 30-day period, so inform the Surviving Corporation and Parent in writing (a “Stockholders’ Objection”), setting forth, to the extent known, a specific description of the basis of its determination and the adjustments to the Initial Closing Statement that the Stockholders’ Representative believes should be made. To the extent any disagreement therewith is not described in a Stockholders’ Objection received by Surviving Corporation on or before the last day of such 30-day period, then all items described in the Initial Closing Statement delivered by the Surviving Corporation to Stockholders’ Representative shall be deemed agreed, final and binding on the parties.

(c) If Stockholders’ Representative timely delivers a Stockholders’ Objection to the Surviving Corporation and Parent, and Stockholders’ Representative and the Surviving Corporation are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in Stockholders’ Objection within thirty (30) days following the Surviving Corporation’s receipt of Stockholders’ Objection, then they shall jointly retain the CPA Firm, which, acting as an expert and neutral and not as an arbitrator, shall determine, on the basis set forth in and in accordance with this Section 1.11, and only with respect to those items or any line items within the calculation of the Closing Date Working Capital specifically described in Stockholders’ Objection, in each case, on which the Surviving Corporation and Stockholders’ Representative have not agreed (the “Disputed Items”), whether and to what extent, if any, the Merger Consideration requires adjustment. The Surviving Corporation and Stockholders’ Representative shall instruct the CPA Firm to deliver its written determination to the Surviving Corporation and Stockholders’ Representative no later than thirty (30) days after submitting the Disputed Items to it for resolution. At the time of retention of the CPA Firm the Surviving Corporation shall specify in writing to the CPA Firm and Stockholders’ Representative the amount of the Surviving Corporation’s computation of the Disputed Items and the Merger Consideration (the “Surviving Corporation’s Position”), and Stockholders’ Representative shall specify in writing to the CPA Firm and to the Surviving Corporation the amount of its computation of the Disputed Items and the Merger Consideration (the “Stockholders’ Position”). CPA Firm’s determination shall be conclusive and binding upon the Parent, Surviving Corporation, Stockholders’ Representative and Stockholders absent manifest error (which includes, for this purpose, any calculation error or failure to adhere to the terms of this Agreement). In resolving any Disputed Item, the CPA Firm may not assign a value to any Disputed Item that is greater than the greatest value claimed by the Surviving Corporation or Stockholders’ Representative at the time the CPA Firm is retained or less than the smallest value claimed for the Disputed Item by the Surviving Corporation or Stockholders’ Representative at such time. The scope of the dispute(s) to be resolved by the CPA Firm is limited to whether the Disputed Items were prepared and calculated in a manner consistent with the provisions, definitions, and Exhibits of this Agreement and mathematically accurate, and the CPA Firm is not to make any other determination unless jointly requested in writing by Stockholders’ Representative and the Surviving Corporation. All fees and expenses relating to the work, if any, to be performed by the CPA Firm (the “Merger Consideration Dispute Expenses”) will be allocated between Parent, on the one hand, and Stockholders, on the other hand, in the same proportion that the aggregate amount of the Disputed Items so submitted to the Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the CPA Firm) bears to the total disputed amount of such items so submitted. The Surviving Corporation, the Parent and Stockholders’ Representative shall cooperate with the CPA Firm during its resolution of the disagreement and make readily available to the CPA Firm all relevant personnel and Representatives, books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants, and Representatives) relating to amounts set forth in the Initial Closing Statement and Stockholders’ Objection and all other items reasonably requested by the CPA Firm in connection therewith.

(d) The Initial Closing Statement, including the Closing Balance Sheet, Closing Date Cash, Closing Date Indebtedness, Closing Date Transaction Expenses and the Closing Date Working Capital, as agreed to (or deemed to have been agreed to in accordance with the foregoing) between the Surviving Corporation and Stockholders’ Representative or as determined by the CPA Firm, as applicable, shall be conclusive and binding on all of the parties hereto absent manifest error (which includes, for this purpose, any calculation error or failure to adhere to the terms of this Agreement), and all Stockholders and shall be deemed the “Actual Closing Balance Sheet,” “Actual Cash,” “Actual Indebtedness”, “Actual Transaction Expenses” and “Actual Working Capital,” respectively, for all purposes herein.

(e) Upon completion of the calculation of the Actual Closing Balance Sheet, Actual Cash, Actual Indebtedness, Actual Transaction Expenses and Actual Working Capital in accordance with this Section 1.11, the Merger Consideration shall be recalculated, and the following adjustments (the “Merger Consideration Adjustment”) made:

(i) If the Merger Consideration calculated using the Actual Working Capital, Actual Cash, Actual Transaction Expenses and Actual Indebtedness is greater than the Merger Consideration calculated using the Estimated Working Capital, Estimated Cash, Estimated Transaction Expenses and Estimated Indebtedness, then Parent shall promptly (but in no event later than three (3) Business Days after the final determination) pay, or cause to be paid, such difference in cash to the Exchange Agent and the NWC Escrow Amount shall be released and paid to the Exchange Agent; or

(ii) If the Merger Consideration calculated using the Actual Working Capital, Actual Cash, Actual Transaction Expenses and Actual Indebtedness is less than the Merger Consideration calculated using the Estimated Working Capital, Estimated Cash, Estimated Transaction Expenses and Estimated Indebtedness, then Stockholders’ Representative shall direct the Escrow Agent to pay such difference promptly from the NWC Escrow Amount (but in no event later than three (3) Business Days after the final determination) to the Surviving Corporation.

(f) Any amounts payable pursuant to Section 1.11(e) shall be treated by all parties as adjustments to the Merger Consideration for all federal, state, provincial, local and foreign Tax purposes, and the parties agree to file their respective Tax Returns accordingly, except as otherwise required by applicable Law.

1.12 Guaranteed Consideration. Parent will pay to each Stockholder entitled to Merger Consideration additional cash equal to the number of shares of Stock Consideration held by such Stockholder as of the Guarantee Date (as hereinafter defined) multiplied by the amount by which the Guaranteed Price1 exceeds the Floor Price per share of Parent common stock, if any (the “Guaranteed Consideration”), subject to the following terms and conditions:

(a) The “Guarantee Date” means: (i) the three-year anniversary of the Closing Date, or (ii) six (6) months after the three-year anniversary of the Closing Date if Parent exercises the Extension Option (as hereinafter defined).

(b) The “Floor Price” means the average closing price per share of Parent common stock as reported on Nasdaq (or NYSE if the Parent common stock is traded on such exchange) in the fifteen (15) consecutive trading days period ending on the Guarantee Date; provided that in the event of delisting from Nasdaq or the NYSE or a bankruptcy of Parent, the “Floor Price” shall mean the price per-share equal to the Issuance Price.

(c) The “Guaranteed Price” means $6.40 per share of Parent common stock, or $7.20 per share of Parent Common Stock if, and only if, those customer(s) of the Company set forth on Schedule 1.12(c) collectively achieve over 85,000 billable devices online at any time on or before December 31, 2022; provided, however, that in the event that Parent exercises an Extension Option in Section 1.12(e) below, and the Extension Threshold Price is less than 80% of the Guaranteed Price, the Guaranteed Price shall increase by $1.00 per share.

(d) Upon the sale of all or substantially all of the equity or assets of Parent, the obligation to pay the Guaranteed Consideration shall accelerate and become due and payable as of the closing of such sale and/or acquisition. If such sale transaction includes the sale of Parent shares of common stock, the Floor Price shall be deemed to be the price at which Parent shares are sold in such sale transaction.

(e) Parent may exercise an extension option to extend the Guarantee Date from the three-year anniversary of the Closing Date to six (6) months after the three-year anniversary of the Closing if (i) the Extension Threshold Price is greater than or equal to seventy percent (70%) of the Guaranteed Price, and (ii) Parent provides written notice of its election to exercise such extension option at least ten (10) days prior to the three-year anniversary of the Closing (the “Extension Option”).

(f) Parent shall have no obligation to pay any of the Guaranteed Consideration to any Stockholder entitled to receive Merger Consideration that Transfers of its Stock Consideration in advance of the Guarantee Date, or in the event that at any time between the expiration of the Lock-up Period and the Guarantee Date, the closing price of Parent’s shares of common stock as reported on the Nasdaq meets or exceeds the Guaranteed Price for fifteen (15) consecutive trading days, having a median daily volume of at least 250,000 shares during such fifteen (15) consecutive trading day period (a “Guarantee Expiration”). The shares of Parent common stock constituting Stock Consideration shall no longer be deemed to be Stock Consideration once Transferred by a Stockholder entitled to receive Merger Consideration to any Person (and the seller or purchaser of such shares shall not be entitled to Guaranteed Consideration).

(g) Before the Guarantee Date, and so long as there has not been a Guarantee Expiration, if a Stockholder holding Stock Consideration desires to Transfer its Stock Consideration in an amount that exceeds $50,000 in a single transaction, such Person shall deliver written notice of its intent to sell, transfer or otherwise dispose of such Stock Consideration, and shall be deemed to offer to Parent such shares in advance of any sale of such Stock Consideration, at a purchase price per share equal to the higher of (i) the closing price of Parent’s shares of common stock as reported on Nasdaq on the trading day immediately prior to Parent’s receipt of such written notice, or (ii) that share price proposed to such Stockholder by an unrelated third-party buyer in an arm’s-length transaction. If Parent does not provide written acceptance of such offer before 9:30am ET on the next trading day after delivery of such written notice and offer, the Stockholder’s offer shall expire and such Stockholder may proceed with such Transfer upon the terms described in such written notice. The closing of such purchase by Parent shall close within five (5) business days after such acceptance, subject to customary documentation to be executed by Parent and such Stockholder.

(h) A Stockholder entitled to receive the Guaranteed Consideration in accordance with the terms and subject to the conditions of this Agreement, including, but not limited to, Section 1.12(f), may submit to Parent a written demand for payment at any time between the Guarantee Date and thirty (30) calendar days thereof (the date such notice is received by Parent, the “Demand Date”), and within three (3) days of receipt of such notice by Parent (the “Payment Date”), Parent shall either: (i) pay the Guaranteed Consideration to such Stockholder, or (ii) notify such Stockholder that, in conjunction with and in full satisfaction of Parent’s obligation to pay the Guaranteed Consideration to such Stockholder, that Parent shall redeem such Stock Consideration for an amount equal to the Guaranteed Price, which redemption payment shall be paid during the fourteen (14) calendar day period thereafter.

1.13 Retention Plan.

At the Closing, Parent shall establish and adopt for the benefit of key employees of the Company the retention plan in the form attached hereto as Exhibit C (the “Retention Plan”).  In connection with the foregoing, Parent shall have taken all actions necessary at or prior to Closing to adopt a grantor trust, which trust shall be considered a “rabbi trust” within the meaning of Internal Revenue Service Private Letter Ruling 8113107, in such form and context that is reasonably acceptable to the Stockholders’ Representative.  At or prior to the Closing, Parent shall have contributed to the “rabbi trust” all cash benefits that may be earned pursuant to the Retention Plan on the one and two-year anniversaries of the Closing.

1.14 Closing.

(a) Closing Date. Subject to the terms and conditions of this Agreement, the closing of the Contemplated Transactions, including the Merger (the “Closing” and the date on which the Closing actually occurs, the “Closing Date”) shall take place remotely via the electronic exchange of documents and signatures on or before January 31, 2022, provided that all of the conditions set forth in Section 6 and Section 7 shall have been satisfied or waived (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing). The Closing may take place by delivery of the items to be delivered at Closing by electronic transmission or facsimile. Subject to the provisions of Section 8, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section 1.14 (a) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. All deliveries by the parties at Closing shall be deemed to have occurred simultaneously, and none shall be effective until and unless all have occurred in accordance with this Agreement or have been waived by the applicable party.

(b) Deliveries at Closing. At the Closing:

(i) Deliveries by the Company. The Company will deliver, or cause to be delivered, to Parent:

(1) a certificate signed by the Company, certifying to the fulfillment of the conditions specified in Section 6.1 and Section 6.2;

(2) letters of resignation in form and substance reasonably acceptable to Parent and duly executed by all officers and directors, of the Company;

(3) executed payoff letters, releases or other similar instruments providing for the repayment in full of the Indebtedness of the Company, and, in each case, the release of all Encumbrances (except in each case Permitted Encumbrances) granted with respect thereto, together with all instruments, documents and UCC financing statements relating thereto;

(4) evidence, in form and substance satisfactory to Parent, that the Company Stock Plans terminated in full and all outstanding options have been terminated or exercised in full, and each shall no longer have any force or effect;

(5) a certificate of the Secretary of the Company, dated as of the Closing Date, certifying:

(a) resolutions of the Company Board (i) authorizing and approving the Contemplated Transactions, including approval of this Agreement and “agreement of merger” contained in this Agreement in accordance with the DGCL, (ii) directing that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iii) authorizing and approving the execution, delivery and performance of the Transaction Agreements to which the Company is a party;

(b) without limiting anything contained in Section 4.9, resolutions of the Stockholders evidencing the adoption of the Company Proposal;

(c) the incumbency and signatures of the officers and the Company who are executing this Agreement and any other Transaction Agreement, certificate or document delivered by them in connection with this Agreement; and

(d) The Organizational Documents of the Company.

(6) two-year non-competition and non-solicitation agreements executed by all directors and officers of the Company and those the Stockholders owning five percent (5%) or more of the Shares on a fully diluted basis;

(7) a certificate of good standing for the Company (or the local Law equivalent, if any);

(8) the Escrow Agreement, duly executed by Stockholders’ Representative;

(9) the Exchange Agent Agreement, duly executed by the Stockholders’ Representative;

(10) the Retention Plan Award Agreements in the form attached to the Retention Plan executed by the Company and each Retention Plan participant;

(11) an estoppel certificate, signed by the lessor under each of the Real Property Leases, dated no more than thirty (30) days prior to the Closing Date, in form and substance satisfactory to Parent; and

(12) written consents to the Contemplated Transactions from each lessor or other party whose consent is required under the Real Property Leases set forth on Schedule 2.12(b), in form and substance satisfactory to Parent.

(13) joinder agreements in forms reasonably acceptable to Parent, pursuant to which Stockholders entitled to receive 90% or more of the aggregate Merger Consideration agree to be bound by the terms of this Agreement, and to not sell or transfer any of the Stock Consideration during the Lock-up Period.

(ii) Deliveries by Parent and Merger Sub. Parent and Merger Sub will deliver:

(1) To the Exchange Agent, the Closing Date Merger Consideration;

(2) to Stockholders’ Representative and the Company:

(a) a certificate of the Chief Executive Officer of Parent and Merger Sub, dated as of the Closing Date, certifying: (i) resolutions of Parent and Merger Sub’s boards of directors (A) authorizing and approving the Contemplated Transactions, including approval of this Agreement and “plan of merger” contained in this Agreement in accordance with the DGCL, (B) directing that the “agreement of merger” contained in this Agreement be submitted to Parent, as Merger Sub’s sole stockholder, for adoption, and (C) authorizing and approving the execution, delivery and performance of the Transaction Agreements; (ii) resolutions of Parent, as sole stockholder of Merger Sub, adopting this Agreement, including the “agreement of merger” contained herein, and the Merger; (iii) resolutions of Parent’s board of directors authorizing and approving the Contemplated Transactions and the execution, delivery and performance of the Transaction Agreements; (iv) resolutions of Parent’s shareholders, evidencing the adoption of the Parent Proposals; and (v) the incumbency and signatures of the officers of Parent and Merger Sub who are executing this Agreement and any other certificate or document delivered by them in connection with this Agreement;

(b) a certificate of good standing of Parent and Merger Sub (or the local Law equivalent, if any);

(c) a certificate signed by Parent and Merger Sub, certifying to the fulfillment of the conditions specified in Section 7.1 and Section 7.2;

(d) the Escrow Agreement, duly executed by Parent and Merger Sub; and

(e) the Exchange Agent Agreement, duly executed by Parent.

(iii) A voting agreement executed by Slipstream Funding, LLC, Slipstream Communications, LLC, and the executive officers and directors of Parent indicating their commitment to vote in favor of the Merger in their capacity as stockholders of the Parent; and

(iv) Evidence detailing that Nasdaq has reviewed and approved Parent’s notice of listing of additional shares with respect to the Stock Consideration, and that the Form S-4 Registration Statement has been declared and remains effective with the SEC.

II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce Parent and Merger Sub to enter into and perform this Agreement and to consummate the Contemplated Transactions, including the Merger, the Company represents and warrants to Parent and Merger Sub as follows as of the date hereof and as of the Closing Date:

2.1 Organization; Organization Documents.

(a) Organization. The Company is (i) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) with all requisite power (corporate or otherwise) and authority to own and operate its properties and to carry on its business as presently conducted, and (iii) duly qualified and in good standing as a foreign entity authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except, in the case of this clause (iii), in such cases where the lack of said authorization or qualification has not had and would not have, individually or in the aggregate, a Material Adverse Effect; all of such jurisdictions are listed on Schedule 2.1(a).

(b) Organizational Documents. The Company has made available to Parent in the Data Room complete and accurate copies of its Organizational Documents.

2.2 Capitalization of the Company; Title to Shares.

(a) Capital Stock. All of the authorized capital stock of the Company is 62,872,443 total shares, which consists of (i) 35,000,000 shares of Common Stock, of which, as of the date of this Agreement and the Closing Date, 6,258,505 shares of common stock were issued and outstanding and no shares were held in the treasury of the Company, and (ii) 27,872,443 shares of Preferred Stock, par value $0.001 per share, 3,000,000 shares of which have been designated as Series A Preferred, 2,472,443 shares of which have been designated as Series B Preferred, 10,400,000 shares of which have been designated as Series C Preferred, 8,000,000 shares of which have been designated as Series C-1 Preferred, and 4,000,000 shares of what have been designated as Series D Preferred, and, as of the date of this Agreement and the Closing Date, 3,000,000 shares of Series A Preferred were issued and outstanding, 2,472,443 shares of Series B Preferred were issued and outstanding, 3,727,613 shares of Series C Preferred were issued and outstanding, 8,000,000 shares of Series C-1 Preferred were issued and outstanding, and 4,000,000 of Series D Preferred were issued and outstanding.

(b) Schedule 2.2(b) sets forth a complete and accurate list, as of the date of this Agreement and the Closing Date, of all issued and outstanding Equity Securities of the Company, showing the number of Equity Securities, and the class or series of such Equity Securities, held by each holder and (for shares other than Common Stock) the number of shares of Common Stock (if any) into which such shares are convertible. All of the issued and outstanding Equity Securities of the Company have been and on the Closing Date will be duly authorized, validly issued, fully paid, nonassessable, issued in compliance with applicable Laws and the Organizational Documents of the Company and free of all Encumbrances.

(c) Schedule 2.2(c) sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number and type of Equity Security of the Company issued to date under each such Company Stock Plan, the number and type of Equity Security of the Company subject to outstanding Options under each such Company Stock Plan and the number and type of Equity Security of the Company reserved for future issuance under each such Company Stock Plan, and (ii) all holders of outstanding Equity Securities of the Company, indicating with respect to each holder, the number and type of Equity Security of the Company outstanding under the Company Stock Plan and, if applicable, the exercise or strike price thereof. Except as set forth on Schedule 2.2(c), no Equity Securities of the Company were issued, reserved for issuance or are outstanding under any Company Stock Plan.

(d) Encumbrances, etc. Except as set forth on Schedule 2.2(d), there are no outstanding Contractual Obligations to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold Equity Securities of the Company, or otherwise with respect to the Equity Securities of the Company. There are no outstanding Contractual Obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire any of the Shares or other Equity Securities of the Company or any other Person, or otherwise make any investment (in the form of equity, debt or otherwise) in any Person.

2.3 Subsidiaries.

(a) Except as set forth on Schedule 2.3(a), the Company has never had any Subsidiaries and currently has no Subsidiaries.

(b) Except as set forth on Schedule 2.3(b), the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

2.4 Power and Authorization.

The Company has all requisite power and authority to execute and deliver this Agreement and, to the extent it is a party thereto, each other agreement, document, instrument or certificate contemplated by this Agreement, or to otherwise be executed by it, or any of them, in connection with the consummation of the Contemplated Transactions (including the Letter of Transmittal and the Escrow Agreement) (the “Transaction Agreements”), and to consummate the Contemplated Transactions. The execution and delivery by the Company of this Agreement and each Transaction Agreement to which it or any of them is a party and the consummation by each Stockholder that is not a natural person and the Company of the Contemplated Transactions has been duly and properly authorized, and no other authorization on its part is necessary to authorize the execution and delivery of this Agreement and the Transaction Agreements (as applicable), or to consummate the Contemplated Transactions. This Agreement has been and each Transaction Agreement (as applicable) will be at or prior to Closing duly executed and delivered by the Company and Stockholders’ Representative, and this Agreement constitutes and the Transaction Agreements will constitute the legal, valid and binding obligations of the Company and Stockholders’ Representative, Enforceable against such parties in accordance with its and their terms, except as limited by the Enforceability Exceptions.

2.5 Consents and Approvals.

Except as set forth on Schedule 2.5, no consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or Person on the part of the Company is required for, or in connection with, (a) the execution, delivery and performance of this Agreement and the Transaction Agreements, (b) the consummation of the Contemplated Transactions or (c) the transfer of any material Contractual Obligation as a result of a change in the Company’s ownership.

2.6 Noncontravention.

Except as disclosed on Schedule 2.6, none of the execution, delivery and performance by the Company of this Agreement, the Transaction Agreements or the consummation of the Contemplated Transactions will:

(a) violate any provision of any Law applicable to the Company;

(b) conflict with, result in a breach or violation of, default under, or give rise to a right for any third-party to accelerate, terminate or limit any rights under or obtain any prepayment penalty under (in any such case, with or without notice, lapse of time or both) any material Contractual Obligation of the Company;

(c) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset, other than Permitted Encumbrances;

(d) result in a breach or violation of, or default under, the Organizational Documents of the Company; or

(e) require any action by (including any authorization, consent or approval) or in respect of (including notice to) any Person under any material Contractual Obligation of the Company.

2.7 Financial Statements.

(a) Financial Statements. Attached to Schedule 2.7(a) is a complete and correct copy of the consolidated balance sheet of the Company (the “Most Recent Balance Sheet”), as of September 30, 2021 (the “Most Recent Balance Sheet Date”) and September 30, 2020 and the related consolidated statements of income and operation of the Company for the nine months then ended (together with the Most Recent Balance Sheet, the “Interim Financials”). In addition, attached to Schedule 2.7(a) is a complete and correct copy of the consolidated audited balance sheet of the Company as of December 31, 2020 and 2019, and the related audited consolidated statements of income, operation, changes in equity and cash flows of the Company, for the fiscal years then ended, accompanied in each case by any notes thereto and the report of the independent registered certified public accounting firm (collectively, the “Audited Financials,” and together with the Interim Financials and the financial statements provided pursuant to Section 4.8, the “Financials”). Since January 1, 2021, (i) the Company has not distributed, sold or otherwise disposed of any material Assets other than in the Ordinary Course of Business, and (ii) the Company has not made or paid any cash distributions or dividends other than those contemplated by this Agreement.

(b) Compliance with GAAP. The Financials (1) are complete and correct in all material respects and were prepared in accordance with the books and records of the Company and (2) have been prepared in accordance with GAAP (except, in the case of the Interim Financials, for the omission of footnotes and normal year-end adjustments, none of which are, or would be, individually or in the aggregate, material). The Financials fairly present, in all material respects, the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of the operations of the Company for the respective periods covered thereby. The Financials contained adequate reserves for the realization of all Assets and for all Liabilities in accordance with GAAP as of the date thereof.

(c) Indebtedness; Guarantees. The Company has no Indebtedness except as set forth on Schedule 2.7(c). For each item of Indebtedness, Schedule 2.7(c) correctly sets forth the debtor, the principal amount of the Indebtedness as of the date hereof, the creditor, the maturity date and the collateral, if any, securing the Indebtedness. The Company does not have any Liability in respect of a Guarantee of any Liability of any other Person.

2.8 Absence of Undisclosed Liabilities.

The Company does not have any Liability of any kind, character or description, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether disputed or undisputed, whether secured or unsecured, whether due or to become due, except for (a) those which are adequately reflected or reserved against in the Most Recent Balance Sheet, (b) Current Liabilities, which have been incurred in the Ordinary Course of Business consistent with past practice since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or applicable Law and none of which is material, individually or in the aggregate), (c) Current Liabilities taken account in connection with the calculation of Working Capital, and (d) those Liabilities set forth on Schedule 2.8.

2.9 Absence of Certain Developments.

Except as set forth on Schedule 2.9, since January 1, 2021, the Business has been conducted in the Ordinary Course of Business and:

(a) the Company has not (i) amended its Organizational Documents or (ii) issued, sold, granted, awarded or otherwise disposed of any Equity Security (except as contemplated by this Agreement);

(b) the Company has not split, combined or reclassified any shares of its capital stock or declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or made any changes with respect to its capital structure;

(c) the Company has not sold, leased, licensed, transferred or otherwise disposed of any of its Assets or property (including any shares or other Equity Securities or other securities of any corporation, partnership, association or other business organization or division thereof);

(d) the Company has not abandoned, dedicated to the public, or affirmatively failed to take any action necessary to preserve the validity of any material Company Owned Intellectual Property or Permit;

(e) the Company has not changed the nature or scope of the Business in any material respect or commenced any new business not being ancillary or incidental to the Business or taken any action to alter its organizational or management structure;

(f) the Company has not permitted any of the Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

(g) there has been no loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset;

(h) the Company has neither increased the compensation payable or paid to nor terminated, laid off or materially reduced the compensation of, whether conditionally or otherwise, (i) any Company Employee, Company Independent Contractor or agent, or (ii) any officer or manager of the Company;

(i) the Company has not adopted, entered into, terminated or amended any Employee Plan;

(j) the Company has not made any change in its methods of accounting or accounting practices (including with respect to reserves) or its pricing policies, cash management, payment or credit practices, policies and/or procedures;

(k) the Company has not filed any amended Tax Return;

(l) the Company has not terminated or closed any Facility, business or operation;

(m) no customer or supplier required to be disclosed on Schedule 2.23 has canceled, terminated, materially modified or substantially reduced its purchases, sales or commitments to do so, as applicable, or, to the Company’s Knowledge, threatened in writing to do any of the foregoing;

(n) the Company has not failed to maintain any of its material Assets in accordance with the standards of the manufacturer or any other Governmental Authorities;

(o) the Company has not acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any Person or acquired any capital asset or related capital assets (except as contemplated by this Agreement); ;

(p) the Company has not (i) entered into, amended or terminated, (ii) taken or omitted to take any action that would constitute a violation of or default under or (iii) waived any rights under, any Contractual Obligation with any customer or supplier required to be disclosed on Schedule 2.23, other than amendments to Contractual Obligations with customers in the Ordinary Course of Business;

(q) the Company has not threatened, commenced or settled any Action;

(r) the Company has not entered into any Contractual Obligation that purports to limit, curtail or restrict the Business or the kinds of businesses which it may conduct, or the Persons with whom it can compete in any market or geographical area or during any period of time or otherwise limit or restrict the ability of the Company to engage in the Business or any line of business or business activity (including employment);

(s) the Company has not changed the amount of, or terminated, any insurance coverage;

(t) the Company has not accelerated the payment of, or granted any discount or allowance in excess of $10,000 regarding, any Accounts Receivable;

(u) the Company has not delayed the payment of any accounts payable of the Business;

(v) the Company has not entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 2.9; and

(w) no event or circumstance has occurred which has had, will have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.10 Assets.

(a) Ownership of Assets. The Company has sole and exclusive, good and marketable title to, or, in the case of Assets held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable (except as limited by the Enforceability Exceptions) leasehold interest in, or right to use all of its Assets. Except as disclosed on Schedule 2.10(a), none of the Assets is subject to any Encumbrance other than Permitted Encumbrances.

(b) Sufficiency of Assets. The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to conduct the Business as now conducted.

2.11 Accounts Receivable.

All Accounts Receivable reflected on the Most Recent Balance Sheet and in the records and books of account of the Company since the Most Recent Balance Sheet Date through the Closing Date, including, but not limited to, those Accounts Receivable reflected on the Actual Closing Balance Sheet, represent legal, valid, binding and Enforceable obligations to the Company and are not subject to any contests, claims, counterclaims or setoffs. As of September 30, 2021, (a) no account debtor or note debtor is delinquent for payments in excess of any accrued reserve set forth on the Actual Closing Balance Sheet or for more than ninety (90) days, (b) no account debtor or note debtor has refused or threatened to refuse to pay its obligations to the Company for any reason, or has otherwise made a claim to set-off or similar claim, and (c) to the Company’s Knowledge, no account debtor or note debtor is insolvent or bankrupt.

2.12 Real Property.

(a) The Company does not own a fee title interest in any real property or other interest in real property, other than a leasehold interest under the Real Property Leases (defined below). Schedule 2.12(a) describes each leasehold interest in real property leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by the Company (such leased real property is referred to as the “Real Property”), and specifies the address of the Real Property, the full legal name of each of the lessor(s) of such Real Property, and identifies each lease or any other Contractual Obligation under which such Real Property is leased or otherwise occupied by the Company (the “Real Property Leases”). Except as described on Schedule 2.12(a), there are no written or oral subleases, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupy any of the Real Property, and there is no Person (other than the Company and/or any lessee(s) of the Real Property specifically identified on Schedule 2.12(a)) in possession of the Real Property. The Real Property Leases represent legal, valid, binding and enforceable leasehold interests of the Company in and to the Real Property, as applicable, and any and all Facilities located thereon, free and clear of all Encumbrances other than Permitted Encumbrances. Schedule 2.12(a) sets forth a description of all material leasehold improvements for the Real Property, and, except to the extent such improvements are the property of the landlord under such applicable lease, the Company has good and marketable title to such leasehold improvements, free and clear of all liens and encumbrances, except Permitted Encumbrances.

(b) The Real Property Leases do not impose restrictions on any portion of the Business that interfere with the Business in any material respect. The Company is not obligated to pay any leasing or brokerage commission as a result of the Contemplated Transactions. The Company has made available in the Data Room true, correct and complete copies of all of the Real Property Leases, including all amendments and modifications thereto, and the Company has otherwise made available to Parent in the Data Room true, correct and complete copies of all guaranties, notices, memoranda of lease, estoppel certificates, instruments of title, plats, surveys, title abstracts, title insurance policies, and subordinations, nondisturbance and attornment agreements related to the Real Property Leases to the extent such items exist. Except as set forth on Schedule 2.12(b), (i) no consents or approvals are required to be obtained under the Real Property Leases in connection with the Contemplated Transactions, including from the landlord(s) thereunder, and (ii) the consummation of the Contemplated Transactions will not result in a breach of or default under any Real Property Leases, or otherwise cause any Real Property Lease to cease to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing.

(c) Neither the Company, nor, to the Company’s Knowledge, any landlord under the Real Property Leases is in breach or default under any of the Real Property Leases, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Real Property Leases by the Company or, to the Company’s Knowledge, any landlord. No security deposit or portion thereof deposited with respect to such Real Property Leases has been applied in respect of a breach or default under such Real Property Leases which has not been redeposited in full.

(d) The Real Property is in compliance in all material respects with all applicable building, zoning, subdivision, health and safety, and other land use Laws, including, without limitation, The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property, and the use or occupancy of the Real Property or operation of the Business thereon does not violate any Laws. There is no pending, or to the Company’s Knowledge, anticipated change in any Laws that will have a material adverse effect on the Real Property Leases, use, or occupancy of any Real Property or any portion thereof in the continued operation of the Business.

2.13 Tangible Personal Property.

All of the fixtures and other improvements to the Facilities and/or the Real Property included in the Assets (including any Facilities) and all of the tangible personal property other than inventory included in the Assets (the “Equipment”) (a) are adequate in all material respects and suitable for their present and intended uses, (b) are in good working order, operating condition and state of repair, reasonable wear and tear excepted, (c) have no material defects and (d) have been maintained in all material respects in accordance with the standards of the manufacturer thereof and/or any other Governmental Authority.

2.14 Intellectual Property.

(a) Schedule 2.14(a) identifies: (i) all Intellectual Property Registrations that have been issued to or are otherwise owned by the Company (collectively, “Company Owned Intellectual Property Registrations”) and material unregistered Intellectual Property (other than Trade Secrets) owned by the Company (together, with Company Owned Intellectual Property Registrations, the “Company Owned Intellectual Property”); and (ii) Intellectual Property that has been licensed to the Company by a third party or that is otherwise used by the Company but is not owned by the Company (“Company Licensed Intellectual Property”) (although included in Company Licensed Intellectual Property, Schedule 2.14(a) excludes currently-available, “off the shelf” or similar Software programs, the total fees associated with which are less than $50,000 per license per year (“OTS Licenses”). All such Company Owned Intellectual Property Registrations are valid and enforceable and all such Company Owned Intellectual Property Registrations are in full force and effect.

(b) The Company has made available to Parent in the Data Room true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Contractual Obligations (including a listing of OTS Licenses) of the Company pertaining to Company Intellectual Property or the Company’s license or use of any material Intellectual Property (collectively and as applicable, the “Company IP Agreements”), including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Company’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or except as set forth in Schedule 2.14(c), require the consent of or additional compensation to any other Person in respect of, the Company’s right to own or use any Company Owned Intellectual Property or any material Intellectual Property licensed to the Company.

(d) Except as set forth on Schedule 2.14(d), all Company Intellectual Property will be owned or available for use, as applicable, by the Surviving Corporation immediately following the Closing on identical terms (including duration) and conditions as it was immediately prior to the Closing. The Company is the sole and exclusive, legal and beneficial, and with respect to the Company Owned Intellectual Property Registrations, record, owner of all right, title, and interest in and to the Company Owned Intellectual Property, and has the valid and enforceable right to use all other material Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of any Encumbrances, other than Permitted Encumbrances. The Company Intellectual Property constitutes all material Intellectual Property necessary to conduct the Business in the manner currently conducted by the Company.

(e) The Company has maintained in confidence all Trade Secrets and confidential information comprising a part of the Company Owned Intellectual Property. The Software and computer hardware forming part of the Company Technology used in the Customer Offerings or Internal Systems (the “Company IT Systems”): (i) has commercially reasonably appropriate security, back-ups, disaster recovery arrangements, and hardware and software support and maintenance to mitigate the risk of material error, breakdown, failure or security breach occurring and to protect against such events causing a material disruption to any portion of the Business; and, (ii) does not contain viruses, Trojan horses, back doors or other malicious code. All Company IT Systems are in good working condition, are sufficient for the operation of the Company’s business as currently conducted and perform in accordance with their specifications. Except as set forth on Schedule 2.14(e), there has been no (i) actual security breach, or unauthorized use, access, disruption or intrusion, of any of the Company IT Systems or (ii) misuse, theft or unauthorized access or use of information processed or maintained by the Company IT Systems that could reasonably be expected to cause a Material Adverse Effect. The Company has conducted commercially reasonable data security testing or audits and have resolved or remediated any material data security issues or vulnerabilities identified during such testing or audits.

(f) To the Company’s Knowledge, the conduct the Business in the manner currently conducted by the Company does not infringe, violate, or misappropriate any Intellectual Property rights of any third party. Schedule 2.14(f) lists any written complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received in writing by the Company in the three (3) years prior to Closing, alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received in writing by the Company from any reseller, distributor, customer, user or any other third party

(g) To the Company’s Knowledge, no Person is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property that is licensed to the Company. There are no Actions (including any opposition, cancellation, revocation, review or other proceeding, but excluding office actions issued by patent offices, which are listed in Schedule 2.14(g)), whether settled, pending or, to the Company’s Knowledge, threatened in writing: (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property; or (iii) by the Company alleging any infringement, misappropriation or other violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property that could reasonably be expected to cause a Material Adverse Effect.

(h) The Company has not licensed, distributed or disclosed, and as of the date of this Agreement knows of no distribution or disclosure by others (including any Company Employee) of, the Company- Source Code owned by the Company to any Person, except pursuant to the agreements listed on Schedule 2.14(h), and the Company has taken commercially reasonable physical and electronic security measures to prevent the unauthorized disclosure of such Company Source Code.

(i) The Company has complied with the requirements of licenses for Open Source Materials, and none of the Customer Offerings are subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license) that: (i) would or does require, or would or does condition the use or distribution of such Customer Offering on, the disclosure, licensing or distribution of any source code for any portion of such Customer Offering; (ii) grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property or (iii) would or does otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any Customer Offering.

(j) Except as set forth on Schedule 2.14(j), each Company Employee and Company Independent Contractor who has contributed to the research, development, conception, reduction to practice, authorship, creation, modification or improvement of any Intellectual Property in the course of such Company Employee’s employment by, or such Company Independent Contractor’s work for, the Company (the “Company-Funded IP”), including any Company Owned Intellectual Property, in whole or in part, has either (i) done so in the course of and in the scope of his or her employment or engagement with the Company, such that pursuant to applicable Law all Intellectual Property arising therefrom has become the exclusive property of the Company, as applicable and (ii) signed binding, valid and enforceable written agreements with the Company whereby such employee or independent contractor (1) ensures the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of their employment or engagement with the Company; (2) assigns to the Company the employee’s or independent contractor’s ownership interest in or to such Intellectual Property; and (3) to the extent any right, title and interest in such Intellectual Property cannot be assigned to the Company, grants the Company an exclusive, perpetual, royalty-free, transferrable, irrevocable, worldwide license to such Intellectual Property. The Company has provided Parent with true and complete copies of all such written agreements. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company Owned Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars, and there are no claims or interests of third parties (including current and former Company Employees or Company Independent Contractors) alleging ownership interests in any such Intellectual Property.

(k) Other than as set forth in Schedule 2.14(k), the Company has not received or has any outstanding applications for any support, funding, resources or assistance from any Governmental Authority, quasi-governmental agency or funding source, government-owned institution, university, college, other educational institution or research center that was used to develop any Company Owned Intellectual Property.

(l) The Company has not (i) disclosed or transferred any personal information from Persons that reside in the European Economic Area or (ii) engaged any third party in the European Economic Area to store, use, process, disclose or transfer any personal information on behalf of the Company.

(m) The Company has complied in all material respects with, and is in compliance in all material respects with, all applicable Laws, all Contractual Obligations and commitments, and all internal or publicly posted policies, notices, and statements, in each case, with respect to the collection, use, maintenance, processing, storage, transfer, disclosure and security of personally identifiable information and personal data of natural persons (“Personal Data”), privacy and data protection in the conduct of the Business. The Company maintains commercially reasonable administrative, physical, and technical security measures designed to protect Personal Data it holds or maintains from data security breaches resulting in loss of such Personal Data, or unauthorized access, use, acquisition, modification, or disclosure of such Personal Data (each, a “Data Security Breach”). Except as set forth on Schedule 2.14(m), in the past five (5) years, the Company has not (i) experienced any actual, alleged, or suspected Data Security Breach or other security incident involving Personal Data in its possession or control or (ii) received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of Personal Data or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or Data Security Breach notification, and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such Action. Each online site of the Company has posted terms of use and a privacy policy that accurately reflects the Company’s practices concerning the processing of Personal Data collected by or through such site. No disclosure of any Data Security Breach or network security breach, or any unauthorized access to, misuse of or theft of any Personal Data, in each case that is required to be disclosed under applicable privacy Law, has been or should have been made by the Company to any Governmental Authority or affected Person. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement comply with all applicable privacy Laws and contractual obligations applicable to the Company relating to personal information and with the publicly facing privacy policies of the Company.

2.15 Legal Compliance; Permits.

(a) Compliance. Except as disclosed on Schedule 2.15(a), the Company and the Business is and has been operated in compliance with its Organizational Documents and, for the past five (5) years, in all material respects, with all applicable Law.

(b) Permits. The Company and, to the Company’s Knowledge, each of its officers, directors and key employees, have been duly granted all Permits under all applicable Law necessary for the conduct of the Business. Schedule 2.15(b) lists each Permit affecting, or relating to, or necessary in connection with the Assets or the Business, together with the Governmental Authority or other Person responsible for issuing such Permit. Except as disclosed on Schedule 2.15(b): (i) such Permits are valid and in full force and effect; (ii) the Company is not in material breach or violation of, or default under, any such Permit; (iii) the Company has properly and validly completed in all material respects all filings and registrations that are required for the operation of its Business; and (iv) such Permits shall remain in full force and effect immediately after the Closing. There is no investigation or Action pending or, to the Company’s Knowledge, threatened that would result in the termination, revocation, suspension, restriction or nonrenewal of any such Permit or the imposition of any fine, penalty or other sanctions for material violation of any applicable Law relating to any such Permit.

2.16 Capital Expenditures and Investments.

The Company’s outstanding Contractual Obligations and budget for capital expenditures and Investments are set forth on Schedule 2.16, and the Business has been operated in compliance, in all material respects, with such outstanding Contractual Obligations and budget, which is commercially reasonable in light of the Business as currently conducted and as currently proposed to be conducted by the Company.

2.17 Employee Benefit Plans.

(a) Schedule 2.17(a) contains a true, correct and complete list of each Employee Plan in effect as of the date hereof.

(b) With respect to each Employee Plan, the Company has made available to Parent in the Data Room a current, true and complete copy (or, to the extent no such copy exists, an accurate description) thereof of the following (to the extent applicable): (i) the most recent plan documents, trust agreements, contracts and/or agreements relating to any Employee Plan and any amendments thereto; (ii) the most recent determination letter for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the most recent summary plan description and any material modifications made thereto; and (iv) for the three (3) most recent years (1) the Form 5500 and attached schedules, (2) financial statements, (3) actuarial valuation reports and (4) any nondiscrimination testing results.

(c) Except as disclosed on Schedule 2.17(c): (i) each Employee Plan has been established and administered in accordance with each such Employee Plan’s terms, the applicable provisions of ERISA, the Code and other applicable Laws, in each case, in all material respects; (ii) each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination opinion or advisory letter from the IRS as to its qualification thereunder, and, to the Company’s Knowledge, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualified status; (iii) no event has occurred and, to the Company’s Knowledge, no condition exists that would reasonably be expected to subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any Liability imposed by ERISA, the Code or other applicable Law with respect to any Employee Plan; (iv) the Company does not have any current or projected Liability in respect of post-employment, post-service or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company, except as required under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law; and (v) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Employee Plan.

(d) No Employee Plan is, or has been: (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code or (ii) a multiple employer plan as described in Section 413(c) of the Code.

(e) Neither the Company nor any of its ERISA Affiliates has maintained, established, contributed to, been obligated to contribute to, or has any Liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to any multiemployer plans within the meaning of Section 3(37) of ERISA.

(f) With respect to each Employee Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s Knowledge, threatened; (ii)  no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims; and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other governmental agencies are pending, in progress or, to the Company’s Knowledge, threatened (including any routine requests for information from the Pension Benefit Guaranty Corporation).

(g) Except as set forth on Schedule 2.17(g), none of the execution, delivery or performance of this Agreement, approval of this Agreement by the Company’s board of directors, or the Contemplated Transactions (whether alone or in connection with any subsequent event(s)), will (i) result in severance pay, termination indemnity or any similar payment or any increase in severance pay, termination indemnity or any similar payment, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Employee Plan (iii) increase the amount payable or result in any other material obligation to any Company Employee under any Employee Plan or (iv) limit or restrict the right of the Company to merge, amend or terminate any of the Employee Plans.

(h) None of the execution, delivery or performance of this Agreement, approval of this Agreement by the Company’s board of directors, or the Contemplated Transactions (whether alone or in connection with any subsequent event(s)), will result in payment to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

2.18 Environmental Matters.

(a) The Company has complied, and is in compliance, in all material respects with all applicable Environmental Laws. Except as set forth on Schedule 2.18(a), the Company has not received any written order, notice, report or other communication of any actual or potential violation or failure by the Company to comply with any Environmental Laws.

(b) The Company has not received any notice that there are any pending or threatened Actions or Encumbrances resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting the Real Property, any of the Facilities or any other properties and Assets (whether real, personal or mixed) owned or operated by the Company.

(c) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or exposed any Person to, any Contaminants, or owned or operated any property or facility that is or has been contaminated by any Contaminants, including, without limitation, the Real Property and the Facilities, in each case so as to give rise to any current or future Liability of the Company pursuant to any Environmental Laws.

2.19 Taxes.

(a) All Income Tax Returns and other material Tax Returns required to be filed by, or with respect to, the Company have been prepared and timely filed (taking into account any available extensions) in accordance with all applicable Laws. All of those Tax Returns are true, correct and complete in all material respects. All material Taxes imposed on the Company, whether or not shown on a Tax Return, have been paid within the time and in the manner prescribed by applicable Law.

(b) The Company has made available to Parent in the Data Room true, accurate and complete copies of all Income Tax Returns filed by or with respect to the Company for the past three (3) years.

(c) Except as set forth on Schedule 2.19(c), no written agreement or document extending the period of assessment or collection of any Tax payable by the Company is currently in effect, and there are no currently outstanding requests or demands to extend or waive any period of limitations. No audit or other proceeding by any Taxing Authority is pending or has been threatened in writing with respect to any Income Taxes, other material Texas or Tax Returns of the Company.

(d) There are no Encumbrances, other than Permitted Encumbrances, on any of the Assets.

(e) The accruals and reserves for unpaid Taxes of the Company (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) specifically set forth and included in the Financials and on the Actual Closing Balance Sheet are adequate in accordance with GAAP to fully cover all Taxes accrued or accruable through the date hereof, and the reserves for Taxes, as adjusted for operations and transactions and the passage of time through the Closing Date, will be adequate to cover the unpaid Taxes of the Company accruing through the Closing Date. The Company does not have any Liability for Income Taxes or other material Taxes incurred after the date of the Interim Financials other than Taxes incurred by it in the Ordinary Course of Business.

(f) The Company (i) has not been a member of an Affiliated Group for Tax purposes other than the Affiliated Group the common parent of which is the Company, (ii) has not acquired stock in a corporation in a transaction subject to Treasury Regulations Section 1.1502-36, (iii) has no liability for Taxes of any other Person (A) under Treasury Regulations Section 1.1502-6 (or any comparable provision of Tax Law) other than as a result of being a member of the Affiliated Group the common parent of which is the Company, (B) as a transferee or successor, (C) by Contractual Obligation (other than pursuant to a credit or other commercial agreement the primary purpose of which does not relate to Taxes that provides for Tax indemnity obligations) or (D) by operation of Law or otherwise and (iv) is not and has never been a party to or bound by or had any Liability or potential Liability with respect to any Tax Sharing Agreement (other than a credit or other commercial agreement the primary purpose of which does not relate to Taxes that provides for Tax indemnity obligations).

(g) Except as set forth on Schedule 2.19(g), no claim in writing has been made by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(h) Except as set forth on Schedule 2.19(h), the Company has complied with all applicable Laws relating to the collection and withholding of Income Taxes and other material Taxes (including all information reporting and record keeping requirements), and the Company has duly and timely paid over to the appropriate Taxing Authority all amounts of those Taxes.

(i) The Company has not been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free or partly tax-free treatment under Section 355 of the Code.

(j) No written closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) (or any similar or corresponding provision of any state, local or non-U.S. Law) has been entered into by or with respect to the Company.

(k) The Company is not a partnership, a partner in a partnership or a party to any joint venture, contract or other arrangement that could be treated as a partnership for U.S. federal income tax purposes.

(l) The Company has not consummated or participated in, or is currently participating in any transaction that was or is a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b).

This Section 2.19 and the relevant provisions of Section 2.17 (to the extent related to Taxes) contain the sole and exclusive representations and warranties of the Company with respect to any Tax matters, including any arising under any Tax Returns. Notwithstanding any other representations and warranties in this Agreement, no representation or warranty is being made regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company (e.g., tax basis of assets or net operating losses) arising in any Pre-Closing Tax Period (each, a “Tax Attribute”), or the ability of Parent or any of its Affiliates to utilize such Tax Attributes after the Closing. The foregoing shall not limit or impair the contractual obligations of the parties set forth in Article X.

2.20 Contracts.

(a) Contracts. Except as disclosed on Schedule 2.20(a) (the “Disclosed Contracts”), neither the Company nor any Asset is bound by, nor is the Company a party to:

(i) any Contractual Obligation (or group of related Contractual Obligations) for the purchase or sale of inventory, raw materials, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, (1) for which the Company was paid in excess of $125,000 for the 2020 fiscal year or for the nine months ended September 30, 2021, or (2) with respect to any such Contractual Obligation between the Company and a customer, if such Contractual Obligation (or group of related Contractual Obligations) is in respect of a customer that generated (or would generate upon satisfaction of such Contractual Obligation) aggregate revenues with respect to such customer to the Company, on a consolidated basis, equal to or in excess of $125,000 for the 2020 fiscal year or for the nine (9) month period ended September 30, 2021;

(ii) (1) any capital lease or (2) any other lease or other Contractual Obligation relating to the Equipment providing for annual rental payments in excess of $50,000, under which any Equipment is held or used by the Company;

(iii) any Contractual Obligation relating to the lease or license of any Asset, including Technology and Intellectual Property (and including all customer license and maintenance agreements), other than (1) Real Property Leases or leases relating to the Equipment, (2) Contractual Obligations that are otherwise included on Schedule 2.20(a) and (3) Contractual Obligations that include the license of Company Technology and are entered into by the Company in the Ordinary Course of Business;

(iv) any Contractual Obligation for the purchase or sale of products or for the furnishing or receipt of services (1) which involves one of the Company’s ten (10) largest customers (as determined based on the Company’s revenue for the 2020 fiscal year), (2) which involves annualized expenditure of more than $50,000, or (3) in which the Company has granted manufacturing rights, “most favored nation” or “best price” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(v) any Contractual Obligation relating to the acquisition or disposition of (i) any business or Person (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any Asset, in each case, other than in the Ordinary Course of Business and other than the transaction contemplated hereby;

(vi) any Contractual Obligation concerning or consisting of a partnership, limited liability company or joint venture agreement or any other relationship involving the sharing of profits, losses or costs;

(vii) any Contractual Obligation to purchase goods or services exclusively from a Person or Persons or purchase a minimum amount of goods or services (exceeding $50,000 per year) from a Person or Persons, or all or a portion of the supply of certain goods or services utilized by the Company (exceeding $50,000 per year) from a given Person or Persons;

(viii) any Contractual Obligation involving any obligation on the part of the Company to refrain from competing with any Person, from soliciting any employees, independent contractors or customers of any Person or from conducting any other Lawful commercial activity (including in any geographic region);

(ix) any Contractual Obligation under which the Company is, or may incur any severance pay, retention or special compensation obligations which would become payable by reason of this Agreement or the Contemplated Transactions (whether payable at the Closing or thereafter);

(x) any Contractual Obligation providing for the employment of any Company Employee or consultancy or an agreement of any Company Independent Contractor on a full-time, part-time, consulting or other basis, relating to a currently effective Contractual Obligation with a former Company Employee or otherwise (i) providing base compensation that is in excess of $125,000 per annum or provides for commissions, bonuses, fees or other non-base compensation, or (ii) that is not terminable without penalty on less than ninety (90) days’ notice (other than, in the case of (i) and (ii), an offer letter setting forth the terms of an at will employment arrangement with no severance obligations or an Employee Plan disclosed on Schedule 2.17(a));

(xi) any Contractual Obligation under which the Company has advanced or loaned an amount to any of its Affiliates, Company Employee or Company Independent Contractor (other than travel allowances or similar items in the Ordinary Course of Business);

(xii) any Contractual Obligation with any current or former officer, director or stockholder of the Company or any Affiliate thereof that is not related to such Person’s employment or termination of employment;

(xiii) any settlement, conciliation or similar Contractual Obligations imposing any Contractual Obligation on the Company after the Closing Date;

(xiv) any Contractual Obligation that would reasonably be expected to have the effect of prohibiting or impairing, in any material impact, the conduct of the Business as currently conducted and as currently proposed to be conducted;

(xv) any Contractual Obligation that purports to limit, curtail or restrict any kind of business which the Company or the Business may conduct, or the Persons with whom it can compete in any market or geographical area or during any period of time or otherwise limit or restrict the ability of the Company or the Business to engage in any line of business or business activity (including employment); or

(xvi) any Contractual Obligation not otherwise disclosed on Schedule 2.20(a) and (A) pursuant to which the Company has an aggregate future Liability to any Person in excess of $100,000, (B) entered into other than in the Ordinary Course of Business or other than on arms-length terms, (C) that is material to the conduct or operation of the Business, or (D) containing any “change of control” or similar provision that may be triggered by the Contemplated Transactions.

(b) Breach, etc. Neither the Company nor, to the Company’s Knowledge, any other party to any Disclosed Contract is in material breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract (including all material warranty obligations or otherwise), nor to the Company’s Knowledge, has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a material breach or violation of, or default under, any Disclosed Contract (including all material warranty obligations or otherwise). The Company has not received written notice from any other party to any Disclosed Contract or to the Company’s Knowledge has any reason to believe that such party intends to terminate, breach or default under such Disclosed Contract. No party to any Disclosed Contract has given the Company notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof.

(c) Standard Form Contracts. True and complete copies of each standard-form contract used by the Company in the Ordinary Course of Business has been made available to Parent in the Data Room.

2.21 Litigation; Governmental Orders.

(a) Litigation. Except as disclosed on Schedule 2.21(a)(i), there is no, and has not been within the prior three (3) years, any Action to which the Company is a party (whether as plaintiff, defendant or otherwise) or to which its Assets are subject is pending, or to the Company’s Knowledge, threatened. Except as disclosed on Schedule 2.21(a)(ii), there is no Action that the Company or Stockholder (with respect to such Stockholder, related to the Business) presently intends to initiate.

(b) Governmental Orders. Except as disclosed on Schedule 2.21(b), no Governmental Order has been issued that is applicable to, or otherwise affects, the Company, the Assets or the Business.

2.22 Affiliate Transactions.

Except for the matters disclosed on Schedule 2.22, neither the Company nor any Affiliate is, directly or indirectly, an officer, director, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, the Company. Except as disclosed on Schedule 2.22, neither the Company, any Affiliate of the Company nor any employee, director or officer of the Company, or to the Company’s Knowledge, any immediate or extended family members thereof, owns or has any ownership interest in any Asset used in, or necessary to, the Business. Except as disclosed on Schedule 2.22, no officer, director or employee of the Company, or to the Company’s Knowledge, any immediate or extended family members thereof, is, directly or indirectly, a creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, the Company. Each such Contractual Obligation, business arrangement, commitment or transaction referred to in this Section 2.22, an “Affiliate Agreement.”

2.23 Customers and Suppliers.

Schedule 2.23 sets forth a true, correct and complete list of (a) the ten (10) largest customers of the Company (measured by aggregate billings) for each of the fiscal year ended December 31, 2020 and the nine (9) months ended September 30, 2021, including the aggregate billings for each such customer and (b) the ten (10) largest suppliers of materials, products or services to the Company (measured by the aggregate amount purchased by the Company) for each of the fiscal year ended December 31, 2020 and the nine (9) months ended September 30, 2021, including the aggregate amount purchased by the Company from each such supplier. No such customer or supplier has indicated orally to an officer or director of the Company, or in writing to the Company or any of its officers, directors or employees, that it intends to or will stop buying materials, products or services or supplying materials, products or services, as applicable, or otherwise cancel, terminate or materially reduce or alter any existing arrangement for the same.

2.24 Customer Warranties.

No service or product provided, manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit, service level agreement obligation or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth on Schedule 2.24(i), and (ii) manufacturers’ warranties. There are and have been no pending, nor to the Company’s Knowledge, threatened, claims under or pursuant to any such warranties, whether expressed or implied, on any Customer Offerings by the Company prior to the Closing Date, and no claims are required to be reserved against in the Company’s books and records in accordance with GAAP.

2.25 Employees.

(a) The Company has made available to Parent in the Data Room a true, correct and complete schedule of all Company Employees, including any Company Employee who is on a leave of absence of any type, paid or unpaid, authorized or unauthorized, that sets forth for each such individual the following: (i) name; (ii) job title or position; (iii) full-time, part-time or other related employment category; (iv) hire date; (v) current annual base compensation; (vi) commission, bonus or other incentive compensation; (vii) work location(s), both permanent and temporary; and (viii) a description of fringe benefits currently provided as of the date hereof.

(b) All compensation, including wages, commissions, bonuses, fees and other compensation, payable to Company Employees or Company Independent Contractors for work or services performed have been paid in full or accrued on the Closing Balance Sheet.

(c) Except as disclosed on Schedule 2.25(c)(i), there are no labor grievances or disputes (including any work slowdowns, lockouts, stoppages, picketing or strikes) pending, or to the Company’s Knowledge, threatened related to any Company Employee. Except as disclosed on Schedule 2.25(c)(ii), (i) no Company Employee is represented by a labor union, association or representative body, (ii) the Company is not a party to, or otherwise subject to, any collective bargaining agreement or Contractual Obligation with a works council, labor union, association or representative body, (iii) during the past five (5) years there have been no strikes, slowdowns, work stoppages, disputes, lockouts, or to the Company’s Knowledge, threats thereof, by or with respect to any Company Employee, (iv) to the Company’s Knowledge, no petition has been filed or proceedings instituted by any Company Employee or group of Company Employees with any labor relations board seeking recognition of a bargaining representative and (v) to the Company’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union, association or representative body to organize any Company Employees and no demand for recognition of Company Employees has been made by, or on behalf of, any labor union, association or representative body.

(d) Except as disclosed on Schedule 2.25(d), the Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to Company Employees and Company Independent Contractors. All individuals characterized and treated by the Company as Company Independent Contractors are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified in all material respects. The Company is in compliance in all material respects with and has complied in all material respects with all immigration Laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no actions, investigations, judgments, decrees, or orders against the Company pending, or to the Company’s Knowledge, threatened to be initiated, brought or filed, by or with any court, Governmental Authority in connection with the application for employment or employment of any current or former applicant, employee, or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(e) To the Company’s Knowledge, no employee, officer, director, contractor or consultant of the Company is obligated under any applicable Law or under any Contractual Obligation of any nature, or is subject to any judgment, decree or Governmental Order, that would interfere with the use of such employee’s, officer’s, director’s, contractor’s or consultant’s best efforts to promote the interests of the Company or that would conflict with the Business. To the Company’s Knowledge, the conduct of the Business has not and will not, and the consummation of the Contemplated Transactions will not, conflict with or result in a material breach of the terms, conditions or provisions, or constitute a default under any Contractual Obligation under which any employee, officer, contractor or consultant of the Company is obligated.

(f) In the last five (5) years, the Company has not implemented or announced a “plant closing,” “mass layoff,” or other similar action as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., (“WARN”) and any similar applicable state law or local law.

(g) The Company has complied in all material respects with all Laws regarding the 2019 novel coronavirus (COVID-19), including all applicable federal, state and local Governmental Orders (whether in the United States or any other jurisdiction) regarding shelters-in-place or similar Governmental Orders in effect as of the date hereof. As of the date hereof, all service providers of the Company that are required to work remotely are reasonably able to provide their services to the Company remotely.

2.26 Banking Facilities.

Schedule 2.26 sets forth a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which the Company has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any outstanding powers of attorney executed by or on behalf of the Company in respect of any such account, safety deposit box or other arrangement.

2.27 Insurance.

Schedule 2.27(i) sets forth a true, correct and complete list of insurance policies, including policies by which the Company or any of its Assets, employees, officers or directors or the Business have been insured since January 1, 2016 (the “Liability Policies”). The list includes for each Liability Policy the type of policy, name of insurer and expiration date. The Company has made available to Parent in the Data Room true, correct and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. Schedule 2.27(ii) describes any self-insurance arrangements affecting the Company. The Company has since January 1, 2016, maintained in full force and effect with financially sound and reputable insurers insurance with respect to the Assets and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases, other Contractual Obligations or applicable Law. Except as disclosed on Schedule 2.27(iii), no insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (b) has provided any notice of cancellation or any other indication and the Company has no any reason to believe that any insurer plans to cancel any Liability Policy or materially raise the premiums or materially alter the coverage under any Liability Policy. Schedule 2.27(iv) sets forth all claims made under the Liability Policies since January 1, 2016.

2.28 Powers of Attorney.

Except as set forth on Schedule 2.28, the Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof).

2.29 No Brokers.

Except as set forth on Schedule 2.29, no broker, finder, investment banker or agent is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon any arrangements by or on behalf of the Company for which Merger Sub, Parent or the Surviving Corporation may become liable.

2.30 Internal Controls.

The Company has implemented and maintains controls and procedures to reasonably ensure that material information relating to the Company and the Business is made known to the chief executive officer and the chief financial officer of the Company in preparing of the Company’s financial statements.

2.31 PPP Loans.

Each of the certifications made by the Company in connection with the PPP Loans were true and correct when made, and remain true and correct, and the Company properly applied for the PPP Loans in accordance with the terms of the Small Business Act, the CARES Act, the Economic Aid Act and any other applicable Law. The Company (i) satisfies all of the criteria for the PPP Loans under the Paycheck Protection Program set forth in the Small Business Act (including Sections 7(a)(36)(D) and 7(a)(36)(G) of the Small Business Act), the CARES Act, the Economic Aid Act and any other applicable Law, (ii) has complied in all material respects with the requirements of the PPP Loans and all applicable requirements of the Paycheck Protection Program, the Small Business Act, the CARES Act, the Economic Aid Act and any other applicable Law with respect to the PPP Loans, including with respect to use of the proceeds of the PPP Loans, (iii) maintained and maintains all records required to be retained or submitted in connection with the forgiveness of the PPP Loans, and (iv) has submitted an application for forgiveness with respect to amounts outstanding under each PPP Loan with each lender of the PPP Loan and the U.S. Small Business Administration (the “Forgiveness Applications”). Each of the certifications made by the Company in connection with each Forgiveness Application were true and correct when made, and remain true and correct, and the Company properly prepared and submitted each Forgiveness Application and applied for forgiveness of the entirety of the Indebtedness under the PPP Loans in accordance with the terms of the Small Business Act, the CARES Act, the Economic Aid Act and any other applicable Law. The original principal amount of the PPP Loans were $1,062,400.00 and $998,393.00, respectively, and, as of the date hereof, the aggregate amount outstanding under each PPP Loan has been fully forgiven, written evidence of which has been made available to Parent in the Data Room.

2.32 Information Supplied.

None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Stock Consideration (the “Form S-4 Registration Statement”) will, at the time the Form S-4 Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the joint proxy statement to be filed with the SEC and sent to the Stockholders in connection with the Company Proposal and to the Parent’s shareholders in connection with the Parent Proposals (including any amendments or supplements thereto, the “Joint Proxy Statement”) will, at the date it is first mailed to the Company’s and Parent’s stockholders or at the time of the Company Stockholders’ Meeting or Parent Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of the Company.

2.33 Non-reliance.

Except for the representations and warranties contained in Article III, or in any certificates delivered by Parent or Merger Sub in connection with the Closing, the Company acknowledge that none of Parent, Merger Sub or any of their Affiliates, nor any Person on behalf of Parent, Merger Sub or any their Affiliates has made or makes, and the Company has not relied on, any other express or implied representation or warranty with respect to the Parent or Merger Sub, except as expressly identified and included in a representation or warranty contained in Article III, or in a certificate or instrument delivered by Parent or Merger Sub in connection with the Closing.

2.34 No Other Representations or Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE II (INCLUDING THE RELATED PORTIONS OF THE COMPANY’S SCHEDULES), THE COMPANY HAS NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR THE BUSINESS OR ANY OF ITS ASSETS, LIABILITIES, OPERATIONS OR PROSPECTS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

III. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

In order to induce the Company to enter into and perform this Agreement and to consummate the Contemplated Transactions, Parent and Merger Sub hereby represent and warrant to the Company and its Stockholders as follows:

3.1 Organization.

Parent and Merger Sub are duly organized, validly existing and in good standing under the laws of the States of Delaware and have the power and authority to own their respective properties and to carry on their respective businesses as they are now being conducted.

3.2 Power and Authorization.

The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Contemplated Transactions, including the Merger, are within the power and authority of Parent and Merger Sub and have been duly authorized by all necessary action on the part of Parent and Merger Sub, and no other corporate or other action on the part of Parent or Merger Sub or any other Person is necessary to authorize the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Contemplated Transactions, other than the approval of Parent as the sole stockholder of Merger Sub and Parent’s stockholders. This Agreement (a) has been duly executed and delivered by Parent and Merger Sub and (b) is a legal, valid and binding obligation of Parent and Merger Sub, Enforceable against Parent and Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).

3.3 Consents and Approvals.

The Board of Directors of Parent has (i) resolved to call a special meeting of the Parent stockholders for the purpose of approving this Agreement and the Merger and the issuance of the Stock Consideration in connection with the Merger, and (ii) adopted a resolution recommending to the Parent stockholders that they approve this Agreement and the Merger and the issuance of the Stock Consideration in connection with the Merger. Except for regulatory and other approvals as disclosed in Schedule 3.3, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of Parent in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by Parent of the Contemplated Transactions hereby or thereby.

3.4 Compliance with Laws, Permits and Instruments.

Parent, its Subsidiaries and their respective employees hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. Parent and its Subsidiaries are in compliance in all material respects with all applicable Laws of any Governmental Authority, except where the failure, whether individually or in the aggregate, to be so in compliance could not reasonably be expected to cause a Material Adverse Effect with respect to Parent or any of its Subsidiaries. Parent is in material compliance with all applicable listing and corporate governance rules of Nasdaq.

3.5 Parent Capitalization.

The authorized capital stock of Parent consists of 200 million shares of common stock, $0.01 par value per share, of which 11,937,980 shares are outstanding as of the date of this Agreement and 50 million shares of preferred stock, par value $0.01 per share, of which no shares of were issued or outstanding as of the date of this Agreement. Except as set forth in Schedule 3.5, there are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, Parent to purchase or otherwise acquire any security of or equity interest in Parent, obligating Parent to issue any shares of, restricting the transfer of, or otherwise relating to shares of its capital stock of any class. There are no outstanding contractual obligations of Parent to vote or dispose of any shares of Parent Stock. To the knowledge of Parent, there are no stockholder agreements, voting trusts or similar agreements relating to the Parent stock. All of the issued and outstanding shares of the Parent capital stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of the Parent capital stock have been issued in material compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. All dividends declared prior to the date of this Agreement have been paid.

3.6 Authorization of Governmental Authorities.

Except with respect to the items set forth on Schedule 3.6, no consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority on the part of Parent or Merger Sub is required for, or in connection with the valid and lawful (a) execution, delivery and performance of this Agreement and the Transaction Agreements or (b) the consummation of the Contemplated Transactions.

3.7 SEC Filings; Financial Statements.

(a) Parent has timely filed all documents required to be filed by Parent since January 1, 2018 (the “Parent SEC Reports”). The Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Effective Time, at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (A) complied in all material respects with the applicable requirements of the U.S. federal securities laws and other applicable Laws, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unrestricted comments received from the SEC staff with respect to the Parent SEC Reports. To the Knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review or investigation.

(b) Each of the Parent financial statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows and statement of stockholders’ equity for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Parent has not been notified by its independent public accounting firm that such accounting firm is of the view that any of financial statements should be restated which has not been restated in subsequent financial statements or that Parent should modify its accounting policies and/or practices in future periods. Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls utilized by Parent except as disclosed in the Parent SEC Reports or (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent.

(d) Since January 1, 2018, none of Parent nor any of its Subsidiaries, nor, to Parent’s knowledge any director, officer or employee of Parent or any of its Subsidiaries or any auditor, accountant or representative of Parent or any of its Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent, any of its Subsidiaries or any of their officers, directors, employees or agents to Parent’s or any of its Subsidiaries’ board of directors or any committee thereof or to any director or officer of Parent or any of its Subsidiaries. Since January 1, 2018, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, individuals performing similar functions, Parent’s or any of its Subsidiaries’ board of directors or any committee thereof.

(e) There are no outstanding loans made by Parent or any of its Subsidiaries to any executive officer or director of Parent.

(f) The Parent has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Parent and its business is made known to the chief executive officer and the chief financial officer of the Parent by others within the Parent in connection with the preparation of the Parent’s financial statements.

(g) As of the time the Form S-4 Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), the Form S-4 Registration Statement will comply, in all material respects, as to form with the requirements of the Securities Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Parent makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Parent by the Company, or by any other Person acting on behalf of the Company specifically for inclusion in the Registration Statement.

3.8 Consents and Approvals.

Except as set forth on Schedule 3.8, no consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or Person on the part of the Parent is required for, or in connection with, (a) the execution, delivery and performance of this Agreement and the Transaction Agreements, (b) the consummation of the Contemplated Transactions or (c) the transfer of any Contractual Obligation as a result of a change in the Company’s ownership.

3.9 Litigation; Governmental Orders.

(a) Litigation. Except as disclosed in the Parent SEC Reports, there is no Action to which the Parent is a party (whether as plaintiff, defendant or otherwise) or to which its Assets are subject pending, or to the Parent’s Knowledge, threatened. There is no Action that the Parent presently intends to initiate.

(b) Governmental Orders. No Governmental Order has been issued that is applicable to, or otherwise affects, the Parent or its business.

3.10 No Material Adverse Effect. Except as disclosed in the representations and warranties made in this ARTICLE III and the Schedules hereto, there has not been any Material Adverse Effect with respect to Parent since January 1, 2021 nor to the knowledge of Parent, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Effect with respect to Parent.

3.11 Non-contravention.

Neither the execution, delivery and performance by Parent and Merger Sub of this Agreement nor the consummation of the Contemplated Transactions will:

(i) violate any provision of any applicable Law applicable to which Parent or Merger Sub is subject;

(ii) result in a breach or violation of, or default under, or give rise to a right for any third-party to terminate or any prepayment penalty under any Contractual Obligation of Parent or Merger Sub;

(iii) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or

(iv) result in a breach or violation of, or default under, Parent’s or Merger Sub’s respective Organizational Documents.

3.12 No Brokers.

Neither Parent nor Merger Sub nor any of their Affiliates has any Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions.

3.13 Non-reliance.

Except for the representations and warranties contained in Article II, in each case as qualified by the Disclosure Schedule, or in any certificates delivered by the Company in connection with the Closing, Parent and Merger Sub acknowledge that neither the Company nor any Company Affiliate, nor any Person on behalf of the Company or any Company Affiliate has made or makes, and Parent and Merger Sub have not relied on, any other express or implied representation or warranty with respect to the Company or any Company Affiliate, except as expressly identified and included in a representation or warranty contained in Article II, in each case as qualified by the Disclosure Schedule, or (ii) in a certificate or instrument delivered by the Company or any Stockholder in connection with the Closing.

3.14 Nasdaq Capital Market Quotation.

The issued and outstanding shares of Parent common stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CREX”. Parent is in compliance in all material respects with the listing rules of the Nasdaq. There is no Action pending or, to the knowledge of Parent, threatened against Parent by the Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Parent common stock or terminate the listing of Parent common stock on the Nasdaq. None of Parent or its Affiliates has taken any action in an attempt to terminate the registration of the Parent common stock under the Exchange Act.

3.15 Ownership of Company Common Stock.

Neither Parent nor any of its Affiliates or Associates “owns” (as defined in Section 203(c)(9) of the DGCL) or has owned at any time during the period commencing three years prior to the date hereof any Shares.

3.16 No Other Representations or Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, NEITHER PARENT NOR MERGER SUB HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF PARENT OR MERGER SUB OR ANY OF THEIR ASSETS, LIABILITIES, OPERATIONS OR PROSPECTS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

IV. PRE-CLOSING COVENANTS

4.1 Access and Investigation.

(a) Between the date of this Agreement and the Closing (the “Pre-Closing Period”), the Company will, and will cause each of its respective Representatives to, (a) afford Parent and its Representatives, upon reasonable advance notice and during regular business hours, access to selected personnel approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed, and such access for purposes including, but not limited to, negotiating post-Closing employment and noncompetition arrangements), properties, Contractual Obligations, customers, books and records (including all Tax records), and other documents and data, (b) furnish Parent and its Representatives with and upload to the Data Room or otherwise provide to Parent copies of all such Contractual Obligations, books and records, financial information and other existing documents and information as Parent and its Representatives may reasonably request.

(b) The Company shall make all necessary arrangements so that within twenty-five (25) Business Days after the date hereof, a senior executive of Parent shall have the opportunity, together with a representative of the Company, to speak to a senior executive or key relationship handler at the customers of the Company referred to in clause (A) of the definition of “Material Adverse Effect” as part of Parent’s due diligence, including discussion of such customer’s ongoing relationship with the Company after the consummation of the Contemplated Transactions.

4.2 Operation of the Company and the Business.

(a) Ordinary Course. Except as expressly consented to in writing by Merger Sub or as specifically contemplated by this Agreement, during the Pre-Closing Period, the Company shall act and carry on the Business solely in the Ordinary Course of Business and maintain and preserve the Company’s business organization, Assets, and properties, preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with the Company, continue to perform under all Contractual Obligations, maintain all Liability Policies set forth on Schedule 2.27(i) and keep available the services of its present officers, employees and consultants.

(b) Negative Covenants of the Company. Without limiting the generality of the foregoing, during the Pre-Closing Period, except (i) as expressly consented to in writing by Parent, (ii) as specifically contemplated by this Agreement or (iii) as set forth on Schedule 4.2(b):

(i) the Company shall not, directly or indirectly, do any of the following:

(1) other than the distribution of cash by the Company to the Stockholders on or before the Closing, declare, set aside or pay any distributions or dividends, split, combine or reclassify any Equity Securities or issue or authorize the issuance of any other Equity Securities in respect of, in lieu of or in substitution for its Equity Securities or Indebtedness; or purchase, redeem or otherwise acquire any Equity Securities, or make any other changes with respect to its capital structure;

(2) issue or incur any Indebtedness or issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any Equity Securities (other than in connection with the exercise or conversion of rights provided to holders of securities in existence as of the date hereof);

(3) amend or adopt any amendments to its Organizational Documents except for the Pre-Closing Amendments;

(4) acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any Person or division thereof, or any assets that are material, in the aggregate, to the Company;

(5) sell, lease, license, pledge, or otherwise dispose of or otherwise encumber or subject (or allow to become subject) to any Encumbrance (other than a Permitted Encumbrance) any of its material properties or Assets, including any capital asset or related capital assets with a fair market value in excess of $50,000;

(6) modify or amend any Disclosed Contract, enter into any Contractual Obligation that would be a Disclosed Contract or waive, release or assign any material rights or claims under any such Disclosed Contract or Contractual Obligation other than in the Ordinary Course of Business;

(7) (A) incur any Indebtedness, (B) issue, sell or amend any Indebtedness, (C) Guarantee or otherwise become Liable for any Indebtedness of another Person, (D) make any material loans, advances or capital contributions to, or Investment in, any other Person, (E) modify or cancel any material third-party Indebtedness, or (F) enter into any arrangement having the economic effect of the foregoing;

(8) make any capital expenditures that, when added to all other capital expenditures made by or on behalf of the Company following the date hereof, exceed $100,000;

(9) except as contemplated by this Agreement or as required to comply with applicable Laws or the terms of any Employee Plan, (A) adopt, enter into, terminate or amend any Employee Plan or any employee benefit plan, arrangement or agreement that would be an Employee Plan if in existence on the date hereof, (B) enter into or amend any employment, bonus, retention, change in control or severance agreement with any Company Employee or increase the compensation or benefits of, or pay any bonus not required by an existing plan, arrangement or agreement to, any manager, officer or employee of the Company, (C) grant any Equity Securities, (D) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Employee Plan, or (E) hire, promote, demote, or terminate the employment of any manager, officer or employee of the Company (other than terminations for cause (as such term may be defined in an applicable employment agreement or severance plan));

(10) file any amendment to a Tax Return;

(11) threaten, commence, pay, discharge, settle or satisfy any Action;

(12) terminate or fail to renew any Governmental Authorization that is required for continued operations in the Ordinary Course of Business;

(13) except as required to comply with applicable Law, enter into any collective bargaining agreement or union contract with any labor organization or union or waive, release or assign any rights or claims under any such agreement or contract;

(14) fail to maintain insurance at levels at least comparable to current levels or otherwise in a manner inconsistent with past practice;

(15) discontinue any line of business or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization;

(16) at any time within the 90-day period prior to the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN or any similar state Law, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company;

(17) make any change to its accounting methods, principles or practices or to the Financials or to the working capital policies applicable to the Company, except as required by GAAP;

(18) except for entering into any nonexclusive license agreements in the Ordinary Course of Business, transfer or grant to any third party any rights with respect to any Intellectual Property;

(19) form any Subsidiary or acquire any Equity Security of any Person;

(20) write off as uncollectible, or establish any extraordinary reserve with respect to any billed or unbilled Account Receivable or other Indebtedness, in each case, outside existing reserves; or

(21) authorize or enter into an agreement to do anything prohibited by the foregoing; and

(ii) the Company shall not, directly or indirectly, do any of the following:

(1) sell, lease, pledge, or otherwise transfer, dispose of or otherwise encumber or subject (or allow to become subject) to any Encumbrance any Shares;

(2) take any action that would or would reasonably be expected to (A) result in a representation or warranty of the Company becoming untrue in any material respect, (B) result in any of the conditions set forth in Section 6.1 or Section 6.2 not being satisfied, or (C) otherwise prevent or materially delay or materially impair its ability to consummate the Contemplated Transactions on the terms contemplated by this Agreement;

(3) pay any brokerage, finder’s, or similar fees or expenses in connection with this Agreement or the Contemplated Transactions;

(4) amend, modify, extend, renew, or terminate any Real Property Leases and shall not enter into any new lease, sublease, license, or other agreement for the use or occupancy of any real property without the prior written consent of the Parent, which shall not be unreasonably withheld, conditioned or delayed; or

(5) authorize or enter into an agreement to do anything prohibited by the foregoing.

(c) Negative Covenants of Merger Sub. During the Pre-Closing Period, Merger Sub shall not directly or indirectly take any action that would or would reasonably be expected to (i) result in a representation or warranty of Merger Sub becoming untrue, (ii) result in any of the conditions set forth in Section 7.1 and Section 7.2 not being satisfied, or (iii) otherwise prevent or materially delay or materially impair its ability to consummate the Contemplated Transactions, including the Merger, on the terms contemplated by this Agreement.

4.3 Commercially Reasonable Efforts; Pre-Closing Amendments; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise provided in this Section 4.3, the Company, Parent and Merger Sub agree to use their respective reasonable best efforts to take, or cause to be taken by the Company, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including (i) preparing and filing all forms, registrations and notices required to be filed under applicable Law, obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all reasonable steps as may be necessary to obtain any required approval, consent or waiver from, to provide notice to, or to avoid an Action by, any Governmental Authority, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any Actions challenging this Agreement or the consummation of the Contemplated Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions..

(b) As soon as reasonably practicable after the date of this Agreement (but in no event before the Company has received approval from the requisite number of Stockholders), the Company shall execute and file a Certificate of Amendment with the office of the Secretary of State of the State of Delaware consummating the Pre-Closing Amendments.

4.4 Acquisition Proposals.

(a) The Company shall not, nor shall the Company permit or authorize any of its Representatives to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing any confidential information) any inquiries or the making of any proposal or offer, with respect to (i) any merger, reorganization, share exchange, business combination, recapitalization, consolidation, liquidation, dissolution or similar transaction involving the Company, (ii) any sale, lease, exchange, mortgage, pledge, transfer or purchase of a significant portion of the Assets or any Asset material to the Business or Equity Securities of the Company, (iii) any purchase or sale of, or tender offer or exchange offer for Shares or any other Equity Securities of the Company (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Company shall not, nor shall it permit or authorize any of its Representatives to, directly or indirectly, (a) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions or conversations with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement or accept an Acquisition Proposal, or (b) enter into any letter of intent or similar document contemplating, or enter into any agreement with respect to, an Acquisition Proposal.

(b) The Company shall promptly (and in any event within one (1) Business Day) notify Parent and Merger Sub in writing of the existence of any proposal, discussion, negotiation or inquiry received by any of them or any of their respective Representatives with respect to any Acquisition Proposal, and such notifying Person will immediately communicate to Parent and Merger Sub the material terms of any proposal, discussion, negotiation or inquiry which it or they may receive and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation.

(c) The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person(s), other than Parent and its Representatives, conducted heretofore with respect to any Acquisition Proposal. In addition, the Company shall promptly request that each Person, other than Parent and its Representatives, who has heretofore received information in connection with such Person’s consideration of an Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person. The Company shall not permit or authorize any of its Representatives to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. The Company agrees that each will take the necessary steps to promptly inform its Representatives of its obligations in this Section 4.4.

4.5 Bank Accounts; Powers of Attorney.

As of the Closing, at Parent’s request, the Company shall cause Parent’s designees to be added, and the Company’s designees to be removed, as signatories with respect to each of the Company’s bank accounts and to terminate any powers of attorney in respect of such accounts.

4.6 Notices of Company Breaches; Supplement to Disclosure Schedules.

(a) During the Pre-Closing Period, the Company will notify Parent in writing (where appropriate and only with respect to matters occurring after the date hereof through updates to the Disclosure Schedules as per Section 4.6(b) below) of, and contemporaneously will deliver to Merger Sub true, correct and complete copies of any and all information or documents relating to, any event, transaction or circumstance, that existed or occurred on, prior to or after the date of this Agreement, as soon as practicable after it becomes known to the Company, that (x) causes or will cause any representation, warranty, covenant or agreement of the Company under this Agreement to be breached in any material respect, (y) renders or will render untrue in any material respect any representation or warranty of the Company contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance, or (z) make the timely satisfaction of any condition to Closing impossible or unlikely.

(b) As provided in Section 4.6(a) above, the Company shall have the right to supplement or amend the Disclosure Schedules hereto to disclose any event that occurs during the Pre-Closing Period that would render any representation or warranty of the Company under this Agreement to be breached in any material respect (each, a “Schedule Supplement”). If a Schedule Supplement results or would be reasonably likely to result in a Material Adverse Effect, then Parent has the right (but not the obligation) to terminate this Agreement within four (4) Business Days of its receipt from the Company of such Schedule Supplement by delivering written notice of such termination to the Company. If Parent does not terminate this Agreement in accordance with the immediately preceding sentence, the Schedule Supplement shall be deemed to have qualified and/or modified the related representation and warranty contained in this Agreement solely for purposes of Section 6.1 of this Agreement.

4.7 Consultation.

During the Pre-Closing Period, subject to compliance with applicable Law, the Company shall consult with management of Parent and Merger Sub with a view to informing them as to the operation and management of the Company. Subject to and without limiting any representations, warranties, covenants and agreements contained in this Agreement, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company prior to the Closing, and prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its own business and operations.

4.8 Interim Financial Statements.

During the Pre-Closing Period, the Company shall use commercially reasonable efforts to provide Merger Sub, (i) within twenty (20) days after the end of each calendar month, the unaudited consolidated balance sheet and income statement as of the end of, or for, such month as applicable, for the Company, and (ii) within thirty (30) days after the end of each fiscal quarter, the unaudited consolidated balance sheet and the unaudited statements of income for such fiscal quarter for the Company (in each of clauses (i) and (ii) prepared in accordance with GAAP and consistent with the preparation of the Financials).

4.9 280G Matters.

Prior to the Closing Date, the Company shall use commercially reasonable efforts to solicit waivers (each, a “280G Waiver”), as applicable, from each Person who is a “disqualified individual” (as defined in Treasury Regulation 1.280G-1) of the Company (a “Disqualified Individual”) and take all actions necessary to submit and recommend for approval (such approval, the “280G Approval”), in a manner that satisfies Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, the right of such Disqualified Individual to receive or retain, as applicable, any payments and benefits that may be considered “parachute payments” within the meaning of Section 280G(b)(2) of the Code (“Parachute Payments”), such that the deduction of such payments and benefits will not be limited by the application of Section 280G of the Code and the Treasury Regulations issued thereunder. Prior to obtaining any 280G Waiver and seeking the 280G Approval, Parent shall provide the Company with all information and documents reasonably necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or Contractual Obligation entered into or negotiated by Parent or any of its Affiliates, together with all other Parachute Payments, could reasonably be considered to be Parachute Payments and (ii) no later than five (5) Business Days prior to the Closing Date, the Company shall provide drafts of the Section 280G analysis prepared by the Company (or third party engaged by the Company, as applicable), the disclosure statement, 280G Waivers and 280G Approval materials to Parent for its review, and Stockholder shall accept any reasonable comments provided by Parent.

4.10 Voting and Lock-up Agreement; Joinders.

The Company shall execute and deliver, and shall use commercially reasonable efforts to cause each person listed on Schedule 4.10 to execute and deliver contemporaneously with the execution of this Agreement, a Voting and Lock-up Agreement substantially in the form attached hereto as Exhibit D. The Company acknowledges that, upon the execution and delivery of the Voting and Lock-up Agreement by the Stockholders party thereto, such Stockholders shall have agreed that they will vote the Shares owned by them in favor of this Agreement and the transaction contemplated hereby, including the Merger. The Company will use commercially reasonably best efforts to obtain joinder agreements in forms reasonably acceptable to Parent, pursuant to which Stockholders entitled to receive 90% or more of the aggregate Merger Consideration agree to be bound by the terms of this Agreement, and to not sell or transfer any of the Stock Consideration during the Lock-up Period.

4.11 Tail Policy.

No later than the Closing, the Company shall obtain a prepaid tail policy for a period of six (6) years on terms and conditions providing substantially equivalent benefits as the executive risk (i.e. directors and officers) policy of insurance maintained by the Company as of the date hereof, with the costs of such policy to be borne by the Company. Parent shall incorporate all other Company insurance policies under Parent’s insurance, with prior acts coverage, as of the Closing or that date that such other insurance policies expire.

4.12 Registration Statement; joint proxy statement/prospectus.

(a) As promptly as practicable after the date of this Agreement (but in any event within ten (10) days following the date of this Agreement), the Parent shall prepare (and Company shall cooperate in preparing) the Form S-4 Registration Statement, and Parent shall prepare and cause to be filed with the SEC the Form S-4, which will include the Joint Proxy Statement. Parent shall (i) cause the Form S-4 Registration Statement and the Joint Proxy Statement therein to comply with the applicable rules and regulations promulgated by the SEC; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger. Parent and the Company shall cause the definitive Joint Proxy Statement to be mailed to their respective shareholders or stockholders, as applicable, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall promptly furnish the other party all information concerning such party, its subsidiaries and shareholders or stockholders, as applicable, that may be required or reasonably requested in connection with any action contemplated by this Section 4.12, including the Company’s obligation to provide any and all financial statements required to be included in the Form S-4 Registration Statement (and any amendments thereto). Each party bears the cost of printing its own information. If either Parent or the Company becomes aware of any action taken or not taken or of any developments regarding their respective businesses, in any such case that is known by the Company and the Parent, as applicable, that would cause the Form S-4 Registration Statement to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading: (i) such party shall promptly inform the other party thereof; (ii) the parties will cooperate fully to cause an amendment or supplement to be made to the Form S-4 Registration Statement, such that the Form S-4 Registration Statement no longer contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to the make the statements therein no misleading; (iii) Parent shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement; (iv) Parent shall provide the Company with a copy of any amendment or supplement to the Form S-4 Registration Statement promptly after it is filed with the SEC; and (v) Parent and the Company shall, if appropriate, disseminate any such amendment or supplement to their respective shareholders or stockholders, as applicable, in accordance with applicable Law.

4.13 Company Shareholders’ Meeting.

(a) Subject to the earlier termination of this Agreement in accordance with Article VIII, the Company: (i) shall mail as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act the definitive joint proxy statement/prospectus to the Stockholders; (ii) shall take all action necessary under all applicable Law to call, give notice of and hold a meeting of the Stockholders (the “Company Stockholders’ Meeting”) to vote on the proposal (collectively, the “Company Proposal”) to approve this Agreement and the Merger; (iii) shall submit the Company Proposal to such holders at the Company Stockholders’ Meeting and, except as otherwise contemplated by this Agreement (and except for Company Proposal), shall not submit any other proposal to such holders in connection with the Company Stockholders’ Meeting without the prior written consent of the Parent, which shall not be unreasonably withheld, conditioned or delayed.

(b) The Company, in consultation with the Parent, shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting and shall not change such record date without the prior written consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed. The Company Stockholders’ Meeting shall be held as soon as practicable following the effective date of the Form S-4 Registration Statement with the SEC. The Company shall ensure that all proxies solicited by it in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Parent, may adjourn or postpone the Company Stockholders’ Meeting: (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement that is required by applicable Law is timely provided to the Stockholders as of the record date; (B) if as of the time for which the Company Stockholders’ Meeting is originally scheduled there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholders’ Meeting; or (C) if additional time is reasonably required to solicit proxies in favor of the approval of the Company Proposal.

(c) The Joint Proxy Statement shall include a statement to the effect that the Company Board recommends that the Stockholders approve the Company Proposal (the “Company Board Recommendation”); (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent; (iii) neither the Company Board nor any committee thereof shall: (A) fail to reaffirm the Company Board Recommendation, or fail to publicly state that the Merger and this Agreement are in the best interest of the Stockholders, within ten (10) business days after Parent requests in writing that such action be taken; (B) fail to publicly announce, within ten (10) business days after a tender offer or exchange offer relating to the securities of the Company shall have been commenced, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; or (C) resolve to take any action described in clauses (ii) or (iii) of this sentence (each of the foregoing actions described in clauses (ii) and (iii) being referred to as a “Company Change in Recommendation” ).

(d) Notwithstanding any Company Change in Recommendation, unless earlier terminated in accordance with Sections 8.1(a), (b), (c) or (e) or prohibited by applicable Law, this Agreement shall be submitted to the Stockholders at the Company Stockholders’ Meeting for the purpose of voting on the Company Proposal and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

(e) If at any time, the Company receives or becomes aware of an indication from a Stockholder that such Stockholder has or intends to exercise appraisal rights with regard to the Merger, the Company shall notify Parent of such indication in writing within two (2) Business Days of the date on which it received or became aware of such indication.

4.14 Parent Shareholders’ Meeting.

(a) Subject to the earlier termination of this Agreement in accordance with Article VIII, the Parent: (i) shall mail as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act the definitive Joint Proxy Statement to the Parent’s shareholders; (ii) shall take all action necessary under all applicable Law to call, give notice of and hold a meeting of the Parent’s shareholders (the “Parent Shareholders’ Meeting”) to vote on the Parent Proposals; (iii) shall submit the Parent Proposals to such holders at the Parent Shareholders’ Meeting and, except as otherwise contemplated by this Agreement (and except for Parent Proposals), shall not submit any other proposal to such holders in connection with the Parent Shareholders’ Meeting without the prior written consent of the Parent.

(b) The Parent, in consultation with the Company, shall set a record date for Persons entitled to notice of, and to vote at, the Parent Shareholders’ Meeting and shall not change such record date without the prior written consent of the Company. The Parent Shareholders’ Meeting shall be held as soon as practicable following the effective date of the Form S-4 Registration Statement with the SEC. The Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained in this Agreement, the Parent after consultation with the Company may adjourn or postpone the Parent Shareholders’ Meeting: (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement that is required by applicable Law is timely provided to the Parent’s shareholders as of the record date; (B) if as of the time for which the Parent Shareholders’ Meeting is originally scheduled there are insufficient shares of Parent common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Shareholders’ Meeting; or (C) if additional time is reasonably required to solicit proxies in favor of the approval of any of the Parent Proposals.

(c) The Joint Proxy Statement shall include a statement to the effect that the Parent Board recommends that the Parent’s shareholders approve each of the Parent Proposals (the “Parent Board Recommendation”); (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to Company; (iii) neither the Parent Board nor any committee thereof shall: (A) fail to reaffirm the Company Board Recommendation, or fail to publicly state that the Merger and this Agreement are in the best interest of the Stockholders, within ten business days after the Company requests in writing that such action be taken; or (B) resolve to take any action described in clauses (ii) or (iii) of this sentence (each of the foregoing actions described in clauses (ii) and (iii) being referred to as a “Parent Change in Recommendation” ).

(d) Notwithstanding any Parent Change in Recommendation, unless earlier terminated in accordance with Section 8.1(a), (b), (d) or (e) or prohibited by applicable Law, this Agreement shall be submitted to the Parent’s shareholders at the Parent Shareholders’ Meeting for the purpose of voting on the Parent Proposals and nothing contained in this Agreement shall be deemed to relieve the Parent of such obligation.

V. POST-CLOSING COVENANTS.

5.1 Mail.

Parent agrees to promptly deliver to the appropriate Stockholder or Stockholders’ Representative the original of any mail or other communication received by Parent after the Closing Date that is the property of any such Stockholder or Stockholders’ Representative.

5.2 Books and Records.

From and after the Closing Date, Parent and Surviving Corporation shall provide the Stockholders’ Representative and its representative with reasonable access during normal business hours to all books and records of the Business in their possession, including accounting and Tax records, pertaining or relating to the period prior to the Closing for any reasonable purpose, including preparing Tax returns and defending any claim. Unless otherwise consented to in writing by the Stockholders’ Representative, Parent and Surviving Corporation shall, for a period of seven (7) years following the Closing Date or such longer period as retention is required by applicable Law, maintain such records.

5.3 Employee Matters.

(a) Subject to applicable Law and the terms of Parent’s employee benefit plans, Parent shall cause, or shall cause one of its Affiliates to, credit service rendered by each Person who is a Company Employee immediately prior to the Closing to be taken into account for all purposes including participation, coverage, vesting and level of benefits, as applicable, under all employee benefit plans, programs, policies and arrangements of Parent and its Affiliates (including the Company) from and after the Closing Date, to the same extent as such service was taken into account under corresponding Employee Plans for such purposes; provided, however, that nothing herein shall (x) result in the duplication of any benefits for the same period of service or (y) require provision of service credit for purposes of any frozen or terminated plan or service for purposes of defined benefit plan accruals or post-retirement welfare benefits under any plans, programs, policies or arrangements of Parent and its Affiliates. Without limiting the foregoing, and subject to applicable Law and the terms of Parent’s employee benefit plans, Parent shall use commercially reasonable efforts to provide, or shall cause one of its Affiliates to provide, that each Person who is a Company Employee immediately prior to the Closing will not be subject to any pre-existing condition or limitation under any health or welfare plan of Parent or its Subsidiaries (including the Company) for any condition for which such Company Employee would have been entitled to coverage under the corresponding Employee Plan in which such Company Employee participated in immediately prior to the Closing Date. Parent shall use commercially reasonable efforts to, or shall one of its Affiliates to, cause such Company Employees to be given credit under such plans for co-payments made, and deductibles satisfied, prior to the Closing Date for the applicable plan year in which the Closing Date occurs.

(b) Notwithstanding the foregoing, nothing contained in this Section 5.3 shall (i) confer any rights, remedies or claims (including third-party beneficiary rights) upon any Company Employee or any other Person, (ii) be considered or deemed an establishment or amendment or termination of any Employee Plan, any employee benefit or compensation plan, program, agreement, policy or arrangement of Parent or one of its Affiliates, (iii) guarantee continued employment or service or any particular term or condition of employment or service for any Person or limit the ability of Parent or any of its Affiliates (including the Company after the Closing) to terminate the employment or service of any Person at any time and for any or no reason, (iv) limit the ability of Parent or any of its Affiliates (including the Company after the Closing) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement after the Closing or (v) require Parent to take any actions prohibited by applicable Law or the terms of its employee benefit plans to effectuate the foregoing.

5.4 Director and Officer Indemnification.

For a period of six (6) years after the Closing Date, the Surviving Corporation shall indemnify, defend and hold harmless each person entitled to indemnification from the Company (each an “Indemnified Party”) against all Liabilities arising out of actions or omissions occurring at or prior to the Closing Date (including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Merger) to the same extent (including advancement of expenses) and subject to the conditions set forth in the Certificate of Incorporation of the Company, or in the Bylaws of the Company, as in effect on the date hereof. If the Surviving Corporation or any successors or assigns thereof shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the surviving company shall assume the obligations set forth in this Section 5.4 prior to or simultaneously with the consummation of such transaction.

VI. CONDITIONS PRECEDENT TO PARENT’S OBLIGATION TO CLOSE

Parent’s and Merger Sub’s obligations to consummate the Contemplated Transactions, including the Merger, and to take the other actions required to be taken by Parent and Merger Sub at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent or Merger Sub, in whole or in part):

6.1 Accuracy of Representations and Warranties.

The representations and warranties of the Company contained in this Agreement that are qualified by a reference to materiality, a Material Adverse Effect or any similar qualifier (any such qualification referred to herein as a “Materiality Qualifier”) shall be true and correct in all respects as written (including the Materiality Qualifier) when made and on and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that are qualified by a reference to a Materiality Qualifier which address matters only as of a certain date, which shall have been true and correct as written (including the Materiality Qualifier) as of such certain date) and the representations and warranties of the Company set forth in this Agreement that are not qualified by a Materiality Qualifier shall be true and correct in all material respects when made and, after giving effect to any Schedule Supplements, on and as of the Closing Date as if made on and as of such time (except for those representations and warranties that are not so qualified and relate to a particular date, which representations and warranties shall be true and correct in all material respects as of such date).

6.2 The Company’s Performance.

(a) Covenants. All of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(b) Documents. Each document required to be delivered by the Company pursuant to Section 1.14(b)(i) must have been delivered.

6.3 Parent Shareholder Approval.

The Parent’s shareholders shall have approved the Parent Proposals.

6.4 Stockholder Approval.

The Stockholders shall have approved the Company Proposals.

6.5 Financing.

The Parent shall have obtained debt and/or equity financing sufficient to pay the Cash Consideration, upon such terms and conditions as determined in its sole and absolute discretion.

6.6 Due Diligence.

The Parent shall have performed, at is cost and expense, and been satisfied with, in its sole and absolute discretion, its due diligence of the Company’s relationship with those customers set forth on Schedule 12.1(A).

6.7 Company Revenue.

The annualized monthly Recurring Revenue of the Company shall not be less than $7,000,000 (calculated as the most recent annualized monthly Recurring Revenue dollar value for the month immediately preceding the Closing times twelve (12)).

6.8 No Actions.

There must not have been commenced or threatened against Parent, Merger Sub, the Company or against any Person affiliated with Parent, Merger Sub or the Company, any Action (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, restraining, making illegal, or otherwise materially interfering with any of the Contemplated Transactions.

6.9 No Prohibition.

No Governmental Authority shall have enacted, issued, promulgated, enforced or entered into any Law or Governmental Order and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Contemplated Transactions illegal or that otherwise prohibits or requires the payment of any damages as a result of the Contemplated Transactions, and no Action in which any of the foregoing is sought shall be pending.

6.10 Voting and Lock-up Agreement.

The Lockup and Voting Agreement shall have been duly executed and delivered to Parent as of the date hereof by the individuals set forth on Schedule 4.10.

6.11 Pre-Closing Amendments.

The Pre-Closing Amendments shall have been duly executed, filed and accepted for filing with the office of the Secretary of State of the State of Delaware.

6.12 Company Dissenters.

The number of Appraisal Shares shall be less than five percent (5.0%) of the outstanding Shares.

6.13 Dissolution of Subsidiary.

The Company shall have completed the dissolution of Reflect Acquisition, LLC under Texas Law.

VII. CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS TO CLOSE

The Company’s obligations to consummate the Contemplated Transactions, including the Merger, and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

7.1 Accuracy of Representations and Warranties.

The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by a reference to a Materiality Qualifier shall be true and correct in all respects when made as written (including the Materiality Qualifier) and on and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that are qualified by a reference to a Materiality Qualifier which address matters only as of a certain date, which shall have been true and correct as written (including the Materiality Qualifier) as of such certain date), and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not qualified by a Materiality Qualifier shall be true and correct in all material respects when made and on and as of the Closing Date as if made on and as of such time (except for those representations and warranties that are not so qualified and relate to a particular date, which representations and warranties shall be true and correct in all material respects as of such date).

7.2 Parent’s and Merger Sub’s Performance.

(a) Covenants. All of the covenants and obligations that Parent and Merger Sub are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(b) Documents. Parent and Merger Sub must have delivered each of the documents required to be delivered by Parent or Merger Sub pursuant to Section 1.14(b)(ii).

7.3 Parent Shareholder Approval.

The Parent’s shareholders shall have approved the Parent Proposals.

7.4 Stockholder Approval.

The Stockholders shall have approved the Company Proposals.

7.5 No Actions.

There must not have been commenced or threatened against Parent, Merger Sub or the Company or against any Person affiliated with Parent, Merger Sub or the Company, any Action (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, restraining, making illegal, or otherwise materially interfering with any of the Contemplated Transactions.

7.6 No Prohibition.

No Governmental Authority shall have enacted, issued, promulgated, enforced or entered into any Law or Governmental Order and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Contemplated Transactions illegal or that otherwise prohibits or requires the payment of any damages as a result of the Contemplated Transactions, and no Action in which any of the foregoing is sought shall be pending.

VIII. TERMINATION

8.1 Termination Events.

This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a) by mutual written consent of Parent and the Company;

(b) on or after January 31, 2022 (the “Outside Date”), by either the Company or Parent if the Closing has not occurred on or before such date; provided, further that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a party that is then in material breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement such that the other party would have the right to terminate this Agreement pursuant to Section 8.1(c) or Section 8.1(d), as applicable;

(c) by the Company, upon written notice, if (i) one or more of the representations and warranties of Parent or Merger Sub shall have become untrue such that the condition set forth in Section 7.1 would not be satisfied, (ii) Parent or Merger Sub shall have breached any agreement, obligation or covenant such that the condition set forth in Section 7.2 would not be satisfied, (iii) all of the conditions set forth in Section 6 are satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing, but which would be reasonably capable of being satisfied at Closing) and Parent and Merger Sub fail to satisfy their respective obligations to be carried out at Closing under Section 1.14(b)(ii), or (iv) a Parent Change in Recommendation occurs; provided, that in the case of (i) or (ii), if the inaccuracy in Parent’s or Merger Sub’s representations and warranties or the breach of Parent’s or Merger Sub’s agreement, obligation or covenant is curable through the exercise of Parent’s or Merger Sub’s commercially reasonable efforts, then the Company may not terminate this Agreement for thirty (30) days after the Company shall have given written notice of such inaccuracy or breach to Parent and Merger Sub (so long as Parent and Merger Sub continue to use commercially reasonable efforts to cure the inaccuracy or breach during such period), it being understood that the Company may not terminate this Agreement if Parent and Merger Sub cure such inaccuracy or breach within such thirty (30) day period; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Company if the Company is then in breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement such that Parent would have the right to terminate this Agreement pursuant to Section 8.1(d), as applicable.

(d) by Parent, upon written notice to the Company, if (i) one or more of the representations and warranties of the Company shall have become untrue such that the condition set forth in Section 6.1 would not be satisfied, (ii) the Company shall have breached any agreement, obligation or covenant such that the condition set forth in Section 6.2 would not be satisfied, (iii) all of the conditions set forth in Section 7 are satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing, but which would be reasonably capable of being satisfied at Closing) and the Company fails to satisfy all of its obligations to be carried out at Closing under Section 1.14(b)(i), or (iv) a Company Change in Recommendation occurs; provided that in the case of (i) or (ii), if the inaccuracy in the Company’s representations and warranties or the breach of the Company’s agreement, obligation or covenant is curable through the exercise of commercially reasonable efforts, then Parent may not terminate this Agreement for thirty (30) days after Parent shall have given written notice of such inaccuracy or breach to the Company (so long as the Company continues to use commercially reasonable efforts to cure such inaccuracy or breach during such period), it being understood that Parent may not terminate this Agreement if the Company cures such inaccuracy or breach within such thirty (30) day period; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to Parent if Parent or Merger Sub is then in breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement such that the Company would have the right to terminate this Agreement pursuant to Section 8.1(c), as applicable; or

(e) by either Parent or the Company if there shall be any Law that makes consummation of the Contemplated Transactions, including the Merger, illegal or otherwise prohibited, or if any Governmental Order enjoining Parent, Merger Sub or the Company from consummating the Contemplated Transactions, including the Merger, is entered and such Governmental Order shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this provision shall have used all commercially reasonable efforts to remove or vacate such order.

8.2 Effect of Termination.

If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become void and of no further force and effect, except for the provisions of this Section 8.2, Article XI and Article XII, which shall survive such termination; provided, however, that nothing herein shall relieve any party from Liability for any knowing or intentional breach of any representation, warranty, covenant or agreement contained in this Agreement prior to such termination.

IX. INDEMNIFICATION.

9.1 Indemnification by Stockholders.

(a) Subject to the limitations set forth in this Article IX, from and after Closing, Stockholders shall (severally in their pro rata portion based upon the percentage of the Merger Consideration to which they are entitled and not jointly) indemnify and hold harmless Parent, Merger Sub and each of their respective Affiliates (including, following the Effective Time, the Company, including, for the avoidance of doubt, the Surviving Corporation), and the respective Representatives and Affiliates of each of the foregoing Persons (each, a “Parent Indemnified Person”), from, against and in respect of any and all Losses, whether or not involving a Third Party Claim, incurred or suffered by Parent Indemnified Persons or any of them as a result of, or arising out of (i) any breach of, or inaccuracy in, any representation or warranty made by Stockholders or the Company in this Agreement or any of the Transaction Agreements (“Warranty Breaches”) and (ii) any breach of covenant or agreement of the Company contained in this Agreement or any of the Transaction Agreements by the Company or the Stockholders.

(a) Notwithstanding any other provision of this Agreement to the contrary, for the avoidance of doubt, Stockholders shall have no liability to any Parent Indemnified Person, or for any Losses attributable to (i) to the extent any such Tax actually reduces the Merger Consideration, any Taxes (excluding reserves for deferred Taxes) reflected as a liability on the Closing Balance Sheet; (ii) any Taxes that are attributable to any transaction outside of the Merger as contemplated in this Agreement that is entered into by Parent, Merger Sub, or their Affiliates or at the direction of Parent, Merger Sub, or their Affiliates that occurs on or after the Closing Date; and (iii) Taxes with respect to any taxable period beginning after the Closing Date or the portion of any Straddle Period occurring after the Closing Date.

9.2 Indemnity by the Parent.

Subject to the limitations set forth in this Article IX, from and after the Effective Time, the Parent will indemnify and hold harmless Stockholders and their respective Affiliates, and their respective Representatives and Affiliates of each of the foregoing Persons (each, a “Stockholder Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by Stockholder Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(a) any breach of, or inaccuracy in, any representation or warranty made by Parent or Merger Sub in Article III or in any certificate delivered by Parent or Merger Sub at Closing; or

(b) any breach or violation of any covenant or agreement of Parent or Merger Sub or any covenant or agreement of the Surviving Corporation to the extent required to be performed or complied with by the Parent, Merger Sub or, after the Effective Time, Surviving Corporation after the Effective Time, in either case in or pursuant to this Agreement or any Transaction Agreement.

9.3 Time for Claims.

(a) The representations and warranties contained in Sections 2.1(a)(ii), 2.2, 2.3, 2.4, 2.7(c), 2.10, 2.14, 2.18, 2.19, 2.22 and 2.29 (the “Fundamental Representations”) shall survive the Closing until the applicable statute of limitations, and (ii) the remaining representations and warranties contained in this Agreement shall survive the Closing until the 12-month anniversary of the Closing Date (“Initial Escrow Release Date”), at which time (subject to the proviso in the first sentence of Section 9.3(b)) such representations and warranties shall expire and be of no further force or effect, it being understood and agreed that any claim not brought within the applicable time period as provided herein shall be deemed waived. Each covenant and agreement contained in this Agreement shall survive in accordance with its terms or the statute of limitations, whichever is sooner (provided, that liability for any breach of or failure to perform any Pre-Closing covenant or agreement contained in this Agreement by the Company shall (subject to the proviso in the first sentence of Section 9.3(b)) survive only until the Initial Escrow Release Date).

(b) No claim may be made or suit instituted seeking indemnification (1) pursuant to Sections 9.1(a)(i) or 9.2(a) for any breach of, or inaccuracy in, any representation or warranty or (2) pursuant to Section 9.1(a)(ii) or Section 9.2(b) for any breach of covenant or agreement unless a written notice (A) describing both (y) the breach in reasonable detail in light of the circumstances then known to the Indemnified Person and (z) if reasonably determinable, an estimated amount of Losses suffered as a result thereof or (B) of a Third Party Claim is provided to Stockholders’ Representative or Parent, as applicable, at any time prior to the date on which the underlying representation, warranty or covenant expired pursuant to Section 9.3(a) above; provided that if, at any time prior to the expiration of such survival period with respect to any particular representation, warranty, covenant or agreement, any Indemnified Person delivers to any Indemnifying Person a written notice alleging the existence of an inaccuracy in or a breach of such representation or warranty, any breach of any covenant or agreement, or otherwise asserting any claim in respect of any appraisal demand or asserting a claim for Losses pursuant to Section 9.1(a) or Section 9.2(a) or a written notice of a Third Party Claim, then the representation, warranty, covenant or agreement underlying the claim asserted in such notice and all indemnity obligations under this Article IX related thereto shall survive until such claim is finally and fully resolved in accordance with this Agreement but such extended survival shall only apply to such claim.

9.4 Limitations on Indemnification.

(a) Stockholders shall not be liable for Losses for any Warranty Breach unless the aggregate amount of all Losses with respect to all Warranty Breaches exceeds $200,000, and then only to the extent of such excess (the “Deductible”); provided, that the Deductible shall not apply to any Warranty Breaches of any Fundamental Representation. Stockholders’ aggregate indemnification obligations pursuant to this Article IX shall not exceed the amount at any time remaining in the Escrow Fund, which shall be the Parent Indemnified Parties’ sole and exclusive source for indemnification pursuant to this Article IX; provided that Warranty Breaches of the Fundamental Representations shall be capped at the Merger Consideration and not the Escrow Fund. For the avoidance of doubt, Parent Indemnified Parties must first seek recourse to the Escrow Fund for any recovery related to claims under this Article IX.

(b) Each Indemnified Person shall take all reasonable steps required by applicable Law to mitigate any and all indemnifiable Losses under this Article IX. Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Person shall be calculated after giving effect to any insurance proceeds actually received by the Indemnified Person with respect to such Losses (net of any increases in premiums and net of any expenses incurred in pursuing claims for such insurance proceeds and provided that, to the extent insurance proceeds available under policies are less than the aggregate amount of Losses suffered by the applicable party, such proceeds shall be first applied against Losses not indemnifiable hereunder). Any payments by an Indemnifying Party pursuant to this Article IX in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party. Further, the parties agree that, for the purposes of calculating any Loss, Loss for any item shall be net of reserves or accruals established on or included in the Actual Closing Balance Sheet specifically with respect to such item that is the subject of the Loss.

(c) No Indemnified Person shall be entitled to recover from an Indemnifying Person more than once for any particular Loss, nor shall any Indemnifying Person be liable or otherwise obligated to indemnify any Indemnified Person for the same Loss more than once, and it is the express intent of the parties hereto that no Indemnified Person be entitled to double recovery. Without limiting the generality of the foregoing in the event a Disputed Item under Section 1.11, such Disputed Item shall be resolved under Section 1.11 and not as a claim for indemnification under Article IX.

(d) Each party acknowledges and agrees that, should the Closing occur, except in the case of Actual Fraud, the Indemnified Persons’ sole and exclusive remedy with respect to any and all claims relating to this Agreement, whether based on contract, tort, strict liability, other laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement shall be pursuant to the indemnification provisions set forth in this Article IX; provided that the foregoing shall not limit any parties’ rights to seek specific performance in accordance with Section 11.16 of this Agreement.

(e) Notwithstanding anything in this Agreement to the contrary (including any provisions with respect to limitation on liabilities), any Parent Indemnified Person shall in accordance with the Escrow Agreement, have the full and unrestricted right to recover any amounts owed or payable to it hereunder (including under this Article IX) from the Escrow Fund, notwithstanding that the net effect of such recovery may be joint and several liability of the Stockholders or result in non-pro rata payments.

9.5 Third Party Claims.

(a) Notice of Claim. If any third party notifies an Indemnified Person in writing with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnified Claim against an Indemnifying Person under this Article IX, then the Indemnified Person will as promptly as reasonably practicable (and in any event within ten (10) Business Days of receipt of such Third Party Claim) give written notice to the Indemnifying Person(s); provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person will relieve the Indemnifying Person from any obligation under this Article IX, except to the extent that the Indemnifying Person is actually prejudiced by the Indemnified Person’s failure to give such notice in such a timely manner.

(b) Assumption of Defense, etc. The Indemnifying Person will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Person pursuant to Section 9.5(a). In addition, the Indemnifying Person will have the right to assume the defense of the Indemnified Person against the Third Party Claim at the sole cost and expense of the Indemnifying Person with counsel reasonably satisfactory to the Indemnified Person so long as (i) the Indemnifying Person gives written notice to the Indemnified Person within twenty (20) days after the Indemnifying Person has received notice of the Third Party Claim that the Indemnifying Person will assume such defense, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Person, (iii) the Indemnified Person has not been advised by counsel that an actual or potential conflict exists between the Indemnified Person and the Indemnifying Person in connection with the defense of the Third Party Claim, (iv) there is no criminal or regulatory enforcement Action and (v) the Indemnifying Person conducts the defense of the Third Party Claim in a reasonably prudent manner. The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. The Indemnifying Person shall keep the Indemnified Persons reasonably informed with respect to the status and nature of such defense, including by providing copies of all materials received or submitted in connection with such defense, and shall in good faith allow the Indemnified Persons to make comments regarding the materials submitted in such defense. Nothing herein shall require the Indemnifying Person to disclose any materials that may result in the loss of the attorney-client privilege or attorney work product privilege.

(c) Limitations on Indemnifying Person. If the Indemnifying Person assumes the defense of such Third Party Claim it shall not cease to reasonably and prudently conduct the defense of the Third Party Claim prior to final conclusion, or consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Indemnified Person shall give its consent to such cessation, judgment, compromise or settlement (other than with respect to any Third Party Claim with respect to Taxes) that (i) provides for the payment by the Indemnifying Person of money as sole relief for the claimant (without recourse to any of the Indemnified Persons or their respective Affiliates) and does not impose any material restrictions on the Business or Liabilities, financial or otherwise, or restrictions on any Parent Indemnified Persons or Stockholder Indemnified Persons, as applicable, of any nature, (ii) results in the full and general release of all Parent Indemnified Persons or Stockholder Indemnified Persons, as applicable, from all Liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of applicable Law or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Person.

(d) Indemnified Person’s Control. If the Indemnifying Person does not deliver the notice contemplated by clause (i) of Section 9.5(b) within twenty (20) days after the Indemnifying Person receives the notice of the Third Party Claim, or otherwise at any time the conditions set forth in Section 9.5(b)(i)-(v) are not satisfied, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim with the consent of the Indemnifying Person.

(e) Reasonable Cooperation. The party not in control of the prosecution or defense of a Third Party Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim.

Notwithstanding the foregoing, the procedures for all Tax Contests shall be governed by Section 10.8 (and not this Section 9.5).

9.6 Exclusive Remedy.

Following the Closing, the remedies contained in this Article IX and Article X shall constitute the sole and exclusive remedies with respect to all claims for breach of any representation, warranty or covenant contained in this Agreement, except with respect to claims arising from Actual Fraud or claims for equitable relief. For purposes of clarification of the preceding sentence, the parties acknowledge and agree that the purpose of this Section 9.6 is to make it clear that no party (or any Stockholder) shall have any liability whatsoever to another party (or any Stockholder) in connection with the Contemplated Transactions except as set forth in this Article IX. The parties acknowledge that this Section 9.6 has been negotiated fully and that Parent and the Company would not have entered into this Agreement but for the inclusion of this Section 9.6.

9.7 Merger Consideration Adjustment.

Payments received by any party pursuant to this Article IX or pursuant to Article X shall be treated by the parties as an adjustment to the Merger Consideration, including for Tax purposes, unless otherwise required by Law.

9.8 Escrow Procedures.

The parties hereto (including the Stockholders’ Representative for and on behalf of the Stockholders) agree that their respective rights and obligations with respect to the Escrow Fund, including the funding of the requisite amounts into the Escrow Fund, the procedure for the making of claims against the amounts in the Escrow Fund and the release of such amounts from the Escrow Fund, shall be governed by, and subject to the terms and provisions of, this Agreement and the Escrow Agreement.

9.9 Materiality Qualifiers.

For purposes of indemnification pursuant to Section 9.1(a)(i) or Section 9.2(a) as a result of a breach or inaccuracy in any representations or warranties, the representation and warranties contained in Article II or Article III shall be deemed to have been made without any qualification  as to “materiality”, “Material Adverse Effect” or any other materiality qualifications therein.

9.10 Effect of Investigation.

The representations, warranties, covenants and agreements of the Indemnifying Persons, and the Indemnified Persons’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Persons (including by any of its Representatives) or by reason of the fact that the Indemnified Persons or any of their Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of any Indemnified Person’s waiver of any condition set forth in Article VI.

X. TAX MATTERS

10.1 Covenants With Respect To Taxes

(a) The Company shall grant, and Stockholders shall cause the Company to grant, to Parent and Merger Sub or their designees reasonable access during normal business hours to the Company’s books and records relevant to Tax matters of the Company (including tax work papers and returns and correspondence with Taxing Authorities), including the right to take extracts therefrom and make copies thereof, to the extent the books and records relate to taxable periods that end or would end on or prior to or include the Closing Date and in respect of which the applicable statute of limitations has not been closed. Prior to the Closing Date, with respect to Tax matters, Stockholders and their respective Affiliates and any of their respective Representatives will provide reasonable access to Parent, Merger Sub and their Representatives, during normal business hours, to the offices, properties, books, data, files, information, records, and employees of the Company, but solely with respect to information related to the Tax matters of the Company, furnishing additional data and other information regarding the Taxes of the Company as may from time to time reasonably be requested; provided that, in each case, the cooperation shall not unreasonably interfere with the business or operations of Stockholders or the Company.

(b) Parent shall prepare and timely file (or cause to be timely filed) all Tax Returns of or with respect to the Company that relate to a Pre-Closing Tax Period and are required to be filed after the Closing Date (taking into account any available extensions) and, subject to Section 10.1(c), Stockholders shall pay (or cause to be paid) all Taxes due with respect to those Tax Returns within the time and in the manner required by applicable Law (except to the extent any such Taxes were specifically included as a liability in the calculation of the Merger Consideration or are attributable to a taxable period (or portion thereof) beginning after the Closing Date (determined in accordance with the principles set forth in Section 10.1(i) with respect to the Straddle Period), in which case Parent shall pay or cause to be paid such Taxes). All such Tax Returns shall be prepared in a manner consistent with applicable Law.

(c) With respect to Tax Returns of the Company that include a Pre-Closing Tax Period, Parent shall and shall cause its respective Affiliates to submit those Tax Returns to the Stockholders’ Representative for review and approval (such approval not to be unreasonably withheld or delayed) sufficiently in advance of the due date for filing those Tax Returns (after taking into account available extensions), but in all events at least twenty (20) days prior to the date those Tax Returns are required to be filed. The Stockholders’ Representative shall notify the preparing party of any comments or disputes with respect to those Tax Returns in advance of the due date for filing those Tax Returns (after taking into account available extensions), but in all events at least fourteen (14) days prior to the date the Tax Returns are required to be filed. In the event of any disagreement between Parent and Stockholders with respect to a Tax Return that includes a Pre-Closing Period, the disagreement shall be resolved by the CPA Firm, and any determination by the CPA Firm shall be final unless otherwise not consistent with applicable Law. The fees and expenses of the CPA Firm shall be borne equally by Parent and Stockholders. If the CPA Firm does not resolve any differences between Stockholders and Parent with respect to a Tax Return at least five (5) Business Days prior to the due date therefor, the Tax Return shall be filed as prepared by the party having the responsibility hereunder for filing the Tax Return and amended to reflect the CPA Firm’s resolution, and an appropriate payment shall be made by Stockholders to Parent, or by Parent to Stockholders, to reflect such resolution.

To the extent Parent or the Company, on the one hand, or Stockholders, on the other hand, are liable under this Agreement for a Tax that is required to be paid or remitted by the other party (or Affiliate of the other party) to a Taxing Authority, including a Tax that arises out of or relates to a Tax Return that is required to be filed (or caused to be filed) by the other party (or Affiliate of the other party), then Parent or the Company, on the one hand, or Stockholders, on the other hand, shall pay to the party that is required to pay or remit the Tax the amount of its liability for the Tax as determined under this Agreement within five (5) Business Days after receiving a written request for the payment from the other party, and the request shall include a calculation of the amount of the liability.

(d) After the Closing Date, Stockholders and Parent shall, and shall cause their respective Affiliates to:

(i) furnish or cause to be furnished copies of all Tax Returns and other relevant information, records and documents relating to Taxes in the possession of that Person relating to the Company, or the business or assets of the Company, in each case with respect to Pre-Closing Tax Periods as is reasonably necessary for the preparation and filing of any Tax Return, to respond to any Taxing Authority or for the preparation for, or defense against, any Tax Claim or other disputes regarding any Taxes or Tax Returns of the Company for Pre-Closing Tax Periods or Straddle Periods or with respect to a liability for which any party to this Agreement or any Affiliate thereof may be liable (including reasonable access to employees, officers, consultants, counsel, auditors and other relevant professionals);

(ii) timely sign and deliver those certificates, forms or other documents as may be necessary or appropriate (i) to establish an exemption from (or otherwise reduce) Transfer Taxes, or (ii) to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Contemplated Transactions) or (iii) to file Tax Returns; and

(iii) timely provide to the other party powers of attorney or similar authorizations necessary to carry out the purposes of this Section 10.1;

(iv) upon reasonable request, to provide the other party with all information that either Party is required to report pursuant to Section 6043A of the Code or Treasury Regulations promulgated thereunder; or

(v) provide records and information that are reasonably requested regarding an audit, litigation or other proceeding and make employees reasonably available on a mutually convenient basis as reasonably requested to provide additional information and explanation of any material provided hereunder.

(vi) retain all books and records for seven (7) years.

(e) For purposes of this Article X, in the case of Taxes of the Company that are imposed with respect to any Straddle Period, the portion of the Tax that is allocable to the Pre-Closing Tax Period shall be:

(i) in the case of Taxes that are based upon or related to income or receipts, the amount of Tax determined on an interim closing of the books method as of (and including) the Closing Date (and the parties hereto shall elect to adopt that method if permitted by applicable Law); and

(ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, the amount of Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

10.2 Transfer Taxes.

All Transfer Taxes shall be paid 50% by Stockholders and 50% by Parent. Stockholders’ Representative and Parent will cooperate (and shall cause their Affiliates to cooperate) in all reasonable respects to timely prepare any Tax Returns or other filings relating to Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes and fees, and, if required by applicable Law, Parent will, and will cause its Affiliates to, join in the execution of any of those Tax Returns and other documentation.

10.3 Tax Treatment of Merger.

The parties intend that the Merger will be treated for federal income tax purposes as a taxable purchase of the Company’s stock and that they will file their respective Tax Returns in accordance with such treatment and will take no action or position which is inconsistent with such treatment unless otherwise required by a final determination pursuant to Section 1313(a) of the Code.

10.4 Other Tax Covenants.

(a) For all purposes under this Agreement, any Transaction Deductions shall be treated as allocable to the Pre-Closing Tax Period to the fullest extent permitted by applicable Law.

(b) No party shall make (or purport to make) any election under Section 1.1502-76(b)(2)(ii)(D) of the Treasury Regulations to ratably allocate items under Section 1.1502-76(b)(2)(ii) of the Treasury Regulations or any election described in Section 1.1502-76(b)(2)(iii) of the Treasury Regulations

(c) No election under Section 336 or 338 of the Code (or any comparable applicable provision of state, local or foreign Tax law) shall be made with respect to the Contemplated Transactions.

(d) Parent shall be a “C corporation” for purposes of the Code and shall cause the Company to (A) join Parent’s “consolidated group” (within the meaning of Treasury Regulation Section 1.1502-1(h) and any corresponding state or local law provision) effective as of the beginning of the date following the Closing Date and (B) to the extent permitted by applicable Law, treat the Closing Date as the last date of a Tax period the Company.

10.5 Post-Closing Actions. Without prior written consent by the Stockholders’ Representative (which shall not be unreasonably withheld, conditioned or delayed), except as required by applicable Law, Parent shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Company) to, (i) file, re-file, supplement, or amend any Tax Return of the Company for any Tax period ending on or before the Closing Date, (ii) take any action relating to Taxes that could create a Tax liability on the Closing Date that is outside the ordinary course of business, or (iii) make any Tax election for the Company effective on or before the Closing Date. In the event that Parent or the Company intends to voluntarily approach any taxing authority regarding any Taxes or Tax Returns of the Company that were originally due on or before the Closing Date, Parent shall inform Stockholders’ Representative of such intention and keep Stockholders’ Representative reasonably informed with respect to such discussions.

10.6 Tax Contests.

(a) Parent shall deliver a written notice to Stockholders’ Representative (a “Tax Contest Notice”) promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of the Company for which Stockholders may be liable under applicable Law or this Agreement (“Tax Contest”); provided, however, that the failure or delay to notify Stockholders’ Representative shall not relieve Stockholders of any obligation or liability that Stockholders may have to Buyer.

(b) Parent shall control any Tax Contest; provided, however, Stockholders’ Representative, at its sole cost and expense, shall have the right to participate in any Tax Contest to the extent it relates to Taxes with respect to a Pre-Closing Tax Period.

(c) Parent shall control a Tax Contest and (A) keep Stockholders’ Representative reasonably informed regarding the status of such Tax Contest; (B) allow Stockholders’ Representative, at the expense of Stockholders’ Representative, to participate in (but not control) such Tax Contest; and (C) not settle, resolve or abandon any such Tax Contest without the prior written consent of Stockholders’ Representative, which shall not be unreasonably withheld, conditioned or delayed.

The procedures for all Tax Contests shall be governed by this Section 10.5 (and not Section 9.5).

XI. MISCELLANEOUS

11.1 Notices.

All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(i) by hand (in which case, it will be effective upon delivery);

(ii) by facsimile or email (in which case, it will be effective upon receipt of confirmation of good transmission); or

(iii) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Company or Stockholders’ Representative:

Reflect Systems, Inc.

2221 Lakeside Blvd #1200

Richardson, TX 75082

Attn: Lee Summers

Telephone: (214)-413-3200

Email: LSummers@reflectsystems.com

RSI Exit Corporation

1413 Teaberry Court

Plano, Texas 75093

Attn: William E. Warren

Telephone: 972-741-0594

Email: warrenltd@msn.com

In each case with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLC

2121 N. Pearl Street, Suite 1100

Dallas, TX 75201-2494

Attention: Joseph A. Hoffman, Esq.

Telephone: (214) 765-3608

Facsimile: (214) 765-3602

Email: joseph.hoffman@katten.com

If to Parent, Merger Sub (or, after the Effective time, the Surviving Corporation), to:	Creative Realities, Inc. Attention: Mr. Rick Mills, Chief Executive Officer 13100 Magisterial Dr., STE 100 Louisville, KY 40223 Telephone: 502.791.8800 Email: rick.mills@cri.com
In each case with a copy (which shall not constitute notice) to:

Maslon LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-4140

Telephone: (612) 672-8341

Facsimile: (612) 642-8341

Attention: Bradley A. Pederson

Email: Bradley.pederson@maslon.com

Each of the parties to this Agreement may specify a different address or facsimile number by giving notice in accordance with this Section 11.1 to each of the other parties hereto.

11.2 Stockholders’ Representative.

(a) Appointment. “Stockholders’ Representative” means RSI Exit Corporation, a Texas corporation. Each Stockholder hereby irrevocably constitutes and appoints Stockholders’ Representative as such Stockholders’ attorney-in-fact and agent to act in such Stockholder’s name, place and stead in connection with all matters arising from and under this Agreement, each of the Transaction Agreements and any other agreements, documents or instruments related to the Contemplated Transactions and acknowledges that such appointment is coupled with an interest and is irrevocable. Stockholders’ Representative hereby accepts such appointment and authorization.

(b) Authority. Each Stockholder agrees to be bound by all notices received or given by, and all agreements and determinations made by, and all documents executed and delivered by Stockholders’ Representative under this Agreement; authorizes Stockholders’ Representative (with full power of substitution in the premises) to (i) receive any and all payments owing to the Stockholders under this Agreement, (ii) terminate, amend, waive any provision of, or abandon, this Agreement or any of the Transaction Agreements, (iii) assert and review claims, make demands and commence actions on behalf of the Stockholders under this Agreement or any of the Transaction Agreements, (iv) dispute or to refrain from disputing any claim made by the Stockholders, negotiate and compromise any dispute that may arise under, and exercise or refrain from exercising remedies available to the Stockholders under, this Agreement, any of the Transaction Agreements or under applicable Law in connection with the Contemplated Transactions (including with respect to the Merger Consideration Adjustment or any indemnification obligations under Section 9), and to sign any releases or other documents with respect to such dispute or remedy on behalf of the Stockholders (and to bind the Stockholders in so doing), (v) give such instructions and do such other things and refrain from doing such things as Stockholders’ Representative shall deem appropriate to carry out the provisions of this Agreement or any of the Transaction Agreements, (vi) give any and all consents and notices under this Agreement any of the Transaction Agreements (including with respect to payments under the Escrow Agreement), perform all actions, exercise all powers, receive service of process with respect to any Action under this Agreement, the Transaction Agreements and any other agreement or instrument in connection with the Contemplated Transactions, and (vii) agree to, negotiate and authorize, receive or make payments in connection with the Merger Consideration Adjustment, any indemnification obligations under Article IX and any other payment pursuant to the terms of this Agreement or the Transaction Agreements, and fulfill all duties otherwise assigned to Stockholders’ Representative in this Agreement or the Transaction Agreements. Each Stockholder hereby expressly acknowledges and agrees that Stockholders’ Representative has the sole and exclusive authority to act on such Stockholder’s behalf in respect of all matters arising under or in connection with this Agreement or the Transaction Agreements after execution of this Agreement, notwithstanding any dispute or disagreement among them, and that no Stockholder shall have any authority to act unilaterally or independently of Stockholders’ Representative in respect to any such matter. Parent, Merger Sub and, after the Closing, the Surviving Corporation shall be entitled to deal exclusively with the Stockholders’ Representative on matters relating to this Agreement, the Transaction Agreements and the Contemplated Transactions and rely exclusively (without independent verification or investigation) on any and all actions taken by Stockholders’ Representative under this Agreement and the Transaction Agreements as the duly authorized and valid action of all Stockholders without any Liability to, or obligation to inquire of, any Stockholder. All notices, counter notices or other instruments or designations delivered by any Stockholder in regard to this Agreement or the Transaction Agreements shall not be effective unless, but shall be effective if, signed by Stockholders’ Representative, and if not, such document shall have no force or effect whatsoever, and Parent, Merger Sub, the Surviving Corporation or the Company (after the Closing) and any other Person may proceed without regard to any such document. Stockholders’ Representative shall be paid, from the Expense Escrow Amount, $2,500 a month for the first 18 months after the Closing) and $250 per each hour spent by the Stockholders’ Representative thereafter, up to the total amount of the Expense Escrow Amount.

(c) Change of Representative. Stockholders’ Representative may be changed by the Stockholders upon not less than twenty (20) calendar days prior written notice to Parent; provided, that Stockholders’ Representative may not be removed unless the Stockholders owning a majority of the outstanding Stock immediately prior to the Effective Time agree to such removal and to the identity of the substituted agent or agents. Stockholders’ Representative may resign at any time upon not less than thirty (30) calendar days’ prior written notice to Parent, but in any event, not prior to the appointment of a substitute Stockholders’ Representative by the Stockholders owning a majority of the outstanding Stock immediately prior to the Effective Time. No bond shall be required of Stockholders’ Representative.

(d) A decision, act, consent or instruction of Stockholders’ Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and Parent, Merger Sub, and, after the Closing, the Surviving Corporation may conclusively and absolutely, rely, without any inquiry, upon any such decision, act, consent or instruction of Stockholders’ Representative as being the decision, act, consent or instruction of the Stockholders. Parent, Merger Sub and, after the Closing, the Surviving Corporation is hereby relieved from any Liability to any Person, including any Stockholder, for any acts done by any of them in accordance with or reliance on such decision, act, consent or instruction of Stockholders’ Representative.

(e) All notices or other communications required to be made or delivered by Parent, Merger Sub or, after the Closing, the Surviving Corporation to the Stockholders shall be made to Stockholders’ Representative for the benefit of the Stockholders, and any notices so made shall discharge in full all notice requirements of Parent, Merger Sub or the Surviving Corporation to the Stockholders with respect thereto. All notices or other communications required to be made or delivered by the Stockholders to Parent, Merger Sub or the Surviving Corporation shall be made by Stockholders’ Representative for the benefit of the Stockholders and any notices so made shall discharge in full all notice requirements of the Stockholders to Parent, Merger Sub and the Surviving Corporation with respect thereto.

11.3 Publicity.

Prior to the Closing, (i) no public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of Parent and Stockholders’ Representative, and (ii) Parent and Stockholders’ Representative shall agree on the form and content of any public announcement or disclosure with respect to this Agreement or the Contemplated Transactions prior to the issuance thereof, including providing each other the opportunity to review and comment upon, and use all reasonable efforts to agree upon, any such public announcement or disclosure, and no such public announcement or disclosure shall be issued prior to such consultation and prior to considering in good faith any such comments; provided, however, that the provisions of this Section 11.3 will not prohibit (a) any disclosure required by any applicable Law, including any disclosure necessary or desirable to provide proper disclosure under the securities laws or under any rules or regulations of any securities exchange on which the securities of such party may be listed or traded or (b) any disclosure made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the Contemplated Transactions. Notwithstanding the foregoing, without the consent of Parent (in its sole discretion) at any time before or after the Closing, no party hereto (other than Parent) shall disclose the amount of the Merger Consideration (or information that would enable the independent calculation of such amounts), except (i) for communications made to equityholders of the Company to the extent required in connection with this Agreement and the Contemplated Transactions, (ii) as otherwise required by this Agreement, (iii) to a party’s and its Affiliates’ partners, limited partners, Representatives, stockholders and investors, in each case, who are bound by customary confidentiality arrangements, or (iv) to the minimum extent required to comply with applicable Law.

11.4 Succession and Assignment; No Third-Party Beneficiary.

Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided that Parent and Merger Sub may assign this Agreement (in whole but not in part) to one or more Affiliates of Parent; and, provided, further, that no such assignment shall relieve Parent or Merger Sub of their respective obligations under this Agreement. Except as expressly set forth in Article IX with respect to Indemnified Persons who are not parties to this Agreement, this Agreement is for the sole benefit of the parties and their respective successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

11.5 Amendments and Waivers.

No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent, Merger Sub and Stockholders’ Representative, or in the case of a waiver, by the party or parties (and in the case of any Stockholder, by the Stockholders’ Representative) against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

11.6 Further Assurances.

From and after the date hereof, upon the request of Stockholders’ Representative, Parent, Merger Sub or, after the Effective Time, the Surviving Corporation, each party will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.

11.7 Entire Agreement.

This Agreement and the Transaction Agreements and the other agreements and documents to be executed and delivered pursuant hereto or contemporaneously herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior and contemporaneous discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto, including, but not limited to, the Letter of Intent, dated August 27, 2021, by and between the Company and Parent.

11.8 Schedules; Listed Documents, etc.

The Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of any Stockholder, except as and to the extent expressly provided in the Agreement. Inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to any particular Stockholder, the Company or the assets, Liabilities, financial condition, results, business and/or operations of the Company. The fact that any item of information is contained in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by the Agreement. Such information shall not be used as a basis for interpreting the term “material,” “materially,” “materiality” or “Material Adverse Effect” or other similar terms in the Agreement. The information and disclosures contained in any particular schedule(s) shall be deemed to be disclosed and incorporated by reference in any other schedule(s) as though fully set forth in such other schedule(s) if it is reasonably apparent on its face that such information and/or disclosures are relevant to the representation, warranty or covenant corresponding to the other schedule(s).

11.9 Counterparts; Execution.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto. Facsimile or other electronically scanned and transmitted signatures, including by email attachment, shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

11.10 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, then each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law.

11.11 Headings.

The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

11.12 Construction.

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

11.13 Governing Law.

This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule of the State of Delaware or of any other jurisdiction that would cause the application of the laws of any other jurisdiction other than Delaware.

11.14 Dispute Resolution.

(a) If Stockholders’ Representative, on the one hand, and Parent, on the other hand, are unable to resolve any controversy, dispute or claim arising out of, or relating to, this Agreement (any such controversy, claim or dispute, a “Dispute”) on or before the 30th day following the receipt by Stockholders’ Representative or Parent of written notice of such Dispute from the other party, which notice describes in reasonable detail the nature of the Dispute and the facts and circumstances relating thereto, Parent or Stockholders’ Representative may, by delivery of written notice to the other parties, require that Representatives of Stockholders’ Representative and Parent meet at a mutually agreeable time and place in an attempt to resolve such Dispute. Such meeting shall take place on or before the 15th day following the date of the notice requiring such meeting, and if the Dispute has not been resolved within 15 days following such meeting, Stockholders’ Representative or Parent may cause such Dispute to be settled by final and binding arbitration in Dover, Delaware by filing a written demand for arbitration with JAMS, with a copy to the other party, by submitting such Dispute for arbitration within 20 days following the expiration of such 15-day period. Except as herein stated, the arbitration will be conducted in accordance with the provisions of the Comprehensive Arbitration Rules and Procedures of JAMS in effect at the time of filing of the demand for arbitration; provided that the parties agree that each party to the Dispute shall have discovery within the limits imposed by the arbitrator, not to exceed the discovery limitations in the Federal Rules of Civil Procedure. Discovery is to be completed within 90 days after the first preliminary conference for discovery, and not to exceed 120 days for expert discovery, if any. The arbitrator or arbitrators shall be required to follow the applicable law as set forth in the governing law section of this Agreement.

(b) The parties shall jointly select and appoint a single arbitrator to hear and determine the Dispute, unless the parties agree otherwise. If the parties are unable reach agreement on the arbitrator, a single arbitrator shall be appointed in accordance with the arbitrator selection procedures set forth in the Arbitration Rules and Procedures of JAMS then in effect. The arbitrator must be a retired judge of a state or federal court of the United States. The parties agree that the presiding arbitrator shall have the jurisdiction to resolve any disputes arising out of or relating to this Agreement, and, absent manifest error, the arbitrator’s decision will be final and conclusive upon both parties hereto.

(c) This agreement to arbitrate shall be specifically enforceable against the parties by any court of competent jurisdiction, and may be challenged only upon the grounds provided in Section 10 to the United States Arbitration Act, 9 U.S.C. Sec. 10.  Application may also be made to such court to confirm, modify or vacate any decision or award of the arbitrators, for an order of enforcement and for any other remedies, including equitable remedies, which may be necessary to effectuate such decision or award.  All the parties hereto hereby consent to the jurisdiction of the arbitrators and of such court and waive any objection to the jurisdiction of such arbitrator and such court.

(d) The parties will share equally the costs of the arbitrator and JAMS. However, one or more of the parties to any arbitration proceeding commenced hereunder shall be entitled, as a part of the arbitration award, to petition the arbitrators to award the costs and expenses (including reasonable attorneys’ fees and interest on any award) of investigating, preparing and pursuing an arbitration claim as such costs and expenses are determined by the arbitrators.

(e) THE ARBITRATOR OR ARBITRATORS SHALL NOT BE EMPOWERED TO AWARD DAMAGES IN EXCESS OF ACTUAL DAMAGES (WHICH ACTUAL DAMAGES INCLUDE REASONABLE ATTORNEYS FEES AND EXPERT WITNESS FEES) AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO RECOVER SUCH DAMAGES (INCLUDING INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, DIMINUTION IN VALUE OR SIMILAR DAMAGES) IN ANY FORUM.

(f) The arbitrator will, upon the request of either party, issue a written opinion of the arbitrator’s findings of fact and conclusions of law.

(g) Nothing set forth in this Section 11.14 shall limit Parent or Merger Sub’s rights to seek specific performance in accordance with Section 11.16, which claims will not be subject to mandatory arbitration and may be brought in a court of competent jurisdiction in Dover, Delaware.

11.15 Expenses.

Except as expressly provided herein, each party shall bear its own expenses incurred in connection with this Agreement and the Contemplated Transactions.

11.16 Specific Performance.

Parent and Merger Sub shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Agreement specifically enforced through injunctive or other relief, without the necessity of posting a bond, it being acknowledged that the Company has unique assets, with value to Parent’s and Merger Sub’s businesses not readily quantifiable and any breach by any Stockholder and/or the Company which causes the Closing not to occur will cause irreparable injury to Parent and Merger Sub, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to Parent or Merger Sub. Stockholder and the Company covenant and agree that they shall not, and shall not authorize any other Person to, challenge or question the enforceability of any provision of this Section 11.16.

11.17 Company Representation.

Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that, Katten Muchin Rosenman LLP may serve as counsel to the Stockholders’ Representative and its Affiliates (individually and collectively, the “Company Stockholders Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Contemplated Transactions hereby, and that, following consummation of the Contemplated Transactions, Katten Muchin Rosenman LLP (or any successor) may serve as counsel to the Company Stockholder Group or any director, member, partner, officer, employee or Affiliate of the Company Stockholder Group, in connection with any Dispute arising out of or relating to this Agreement or the Contemplated Transactions by this Agreement notwithstanding such representation or any continued representation of the Company, and each of the parties to this Agreement consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the parties to this Agreement acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such party has consulted with counsel or has been advised it should do so in connection herewith.

11.18 Privileged Communications.

Each of the parties to this Agreement hereby irrevocably acknowledges and agrees that all ‘Privileged Communications’ do not pass to Parent or the Surviving Corporation notwithstanding the Merger and instead remain and are controlled by the Stockholders and the Stockholders Representative. For purposes hereof, “Privileged Communications” means all communications between Katten Muchin Rosenman LLP, on the one hand, and the Company (any director or officer thereof) or Stockholders’ Representative, on the other hand, prior to the Effective Time, made in connection with the negotiation, preparation, execution, delivery and performance under, or any matter arising out of or relating to, this Agreement, any Transaction Agreement or the Contemplated Transactions hereby or thereby. Parent and the Surviving Corporation will not seek to have any member of the Stockholders or Stockholders’ Representative Group waive the attorney-client privilege. Notwithstanding the foregoing, if a Dispute arises after the Closing between the Parent or the Surviving Corporation, on the one hand, and a third party that is not an Affiliate of any party to this Agreement, on the other hand, the Surviving Corporation may assert the attorney-client privilege to prevent disclosure of confidential communications by or with Katten Muchin Rosenman LLP to such third party.

XII. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

12.1 Definitions.

As used herein, the following terms will have the following meanings:

“Accounts Receivable” means the aggregate amount of accounts, commissions and debts payable to the Company.

“Action” means any claim, action, cause of action or suit (whether in contract, tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, audit, hearing, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Actual Fraud” means an actual and intentional fraud or intentional misrepresentation with respect to the making of the representations and warranties by the Company (or any representative of the Company) or the Stockholders or reckless disregard as to the accuracy or inaccuracy of such representations and warranties made by such party, in each case as qualified by the Disclosure Schedules.

“Affiliate” means with respect to any specified Person, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer, limited liability company manager or director of, or direct or indirect beneficial holder of at least 20% of any class of the capital stock of, such specified Person, (c) each Person that is managed by a common group of executive officers, limited liability company managers and/or directors as such specified Person, (d) the Members of the Immediate Family (i) of each officer, director, limited liability company manager or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person, and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of equity interests at such time.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any affiliated, consolidated, combined, unitary, aggregate or similar group defined under a similar provision-of any applicable Law.

“Applicable Per Share Merger Consideration” means, with respect to each share of Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred, and Series D Preferred the applicable per share Merger Consideration with respect to such Share, in accordance with the Merger Consideration Allocation.

“Assets” means all properties, rights and assets of the Company, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business).

“Business” means the Company’s development, marketing, sale, maintenance and support of digital signage platforms and networks and media sales.

“Business Day” means any weekday other than a weekday on which banks in Louisville, Kentucky or Dallas, Texas are authorized or required to be closed.

“Cash” means the aggregate amount of unrestricted cash and cash equivalents determined in accordance with GAAP.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, P.L. 116-136 (2020).

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

“Closing Date Merger Consideration” means an amount equal to the Merger Consideration minus the Escrow Amounts and minus the Guaranteed Consideration.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Company Board” means the Board of Directors of the Company.

“Company Employee” means any employee of the Company.

“Company Independent Contractor” means any individual (whether current of former) providing services to the Company, as an independent contractor or consultant, including through an entity wholly owned by such individual.

“Company Intellectual Property” means, collectively, the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company’s Knowledge” means the knowledge of William Warren, Lee Summers, Dale Monson, Matt Schmitt, Bart Massey, and Robert Sanders who will be deemed to have knowledge of all such matters as he would have discovered, had he made due and diligent inquiries, including such inquiries of the officers and directors of the Company.

“Company Source Code” means any source code or any portion, aspect or segment of any source code, relating to any Company Technology.

“Company Stock Plan” means any stock option plan of the Company, as amended from time to time, or any other similar plan, agreement or arrangement.

“Company Technology” means any and all Technology, including Customer Offerings and Internal Systems, used in the Business and any and all Intellectual Property in any and all such Technology.

“Contaminant” means any petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof; any asbestos and/or any material which contains any hydrated mineral silicate; any polychlorinated biphenyl or polychlorinated biphenyl-containing materials or fluids; radon; or any other pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, natural gas, synthetic gas (and any mixtures thereof), asbestos, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes any substance defined in or regulated under any Environmental Law, including, without limitation, those substances included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” and “toxic pollutants.”

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Transaction Agreements, including the Merger.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, commitment, deed, mortgage, lease, license or warranty obligation, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Indebtedness), to which or by which such Person is a party or otherwise subject or bound.

“CPA Firm” means an accounting firm mutually satisfactory to Stockholders’ Representative and Parent who satisfies each of the following requirements (unless otherwise agreed by Stockholders’ Representative and Parent): (i) the accounting firm shall not have performed any accounting or consulting services for any party or any Affiliate of any party at any time during the two year period prior to the date of this Agreement; (ii) the accounting firm has no partner that is related in any way by blood or marriage to any party or any executive officer, partner (other than limited partners) or director of any party or any Affiliate of such party; (iii) the accounting firm has been in existence for a period of not less than ten years; and (iv) the accounting firm is willing to accept engagement as a CPA Firm on the terms and conditions of this Agreement.

“Current Assets” means the total of the Company’s consolidated current assets, which current assets shall include all items required by, and shall be calculated in accordance with, GAAP, and no other assets; provided that unrestricted cash and cash equivalents shall be excluded from Current Assets.

“Current Liabilities” means the total of the Company’s consolidated current liabilities, which current liabilities shall include all items required by, and shall be calculated in accordance with, GAAP, and no other liabilities; provided that all Transaction Expenses and Indebtedness shall be excluded from Current Liabilities.

“Customer Offerings” means (i) the products (including Software and Documentation) that the Company (1) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (2) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous two (2) years, or (3) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (ii) the services that the Company (1) currently provides or makes available to third parties, or (2) has provided or made available to third parties within the previous two (2) years, or (3) currently plans to provide or make available to third parties in the future.

“Data Room” means the data site maintained on the iDeals Virtual Data Room platform, or others similar provider, on behalf of the Company.

“Disclosure Schedule” means the disclosure schedules attached hereto and delivered by the Company to Parent and Merger Sub in connection with the execution of this Agreement.

“Economic Aid Act” means the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act.

“Employee Plan” means each (a) written or unwritten agreement or arrangement to or under which the Company is a party or would reasonably be expected to have any actual or contingent liability or obligation and (b) employee benefit plan, program, agreement or arrangement, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, medical, retiree medical, vision, dental and life insurance plans, and each other material employee benefit plan or fringe benefit plan, whether or not subject to ERISA, (A) that is currently sponsored, maintained or contributed to (or required to be contributed to under applicable Law) by the Company for the benefit of any current or former director, officer, or employee (or any dependent or beneficiary thereof), or (B) with respect to which the Company would reasonably be expected to have any actual or contingent material liability, but excluding any Multiemployer Plan and other than any plan or program maintained by a Governmental Entity to which the Company contributes pursuant to applicable Laws.

“Encumbrance” means any charge, lien pledge, security interest, mortgage, right of way, easement, encroachment or other encumbrances, or any restriction or covenant with respect to transferability; provided, however, that, when the term “Encumbrance” is used with respect to, or in respect of, any security or equity interest (including, but not limited to, any Shares), “Encumbrance” shall additionally include any claim, equitable interest, license, option, right of first offer or first refusal, preemptive rights, buy/sell agreement and any restriction or covenant with respect to voting.

“Enforceability Exceptions” means (a) bankruptcy, insolvency, reorganization, moratorium or other Laws now or hereafter in effect affecting the enforceability of creditors’ rights generally and (b) general principles of equity that may limit the availability of remedies (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Enforceable” means, with respect to any Contractual Obligation stated to be “Enforceable” by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms.

“Environmental, Health and Safety Liabilities” means any claim, demand, order, suit, cost, damages, expense, Liability, obligation (including any investigatory, corrective or remedial obligation), or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial” and “response action” include the types of activities covered by CERCLA.

“Environmental Laws” means all applicable federal, state, and local Law, now or hereafter in effect, in each case as amended or supplemented from time-to-time, relating to or addressing the environment, health or safety, which shall include the use, handling, treatment, storage, Release or disposal of any Contaminant, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act, as amended ( 49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.), and any state or local counterpart or equivalent of any of the foregoing, and any and all applicable judicial or administrative orders, applicable consent decrees, and binding judgments relating to the regulation and protection of human health, safety, the environment, and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species, and vegetation).

“Equity Security” of any Person means any (i) capital stock, membership or partnership interest or other ownership interest of or in such Person, (ii) securities directly or indirectly convertible into or exchangeable for any for the foregoing; (iii) options, convertible notes or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing; or (iv) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company.

“Escrow Agent” means Computershare.

“Escrow Agreement” means an Escrow Agreement to be into by and among Parent, Stockholders’ Representative and the Escrow Agent, which shall be in substantially the form attached hereto as Exhibit E.

“Escrow Amounts” means the Expenses Escrow Amount, the NWC Escrow Amount and the Indemnity Escrow Amount.

“Escrow Fund” means the Escrow Amounts deposited with the escrow agent, as such sum may be increased or decreased as provided in the Escrow Agreement, including any interest or other amounts earned thereon.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Computershare.

“Exchange Agent Agreement” means an Exchange Agent Agreement, by and among Parent, Exchange Agent and the Stockholders’ Representative, which shall be in a form reasonably acceptable to Parent and the Stockholders’ Representative.

“Expenses Escrow Amount” means an amount in cash equal to $250,000, which amount is withheld ratably from the Stockholders until released by the Stockholders’ Representative in accordance with the terms of the Escrow Agreement.

“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Extension Threshold Price” means the average closing price per share of Parent common stock as reported on the Nasdaq Capital Market or such other exchange on which such shares are publicly traded in the fifteen (15) consecutive trading day period ending fifteen (15) days prior to the three-year anniversary of the Closing Date.

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any supra-national, national, federal, state, local, tribal, provincial, municipal or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal, or any department, bureau or division thereof of any of the foregoing, or any arbitrator or arbitral body.

“Governmental Authorization” means any approval, consent, license, Permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority in a judicial or administrative proceeding.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other Liability of any other Person; or (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person to pay the Indebtedness or other Liability of such obligor.

“Income Tax Return” means any Tax Return relating to any federal, state, local, provincial, municipal or foreign Tax measured by or imposed on net income.

“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees, premiums, make-whole payments, prepayment penalties, breakage costs, commitment and other fees, reimbursements, indemnities and all other amounts payable in respect) of such Person, whether direct or indirect, (a) for borrowed money (including overdraft facilities), (b) for Liabilities secured by any Encumbrance existing on property owned or acquired and subject thereto, (c) evidenced by notes, bonds, debentures or similar Contractual Obligations, (d) for the unpaid or deferred purchase price of property, goods or services, including in connection with the acquisition of any business or any related noncompetition agreement, including all earn-outs or deferred consideration, conditional sale agreements or other title retention agreements with respect to properties in each case related to such acquisition, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (e) under capital leases (in accordance with GAAP), (f) in respect of letters of credit, bank guarantees, bankers’ acceptances or similar facilities, (g) for Contractual Obligations relating to interest rate protection, swap agreements, factoring, hedging, collar agreements or similar arrangements, (h) in the nature of premiums (prepayment or otherwise) or penalties in connection with the obligations described in clauses (a) through (g) above, and (i) in the nature of Guarantees of the obligations described in clauses (a) through (h) above of any other Person.

“Indemnified Person” means, with respect to any Indemnity Claim, the Person asserting such claim under Section 9.1 or Section 9.2, as the case may be.

“Indemnifying Person” means, with respect to any Indemnity Claim, Stockholders or the Surviving Corporation under Section 9.1 or Section 9.2, as the case may be, against whom such claim is asserted.

“Indemnity Claim” means a claim for indemnity under Section 9.1 or Section 9.2.

“Indemnity Escrow Amount” means an amount in cash equal to $2,500,000, which amount is withheld ratably from the Stockholders until release pursuant to the terms of the Escrow Agreement..

“Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature anywhere, including all rights and interests pertaining to or deriving from:

(i) Patent Rights;

(ii) Trademarks and the goodwill and activities associated therewith;

(iii) copyrights and database rights and registrations and applications for registration thereof, including moral rights of authors (whether or not registered or registrable);

(iv) mask works rights and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;

(v) rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;

(vi) any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing;

(vii) all Actions and rights to sue at law or in equity for any past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto;

(viii) Technology, Trade Secrets, Software, algorithms, inventions, invention disclosures, statutory invention registrations, works of authorship, designs, date, proprietary and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, formulae, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or non-patentable, whether copyrightable or non-copyrightable and whether or not reduced to practice; and

(ix) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, registered databases, mask work registrations and applications and filings for each of the foregoing, including for any Intellectual Property rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority.

“Internal Systems” means the Software and documentation and the computer, communications and network systems (both desktop and enterprise wide), materials and test apparatus used by the Company in its businesses or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or hosted at a third party site.

“Investment” means (a) any direct or indirect ownership, purchase or other acquisition by a Person of any notes, obligations, instruments, Equity Securities (including joint venture interests) of any other Person; and (b) any capital contribution or similar obligation by a Person to any other Person.

“IRS” means the Internal Revenue Service.

“Issuance Price” means $2.00 per share of the Stock Consideration.

“Joint Direction” means joint written instructions of Parent and the Stockholders’ Representative instructing the Escrow Agent to make a payment out of the Escrow Fund.

“Law” or “Laws” means any federal, national, foreign, supranational, state, provincial, local or similar statute, law, standard, resolution, promulgation, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person, of any kind, character or description, whether known or unknown, whether asserted or unasserted, whether executory, determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether disputed or undisputed, whether disclosed or undisclosed, whether incurred or consequential, whether secured or unsecured, joint or several, vested or unvested, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person and regardless of whether such debt, duty or liability is immediately due and payable.

“Lock-up Period” means the period commencing on the Closing Date and ending on the six-month anniversary thereof.

“Losses” means any loss, Liability, claim, damage, or expense (including costs of defense and attorneys’, accountants’ and experts’ fees and disbursements); provided, that “Losses” do not include punitive damages (unless such punitive damages are actually awarded by a court of competent jurisdiction).

“Material Adverse Effect” means (A) with respect to the Company, the termination or the official written notice of termination of (or the intent to terminate) of any primary Disclosed Contract (i.e., not a portion of a contract or statement of work, but the primary contract) in effect as of the date hereof with any of those customers set forth on Schedule 12.1(A), (B) with respect to Parent, the termination or the official written notice of termination of (or the intent to terminate) of any primary contract (i.e., not a portion of a contract or statement of work, but the primary contract) in effect as of the date hereof with any of those customers of Parent set forth on Schedule 12.1(B), or (C) any fact, condition, change in, development, event, occurrence or effect on, the Business, operations, Liabilities, Assets, condition (financial or otherwise) or results of operations which, when considered either individually or in the aggregate together with all other facts, conditions, changes, developments, events, occurrences or effects with respect to which such phrase is used in this Agreement, (i) has, or would reasonably be expected to have, a materially adverse effect on the Business, operations, Liabilities, Assets, condition (financial or otherwise) or results of operations, or (ii) prevents or materially delays the party’s ability to perform its respective obligations hereunder; provided, however, that with respect to subparagraph (C) of this definition, no fact, condition, change, development, event, occurrence or effect shall be deemed (individually or in the aggregate) to constitute a Material Adverse Effect, nor shall any of the foregoing be taken into account in determining whether there has been or may be a Material Adverse Effect, to the extent that such face, condition, change, development, event, occurrence or effect results from, arises out of, or relates to (a) a general deterioration in the economy or in the economic conditions prevalent in the industry in which the party operates; (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (c) the disclosure of the fact that Parent is the prospective acquirer of the Shares; (d) the announcement of the Contemplated Transactions; (e) any change, after the date hereof, in accounting requirements or principles imposed upon the Company or the Business or any change, after the date hereof, in Laws, or the interpretation thereof; (f) actions taken by Parent, Merger Sub or any of their Affiliates; or (g) the COVID-19 pandemic (provided, that, in the case of the preceding clauses (a), (b) and (e), any facts, conditions, changes, developments, events, occurrences or effects may (individually or in the aggregate) constitute (or contribute to) a Material Adverse Effect, and shall be taken into account in determining whether there has been or may be a Material Adverse Effect to the extent the same have a disproportionate impact on such party relative to such party’s competitors in the party’s industry).

“Members of the Immediate Family” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created solely for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his capacity as such custodian or guardian.

“Merger Consideration Allocation” means the allocation of the Merger Consideration, as of the Effective Time, among the Shares (excluding Shares to be canceled in accordance with Section 1.5(b)), as set forth on Exhibit F (provided that such allocation will be updated by the Company in advance of the Effective Time).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“NWC Escrow Amount” means an amount in cash equal to $250,000, which amount is withheld ratably from the Stockholders until released pursuant to the terms of the Escrow Agreement.

“Occupational Safety and Health Law” means any applicable Law, including the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder, which both has been adopted and is effective prior to the Closing Date and which is designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Open Source Materials” means any Software, documentation or other material that (a) is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org, or (b) grants, or purports to grant, to any third party, any rights or immunities under Intellectual Property rights (including that (i) require or purport to require, as a condition of the modification, distribution or other use of such material, that any Software, documentation or other material incorporated into, derived from or distributed with such Software, documentation or other material (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) include attribution notices) or (c) restricts or purports to restrict the licensee’s ability to (i) charge for distribution of any Software, documentation or other material, or (ii) use any Software, documentation or other material for commercial purposes.

“Option” means each option to purchase Shares outstanding immediately prior to the Effective Time.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent in all material respects with the past customs and practices of such Person and which is taken in the normal day-to-day operations of such Person and does not require the consent of the stockholders or board of directors of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization, and any joint venture, limited liability company, operating or partnership agreement and other similar documents entered into or adopted at any time or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, stockholders’ agreements, voting agreements, rights of first refusal and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Board” means the Board of Directors of the Parent.

“Parent Proposals” means the following proposals to be considered for approval by the Parent’s shareholders: (i) the issuance of the Stock Consideration in the Merger and any equity or debt financing that is required by the listing and corporate governance rules of Nasdaq, (ii) the adoption of the Retention Plan, (iii) the non-binding advisory approval of executive compensation arrangements for the executive officers of Parent to be effective upon the Closing; and (iv) the possible adjournment of any meeting to approve items (i) and (ii) in the event additional votes of Parent’s shareholders are necessary.

“Patent Rights” means all patents, patent applications (including provisional applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Paycheck Protection Program” means the temporary loan program added to the Small Business Administration’s 7(a) Loan Program by the CARES Act, as may be amended from time to time, as well as any regulations promulgated thereunder, and any guidance, guidelines, FAQs, or other instructions or interpretation issued by the Small Business Administration with respect to the program.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, filed with, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other similar governmental charges not yet due and delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in Financial Statements and the Actual Closing Balance Sheet in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens, in each case, relating to obligations as to which there is no default on the part of the Company and arising or incurred in the Ordinary Course of Business which liens are not material in amount and do not interfered with any current or anticipated operation of the Business, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Real Property which are not violated in any material respect by the current Facilities or contemplated use and operation of the Real Property, (d) restrictions on the transfer of securities arising under federal and state securities laws, (e) contractual and statutory landlord liens and (f) Encumbrances which will be terminated in their entirety as of the Closing as provided in this Agreement.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority (or any department, agency or political subdivision thereof).

“PPP Loans” means the Indebtedness set forth in each of (i) that certain Promissory Note, dated April 29, 2020, issued to the Company, as borrower, from Zions Bancorporation, N.A. dba Amegy Bank, as lender, in the original principal amount of $1,062,400.00, and (ii) that certain Promissory Note, dated January 1, 2021, issued to the Company, as borrower, from Zions Bancorporation, N.A. dba Amegy Bank, as lender, in the original principal amount of $998,393.00.

“Pre-Closing Amendments” means amendments to the Certificate of Incorporation of the Company to, among other things, amend the liquidation preferences of the various classes of Reflect preferred stock to accept the Merger Consideration as full satisfaction of such liquidation preferences.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period running through and including the Closing Date.

“Recurring Revenue” means revenues generated from subscription-based contracts with customers historically codified by the Company within the “Subscriptions”, “Maintenance”, “Licensing” and/or “Services” general ledger accounts in the Company’s historic financial statements and accounting records provided in the Data Room, specifically excluding any “Licensing” revenues generated from the sale of perpetual/permanent license sales. Specifically, this includes recurring license revenue from Account 4201, recurring subscription revenue from Account 4205, recurring maintenance revenue from Account 4210 and recurring services-SaaS monitoring revenue from Account 4215.

“Reference Working Capital” means $0.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, emitting, escaping, emptying, injecting, pouring, pumping, leaching or migrating into the indoor or outdoor environment of any Contaminant through, in, into or from the air, soil, surface water, groundwater or any property.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, investment bankers and financial advisors.

“SEC” means the United States Securities and Exchange Commission.

“Small Business Act” means the Small Business Act (15 U.S.C. 636(a)) after giving effect to the implementation of the CARES Act.

“Software” means computer software code, applications, utilities, development tools, diagnostics, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, databases and embedded systems, whether in source code, interpreted code, object code, computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

“Stockholders” means all Persons holding shares of any issued and outstanding Shares immediately prior to the Effective Time, who are exchanging their Shares in the Company for Merger Consideration; and each of them, a “Stockholder.”

“Straddle Period” means a taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Tax” means (a) any and all federal, state, local, provincial, municipal and foreign taxes, assessments and other governmental charges, duties, impositions, and levies of any kind whatsoever, including taxes based upon, measured by, or with respect to income, earnings, profits or gross receipts, or any sales, use, ad valorem, transfer, franchise, license, lease, withholding, payroll, employment, inventory, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, environmental (including taxes under Code Section 59A), alternative or add-on minimum, financial transactions, customs, duties, capital stock, social security (or similar), unemployment, disability, gains, recapture, estimated, net worth, recording, registration, value-added, production, service, service use, special assessment, workers’ compensation, utility or any other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, whether disputed or not, and (b) any liability for any amount described in the immediately preceding clause (a) as a result of being a transferee or successor, an indemnitor, by contract, assumption or otherwise, or as a result of being or having been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for Tax purposes, including under Treasury Regulations Section 1.1502-6 or similar state, local or foreign Law, or pursuant to a tax indemnity, tax sharing or other contract, agreement, arrangement or understanding, and “Taxes” means any or all of the foregoing collectively.

“Tax Attributes” mean net operating losses, net operating loss carryovers, Tax credits, Tax credit carryovers, tax refunds and other Tax attributes.

“Tax Claim” means any current, pending or threatened Action that is reasonably likely to affect the Tax Liabilities of the other party or is reasonably likely to result in an indemnity payment under this Agreement.

“Tax Return” means any return, declaration, report, claim for refund, election, notice or information return or statement or other document (including any related or supporting information, attachments, schedules or exhibits, and including any amendment) required to be filed with a Taxing Authority that, in each case, relates to any Tax.

“Tax Sharing Agreement” means any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

“Taxing Authority” means any federal, national, provincial, foreign, state or local government, or any subdivision, agency, commission or authority thereof exercising Tax regulatory, enforcement, collection or other authority.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), Software, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise.

“Trade Secrets” means trade secrets, knowhow and confidential business information and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection Laws, including the Uniform Trade Secrets Act.

“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transaction Expenses” means, to the extent not paid in full prior to the Closing Date, any and all Liabilities for (i) fees or expenses incurred or payable by the Company in connection with the preparation, negotiation, execution and delivery of this Agreement or the Transaction Agreements or the consummation of the Contemplated Transactions (including the fees and expenses of legal counsel, and any accountant, auditor, broker, financial advisor, investment banker or consultant), (ii) transaction bonuses, retention payments, incentive amounts, change of control payments or other similar payments payable in connection with the Contemplated Transactions or the consummation thereof including, but not limited to, any Retention Plan payments, (iii) change of control payments, consent fees under Contractual Obligations (including any fees or payments necessary to avoid a breach, default or loss of right thereunder in connection with the consummation of the Contemplated Transactions) or other similar payments, (v) severance obligations (calculated on a fully-burdened basis) owed to Reflect employees up to $301,000 in the aggregate, (iv) the fees, expenses and Taxes (including the employer’s share of payroll taxes) payable by the Company in connection with the payments referred to in the preceding clauses (ii) or (iii), (v) 50% of the Event Management Fee payable to the Exchange Agent under the terms of the Exchange Agent Agreement; (vi) 50% of the Annual Administration Fees payable to the Escrow Agent under the terms of the Escrow Agreement, and (vii) the increase in the annual premium cost of Parent’s insurance policies as a result of Parent obtaining prior acts coverage with respect to the Company’s pre-Closing cyber security liability risks in compliance with Section 4.11, multiplied by three.

“Transfer” means any sale, transfer or other disposition of Stock Consideration other than to an estate, heirs, beneficiaries, legatees or trusts upon death of the Stockholder or in connection with bona fide estate planning transfers by a Stockholder. Any requests by a Stockholder prior to the payment of the Guaranteed Consideration to remove any restrictive legend on shares of Stock Consideration shall be deemed a Transfer by such Stockholder of such shares; provided that such Stockholder acknowledges in writing that such Stockholder is losing the right to receive any Guaranteed Consideration with respect to such shares.

“Transfer Taxes” means any transfer, excise, sales, use, value added, stamp, documentary, registration, filing, recordation taxes and other similar Taxes, fees and charges (including real property transfer taxes) incurred in connection with the consummation of the Contemplated Transactions, together with any interest, penalties or additions with respect thereto.

“Treasury Regulations” means the regulations (including any proposed and temporary regulations) promulgated by the U.S. Department of Treasury with respect to the Code or other U.S. federal tax statutes.

“Working Capital” means the Current Assets of the Company less the Current Liabilities of the Company, in each case as of the Effective Time.

12.2 Other Defined Terms

The following capitalized terms have the meanings in the sections indicated below.

Defined Term	Section Reference
280G Approval	4.9
280G Waiver	4.9
Acquisition Proposal	4.4(a)
Actual Closing Balance Sheet	1.11(d)
Actual Cash	1.11(d)
Actual Indebtedness	1.11(d)
Actual Transaction Expenses	1.11(d)
Actual Working Capital	1.11(d)
Affiliate Agreement	2.21
Agreement	Preamble
Appraisal Shares	1.7
Audited Financials	2.7(a)
Cash Consideration	1.9(a)
Certificate of Merger	1.1
Certificates	1.6(a)
Closing	1.12(a)
Closing Balance Sheet	1.11(a)
Closing Date	1.12(a)
Closing Date Cash
Closing Date Indebtedness	1.11(a)
Closing Date Transaction Expenses	1.11(a)
Closing Date Working Capital	1.11(a)
Common Stock	Recitals
Company	Preamble
Company Change in Recommendation	4.13(c)
Company-Funded IP	2.14(i)
Company Licensed Intellectual Property	2.14(a)
Company Owned Intellectual Property Registrations	2.14(a)
Company Stockholders Group	11.17
Company Proposal	5.6(a)
Company Stockholders’ Meeting	5.6(a)
Customer	1.12(c)
Data Security Breach	2.14(m)
Deductible	9.4(a)
Demand Date	1.12(i)
DGCL	1.1
Disclosed Contracts	2.19(a)
Disqualified Individual	4.9
Effective Time	1.2
Equipment	2.13
Escrow Release Amount	9.8
Estimated Cash	1.10(a)
Estimated Closing Balance Sheet	1.10(a)
Estimated Closing Statement	1.10(a)
Estimated Indebtedness	1.10(a)
Estimated Transaction Expenses	1.10(a)
Estimated Working Capital	1.10(a)
Exon-Florio	4.3(e)
Extension Option	1.12(e)
FAR	2.20(a)
Financials	2.7(a)

Defined Term	Section Reference
Floor Price	1.12(b)
Forgiveness Applications	2.30
Guarantee Date	1.12(a)
Guaranteed Consideration	1.12
Guarantee Expiration	1.12(f)
Guaranteed Price	1.12(c)
Indemnified Party	5.4
Initial Closing Statement	1.11(a)
Initial Escrow Release Date	9.3(a)
Interim Financials	2.7(a)
Letter of Transmittal	1.6(a)
Liability Policies	2.27
Materiality Qualifier	6.1
Merger	Recitals
Merger Consideration	1.9(b)
Merger Consideration Adjustment	1.11(e)
Merger Consideration Dispute Expenses	1.11(c)
Merger Sub	Preamble
Most Recent Balance Sheet	2.7(a)
Most Recent Balance Sheet Date	2.7(a)
Parent	Preamble
Parent Board Recommendation	4.14(c)
Parent Change in Recommendation	4.14(c)
Parent Indemnified Person	9.1(a)
Payment Date	1.12(i)
Pending Claim	9.8
Personal Data	2.14(m)
Pre-Closing Period	4.1(a)
Predecessor	2.1(b)
Privileged Communications	11.(18)
Real Property	2.12(a)
Real Property Leases	2.12(a)
Released Claim	5.3
Releasees	5.3
Releasors	5.3
Retention Plan	1.13
Retention Plan Participant	1.13
Section 262	1.7
Series A Preferred	Recitals
Series B Preferred	Recitals
Series C Preferred	Recitals
Series C-1 Preferred	Recitals
Series D Preferred	Recital
Shares	Recitals
Stock Consideration	1.9
Stockholder Indemnified Person	9.2
Stockholder Tax Benefit	10.7
Stockholders’ Objection	1.11(b)
Stockholders’ Position	1.11(c)
Stockholders’ Representative	11.2(a)
Surviving Corporation	1.1
Surviving Corporation’s Position	1.11(c)
Tax attribute	2.19
Tax Contest	10.8
Tax Context Notice	10.8
Third Party Claim	9.5(a)
Transaction Agreements	2.4
WARN	2.24(d)
Warranty Breaches	9.1(a)

12.3 Rules of Construction.

Except as otherwise explicitly specified to the contrary, (a) each reference to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all pronouns and any variations thereof refer to the masculine, feminine or neuter singular or plural as the identity of the Person or Persons may require. The terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references herein to “dollars” or “$” are to United States dollars. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified. The phrases “date of this Agreement,” “date hereof” and terms of similar impart, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement. The phrase “to the extent” shall mean the degree to which a subject or other theory extends, and such phrase shall not mean “if.” References to any document or other information being “made available” or “provided” to Parent prior to the date hereof shall mean that such document or information was included in the Data Room at least two (2) Business Days prior to the date hereof.

[signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement and Plan of Merger as of the date first set forth above.

COMPANY:

Reflect Systems, Inc.

By:	/s/ Lee Summers
Name:	Lee Summers
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

PARENT:

Creative Realities, Inc.

By:	/s/ Rick Mills
Name:	Rick Mills
Title:	Chief Executive Officer

MERGER SUB:

CRI Acquisition Corporation

By:	/s/ Rick Mills
Name:	Rick Mills
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

STOCKHOLDERS’ REPRESENTATIVE:

RSI Exit Corporation

By:	/s/ William Warrren
Name:	William Warren
Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

[Certificate of Merger]

EXHIBIT A

STATE OF DELAWARE
CERTIFICATE OF MERGER

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Reflect Systems, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is CRI Acquisition Corporation, a Delaware corporation1.

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Reflect Systems, Inc., a Delaware corporation.

FOURTH: The Fifth Amended and Restated Certificate of Incorporation attached as Exhibit A shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: The merger is to become effective upon the filing of this Certificate of Merger.

SIXTH: The Agreement of Merger is on file at 13100 Magisterial Dr., STE 100, Louisville, Kentucky 40223, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the [DAY] of [MONTH], [YEAR].

Reflect Systems, Inc.

By:
Name:
Title:

[1]	Note requirement to file Annual Report for non-surviving entity with the Delaware Department of State’s Franchise tax division. Fee can be remitted with filing fee for merger, but an annual report for the stub year 2021 is required to be filed.

EXHIBIT A

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

[Exhibit B of the Merger Agreement to be attached]

Exhibit B

[Certificate of Incorporation of the Surviving Corporation]

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
REFLECT SYSTEMS, INC.

I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), certify as follows:

1. The name of the corporation is Reflect Systems, Inc. (the “Corporation”).

2. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Corporation Trust Center, Wilmington, DE 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. The total number of shares of stock which the Corporation is authorized to issue is 1,000. All shares shall be Common Stock par value $0.01 per share and are to be of one class.

5. Unless and except to the extent that the bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Paragraph 6 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

7. The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the Corporation. Any amendment, repeal, or modification of this Paragraph 8 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

8. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders; provided that any Bylaw adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered, or repealed by the stockholders.

9. The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) or the Bylaws, from time to time, to amend, alter, or repeal any provision of the Certificate of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

[signature page follows]

I, THE UNDERSIGNED, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this [DATE].

By
Name:

Exhibit C

[Retention Plan]

CREATIVE REALITIES, INC.

RETENTION BONUS PLAN

1. Purpose. The purpose of this Plan is to incentivize and retain certain key employees of Reflect Systems, Inc., a Delaware corporation (“Reflect”), following the acquisition of Reflect by Creative Realities, Inc., a Minnesota corporation (the “Company”), through a merger transaction (the “Merger”), so such employees will continually and materially contribute to the continued growth, development and future business success of Reflect (and thereby the Company). This Plan is intended to be a “bonus program” within the meaning of 29 CFR § 2510.3-2(c) that is not subject to the Employee Retirement Income Security Act of 1974. This Plan shall become effective on [insert the effective date of the Merger] (the “Effective Date”).

2. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:

(a) “Award” means an award of cash and/or common stock of the Company that may be payable to a Participant pursuant to the terms of this Plan, with the specific amount being set forth in such Participant’s Award Agreement. The Award is subject to forfeiture as set forth in Section 6. No Award shall be effective unless the corresponding Award Agreement is agreed upon in its entirety and is timely executed by the Participant.

(b) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Participant, including the Waiver and Release, substantially in the form attached to this Plan as Exhibit A.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means a termination by Reflect or the Company (as applicable) of the Participant’s employment with Reflect or the Company (as applicable) because of: (i) any act or omission that constitutes a material breach by the Participant of any of his or her obligations under this Plan, or any other agreement with Reflect or the Company (or its affiliates); (ii) the Participant’s indictment for, conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving moral turpitude or that could reflect negatively upon Reflect or the Company (or its affiliates) or otherwise impair or impede their operations; (iii) the Participant’s performance of any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the property of Reflect or the Company; (iv) the Participant willfully engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to Reflect, the Company (or f its affiliates); (v) the Participant’s breach of a material written policy or a code of conduct of Reflect that has been provided or made available to the Participant or the rules of any governmental or regulatory body applicable to Reflect or the Company; (vi) the Participant’s repeated failure to perform the Participant’s duties to Reflect or the Company (as applicable) or to follow the lawful directions of the Board; or (vii) any other willful misconduct by the Participant that is materially injurious to the operations, financial condition or business reputation of Reflect or the Company (or its affiliates). Notwithstanding anything in this Section 2(d) to the contrary, no event or condition described in Sections 2(d)(i), (iii), (iv), (v), (vi) or (vii) shall constitute Cause unless (x) within ninety (90) days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides the Participant written notice of its intention to terminate his or her employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Participant within thirty (30) days of his or her receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Participant has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates the Participant’s employment with Reflect or the Company immediately following expiration of such thirty-day (30) period. For purposes of this Section 2(d), any attempt by the Participant to correct a stated Cause shall not be deemed an admission by the Participant that the Board’s assertion of Cause is valid.

(e) “Good Reason” shall mean: (i) a material diminution in the Participant’s base salary; (ii) a material diminution in the nature or scope of the Participant’s authority, duties, responsibilities, or title from those applicable to him or her as of the Effective Date; (iii) Reflect or the Company requiring the Participant to be based at any office or location more than fifty (50) miles from the Participant’s principal place of employment as of the Effective Date; or (iv) a material breach by Reflect or the Company of this Agreement. Notwithstanding anything in this Section 2(f) to the contrary, no event or condition described in this Section 2(f) shall constitute Good Reason unless, (x) within thirty (30) days from the Participant first acquiring actual knowledge of the existence of the Good Reason condition described in this Section 2(f), the Participant provides the Board written notice of his or her intention to terminate his or her employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Board within thirty (30) days of the Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty (30)-day period, the Board has not taken all reasonable steps within such thirty (30)-day period to correct such grounds as promptly as practicable thereafter); and (z) the Participant terminates his or her employment with Reflect or the Company (as applicable) immediately following expiration of such thirty (30)-day period. For purposes of this Section 2(f), any attempt by the Board to correct a stated Good Reason shall not be deemed an admission by the Board that the Participant’s assertion of Good Reason is valid.

(g) “Merger Agreement” means that certain Agreement and Plan of Merger by and among Creative Realities, Inc., Reflect, CRI Acquisition Corporation, and RSI Exit Corporation, as the Stockholders’ Representative, dated as of November 12, 2021.

(h) “Participant” means a key employee of Reflect on the Effective Date who (i) is designated to receive an Award as set forth on the schedule attached hereto as Exhibit B, (ii) continuously satisfies the participation requirements of Section 3, (iii) has timely executed an Award Agreement that was provided to him or her by the Company and (iv) has timely executed the Waiver and Release.

(i) “Plan” means this. Retention Bonus Plan, as set forth herein. To the extent a future change in control occurs after the Merger, the Company shall remain the sponsor of the Plan.

(j) “Vesting Date” means the Effective Date with respect to fifty percent (50%) of the Award (the “Initial Vesting Date”), the first anniversary of the Effective Date with respect to twenty-five percent (25%) of the Award and the second anniversary of the Effective Date with respect to the remaining twenty-five percent (25%) of the Award (the “Final Vesting Date”).

(k) “Waiver and Release” means the Waiver and Release Agreement (substantially in the form attached to the Award Agreement as Annex A) that is presented to, and signed by, each Participant on or before the Initial Vesting Date. The timely execution and non-revocation of the Waiver and Release on or before the Initial Vesting Date is a condition precedent to the payment of an Award (if any) to a Participant under this Plan.

3. Eligibility and Participation. Only the individuals who are set forth on the schedule attached hereto as Exhibit B are eligible to become Participants in this Plan. Those individuals shall become a Participant on the Effective Date. In no event, shall there be any other Participants other than the individuals who are set forth on the schedule attached hereto as Exhibit B who shall be eligible to receive Awards under this Plan.

4. Form and Amount of the Award. The Award for each Participant shall be expressed as a fixed dollar amount and a fixed amount of shares of common stock of the Company, all as more fully described on the schedule attached hereto as Exhibit B.

5. Vesting and Risk of Forfeiture. A Participant shall become fully vested in the Award upon the earlier of: (i) the Final Vesting Date, (ii) the termination of such Participant’s employment with Reflect or the Company without Cause, and (iii) the termination of such Participant’s employment with Reflect or the Company (as the case may be) for Good Reason. The unvested cash portion of an Award shall be held in the rabbi trust (as more fully described in Section 8(c) below) until vesting or forfeiture. To the extent not then fully vested, the Award shall automatically and unilaterally be forfeited if, prior to the applicable Vesting Date, the Participant’s employment with Reflect or the Company (as the case may be) is terminated for any reason other than as set forth in this Section 5(ii) and Section 5(iii), above. Additionally, and notwithstanding anything in this Plan to the contrary, an Award (vested or otherwise) shall automatically and unilaterally be forfeited if the Participant: (w) fails to execute the Waiver and Release within the applicable consideration period (as more fully described in the applicable Award Agreement) or, if after such execution, the Participant revokes his or her Waiver and Release within the applicable revocation period (as more fully described in the applicable Award Agreement); (x) breaches or does not comply with the terms of any other written agreement with Reflect or the Company to which the Participant is a party, including any covenants against competition, solicitation, or similar covenants or other obligations; or (y) the Participant fails to comply with Section 7(b), below. For avoidance of doubt and purposes of clarity, neither Reflect nor the Company shall make any payment to a Participant of cash or shares of common stock of the Company or otherwise, for an Award (or portion thereof) that is forfeited. Awards that are forfeited pursuant to this Section 5 of the Plan shall be reallocated as of the date of the applicable forfeiture (such date, a “Forfeiture Date”) as follows: (A) any portion of a forfeited Award that is comprised of cash shall be allocated pro rata to the remaining Participants in the Plan as of the applicable Forfeiture Date and (B) (i) any portion of a forfeited Award that is comprised of common stock of the Company shall be returned to, and cumulated by, the Company on the applicable Forfeiture Date and (ii) the Company shall distribute new stock certificates in respect of such forfeited shares of common stock of the Company to the remaining Participants in the Plan as of the applicable Forfeiture Date on such date that is one (1) business day immediately prior to the next regularly scheduled Vesting Date following such Forfeiture Date.

6. Timing/Payment of the Award.

(a) Cash. Subject to satisfaction of the conditions and forfeiture restrictions set forth in Section 5, above, and provided that the Participant timely executes (and does not revoke) the Waiver and Release, any cash amount payable under an Award that is scheduled to vest after the Initial Vesting Date shall be initially paid by the Company into a rabbi trust for the benefit of the Participants, to be allocated and distributed in a lump sum of cash on the first regularly-scheduled payroll period that immediately follows the tenth (10th) day after the applicable Vesting Date.

(b) Stock. Subject to satisfaction of the conditions and forfeiture restrictions set forth in Section 5, above, and provided that the Participant timely executes (and does not revoke) the Waiver and Release, any shares of Company common stock issuable under an Award shall be issued to the Participant within the tenth (10th) day after the applicable Vesting Date. The number of shares of Company common stock issuable on such Vesting Date shall be determined as follows: (i) all shares issuable on the Initial Vesting Date shall be valued at $2.00 per share; and (ii) all other shares issuable shall be valued equal to the trailing 10-trading day volume weighted average price (VWAP) of Company common stock as reported on the Nasdaq as of the Vesting Date. If the Vesting Date is a legal holiday in New York, New York, the issuance or calculation shall be made as of the next business day after the Vesting Date.

7. Taxes.

(a) Tax Liability. Each Participant is ultimately liable and responsible for all taxes owed by him or her in connection with his or her receipt of the Award and payments made thereunder, regardless of any action Reflect or the Company takes with respect to any tax withholding obligations arising hereunder. Reflect and the Company makes no representations or undertakings regarding the treatment of any tax withholding in connection with the grant of an Award or payments or issuances made thereunder. The Company does not commit, and is under no obligation, to structure the Award to reduce or eliminate a Participant’s tax liability.

(b) Payment of Withholding Taxes. Reflect and the Company shall have the right to withhold from any payments made under the Plan or to collect as a condition of payment, any taxes required by law to be withheld. At any time when a Participant is required to pay to Reflect or the Company an amount required to be withheld under applicable income tax laws in connection with a distribution of common stock of the Company or upon vesting, the Participant may satisfy this obligation in whole or in part by irrevocably electing (the “Election”) to have the Company withhold from cash that is payable to the Participant and/or from such shares of the Company’s common stock having a value up to the minimum amount of withholding taxes required to be collected on the transaction. The value of the shares to be withheld shall be based on the trailing 10-trading day volume weighted average price (VWAP) of Company common stock as reported on the Nasdaq as of the applicable Vesting Date. Each Election must be made before the date that the amount of tax to be withheld shall be determined.

(c) Section 409A. It is intended that payments under this Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such Award will be paid or issued in a manner that satisfies the requirements of Section 409A. This Plan and the Award Agreements shall be interpreted and construed accordingly.

8. General Provisions.

(a) Amendment and Termination. Reflect and the Company may amend, suspend, or terminate the Plan in whole or in part at any time and for any reason, to the extent permitted by law; provided, however, that any amendment, suspension, or termination of the Plan which is necessary to comply with any applicable tax or regulatory requirements, shall be subject to the approval of the Stockholders’ Representative (as defined in the Merger Agreement). No amendment, suspension, or termination of the Plan shall materially adversely affect the rights of a Participant, without such Participant’s consent, with respect to any award previously made. Notwithstanding the foregoing, this Plan and its outstanding Award Agreements with respect to a particular Participant shall be immediately and automatically terminated without any action by any party, and for no consideration to such Participant, in accordance with Section 5.

(b) Administration and Interpretation. Any question or dispute regarding the interpretation of this Plan or the receipt of an Award hereunder shall be submitted by a Participant to the Board. The Board shall decide such dispute in good faith and in its reasonable discretion, and the Board’s resolution so made shall be final, conclusive and binding on all parties.

(c) Unsecured General Creditor; Rabbi Trust. The Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of Reflect or the Company due to this Plan and the Award hereunder. For purposes of the payment of benefits under this Plan, a Participant shall have no more rights than those of a general creditor of Reflect or the Company. Prior to the Effective Date, the Company shall have adopted a grantor trust, which trust shall be considered a “rabbi trust” within the meaning of Internal Revenue Service Private Letter Ruling 8113107, such that assets held in such trust are exempt from the claims of all creditors except in the event of insolvency or bankruptcy of the Company, as determined in a manner consistent with Internal Revenue Service Private Letter Ruling 8113107 and in such form and context that is acceptable to the Stockholders’ Representative (as defined in the Merger Agreement). In addition, on or prior to the Effective Date, the Company shall have contributed to the “rabbi trust” a lump sum contribution in the amount of $666,666.50 in cash for the purpose of enabling the trust to fund benefits earned pursuant to this Plan.

(d) No Assignment. Except as otherwise provided in this Plan, a Participant shall not assign any of his or her rights to an Award without the prior written consent of the Board, which consent may be withheld in its reasonable discretion. Reflect and the Company shall be permitted to assign its rights or obligations under this Plan, but no such assignment shall release the Company of any financial obligations pursuant to this Plan.

(e) Not a Contract of Employment. No employment relationship shall be guaranteed between Reflect or the Company and the Participant. Additionally, the terms and conditions of this Plan and the grant of Awards hereunder shall not be deemed to constitute a contract of employment between Reflect or the Company and the Participant. Such employment between Reflect or the Company and the Participant is hereby acknowledged to be, to the extent applicable, an “at will” employment relationship that can be terminated at any time for any reason, or for no reason, with or without Cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of Reflect or the Company to interfere with the right of Reflect or the Company to discipline or discharge the Participant at any time.

(f) Severability. Notwithstanding any provision of this Plan to the contrary, if any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of this Plan shall not in any way be affected or impaired thereby.

(g) Headings. The section headings in this Plan are inserted only as a matter of convenience and in no way define, limit or interpret the scope of this Plan or of any particular section.

(h) Entire Agreement; Governing Law. The provisions of this Plan and the Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representation and agreements of the Company and the Participant (whether oral or written, and whether express or implied) with respect to the subject matter hereof. This Plan is to be construed in accordance with and governed by the internal law of the State of Texas without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction to the rights and duties of the parties.

(i) Disputes; Venue.

(i) JAMS. By virtue of the Participant’s participation in this Plan, the Participant agrees that any suit, action or proceeding arising out of or related to this Plan shall be brought in Dallas, Texas and that all parties shall submit to such venue. The Participant, Reflect and the Company agree that any dispute arising out of or relating to this Plan or an Award Agreement will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under its then-existing rules and procedures, after the Company and the Participant have attempted to resolve such disputes through mediation at JAMS. The Participant acknowledges that by agreeing to this arbitration procedure, Participant, Reflect, and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. In addition to and notwithstanding those rules, the Participant, Reflect, and the Company agree that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Nothing in this Plan is intended to prevent the Participant or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such mediation or arbitration. The venue for such mediation and arbitration, and, if applicable, court proceeding, shall be in Dallas, Texas.

(ii) Attorney Fees and Prevailing Party. If there is any suit, action, or proceeding pursuant to this Section 8(i) alleging a breach of this Plan or the Award Agreement, then the prevailing party in any such suit, action, or proceeding shall be entitled to recover from the non-prevailing party, in addition to any other relief awarded, its reasonable and necessary attorneys’ fees, costs, and expenses incurred in such suit, action, or proceeding.  If there is no prevailing party, each party will pay its own attorneys’ fees, costs, and expenses. Whether a prevailing party exists shall be determined solely by the court on a claim-by-claim basis and the court, in its sole discretion, shall determine the amount of reasonable and necessary attorneys’ fees, costs, and/or expenses, if any, for which a party is entitled.

(iii) Guiding Principles. The following guiding principles shall be applied by a court in any determination of a prevailing party: (i) the intent of the parties is to avoid any suit, action, or proceeding arising from a breach of this Plan, and therefore, the parties will work together to resolve any such dispute; (ii) none of the parties will proceed with a suit, action, or proceeding arising from a breach of this Plan until after exhausting all reasonable efforts to resolve such dispute using best efforts, an impasse has resulted and a satisfactory result cannot be reached without moving forward with such suit, action, or proceeding; and (iii) none of the parties will bring any claim, action or proceeding (including cross-claims) arising from a breach of this Plan until after such party has fully evaluated the merits of such purported claim or cause of action and made a determination that such party has a good-faith basis to move forward with such claim, action or proceeding (including cross-claims).

(iv) Appeals. In any appeal from the award or denial of attorneys’ fees, the mediator or arbitrator reviewing the award may not modify the decision of the tribunal or arbitrator making or denying an award, or the decision of the tribunal or arbitrator as to the amount of the award, except upon a finding of an abuse of discretion.

(j) Survival. This Plan and the Award Agreement shall terminate in accordance with Section 5 and Section 8(a), above; however, the following shall survive such termination: Section 6 (“Timing/Payment of the Award”), the Waiver and Release, Section 8(h) (“Entire Agreement; Governing Law”), Section 8(i) (“Disputes; Venue”), and the Award Agreement.

(k) Third Party Beneficiaries. Reflect and the Company agree and acknowledge that the Stockholders’ Representative (as defined in the Merger Agreement) and the Participants are intended third party beneficiaries hereof and that each shall have the right to enforce the terms and provisions of this Plan as if it was a contractual commitment made and promised to them.

(l) No Offsets of Other Payments. Notwithstanding any other understanding or agreement to the contrary, the Company shall not offset or reduce any payment otherwise owed to a Participant by some or all of the payments provided under an Award and this Plan.

[End of Plan]

Exhibit A

Creative Realities, Inc. Retention Bonus Plan Award Agreement

(attached)

Exhibit A to Creative Realities, Inc. Retention Bonus Plan

CREATIVE REALITIES, INC.

RETENTION BONUS PLAN

Effective [insert closing date]

Award Agreement

Subject to the terms and conditions of the Creative Realities, Inc. Retention Bonus Plan (the “Plan”), including the requirement for the undersigned Participant to timely execute (and not revoke) the Waiver and Release Agreement attached hereto as Annex A (the “Waiver and Release”), the Board hereby determines that the undersigned Participant shall be eligible to receive an Award in the amount set forth below as the Award Amount. Unless otherwise specifically indicated, all terms used in this Award Agreement shall have the meaning as set forth in the Plan (attached hereto as Annex B).

Amount of the Award and the Respective Payment / Issuance Dates:

Pursuant to the terms of the Plan, including the vesting and risk of forfeiture provisions set forth in Section 5 of the Plan, and the form and timing of payment and issuance set forth in Section 6 of the Plan, the “Award Amount” shall be equal to [_________________] dollars ($______.00) and shares of common stock of Creative Realities, Inc. having an aggregate value of [_________________] dollars ($______.00). The cash and stock portions of the Award Amount shall each vest fifty percent (50%) on the date hereof, twenty-five percent (25%) on the first anniversary of the date hereof and twenty-five percent (25%) on the second anniversary of the date hereof.

Participant Acknowledgment:

The undersigned Participant acknowledges receipt of a copy of the Plan, this Award Agreement, and the Waiver and Release, and represents that he or she is familiar with the provisions hereof and thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. The undersigned Participant has reviewed the Plan, this Award Agreement, and the Waiver and Release in their entirety, has had an opportunity to obtain the advice of legal counsel prior to executing this Award Agreement, and fully understands all provisions of the Plan, this Award Agreement, and the Waiver and Release. The undersigned Participant hereby agrees that all questions of interpretation and administration relating to the Plan, this Award Agreement, and the Waiver and Release shall be solely resolved by the Board. Further, the undersigned Participant hereby acknowledges and understands that he or she (and not the Company) shall be solely responsible for his or her tax liability that may arise as a result of his or her receipt of the Award Amount.

CREATIVE REALITIES, INC.	PARTICIPANT:

By:
Signature
Its:

Date:	Print Name

ANNEX A

CREATIVE REALITIES, INC.

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (this “Agreement”) is made and entered into by and between Creative Realities, Inc., a Minnesota corporation (the “Company”), Reflect Systems, Inc., a Delaware corporation (“Reflect”), and [____________________] (the “Participant”). For purposes of this Agreement, each of the Company, Reflect, and the Participant are herein referred to as a “Party” and collectively as the “Parties.”

WHEREAS, the Company and Reflect provided the Participant with an Award Agreement (the “Award Agreement”) under the Retention Bonus Plan (the “Plan”);

WHEREAS, pursuant to the Award Agreement and the Plan and in consideration of the Participant’s right to receive any payment under the Award Agreement and the Plan, the Participant must sign and return and not revoke this Agreement;

WHEREAS, the Company and Reflect have delivered this Agreement to the Participant for his or her review and consideration as of [________] (such date, the “Delivery Date”); and

WHEREAS, the Company, Reflect and the Participant each desire to settle all matters, rights and claims related to the Participant’s employment with Reflect through the date the Participant signs this Agreement..

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in the Award Agreement, the Plan and in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Release of Released Parties.

(a) In consideration for the right to receive the Award Amount (as defined in the Award Agreement) in accordance with the terms of the Award Agreement and the Plan, and the mutual promises contained in the Award Agreement, the Plan and in this Agreement, the Participant (on behalf of himself/herself, his/her heirs, administrators, representatives, executor and assigns) hereby releases, waives, acquits and forever discharges the Company, Reflect, their Affiliates and each of their respective predecessors, successors, parents, subsidiaries, assigns, agents, current and former directors, officers, shareholders, employees, partners, employee benefit plans, administrators, representatives, and attorneys, and all other persons acting by, through, under or in concert with the Company (collectively, the “Released Parties”), from any and all demands, rights, disputes, debts, liabilities, obligations, liens, promises, acts, agreements, charges, complaints, claims, controversies, and causes of action of any nature whatsoever, whether statutory, civil, or administrative, whether known or unknown that the Participant had in the past, now has or may have against any of the Released Parties, arising in whole or in part at any time on or prior to the execution of this Agreement, in any way related to, connected with or arising out of his or her employment or engagement by the Released Parties or the termination thereof. For the purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company and/or Reflect where control may be by management authority, equity interest or otherwise.

(b) This release specifically includes, but is not limited to, any claims of discrimination of any kind, breach of contract or any implied covenant of good faith and fair dealing, tortuous interference with a contract, intentional or negligent infliction of emotional distress, breach of privacy, misrepresentation, defamation, wrongful termination, or breach of fiduciary duty; provided, however, that the foregoing release shall not release the Company from the performance of its obligations under this Agreement.

(c) Additionally, this release specifically includes, but is not limited to, any claim or cause of action arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C.A. §§ 2000 et seq., as amended by the Civil Rights Act of 1991; the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq.; 42 U.S.C. § 1981; the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., as amended by the Older Workers Benefit Protection Act of 1990 (the “Age Discrimination in Employment Act”); the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq.; the Family and Medical Leave Act; the Texas Commission on Human Rights Act, the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code; and the wage and hour, wage payment and/or fair employment practices laws and statutes of the state or states in which the Participant has provided services to the Company or any of its Affiliates, each as amended from time to time, and/or any other federal, state or local statute, regulation, requirement, or common law cause of action of similar effect regarding employment-related causes of action.

(d) Notwithstanding the foregoing, this Agreement does release or waive any of the following claims: (i)  any claim pursuant to the terms and conditions of the federal law known as COBRA or similar state law; (ii) any claim for indemnity under any indemnification agreement with the Company or under its organizational documents, as provided by applicable state law or under any applicable insurance policy with respect to the Participant’s liability as an employee, director or officer of the Company or its Affiliates; (iii) any claim the Participant may have as an employee participating in the Company’s 401(k) plan; (iv) any claim that may arise after the Participant signs this Agreement; or (v) any claim that may not be waived pursuant to applicable law.

(e) Nothing contained in this Agreement shall be construed to prohibit the Participant from filing a charge with or participating in any investigation or proceeding conducted by a federal, state, or local government agency (e.g. Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), U.S. Securities and Exchange Commission) or other comparable agency, provided, however, that the Participant hereby agrees to waive his or her right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by the Participant or by anyone else on his or her behalf. Further, nothing in this Agreement, the Award Agreement or the Plan limits, restricts or in any other way affects the Participant’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or receiving an award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program. The Participant does not need prior authorization to make such reports or disclosures and is not required to notify the Company that he or she has made any such report or disclosure.

2. Acknowledgements of the Participant.

(a) The Participant understands and agrees that this Agreement, including the general release of claims set forth in Section 1, creates legally binding obligations and that the Company, Reflect and their Affiliates have therefore advised the Participant to consult an attorney before signing this Agreement. In signing and not revoking this Agreement, the Participant gives the Company and its Affiliates assurance that he or she has signed it voluntarily and with a full understanding of its terms; that the Participant has had sufficient opportunity of not less than twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if the Participant desired to do so, or to consult with any other of those persons to whom reference is made in the first sentence of Section 3 below; and that, in signing this Agreement, the Participant has not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(b) The Participant acknowledges that he or she has received all salary, wages, paid time-off benefits, commission, bonuses, or other incentive compensation for all labor and services performed for the Released Parties through the date Participant executes this Agreement and has been reimbursed for all business expenses incurred on behalf of the Released Parties through the date hereof, and that, except as expressly provided under this Agreement, the Company does not owe and will not pay to the Participant any further expense reimbursement amounts, or compensation of any kind, for any period prior to the date Participant executes this Agreement.

(c) The Participant acknowledges that the obligation of the Released Parties to make payments to the Participant or on the Participant’s behalf under this Agreement, and the Participant’s right to retain the same, is expressly conditioned upon the Participant signing and not revoking this Agreement and continued full performance of his or her obligations under this Agreement.

3. Confidentiality. The Participant agrees to keep this Agreement, its terms, and the Award Amount completely confidential; provided, however, that he or she may reveal such information (i) to his or her attorney, accountants, financial advisor, or spouse (in each case only on condition that they agree not to further disclose such information to others), (ii) as required by a court of competent jurisdiction, or (iii) as otherwise required by law. Notwithstanding the foregoing, nothing in this Agreement prohibits the Participant from reporting possible violations of federal law or regulation to any government agency or entity or making other disclosures that are protected under whistleblower or other provisions of law. The Participant does not need prior authorization to make such reports or disclosures and is not required to notify the Released Parties that he or she has made any such report or disclosure.

4. Time Period for Considering this Agreement. The obligations of the Released Parties under this Agreement are contingent upon the Participant executing and delivering this Agreement to the Company. The Participant may take up to twenty-one (21) days from the Delivery Date (the “Consideration Period”) to consider this Agreement prior to executing it. The Participant may execute and deliver this Agreement at any time during the Consideration Period. The Participant agrees that any changes (material or immaterial) made to a prior version of this Agreement after the Delivery Date will not restart the running of the Consideration Period. Any execution and delivery of this Agreement by the Participant after the expiration of the Consideration Period shall be unenforceable, and the Released Parties shall not be bound thereby. The Participant shall have seven (7) days after execution of this Agreement to revoke (“Revocation Period”) his or her consent to this Agreement by executing and delivering a written notice of revocation to Will Logan, Chief Financial Officer, at Creative Realities, Inc., 13100 Magisterial Drive, Ste 100, Louisville, Kentucky 40223 in person, by mail or overnight delivery. No such revocation by the Participant shall be effective unless it is in writing and revoked by the Participant prior to the expiration of the Revocation Period. Upon delivery of a notice of revocation to the Released Parties, the obligations of the Parties under this Agreement shall be void and unenforceable, with the exception of the Participant’s obligation to keep this Agreement confidential under Section 3 above.

5. Effective Date. This Agreement shall become effective on the eighth (8th) day after Participant signs, without revoking pursuant to Section 4, this Agreement provided that it is also signed by the Company.

6. Governing Law, Jurisdiction & Venue. This Agreement, and any and all interactions between the Parties arising under or resulting from this Agreement, shall be governed by and construed in accordance with the laws of the jurisdiction set forth in Section 8(h) of the Plan, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. Each Party irrevocably consents to dispute resolution and venue provisions of the Plan set forth in Section 8(i) of the Plan. The Participant represents to the Company that the Participant has not filed any charge or complaint, nor initiated any other proceedings, against the Company or any of its employees or agents, with any governmental entity or court.

7. Injunctive Relief. Notwithstanding any other term of this Agreement, it is expressly agreed that a breach of this Agreement will cause irreparable harm to the Company and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, the Company will be entitled to injunctive and/or other equitable remedies in the event of any threatened or actual violation of any of the provisions of this Agreement.

8. Entire Agreement. The Award Agreement, the Plan and this Agreement constitute the entire agreement between the Parties pertaining to the matters encompassed within the Award Agreement, the Plan and this Agreement, and supersede any other prior or contemporaneous communications, understandings or agreements, whether written or oral, that may exist between them relating to the matters encompassed in the Award Agreement, the Plan and herein, except that this Agreement does not in any way supersede or alter covenants not to compete, non-disclosure or non-solicitation agreements, or confidentiality agreements that may exist among the Parties, all of which shall remain in full force and effect in accordance with their terms. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by (i) the Participant, (ii) a duly-authorized officer of the Company and (iii) the Stockholders’ Representative (as defined in the Merger Agreement (as defined in the Plan)).

9. Severability. If any provision of this Agreement is found to be illegal or unenforceable, such finding shall not invalidate the remainder of this Agreement, and that provision shall be deemed to be severed or modified to the minimum extent necessary to equitably adjust the Parties’ respective rights and obligations under this Agreement. However, should the general release provisions in Section 1 of this Agreement be declared or determined by any court of competent jurisdiction to be illegal or unenforceable, and should the Participant thereupon seek to institute any claims that would have been within the scope of the general release, the Company shall be entitled to immediate repayment of, and the Participant shall immediately return, the Award Amount.

10. Execution. Facsimile copies of signatures to this Agreement are as valid as original signatures.

[SIGNATURES ON NEXT PAGE]

THE PARTICIPANT’S SIGNATURE BELOW MEANS THAT THE PARTICIPANT HAS READ THIS AGREEMENT AND AGREES AND CONSENTS TO ALL THE TERMS AND CONDITIONS CONTAINED HEREIN.

THE PARTICIPANT:

Signature

Print Name

Dated:

CREATIVE REALITIES, INC.

By:

Its:

Date:

REFLECT SYSTEMS, INC.

By:

Its:

Date:

ANNEX B

CREATIVE REALITIES, INC.

RETENTION BONUS PLAN

[Copy to be attached]

Exhibit B

Name of Participant	Cash/Number of Shares of the Company’s Common Stock Subject to Award

Exhibit B to Creative Realities, Inc. Retention Bonus Plan

Exhibit D

[Form of Voting and Lock-up Agreement]

REFLECT SYSTEMS, INC.

VOTING AND LOCK-UP AGREEMENT

THIS VOTING AND LOCK-UP AGREEMENT, dated as of November 12, 2021 (this “Agreement”), is by and among Creative Realities, a Minnesota corporation (“Parent”), and the stockholders of Reflect Systems, Inc., a Delaware corporation (“Company”), identified as the signatories hereto (collectively, the “Stockholders,” and each a “Stockholder”).

WHEREAS, in connection with and concurrently with the execution of this Agreement, Parent, Company, CRI Acquisition Corporation, a Delaware corporation (“Merger Sub”), and RSI Exit Corporation, a Texas corporation, are entering into an Agreement and Plan of Merger, dated as of November 12, 2021 (as may be amended from time to time, the “Merger Agreement”), which provides for at the Effective Time, among other things, the Merger Sub will merge with and into the Company, and the Stockholders will be entitled to receive their ratable portion of the Merger Consideration in exchange for their Shares, upon the terms and subject to the conditions of the Merger Agreement;

WHEREAS, each Stockholder is an officer or director of the Company, or Beneficially Owns at least 5.0% of the outstanding Common Stock (determined on an as-converted to Common Stock basis);

WHEREAS, each Stockholder is the record and Beneficial Owner of the number of Owned Shares (as defined herein) set forth below Stockholder’s signature on the signature page hereto;

WHEREAS, the respective boards of directors of Parent and the Company have each approved and deemed expedient and in the best interests of Parent and the Company, respectively, and their respective stockholders, the Merger Agreement and the transactions contemplated hereby and have recommended that their respective stockholders adopt, authorize and approve this Agreement and the transactions contemplated hereby;

WHEREAS, the affirmative vote of the holders of two thirds of the outstanding shares of Preferred Stock and the affirmative vote of the holders of a majority of the shares of Preferred Stock and Common Stock voting together as a single class is required to approve the adoption of the Merger Agreement;

WHEREAS, as a stockholder of the Company, each Stockholder will benefit from the closing of the transactions contemplated by the Merger Agreement and, subject to the terms and conditions of the Merger Agreement, receive their ratable portion of the Merger Consideration in exchange for their Shares; and

WHEREAS, Parent would not enter into the Merger Agreement unless each Stockholder were to enter into this Agreement;

NOW, THEREFORE, in consideration of Parent’s entry into the Merger Agreement, each Stockholder agrees with each other and Parent as follows:

1. Certain Definitions. Capitalized terms not expressly defined in this Agreement will have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) “Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having voting power or investment power with respect to such securities (as determined pursuant to Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended), except for those Shares which such Stockholder has the right to acquire within 60 days.

(b) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in Louisville, Kentucky, or Dallas, Texas, are authorized or obligated by Law or executive order to close.

(c) “Family Group” means, with respect to a Stockholder that is a natural Person, such Person’s spouse, descendants (whether natural or adopted), or siblings.

(d) “Permitted Transferee” means, with respect to a Stockholder, (i) any member of such Stockholder’s Family Group; (ii) the estate or any of the heirs or legatees of such Stockholder upon such Person’s death; and (iii) any trust established and maintained for the benefit of (A) any Stockholder that is a natural Person or (B) any member of such Stockholder’s Family Group.

2. Representations and Warranties of Stockholders. Each Stockholder represents and warrants as follows:

(a) He, she or it is the Beneficial Owner of the number and class(es) of Shares set forth below Stockholder’s signature on the signature page hereto (the “Owned Shares”), free from any lien, encumbrance, proxy, voting trust, voting agreement, voting restriction, understanding, right of first refusal, limitation on disposition, adverse claim of ownership, or restriction whatsoever, other than those created by this Agreement, or under applicable federal or state securities laws, and with full and sole power to vote the Owned Shares without the consent or approval of any other Person;

(b) Except for the Owned Shares, he, she or it does not Beneficially Own any other Shares or hold any securities convertible into or exchangeable for Shares and has no other voting rights with respect to any such securities;

(c) He, she or it is the record holder of the Owned Shares entitled to vote or to execute written consents with respect to such Owned Shares;

(d) This Agreement has been duly executed by such Stockholder and constitutes the valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by (x) the Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of Law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity;

(e) The execution, delivery and performance of this Agreement by such Stockholder and the proxy contained herein does not violate or breach, and will not give rise to any violation or breach of, such Stockholder’s certificate of incorporation or formation or limited liability company agreement or other organizational documents (if such Stockholder is not an individual), or any Law, contract, instrument, arrangement or agreement by which such Stockholder is bound;

(f) The execution, delivery and performance of this Agreement by such Stockholder and the proxy of such Stockholder contained herein do not, and performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority;

(g) The execution, delivery and performance of this Agreement by such Stockholder and the other signatories hereto and the proxy of such Stockholder contained herein does not create or give rise to any right in such Stockholder or, to such Stockholder’s knowledge, in any other signatory hereto or any other person, with respect to the Owned Shares or any other security of the Company (including, without limitation, voting rights and rights to purchase or sell any Shares or other securities of the Company) pursuant to any stockholders’ agreement or similar agreement or commitment, other than any such right as is duly and validly waived pursuant to Section 6 of this Agreement;

(h) He, she or it understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon his, her or its execution of this Agreement, and he, she or it has read the Merger Agreement carefully and fully understands the terms and provisions thereof;

(i) There is no Action pending against, or, to the knowledge of Stockholder, threatened against or affecting, Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of Stockholder to perform his, her or its obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis; and

(j) The representations and warranties by each Stockholder in Section 2(a) are qualified in their entirety by the effects of applicable community property Law and the Laws affecting the rights of marital partners generally.

For all purposes of this Agreement, Owned Shares shall include any shares of Parent as to which record or Beneficial Ownership is acquired by a Stockholder after the execution hereof. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be Owned Shares for all purposes of this Agreement.

3. Covenant to Vote.

(a) Each Stockholder irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement:

(i) provided that (x) Parent has delivered written notice to such Stockholder with an instruction to vote as set forth in this Section 3(a)(i) because Parent is not voting the Owned Shares subject to the proxy of such Stockholder contained herein, such Stockholder will execute and timely deliver (or expeditiously cause to be executed and timely delivered) any written consent with respect to all of his, her or its Owned Shares), and such Stockholder shall not thereafter revoke, withdraw, modify or amend such written consent, or (y) Parent has delivered written notice to such Stockholder with an instruction to vote as set forth in this Section 3(a)(i) prior to the Company Stockholders’ Meeting (whether annual or special and whether or not adjourned or postponed from time to time) of the holders of Shares because Parent is not voting the Owned Shares subject to the proxy of such Stockholder contained herein, such Stockholder shall appear at each such meeting or otherwise expeditiously cause all of his, her or its Owned Shares called to vote upon to be counted as present thereat for purposes of establishing a quorum and vote or consent (or expeditiously cause to be voted or consented) such Owned Shares, as follows:

(1) in favor of the Company Proposal to approve the Merger Agreement and the Merger, and otherwise in such manner as may be necessary or appropriate to consummate the transactions contemplated by the Merger Agreement, and in connection therewith to execute any documents reasonably requested by Parent or the Company that are necessary or appropriate to effect the foregoing;

(2) in favor of any proposal to adjourn or postpone the Company Stockholders’ Meeting to a later date if there are not sufficient votes to approve the Merger; and

(3) against any action, agreement or arrangement (a) that would or would be reasonably be expected to result in a breach of any covenant, obligation, agreement, representation or warranty of the Company set forth in the Merger Agreement, or of any Stockholder in this Agreement, (b) that would or could be reasonably be expected to result in any condition to Parent’s, Merger Sub’s or the Company’s obligations under the Merger Agreement not being completed in full and timely, including, without limitation, any action that would breach or reasonably be expected to breach any representation, warranty or covenant in the Merger Agreement, or (c) that would reasonably be expected to be inconsistent with or frustrate the purposes of the Merger Agreement or this Agreement (each of items 3(a)(i)(3)(a) through (c), a “Prohibited Act”).

(ii) Such Stockholder shall not vote, or cause to be voted, any Owned Shares (or otherwise provide a proxy or consent or enter into another voting agreement with respect thereto) in favor of any Prohibited Act, whether by written consent or at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Shares.

(b) Each Stockholder hereby revokes any and all previous proxies with respect to such Stockholder’s Owned Shares.

(c) Each Stockholder who has a spouse on the date of this Agreement shall cause such Stockholder’s spouse to execute and deliver to Parent a spousal consent in the form of Exhibit A hereto (a “Spousal Consent”) contemporaneously with such Stockholder’s execution of this Agreement, pursuant to which the spouse acknowledges that he or she has read and understood this Agreement and agrees to be bound by its terms and conditions. If any Stockholder should marry or engage in a marital relationship following the date of this Agreement, such Stockholder shall cause his or her spouse to execute and deliver to the Company a Spousal Consent within three (3) Business Days thereof.

4. Irrevocable Proxy. Each Stockholder hereby irrevocably appoints Parent and any designee of Parent, each of them individually, each such Stockholder’s proxy and attorney-in-fact for and on behalf of such Stockholder pursuant to the provisions of Section 212 of the General Corporation Law of the State of Delaware, as amended, with full power of substitution and re-substitution, to attend and to vote and act on each such Stockholder’s behalf and in each such Stockholder’s name, place and stead with respect to such Stockholder’s Owned Shares, at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or postponement of any such meeting, held during the term of this Agreement, and to act by written consent (including the execution and delivery of any written consent) with respect to each such Stockholder’s Owned Shares, in all events and at all times during the term of this Agreement with respect to the matters referred to in, and in accordance with, Section 3(a) hereof. Each Stockholder affirms that this proxy is coupled with an interest, shall be irrevocable and shall not be terminated by operation of law or upon the occurrence of any other event other than the valid termination of this Agreement. Each Stockholder affirms that this irrevocable proxy set forth in this Section 4 is given in connection with and granted in consideration of and as an inducement to Parent entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 3(a) hereof. Each Stockholder agrees to expeditiously take and shall expeditiously take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy, including, without limitation, issuing, expeditiously executing and delivering any directions or legal proxies to the applicable record holder of such Stockholder’s Owned Shares. Except in order to vote the Owned Shares in accordance with Section 3(a), each Stockholder covenants and agrees not to grant any subsequent proxy with respect to such Stockholder’s Owned Shares, and further covenants and agrees that any such proxy, if granted, shall not be valid or effective.

5. Limitations on Transfer. Each Stockholder agrees that he, she or it will not, without the prior written consent of Parent, (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Owned Shares, or any securities convertible into or exchangeable for Shares, or (b) take any action that would prohibit, prevent or preclude such Stockholder from performing his, her or its obligations under this Agreement, including, without limitation, the granting of a power of attorney with respect to the Owned Shares, depositing the Owned Shares in a voting trust or entering into any other stockholder voting agreements with respect to the Owned Shares, provided, however, that a Stockholder may transfer any of its Owned Shares to a Permitted Transferee without the prior written consent of Parent if such Permitted Transferee executes a counterpart of this Agreement agreeing to be bound by this Agreement and agrees in writing to hold such Owned Shares (or interest in such Owned Shares) subject to all of the terms and provisions of this Agreement, provided that the Stockholder shall remain liable under this Agreement in all respects. Each Stockholder further covenants and agrees not to request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Owned Shares, unless such transfer is made in compliance with this Agreement and acknowledges that Parent and the Company may notify the Company’s transfer agent, if any, of the terms hereof. Each Stockholder agrees, if requested by Parent, that such Stockholder shall tender its Owned Shares for the inscription of a legend consistent with this Agreement.

6. Consent to this Agreement. Each Stockholder hereby consents, for purposes of any stockholders’ agreement or other agreement or commitment among the stockholders of the Company, to the execution, delivery and performance of this Agreement by each other Stockholder (and waives any rights such Stockholder would otherwise have pursuant to any such stockholders’ agreement or other agreement or commitment by virtue of the execution, delivery or performance of this Agreement). Each Stockholder further consents and authorizes Parent and the Company to publish and disclose in the Form S-4 Registration Statement (including all documents filed with the United States Securities and Exchange Commission in connection therewith) its identity and ownership of the Owned Shares and the nature of its commitments, arrangements and understandings under this Agreement.

7. Joinder to Merger Agreement. Each Stockholder hereby agrees to be and shall be, severally for their pro rata based upon the amount of the Merger Consideration to which such Stockholder is entitled and not jointly, bound by and subject to all of the obligations of the “Stockholders” under the Merger Agreement, including but not limited to those obligations set forth in Article IX thereof, with the same force and effect as if Stockholder were originally a party thereto.

8. Release.

(a) For good and valuable consideration, effective as of the Effective Time, Stockholder, on behalf of Stockholder and Stockholder’s Affiliates, beneficiaries, designees, representatives, heirs, executors, administrators, legal representatives, successors and assigns (collectively, the “Releasors”), hereby unconditionally and irrevocably waives, releases and forever discharges the Company, and the Company’s respective predecessors, successors and assigns, and each of their respective current and former stockholders, partners, directors, officers, employees, agents and representatives (collectively, the “Releasees”) of and from any and all claims, Actions, Liabilities, suits, debts, proceedings and demands of any kind or nature whatsoever, whether at Law or in equity, absolute or contingent, liquidated or unliquidated, known or unknown (collectively, the “Claims”), that the Releasors ever had, now have or hereafter shall or may have for or by reason of, or in any way arising out of or relating to, any cause, matter, act, omission or thing whatsoever from the beginning of time through and including the Closing Date, including, without limitation, any Claims arising out of or relating to Stockholder’s ownership of Shares or service as a director, officer, employee, agent or representative of the Company; provided, however, that, to the extent Stockholder is an employee of the Company, the foregoing releases shall not apply to any salaries, wages, bonuses, commissions, employee benefits, reimbursements or indemnification rights earned or owed to Stockholder in the Ordinary Course of Business, if any; and provided further, however, that to the extent Stockholder is a director of the Company, the foregoing releases shall not apply to any indemnification rights earned or owed to Stockholder. Stockholder acknowledges and understands that the foregoing is a full and final release of all Claims that could have been asserted in any legal or equitable proceeding against the Releasees. To the extent permitted by applicable Law, Stockholder expressly waives all rights afforded by any statute that limits the effect of a release with respect to unknown claims in connection with the release expressly granted by this Section 8. Stockholder, on behalf of Stockholder and each other Releasor, further covenants and agrees, effective as of the Effective Time and to the fullest extent permitted by applicable Law, not to commence, join, assist or aid in any manner whatsoever the making of any claim or the bringing of any Action against any of the Releasees based upon any of the Claims that are released by this Section 8. Stockholder, on behalf of Stockholder and any Person claiming through Stockholder, (a) represents and warrants that neither Stockholder nor any of such Persons has assigned and (b) covenants that neither Stockholder nor any of such Persons will assign, to any other Person, any Claim or potential Claim released by this Section 8.

(b) As of the Effective Time, Stockholder, for Stockholder and on behalf of each Releasor, further waives any rights under Section 1542 of the Civil Code of the State of California or any similar statute or common law principle of any jurisdiction to the full extent that Stockholder may lawfully waive all such rights and benefits pertaining to the subject matter hereof. Section 1542 of the Civil Code of the State of California states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Stockholder acknowledges that Stockholder may later discover facts different from, or in addition to, those Stockholder now knows or believes to be true with respect to the Claims released pursuant to this Section 8 and agrees the release in this Section 8 shall be and remain in effect in all respects as a complete release as to all matters released, notwithstanding any such different or additional facts. Stockholder understands and acknowledges the significance and consequence of a waiver of Section 1542 of the Civil Code of the State of California, and that such waiver is an essential and material term of this Agreement.

9. Waiver of Appraisal and Dissenters’ Rights and Certain Other Actions.

(a) Waiver of Appraisal and Dissenters’ Rights. To the extent permitted by Law, Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent in connection with the Merger that Stockholder may have by virtue of ownership of Shares.

(b) Waiver of Certain Other Actions. Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against the Parent, the Company, or any of their respective subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing); or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Board of Directors of the Company or the Parent in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby.

10. No Short Sales. Each Stockholder represents and warrants that neither Stockholder nor such Stockholder’s Affiliates, whether acting on his, her or its own behalf, or pursuant to any understanding, has prior to the execution of this Agreement executed any Short Sales, and shall not execute any Short Sales at any time prior to the Payment Date. “Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers, in each case with respect to any Equity Security of Parent.

11. Lock-Up.

(a) Each Stockholder acknowledges that Parent intends to raise capital in one or more financings prior to the Closing Date (each, a “Financing”), the terms of which may include the Parent’s issuance of secured, unsecured and/or convertible debt and/or equity financings and may utilize one or more placement agents or underwriters (each, an “Underwriter”), and all or substantially all of the net proceeds thereof would be used to pay the cash portion of the Merger Consideration. In order to assist Parent in obtaining the approval of Parent’s shareholders of the Parent Proposals, and to assist the Parent and Underwriters in consummating the Financings, and for other good and valuable consideration, each Stockholder hereby irrevocably agrees that, without the prior written consent of the Underwriters (or any duly authorized representative thereof), and Parent, such Stockholder will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of Parent Common Stock (including, without limitation, shares of Parent Common Stock that may be deemed to be Beneficially Owned by such Stockholder in accordance with the rules and regulations of the Securities and Exchange Commission and shares of Parent Common Stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Parent Common Stock, including any shares of Parent Common Stock or securities convertible into or exercisable or exchangeable for Parent Common Stock acquired after the date of this Agreement, whether as part of, or in connection with any Financing, or otherwise, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Parent Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Parent Common Stock or other securities, in cash or otherwise, (3) except with respect to the Form S-4 Registration Statement, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Parent Common Stock or securities convertible into or exercisable or exchangeable for Parent Common Stock or any other securities of the Company, or (4) publicly disclose the intention to do any of the foregoing for a period commencing on the Closing Date and ending on the Lock-up Expiration Date. The “Lock-up Expiration Date” means the later of (i) the six-month anniversary of the Closing Date, and (ii) any date requested by the Underwriters, up to the one-year anniversary of the Closing Date; provided that with respect to item (ii) all executed officers and directors of Parent have agreed to be bound by such lock-up term proposed by the Underwriters.

(b) Notwithstanding the foregoing, and subject to the conditions below, a Stockholder may transfer Parent Common Stock without the prior written consent of the Underwriters (or any duly authorized representative thereof) and Parent in connection with (i) transactions relating to Parent Common Stock acquired in open-market transactions after the completion of the Financing; provided that no filing under Section 16(a) of the Exchange Act shall be required or voluntarily made in connection with subsequent sales of Parent Common Stock acquired in such open-market transactions; (ii) transfers of Parent Common Stock as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member by blood, marriage or adoption; (iii) transfers of Parent Common Stock to a charity or educational institution; (iv) if such Stockholder is a corporation, partnership, limited liability company or other business entity, any transfers of Parent Common Stock to any shareholder, partner or member of, or owner of similar Equity Securities in such entity, as the case may be; or (v) the transfer of Parent Common Stock pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Parent Common Stock involving a change of control of Parent that has been approved by the Parent’s Board of Directors; provided that in the case of any transfer pursuant to the foregoing clauses (ii), (iii) or (iv), first, any such transfer shall not involve a disposition for value; second, each transferee shall sign and deliver to the Underwriters (or any duly authorized representative thereof) and Parent a lock up agreement substantially in the form of the lock-up provisions of this Section 11; and third, no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made. Parent shall be entitled to enter stop-transfer instructions with Parent’s transfer agent and registrar against the transfer of Parent Common Stock except in compliance with the lock-up provisions of this Section 11.

(c) If requested by Parent or any Underwriter, each Stockholder will execute and deliver a lock-up agreement in customary form and containing the lock-up provisions set forth in this Section 11 as a condition to its receipt of Parent Common Stock in connection with the Merger; provided, however, that the provisions herein shall be binding on any Stockholder regardless of whether or not such Stockholder executes and delivers a separate agreement.

12. Specific Performance. Each Stockholder agrees that irreparable damage to Parent would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by each Stockholder and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at Law or in equity, and that each Stockholder waives the posting of any bond or security in connection with any proceeding related thereto.

13. No Solicitation. Subject to Section 19, Stockholder shall not, and shall use it reasonable best efforts to cause its Affiliates’ and Representatives not to: (a) directly or indirectly solicit, seek, initiate, knowingly encourage, or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; (b) directly or indirectly engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other Person any information in connection with or for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar arrangement with respect to an Acquisition Proposal; (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any Person in taking or planning any action that would reasonably be expected to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; or (e) initiate a stockholders; vote or action by written consent of the Company’s stockholders with respect to an Acquisition Proposal.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart hereof has been executed and delivered by each party hereto (which delivery may be by facsimile of PDF).

15. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent.

16. No Waiver. The failure of Parent to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any Stockholder hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by Parent of its right to exercise any such or other right, power or remedy or to demand such compliance.

17. Stockholder Capacity. Each Stockholder is executing this Agreement solely in his or its capacity as owner of the Owned Shares and not in its fiduciary capacity as a director or officer of Parent. Nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his capacity as an officer or director of Seller, Parent or the Company.

18.Termination. This Agreement shall terminate upon the earlier to occur of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms. Nothing in this Section 18 shall relieve or otherwise limit the liability of any party for breach of this Agreement prior to termination hereof.

19. No Agreement as Director or Officer. Each Stockholder makes no agreement or understanding in this Agreement in such Stockholder’s capacity as a director or officer of Parent or any of its direct or indirect subsidiaries (if such Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Stockholder in such Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict such Stockholder from exercising such Stockholder’s fiduciary duties as an officer or director to Parent, its direct and indirect subsidiaries and their respective stockholders.

20.Further Assurances. Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as Parent may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

21.Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via e-mail (with acknowledgment of complete transmission) to the parties at the addresses set below the signature of such party to this Agreement (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received.

22. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

23. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

24. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided that no Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Parent.

25. Entire Agreement. This Agreement (together with the Merger Agreement and the other agreements and documents expressly contemplated hereby and thereby) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

26. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

[Signature page(s) follows]

IN WITNESS WHEREOF, Parent and each Stockholder have duly executed this Stockholder Voting Agreement as of the date first above written.

PARENT:

Creative Realities, Inc.

By:
Name:
Title:

Address for Notice:

Creative Realities, Inc.
Attention: Mr. Rick Mills, Chief Executive Officer
13100 Magisterial Dr., STE 100
Louisville, KY 40223
Telephone: 502.791.8800
Email: rick.mills@cri.com

with a copy (which shall not constitute notice) to:

Maslon LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-4140
Telephone: (612) 672-8341
Facsimile: (612) 642-8341
Attention: Bradley A. Pederson
Email:Bradley.pederson@maslon.com

IN WITNESS WHEREOF, Parent and each Stockholder have duly executed this Stockholder Voting Agreement as of the date first above written.

STOCKHOLDERS:

[●]

Number and Classes of Shares Beneficially Owned as of the date of this Agreement:

Number of Options Beneficially Owned as of the date of this Agreement:

Street Address:

City/State/Zip Code:

Email:

EXHIBIT A

FORM OF SPOUSAL CONSENT

[SEE ATTACHED]

SPOUSAL CONSENT

I, the undersigned, being the spouse of __________________________, a stockholder of Reflect Systems, Inc., a Delaware corporation, hereby acknowledge that I have read and hereby approve that certain Voting and Lock-up Agreement dated as of November 12, 2021 in favor of Creative Realities, Inc., a Minnesota corporation (the “Voting Agreement”). I hereby agree to be irrevocably bound by the Voting Agreement and that any community property interest that I may have in the Owned Shares shall be similarly bound by the Voting Agreement. I hereby appoint my spouse, __________________________________________, as my attorney-in-fact with respect to the exercise of any rights or the performance of any obligations under the Voting Agreement.

Date: [●], 2021

Signature:

Name (Printed):

Exhibit E

[Form of Escrow Agreement]

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of ___________ ___, 202__, by and among RSI Exit Corporation, a Texas corporation (“Stockholders’ Representative”), Creative Realities, Inc., a Minnesota corporation (“Parent”, and together with Stockholders’ Representative, sometimes referred to individually as “Party” or collectively as the “Parties”), and Computershare Trust Company, N.A. (the “Escrow Agent”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, the Parties, CRI Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Reflect Systems, Inc., a Delaware corporation (the “Company”), are parties to that certain Agreement and Plan of Merger, dated as of November 12, 2021 (the “Merger Agreement”), pursuant to which, among other things, on the date hereof, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with, and subject to, the terms and conditions of the Merger Agreement, the Certificate of Merger and the DGCL (the “Merger”), and upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent. Capitalized terms used in this Agreement shall have the meanings set forth in the Merger Agreement unless otherwise defined herein.

WHEREAS, the Parties have agreed to deposit in escrow certain funds and wish such deposit to be subject to the terms and conditions set forth herein.

WHEREAS, the Parties acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Merger Agreement, that all references in this Agreement to the Merger Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Agreement.

WHEREAS, pursuant to Section 11.2 of the Merger Agreement, each of the Stockholders have irrevocably constituted and appointed the Stockholders’ Representative as such Stockholders’ attorney-in-fact and agent to act in such Stockholder’s name, place and stead in connection with all matters arising from and under this Agreement, and all actions taken by the Stockholders’ Representative under this Agreement will be binding upon each Stockholder as if expressly authorized, ratified and confirmed in writing by each of them.

NOW THEREFORE, in consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Fund. On the Closing Date, the Parent agrees to deposit with the Escrow Agent: (a) the sum of $250,000 (the “Expenses Escrow Amount”) in immediately available funds, (b) the sum of $250,000 (the “NWC Escrow Amount”) in immediately available funds, and (c) the sum of $2,500,000 (the “Indemnity Escrow Amount” and together with the Expenses Escrow Amount and the NWC Escrow Amount, the “Escrow Deposits”) in immediatey available funds. The Escrow Agent shall hold the Escrow Deposits and, subject to the terms and conditions hereof, shall invest and reinvest each of the Escrow Deposits and the applicable proceeds thereof (the “Expenses Escrow Fund”, the “NWC Escrow Fund” and the “Indemnity Escrow Fund”, respectively, and collectively, the “Funds”) as directed in Section 3.

3. Investment of Fund. (a) The Escrow Agent offers the custody of funds placed, at the direction of the Parties, in bank account deposits. The Escrow Agent will not provide any investment advice in connection with this service. During the term of this Agreement, the Funds shall be held in three (3) separate accounts – one bank account for the Funds related to the Expenses Escrow Amount, a second bank account for the Funds related to the NWC Escrow Amount and a third bank account for the Funds related to the Indemnity Escrow Amount – each of which shall be deposited in one or more interest-bearing accounts to be maintained by the Escrow Agent in the name of the Escrow Agent at one or more of the banks listed in Schedule 3 to this Agreement, each of which shall be a commercial bank with capital exceeding $500,000,000 (each such bank an “Approved Bank”). The deposit of each of the Escrow Deposits in any of the Approved Banks shall be deemed to be at the direction of the Parties. At any time and from time to time, the Parties may direct Escrow Agent by written notice (i) to deposit all or any of the Escrow Deposits with a specific Approved Bank, (ii) not to deposit any new amounts in any Approved Bank specified in the notice and/or (iii) to withdraw all or any of the Escrow Deposits that may then be deposited with any Approved Bank specified in the notice. With respect to any withdrawal notice, the Escrow Agent will endeavor to withdraw such amount specified in the notice as soon as reasonably practicable and the Parties acknowledge and agree that such specified amount remains at the sole risk of the Parties prior to and after such withdrawal, absent the gross negligence, bad faith or wiful misconduct of the Escrow Agent as set forth in Section 5(b). Such withdrawn amounts shall be deposited with any other Approved Bank or any Approved Bank specified by the Parties in the notice.

(b) The Escrow Agent shall pay interest on each of the Funds at a rate equal to the then current Federal Funds target minus fifty (50) basis points. Such interest shall accrue to the Fund within three (3) Business Days of each month end. Escrow Agent shall be entitled to retain for its own benefit, as partial compensation or benefit for its services hereunder, including reduced bank charges, any amount of interest earned on the Escrow Deposit that is not payable pursuant to this Section 3(b) or herein.

(c) The Funds in custody by the Escrow Agent pursuant to this Agreement are at the sole risk of the Parties and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of any of the Escrow Deposits which may result from any deposits made pursuant to this Agreement, including any losses resulting from a default by an Approved Bank or any other credit losses (whether or not resulting from such default) or other losses on any deposit required to be liquidated in order to make a payment required hereunder, in each case except for the gross negligence, bad faith or wiful misconduct of the Escrow Agent as set forth in Section 5(b).  The Parties acknowledge and agree that the Escrow Agent is acting prudently and at their direction when depositing each of the Escrow Deposits at any Approved Bank, and the Escrow Agent is not required to make any further inquiries in respect of any Approved Bank.

4. Disposition and Termination. (a) Amounts in the Expenses Escrow Fund shall be released to the Stockholders’ Representative in accordance with the terms and conditions of the Merger Agreement at such times and to such persons or entities as are designated from time to time by the Stockholders’ Representative in writing to the Escrow Agent.

(b) Within three (3) Business Days after the final determination of the Merger Consideration Adjustment in accordance with the Merger Agreement, the Parent and the Stockholders’ Representative shall submit a joint written instruction to the Escrow Agent with respect to the NWC Escrow Fund, and the Escrow Agent shall promptly, but in any event within three (3) Business Days after the joint written instruction is received by the Escrow Agent, disburse the NWC Escrow Fund in accordance with such joint written instruction.

(c) As soon as practicable (but no later than three (3) Business Days) after the date that twelve (12) months following the date of this Agreement (the “Escrow Termination Date”), the Escrow Agent shall release to the Stockholders’ Representative all remaining amounts of the Indemnity Escrow Fund less any Reserved Portion (as defined herein) as provided in a joint written instruction to the Escrow Agent from the Parties. Any Reserved Portion shall continue to be held in escrow under this Agreement by the Escrow Agent until the claims contained in any Claim Notice(s) described in Section 4(d) below become resolved, even if such claims have not been finally resolved prior to the Escrow Termination Date. After the Escrow Termination Date, the Escrow Agent shall only release all or any amount of the Reserved Portion to Parent or Stockholders’ Representative from the Indemnity Escrow Fund pursuant to a written instruction delivered in accordance with Section 4(h) hereof.

(d) Notwithstanding anything in this Agreement to the contrary, if on or before the Escrow Termination Date, the Escrow Agent has received from the Parent a notice (a “Claim Notice”) specifying in reasonable detail the nature and basis for a claim for indemnification or demand for payment pursuant to the Merger Agreement and the amount of the claim, or if such amount is unknown, Parent’s good faith reasonable estimate of the amount of such claim (the “Claimed Amount”), then the Escrow Agent shall continue to keep in escrow an amount equal to the Claimed Amount set forth in such Claim Notice(s) of the Indemnity Escrow Fund (the “Reserved Portion”) until such Claimed Amount is resolved as provided herein. For the avoidance of doubt, the preceding sentence shall survive the Escrow Termination Date. In any Claim Notice, Parent shall, in reasonable detail to the extent possible, cite the nature of the claim, the section(s) of the Merger Agreement supporting its claim, and facts and circumstances supporting its claim.

(e) At the time of delivery of any Claim Notice to the Escrow Agent, a duplicate copy of such Claim Notice shall be delivered by the Parent to the Stockholders’ Representative in accordance with the notice provisions contained in the Merger Agreement.

(f) Unless the Stockholders’ Representative delivers to the Escrow Agent a notice objecting in good faith to the creation of the Reserved Portion (or any amount thereof), or the claim contained in the Claim Notice (the “Contest Notice”) within thirty (30) calendar days of the Stockholders’ Representative receiving the relevant Claim Notice pursuant to Section 4(e) hereof, the Escrow Agent shall, without further instructions, promptly liquidate that portion of the Indemnity Escrow Fund equal to the Claimed Amount as set forth in such Claim Notice and deliver such amount to the Parent. The Escrow Agent shall continue to hold in escrow any contested Claimed Amount until release is otherwise authorized pursuant to Section 4(g) hereof. If any Contest Notice includes an objection to only a portion of a Claimed Amount, the Escrow Agent shall promptly release to the Purcahse an amount from the Indemnity Escrow Fund equal to the portion of the Claimed Amount in relation to which there is no objection.

(g) In the event that the Stockholders’ Representative shall deliver a Contest Notice in accordance with Section 4(f) hereof, the Stockholders’ Representative and the Parent shall resolve such dispute in accordance with the terms of the Merger Agreement. The Escrow Agent shall make payment with respect to any Claimed Amount subject to such Contest Notice only in accordance with: (i) any joint written instructions executed by both the Stockholders’ Representative and the Parent; or (ii) a joint written notification from the Parent and the Stockholders’ Representative of a final decision, order, judgment or decree of a court of competent jurisdiction or an arbitrator, which notification shall attach a copy of such final decision, order, judgment or decree (a “Final Order”). The Escrow Agent shall be entitled to rely on any such joint written instructions or Final Order and upon receipt thereof shall promptly liquidate and distribute that portion of the remaining the Indemnity Escrow Fund as instructed in such joint written instructions or Final Order.

(h) Notwithstanding anything to the contrary in this Agreement, if the Escrow Agent receives joint written instructions from the Stockholders’ Representative and the Parent, or their respective successors or assigns, as to the disbursement of all or any part of the NWC Escrow Fund or the Indemnity Escrow Fund, the Escrow Agent shall disburse the applicable amount of the NWC Escrow Fund or the Indemnity Escrow Fund, as applicable, pursuant to such joint written instructions. The Escrow Agent shall have no obligation to follow any directions set forth in any joint written instructions unless and until the Escrow Agent is satisfied, in its sole discretion, that the persons executing said joint written instructions are authorized to do so.

(i) Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the balance in the applicable Fund, the Escrow Agent shall release the balance in the respective Fund and shall have no liability or responsibility to the Parties for any deficiency, absent the gross negligence, bad faith or wiful misconduct of the Escrow Agent as set forth in Section 5(b).

(j) Upon delivery of any and all remaining balances in the Funds by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 8.

5. Escrow Agent. (a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of any of the Funds, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 11. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Funds, including, without limitation, the Escrow Deposits nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence, bad faith or willful misconduct was the primary cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6. Succession. (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8 hereunder. In accordance with Section 8 below, the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Agreement.

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

7. Compensation and Reimbursement. The Parties each agree to (a) pay the Escrow Agent upon execution of this Agreement and from time to time thereafter one-half of all reasonable compensation for the services to be rendered hereunder as described in Schedule 2 attached hereto, and (b) pay or reimburse one-half of the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the entry into, performance, modification and termination of this Agreement.

8. Indemnity. (a) Subject to Section 8(c) below, Escrow Agent shall be liable for any losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigations, investigations, costs or expenses (including without limitation, the fees and expenses of outside counsel and experts and their staffs and all expenses of document location, duplication and shipment) (collectively “Losses”) only to the extent such Losses are determined by a court of competent jurisdiction to be a result of Escrow Agent’s gross negligence, bad faith or willful misconduct; provided, however, that any liability of the Escrow Agent will be limited in the aggregate to the Escrow Deposit placed with the Escrow Agent.

(b) The Parties shall jointly and severally indemnify and hold Escrow Agent harmless from and against, and Escrow Agent shall not be responsible for, any and all Losses arising out of or attributable to Escrow Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Losses or enforcing this Agreement, except to the extent of liability of the Escrow Agent described in Section 8(a) above.

(c) Without limiting the Parties’ indemnification obligations set forth in Section 8(b), neither the Parties nor the Escrow Agent shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages. The foregong shall not affect the Parties’ or Stockholders’ rights and obligations set forth in the Merger Agreement.

(d) This Section 8 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

9. Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b) Certification and Tax Reporting. The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. All interest or other income earned from the NWC Escrow Amount and the Indemnity Escrow Amount under this Agreement shall be allocated to the Parent pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8 and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the NWC Escrow Amount and the Indemnity Escrow Amount by the Parent whether or not said income has been distributed during such year. Solely between the Parties, (i) upon any release and distribution of any of the NWC Escrow Funds or the Indemnity

(c) Escrow Funds to the Stockholders, interest may be imputed on such released amounts, as required by Section 483 of the Internal Revenue Code of 1986, as amended (the “Code”), or Section 1274 of the Code, (ii) the Stockholders’ right to the NWC Escrow Fund and the Indemnity Escrow Fund under this Agreement shall be treated as installment obligations for purposes of Section 453 of the Code, and (iii) in no event shall the aggregate payments with respect to the NWC Escrow Fund and the Indemnity Escrow Fund under this Agreement to the Stockholders exceed $2,750,000. Clause (iii) of the preceding sentence is intended to ensure that the right of the Stockholders to the NWC Escrow Fund and the Indemnity Escrow Fund is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. No party hereto shall take any action or filing position inconsistent with the foregoing.

(d) The Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to the Escrow Agent that (i) there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement; and (ii) such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

10. Notices. All communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served: (a) by facsimile; (b) by overnight courier; or (c) by prepaid registered mail, return receipt requested;to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Stockholers’
Representative:

Attention:
Facsimile No. (___) ___-____

With a copy to:	Katten Muchin Rosenman LLC
2121 N. Pearl Street, Suite 1100
Dallas, TX 75201-2494
Attention: Joseph A. Hoffman, Esq.
Facsimile: (214) 765-3602

If to Parent:	13100 Magisterial Drive, Ste 100
Louisville, KY 40223
Attention: CFO
Facsimile No. (502) 791-8797

With a copy to:	Maslon LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-4140
Attention: Bradley A. Pederson
Facsimile: (612) 642-8341

If to the Escrow Agent:	Computershare Trust Company, N.A.
6200 S. Quebec St.
Greenwood Village, CO 80111
Attention: Rose Stroud and/or Jay Ramos
Facsimile No. (303) 262-0608
Email: corporate.trust@computershare.com and
rose.stroud@computershare.com; jay.ramos@computershare.com

With a copy to:	Computershare Trust Company, N.A.
480 Washington Boulevard
Jersey City, NJ 07310
Attention: General Counsel
Facsimile No.: (201) 680-4610

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11. Security Procedures. (a) Notwithstanding anything to the contrary as set forth in Section 10, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or email attachment and no instruction for or related to the transfer or distribution of the applicable Fund, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or email at the number or email address provided to the Parties by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number.

(b) In the event funds transfer instructions are so received by the Escrow Agent by facsimile or email, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Stockholders’ Representative’s or Parent’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of President, Chief Executive Officer, Controller, General Counsel and Chief Financial Officer, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Stockholders’ Representative or Parent to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.

(c) The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.

12. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13. Miscellaneous. Except for funds transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and both of the Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 6, without the prior consent of the Escrow Agent and each of the other Parties. This Agreement shall be governed by and construed under the laws of the State of New York. Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court, in each case, sitting in New York County, New York. The Parties and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or email PDF and such facsimile or email PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person or entity who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

STOCKHOLDERS’ REPRESENTATIVE:

RSI EXIT CORPORATION

By:

Name:

Title:

Telephone:

PARENT:

Creative Realities, Inc.

By:

Name:	Will Logan

Title:	Chief Financial Officer

Telephone:

ESCROW AGENT:

COMPUTERSHARE TRUST COMPANY, N.A.

By:

Name:

Title:

Exhibit F

Merger Consideration
Cash Consideration	$18,666,667
(+) Stock Consideration (Dollars	$4,666,667	Based on 2,333,334 shares of Parent Common stock multiplied by the Issuance Price of $2.00
(+) “Guaranteed Consideration”	$12,133,333	Maximum Guaranteed Consideration payable based on a 3.6x ratio of the “Stock Consideration”
(+/-) Adjustments	$(500,000)	Estimate for Estimated Working Capital, Estimated Cash, Estimated Indebtedness, Estimated Transaction Expenses
Estimated Merger Consideration	$34,966,667

Escrow Amounts
(-) “Escrow Amounts”	$(3,000,000)

Merger Consideration Allocation and Illustrative Calculation
	Cash
	Consideration	Stock	Max			Stock
	after	Consideration	“Guaranteed	Total Max	“Escrow	Consideration
Class	Adjustments	(Dollars)	Consideration”	Consideration	Amounts”	(Shares)
Preferred Stock - Series A	$2,524,782	$648,568	$1,686,277	$4,859,627	$(416,937)	324,284
Preferred Stock - Series B	$2,244,445	$576,555	$1,499,042	$4,320,043	$(370,642)	288,277
Preferred Stock - Series C	$3,682,566	$945,980	$2,459,549	$7,088,095	$(608,130)	472,990
Preferred Stock - Series C-1	$6,586,103	$1,691,843	$4,398,792	$12,676,737	$(1,087,613)	845,921
Preferred Stock - Series D	$2,195,368	$563,948	$1,466,264	$4,225,579	$(362,538)	281,974
Common Stock	$933,402	$239,773	$623,410	$1,796,585	$(154,140)	119,887
Total	$18,166,667	$4,666,667	$12,133,333	$34,966,667	$(3,000,000)	2,333,334

Applicable Per Share Merger Consideration
	Cash
	Consideration	Stock	Max
	after	Consideration	“Guaranteed	Total Max	“Escrow
Class	Adjustments	(Dollars)	Consideration”	Consideration	Amounts”
Preferred Stock - Series A	$0.84	$0.22	$0.56	$1.62	$(0.14)
Preferred Stock - Series B	$0.91	$0.23	$0.61	$1.75	$(0.15)
Preferred Stock - Series C	$0.99	$0.25	$0.66	$1.90	$(0.16)
Preferred Stock - Series C-1	$0.82	$0.21	$0.55	$1.58	$(0.14)
Preferred Stock - Series D	$0.55	$0.14	$0.37	$1.06	$(0.09)
Common Stock	$0.15	$0.04	$0.10	$0.29	$(0.02)

Note: Illustrative Calculation subject to actual closing adjustments

Note

There are 3 Escrow Accounts, 1) a Net Working Capital Escrow Account in the amount of $250,000 to fund a shortfall in the net working capital true up adjustment post-closing; 2) an Indemnity Escrow Account in the amount of $2,500,000 to provide a remedy for any indemnity claims that arise post-closing; and 3) an Expense Escrow Account in the amount of $250,000 to pay for expenses of the Stockholders’ Representative post-closing.

If there is not a negative adjustment to net working capital, the full amount of the Net Working Capital Escrow Account will be returned to stockholders (pro rata) approximately 120 days after closing; the net amount of the Indemnity Escrow Account will be returned after one year, net of settled or pending claims, if any; and the Expense Escrow Account, net of any post-closing expenses and the Stockholders’ Representative fee will be returned to Stockholders sometime after the indemnity Escrow is closed and funds distributed.

Annex B – Reflect Charter Amendment

CERTIFICATE OF AMENDMENT
TO THE FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF
REFLECT SYSTEMS, INC.

REFLECT SYSTEMS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), adopts the following Certificate of Amendment to the Certificate of Incorporation.

The name of the corporation is Reflect Systems, Inc.

The Fourth Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate”), is further amended by this Certificate of Amendment as follows:

Article 4, Section 2.2(a) of the Certificate is hereby amended and restated to read, in its entirety, as follows:

2.2 Liquidation Preference.

(a) Preferred Stock. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and to the holders of any Equity Securities ranking junior to the Preferred Stock with respect to liquidation, and subject to the Liquidation Carve-Out (as defined in the Employee Retention Plan), an amount (the “Preferred Liquidation Preference”) equal to $1.5334 for each share of Series A Preferred Stock, $1.654 for each share of Series B Preferred Stock, $1.80 for each share of Series C Preferred Stock, $1.50 for each share of Series C-1 Preferred Stock, and $1.00 for each share of Series D Preferred Stock (in each case as adjusted for any stock splits, stock dividends, recapitalizations, combinations, or similar transactions with respect to such shares after the filing date of this Certificate), plus any declared but unpaid dividends on the Preferred Stock to and including the date of payment of such Preferred Liquidation Preference; provided, however, that notwithstanding the foregoing, if the Agreement and Plan of Merger by and among the Company, Creative Realities, Inc., CRI Acquisition Corporation and RSI Exit Corporation dated as of November __, 2021 (the “Merger Agreement”) is approved by the requisite holders of the Company’s series of Preferred Stock and Common Stock and if the transactions contemplated by the Merger Agreement are consummated, the Preferred Liquidation Preference for the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock shall be fully, sufficiently and finally satisfied solely by the receipt by the holders on the closing date of such shares of each such Series of the cash, stock and other rights constituting the Merger Consideration (as defined in the Merger Agreement), which is and shall be subject to any and all escrows established under the Merger Agreement and related escrow agreement(s), and no more, in each case in lieu of the Preferred Liquidation Preference in cash set forth in the first sentence of this Section 2.2(a). The rights of the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock shall be pari passu with respect to the payment and distribution of any Preferred Liquidation Preference provided for in this Section 2.2(a) of this ARTICLE 4. If, upon the occurrence of such event, the assets and funds legally available for distribution among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full Preferred Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock based upon the aggregate Preferred Liquidation Preferences of the shares of Preferred Stock held by each such holder.

The above amendment to Article 4, Section 2.2(a) of the Certificate was duly adopted and ratified by the requisite stockholders of the Corporation by vote at a special meeting duly called and held on _____________ _____, 2022.

The above amendment to Article 4, Section 2.2(a) of the Certificate has been effected in conformity with the provisions of Section 242 of the DGCL and by the constituent documents of the Corporation.

B-1

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Certificate of REFLECT SYSTEMS, INC. to be executed as of this ___ day of _________, 202_.

REFLECT SYSTEMS, INC.

By:
Name:
Title:

B-2

Annex C– Section 262 of the DGCL

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

Creative Realities is subject to Minnesota Statutes, Chapter 302A, the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a Minnesota corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are as follows: (a) such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) such person must have acted in good faith; (c) no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3, requires payment by the registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

Creative Realities also maintains a director and officer insurance policy to cover the registrant, its directors and its officers against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, Creative Realities has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

2.1	Amendment to Agreement and Plan of Merger and Reorganization and Waiver dated as of September 1, 2017 (incorporated by reference to the registrant’s Form 10-Q filed with the SEC on November 14, 2017)

2.2	Agreement and Plan of Merger dated November 12, 2021**

3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the registrant’s Form 8-K filed with the SEC on September 17, 2014)

3.2	Articles of Amendment Filed on October 17, 2018 (incorporated by reference to Exhibit 3.3 to the registrant’s registration statement on Form S-1 filed October 17, 2018)

3.3	Series A-1 Convertible Preferred Stock Certificate of Designation of Preferences, Rights and Limitations filed October 30, 3015 (incorporated by reference to Exhibit 4.2 of the registrant’s Registration Statement on Form S-1 filed with the SEC on February 11, 2016)

3.4	Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s Form 8-K filed with the SEC on September 17, 2014)

3.5	Articles of Amendment (incorporated by reference to Exhibit 3.1 to the registrant’s Form 8-K filed with the SEC on October 16, 2014)

3.6	Articles of Amendment Filed on October 17, 2018 (incorporated by reference to Exhibit 3.3 to the registrant’s registration statement on Form S-1 filed October 17, 2018)

3.7	Statement of Cancellation of Certificate of Designation of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the registrant’s Form 8-K filed with the SEC on March 18, 2019)

3.8	Statement of Cancellation of Certificate of Designation of Series A-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to the registrant’s Form 8-K filed with the SEC on March 18, 2019)

3.9	Amended and Restated Bylaws (incorporated by reference to the registrant’s Current Report on Form 8-K filed on November 2, 2011)

4.1	Specimen certificate evidencing shares of Common Stock (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form SB-2 (File No. 333-136972))

5.1	Legal opinion of Maslon LLP*

9.1	Form of Voting and Lock-up Agreement dated November 12, 2021 among registrant, Reflect Systems, Inc. and certain stockholders of Reflect**

9.2	Form of Voting Agreement dated November 21, 2021 among registrant, Reflect Systems, Inc. and certain stockholders of registrant**

10.1	Employment Agreement with Richard Mills (incorporated by reference to the registrant’s Annual Report on Form 10-K filed with the SEC on March 28, 2017)***

10.2	Creative Realities, Inc. 2014 Stock Incentive Plan, as amended (incorporated by reference to the registrant’s registration statement on Form S-8 filed with the SEC on June 22, 2021)***

10.3	Master Distribution Agreement dated June 19, 2020 by and between the Company and InReality, LLC (incorporated by reference to Exhibit 10.1 of the registrant’s report on Form 8-K filed with the SEC on June 19, 2020)

10.4	Securities Purchase Agreement dated February 18, 2021 by and between Creative Realities, Inc. and purchaser identified on the signature page thereto (incorporated by reference to Exhibit 10.1 of the registrant’s report on Form 8-K filed with the SEC on February 19, 2021)

10.5	Amended and Restated Loan and Security Agreement by and among the Company, its subsidiaries and Slipstream Communications, LLC (incorporated by reference to Exhibit 10.36 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020)

14.1	Code of Business Conduct and Ethics (incorporated by reference to Exhibit 14.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018)

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018)

23.1	Consent of EisnerAmper LLP*

23.2	Consent of Deloitte & Touche LLP*

23.3	Consent of and Baker Tilly US, LLP*

23.4	Consent of Maslon LLP (contained in Exhibit 5.1)*

24.1	Power of Attorney, set forth on the signature page of the initial filing of this Registration Statement**

99.1	Form of Proxy Card for Creative Realities Meeting*

99.2	Form of Proxy Card for Reflect Meeting*

*	Filed herewith

**	Previously filed.

***	Compensatory Plan or arrangement required to be filed pursuant to Item 15(b) of Form 10-K.

Item 22. Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.	The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Creative Realities being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Louisville, Kentucky, on January 4, 2022.

CREATIVE REALITIES, INC.

By:	/s/ Richard Mills
Name:	Richard Mills
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Richard Mills	Chief Executive Officer and Director	January 4, 2022
Richard Mills	(Principal Executive Officer)

/s/ Will Logan	Chief Financial Officer	January 4, 2022
Will Logan	(Principal Financial and Accounting Officer)

*	Chairman of the Board	January 4, 2022
Dennis McGill

*	Director	January 4, 2022
David Bell

*	Director	January 4, 2022
Donald Harris

*	Director	January 4, 2022
Stephen Nesbit

*By:	/s/ Richard Mills
Richard Mills
Attorney-in-Fact